As filed with the Securities and Exchange Commission on July 9, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PULMATRIX, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-1821392
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

945 Concord Street, Suite 1217

Framingham, MA 01701

(888) 355-4440

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Peter Ludlum

Interim Chief Executive Officer

Pulmatrix, Inc.

945 Concord Street, Suite 1217

Framingham, MA 01701

(888) 355-4440

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Rick A. Werner, Esq. Alla Digilova, Esq. Haynes and Boone, LLP 30 Rockefeller Plaza, 26th Floor New York, NY 10112 (212) 659-7300	Mark S. Clyman, Esq. Wilk Auslander LLP Worldwide Plaza 825 Eighth Avenue, Suite 2900 New York, NY 10019 (212) 981-2300

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Merger Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Pulmatrix may not sell the securities described in this preliminary proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this preliminary proxy statement/prospectus is a part, is effective. This preliminary proxy statement/prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED JULY 9, 2026

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS IN LIEU OF ANNUUAL MEETING OF PULMATRIX, INC. AND PROSPECTUS FOR 75,245,366 SHARES OF COMMON STOCK OF PULMATRIX, INC.

PROPOSED MERGER -

YOUR VOTE IS VERY IMPORTANT

To the Stockholders of Pulmatrix, Inc. and Eos SENOLYTIX, Inc.,

Pulmatrix, Inc., a Delaware corporation (“Pulmatrix”) and Eos SENOLYTIX Inc., a Delaware corporation (“Eos”), entered into an Agreement and Plan of Merger and Reorganization on March 26, 2026 (the “Merger Agreement”), pursuant to which, among other matters, PUOS Merger Sub, Inc., a direct, wholly owned subsidiary of Pulmatrix (“Merger Sub”), will merge with and into Eos, with Eos surviving as a wholly owned subsidiary of Pulmatrix, and the surviving corporation of the merger (the “Merger”). Pulmatrix following the Merger is referred to herein as the “Combined Company.”

At the effective time of the Merger (the “Effective Time”), Pulmatrix expects to issue 54,911,207 shares of common stock to the stockholders of Eos and investors in concurrent financings, plus 20,334,159 in additional securities for new warrants, options and restricted stock units for a total of 75,245,366 shares of common stock, to be determined as follows:

(i)	each then-outstanding share of Eos class A common stock, class B common stock (together with class A common stock, “Eos common stock”) or preferred stock (collectively with Eos common stock, the “Eos capital stock”) will be converted into the right to receive a number of shares of Pulmatrix common stock calculated in accordance with the Merger Agreement and based on the exchange ratio described in more detail in the section titled “The Merger Agreement-Exchange Ratio” beginning on page 104 of the accompanying proxy statement/prospectus (the “Exchange Ratio”);

(ii)	each instrument, note or other security that shall automatically convert into or be exchangeable for Eos capital stock or any borrowing of money or incurrence of indebtedness for borrowed money by Eos, including any loan, credit facility, promissory note, or similar arrangement, to the extent such indebtedness shall automatically convert into or be exchangeable for Eos capital stock (collectively, the “Eos Convertible Notes”) that is outstanding and unconverted as of immediately prior to the Effective Time shall be converted solely into the right to receive a number of shares of Pulmatrix common stock equal to (x) the number of Eos capital stock that the holder of such Eos Convertible Note would have been entitled to had the Eos Convertible Note converted into Eos capital stock prior to the Effective Time, multiplied by (y) the Exchange Ratio, as described in more detail in the section titled “The Merger Agreement-Eos Convertible Notes”;

(iii)	each warrant to acquire shares of Eos capital stock (the “Investor Financing Warrants”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time, will be converted into and become a warrant to purchase Pulmatrix common stock and may be exercised for such number of shares of Pulmatrix common stock calculated in accordance with the terms of the Merger Agreement, as described in more detail in the section titled “The Merger Agreement-Investor Financing Warrants”;

(iv)	except for the CEO RSUs (as defined below), each option or other right to purchase Eos capital stock, whether vested or unvested, that is outstanding immediately prior to the Effective Time (the “Eos Options”), shall be converted into an option to purchase shares of Pulmatrix common stock, and may be exercised for such number of shares of Pulmatrix common stock calculated in accordance with the terms of the Merger Agreement, as further described in the section titled “The Merger Agreement-Eos Options”; and

(v)	the options, restricted stock units, restricted stock, stock appreciation rights, or other similar rights with respect to up to the equivalent of 13,000,000 shares of Pulmatrix common stock in the Combined Company that Eos issued to RCM Eos RSU HOLDINGS, LLC on July 7, 2026, an entity that was established by the Chief Executive Officer of Eos (the form of which is attached hereto as Annex I, the “CEO RSUs”), whether vested or unvested, that are outstanding immediately prior to the Effective Time, will be converted into and become restricted stock units with respect to Pulmatrix common stock and may be converted into such number of shares of Pulmatrix common stock calculated in accordance with the terms of the Merger Agreement, as further described in the section titled “The Merger Agreement-CEO RSUs”.

In connection with the Merger: (i) each share of Pulmatrix common stock that is issued and outstanding at the Effective Time will remain issued and outstanding and such shares, subject to the proposed Pulmatrix reverse stock split, will be unaffected by the Merger, (ii) each warrant to acquire shares of Pulmatrix common stock that is outstanding and unexercised immediately prior to the Effective Time (the “Pulmatrix Warrants”) shall survive the closing of the Merger (the “Closing”) and remain outstanding in accordance with its terms and (iii) each option to acquire shares of Pulmatrix common stock that is outstanding and unexercised immediately prior to the Effective Time (the “Pulmatrix Options”) shall survive the Closing and remain outstanding in accordance with its terms. See the sections titled “The Merger Agreement-Treatment of Pulmatrix Common Stock,” The Merger Agreement-Treatment of Pulmatrix Options,” and “The Merger Agreement-Treatment of Pulmatrix Warrants” beginning on pages 106, 106 and 106 of the accompanying proxy statement/prospectus, respectively.

Based on Pulmatrix’s and Eos’s capitalization, each as of March 26, 2026, each share of Eos capital stock is currently estimated to be entitled to receive approximately 8.64 shares of Pulmatrix common stock. This estimated exchange ratio does not give effect to the proposed Pulmatrix reverse stock split and is subject to adjustment if there is a change to the number of shares underlying Pulmatrix’s stock options or warrants that are outstanding immediately prior to the Effective Time as described in more detail in the section titled “The Merger Agreement-Exchange Ratio” beginning on page 104 of the accompanying proxy statement/prospectus.

Upon entering into the Merger Agreement, approximately 4.0 million shares of Pulmatrix securities were outstanding, including approximately 3.7 million shares of common stock and approximately 0.3 million shares underlying outstanding options and warrants. Immediately after the Merger, based solely on the estimated exchange ratio as described in the accompanying proxy statement/prospectus, these securityholders are expected to own approximately 6% of the Combined Company on a fully-diluted basis excluding the CEO RSUs, with the remaining 94% expected to be owned by Eos securityholders, including shares issued related to merger fees and shares issued or related to Pulmatrix Series B Preferred Stock. For purposes of the valuation analysis, the equity ownership of the combined company was allocated as follows: (i) 6% to the holders of Pulmatrix common stock, (ii) 3% to Palladium Capital Group, LLC as compensation in connection with the Merger, and (iii) 91% to Eos, in each case, calculated without giving effect to the issuance of the CEO RSUs. Eos’ ownership percentage was derived from a pre-money valuation of $100.0 million, plus $18.0 million of anticipated capital raising proceeds and $1.0 million invested in shares of Pulmatrix Series B Preferred Stock. Based on these assumptions, the implied value attributable to Pulmatrix’s 6% equity interest in the Combined Company is approximately $7.85 million.

Immediately following the Merger, SENOTHERAPEUTIX, Inc. is expected to beneficially own more than 50% of the voting power of the Combined Company’s outstanding common stock. SENOTHERAPEUTIX, Inc., as of March 26, 2026, is the sole stockholder of Eos. Kevin Slawin, who is expected to serve as Chief Executive Officer of the Combined Company, holds a majority of the voting power of shares of SENOTHERAPEUTIX, Inc. Under the Nasdaq listing rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company is a “controlled company” and is exempt from certain corporate governance requirements. The Combined Company will be a controlled company. Although Eos does not currently intend for the Combined Company to rely on the controlled company exemptions, the Combined Company could elect to rely on one or more of these exemptions in the future. If the Combined Company relies on any such exemptions, its investors will not have the same protections afforded to stockholders of companies that are subject to these corporate governance requirements. See “Risk Factors – The Combined Company will be a “controlled company” within the meaning of Nasdaq rules and qualifies for exemptions from certain corporate governance requirements. As a result, stockholders may not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements” and the sections entitled “Principal Stockholders of the Combined Company” and “Management Following the Merger – Controlled Company Exemption.”

Shares of Pulmatrix common stock are currently listed on Nasdaq under the symbol “PULM.” Pulmatrix has filed an initial listing application for the Combined Company with Nasdaq. After completion of the Merger, Pulmatrix will be renamed “Eos SENOLYTIX Inc.” and it is expected that the common stock of the Combined Company will trade on Nasdaq under the symbol “EOSX.” On                     , 2026, the last trading day before the date of the accompanying proxy statement/prospectus, the closing sale price of Pulmatrix common stock was $              per share.

Pulmatrix stockholders are cordially invited to attend the special meeting in lieu of the annual meeting of Pulmatrix stockholders. Pulmatrix is holding its special meeting in lieu of the annual meeting of stockholders (the “Pulmatrix Special Meeting”), on                           , 2026, at                               a.m. Eastern Time, unless postponed or adjourned to a later date, in order to obtain the stockholder approvals necessary to complete the Merger and related matters. The Pulmatrix Special Meeting will be conducted exclusively online. Pulmatrix stockholders will be able to attend and participate in the Pulmatrix Special Meeting online by visiting                                                                                   , where they will be able to listen to the meeting live, submit questions and vote. At the Pulmatrix Special Meeting, Pulmatrix will ask its stockholders to:

1.	Approve (i) the issuance of shares of Pulmatrix common stock, which will represent more than 20% of the shares of Pulmatrix common stock outstanding immediately prior to the merger, to Eos stockholders, certain Eos noteholders and to Palladium as compensation in connection with the Merger, pursuant to the terms of the Merger Agreement and that certain M&A Advisory Agreement by and between Pulmatrix and Palladium, dated as of February 12, 2026, respectively, and (ii) the change of control resulting from the merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b) (the “Nasdaq Stock Issuance Proposal” or “Proposal No. 1”);

2.	Approve an amendment to the amended and restated certificate of incorporation of Pulmatrix (the “Pulmatrix Charter”) to effect a reverse stock split of the issued and outstanding Pulmatrix common stock at a ratio determined by the Pulmatrix board of directors and agreed to by Eos, of one new share of Pulmatrix common stock for every 2 to 10 shares (or any number in between) of outstanding Pulmatrix common stock, in the form attached as Annex B to the accompanying proxy statement/prospectus (the “Reverse Stock Split Proposal” or “Proposal No. 2”);

3.	Approve an amendment to the Pulmatrix Charter to increase the number of shares of Pulmatrix common stock that Pulmatrix is authorized to issue from 200,000,000 to 250,000,000, in the form attached as Annex C (the “Authorized Share Increase Proposal” or “Proposal No. 3”);

4.	Ratify the appointment of CBIZ CPAs P.C. as Pulmatrix’s independent registered public accounting firm for fiscal year ending December 31, 2026 (the “Auditor Ratification Proposal” or “Proposal No. 4”), provided that Stephano Slack LLC is expected to be appointed for that fiscal year if the Merger is completed as the Combined Company’s independent registered public accounting firm;

5.	Elect the Class III directors, Michael J. Higgins and Anand Varadan., to the Pulmatrix board of directors and to hold office until Pulmatrix’s 2029 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their respective earlier death, resignation or removal, provided that if the Merger is consummated, the approval of Proposal No. 6 will only have an effect until the completion of the Merger because the composition of the Pulmatrix board of directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement (the “Director Election Proposal” or “Proposal No. 5”);

6.	Approve, on a non-binding, advisory basis, the compensation paid to Pulmatrix’s named executive officers (the “Say-on-Pay Proposal” or “Proposal No. 6”);

7.	Approve, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation paid to Pulmatrix’s named executive officers (the “Say-on-Pay Frequency” or “Proposal No. 7”);

8.	Approve the Eos SENOLYTIX, Inc. 2026 Equity Incentive Plan (the “Eos Incentive Plan,” and such proposal, the “Eos Incentive Plan Proposal” or “Proposal No. 8”);

9.	Approve an adjournment of the Pulmatrix Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 through 8 (the “Adjournment Proposal” or “Proposal No. 9”); and

10.	Transact such other business as may properly come before the stockholders at the Pulmatrix Special Meeting or any adjournment or postponement thereof.

Following the effectiveness of the registration statement of which the accompanying proxy statement/prospectus forms a part and pursuant to the Merger Agreement, Eos stockholders holding a sufficient number of shares of Eos capital stock to adopt the Merger Agreement and approve the Merger and related transactions will be asked to execute written consents providing for such adoption and approval.

After careful consideration, each of the Pulmatrix and Eos boards of directors has approved the Merger Agreement and the transactions contemplated by the Merger Agreement and have determined that it is advisable to consummate the Merger. The Pulmatrix board of directors has approved the proposals described in the accompanying proxy statement/prospectus and recommends that its stockholders vote “FOR” the applicable proposals described in the accompanying proxy statement/prospectus and “EVERY THREE YEARS” as related to the Say-On-Frequency Proposal.

YOUR VOTE IS IMPORTANT. Even if you plan to attend the Pulmatrix Special Meeting virtually, Pulmatrix requests that you sign and return the enclosed proxy or vote by mail or online to ensure that your shares will be represented at the Pulmatrix Special Meeting if you are unable to attend. You may change or revoke your proxy at any time before it is voted at the Pulmatrix Special Meeting.

More information about Pulmatrix, Eos, the Merger Agreement and transactions contemplated thereby and the foregoing proposals is contained in the accompanying proxy statement/prospectus. Pulmatrix urges you to read the accompanying proxy statement/prospectus carefully and in its entirety. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER “RISK FACTORS” BEGINNING ON PAGE 24 OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

Pulmatrix and Eos are excited about the opportunities the Merger brings to Pulmatrix and Eos stockholders and thank you for your consideration and continued support.

Sincerely,

Peter Ludlum	Kevin Slawin
Interim Chief Executive Officer	Chief Executive Officer
Pulmatrix, Inc.	Eos SENOLYTIX Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the issuance of Pulmatrix securities in connection with the Merger or the other transactions described in the accompanying proxy statement/prospectus or passed upon the adequacy or accuracy of the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated              , 2026, and is first being mailed to Pulmatrix stockholders on or about                    , 2026.

PULMATRIX, INC.

945 Concord Street, Suite 1217

Framingham, MA 01701

(888) 355-4440

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS IN LIEU OF

ANNUAL MEETING OF STOCKHOLDERS

To the stockholders of Pulmatrix, Inc.:

NOTICE IS HEREBY GIVEN that a virtual special meeting in lieu of the annual meeting of stockholders of Pulmatrix, Inc. (the “Pulmatrix Special Meeting”), will be held on                   , 2026, at                  a.m., Eastern Time, unless postponed or adjourned to a later date. The Pulmatrix Special Meeting will be held exclusively online. You will be able to attend and participate in the Pulmatrix Special Meeting online by visiting                                                                      , where you will be able to listen to the meeting live, submit questions and vote.

You are cordially invited to attend the Pulmatrix Special Meeting to be held for the following purposes:

1.	To approve (i) the issuance of shares of Pulmatrix, Inc. (“Pulmatrix”) common stock, which will represent more than 20% of the shares of Pulmatrix common stock outstanding immediately prior to the merger, to Eos SENOLYTIX Inc. (“Eos”) stockholders and to Palladium Capital Group, LLC (“Palladium”) as compensation in connection with the Merger, pursuant to the terms of the Agreement and Plan of Merger and Reorganization among Pulmatrix, Eos, and PUOS Merger Sub, Inc. (“Merger Sub”) dated as of March 26, 2026, a copy of which is attached as Annex A to the accompanying proxy statement/prospectus (the “Merger Agreement), and that certain M&A Advisory Agreement by and between Pulmatrix and Palladium, dated as of February 12, 2026, respectively, and (ii) the change of control resulting from the merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b), respectively (the “Nasdaq Stock Issuance Proposal” or “Proposal No. 1”);

2.	To approve an amendment to the amended and restated certificate of incorporation of Pulmatrix (the “Pulmatrix Charter”) to effect a reverse stock split of Pulmatrix’s issued and outstanding common stock at a ratio determined by the Pulmatrix board of directors and agreed to by Eos, of one new share of Pulmatrix common stock for every 2 to 10 shares (or any number in between) of outstanding Pulmatrix common stock in the form attached as Annex B to the accompanying proxy statement/prospectus (the “Reverse Stock Split Proposal” or “Proposal No. 2”);

3.	To approve an amendment to the Pulmatrix Charter to increase the number of shares of Pulmatrix common stock that Pulmatrix is authorized to issue from 200,000,000 to 250,000,000, in the form attached as Annex C (the “Authorized Share Increase Proposal” or “Proposal No. 3”);

4.	To ratify the appointment of CBIZ CPAs P.C. as Pulmatrix’s independent registered public accounting firm for fiscal year ending December 31, 2026 (the “Auditor Ratification Proposal” or “Proposal No. 4”), provided that Stephano Slack LLC is expected to be appointed for that fiscal year if the Merger is completed as the Combined Company’s independent registered public accounting firm;

5.	Elect the Class III directors, Michael J. Higgins and Anand Varadan., to the Pulmatrix board of directors and to hold office until Pulmatrix’s 2029 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their respective earlier death, resignation or removal, provided that if the Merger is consummated, the approval of Proposal No. 6 will only have an effect until the completion of the Merger because the composition of the Pulmatrix board of directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement (the “Director Election Proposal” or “Proposal No. 5”);

6.	Approve, on a non-binding, advisory basis, the compensation paid to Pulmatrix’s named executive officers (the “Say-on-Pay Proposal” or “Proposal No. 6”);

7.	Approve, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation paid to Pulmatrix’s named executive officers (the “Say-on-Pay Frequency” or “Proposal No. 7”);

8.	Approve the Eos Incentive Plan (the “Incentive Plan Proposal” or “Proposal No. 8”);

9.	To approve an adjournment of the Pulmatrix Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 through 8 (the “Adjournment Proposal” or “Proposal No. 9”); and

10.	To transact such other business as may properly come before the stockholders at the Pulmatrix Special Meeting or any adjournment or postponement thereof.

Record Date: The Pulmatrix board of directors has fixed                    , 2026, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Pulmatrix Special Meeting and any adjournment or postponement thereof. Only holders of record of shares of Pulmatrix common stock at the close of business on the Record Date are entitled to notice of, and to vote at, the Pulmatrix Special Meeting. At the close of business on the Record Date, Pulmatrix had                shares of common stock and 1,000 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), outstanding and entitled to vote.

As further described in this proxy statement/prospectus, subject to the terms and conditions of the Merger Agreement: Merger Sub will merge with and into Eos, with Eos surviving as a wholly owned subsidiary of Pulmatrix, and the surviving corporation of the merger (the “Merger”). At the effective time of the Merger (the “Effective Time”):

(i)	each then-outstanding share of Eos class A common stock, class B common stock (together with class A common stock, “Eos common stock”) or preferred stock (collectively with Eos common stock, the “Eos capital stock”) will be converted into the right to receive a number of shares of Pulmatrix common stock calculated in accordance with the Merger Agreement and based on the exchange ratio described in more detail in the section titled “The Merger Agreement-Exchange Ratio” beginning on page 104 of the accompanying proxy statement/prospectus (the “Exchange Ratio”);

(ii)	each instrument, note or other security that shall automatically convert into or be exchangeable for Eos Capital Stock or any borrowing of money or incurrence of indebtedness for borrowed money by Eos, including any loan, credit facility, promissory note, or similar arrangement, to the extent such indebtedness shall automatically convert into or be exchangeable for Eos Capital Stock (collectively, the “Eos Convertible Notes”) that is outstanding and unconverted as of immediately prior to the Effective Time shall be converted solely into the right to receive a number of shares of Pulmatrix common stock equal to (x) the number of Eos Capital Stock that the holder of such Eos Convertible Note would have been entitled to had the Eos Convertible Note converted into Eos capital stock prior to the Effective Time, multiplied by (y) the Exchange Ratio, as described in more detail in the section titled “The Merger Agreement-Eos Convertible Notes”;

(iii)	each warrant to acquire shares of Eos Capital Stock (the “Investor Financing Warrants”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time, will be converted into and become a warrant to purchase Pulmatrix common stock and may be exercised for such number of shares of Pulmatrix common stock calculated in accordance with the terms of the Merger Agreement, as described in more detail in the section titled “The Merger Agreement-Investor Financing Warrants”;

(iv)	except for the CEO RSUs (as defined below), each option or other right to purchase Eos Capital Stock, whether vested or unvested, that is outstanding immediately prior to the Effective Time (the “Eos Options”), shall be converted into an option to purchase shares of Pulmatrix common stock, and may be exercised for such number of shares of Pulmatrix common stock calculated in accordance with the terms of the Merger Agreement, as further described in the section titled “The Merger Agreement-Eos Options”; and

(v)	the restricted stock units with respect to up to the equivalent of 13,000,000 shares of Pulmatrix common stock in the Combined Company that Eos issued to RCM Eos RSU HOLDINGS, LLC on July 7, 2026, an entity that was established by the Chief Executive Officer of Eos (the form of which is attached hereto as Annex I, the “CEO RSUs”), whether vested or unvested, that are outstanding immediately prior to the Effective Time, will be converted into and become restricted stock units with respect to Pulmatrix common stock and may be converted into such number of shares of Pulmatrix common stock calculated in accordance with the terms of the Merger Agreement, as further described in the section titled “The Merger Agreement-CEO RSUs”.

In connection with the Merger: (i) each share of Pulmatrix common stock that is issued and outstanding at the Effective Time will remain issued and outstanding and such shares, subject to the proposed Pulmatrix reverse stock split, will be unaffected by the Merger, (ii) each warrant to acquire shares of Pulmatrix common stock that is outstanding and unexercised immediately prior to the Effective Time shall survive the Closing and remain outstanding in accordance with its terms and (iii) each option to acquire shares of Pulmatrix common stock that is outstanding and unexercised immediately prior to the Effective Time (the “Pulmatrix Options”) shall survive the Closing and remain outstanding in accordance with its terms. See the sections titled “The Merger Agreement-Treatment of Pulmatrix Common Stock,” “The Merger Agreement-Treatment of Pulmatrix Options,” and “The Merger Agreement-Treatment of Pulmatrix Warrants” beginning on pages 106, 106 and 106 of the accompanying proxy statement/prospectus, respectively.

The above matters are more fully described in this proxy statement/prospectus, which also includes, as Annex A, a copy of the Merger Agreement. You are urged to read carefully this proxy statement/prospectus in its entirety, including each of the Annexes hereto and the accompanying financial statements provided herein.

Your vote is important. The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock and Pulmatrix Series B Preferred Stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on such matters, voting affirmatively or negatively (excluding abstentions and broker non-votes), assuming a quorum is present, is required for approval of Proposal Nos. 1, 2, 3, 4, 6, 7, 8 and 9. A plurality of the votes cast “FOR” their election by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on such election is required for the election of directors pursuant to Proposal No. 5. Approval of each of Proposal Nos. 1, 2 and 3 is a condition to the completion of the Merger. Therefore, the Merger cannot be consummated without the approval of Proposal Nos. 1, 2 and 3.

In addition, as of the closing of the Merger, Eos shall have received, or shall receive substantially simultaneously with the closing, aggregate gross cash proceeds of at least $13,000,000 from one or more Eos financing transactions; provided, however, that any proceeds received by Eos from bridge financing transactions (including, without limitation, any bridge loans, bridge notes, or other interim financing arrangements entered into by Eos in respect of operations of Eos during the pre-closing period) with an aggregate amount of $5,000,000 or less shall be excluded from the foregoing calculation of aggregate gross cash proceeds received and shall not count towards the satisfaction of this condition.

Even if you plan to attend the Pulmatrix Special Meeting virtually, Pulmatrix requests that you sign and return the enclosed proxy or vote by mail or online to ensure that your shares will be represented at the Pulmatrix Special Meeting if you are unable to attend. You may change or revoke your proxy at any time before it is voted at the Pulmatrix Special Meeting.

THE PULMATRIX BOARD OF DIRECTORS HAS DETERMINED AND BELIEVES THAT EACH OF THE PROPOSALS OUTLINED ABOVE IS FAIR TO, IN THE BEST INTERESTS OF, AND ADVISABLE TO PULMATRIX AND ITS STOCKHOLDERS AND HAS APPROVED EACH SUCH PROPOSAL. THE PULMATRIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PULMATRIX STOCKHOLDERS VOTE “FOR” EACH OF PROPOSAL NOS. 1, 2, 3, 4, 6, 7, 8 AND 9, “FOR” EACH OF THE DIRECTOR NOMINEES IN PROPOSAL NO. 5 AND “EVERY THREE YEARS” FOR PROPOSAL NO. 7.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on                  , 2026, at               a.m., Eastern Time via the internet.

The proxy statement/prospectus, which also serves as the annual report to stockholders in connection with the special meeting in lieu of annual meeting, is available to stockholders at www.pulmatrix.com.

By Order of the Pulmatrix Board of Directors,

Peter Ludlum

Interim Chief Executive Officer

       , 2026

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Pulmatrix that is not included in or delivered with this document. You may obtain this information without charge through the Securities and Exchange Commission (“SEC”) website (www.sec.gov) or upon your written or oral request by contacting the Pulmatrix’s Corporate Secretary at 945 Concord Street, Suite 1217, Framingham, MA 01701 or by calling (888) 355-4440.

To ensure timely delivery of these documents, any request should be made no later than                       , 2026, to receive them before the Pulmatrix Special Meeting.

For additional details about where you can find information about Pulmatrix, please see the section titled “Where You Can Find More Information” beginning on page 235 of this proxy statement/prospectus.

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ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Pulmatrix, constitutes a prospectus of Pulmatrix under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Pulmatrix common stock to be issued to Eos equity holders pursuant to the Merger Agreement. This document also constitutes a proxy statement of Pulmatrix under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a Notice of Special Meeting of Stockholders in Lieu of Annual Meeting of Stockholders of Pulmatrix.

Pulmatrix has supplied all information contained in this proxy statement/prospectus relating to Pulmatrix, and Eos has supplied all such information relating to Eos. Pulmatrix and Eos have both contributed to the information related to the Merger contained in this proxy statement/prospectus.

You should rely only on the information contained in this proxy statement/prospectus. Pulmatrix and Eos have not authorized anyone to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated                     , 2026, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

Further, you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than the stated date. Neither the mailing of this proxy statement/prospectus to Pulmatrix stockholders nor the issuance by Pulmatrix of shares of its common stock pursuant to the Merger Agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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*To be filed by amendment.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split described in Proposal No. 2 of this proxy statement/prospectus.

The following section provides answers to frequently asked questions about the Merger and the Pulmatrix Special Meeting. This section, however, provides only summary information. For a more complete response to these questions and for additional information, please refer to the cross-referenced sections.

Q:	Why am I receiving this proxy statement/prospectus?

A:	You are receiving this proxy statement/prospectus because you have been identified as a Pulmatrix stockholder as of the Record Date (as defined below), and you are entitled to vote to approve the matters set forth herein. This document serves as:

●	a proxy statement of Pulmatrix used to solicit proxies by the Pulmatrix board of directors for the Pulmatrix Special Meeting to vote on the matters set forth herein;

●	a prospectus of Pulmatrix used to offer shares of Pulmatrix common stock issued in exchange for shares of Eos common stock and Eos preferred stock in the Merger (other than dissenting shares); and

●	the annual report of Pulmatrix provided in connection with the special meeting in lieu of an annual meeting.

Information about the Pulmatrix Special Meeting, the Merger, the Merger Agreement and the other business to be considered by Pulmatrix stockholders at the Pulmatrix Special Meeting is contained in this proxy statement/prospectus. Pulmatrix stockholders should read this information carefully and in its entirety, including the annexes and the documents incorporated by reference. You are invited to participate in the Pulmatrix Special Meeting and to vote on the proposals described in this proxy statement/prospectus. The proxy materials are being mailed to Pulmatrix stockholders on or about    , 2026.

Q:	What is a proxy?

A:	A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.” If you are a “street name” holder, you must obtain a proxy from your broker or nominee in order to vote your shares during the Pulmatrix Special Meeting.

Q:	What is a proxy statement?

A:	A proxy statement is a document that regulations of the SEC require that we give to you when we ask you to sign a proxy card to vote your stock at the Pulmatrix Special Meeting.

Q:	What is the Merger?

A:	Pulmatrix, Eos, and Merger Sub entered into the Merger Agreement on March 26, 2026, a copy of which is attached to this proxy statement/prospectus as Annex A. The Merger Agreement contains the terms and conditions of the proposed Merger. Pursuant to the Merger Agreement, Merger Sub will merge with and into Eos, with Eos continuing as a wholly owned subsidiary of Pulmatrix and the surviving corporation of the Merger. This transaction is referred to in this proxy statement/prospectus as the “Merger.” In connection with the Merger, Pulmatrix will change its corporate name to “Eos SENOLYTIX, Inc.”

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Q:	What will Eos securityholders receive in the Merger?

At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement:

●	each then-outstanding share of Eos class A common stock, class B common stock, or preferred stock (collectively, the “Eos capital stock”) will be converted into the right to receive a number of shares of Pulmatrix common stock calculated in accordance with the Merger Agreement and based on the Exchange Ratio described in more detail in the section titled “The Merger Agreement-Exchange Ratio” beginning on page 104 of the accompanying proxy statement/prospectus;

●	each instrument, note or other security that shall automatically convert into or be exchangeable for Eos capital stock or any borrowing of money or incurrence of indebtedness for borrowed money by Eos, including any loan, credit facility, promissory note, or similar arrangement, to the extent such indebtedness shall automatically convert into or be exchangeable for Eos capital stock (collectively, the “Eos Convertible Notes”) that is outstanding and unconverted as of immediately prior to the Effective Time shall be converted solely into the right to receive a number of shares of Pulmatrix common stock equal to (x) the number of Eos capital stock that the holder of such Eos Convertible Note would have been entitled to had the Eos Convertible Note converted into Eos Capital Stock prior to the Effective Time, multiplied by (y) the Exchange Ratio, as described in more detail in the section titled “The Merger Agreement-Eos Convertible Notes”;

●	each warrant to acquire shares of Eos capital stock (the “Investor Financing Warrants”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time, will be converted into and become a warrant to purchase Pulmatrix common stock and may be exercised for such number of shares of Pulmatrix common stock calculated in accordance with the terms of the Merger Agreement, as described in more detail in the section titled “The Merger Agreement-Investor Financing Warrants”;

●	except for the CEO RSUs (as defined below), each option or other right to purchase Eos capital stock, whether vested or unvested, that is outstanding immediately prior to the Effective Time (the “Eos Options”), shall be converted into an option to purchase shares of Pulmatrix common stock, and may be exercised for such number of shares of Pulmatrix common stock calculated in accordance with the terms of the Merger Agreement, as further described in the section titled “The Merger Agreement-Eos Options”; and

●	the restricted stock units with respect to up to the equivalent of 13,000,000 shares of Pulmatrix common stock in the Combined Company that Eos issued to RCM Eos RSU HOLDINGS, LLC on July 7, 2026, an entity that was established by the Chief Executive Officer of Eos (the form of which is attached hereto as Annex I, the “CEO RSUs”), whether vested or unvested, that are outstanding immediately prior to the Effective Time, will be converted into and become restricted stock units with respect to Pulmatrix common stock and may be converted into such number of shares of Pulmatrix common stock calculated in accordance with the terms of the Merger Agreement, and as further described in the section titled “The Merger Agreement-CEO RSUs”.

For a more complete description of the treatment of Eos securities in the Merger, please see the sections titled “The Merger Agreement-Merger Consideration,” and “The Merger Agreement-Exchange Ratio” beginning on pages 103 and 104, respectively, of this proxy statement/prospectus.

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Q:	What will Pulmatrix securityholders receive in the Merger?

A:	Each share of Pulmatrix common stock that is issued and outstanding at the Effective Time will remain issued and outstanding and such shares, subject to the proposed reverse stock split, will be unaffected by the Merger. Each warrant to acquire shares of Pulmatrix common stock that is outstanding and unexercised immediately prior to the Effective Time (the “Pulmatrix Warrants”) will survive the closing of the Merger (the “Closing”) and remain outstanding in accordance with its terms.

For a more complete description of the treatment of Pulmatrix securities in the Merger, please see the sections titled “The Merger Agreement-Treatment of Pulmatrix Common Stock,” “The Merger Agreement-Treatment of Pulmatrix Options” and “The Merger Agreement-Treatment of Pulmatrix Warrants” beginning on pages 106, 106 and 106 of the accompanying proxy statement/prospectus, respectively. Upon entering into the Merger Agreement, approximately 4.0 million shares of Pulmatrix securities were outstanding, including approximately 3.7 million shares of common stock and approximately 0.3 million shares underlying outstanding options and warrants. Immediately after the Merger, based solely on the estimated Exchange Ratio as described in this proxy statement/prospectus, Pulmatrix securityholders as of immediately prior to the Merger are expected to own approximately 6% of the Combined Company on a fully-diluted basis, excluding the CEO RSUs, with the remaining 94% expected to be owned by Eos securityholders, including the shares issued related to merger fees and shares issued or related to Pulmatrix Series B Preferred Stock.

For a more complete description of the treatment of Pulmatrix securities in the Merger, please see the sections titled “Comparative Market Price and Dividend Information,” “The Merger Agreement-Merger Consideration” and “The Merger Agreement-Exchange Ratio” beginning on pages 23, 103 and 104 respectively, of this proxy statement/prospectus.

Q:	Why are the two companies proposing to merge?

A:	Pulmatrix and Eos believe that combining the two companies will result in a company focused on the emerging field of gerotherapeutics — medicines that target the root biological mechanisms of aging to improve healthspan. For a more complete description of the reasons for the Merger, please see the sections titled “The Merger-Pulmatrix’s Reasons for the Merger” and “The Merger-Eos’s Reasons for the Merger” beginning on pages 82 and 85, respectively, of this proxy statement/prospectus.

Q:	What will happen to Pulmatrix if, for any reason, the Merger with Eos does not close?

A:	Pulmatrix has invested significant time and incurred, and expects to continue to incur, significant expenses related to the proposed Merger with Eos. In the event the Merger does not close, Pulmatrix will have a limited ability to continue its current operations indefinitely. Although the Pulmatrix board of directors may elect, among other things, to attempt to complete another strategic transaction if the Merger with Eos does not close, the Pulmatrix board of directors may instead take steps necessary to liquidate or dissolve Pulmatrix’s business and assets if a viable alternative strategic transaction is not available. If Pulmatrix decides to dissolve and liquidate its assets, Pulmatrix would be required to pay all of its contractual obligations, and to set aside certain reserves for potential future claims, and there can be no assurance as to the amount of and the timing of such liquidation and distribution of available cash left to distribute to stockholders after paying the obligations of Pulmatrix and setting aside funds for reserves.

Q:	What proposals will be voted on at the Pulmatrix Special Meeting in connection with the Merger?

A:	Pursuant to the terms of the Merger Agreement, the following proposals must be approved by the requisite stockholder vote at the Pulmatrix Special Meeting in order for the Merger to close (the “Merger Proposals”):

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●	Proposal No. 1 - The Nasdaq Stock Issuance Proposal to approve (i) the issuance of shares of Pulmatrix common stock, which will represent more than 20% of the shares of Pulmatrix common stock outstanding immediately prior to the merger, to Eos stockholders, certain Eos noteholders and to Palladium as compensation in connection with the Merger, pursuant to the terms of the Merger Agreement and that certain M&A Advisory Agreement by and between Pulmatrix and Palladium, dated as of February 12, 2026, respectively, and (ii) the change of control resulting from the merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b) (the “Nasdaq Stock Issuance Proposal” or “Proposal No. 1”);

●	Proposal No. 2 - The Reverse Stock Split Proposal to approve an amendment to the amended and restated certificate of incorporation of Pulmatrix (the “Pulmatrix Charter”) to effect a reverse stock split of Pulmatrix’s issued and outstanding common stock at a ratio determined by the Pulmatrix board of directors and agreed to by Eos, of one new share of Pulmatrix common stock for every 2 to 10 shares (or any number in between) of outstanding Pulmatrix common stock in the form attached as Annex B to this proxy statement/prospectus (the “Reverse Stock Split Proposal” or “Proposal No. 2”); and

●	Proposal No. 3 - The Authorized Share Increase Proposal to approve an amendment to the Pulmatrix Charter to increase the number of shares of Pulmatrix common stock that Pulmatrix is authorized to issue from 200,000,000 to 250,000,000, in the form attached as Annex C to this proxy statement/prospectus (the “Authorized Share Increase Proposal” or “Proposal No. 3”).

Approval of each of Proposal Nos. 1, 2 and 3 is a condition to completion of the Merger. The issuance of Pulmatrix common stock in connection with the Merger and the change of control resulting from the Merger will not take place unless Proposal No. 1 is approved by the Pulmatrix stockholders and the Merger is consummated. The amendment to the Pulmatrix Charter to effect a reverse stock split of Pulmatrix’s issued and outstanding common stock will not take place unless Proposal No. 2 is approved by the requisite Pulmatrix stockholders and the Merger is consummated. The amendment to the Pulmatrix Charter to increase the number of authorized shares of Pulmatrix common stock will not take place unless Proposal No. 3 is approved by the requisite Pulmatrix stockholders and the Merger is consummated. The Pulmatrix board of directors may determine to effect a reverse stock split if the Reverse Stock Split Proposal is approved by the Pulmatrix stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the Nasdaq Stock Issuance Proposal. However, if Pulmatrix stockholders do not approve the Nasdaq Stock Issuance Proposal, the Pulmatrix board of directors is not permitted to effect the increase in the number of shares of Pulmatrix common stock that Pulmatrix is authorized to issue, even if the Authorized Share Increase Proposal is approved by the Pulmatrix stockholders.

In addition to the requirement of obtaining Pulmatrix stockholder approval, the Closing is subject to the satisfaction or waiver of each of the other closing conditions set forth in the Merger Agreement. For a more complete description of the closing conditions under the Merger Agreement, please see the section titled “The Merger Agreement-Conditions to the Completion of the Merger” beginning on page 113 of this proxy statement/prospectus.

Q:	What proposals are to be voted on at the Pulmatrix Special Meeting, other than the Merger Proposals?

A:	At the Pulmatrix Special Meeting, the holders of Pulmatrix common stock will also be asked to consider the following proposals:

●	Proposal No. 4 - The Auditor Ratification Proposal to ratify the selection of CBIZ CPAs P.C. as Pulmatrix’s independent registered public accounting firm for the fiscal year ending December 31, 2026 (the “Auditor Ratification Proposal” or “Proposal No. 4”), provided that Stephano Slack LLC is expected to be appointed for that fiscal year if the Merger is completed as the Combined Company’s independent registered public accounting firm; and

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●	Proposal No. 5 - The Director Election Proposal to elect the Class III directors, Michael J. Higgins and Anand Varadan., to the Pulmatrix board of directors and to hold office until Pulmatrix’s 2029 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their respective earlier death, resignation or removal, provided that if the Merger is consummated, the approval of Proposal No. 6 will only have an effect until the completion of the Merger because the composition of the Pulmatrix board of directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement (the “Director Election Proposal” or “Proposal No. 5”);

●	Proposal No. 6 – The Say-on-Pay Proposal to approve, on a non-binding, advisory basis, the compensation paid to Pulmatrix’s named executive officers (the “Say-on-Pay Proposal” or “Proposal No. 6”);

●	Proposal No. 7 – The Say-on-Frequency Proposal to approve, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation paid to Pulmatrix’s named executive officers (the “Say-on-Pay Frequency” or “Proposal No. 7”);

●	Proposal No. 8 – The Incentive Plan Proposal to approve the Eos Incentive Plan (the “Incentive Plan Proposal” or “Proposal No. 8”); and

●	Proposal No. 9 - The Adjournment Proposal to approve an adjournment of the Pulmatrix Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 through 8 (the “Adjournment Proposal” or “Proposal No. 9”).

The approvals of Proposal Nos. 4, 5, 6, 7, 8 and 9, are not conditions to the Merger.

Q.	Why is the “Say-on-Pay” proposal (Proposal No. 6) being included among the items to be considered at the Special Meeting?

A:	We have included the “Say-on-Pay” proposal (Proposal No. 6) among the items to be considered at the Special Meeting in order to satisfy the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act.

Q:	What is the quorum requirement?

A:	The presence, by accessing online or being represented by proxy, at the Pulmatrix Special Meeting of the holders of one-third of the voting power of all the shares of Pulmatrix common stock outstanding and entitled to vote at the Pulmatrix Special Meeting is necessary to constitute a quorum at the meeting for the purpose of approving the Proposals.

Your shares will be counted toward the quorum only if you submit a valid proxy (or a valid proxy is submitted on your behalf by your broker, bank or other agent) or if you attend the Pulmatrix Special Meeting virtually and vote. Abstentions and broker non-votes, if any, will be counted toward the quorum requirement. If there is no quorum, the chair of the Special Meeting or the holders of a majority of shares of common stock present at the Special Meeting, either virtually or represented by proxy, may adjourn the Special Meeting to another time or date.

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Q:	What stockholder votes are required to approve the proposals at the Pulmatrix Special Meeting?

A:	Proposal No. 1 - The Nasdaq Stock Issuance Proposal

The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Nasdaq Stock Issuance Proposal, voting affirmatively or negatively (excluding abstentions and broker non-votes), is required to approve the Nasdaq Stock Issuance Proposal. Abstentions and broker-non votes, if any, will have no effect on the Nasdaq Stock Issuance Proposal.

Proposal No. 2 - The Reverse Stock Split Proposal

The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Reverse Stock Split Proposal, voting affirmatively or negatively (excluding abstentions and broker non-votes), is required to approve the Reverse Stock Split Proposal. Abstentions and broker non-votes, if any, will have no effect on the Reverse Stock Split Proposal.

Proposal No. 3 - The Authorized Share Increase Proposal

The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Authorized Share Increase Proposal, voting affirmatively or negatively (excluding abstentions and broker non-votes), is required to approve the Authorized Share Increase Proposal. Abstentions and broker non-votes, if any, will have no effect on the Authorized Share Increase Proposal.

Proposal No. 4 - The Auditor Ratification Proposal

The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Auditor Ratification Proposal, voting affirmatively or negatively (excluding abstentions and broker non-votes), is required to approve the Auditor Ratification Proposal. Abstentions and broker non-votes, if any, will have no effect on the Auditor Ratification Proposal.

Proposal No. 5 - The Director Election Proposal

A nominee will be elected as a director at the Pulmatrix Special Meeting if the nominee receives a plurality of the votes cast “FOR” their election by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Director Election Proposal. “Plurality” means that the individual who receives the highest number of votes cast “FOR” is elected as a director. Broker non-votes, if any, and votes that are withheld will not be counted as votes cast on the matter and will have no effect on the outcome of the election. Stockholders do not have cumulative voting rights for the election of directors.

Proposal No. 6 - The Say-on-Pay Proposal

The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Say-on-Pay Proposal, voting affirmatively or negatively (excluding abstentions and broker non-votes), is required to approve the Say-on-Pay Proposal. Abstentions and broker non-votes, if any, will have no effect on the Say-on-Pay Proposal. The Say-on-Pay Proposal is a non-binding, advisory vote.

Proposal No. 7 - The Say-on-Frequency Proposal

The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Say-on-Frequency Proposal, voting affirmatively or negatively (excluding abstentions and broker non-votes), is required to approve the Say-on-Frequency Proposal. Abstentions and broker non-votes, if any, will have no effect on the Say-on-Pay Proposal. The Say-on-Frequency Proposal is a non-binding, advisory vote.

Proposal No. 8 – The Incentive Plan Proposal

The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Incentive Plan Proposal, voting affirmatively or negatively (excluding abstentions and broker non-votes), is required to approve the Incentive Plan Proposal. Abstentions and broker non-votes, if any, will have no effect on the Incentive Plan Proposal.

Proposal No. 9 - The Adjournment Proposal

The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Adjournment Proposal, voting affirmatively or negatively (excluding abstentions and broker non-votes), is required to approve the Adjournment Proposal. Abstentions and broker non-votes, if any, will have no effect on the Adjournment Proposal.

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Q:	Who counts the votes?

A:	Votes will be counted by the inspector of election appointed for the Pulmatrix Special Meeting. has been engaged as Pulmatrix’s inspector of election.

Q:	Why is Pulmatrix seeking stockholder approval to issue shares of Pulmatrix common stock to existing Eos stockholders in the Merger?

A:	Because the Pulmatrix common stock is listed on Nasdaq, Pulmatrix is subject to the Nasdaq rules. Nasdaq Listing Rule 5635(a) requires stockholder approval with respect to the issuance of Pulmatrix common stock when, among other instances, (i) the shares to be issued are being issued in connection with the acquisition of the stock or assets of another company and are equal to 20% or more of the outstanding shares of Pulmatrix common stock before the issuance and (ii) any director, officer or “Substantial Shareholder” (as defined by Nasdaq Listing Rule 5635(e)(3)) of such company has a 5% or greater interest (or such persons collectively have a 10% or greater interest), directly or indirectly, in the company to be acquired or in the consideration to be paid in the transaction and the issuance of common stock could result in an increase in outstanding common shares or voting power of 5% or more. Nasdaq Listing Rule 5635(b) also requires stockholder approval when any issuance or potential issuance will result in a “change of control” of the issuer. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control. Nasdaq will consider all facts and circumstances concerning a transaction, including whether there are any other relationships or agreements between the company and the investor or group. Nasdaq Listing Rule 5635(d) also requires stockholder approval for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common equity securities (or securities convertible into or exercisable for common equity securities) at a price that is less than market value of the stock if the number of equity securities to be issued is or may equal to 20% or more of the common equity securities, or 20% or more of the voting power, outstanding before the issuance.

In the case of the Merger, Pulmatrix expects to issue approximately 43.7 million shares of Pulmatrix common stock (not including any shares of Pulmatrix common stock issuable upon conversion of Eos notes, Eos Series A Preferred Stock, warrants, options, Series B Preferred Stock, the CEO RSUs and shares issuable to Palladium as compensation in connection with the Merger), and Pulmatrix common stock to be issued pursuant to the Merger Agreement will represent greater than 20% of its voting stock outstanding before the issuance. Accordingly, Pulmatrix is seeking stockholder approval of the issuance pursuant to the Merger under the Nasdaq rules.

Q:	Will the common stock of the Combined Company trade on an exchange?

A:	Shares of Pulmatrix common stock are currently listed on Nasdaq under the symbol “PULM.” Pulmatrix has filed an initial listing application for the common stock of the Combined Company with Nasdaq. After completion of the Merger, Pulmatrix will be renamed “Eos SENOLYTIX Inc.” and it is expected that the common stock of the Combined Company will trade on Nasdaq under the symbol “EOSX.” It is a condition to the consummation of the Merger that Pulmatrix will receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Pulmatrix will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties.

On                    , 2026 the last trading day before the date of this proxy statement/prospectus, the closing sale price of Pulmatrix common stock was $                        per share.

Q:	Who will be the directors of the Combined Company following the Merger?

A:	Immediately following the Merger, the Combined Company board of directors will be composed of seven members, six of whom have been designated by Eos and one of whom has been designated by Pulmatrix and agreed to by Eos. Effective as of the Effective Time, the Pulmatrix board of directors will appoint six Eos designees, and one Pulmatrix designee, to the board of directors of the Combined Company and concurrently therewith, all of Pulmatrix’s current directors will resign from their positions as directors of the Pulmatrix board of directors. Frank McGuyer is expected to be appointed as Chair of the board of directors of the Combined Company. The staggered structure of the Pulmatrix board of directors will remain in place for the Combined Company following the completion of the Merger. For additional information, please see the section titled “Management Following the Merger” beginning on page 204 of this proxy statement/prospectus.

Q:	Who will be the executive officers of the Combined Company immediately following the Merger?

A:	Immediately following the Merger, the executive management team of the Combined Company is expected to consist of members of the Eos executive management team prior to the Merger, including:

Name	Title
Kevin Slawin	Chief Executive Officer

Q:	As a Pulmatrix stockholder, how does the Pulmatrix board of directors recommend that I vote?

A:	The Pulmatrix board of directors, in consultation with financial and legal advisors and management, evaluated the terms of the Merger Agreement and the related transactions contemplated thereby and: (i) determined that the Merger and the related transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Pulmatrix and its stockholders; (ii) approved and declared advisable the Merger Agreement and the related transactions contemplated by the Merger Agreement and the Subscription Agreement, including the issuance of shares of Pulmatrix common stock, in connection with the Merger, respectively; and (iii) recommends that Pulmatrix stockholders vote “FOR” each of the Merger Proposals.

The Pulmatrix board of directors also recommends that Pulmatrix stockholders vote “FOR” the director nominees in Proposal 5 and “FOR” Proposal Nos. 4, 6, 8 and 9 and “EVERY THREE YEARS” for Proposal No. 7.

Q:	What if another matter is properly brought before the Pulmatrix Special Meeting?

A:	As of the date of filing this proxy statement/prospectus, the Pulmatrix board of directors knows of no other matters that will be presented for consideration at the Pulmatrix Special Meeting. If any other matters requiring the vote of the stockholders are properly brought before the Pulmatrix Special Meeting, it is the intention of the persons named as proxies in the proxy card to vote on such matters in accordance with their best judgment.

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Q:	What risks should I consider in deciding whether to vote in favor of the Merger?

A:	You should carefully review the section titled “Risk Factors” beginning on page 24 of this proxy statement/prospectus and the documents incorporated by reference herein, which set forth certain risks and uncertainties related to the Merger, risks and uncertainties to which the Combined Company’s business will be subject, and risks and uncertainties to which each of Pulmatrix and Eos, as independent companies, are subject.

Q:	When do you expect the Merger to be consummated?

A:	The Merger is currently anticipated to close in the third quarter of 2026, but the exact timing cannot be predicted. For more information, please see the section titled “The Merger Agreement-Conditions to the Completion of the Merger” beginning on page 113 of this proxy statement/prospectus.

Q:	What do I need to do now? How do I vote?

A:	Pulmatrix urges you to read this proxy statement/prospectus carefully and in its entirety, including the annexes and the documents incorporated by reference, and to consider how the Merger affects you.

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote at the Pulmatrix Special Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card, the form of which is attached as Annex J. Whether or not you plan to attend the meeting, Pulmatrix urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote even if you have already voted by proxy.

●	To vote at the Pulmatrix Special Meeting, attend the Pulmatrix Special Meeting online and follow the instructions posted at . Simply attending the Pulmatrix Special Meeting will not, by itself, revoke your proxy and/or change your vote.

●	To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the Pulmatrix Special Meeting, Pulmatrix will vote your shares in accordance with the proxy card.

●	To vote over the telephone, call the toll-free found on the proxy card and follow the recorded instructions. You will be asked to provide the company number and control number found on the proxy card.

●	To vote through the Internet, follow the instructions provided on the proxy card. You will be asked to provide the company number and control number from the proxy card.

Your signed proxy card, telephonic proxy instructions or internet proxy instructions must be received by 11:59 p.m. Eastern Time on                , 2026, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received voting instructions from that organization rather than from Pulmatrix. Simply follow the voting instructions provided to ensure that your vote is counted. You may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote at the Pulmatrix Special Meeting, you must contact your broker, bank, or other agent and obtain a valid legal proxy in order to attend, participate in and vote at the Pulmatrix Special Meeting. Follow the voting instructions from your broker, bank or other agent, or contact your broker, bank or other agent for instructions.

Q:	May I attend the Pulmatrix Special Meeting and vote in person? What is a Record Date?

A:	Only Pulmatrix stockholders of record as of the close of business on , 2026 (the “Record Date” of the Pulmatrix Special Meeting) will be able to attend and participate in the Pulmatrix Special Meeting online by accessing . At the close of business on the Record Date, shares of Pulmatrix common stock and 1,000 shares of Pulmatrix Series B Preferred Stock were issued and outstanding. To join the Pulmatrix Special Meeting, you will need to have your control number which is included on your proxy card. If your shares are held in “street name,” you should contact your broker, bank or other agent if you did not receive a control number.

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Q:	How can I participate in the virtual Pulmatrix Special Meeting?

A:	Pulmatrix stockholders of record as of as of the close of business on the Record Date are entitled to participate in and vote at the Pulmatrix Special Meeting. To participate in the Pulmatrix Special Meeting, including to vote and ask questions, stockholders of record should go to the meeting website at , enter the 16-digit control number found on your proxy card, and follow the instructions on the website. If your shares are held in street name and your voting instruction form indicates that you may vote those shares through www.proxyvote.com, then you may access, participate in and vote at the Pulmatrix Special Meeting with the 16-digit access code indicated on that voting instruction form. Otherwise, stockholders who hold their shares in street name should contact their broker, bank or other agent and obtain a “legal proxy” in order to be able to attend, participate in or vote at the Pulmatrix Special Meeting.

Pulmatrix will endeavor to answer as many stockholder-submitted questions as time permits that comply with the Pulmatrix Special Meeting rules of conduct. Pulmatrix reserves the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Pulmatrix’s business. If Pulmatrix receives substantially similar questions, it may group such questions together and provide a single response to avoid repetition.

The meeting webcast will begin promptly at                                a.m., Eastern Time. Online check-in will begin approximately 15 minutes before then, and Pulmatrix encourages you to allow ample time for check-in procedures. If you experience technical difficulties during the check-in process or during the meeting, please call the number listed on the meeting website for technical support. Additional information regarding the rules and procedures for participating in the Pulmatrix Special Meeting will be set forth in Pulmatrix’s meeting rules of conduct, which stockholders can view during the meeting at the meeting website.

Q:	What is the difference between holding shares as a registered stockholder and as a beneficial owner?

A:	Stockholder of Record: Shares Registered in Your Name

If your shares of Pulmatrix common stock are registered directly in your name with Pulmatrix’s transfer agent, VStock Transfer, LLC, you are considered to be, with respect to those shares of Pulmatrix common stock, the registered stockholder, and these proxy materials are being sent directly to you by Pulmatrix.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If your shares of Pulmatrix common stock are held by a broker, bank or other agent, you are considered the beneficial owner of shares of Pulmatrix common stock held in street name, and these proxy materials are being forwarded to you from that broker, bank or other agent.

Q:	What happens if I do not vote?

A:	Stockholder of Record: Shares Registered in Your Name

If you are the registered stockholder and do not vote in one of the ways described above, your shares will not be voted at the Pulmatrix Special Meeting and will not be counted toward the quorum requirement.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are the beneficial owner and do not direct your broker, bank or other agent how to vote your shares, your broker, bank or other agent will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, bank or other agent is not entitled to vote your shares with respect to “non-routine” proposals, which Pulmatrix refers to as a “broker non-vote.” Whether a proposal is considered routine or non-routine is subject to stock exchange rules and final determination by the stock exchange. Even with respect to routine matters, some brokers are choosing not to exercise discretionary voting authority. As a result, Pulmatrix urges you to direct your broker, bank or other agent how to vote your shares on all proposals to ensure that your vote is counted.

Q:	What if I sign and return a proxy card or otherwise vote but do not indicate specific choices?

A:	Stockholder of Record: Shares Registered in Your Name

The shares represented by each signed and returned proxy will be voted at the Pulmatrix Special Meeting by the persons named as proxies in the proxy card in accordance with the instructions indicated on the proxy card.

However, if you are the registered stockholder and sign and return your proxy card without giving specific instructions, the persons named as proxies in the proxy card will vote your shares in accordance with the recommendations of the Pulmatrix board of directors. Your shares will be counted toward the quorum requirement.

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Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are the beneficial owner and do not direct your broker, bank or other agent how to vote your shares, your broker, bank or other agent will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, bank or other agent is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a broker non-vote with respect to such proposals. Accordingly, if you hold your shares beneficially in street name please be sure to instruct your broker, bank or other agent how to vote to ensure that your vote is counted on each of the proposals, following the procedures provided by your broker, bank or other agent.

Q:	May I revoke and/or change my vote after I have submitted a proxy or provided proxy instructions?

A:	Stockholder of Record: Shares Registered in Your Name

Pulmatrix stockholders of record may revoke and/or change their vote at any time before their proxy is voted at the Pulmatrix Special Meeting in one of four ways:

●	You may submit another properly completed proxy with a later date by mail or via the internet.

●	You can provide your proxy instructions via telephone at a later date.

●	You may send an instrument in writing revoking the proxy or another duly executed proxy bearing a later date to Pulmatrix’s corporate secretary. Any written notice of revocation or subsequent proxy card must be received by Pulmatrix’s corporate secretary before 5:00 p.m., Eastern Time, on , 2026. Such written notice of revocation or subsequent proxy card should be sent to Pulmatrix’s principal executive offices at Pulmatrix, Inc., 945 Concord Street, Suite 1217, Framingham, MA 01701, Attention: Corporate Secretary.

●	You may attend the Pulmatrix Special Meeting online and vote during the meeting by following the instructions at , although attendance at the Pulmatrix Special Meeting will not, by itself, revoke and/or change your proxy.

Your signed proxy card, telephonic proxy instructions, internet proxy instructions, or written notice must be received by                                     , 2026, 11:59 p.m. Eastern Time to be counted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If a Pulmatrix stockholder who beneficially owns Pulmatrix shares in street name has instructed a broker, bank or other agent to vote its shares of Pulmatrix common stock, the stockholder must follow directions received from its broker, bank or other agent to change and/or revoke those instructions.

Q:	Why is the Pulmatrix Special Meeting being held virtually?

A:	Pulmatrix has adopted a virtual meeting format for the Pulmatrix Special Meeting to provide a consistent experience to all stockholders regardless of geographic location. Pulmatrix believes this expands stockholder access, improves communications and lowers our costs while reducing the environmental impact of the meeting. In structuring Pulmatrix Special Meeting, Pulmatrix’s goal is to enhance rather than constrain stockholder participation in the meeting, and Pulmatrix has designed the meeting to provide stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

Q:	What if during the check-in time or during the Pulmatrix Special Meeting I have technical difficulties or trouble accessing the virtual meeting website?

A:	We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website for the Pulmatrix Special Meeting. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time for the Pulmatrix Special Meeting, please call the technical support number found on the Pulmatrix Special Meeting website.

Q:	Do I have any dissenters’ or appraisal rights with respect to any of the matters to be voted on at the Pulmatrix Special Meeting?

A:	No. Pulmatrix stockholders do not have any dissenters’ or appraisal rights under Delaware law in connection with the Merger or with respect to any of the matters to be voted on at the Pulmatrix Special Meeting.

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Q:	How many votes do I have?

A:	If you are a holder of Pulmatrix common stock, you are entitled to one vote on each proposal to be considered at the Pulmatrix Special Meeting for each share of Pulmatrix common stock that you owned as of the close of business on , 2026, which is the Record Date. If you are a holder of Pulmatrix Series B Preferred Stock, each share of Series B Preferred Stock shall entitle the Holder thereof to cast that number of votes per share of Series B Preferred Stock as is equal to the stated value of such share of Series B Preferred Stock divided by the conversion price then in effect.

Q:	What does it mean if I receive more than one set of proxy materials?

A:	If you receive more than one set of proxy materials, your shares may be registered in more than one name or held in different accounts. Please cast your vote with respect to each set of proxy materials that you receive to ensure that all of your shares are voted.

Q:	Who is paying for this proxy solicitation?

A:	Pulmatrix and Eos will share equally the cost of the solicitation of proxies including the printing and filing of this proxy statement/prospectus and the proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Pulmatrix common stock for the forwarding of solicitation materials to the beneficial owners of Pulmatrix common stock. Pulmatrix will reimburse these brokers, banks, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of solicitation materials. Pulmatrix has retained Campaign Management LLC (“Campaign Management”) to assist it in soliciting proxies using the means referred to above. Pulmatrix will pay the fees of Campaign Management, which Pulmatrix expects to be approximately $13,000 plus reimbursement of out-of-pocket expenses. Solicitations also may be made by personal interview, mail, telephone, and electronic communications by directors, officers, and other employees without additional compensation.

Q:	How can I find out the voting results?

A:	Final voting results will be published in a Current Report on Form 8-K to be filed with the SEC within four business days after the Pulmatrix Special Meeting.

Q:	What are the U.S. federal income tax considerations of the Merger to a U.S. Holder of Pulmatrix capital stock?

A:	Pulmatrix stockholders will not sell, exchange or dispose of any shares of Pulmatrix common stock as a result of the Merger. Thus, there will be no U.S. federal income tax considerations to Pulmatrix stockholders as a result of the Merger.

Q:	What are the U.S. federal income tax considerations of the Merger to a U.S. Holder of Eos capital stock?

A:	Subject to the limitations and qualifications described in the section titled “The Merger-U.S. Federal Income Tax Considerations-The Merger” beginning on page 100 of this proxy statement/prospectus, each of Eos and Pulmatrix intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, a U.S. Holder of Eos stock (as defined therein) will not recognize gain or loss upon the exchange of its Eos stock for Pulmatrix stock. For a more detailed discussion of the U.S. federal income tax considerations of the Merger, please see the section titled “The Merger-U.S. Federal Income Tax Considerations-The Merger” beginning on page 100 of this proxy statement/prospectus.

Q:	What are the U.S. federal income tax considerations of the reverse stock split to a U.S. Holder of Pulmatrix common stock?

A:	A U.S. Holder of Pulmatrix common stock should not recognize gain or loss upon the reverse stock split, except to the extent such holder receives cash in lieu of a fractional share of Pulmatrix common stock, and subject to the discussion in the section titled “The Merger-U.S. Federal Income Tax Considerations-The Reverse Stock Split” beginning on page 100 of this proxy statement/prospectus. Please review the information in the section titled “The Merger-U.S. Federal Income Tax Considerations-The Reverse Stock Split” beginning on page 100 of this proxy statement/prospectus for a more complete description of the U.S. federal income tax considerations of the reverse stock split to a U.S. Holder of Pulmatrix common stock.

Q:	What is “householding” and how does it affect me?

A:	We and some U.S. brokers have adopted “householding,” a procedure under which stockholders who have the same address will receive a single set of proxy materials, unless one or more of these stockholders provides notice that they wish to continue receiving individual copies. If you participate in householding and wish to receive a separate set of proxy materials, or if you wish to receive separate copies of future notices, annual reports, and proxy statements, please contact your broker directly, Pulmatrix’s Proxy Solicitation Agent, or Pulmatrix’s Corporate Secretary, Pulmatrix, Inc., at 945 Concord Street, Suite 1217, Framingham, MA 01701; telephone number (888) 355-4440.

Q:	Who can help answer my questions?

A:	If you are a Pulmatrix stockholder and would like additional copies of this proxy statement/prospectus without charge or if you have questions about the Merger or related matters, including the procedures for voting your shares, you should contact Pulmatrix’s Proxy Solicitation Agent, Campaign Management:

North American Toll-Free Phone: +1 (855) 434-5243

Email: info@campaign-mgmt.com

Call Collect Outside North America: +1 (212) 632-8422

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PROSPECTUS SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Merger and the proposals being considered at the Pulmatrix Special Meeting, you should read this entire proxy statement/prospectus carefully, including the Merger Agreement and the other annexes to which you are referred in this proxy statement/prospectus, and the documents incorporated by reference therein. For more information, please see the section titled “Where You Can Find More Information” beginning on page 235 of this proxy statement/prospectus. Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split described in Proposal No. 2 of this proxy statement/prospectus.

The Companies

Pulmatrix, Inc.

945 Concord Street, Suite 1217

Framingham, MA 01701

(888) 355-4440

Pulmatrix is a biopharmaceutical company that has focused on the development of novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs using Pulmatrix’s patented iSPERSE™ technology. Pulmatrix’s proprietary product pipeline includes treatments for central nervous system (“CNS”) disorders such as acute migraine and serious lung diseases such as Chronic Obstructive Pulmonary Disease (“COPD”) and allergic bronchopulmonary aspergillosis (“ABPA”). Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by optimizing pharmacokinetics and reducing systemic side effects to improve patient outcomes.

Pulmatrix designs and develops inhaled therapeutic products based on its proprietary dry powder delivery technology, iSPERSE™, which enables delivery of small or large molecule drugs to the lungs by inhalation for local or systemic applications. The iSPERSE™ powders are engineered to be small, dense particles with highly efficient dispersibility and delivery to airways. iSPERSE™ powders can be used with an array of dry powder inhaler technologies and can be formulated with a broad range of drug substances including small molecules, biologics, drug combinations, peptides, proteins and nucleic acids. Pulmatrix believes the iSPERSE™ dry powder technology offers enhanced drug loading and delivery efficiency that outperforms traditional lactose-blend inhaled dry powder therapies.

Eos SENOLYTIX Inc.

2710 Reed Road, Suite 160

Houston, TX 77051

Phone Number: (305) 809-6920

Eos is a biotechnology company focused on the clinical development of novel therapeutics targeting biological mechanisms associated with aging. Eos’s approach is based on the hypothesis that addressing fundamental drivers of cellular dysfunction associated with aging may improve physiological function and mitigate the progression of a broad range of age-related conditions.

Eos is developing specific members of a novel class of peptide-based therapeutics, which are referred to as MitoXcel™ geropeptides, that range in size from 18 to 30 amino acids and are designed to both modulate mitochondrial function and selectively target senescent cells for self-elimination via a single target, the lower and declining Mitochondrial Membrane Potential (“MMP” or “ΔΨm”) that universally develops in every living organism with aging. Eos’s lead product candidate, PTC-2105, an 18 amino acid MitoXcel™ geropeptide licensed from SENOTHERAPEUTIX, Inc., is in clinical development for the treatment of sarcopenia and sarcopenic obesity, conditions characterized by loss of muscle mass, impaired physical function, and increased morbidity in a large proportion of aging populations. Eos’s next generation mitochondria-targeted therapeutic candidates seek to build on the science behind Stealth Bio’s Forzinity™ (elamipretide), a tetrapeptide (4 amino acids) recently granted accelerated approval by the FDA for the treatment of Barth syndrome, a rare, serious and life-threatening disease condition characterized by muscle weakness, chronic fatigue, and low muscle mass. Forzinity was granted accelerated approval based on improvement in knee extensor muscle strength. While Stealth Bio, recently renamed Mighty Therapeutics, is still required to conduct post-approval trials to confirm Forzinity’s long term clinical effectiveness, Forzinity remains the first FDA-approved therapy that directly targets mitochondria. While no relationship exists between the two companies, Eos’s programs are designed to advance the inner mitochondrial membrane as a target through next-generation compounds.

Eos is in the preclinical stage of development and is conducting IND-enabling studies to support the initiation of first-in-human clinical trials.

PUOS Merger Sub, Inc.

945 Concord Street, Suite 1217

Framingham, MA 01701

(888) 355-4440

Merger Sub is a direct, wholly owned subsidiary of Pulmatrix and was formed solely for the purpose of carrying out the Merger.

The Merger (see page 73)

Pursuant to the Merger Agreement, subject to the satisfaction or waiver of the conditions to closing set forth in the Merger Agreement, Merger Sub will merge with and into Eos, with Eos continuing as a wholly owned subsidiary of Pulmatrix and the surviving corporation of the Merger.

If the Merger is completed, it is expected the Combined Company will prioritize developing Eos’s product candidates, however, the legacy Pulmatrix business will continue to operate as a business stream of the Combined Company. In addition, Eos will potentially explore the possibility of delivering certain Eos pipeline follow-on indications candidate MitoXcel geropeptides via the pulmonary route using Pulmatrix’s iSPERSE™ technology.

Pulmatrix’s PUR3100 has received the FDA acceptance of an IND application and receipt of a “study may proceed” letter for a Phase 2 study. Pulmatrix has also internally explored a direct-to-Phase 3 pathway. Pulmatrix is seeking a licensing partner for this product. Pulmatrix’s partner for PUR1900, Cipla, has been approved to commence a Phase 3 trial in India. Pulmatrix will receive 2% royalties on any potential future net sales by Cipla outside the United States. Within the United States, Pulmatrix and Cipla share a 50%/50% interest in any future U.S based development. Pulmatrix’s PUR1800 has completed Phase 1 and is dependent on a license from a third party.

Pulmatrix is seeking to consummate a strategic transaction and in particular this merger, in part because it was unable to obtain funding or a partnership to further pursue its product candidates and in part due to the 2022-2025 decrease in U.S. biotechnology funding transactions. There were no clinical or regulatory challenges associated with further developing our product candidates other than the time and costs required for clinical trials.

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Pulmatrix’s Reasons for the Merger (see pages 82 to 85)

In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Pulmatrix board of directors considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including the following (which factors are not necessarily presented in any order of relative importance):

●	the financial condition and prospects of Pulmatrix and the risks associated with continuing to operate Pulmatrix on a stand-alone basis as well as the risks of accomplishing those objectives;

●	the Pulmatrix board of directors’ view that, after a thorough review of strategic alternatives, including further advancing the development of its internal programs, entering into a licensing, sale or other strategic agreement related to certain assets sufficient to fund operations, combining with other potential strategic transaction candidates, and discussions with Pulmatrix’s management, financial advisors and legal counsel, the Merger is more favorable to Pulmatrix stockholders than the potential value that might have resulted from other strategic alternatives available to Pulmatrix;

●	the Pulmatrix board of directors’ belief that the 6% ownership position in the Combined Company would provide the existing Pulmatrix stockholders significant value and afford the Pulmatrix stockholders a significant opportunity to participate in the potential growth of the Combined Company following the Merger at the negotiated exchange ratio; and

●	the Pulmatrix board of directors’ view, following a review with Pulmatrix’s management and advisors of Eos’s current preclinical development and clinical trial plans, of the likelihood that the Combined Company would possess sufficient cash resources at the Closing to fund clinical development of Eos’s product candidates through upcoming value inflection points.

Eos’s Reasons for the Merger (see pages 85 to 86)

In reaching its decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement, the Eos board of directors considered a number of factors that it viewed as supporting its decision to approve the Merger Agreement, including the following (which factors are not necessarily presented in any order of relative importance):

●	the financial condition and prospects of Eos and the risks associated with continuing to operate Eos on a stand-alone basis as well as the risks of accomplishing those objectives in light of remaining a privately-held company rather than being publicly traded given investor interest and preference to support a publicly traded company;

●	the Eos board of directors’ view that, after a thorough review of strategic alternatives, including private financing, initial public offering, and direct listing, and discussions with financial advisors and legal counsel, the Merger is more favorable to Eos from a financial, timeline and/or feasibility of execution perspective;

●	the Merger will potentially expand the access to capital and the range of investors available as a public company to support the preclinical development of Eos’s pipeline, compared to the capital and investors Eos could otherwise gain access to if it continued to operate as a privately-held company; and

●	the potential benefits from increased public market awareness of Eos and its pipeline particularly in light of a growing longevity medicine industry.

Interests of Pulmatrix Directors, Officers and Affiliates in the Merger (see pages 94 and 95)

In considering the recommendation of the Pulmatrix board of directors with respect to issuing shares of Pulmatrix common stock in the Merger and the other matters to be acted upon by the Pulmatrix stockholders at the Pulmatrix Special Meeting, the Pulmatrix stockholders should be aware that Pulmatrix directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Pulmatrix stockholders generally. These interests may present Pulmatrix directors and executive officers with actual or potential conflicts of interest. These interests include the following:

●	in connection with the Merger, each warrant to acquire shares of Pulmatrix common stock that is outstanding and unexercised immediately prior to the Effective Time shall survive the Closing and remain outstanding in accordance with its terms; and

●	under the Merger Agreement, Pulmatrix directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage.

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Interests of Eos Directors, Officers and Affiliates in the Merger (see pages 95 and 96)

In considering the recommendation of the Eos board of directors with respect to approving the Merger, stockholders should be aware that Eos’s directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Eos stockholders generally. These interests may present them with actual or potential conflicts of interest. These interests include the following:

●	as of June 30, 2026, Eos’s current non-employee directors and executive officers beneficially owned, in the aggregate, approximately 99.8% of the shares of Eos’s capital stock, which for purposes of this subsection excludes any Eos shares issuable upon exercise or settlement of Eos options or warrants held by such individual;

●	in connection with the Merger, each option to purchase shares of Eos common stock held by Eos’s executive officers and directors, whether or not vested, will be converted into an option to purchase shares of the Combined Company’s common stock, on the same terms and conditions (including any vesting and acceleration provisions);

●	the Merger Agreement contemplates that Eos will, on or after the date of the Merger Agreement, grant restricted stock units or other equity-based awards with respect to shares of Eos common stock to Eos’s Chief Executive Officer, an entity established by or otherwise controlled by him, or a person designated by him (the form of which is attached hereto as Annex I, the “CEO RSUs”), and any such CEO RSUs that are outstanding immediately prior to the Effective Time will be converted into and become the appropriate equity-based awards with respect to shares of Pulmatrix common stock in accordance with the terms of the Merger Agreement. The CEO RSUs were granted to RCM Eos RSU HOLDINGS, LLC on July 7, 2026; see “The Merger Agreement-Treatment of Eos CEO RSUs”;

●	Eos’s directors and executive officers are expected to become directors and executive officers of the Combined Company upon completion of the Merger; and

●	Eos’s directors and executive officers are entitled to certain indemnification and liability insurance coverage pursuant to the terms of the Merger Agreement.

The Eos board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Eos stockholders approve the Merger as contemplated by this proxy statement/prospectus.

Opinion of Pulmatrix’s Financial Advisor (see page 86)

On March 22, 2026, Gemini Valuation Services, LLC (“Gemini” or “GVS”) rendered its opinion to the Pulmatrix board of directors that, as of such date and based upon and subject to the various assumptions and limitations made, and such other factors Gemini deemed relevant upon the review undertaken by Gemini in preparing its opinion, the exchange ratio proposed to be paid by Pulmatrix pursuant to the terms of the Merger Agreement was fair, from a financial point of view, to the holders of Pulmatrix common stock.

The full text of the written opinion of Gemini, dated March 22, 2026, which describes the assumptions made and the qualifications and limitations upon the review undertaken by Gemini in preparing its opinion, is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference. Gemini’s financial advisory services and opinion were provided for the information and assistance of the Pulmatrix board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Pulmatrix board of directors’ consideration of the Merger and the opinion of Gemini addressed only the fairness, from a financial point of view, as of the date thereof, to the holders of Pulmatrix common stock of the exchange ratio proposed to be paid by Pulmatrix pursuant to the terms of the Merger Agreement. The opinion of Gemini did not address any other term or aspect of the Merger Agreement or the Merger and does not constitute a recommendation to any stockholder of Pulmatrix or Eos as to whether or how such holder should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter.

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The full text of the written opinion of Gemini should be read carefully in its entirety for a description of the assumptions made and qualifications and limitations upon the review undertaken by Gemini in preparing its opinion.

Overview of the Merger Agreement and Agreements Related to the Merger Agreement

Merger Consideration and Adjustment (see page 97)

Treatment of Eos Capital Stock

At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, each then-outstanding share of Eos Capital Stock will be converted into the right to receive a number of shares of Pulmatrix common stock calculated in accordance with the Merger Agreement.

Upon entering into the Merger Agreement, approximately 4.0 million shares of Pulmatrix securities were outstanding, including approximately 3.7 million shares of common stock and approximately 0.3 million shares underlying outstanding options and warrants. Immediately after the Merger, based solely on the estimated Exchange Ratio as described in this proxy statement/prospectus, Pulmatrix securityholders as of immediately prior to the Merger are expected to own approximately 6% of the Combined Company on a fully-diluted basis, excluding the CEO RSUs, with the remaining 94% expected to be owned by Eos securityholders, including the shares issued related to merger fees and shares issued or related to Pulmatrix Series B Preferred Stock.

Treatment of Eos Options (see page 105)

At the Effective Time, Pulmatrix shall assume each Eos Equity Incentive Plan and each stock option of Eos, whether vested or unvested, that is outstanding immediately prior to the Effective Time, which shall, at the Effective Time, cease to represent a right to acquire shares of Eos Common Stock and shall be converted, at the Effective Time, into an option to purchase shares of Pulmatrix Common Stock (an “Assumed Option”), on the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Eos Option as of immediately prior to the Effective Time, except for administrative or ministerial changes as determined by the Company Board (or, following the Effective Time, the Pulmatrix Board or compensation committee thereof).

The number of shares subject to each such Assumed Option shall be equal to (i) the number of shares of Eos common stock subject to the respective Eos Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Pulmatrix Common Stock, and such Assumed Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the Eos Common Stock otherwise purchasable pursuant to the respective Eos Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that in the case of any Eos Option to which Section 421 of the Code applies as of immediately prior to the Effective Time (taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Pulmatrix common stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Assumed Option to which Section 409A of the Code applies as of the Effective Time, the exercise price, the number of shares of Pulmatrix common stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional taxes thereunder.

Treatment of Investor Financing Warrants

At the Effective Time, each Investor Financing Warrant, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time, will be converted into and become a warrant to purchase Pulmatrix common stock (each, an “Assumed Warrant”), and Pulmatrix shall assume the terms of the Investor Financing Warrant by which such Investor Financing Warrant is evidenced (but with changes to such documents as Pulmatrix and Eos mutually agree are appropriate to reflect the substitution of the Investor Financing Warrant by Pulmatrix to purchase shares of Pulmatrix common stock). All rights with respect to Eos Common Stock under the Investor Financing Warrant assumed by Pulmatrix will thereupon be converted into rights with respect to Pulmatrix common stock.

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Accordingly, from and after the Effective Time: (i) each Investor Financing Warrant assumed by Pulmatrix may be exercised solely for shares of Pulmatrix common stock; (ii) the number of shares of Pulmatrix common stock subject to each Investor Financing Warrant assumed by Pulmatrix will be determined by multiplying (x) the number of shares of Eos common stock that were subject to such Investor Financing Warrant, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Pulmatrix common stock; (iii) the per share exercise price for the Pulmatrix common stock issuable upon exercise of each Investor Financing Warrant assumed by Pulmatrix will be determined by dividing (x) the per share exercise price of Eos common stock subject to such Investor Financing Warrant, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest thousandth of a cent; and (iv) any restriction on the exercise of any Investor Financing Warrant assumed by Parent will continue in full force and effect, and the term, exercisability, method of exercise, vesting schedule, and other provisions of such Investor Financing Warrant will otherwise remain unchanged; provided, however, that to the extent provided under the terms of an Investor Financing Warrant assumed by Pulmatrix in accordance with the Merger Agreement will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Pulmatrix common stock subsequent to the Effective Time.

Treatment of Eos CEO RSUs

At the Effective Time, the restricted stock units with respect to up to the equivalent of 13,000,000 shares of Pulmatrix common stock in the Combined Company that Eos issued to RCM Eos RSU HOLDINGS, LLC on July 7, 2026, an entity that was established by the Chief Executive Officer of Eos (the form of which is attached hereto as Annex I, the “CEO RSUs”), whether vested or unvested, that are outstanding immediately prior to the Effective Time, will be converted into and become restricted stock units with respect to Pulmatrix common stock (the “Assumed CEO RSUs”), and Pulmatrix shall assume the terms of the CEO RSUs by which such CEO RSUs is evidenced by the form of CEO RSU attached hereto as Annex I, which was consented to by Pulmatrix on July 2, 2026. All rights with respect to Eos common stock under the CEO RSUs assumed by Pulmatrix will thereupon be converted into rights with respect to Pulmatrix common stock. The shares of common stock underlying the CEO RSUs may only be delivered to the grantee or a personal representative thereof during calendar year 2029.

Accordingly, from and after the Effective Time: (i) the number of shares of Pulmatrix common stock subject to each CEO RSUs assumed by Pulmatrix will be determined by multiplying (x) the number of shares of Eos common stock that were subject to such CEO RSUs, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Pulmatrix common stock; and (ii) any restriction on the exercise (if applicable) of any CEO RSUs assumed by Pulmatrix will continue in full force and effect, and the term, exercisability, method of exercise, vesting schedule, and other provisions of such CEO RSUs will otherwise remain unchanged; provided, however, that to the extent provided under the terms of a CEO RSUs assumed by Pulmatrix in accordance with the terms of the Merger Agreement, such Assumed CEO RSUs will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Pulmatrix common stock subsequent to the Effective Time.

Treatment of Eos Convertible Notes

Each Eos Convertible Note that is outstanding and unconverted as of immediately prior to the Effective Time shall be converted solely into the right to receive a number of shares of Pulmatrix common stock equal to (x) the number of Eos capital stock that the holder of such Eos Convertible Note would have been entitled to had the Eos Convertible Note converted into Eos capital stock prior to the Effective Time, multiplied by (y) the Exchange Ratio.

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Treatment of Pulmatrix Common Stock (see page 106)

Except as contemplated by the proposed increase in the number of authorized shares of Pulmatrix common stock described in Proposal No. 3 of this proxy statement/prospectus and the proposed reverse stock split of issued and outstanding Pulmatrix common stock described in Proposal No. 2 of this proxy statement/prospectus, Pulmatrix common stock will remain unaffected by the Merger.

Treatment of Pulmatrix Warrants (see page 106)

Under the terms of the Merger Agreement, each warrant to acquire shares of Pulmatrix common stock that is outstanding and unexercised immediately prior to the Effective Time shall survive the Closing and remain outstanding in accordance with its terms.

Treatment of Pulmatrix Options (see page 106)

Each outstanding option to acquire shares of Pulmatrix common stock that is outstanding and unexercised immediately prior to the Effective Time shall survive the Closing and remain outstanding in accordance with its terms.

Regulatory Approvals (see page 112)

Pulmatrix must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Pulmatrix common stock, to Eos stockholders in connection with the transactions contemplated by the Merger Agreement and the filing of this proxy statement/prospectus with the SEC. Pulmatrix and Eos do not intend to seek any regulatory approval from antitrust authorities to consummate the transactions.

Conditions to the Completion of the Merger (see page 113)

To complete the Merger, Pulmatrix stockholders must approve Proposal Nos. 1, 2 and 3, and Eos stockholders must adopt the Merger Agreement and approve the Merger and the related transactions contemplated by the Merger Agreement. In addition, each of the other closing conditions set forth in the Merger Agreement must be satisfied or waived.

In addition, as of the closing of the Merger, Eos shall have received, or shall receive substantially simultaneously with the closing, aggregate gross cash proceeds of at least $13,000,000 from one or more Eos financing transactions; provided, however, that any proceeds received by the Eos from bridge financing transactions (including, without limitation, any bridge loans, bridge notes, or other interim financing arrangements entered into by Eos in respect of operations of Eos during the pre-closing period) with an aggregate amount of $5,000,000 or less shall be excluded from the foregoing calculation of aggregate gross cash proceeds received and shall not count towards the satisfaction of this condition.

Non-Solicitation (see page 110)

Each of Pulmatrix and Eos have agreed that, except as described below, Pulmatrix and Eos and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize any of the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives retained by it or any of its subsidiaries to, directly or indirectly:

●	solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of, any Acquisition Proposal or Acquisition Inquiry (as defined below);

●	furnish any non-public information with respect to it to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

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●	engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry;

●	execute or enter into any letter of intent or any contract contemplating or otherwise relating to an Acquisition Transaction (as defined below); or

●	publicly propose to do any of the foregoing.

An “Acquisition Inquiry” means, with respect to a party, an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by Eos, on the one hand, or Pulmatrix on the other hand, to the other party) that would reasonably be expected to lead to an Acquisition Proposal.

An “Acquisition Proposal” means, with respect to a party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Eos or any of its affiliates, on the one hand, or by or on behalf of Pulmatrix or any of its affiliates, on the other hand, to the other party) contemplating or otherwise relating to an Acquisition Transaction with such party.

An “Acquisition Transaction” means any transaction or series of related transactions involving:

●	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction: (i) in which any individual, entity, governmental entity, or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Pulmatrix or Eos or any of their respective subsidiaries or (ii) in which Pulmatrix, Eos or Merger Sub or any of their respective subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries or issues securities convertible into more than 20% of the outstanding securities of any class of voting securities; or

●	any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of Pulmatrix or Eos and their respective subsidiaries, as applicable, taken as a whole.

Notwithstanding the foregoing or anything to the contrary herein, in the event that the initial End Date has passed (without taking into account extensions thereto set forth in the Merger Agreement), Pulmatrix and Eos shall be, without further action on the part of any party, released from any and all of its obligations with respect to the foregoing, and each of Pulmatrix and Eos shall be free to pursue, solicit or otherwise participate in, without liability hereunder, any offer or transaction, whether or not it would constitute a Superior Offer or an Acquisition Proposal, without providing notice to or seeking consent or a waiver from the other party.

Board Recommendation Change (see page 111)

Under the Merger Agreement, subject to certain exceptions described below, both Eos and Pulmatrix agreed that their respective board of directors may not withhold, amend, withdraw or modify (or publicly propose to withhold, amend, withdraw or modify) the recommendation of such party’s board of directors in a manner adverse to the other party except if, at any time prior to the approval of the Merger by each party’s respective stockholders, and subject to the conditions described below, (i) such party has received a bona fide written Acquisition Proposal that such party’s board of directors determines, following consultation with its outside legal counsel and financial advisor, to be a Superior Offer, or (ii) a material development or change in circumstances (other than any such event, development or change to the extent related to any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof) that affects the business, assets or operations of such party and occurs or arises after the date the Merger Agreement was executed.

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In the case of a change recommendation due to a material development or change in circumstance, such party’s board of directors must first promptly notify the other party, in writing, at least four business days before making a change in its recommendation, stating the material facts and circumstances related to the applicable material development or change in circumstance and that such party’s board of directors intends to make a change in its recommendation.

In the case of a change its recommendation due to a Superior Offer, such party’s board of directors must first:

●	determine in good faith, based on the advice of its outside legal counsel, that the failure to make a change in its recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

●	negotiate with the other party in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, during the required four business day notice period and provide the other party with certain information regarding such Superior Offer; and

●	if the other party delivers a written offer to alter the terms or conditions of the Merger Agreement during the required four business day notice period, the party considering a change in the recommendation of its board of directors must redetermine in good faith, based on the advice of its outside legal counsel, that the failure to make a change in its recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law (after taking into account such alterations of the terms and conditions of the Merger Agreement).

A “Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that (a) was not obtained or made as a direct or indirect result of a breach of the Merger Agreement, (b) is on terms and conditions that the board of directors of the party receiving the offer determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other party to the Merger Agreement to amend the terms of the Merger Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to that party’s stockholders than the terms of the transactions contemplated by the Merger Agreement, (c) with respect to which any required financing is fully committed pursuant to customary debt or equity commitment letters that contain only customary conditions, or is reasonably capable of being obtained on a timely basis and (d) is reasonably capable of being completed on the terms proposed.

In addition, in the event of a material amendment to a Superior Offer, the applicable notice period shall be extended to ensure that at least three (3) business days remain following notification of such amendment, during which the parties shall comply again with the foregoing requirements.

In the event that the initial End Date (the date that is the six (6) month anniversary of the date of the Merger Agreement) has passed (without taking into account extensions thereto set forth in the Merger Agreement), Pulmatrix and Eos shall be, without further action on the part of any party, released from any and all of its obligations with respect to the foregoing and the Eos shall be free to pursue, solicit or otherwise participate in, without liability under the Merger Agreement, any offer or transaction, whether or not it would constitute a Superior Offer, without providing notice to or seeking consent or a waiver from Pulmatrix or Merger Sub.

Termination of the Merger Agreement (see page 114)

Either Pulmatrix or Eos may terminate the Merger Agreement under certain circumstances, which would prevent the Merger from being consummated.

Lock-Up Agreements (see page 113)

SENOTHERAPEUTIX, Inc. has entered into, each person who is expected to serve on the Combined Company board of directors will enter into, lock-up agreements, pursuant to which such parties have agreed or will agree, as applicable, not to, except in limited circumstances, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Pulmatrix common stock or any securities convertible into or exercisable or exchangeable for Pulmatrix common stock, currently or thereafter owned until 180 days after the effective time in the case of certain stockholders and until up to 24 months after the effective time subject to a tiered release schedule in the case of executive officers, directors and certain institutional investors.

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Voting Agreement

In connection with the Pulmatrix Financing (as defined herein), Pulmatrix and the Buyer (as defined herein) entered into the Voting Agreement (as defined herein), pursuant to which the Buyer has agreed to vote, at any annual or special meeting of Pulmatrix called with respect to matters the Board of Directors of Pulmatrix has recommended the stockholders of Pulmatrix to vote in favor of, including but not limited to, any matters as related to the proposals to be put forth at the Special Meeting, and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of Pulmatrix stockholders with respect to such matter, to vote or cause the holder of record to vote its shares of Series B Preferred Stock, or any shares of Pulmatrix common stock, in favor of providing the requisite stockholder approval. Additionally, pursuant to the terms of the Voting Agreement, the Buyer has agreed that for a period commencing upon the execution of the Pulmatrix Purchase Agreement and ending at the date of termination of the Voting Agreement, the Buyer will not, directly or indirectly transfer, sell, offer, exchange, assign, pledge, convey any legal or beneficial ownership interest in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer), or encumber any of the shares of Series B Preferred Stock or shares of Pulmatrix common stock, or enter into any contract, option, or other agreement with respect to, or consent to, a transfer of, any such shares or the Buyer’s voting or economic interest.

Organizational Structure

As of June 30, 2026, SENOTHERAPEUTIX, Inc. owned approximately 99.8% of Eos and Eos has no subsidiaries. Following the consummation of the Merger, Eos will continue as the surviving corporation and will be a wholly-owned subsidiary of Pulmatrix (which will be renamed).

Management Following the Merger (see page 204)

The following table sets forth the name, age as of June 30, 2026, and position of each of the individuals who are expected to serve as executives and directors of the Combined Company following completion of the Merger:

Name	Age	Position
Executive Officers:
Kevin Slawin	65	Chief Executive Officer and Director
Non-Employee Directors:
Frank McGuyer	74	Director and Chair of the Board of Directors
Jerold Winograd	63	Director
Ralph Mack	66	Director

Material U.S. Federal Income Tax Considerations (see page 99)

As discussed in detail in the section titled “The Merger-U.S. Federal Income Tax Considerations-The Merger,” subject to the limitations and qualification described therein, Pulmatrix and Eos intend that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Assuming the Merger so qualifies, a U.S. Holder of Eos stock (as defined therein) will not recognize gain or loss upon the exchange of its Eos stock for Pulmatrix stock. For a more detailed discussion of the U.S. federal income tax considerations of the Merger, please see the section titled “The Merger-U.S. Federal Income Tax Considerations-The Merger” beginning on page 100 of this proxy statement/prospectus.

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Risk Factors (see page 24)

Both Pulmatrix and Eos are subject to various risks associated with their businesses and their industries. In addition, the Merger, including the possibility that the Merger may not be completed, poses a number of risks to each company and its respective securityholders, including the following risks:

Risks Related to the Merger:

●	There is no assurance when or if the Merger will be completed. Any delay in completing the Merger may substantially reduce the potential benefits that Pulmatrix and Eos expect to obtain from the Merger.

●	The issuance of shares of Pulmatrix common stock to Eos stockholders in the Merger will substantially dilute the voting power of current Pulmatrix stockholders. Having a minority share position will reduce the influence that current stockholders have on the management of Pulmatrix.

●	The issuance, or expected issuance, of Pulmatrix common stock in connection with the Merger could decrease the market price of Pulmatrix common stock.

●	Directors and officers of Pulmatrix and Eos may have interests in the Merger that are different from, or in addition to, those of Pulmatrix stockholders and Eos stockholders generally that may influence them to support or approve the Merger.

●	Pulmatrix has never paid and Eos, does not intend to pay any cash dividends in the foreseeable future.

Risks Related to the Proposed Reverse Stock Split:

●	The proposed reverse stock split may not increase the Combined Company’s common stock price over the long term.

●	The proposed reverse stock split may decrease the liquidity of Pulmatrix common stock.

●	The proposed reverse stock split would have been the effect of increasing the amount of common stock that the Combined Company is authorized to issue without further approval by the Combined Company stockholders.

●	The proposed reverse stock split may lead to a decrease in overall market capitalization of the Combined Company.

Risks Related to Pulmatrix:

●	Pulmatrix has a history of net losses and may experience future losses.

●	Pulmatrix will need to raise additional capital to meet its business requirements in the future and such capital raises may be costly or difficult to obtain and could dilute its stockholders’ ownership interests.

●	Pulmatrix has historically been a clinical development stage biopharmaceutical company and has never been profitable. Pulmatrix expects to incur additional losses in the future and may never be profitable.

●	All of Pulmatrix’s product candidates are still under development, and there can be no assurance of successful commercialization of any of its products.

●	Pulmatrix’s product candidates must undergo rigorous nonclinical and clinical testing, and it must obtain regulatory approvals, which could be costly and time-consuming and subject it to unanticipated delays or prevent it from marketing any products. Pulmatrix cannot be certain that any of its current and future product candidates will receive regulatory approval, and without regulatory approval it will not be able to market its product candidates.

●	Pulmatrix may be unable to adequately protect or enforce its rights to intellectual property, causing it to lose valuable rights. Loss of patent rights may lead it to lose market share and anticipated profits.

Risks Related to Eos:

●	Eos has no revenue, a limited operating history, a history of operating losses, and may experience future losses.

●	Eos will require additional financing and may be unable to raise sufficient capital, which could have a material adverse impact on its preclinical development programs.

●	Eos’s drug candidates are in early stages of preclinical development and may never receive regulatory approval or be successfully commercialized.

●	Eos is dependent on the success of its lead product candidate, PTC-2105.

●	Eos may not be able to obtain or maintain regulatory approvals for its product candidates. Eos currently has no product revenues and may not generate revenue at any time in the near future, if at all. Currently, Eos has no products approved for commercial sale.

●	Eos’s success depends on the ability to protect the intellectual property and proprietary technology being used by the company.

●	Eos faces significant competition from other biotechnology and pharmaceutical organizations, may not be able to compete successfully, and its product candidates may be rendered obsolete by rapid technological change.

Risks Related to the Combined Company:

●	The market price of the Combined Company common stock is expected to be volatile, and the market price of the common stock may drop following the Merger.

●	The Combined Company may incur losses for the foreseeable future and may never achieve profitability.

●	The Combined Company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.

●	After completion of the Merger, the Combined Company’s executive officers, directors and principal stockholders will have the ability to control or significantly influence all matters submitted to the Combined Company’s stockholders for approval.

●	The Combined Company will have broad discretion in the use of the cash and cash equivalents of the Combined Company and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

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These risks and other risks are discussed in greater detail under the section titled “Risk Factors” beginning on page 24 of this proxy statement/prospectus. Pulmatrix and Eos both encourage you to read and consider all of these risks carefully.

Regulatory Approvals (see page 112)

Each of Pulmatrix and Eos will use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of the Merger Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental authority with respect to the transactions contemplated by the Merger Agreement, if any, and to submit promptly any additional information requested by any such governmental authority.

Nasdaq Stock Market Listing (see page 101)

Pulmatrix has filed an initial listing application for the Combined Company common stock with Nasdaq. If such application is accepted, Pulmatrix anticipates that the common stock of the Combined Company will be listed on Nasdaq following the Closing under the trading symbol “EOSX.” It is a condition to the consummation of the Merger that Pulmatrix will receive confirmation from Nasdaq that the Combined Company has been approved for listing on Nasdaq, but there can be no assurance such listing condition will be met or that Pulmatrix will obtain such confirmation from Nasdaq. If such listing condition is not met or if such confirmation is not obtained, the Merger will not be consummated unless the condition is waived. The Nasdaq condition set forth in the Merger Agreement is not expected to be waived by the applicable parties.

Controlled Company Exemption

Immediately following the Merger, SENOTHERAPEUTIX, Inc. is expected to beneficially own more than 50% of the voting power of the Combined Company’s outstanding common stock. SENOTHERAPEUTIX, Inc., as of March 26, 2026, is the sole stockholder of Eos. Kevin Slawin, who is expected to serve as Chief Executive Officer of the Combined Company, holds a majority of the voting power of shares of SENOTHERAPEUTIX, Inc. Under the Nasdaq listing rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company is a “controlled company” and is exempt from certain corporate governance requirements. The Combined Company will be a controlled company. Although Eos does not currently intend for the Combined Company to rely on the controlled company exemptions, the Combined Company could elect to rely on one or more of these exemptions in the future. If the Combined Company relies on any such exemptions, its investors will not have the same protections afforded to stockholders of companies that are subject to these corporate governance requirements. See “Risk Factors – The Combined Company will be a “controlled company” within the meaning of Nasdaq rules and qualifies for exemptions from certain corporate governance requirements. As a result, stockholders may not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements” and the sections entitled “Principal Stockholders of the Combined Company” and “Management Following the Merger – Controlled Company Exemption.”

Anticipated Accounting Treatment (see page 102)

The Merger is expected to be accounted for as a reverse asset acquisition in accordance with U.S. GAAP. Under this method of accounting, Eos is considered to be the accounting acquirer for financial reporting purposes since immediately following the Merger: (i) Eos’s equity holders will own a substantial majority of the voting rights in the Combined Company; (ii) Eos’s largest stockholder will retain the largest interest in the Combined Company; (iii) Eos will designate all but one of the initial members of the Combined Company board of directors; and (iv) Eos’s executive management team will become the management of the Combined Company.

Management expects that this transaction will be accounted for as a reverse asset acquisition because Pulmatrix is not expected to meet the definition of a business under ASC 805 as of Closing, but it does represent a group of assets. Accordingly, the Merger is expected to be treated for accounting purposes as the equivalent of Eos issuing stock to acquire the net assets of Pulmatrix. The net assets of Pulmatrix will be allocated a portion of the purchase price and recorded based on their relative fair values at the time of Closing. Upon completion of the Merger, as a result of Eos being treated as the accounting acquirer, Eos’s assets and liabilities will be recorded at their pre-combination carrying amounts and the historical financial statements of Eos will become the historical consolidated financial statements of Pulmatrix.

Please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 211 of this proxy statement/prospectus for additional information.

Appraisal Rights and Dissenters’ Rights (see page 102)

Holders of Pulmatrix common stock are not entitled to appraisal rights in connection with the Merger under Delaware law. Holders of Eos capital stock are entitled to appraisal rights in connection with the Merger under Delaware law.

Comparison of Stockholder Rights (see page 224)

Both Pulmatrix and Eos are incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are currently, and will continue to be, governed by the Delaware General Corporation Law (“DGCL”). If the Merger is completed, Eos stockholders will become Pulmatrix stockholders, and their rights will be governed by the DGCL, the Pulmatrix Bylaws and the Pulmatrix Charter, as may be further amended by Proposal Nos. 2 and 3 if approved by the Pulmatrix stockholders at the Pulmatrix Special Meeting. The rights of Pulmatrix stockholders contained in the Pulmatrix Charter and Pulmatrix Bylaws differ from the rights of Eos stockholders under the Eos Charter and Eos Bylaws, as more fully described under the section titled “Comparison of Rights of Holders of Pulmatrix Capital Stock and Eos Capital Stock” beginning on page 224 of this proxy statement/prospectus.

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COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

The Pulmatrix common stock has been listed on the Nasdaq Capital Market under the symbol “PULM” since June 16, 2015.

Eos is a privately held company, and there is no established public trading market for its securities.

The following table sets forth the closing sale prices per share of Pulmatrix common stock on March 25, 2026, the last full trading day immediately preceding the public announcement of the Merger Agreement, and on June 30, 2026, the latest practicable date prior to the date of this proxy statement/prospectus:

	Pulmatrix Common Stock	Eos Common Stock
March 25, 2026	$2.12	N/A
June 30, 2026	$1.70	N/A

Stockholders of Pulmatrix and Eos are urged to obtain current market quotations for Pulmatrix common stock and to review carefully the other information contained in this proxy statement/prospectus or documents filed with the SEC. See the section titled “Where You Can Find More Information” beginning on page 235 of this proxy statement/prospectus.

Holders

As of June 30, 2026, the latest practicable date prior to the date of this proxy statement/prospectus, there were 43 holders of record of Pulmatrix common stock.

As of June 30, 2026, the latest practicable date prior to the date of this proxy statement/prospectus, there was one (1) holder of record of Eos common stock.

Dividends

Pulmatrix has never declared or paid any cash dividends on the Pulmatrix common stock and does not anticipate paying cash dividends on the Pulmatrix common stock for the foreseeable future. Any determination to pay cash dividends subsequent to the Merger will be at the discretion of the Combined Company then-current board of directors and will depend upon a number of factors, including the Combined Company’s results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors the then-current board of directors deems relevant.

Eos has never paid or declared any cash dividends on Eos capital stock. If the Merger does not occur, Eos does not anticipate paying any cash dividends on the Eos capital stock in the foreseeable future, and Eos intends to retain all available funds and any future earnings to fund the development and expansion of its business. Any future determination to pay dividends will be at the discretion of the Eos board of directors and will depend upon a number of factors, including its results of operations, financial condition, future prospects, contractual restrictions, and restrictions imposed by applicable laws and other factors the Eos board of directors deems relevant.

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RISK FACTORS

In evaluating the business of the Combined Company, you should carefully consider the following discussion of material risks, events and uncertainties that make an investment in the Combined Company speculative or risky in addition to the other information included in this proxy statement/prospectus and additional information about Pulmatrix set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which is filed with the SEC, incorporated by reference into this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” beginning on page 235 of this proxy statement/prospectus for further information regarding the documents incorporated by reference into this proxy statement/prospectus. A manifestation of any of the following risks and uncertainties could, in circumstances Pulmatrix or Eos may or may not be able to accurately predict, materially and adversely affect the business and operations, growth, reputation, prospects, operating and financial results, financial condition, cash flows, liquidity and stock price of Pulmatrix, Eos or the Combined Company. Some of the factors, events and contingencies discussed below may have occurred in the past, but the disclosures below are not representations as to whether or not the factors, events or contingencies have occurred in the past and instead reflect Pulmatrix and Eos’s beliefs and opinions as to the factors, events, or contingencies that could materially and adversely affect Pulmatrix, Eos or the Combined Company in the future. The risks and uncertainties described below are not the only ones Pulmatrix or Eos face or the Combined Company may face. The operations of Pulmatrix, Eos or the Combined Company could also be affected by factors, events or uncertainties that are not presently known to Pulmatrix or Eos or that Pulmatrix or Eos currently do not consider to present significant risks to the business of Pulmatrix, Eos or the Combined Company. Therefore, you should not consider the following risks to be a complete statement of all the potential risks or uncertainties that Pulmatrix, Eos or the Combined Company face.

Risks Related to the Merger

There is no assurance when or if the Merger will be completed. Any delay in completing the Merger may substantially reduce the potential benefits that Pulmatrix and Eos expect to obtain from the Merger.

Completion of the Merger is subject to the satisfaction or waiver of a number of conditions, as set forth in the Merger Agreement, including the approval by Pulmatrix stockholders, approval by Nasdaq of Pulmatrix’s application for the listing of Pulmatrix common stock to be issued in connection with the Merger, and other customary closing conditions. There can be no assurance that Pulmatrix and Eos will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived. For a discussion of the conditions to the completion of the Merger, see the section titled “The Merger Agreement-Conditions to the Completion of the Merger” beginning on page 113 of this proxy statement/prospectus. If the conditions are not satisfied or waived, the Merger may not occur or may not be completed within the expected timeframe, and Pulmatrix and Eos each may materially and adversely lose some or all of the potential benefits that Pulmatrix and Eos expect to achieve as a result of the Merger and could result in additional transaction costs or other effects associated with uncertainty about the Merger. In addition, pursuant to the Merger Agreement, each of Pulmatrix and Eos may extend the originally scheduled End Date (defined in the Merger Agreement) by up to 60 calendar days. Moreover, each of Pulmatrix and Eos has incurred and expects to continue to incur significant expenses related to the Merger, such as legal and accounting fees, some of which must be paid even if the Merger is not completed.

Pulmatrix and Eos can agree at any time to terminate the Merger Agreement, even if Pulmatrix stockholders and/or Eos securityholders have already adopted the Merger Agreement and thereby approved the Merger and the other transactions contemplated by the Merger Agreement. Pulmatrix and Eos can also terminate the Merger Agreement under other specified circumstances.

In addition, if the Merger Agreement is terminated and the Pulmatrix or the Eos board of directors determines to seek another business combination, it may not be able to find a third party willing to provide equivalent or more attractive consideration than the consideration to be provided by each party in the Merger. In such circumstances, the Pulmatrix board of directors may elect to, among other things, divest all or a portion of Pulmatrix’s business, or take the steps necessary to liquidate all of Pulmatrix’s business and assets, and in either such case, the consideration that Pulmatrix receives may be less attractive than the consideration to be received by Pulmatrix pursuant to the Merger Agreement.

If the Merger Agreement is not consummated, it is anticipated that Pulmatrix will be delisted from The Nasdaq Capital Market and may need to consider whether to remain a public company. For risks related to a delisting from The Nasdaq Capital Market, see “In the event that the Combined Company fails to satisfy any of the listing requirements of The Nasdaq Capital Market, its common stock may be delisted, which could affect its market price and liquidity.”

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The issuance of shares of Pulmatrix common stock to Eos stockholders in the Merger will substantially dilute the voting power of current Pulmatrix stockholders. Having a minority share position will reduce the influence that current stockholders have on the management of Pulmatrix.

Pursuant to the terms of the Merger Agreement, at the Effective Time, Pulmatrix will issue (or reserve for future issuance) approximately 43.7 million shares of its common stock using the assumed Exchange Ratio of 8.64 (which is subject to change depending on the number of outstanding securities of Pulmatrix and Eos at the Effective Time and which such figure does not include any shares of Pulmatrix common stock issuable upon conversion of Eos notes, Eos Series A Preferred Stock, warrants, options, Series B Preferred Stock, the CEO RSUs and shares issuable to Palladium as compensation in connection with the Merger), without giving effect to the proposed reverse stock split contemplated by the Reverse Stock Split Proposal, to Eos stockholders as merger consideration. As a result, upon completion of the Merger, the Pulmatrix securityholders as of immediately prior to the Merger are expected to own approximately 6.1856% of the outstanding shares of the Combined Company on a fully-diluted basis before payment of Palladium’s fee in the form of a 3.0% ownership in the Combined Company, as further described under “The Merger-Exchange Ratio” in this proxy statement/prospectus. Accordingly, the issuance of the shares of Pulmatrix common stock to Eos stockholders in the Merger will significantly reduce the ownership stake and relative voting power of each share of Pulmatrix common stock held by current Pulmatrix stockholders. Consequently, following the Merger, the ability of current Pulmatrix stockholders to influence Combined Company management will be substantially reduced.

The issuance, or expected issuance, of Pulmatrix common stock in connection with the Merger could decrease the market price of Pulmatrix common stock.

In connection with the Merger and as part of the merger consideration, Pulmatrix expects to issue shares of Pulmatrix common stock to Eos stockholders. The anticipated issuance of Pulmatrix common stock in the Merger may result in fluctuations in the market price of Pulmatrix common stock, including a stock price decrease. In addition, the perception in the market that the holders of a large number of shares of Pulmatrix common stock may intend to sell shares could reduce the market price of Pulmatrix common stock.

The intended benefits of the Merger may not be realized.

The Merger poses risks for Pulmatrix’s and Eos’s ongoing operations, including, among others:

●	that senior management’s attention may be diverted from the management of Pulmatrix’s and Eos’s current operations and preclinical development of its products;

●	costs and expenses associated with any undisclosed or potential liabilities; and

●	unforeseen difficulties may arise in integrating Eos’s and Pulmatrix’s business in the Combined Company.

As a result of the foregoing, the Combined Company may be unable to realize the full strategic and financial benefits currently anticipated from the Merger, and Pulmatrix or Eos cannot assure you that the Merger will be accretive to Pulmatrix or Eos in the near term or at all. Furthermore, if Pulmatrix or Eos fails to realize the intended benefits of the Merger, the market price of the Combined Company’s common stock could decline to the extent that the market price reflects those benefits. In such case, Pulmatrix stockholders will have experienced substantial dilution of their ownership interests in Pulmatrix without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent the Combined Company is able to realize only part of the strategic and financial benefits currently anticipated from the Merger.

Because the lack of a public market for Eos common stock makes it difficult to evaluate the fairness of the Merger, Eos stockholders may receive consideration in the Merger that is greater than or less than the fair market value of Eos common stock.

The outstanding Eos common stock is privately held and is not traded in any public market. The lack of a public market makes it extremely difficult to determine the fair market value of Eos shares. Since the percentage of Pulmatrix common stock to be issued to Eos stockholders was determined based on negotiations between the parties, it is possible that the value of the Pulmatrix common stock to be issued in connection with the Merger will be greater than the fair market value of Eos shares. Alternatively, it is possible that the value of the shares of Pulmatrix common stock to be issued in connection with the Merger will be less than the fair market value of Eos shares.

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Directors and officers of Pulmatrix and Eos may have interests in the Merger that are different from, or in addition to, those of Pulmatrix stockholders and Eos stockholders generally that may influence them to support or approve the Merger.

The Pulmatrix and Eos officers and directors may have interests in the Merger that are different from, or are in addition to, those of Pulmatrix stockholders and Eos stockholders generally. Effective upon the Closing, Kevin Slawin is expected to be employed as an executive officer by the Combined Company. It is expected that six directors designated by Eos, and one director designated by Pulmatrix and agreed to by Eos, are to be appointed as Combined Company directors after the completion of the Merger and will receive cash and equity compensation in consideration for such service as described in more detail in the section titled “Management Following the Merger” beginning on page 204 of this proxy statement/prospectus. Each outstanding option to acquire shares of Eos common stock held by Eos executive officers and directors will be converted into an option to acquire shares of Pulmatrix common stock. In addition, the Pulmatrix and Eos directors and executive officers also have certain rights to indemnification or to directors’ and officers’ liability insurance that will survive the completion of the Merger. These interests may have influenced the Pulmatrix and Eos directors and executive officers to support or recommend the proposals presented to Pulmatrix and Eos stockholders. See the sections titled “The Merger-Interests of Pulmatrix Directors and Executive Officers in the Merger” beginning on page 94 and “The Merger-Interests of Eos Directors and Executive Officers in the Merger” beginning on page 95 of this proxy statement/prospectus.

If the Merger is completed, Eos executive officers and Eos appointees to the Combined Company board of directors will have the ability to significantly influence the Combined Company’s management and business affairs, as well as matters submitted to the Combined Company board of directors or stockholders for approval, especially if they decide to act together with the current Eos stockholders.

Upon completion of the Merger, the former Eos securityholders are expected to own approximately 93.8144% of the outstanding shares of the Combined Company on a fully diluted basis, before payment of Palladium’s fee in the form of a 3.0% ownership in the Combined Company. If the Merger is completed, the Combined Company is expected to be led by Eos executive officers. Furthermore, the Combined Company’s anticipated board of directors will consist of seven members, six of which will be designated by Eos pursuant to the terms of the Merger Agreement and one of which will be designated by Pulmatrix and agreed to by Eos. As a result, such persons, if they choose to act together, will have the ability to significantly influence the Combined Company’s management and business affairs, as well as matters submitted to the Combined Company board of directors or stockholders for approval.

The announcement and pendency of the Merger could have an adverse effect on Pulmatrix’s or Eos’s business, financial condition, results of operations or business prospects.

The announcement and pendency of the Merger could disrupt Pulmatrix’s and/or Eos’s businesses in the following ways, among others:

●	Pulmatrix’s or Eos’s current and prospective employees could experience uncertainty about their future roles within the Combined Company, and this uncertainty might adversely affect Pulmatrix’s or Eos’s ability to retain, recruit and motivate key personnel;

●	the attention of Pulmatrix or Eos management may be directed towards the completion of the Merger and other transaction-related considerations and may be diverted from the day-to-day business operations of Pulmatrix or Eos, as applicable, and matters related to the Merger may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to Pulmatrix or Eos, as applicable;

●	customers, prospective customers, suppliers, collaborators and other third parties with business relationships with Pulmatrix or Eos may decide not to renew or may decide to seek to terminate, change or renegotiate their relationships with Pulmatrix or Eos as a result of the Merger, whether pursuant to the terms of their existing agreements with Pulmatrix or Eos; and

●	the market price of Pulmatrix common stock may decline to the extent that the current market price reflects a market assumption that the proposed Merger will be completed.

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Should they occur, any of these matters could adversely affect the businesses of, or harm the financial condition, results of operations or business prospects of, Pulmatrix or Eos.

During the pendency of the Merger, Pulmatrix or Eos may not be able to enter into a business combination with another party and will be subject to contractual limitations on certain actions because of restrictions in the Merger Agreement.

Covenants in the Merger Agreement impede the ability of Pulmatrix or Eos to make dispositions or acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Merger, potential spin-off of all or a portion of Pulmatrix’s assets prior to the consummation of the Merger and certain permitted financings as set forth in the Merger Agreement. As a result, if the Merger is not completed, the parties may be at a disadvantage to their competitors. In addition, while the Merger Agreement is in effect and subject to limited exceptions, each party is prohibited from soliciting, initiating, encouraging or taking actions designed to facilitate any inquiries or the making of any proposal or offer that could lead to the entering into certain extraordinary transactions with any third party, such as a sale of assets, an acquisition, a tender offer, a merger or other business combination outside the ordinary course of business. These restrictions may prevent each of Pulmatrix and Eos from pursuing otherwise attractive business opportunities or other capital structure alternatives and making other changes to their business or executing certain of their business strategies prior to the completion of the Merger, which could be favorable to Pulmatrix stockholders or Eos stockholders. See the section titled “The Merger Agreement-Non-Solicitation” beginning on page 110 of this proxy statement/prospectus.

Certain provisions of the Merger Agreement may discourage third parties from submitting competing proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

The terms of the Merger Agreement prohibit each of Pulmatrix and Eos from soliciting competing proposals or cooperating with persons making unsolicited takeover proposals, except in limited circumstances if the Pulmatrix board of directors determines in good faith, after consultation with its financial advisor and outside counsel, that an unsolicited competing proposal constitutes, or would reasonably be expected to result in, a superior competing proposal and that failure to take such action would be reasonably likely to result in a breach of the fiduciary duties of the Pulmatrix board of directors. In the event that the Pulmatrix board of directors withdraws or modifies its recommendation for Nasdaq Stock Issuance Proposal based on such superior competing proposal, Eos may terminate the Merger Agreement. See the section titled “The Merger Agreement-Termination and Termination Fees” beginning on page 114 of this proxy statement/prospectus.

The rights of Eos stockholders who become Pulmatrix stockholders in the Merger and Pulmatrix stockholders following the Merger will be governed by the Pulmatrix Charter, as amended.

Upon consummation of the Merger, outstanding shares of Eos common stock will be converted into the right to receive shares of Pulmatrix common stock. Eos stockholders who receive shares of Pulmatrix common stock in the Merger will become Pulmatrix stockholders. As a result, Eos stockholders who become stockholders in Pulmatrix will be governed by the Pulmatrix Charter, rather than being governed by the Eos Charter. Pursuant to the Merger Agreement, the Pulmatrix Charter will be amended, subject to Pulmatrix stockholders’ approval of Proposal Nos. 2 and 3, substantially contemporaneously to the effective time of the Merger. See the section titled “Comparison of Rights of Holders of Pulmatrix Capital Stock and Eos Capital Stock” beginning on page 224 of this proxy statement/prospectus.

The Exchange Ratio is not adjustable based on the market price of Pulmatrix common stock, so the Merger consideration at the Closing may have a greater or lesser value than at the time the Merger Agreement was signed.

The Merger Agreement has set the Exchange Ratio formula for the Eos common stock, and the Exchange Ratio is only adjustable upward or downward to reflect Pulmatrix’s and Eos’s equity capitalization as of immediately prior to the effective time of the Merger and the excess cash Pulmatrix has at the effective time of the Merger. Any changes in the market price of common stock before the completion of the Merger will not affect the number of shares Eos securityholders will be entitled to receive pursuant to the Merger Agreement. Therefore, if before the completion of the Merger, the market price of Pulmatrix common stock declines from the market price on the date of the Merger Agreement, then Eos securityholders could receive merger consideration with substantially lower value. Similarly, if before the completion of the Merger, the market price of Pulmatrix common stock increases from the market price on the date of the Merger Agreement, then Eos securityholders could receive merger consideration with substantially more value for their shares of Eos common stock than the parties had negotiated for in the establishment of the Exchange Ratio. For a discussion of the Exchange Ratio, see the section titled “The Merger Agreement-Exchange Ratio” beginning on page 104 of this proxy statement/prospectus.

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Pulmatrix is expected to incur substantial expenses related to the Merger with Eos.

Pulmatrix has incurred, and expects to continue to incur, substantial expenses in connection with the Merger, as well as operating as a public company. Pulmatrix will incur significant fees and expenses relating to legal, accounting, financial advisory and other transaction fees and costs associated with the Merger. Actual transaction costs may substantially exceed Pulmatrix’s estimates and may have an adverse effect on the Combined Company’s financial condition and operating results.

Failure to complete the Merger could negatively affect the value of Pulmatrix common stock and the future business and financial results of both Pulmatrix and Eos.

If the Merger is not completed, the ongoing businesses of Pulmatrix and Eos could be adversely affected. Moreover, each of Pulmatrix and Eos will be subject to a variety of risks associated with the failure to complete the Merger, including without limitation the following:

●	diversion of management focus and resources from operational matters and other strategic opportunities while working to implement the Merger;

●	reputational harm due to the adverse perception of any failure to successfully complete the Merger; and

●	having to pay certain costs relating to the Merger, such as legal, accounting, financial advisory, filing and printing fees.

If the Merger is not completed, the market price of Pulmatrix common stock and the business and financial results of both Pulmatrix (including the cessation of its operations) and Eos could be materially affected.

The Merger is expected to result in a limitation on the Combined Company’s ability to utilize its net operating loss carryforward.

Under Section 382 of the Code, use of Pulmatrix’s net operating loss carryforwards (“NOLs”) will be limited if Pulmatrix experiences a cumulative change in ownership of greater than 50% in a moving three-year period. As of December 31, 2025, Pulmatrix had federal net operating loss carryforwards of approximately $81.7 million available to reduce future taxable income, of which $3.8 million is subject to expiration between 2026 and 2037 and $77.9 million may be carried forward indefinitely. Pulmatrix may experience an ownership change as a result of the Merger and therefore its ability to utilize its NOLs and certain credit carryforwards remaining at the effective time of the Merger may be limited. The limitation would be determined by the fair market value of Pulmatrix common stock outstanding prior to the ownership change, multiplied by the applicable federal rate. Limitations imposed on Pulmatrix’s ability to utilize NOLs could cause U.S. federal and state income taxes to be paid earlier than would be paid if such limitations were not in effect and could cause such NOLs to expire unused, in each case reducing or eliminating the benefit of such NOLs.

The analysis received by the Pulmatrix board of directors from Gemini has not been, and is not expected to be, updated to reflect changes in circumstances that may have occurred since the date of the analysis.

Such analysis was one of many factors considered by the Pulmatrix board of directors in approving the Merger. The analysis does not speak as of the time the Merger will be completed or any date other than the date of such analysis. Subsequent changes in the operation and prospects of Pulmatrix or Eos, general market and economic conditions and other factors that may be beyond the control of Pulmatrix or Eos, may significantly alter the value of Pulmatrix or Eos or the prices of the shares of Pulmatrix common stock by the time the Merger is to be completed. The analysis does not address the fairness of the merger consideration from a financial point of view to Pulmatrix at the time the Merger is to be completed, or as of any other date other than the date of such analysis, and the Merger Agreement does not require that the analysis be updated, revised or reaffirmed prior to the Closing to reflect any changes in circumstances between the date of the signing of the Merger Agreement and the completion of the Merger as a condition to closing the Merger. See the section titled “The Merger-Opinion of Pulmatrix’s Financial Advisor” beginning on page 86 to this proxy statement/prospectus.

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The Merger may be completed even though material adverse changes may result from the announcement of the Merger, industry-wide changes or other causes.

In general, either party can refuse to complete the Merger if there is a material adverse effect affecting the other party between March 26, 2026, the date of the Merger Agreement, and the Closing of the Merger. However, some types of changes do not permit either party to refuse to complete the Merger, even if such changes would have a material adverse effect on Pulmatrix or Eos, as the case may be:

●	changes or events affecting the industries in which the parties operate generally;

●	any natural disaster, calamity or epidemics, pandemics or other force majeure events or any act or threat of terrorism or war, any armed hostilities or terrorist events anywhere in the world or any governmental or other response or reaction to any of the foregoing; or

●	changes in U.S. GAAP or other applicable law or the interpretation thereof.

If adverse changes occur but Pulmatrix and Eos must still complete the Merger, the market price of Pulmatrix common stock may suffer. For a more complete discussion of what constitutes a material adverse effect on Pulmatrix or Eos under the Merger Agreement, see the section titled “The Merger Agreement-Representations and Warranties” beginning on page 107 of this proxy statement/prospectus.

Pulmatrix, the Pulmatrix Board of Directors, Eos, and/or Eos’s Board of Directors may become involved in securities litigation or stockholder derivative litigation in connection with the Merger, and this could divert the attention of Pulmatrix and Eos management and harm Pulmatrix, Eos, and/or the Combined Company’s business, and insurance coverage may not be available or sufficient to cover all related costs, expenses and damages.

Securities litigation or stockholder derivative litigation frequently follows the announcement of certain significant business transactions, such as the sale of a business division or announcement of a business combination transaction. Pulmatrix, the Pulmatrix Board of Directors, Eos, and/or the Eos Board of Directors may become involved in this type of litigation in connection with the Merger, and the Combined Company may become involved in this type of litigation in the future. Litigation often is expensive and diverts management’s attention and resources, which could adversely affect the business of Pulmatrix, Eos and the Combined Company.

Pulmatrix has never paid and does not intend to pay any cash dividends in the foreseeable future.

Pulmatrix has never paid cash dividends on any of its capital stock. Pulmatrix does not currently anticipate declaring or paying any cash dividends on its capital stock in the foreseeable future.

Pulmatrix is substantially dependent on Pulmatrix’s remaining employees, key contractors and consultants to facilitate the consummation of the Merger.

Pulmatrix’s ability to successfully complete the Merger depends in large part on Pulmatrix’s ability to retain certain remaining personnel, in addition to key contractors and consultants. Despite Pulmatrix’s efforts to retain these employees, as well as key contractors and consultants, one or more may terminate their employment or services with Pulmatrix on short notice. The loss of the service of certain employees, key contractors or consultants could potentially harm Pulmatrix’s ability to consummate the Merger and run Pulmatrix’s day-to-day business operations, as well as fulfill Pulmatrix’s reporting obligations as a public company.

Pursuant to the Merger Agreement, as a condition to the closing of the Merger, Eos shall have received, or will receive substantially simultaneously with the closing of the Merger, aggregate gross cash proceeds of at least $13,000,000 from one or more Eos financing transactions.

Pursuant to the Merger Agreement, as a condition to the closing of the Merger, Eos shall have received, or will receive substantially simultaneously with the closing of the Merger, aggregate gross cash proceeds of at least $13,000,000 from one or more Eos financing transactions; provided, however, that any proceeds received by the Eos from bridge financing transactions (including, without limitation, any bridge loans, bridge notes, or other interim financing arrangements entered into by Eos in respect of operations of Eos during the pre-closing period) with an aggregate amount of $5,000,000 or less shall be excluded from the foregoing calculation of aggregate gross cash proceeds received and shall not count towards the satisfaction of this condition. We can provide no assurances that Eos will have received such financing, in which case, Eos will draw from the Backstop Financing Agreement. As such, the consummation of the Merger may be delayed or not occur.

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Risks Related to the Proposed Reverse Stock Split

The proposed reverse stock split may not increase the Combined Company’s common stock price over the long term.

If the Reverse Stock Split Proposal is approved, the Combined Company anticipates effecting a reverse stock split with a ratio between 1-for-2 and 1-for-10 substantially contemporaneously in connection with the Merger in order to cause its stock price to increase.  While it is expected that the reduction in the number of outstanding shares of common stock will proportionally increase the market price of the Combined Company common stock upon effectiveness of the proposed reverse stock split, it cannot be assured that the proposed reverse stock split will result in any sustained proportionate increase in the market price of the Combined Company common stock, which is dependent upon many factors, including the business and financial performance of the Combined Company, general market conditions, and prospects for future success, which are unrelated to the number of shares of the Combined Company common stock outstanding. While the Combined Company common stock price might meet the initial listing requirements for Nasdaq initially, it cannot be assured that it will continue to do so.

The proposed reverse stock split would have the effect of increasing the amount of common stock that the Combined Company is authorized to issue without further approval by the Combined Company stockholders.

As a result of the reverse stock split, and after giving effect to the Merger, the Combined Company expects that it will have between approximately                       shares and                      shares of common stock outstanding, excluding shares underlying options, compared to approximately                       shares of common stock outstanding of the Combined Company after giving effect to the Merger and without giving effect to the proposed reverse stock split, based on the assumed Exchange Ratio of                       The proposed amendment to the Pulmatrix Charter in connection with the Authorized Share Increase Proposal is anticipated to authorize the Combined Company to issue up to 250,000,000 shares of common stock and does not anticipate reducing this amount in connection with the proposed reverse stock split. As a result, it is anticipated that, following the reverse stock split, the Combined Company will have the ability to issue between approximately                        and                       additional shares of common stock, excluding shares that may be issued pursuant to awards that have been granted and shares reserved for equity incentive plans and the employee stock purchase plan, if approved. Except in certain instances, as required by law or by the rules of the securities exchange that lists the Combined Company common stock, these additional shares may be issued by the Combined Company without further vote of the Combined Company stockholders. If the Combined Company board of directors chooses to issue additional shares of the Combined Company common stock, such issuance could have a dilutive effect on the equity, earnings and voting interests of the Combined Company stockholders.

The proposed reverse stock split may decrease the liquidity of Pulmatrix common stock.

Although the Pulmatrix board of directors believes that the anticipated increase in the market price of Pulmatrix common stock could encourage interest in its common stock and possibly promote greater liquidity for its stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the reverse stock split. The reduction in the number of outstanding shares may lead to reduced trading and a smaller number of market makers for Pulmatrix common stock.

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The proposed reverse stock split may lead to a decrease in overall market capitalization of the Combined Company.

Should the market price of Pulmatrix common stock decline after the proposed reverse stock split, the percentage decline may be greater, due to the smaller number of shares outstanding, than it would have been prior to the reverse stock split. A reverse stock split is often viewed negatively by the market and, consequently, can lead to a decrease in the overall market capitalization of the Combined Company. If the per share market price does not increase in proportion to the reverse stock split ratio, then the value of the Combined Company, as measured by its stock capitalization, will be reduced. In some cases, the per-share stock price of companies that have effected reverse stock splits subsequently declined back to pre-reverse split levels and, accordingly, it cannot be assured that the total market value of Pulmatrix common stock will remain the same after the reverse stock split is effected, or that the proposed reverse stock split will not have an adverse effect on Pulmatrix common stock price due to the reduced number of shares outstanding after the proposed reverse stock split.

Risks Related to Pulmatrix

Risks Related to Pulmatrix’s Business

Pulmatrix has a history of net losses and may experience future losses. Pulmatrix’s consolidated financial statements have been prepared on a going concern basis, and do not include adjustments that might be necessary if Pulmatrix is unable to continue as a going concern.

Pulmatrix has yet to establish any history of profitable operations. Pulmatrix reported a net loss of $5.2 million and $9.6 million for the years ended December 31, 2025, and 2024, respectively. As of December 31, 2025, Pulmatrix had an accumulated deficit of $302.3 million. As of March 31, 2026, our cash and cash equivalents balance was approximately $3.3 million, with an additional $0.7 million in restricted cash. Pulmatrix expects to incur additional operating losses for the foreseeable future. There can be no assurance that Pulmatrix will be able to achieve sufficient revenues throughout the year or be profitable in the future.

Pulmatrix’s future operations are highly dependent on the success of the Merger and there can be no assurances that the Merger will be successfully consummated. If the Merger is not consummated, Pulmatrix may seek other strategic alternatives or pursue a dissolution and liquidation.

Pulmatrix anticipates that its cash position is sufficient to fund its operations at least through the anticipated closing of the Merger. However, Pulmatrix believes that without the closing of the Merger, given its current cash position and forecasted negative cash flows from operating activities over the next twelve months, there is substantial doubt about the ability for Pulmatrix to continue as a going concern after the date that is one year from the date of this proxy statement/prospectus. The consolidated financial statements of Pulmatrix do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should Pulmatrix be unable to continue as a going concern.

Pulmatrix will need to raise additional capital to meet its business requirements in the future and such capital raises may be costly or difficult to obtain and could dilute its stockholders’ ownership interests.

In order to continue its operations and to fully realize all of its business objectives, absent any non-dilutive funding from a strategic partner or some other strategic transactions, Pulmatrix will need to raise additional capital, which may not be available on reasonable terms, or at all. For instance, Pulmatrix will need to raise additional funds to accomplish the following:

●	advancing the research and development of its therapeutic candidates;

●	investing in protecting and expanding its intellectual property portfolio, including filing for additional patents to strengthen its intellectual property rights;

●	hiring and retaining qualified management and key employees;

●	responding to competitive pressures; and

●	maintaining compliance with applicable laws.

Any additional capital raised through the sale of equity or equity backed securities will dilute Pulmatrix stockholders’ ownership percentages and could also result in a decrease in the market value of its equity securities.

The terms of any securities issued by Pulmatrix in future financing transactions may be more favorable to new investors, and may include preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect on the holders of any of Pulmatrix’s securities then outstanding.

Furthermore, any additional capital financing that Pulmatrix may need in the future may not be available on terms favorable to it, or at all. If Pulmatrix is unable to obtain such additional financing on a timely basis, it may have to curtail its development activities and growth plans and/or be forced to sell assets, perhaps on unfavorable terms, which would have a material adverse effect on its business, financial condition and results of operations, and ultimately could be forced to discontinue its operations and liquidate, in which event it is unlikely that stockholders would receive any distribution on their shares. Further, Pulmatrix may not be able to continue operating if it does not generate sufficient revenues from operations needed to stay in business.

In addition, Pulmatrix may incur substantial costs in pursuing future capital financing, including investment banking fees, legal fees, accounting fees, securities law compliance fees, printing and distribution expenses and other costs. Pulmatrix may also be required to recognize non-cash expenses in connection with certain securities it issues, such as convertible notes and warrants, which may adversely impact its financial condition and cause further dilution to its stockholders.

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Pulmatrix has historically been a clinical development stage biopharmaceutical company and has never been profitable. Pulmatrix expects to incur additional losses in the future and may never be profitable.

Pulmatrix has historically been a clinical development stage biopharmaceutical company. Pulmatrix has not commercialized any product candidates or recognized any revenues from its product sales. All of Pulmatrix’s product candidates are still in the preclinical or clinical development stage, and none have been approved for marketing or are currently being marketed or commercialized. Pulmatrix’s product candidates will require substantial additional development, clinical studies, regulatory clearances, and additional investments of time and capital before they can be commercialized. Pulmatrix cannot be certain when or if any of its product candidates will obtain the required regulatory approval.

Pulmatrix has never been profitable and has incurred net losses each year since its inception. Pulmatrix’s losses are principally a result of research and development and general administrative expenses in support of its operations. Pulmatrix may incur substantial additional losses as it continues to focus its resources on prioritizing, selecting and advancing its product candidates. Pulmatrix’s ability to generate revenue and achieve profitability depends mainly upon its ability, alone or with others, to successfully develop its product candidates, obtain the required regulatory approvals in various territories and commercialize its product candidates. Pulmatrix may be unable to achieve any or all of these goals with regard to its product candidates. As a result, Pulmatrix may never be profitable or achieve significant and/or sustained revenues.

All of Pulmatrix’s product candidates are still under development, and there can be no assurance of successful commercialization of any of its products.

All of Pulmatrix’s research and development programs are in developmental stages. One or more of Pulmatrix’s product candidates may fail to meet safety and efficacy standards in human testing, even if those product candidates are found to be effective in animal studies. To develop and commercialize inhaled therapeutic treatment for allergic bronchopulmonary aspergillosis (“ABPA”), acute migraine, and other iSPERSE™-based product candidates, Pulmatrix must provide the Food and Drug Administration (“FDA”) and foreign regulatory authorities with human clinical and non-clinical animal data that demonstrate adequate safety and effectiveness. To generate these data, Pulmatrix will have to subject its product candidates to substantial additional research and development efforts, including extensive non-clinical studies and clinical testing. Pulmatrix’s approach to drug development may not be effective or may not result in the development of any drug. Currently Pulmatrix’s development efforts are primarily focused on PUR3100, PUR1800 and PUR1900. Even if PUR3100, PUR1800 and PUR1900 or Pulmatrix’s other product candidates are successful when tested in animals, such success would not be a guarantee of the safety or effectiveness of such product candidates in humans. It can take several years for a product to be approved and Pulmatrix may not be successful in bringing any therapeutic candidates to the market. A new drug may appear promising at an early stage of development or after clinical trials and never reach the market, or it may reach the market and not sell, for a variety of reasons. For example, the drug may:

●	be shown to be ineffective or to cause harmful side effects during preclinical testing or clinical trials;

●	fail to receive regulatory approval on a timely basis or at all;

●	be difficult to manufacture on a large scale;

●	not be economically viable;

●	not be prescribed by doctors or accepted by patients;

●	fail to receive a sufficient level of reimbursement from government, insurers or other third-party payors; or

●	infringe on intellectual property rights of any other party.

If Pulmatrix’s delivery platform technologies or product development efforts fail to generate product candidates that lead to the successful development and commercialization of products, its business and financial condition will be materially adversely affected.

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Drug development is a long, expensive and inherently uncertain process with a high risk of failure at every stage of development, and results of earlier studies and trials may not be predictive of future trial results.

Pulmatrix has a number of proprietary drug candidates in research and development ranging from the early research phase through preclinical testing and clinical trials. Preclinical testing and clinical trials are long, expensive and highly uncertain processes. It will take Pulmatrix several years to complete clinical trials and it may not have the resources to complete the development and commercialization of any of its proposed drug candidates. The start or end of a clinical trial, such as Pulmatrix’s Phase 2b trial for PUR1900 and future trials, can often be delayed or halted due to changing regulatory requirements, manufacturing challenges, required clinical trial administrative actions, slower than anticipated patient enrollment, changing standards of care, availability or prevalence of use of a competitor drug or required prior therapy, clinical outcomes, or financial constraints of Pulmatrix and its partners.

Drug development is a highly uncertain scientific and medical endeavor, and failure can unexpectedly occur at any stage of preclinical and clinical development. Typically, there is a high rate of attrition for drug candidates in preclinical and clinical trials due to scientific feasibility, safety, efficacy, changing standards of medical care and other variables. The risk of failure is heightened for Pulmatrix’s drug candidates that are based on new technologies, such as the application of Pulmatrix’s dry powder delivery platform, iSPERSE™, including PUR3100, PUR1800, PUR1900 and other iSPERSE™-based drug candidates currently in research or preclinical development. The failure of one or more of Pulmatrix’s iSPERSE™-based drug candidates could have a material adverse effect on its business, financial condition, and results of operations.

In addition, the results of preclinical studies and clinical trials of previously published iSPERSE™-based products may not necessarily be indicative of the results of Pulmatrix’s future clinical trials. The design of Pulmatrix’s clinical trials is based on many assumptions about the expected effects of inhaled drugs used historically in the industry and if those assumptions are incorrect, the trials may not produce statistically significant results. Preliminary results may not be confirmed upon full analysis of the detailed results of an early clinical trial. Product candidates in later stages of clinical trials may fail to show safety and efficacy sufficient to support intended use claims despite having progressed through initial clinical trials. The data collected from clinical trials of Pulmatrix’s product candidates may not be sufficient to obtain regulatory approval in the United States or elsewhere. Because of the uncertainties associated with drug development and regulatory approval, Pulmatrix cannot determine if, or when, it may have an approved product for commercialization or whether it will ever achieve sales of or profits on its product candidates or those it may pursue in the future.

If Pulmatrix’s collaborators are not successful, or breach their agreements with it, Pulmatrix may not effectively develop and market some of its therapeutic candidates.

At this time, Pulmatrix has entered into a co-development agreement regarding one of its therapeutic candidates and, as a result, it no longer has complete control over the development of this candidate. Pulmatrix may also enter into co-development agreements for its other therapeutic candidates in the future. If Pulmatrix’s collaborators do not successfully carry out their contractual duties or meet expected deadlines, or they otherwise breach their contractual obligations to it, Pulmatrix may be delayed or may not obtain regulatory approval for, or commercialize, its product candidates. Pulmatrix is also subject to the terms of such co-development agreements that may affect its ability to develop and manufacture its therapeutic candidates. As a result of such limitations, Pulmatrix may be unable to pursue the most efficient or profitable path in developing its therapeutic candidates.

If Pulmatrix’s relationships with these collaborators terminate, Pulmatrix believes that it would be able to enter into arrangements with alternative third parties. However, replacing any collaborator could delay Pulmatrix’s clinical trials and could jeopardize its ability to obtain regulatory approvals and commercialize its product candidates on a timely basis, if at all.

Pulmatrix may not be able to attract, retain, or manage highly qualified personnel, which could adversely impact its business.

Pulmatrix’s future success and ability to compete in the biopharmaceutical industry is substantially dependent on its ability to identify, attract, and retain highly qualified key managerial, scientific, medical, and operations personnel. The market for key employees in the biopharmaceutical, pharmaceutical and biotechnology industries is competitive. The loss of the services of any of Pulmatrix’s principal members of management or key employees without an adequate replacement or its inability to hire new employees as needed could delay its product development efforts, harm Pulmatrix’s ability to sell its products or otherwise negatively impact its business.

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The scientific, research and development personnel upon whom Pulmatrix has historically relied to operate its business have expertise in certain aspects of drug development and clinical development, and it may be difficult to retain or replace these individuals. Pulmatrix has previously conducted its operations within the greater Boston area, and this region is headquarters to many other biopharmaceutical, biotechnology, pharmaceutical, and medical technology companies, as well as many academic and research institutions, and, therefore, Pulmatrix faces increased competition for technical and managerial personnel in this region.

In addition, Pulmatrix has scientific, medical and clinical advisors who assist it in designing and formulating its products and with development and clinical strategies. These advisors are not Pulmatrix’s employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to Pulmatrix, or may have arrangements with other companies to assist in the development of products that may compete with Pulmatrix’s.

Despite Pulmatrix’s efforts to retain valuable employees, members of its management and scientific and development teams may terminate their employment with it at any time. Although Pulmatrix has written employment offer letter agreements with its executive officers, its executive officers can leave their employment at any time, for any reason, with 30 days’ notice. A sustained labor shortage or increased turnover rates within Pulmatrix’s employee base could lead to increased costs, such as increased overtime to meet demand and increased wage rates to attract and retain employees, and could negatively affect its ability to efficiently operate its manufacturing and distribution facilities and overall business. If Pulmatrix is unable to hire and retain employees capable of performing at a high-level, or if mitigation measures it may take to respond to a decrease in labor availability, such as overtime and third-party outsourcing, have unintended negative effects, its business could be adversely affected. An overall labor shortage, lack of skilled labor, increased turnover or labor inflation could have a material adverse impact on Pulmatrix’s operations, results of operations, liquidity or cash flows. The loss of the services of any of Pulmatrix’s executive officers or its other key employees and its inability to find suitable replacements could potentially harm its business, financial condition and prospects. Pulmatrix does not maintain “key man” insurance policies on the lives of these individuals or the lives of any of its other employees.

Pulmatrix faces substantial competition in the development of its product candidates and may not be able to compete successfully, and its product candidates may be rendered obsolete by rapid technological change.

The pharmaceutical and biotechnology industry is highly competitive, and Pulmatrix faces substantial competition from many pharmaceutical, biopharmaceutical and biotechnology companies that are researching and marketing products designed to address the indications for which Pulmatrix is currently developing therapeutic candidates or for which it may develop product candidates in the future.

Many of Pulmatrix’s existing or potential competitors have, or have access to, substantially greater financial, research and development, production, and sales and marketing resources than Pulmatrix does and have a greater depth and number of experienced managers. As a result, Pulmatrix’s competitors may be better equipped than it to develop, manufacture, market and sell competing products. In addition, gaining favorable reimbursement is critical to the success of Pulmatrix’s product candidates. Pulmatrix is aware of many established pharmaceutical companies in the United States and other parts of the world that have or are developing technologies for inhaled drug delivery for the prevention and treatment of respiratory diseases, including GlaxoSmithKline, Mereo BioPharma, Mylan, Savara, Insmed, Satsuma, Bristol-Meyers, TFF Pharmaceuticals, Zambon Pharma and Pulmocide, which Pulmatrix considers its potential competitors in this regard. If Pulmatrix is unable to compete successfully with these and other potential future competitors, it may be unable to grow or generate revenue.

The rapid rate of scientific discoveries and technological changes could result in one or more of Pulmatrix’s product candidates becoming obsolete or noncompetitive. Pulmatrix’s competitors may develop or introduce new products that render its iSPERSE™ delivery technology and other product candidates less competitive, uneconomical or obsolete. Some of these technologies may have an entirely different approach or means of accomplishing similar therapeutic effects compared to Pulmatrix’s drug candidates. Pulmatrix’s future success will depend not only on its ability to develop its product candidates but to improve them and keep pace with emerging industry developments. Pulmatrix cannot assure you that it will be able to do so.

Pulmatrix also expects to face increasing competition from universities and other non-profit research organizations. These institutions carry out substantial research and development in the areas of respiratory diseases. These institutions are becoming increasingly aware of the commercial value of their findings and are more active in seeking patent and other proprietary rights as well as licensing revenues.

The potential acceptance of therapeutics that are alternatives to Pulmatrix’s may limit market acceptance of its product candidates, even if commercialized. Respiratory diseases, including Pulmatrix’s targeted diseases and conditions, can also be treated by other medication or drug delivery technologies. These treatments may be widely accepted in medical communities and have a longer history of use. The established use of these competitive drugs may limit the potential for Pulmatrix’s product candidates to receive widespread acceptance if commercialized.

If the third parties on which Pulmatrix relies to conduct its clinical trials and to assist it with preclinical development do not perform as contractually required or expected, it may not be able to obtain regulatory clearance or approval for, or to commercialize, its products.

Pulmatrix does not have the ability to independently conduct its preclinical and clinical trials for its products and it must rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct such trials. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to Pulmatrix’s clinical protocols or regulatory requirements or for other reasons, Pulmatrix’s preclinical development activities or clinical trials may be extended, delayed, suspended or terminated, and it may not be able to obtain regulatory approval for, or successfully commercialize, its products on a timely basis, if at all, and its business, operating results and prospects may be adversely affected. Furthermore, Pulmatrix’s third-party clinical trial investigators may be delayed in conducting its clinical trials for reasons outside of its control, such as, but not limited to, patient enrollment.

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Pulmatrix relies on third-party contract vendors to manufacture and supply it with high quality active pharmaceutical ingredients and manufacture its therapeutic candidates in the quantities it requires on a timely basis.

Pulmatrix currently does not manufacture any active pharmaceutical ingredients (“APIs”). Instead, Pulmatrix relies on third-party vendors for the manufacture and supply of its APIs that are used to formulate its therapeutic candidates. Pulmatrix also does not currently own or operate manufacturing facilities and therefore relies, and expect to continue to rely, on third parties to manufacture clinical and commercial quantities of its therapeutic candidates and for quality assurance related to regulatory compliance. If these suppliers or manufacturers are incapable or unwilling to meet Pulmatrix’s current or future needs at its standards or on acceptable terms, if at all, it may be unable to locate alternative suppliers or manufacturers on acceptable terms, if at all, or produce necessary materials or components on its own.

While there may be several alternative suppliers of API in the market, changing API suppliers or finding and qualifying new API suppliers can be costly and can take a significant amount of time. Many APIs require significant lead time to manufacture. There can also be challenges in maintaining similar quality or technical standards from one manufacturing batch to the next. Pulmatrix could experience a delay in conducting clinical trials of or obtaining regulatory approval for PUR3100, PUR1800, PUR1900 or its other drug candidates and incur additional costs if it changed API suppliers for any reason. Similarly, replacing Pulmatrix’s manufacturers could cause it to incur added costs and experience delays in identifying, engaging, qualifying and training any such replacements.

If Pulmatrix is not able to find stable, affordable, high quality, or reliable supplies of the APIs, or if it is unable to maintain its existing or future third-party manufacturing arrangements, it may not be able to produce enough supply of its therapeutic candidates or commercialize any therapeutic candidates on a timely and competitive basis, which could adversely affect Pulmatrix’s business, financial condition or results of operations.

Supply chain and shipping disruptions may result in shipping delays, a significant increase in shipping costs, and could increase product costs and result in lost sales and reputational damage, which may have a material adverse effect on Pulmatrix’s business, operating results and financial condition.

Pulmatrix’s third-party manufacturers and suppliers have experienced, and may continue to experience, supply chain disruption and shipping disruptions, including disruptions or delays in loading container cargo in ports of origin or off-loading cargo at ports of destination, as a result of congestion in port terminal facilities, labor supply and shipping container shortages, inadequate equipment and persons to load, dock and offload container vessels and for other reasons. These disruptions may impact Pulmatrix’s ability to receive its raw materials and certain components required for the manufacture of its clinical trial materials or products in the future, to distribute its products in a cost-effective and timely manner and to meet demand, all of which could have an adverse effect on its financial condition and results of operations. There can be no assurance that further unforeseen events impacting the supply chain will not have a material adverse effect on Pulmatrix in the future. Additionally, the impacts that supply chain disruptions have on Pulmatrix’s third-party manufacturers and suppliers are not within its control. It is not currently possible to predict how long it will take for these supply chain disruptions to cease or ease. Prolonged supply chain disruption that may impact Pulmatrix or its manufacturers and suppliers could interrupt or delay its clinical trials, product manufacturing, increase raw material and product lead times, increase raw material and product costs, impact its ability to meet customer demand and result in lost sales and reputational damage, all of which could have a material adverse effect on its business, financial condition and results of operations.

Pulmatrix may not be successful in negotiating for an appropriate price in a future sale or assignment of its rights related to its current drug candidates.

Pulmatrix may seek to sell or assign its rights related to its current drug candidates. If completed, any such sale or assignment may be at a substantial discount, the consideration received may not accurately represent the value of the assets sold or assigned and its stockholders may not be entitled to participate in the future prospects of such drug candidates and such sale or assignment may not contribute materially to the planned dividend.

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Pulmatrix’s failure to successfully acquire, develop and market additional drug candidates or approved drug products could impair its ability to grow.

As part of Pulmatrix’s growth strategy, it may evaluate, acquire, license, develop and/or market additional product candidates and technologies, subject to the availability of adequate financing. However, Pulmatrix’s internal research capabilities are limited, and it may be dependent upon pharmaceutical and biotechnology companies, academic scientists and other researchers to sell or license products or technology to it. The success of this strategy depends partly upon Pulmatrix’s ability to identify, select and acquire promising pharmaceutical product candidates and products. The process of proposing, negotiating and implementing a license or acquisition of a product candidate or approved product is lengthy and complex. Other companies, including some with substantially greater financial, marketing and sales resources, may compete with Pulmatrix for the license or acquisition of product candidates and approved products. Pulmatrix has limited resources to identify and execute the acquisition or in-licensing of third-party products, businesses and technologies and integrate them into its current infrastructure. Moreover, Pulmatrix may devote resources to potential acquisitions or in-licensing opportunities that are never completed, or it may fail to realize the anticipated benefits of such efforts. Pulmatrix may not be able to acquire the rights to additional product candidates on terms that it finds acceptable, or at all.

Any product candidate that Pulmatrix acquires may require additional development efforts prior to commercial sale, including extensive clinical testing and approval by the FDA and applicable foreign regulatory authorities. All product candidates are prone to risks of failure typical of pharmaceutical product development, including the possibility that a product candidate will not be shown to be sufficiently safe and effective for approval by regulatory authorities. In addition, Pulmatrix cannot provide assurance that any products that it develops or approved products that it acquires will be manufactured profitably or achieve market acceptance. Pulmatrix cannot guarantee that it will be able to successfully conduct the preclinical studies of the identified potential product candidates as anticipated.

Pulmatrix’s business strategy may include entry into additional collaborative or license agreements. Pulmatrix may not be able to enter into collaborative or license agreements or may not be able to negotiate commercially acceptable terms for these agreements.

Pulmatrix’s current business strategy may include the entry into additional collaborative or license agreements for the development and commercialization of its product candidates and technologies. The negotiation and consummation of these types of agreements typically involve simultaneous discussions with multiple potential collaborators or licensees and require significant time and resources. In addition, in attracting the attention of pharmaceutical and biotechnology company collaborators or licensees, Pulmatrix competes with numerous other third parties with product opportunities as well as the collaborators’ or licensees’ own internal product opportunities. Pulmatrix may not be able to consummate collaborative or license agreements, or it may not be able to negotiate commercially acceptable terms for these agreements.

If Pulmatrix does enter into such arrangements, it could be dependent upon the subsequent success of these other parties in performing their respective responsibilities and the cooperation of its partners. Pulmatrix’s collaborators may not cooperate with it or perform their obligations under Pulmatrix’s agreements with them. Pulmatrix cannot control the amount and timing of its collaborators’ resources that will be devoted to researching its product candidates pursuant to its collaborative agreements with them. Pulmatrix’s collaborators may choose to pursue existing or alternative technologies in preference to those being developed in collaboration with it. If Pulmatrix does not consummate collaborative or license agreements, it may use its financial resources more rapidly on its product development efforts, continue to defer certain development activities or forego the exploitation of certain geographic territories, any of which could have a material adverse effect on its business prospects. Further, Pulmatrix may not be successful in overseeing any such collaborative arrangements. If Pulmatrix fails to establish and maintain necessary collaborative or license relationships, its business prospects could suffer.

Pulmatrix may be subject to claims that its employees, independent consultants or agencies have wrongfully used or inadvertently disclosed confidential information of third parties.

Pulmatrix employs individuals and contracts with independent consultants and agencies that may have previously worked at or conducted business with third parties; and, it may be subject to claims that it or its employees, consultants or agencies have inadvertently or otherwise used or disclosed confidential information of its employees’ former employers or other third parties. Pulmatrix may also be subject to claims that its employees’ former employers or other third parties have an ownership interest in its patents. Litigation may be necessary to defend against these claims. There is no guarantee of success in defending these claims, and if Pulmatrix is successful, litigation could result in substantial cost and be a distraction to its management and other employees.

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Market and economic conditions may negatively impact Pulmatrix’s business, financial condition and share price.

Concerns over inflation, geopolitical issues, the United States financial markets and a declining real estate market, unstable global credit markets and financial conditions, and volatile oil prices have led to periods of significant economic instability, diminished liquidity and credit availability, declines in consumer confidence and discretionary spending, diminished expectations for the global economy and expectations of slower global economic growth going forward, increased unemployment rates, and increased credit defaults in recent years. Pulmatrix’s general business strategy may be adversely affected by any such economic downturns, volatile business environments and continued unstable or unpredictable economic and market conditions. If these conditions continue to deteriorate or do not improve, it may make any necessary debt or equity financing more difficult to complete, more costly, and more dilutive. In addition, there is a risk that one or more of Pulmatrix’s current and future service providers, manufacturers, suppliers, hospitals and other medical facilities, its third-party payors, and other partners could be negatively affected by difficult economic times, which could adversely affect its ability to attain its operating goals on schedule and on budget or meet its business and financial objectives.

Global economic and political instability and conflicts, such as the conflicts in Venezuela, between Russia and Ukraine or in the Middle East, could adversely affect Pulmatrix’s business, financial condition or results of operations.

Pulmatrix’s business could be adversely affected by unstable economic and political conditions within the United States and foreign jurisdictions and geopolitical conflicts, such as the conflicts in Venezuela, between Russia and Ukraine or in the Middle East. While Pulmatrix does not have any customer or direct supplier relationships in impacted areas at this time, the current military conflict, and related sanctions, as well as export controls or actions that may be initiated by nations including the United States, the European Union or Russia (e.g., potential cyberattacks, disruption of energy flows, etc.) and other potential uncertainties could adversely affect its business and/or its supply chain, business partners, employees or customers, and interrupt its ability to supply products, or otherwise adversely impact its business.

If Pulmatrix fails to maintain proper and effective internal controls, its ability to produce accurate and timely financial statements could be impaired, which could harm its operating results, its ability to operate its business and investors’ views of it.

Ensuring that Pulmatrix has adequate internal financial and accounting controls and procedures in place so that it can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires public companies to conduct an annual review and evaluation of their internal controls. Pulmatrix’s failure to maintain the effectiveness of its internal controls in accordance with the requirements of the Sarbanes-Oxley Act could have a material adverse effect on its business. Pulmatrix could lose investor confidence in the accuracy and completeness of its financial reports, which could have an adverse effect on the price of its common stock.

Pulmatrix’s ability to use its net operating loss carryforwards to offset future taxable income may be subject to certain limitations.

Pulmatrix’s ability to use its net operating loss carryforwards to offset future taxable income may be subject to certain limitations. In general, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”) a corporation that undergoes an “ownership change” is subject to annual limitations on its ability to use its pre-change net operating loss carryforwards or other tax attributes (“NOLs”), to offset future taxable income or reduce taxes. Pulmatrix’s past issuances of stock and other changes in its stock ownership may have resulted in ownership changes within the meaning of Section 382 of the Code; accordingly, Pulmatrix’s pre-change NOLs may be subject to limitation under Section 382. If Pulmatrix determines that it has not undergone an ownership change, the Internal Revenue Service could challenge its analysis, and Pulmatrix’s ability to use its NOLs to offset taxable income could be limited by Section 382 of the Code. Future changes in Pulmatrix’s stock ownership, some of which are outside of Pulmatrix’s control, could result in ownership changes under Section 382 of the Code further limiting Pulmatrix’s ability to utilize its NOLs. Furthermore, Pulmatrix’s ability to use NOLs of companies that it may acquire in the future may be subject to limitations. For these reasons, Pulmatrix may not be able to use a material portion of the NOLs, even if it attains profitability.

Pulmatrix’s business is subject to cybersecurity risks.

Pulmatrix’s operations are increasingly dependent on information technologies and services. Threats to information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow, and include, among other things, storms and natural disasters, terrorist attacks, utility outages, theft, viruses, phishing, malware, design defects, human error, and complications encountered as existing systems are maintained, repaired, replaced, or upgraded. Risks associated with these threats include, among other things:

●	theft or misappropriation of funds;

●	loss, corruption, or misappropriation of intellectual property, or other proprietary, confidential or personally identifiable information (including supplier, clinical data or employee data);

●	disruption or impairment of Pulmatrix and its business operations and safety procedures;

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●	damage to its reputation with its potential partners, patients and the market;

●	exposure to litigation; and

●	increased costs to prevent, respond to or mitigate cybersecurity events.

Although Pulmatrix utilizes various procedures and controls to mitigate its exposure to such risk, cybersecurity attacks and other cyber events are evolving and unpredictable. Moreover, Pulmatrix has no control over the information technology systems of third parties conducting its clinical trials, its suppliers, and others with which its systems may connect and communicate. As a result, the occurrence of a cyber incident could go unnoticed for a period of time.

Pulmatrix has cybersecurity insurance coverage in the event it becomes subject to various cybersecurity attacks, however, it cannot ensure that it will be sufficient to cover any particular losses it may experience as a result of such cyberattacks. Any cyber incident could have a material adverse effect on Pulmatrix’s business, financial condition and results of operations.

Risks Related to Pulmatrix Regulatory Matters

Pulmatrix’s product candidates must undergo rigorous nonclinical and clinical testing, and it must obtain regulatory approvals, which could be costly and time-consuming and subject it to unanticipated delays or prevent it from marketing any products. Pulmatrix cannot be certain that any of its current and future product candidates will receive regulatory approval, and without regulatory approval it will not be able to market its product candidates.

Pulmatrix’s ability to generate revenue related to product sales, if ever, will depend on the successful development and regulatory approval of its product candidates. Pulmatrix currently has no products approved for sale, and it cannot guarantee that it will ever have marketable products. The development of a product candidate and issues relating to its approval and marketing are subject to extensive regulation, including regulation for safety, efficacy and quality, by the FDA in the United States and comparable regulatory authorities in other countries, with regulations differing from country to country. The FDA regulations and the regulations of comparable foreign regulatory authorities are wide-ranging and govern, among other things:

●	product design, development, manufacture and testing;

●	product labelling;

●	product storage and shipping;

●	pre-market clearance or approval;

●	advertising and promotion; and

●	product sales and distribution.

Clinical testing can be costly and take many years, and the outcome is uncertain and susceptible to varying interpretations. Pulmatrix cannot predict whether its current or future trials and studies will adequately demonstrate the safety and efficacy of any of its product candidates or whether regulators will agree with its conclusions regarding the preclinical studies and clinical trials it has conducted to date, including the clinical trials for PUR1900. The clinical trials of Pulmatrix’s product candidates may not be completed on schedule, the FDA or foreign regulatory agencies may order it to stop or modify its research, or these agencies may not ultimately approve any of its product candidates for commercial sale. The data collected from Pulmatrix’s clinical trials may not be sufficient to support regulatory approval of its various product candidates. Even if Pulmatrix believes the data collected from its clinical trials are sufficient, the FDA has substantial discretion in the approval process and may disagree with its interpretation of the data. If the FDA believes Pulmatrix’s clinical trials fail to demonstrate the requisite safety and efficacy of a product candidate, Pulmatrix will not obtain regulatory approval.

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Pulmatrix is not permitted to market its product candidates in the United States until it receives approval of an NDA from the FDA. Obtaining approval of an NDA is a lengthy, expensive and uncertain process, and it may not be successful in obtaining approval. The FDA review processes can take years to complete and approval is never guaranteed. Pulmatrix cannot be certain that any of its submissions will be accepted for filing and review by the FDA.

The requirements governing the conduct of clinical trials and manufacturing and marketing of Pulmatrix’s product candidates outside the United States vary widely from country to country. Foreign approvals may take longer to obtain than FDA approvals and can require, among other things, additional testing and different clinical trial designs. Foreign regulatory approval processes include essentially all of the risks associated with the FDA approval processes. Some of those agencies also must approve prices of the products. Approval of a product by the FDA does not ensure approval of the same product by the health authorities of other countries, or vice versa. In addition, changes in regulatory policy in the United States or in foreign countries for product approval during the period of product development and regulatory agency review of each submitted new application may cause delays or rejections.

If Pulmatrix is unable to obtain approval from the FDA or other regulatory agencies for its product candidates, or if, subsequent to approval, it is unable to successfully market and commercialize its product candidates, it will not be able to generate sufficient revenue to become profitable. Furthermore, the introduction of government price controls or other price-reducing regulations may affect the prices Pulmatrix obtains on its product candidates, if approved and commercialized.

Pulmatrix has limited experience in filing and pursuing applications necessary to gain regulatory approvals, which may impede its ability to obtain timely approvals from the FDA or foreign regulatory agencies, if at all.

Before obtaining regulatory approval, the FDA requires the sponsor to file a marketing application, which must include all required information detailed in FDA regulations. If the application is incomplete, the FDA may refuse to review the application until the application is complete, which may, for example, require additional clinical trials. As a company, Pulmatrix has no experience in late-stage regulatory filings, such as preparing and submitting NDAs, which may place it at risk of delays, overspending and human resources inefficiencies. Any delay in obtaining, or inability to obtain, regulatory approval could harm Pulmatrix’s business.

Any failure by Pulmatrix to comply with existing regulations could harm its reputation and operating results.

Pulmatrix will be subject to extensive regulation by United States federal and state and foreign governments in each of the markets where it intends to sell its product candidates if and after it is approved. If Pulmatrix fails to comply with applicable regulations, including the FDA’s pre-or post-approval cGMP requirements, then the FDA or other foreign regulatory authorities could sanction it. Even if a drug is FDA-approved, regulatory authorities may impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-marketing studies.

If a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, or disagrees with the promotion, marketing or labeling of the product, the regulatory agency may impose restrictions on that product or Pulmatrix, including requiring withdrawal of the product from the market. If Pulmatrix fails to comply with applicable regulatory requirements, a regulatory agency or enforcement authority may:

●	issue warning letters;

●	impose civil or criminal penalties;

●	suspend regulatory approval;

●	suspend any of its ongoing clinical trials;

●	refuse to approve pending applications or supplements to approved applications submitted by it;

●	impose restrictions on its operations, including closing its contract manufacturers’ facilities; or

●	seize or detain products or require a product recall.

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Any government investigation of alleged violations of law could require Pulmatrix to expend significant time and resources in response and could generate negative publicity. Any failure to comply with ongoing regulatory requirements may significantly and adversely affect Pulmatrix’s ability to commercialize and generate revenue from its product candidates. If regulatory sanctions are applied or if regulatory approval is withdrawn, Pulmatrix’s value and operating results will be adversely affected. Additionally, if Pulmatrix is unable to generate revenue from sales of its product candidates, its potential for achieving profitability will be diminished and the capital necessary to fund its operations will be increased.

Any action against Pulmatrix for violation of these laws, even if it successfully defends against it, could cause it to incur significant legal expenses, divert management’s attention from the operation of its business and damage its reputation. Pulmatrix expends significant resources on compliance efforts and such expenses are unpredictable and might adversely affect its results. Changing laws, regulations and standards might also create uncertainty, higher expenses and increase insurance costs.

While Pulmatrix believes it understands the current laws and regulations to which its products are and will be subject, laws and regulations are constantly changing, as are administrative interpretations of laws and regulations. If Pulmatrix fails to comply with future changes in laws, regulations, or administrative interpretations, it may be unable to gain regulatory approval. In addition, any changes in current laws or regulations may result in an increase in costs for clinical trials and other requirements to gain regulatory approval. Finally, if Pulmatrix is slow to comply with new laws or regulations, its ability to gain regulatory approval may be substantially delayed.

Recently, President Trump’s administration issued a memorandum instructing U.S. executive agencies to prepare for reductions in workforce at governmental agencies, which likely includes the FDA. If the new administration takes action that substantially reduces FDA’s workforce, in particular, at the Center for Drug Evaluation and Research, Pulmatrix may face significant delay in obtaining approval and subsequently marketing its product candidates.

Pulmatrix and its third-party manufacturers are, and will be, subject to regulations of the FDA and other foreign regulatory authorities.

Pulmatrix and its contract manufacturers are, and will be, required to adhere to laws, regulations and guidelines of the FDA or other foreign regulatory authorities setting forth current good manufacturing practices (“cGMP”). These laws, regulations and guidelines cover all aspects of the manufacturing, testing, quality control and recordkeeping relating to Pulmatrix’s therapeutic candidates. Pulmatrix and its third-party manufacturers may not be able to comply with applicable laws, regulations and guidelines. Pulmatrix and its contract manufacturers are and will be subject to unannounced inspections by the FDA, state regulators and similar foreign regulatory authorities outside the United States. Pulmatrix’s failure, or the failure of its third-party manufacturers, to comply with applicable laws, regulations and guidelines could result in the imposition of sanctions on it, including fines, injunctions, civil penalties, refusal of regulatory authorities to grant marketing approval of its therapeutic candidates, delays, suspension or withdrawal of approvals, license revocation, seizures or recalls of its therapeutic candidates, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect regulatory approval and supplies of Pulmatrix’s therapeutic candidates, and materially and adversely affect its business, financial condition and results of operations.

Failure to establish that Pulmatrix’s manufacturing capabilities are sufficient to comply with FDA regulatory requirements during clinical trials, including cGMP requirements, may result in an inability to gain regulatory approval for Pulmatrix’s product candidates. While Pulmatrix currently believes its iSPERSE technology will allow it to deliver its product candidates in compliance with FDA cGMPs and other manufacturing regulations, the FDA may disagree. This could result in an inability to receive timely regulatory approval, if at all, for Pulmatrix’s iSPERSE product candidates.

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Even if Pulmatrix obtains regulatory approvals, its therapeutic candidates will be subject to ongoing regulatory review. If Pulmatrix fails to comply with continuing United States and applicable foreign laws, regulations and guidelines, it could lose those approvals, and its business would be seriously harmed.

Even if Pulmatrix’s therapeutic candidates receive regulatory approval, it or its commercialization partners, as applicable, will be subject to ongoing reporting obligations, including pharmacovigilance, and the therapeutic candidates and the manufacturing operations will be subject to continuing regulatory review, including inspections by the FDA or other foreign regulatory authorities. The results of this ongoing review may result in the withdrawal of a therapeutic candidate from the market, the interruption of the manufacturing operations and/or the imposition of new product labeling (such as warnings) and/or marketing limitations. Since many more patients are exposed to drugs following their marketing approval, serious but infrequent adverse reactions that were not observed in clinical trials may be observed during the commercial marketing of the therapeutic candidate. In addition, the manufacturer and the manufacturing facilities that Pulmatrix or its commercialization partners use to produce any therapeutic candidate will be subject to periodic review and inspection by the FDA and other foreign regulatory authorities. Later discovery of previously unknown problems with any therapeutic candidate, manufacturer or manufacturing process, or failure to comply with rules and regulatory requirements, may result in actions, including but not limited to the following:

●	restrictions on such therapeutic candidate, manufacturer or manufacturing process;

●	warning letters from the FDA or other foreign regulatory authorities;

●	withdrawal of the therapeutic candidate from the market;

●	suspension or withdrawal of regulatory approvals;

●	refusal to approve pending applications or supplements to approved applications submitted by Pulmatrix or its commercial partners;

●	voluntary or mandatory recall;

●	fines;

●	refusal to permit the import or export of its therapeutic candidates;

●	product seizure or detentions;

●	injunctions or the imposition of civil or criminal penalties; or

●	adverse publicity.

If Pulmatrix or its commercialization partners, suppliers, third-party contractors or clinical investigators are slow to adapt, or are unable to adapt, to changes in existing regulatory requirements or the adoption of new regulatory requirements or policies, Pulmatrix or its commercialization partners may lose marketing approval for any of its therapeutic candidates if any of its therapeutic candidates are approved, resulting in decreased or lost revenue from milestones, product sales or royalties.

Pulmatrix employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements and insider trading.

Pulmatrix is exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with any regulations applicable to Pulmatrix, to provide accurate information to regulatory authorities, to comply with manufacturing standards it may have established, to comply with federal and state healthcare fraud and abuse laws and regulations, or to report financial information or data accurately or disclose unauthorized activities to it. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, misconduct, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to Pulmatrix’s reputation. Pulmatrix has adopted a Code of Business Conduct, but it is not always possible to identify and deter employee misconduct, and the precautions it takes to detect and prevent this activity may not be effective in controlling unknown or unmanaged risk.

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If Pulmatrix fails to comply with federal or state “fraud and abuse” laws, the failure to comply with these laws may adversely affect its business, financial condition and results of operations.

In the United States, Pulmatrix will be subject to various federal and state health care “fraud and abuse” laws, including anti-kickback laws, false claims laws and other laws intended to reduce fraud and abuse the healthcare industry, which could affect Pulmatrix, particularly upon successful commercialization of its products in the United States. The federal Anti-Kickback Statute makes it illegal for any person, including a prescription drug manufacturer (or a party acting on Pulmatrix’s behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration in exchange for or to induce the referral of an individual for, or the purchase, order or recommendation of, any good or service, including the purchase, order or prescription of a particular drug for which payment may be made under a federal health care program, such as Medicare or Medicaid. Under federal government regulations, some arrangements, known as safe harbors, are deemed not to violate the federal Anti-Kickback Statute. However, these laws are broadly written, and it is often difficult to determine precisely how the law will be applied in specific circumstances. Accordingly, it is possible that Pulmatrix’s practices may be challenged under the federal Anti-Kickback Statute. False claims laws prohibit anyone from knowingly and willfully presenting or causing to be presented for payment to third-party payors, including government payors, claims for reimbursed drugs or services that are false or fraudulent, claims for items or services that were not provided as claimed, or claims for medically unnecessary items or services. Cases have been brought under false claims laws alleging that off-label promotion of pharmaceutical products or the provision of kickbacks has resulted in the submission of false claims to governmental health care programs. Under the Health Insurance Portability and Accountability Act of 1996, Pulmatrix is prohibited from knowingly and willfully executing a scheme to defraud any health care benefit program, including private payors, or knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. Violations of fraud and abuse laws may be punishable by criminal and/or civil sanctions, including fines, penalties and/or exclusion or suspension from federal and state health care programs such as Medicare and Medicaid and debarment from contracting with the United States government. In addition, private individuals have the ability to bring actions on behalf of the government under the federal False Claims Act as well as under the false claims laws of several states.

Many states have adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for, or purchase, order or recommendation of, goods or services reimbursed by any source, not just governmental payors. The scope and enforcement of these laws are uncertain and subject to change in the current environment of healthcare reform. Pulmatrix cannot predict the impact on its business, financial condition nor results of operations of any changes in these laws. Any state or federal regulatory review of Pulmatrix, regardless of the outcome, would be costly and time-consuming. Law enforcement authorities are increasingly focused on enforcing these laws, and if Pulmatrix is challenged under of one of these laws, it could be required to pay a fine and/or penalty and could be suspended or excluded from participation in federal or state health care programs, and its business, results of operations and financial condition may be adversely affected.

Legislative or regulatory reform of the U.S. healthcare system may adversely affect Pulmatrix’s business.

On March 23, 2010, President Obama signed the “Patient Protection and Affordable Care Act” (P.L. 111-148) (the “ACA”) and on March 30, 2010, he signed the “Health Care and Education Reconciliation Act” (P.L. 111-152), collectively commonly referred to as the “Healthcare Reform Law.” The Healthcare Reform Law included a number of new rules regarding health insurance, the provision of healthcare, conditions to reimbursement for healthcare services provided to Medicare and Medicaid patients, and other healthcare policy reforms. Through the law-making process, substantial changes have been and continue to be made to the current system for paying for healthcare in the U.S., including changes made to extend medical benefits to certain Americans who lacked insurance coverage and to contain or reduce healthcare costs (such as by reducing or conditioning reimbursement amounts for healthcare services and drugs, and imposing additional taxes, fees, and rebate obligations on pharmaceutical and medical device companies). This legislation was one of the most comprehensive and significant reforms ever experienced by the U.S. in the healthcare industry and has significantly changed the way healthcare is financed by both governmental and private insurers. This legislation has impacted the scope of healthcare insurance and incentives for consumers and insurance companies, among others. Additionally, the Healthcare Reform Law’s provisions were designed to encourage providers to find cost savings in their clinical operations. Pharmaceuticals represent a significant portion of the cost of providing care. This environment has caused changes in the purchasing habits of consumers and providers and resulted in specific attention to the pricing negotiation, product selection and utilization review surrounding pharmaceuticals which could result in lower pricing and/or reduced market acceptance for any drug products Pulmatrix may commercialize in the U.S. in the future. At this stage, it is difficult to estimate the full extent of the direct or indirect impact of the Healthcare Reform Law on us.

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Further, the healthcare regulatory environment has seen significant changes in recent years and is still in flux. Legislative initiatives to modify, limit, replace, or repeal the ACA and judicial challenges have continued for over a decade. However, as of the Supreme Court’s ruling ordering the dismissal of, arguably, the most promising case challenging the ACA to-date on June 17, 2021, it appears that the ACA will remain in-effect in its current form for the foreseeable future; however, Pulmatrix cannot predict what additional challenges may arise in the future, the outcome thereof, or the impact any such actions may have Pulmatrix’s our business. The Biden administration also introduced various measures in 2021 focusing on healthcare and drug pricing, in particular. For example, on January 28, 2021, President Biden issued an executive order that initiated a special enrollment period for purposes of obtaining health insurance coverage through the ACA marketplace, which began on February 15, 2021, and remained open through August 15, 2021. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. On the legislative front, the American Rescue Plan Act of 2021 was signed into law on March 11, 2021, which, in relevant part, eliminates the statutory Medicaid drug rebate cap, currently set at 100% of a drug’s average manufacturer price, for single source drugs and innovator multiple source drugs, beginning January 1, 2024. And, in July 2021, the Biden administration released an executive order entitled, “Promoting Competition in the American Economy,” with multiple provisions aimed at prescription drugs. In response, on September 9, 2021, HHS released a “Comprehensive Plan for Addressing High Drug Prices” that outlines principles for drug pricing reform and sets out a variety of potential legislative policies that Congress could pursue as well as potential administrative actions HHS can take to advance these principles. And, in August 2022, the Inflation Reduction Act (“IRA”) was signed into law, which will, among other things, allow U.S. Department of Health and Human Services (“HHS”) to negotiate the selling price of certain drugs and biologics that the Centers for Medicare & Medicaid Services (“CMS”) reimburses under Medicare Part B and Part D, although only high-expenditure single-source drugs that have been approved for at least 7 years (11 years for biologics) can be selected by CMS for negotiation, with the negotiated price taking effect two years after the selection year. The negotiated prices, which will first become effective in 2026, will be capped at a statutory ceiling price. Beginning in October 2023, the IRA also began penalizing drug manufacturers that increase prices of Medicare Part B and Part D drugs at a rate greater than the rate of inflation. The IRA permits the Secretary of HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. Manufacturers that fail to comply with the IRA may be subject to various penalties, including civil monetary penalties. The IRA also extends enhanced subsidies for individuals purchasing health insurance coverage in ACA marketplaces through plan year 2025. Additionally, in December 2023, the Biden-Harris Administration announced further related initiatives under the IRA to lower prescription costs and increase competition with help from HHS, the DOJ, and the FTC.

There is uncertainty as to what healthcare programs and regulations may be implemented or changed at the federal and/or state level in the U.S. or the effect of any future legislation or regulation. Furthermore, Pulmatrix cannot yet assess the impact that President Trump’s second term will have on healthcare programs and regulations or the pharmaceutical industry in general. However, it is possible that such initiatives could have an adverse effect on Pulmatrix’s ability to obtain approval and/or successfully commercialize products in the U.S. in the future, as applicable.

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Risks Related to Pulmatrix’s Financial Position and Need for Additional Capital

Pulmatrix will be required to raise additional capital to fund its operations, and it may not be able to continue as a going concern if it is unable to do so.

Pharmaceutical product development, which includes research and development, preclinical and clinical studies and human clinical trials, is a time-consuming and expensive process that takes years to complete. Pulmatrix’s future operations are highly dependent on the success of the Merger and there can be no assurances that the Merger will be successfully consummated. If the Merger is not consummated, Pulmatrix may seek other strategic alternatives or pursue a dissolution and liquidation. Pulmatrix anticipates that its expenses will remain at a high level as it advances the Merger. Based upon Pulmatrix’s current expectations, it anticipates that its cash position is sufficient to fund its operations at least through the anticipated closing of the Merger. However, Pulmatrix believes that without the closing of the Merger, given its current cash position and forecasted negative cash flows from operating activities over the next twelve months, there is substantial doubt about the ability for Pulmatrix to continue as a going concern after the date that is one year from the date of this proxy statement/prospectus. The consolidated financial statements of Pulmatrix do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should Pulmatrix be unable to continue as a going concern. Pulmatrix cannot assure you, however, that its plans will not change or that changed circumstances will not result in the depletion of its capital resources more rapidly than it currently anticipates. Pulmatrix will need to raise additional funds, whether through the sale of equity or debt securities, the entry into strategic business collaborations, the establishment of other funding facilities, licensing arrangements, or asset sales or other means, in order to continue its research and development and clinical trial programs for its iSPERSE™-based product candidates and to support its other ongoing activities. However, it may be difficult for Pulmatrix to raise additional funds on reasonable terms or at all. Since inception, Pulmatrix has incurred losses each year and has an accumulated deficit of $302.3 million as of December 31, 2025, which may raise concerns about its solvency and affect its ability to raise additional capital.

The amount of additional funds Pulmatrix need will depend on a number of factors, including:

●	rate of progress and costs of its clinical trials and research and development activities, including costs of procuring clinical materials and operating its manufacturing facilities;

●	its success in establishing strategic business collaborations or other sales or licensing of assets, and the timing and amount of any payments it might receive from any such transactions it is able to establish;

●	actions taken by the FDA and other regulatory authorities affecting its products and competitive products;

●	its degree of success in commercializing any of its product candidates;

●	the emergence of competing technologies and products and other adverse market developments;

●	the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights or defending against claims of infringement by others;

●	the level of its legal expenses; and

●	the costs of discontinuing projects and technologies.

Pulmatrix has raised capital in the past primarily through debt and public offerings and private placements of stock. Pulmatrix may in the future pursue the sale of additional equity and/or debt securities, or the establishment of other funding facilities including asset-based borrowings. There can be no assurances, however, that Pulmatrix will be able to raise additional capital through such an offering on acceptable terms, or at all. Issuances of additional debt or equity securities could impact the rights of the holders of Pulmatrix common stock and may dilute their ownership percentage. Moreover, the establishment of other funding facilities may impose restrictions on Pulmatrix’s operations. These restrictions could include limitations on additional borrowing and specific restrictions on the use of Pulmatrix’s assets, as well as prohibitions on its ability to create liens, pay dividends, redeem its stock or make investments.

Pulmatrix also may seek to raise additional capital by pursuing opportunities for the licensing or sale of certain intellectual property and other assets. Pulmatrix cannot offer assurances, however, that any strategic collaborations, sales of securities or sales or licenses of assets will be available to it on a timely basis or on acceptable terms, if at all.

In the event that sufficient additional funds are not obtained through strategic collaboration opportunities, sales of securities, funding facilities, licensing arrangements and/or asset sales on a timely basis, Pulmatrix will be required to reduce expenses through the delay, reduction or curtailment of its projects, including PUR3100, PUR1800 or PUR1900 development activities, or reduction of costs for facilities and administration. Moreover, if Pulmatrix does not obtain such additional funds, doubt may arise about its ability to continue as a going concern and increased risk of insolvency and loss of investment to the holders of its securities. If Pulmatrix is or becomes insolvent, investors in its stock may lose the entire value of their investment.

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Pulmatrix’s long-term capital requirements are subject to numerous risks.

Pulmatrix’s long-term capital requirements are expected to depend on many potential factors, including, among others:

●	the number of product candidates in development;

●	the regulatory clarity and path of each of its product candidates;

●	the progress, success and cost of its clinical trials and research and development programs, including manufacturing;

●	the costs, timing and outcome of regulatory review and obtaining regulatory clarity and approval of its product candidates and addressing regulatory and other issues that may arise post-approval;

●	the costs of enforcing its issued patents and defending intellectual property-related claims;

●	the costs of manufacturing, developing sales, marketing and distribution channels;

●	its ability to successfully commercialize its product candidates, including securing commercialization agreements with third parties and favorable pricing and market share; and

●	its consumption of available resources more rapidly than currently anticipated, resulting in the need for additional funding sooner than anticipated.

Pulmatrix may engage in strategic transactions that could impact its liquidity, increase its expenses and present significant distractions to its management.

From time to time, Pulmatrix may consider strategic transactions, such as acquisitions of companies, business combinations, asset purchases and out-licensing or in-licensing of products, product candidates or technologies. Additional potential transactions that Pulmatrix may consider include a variety of different business arrangements, including spin-offs, strategic partnerships, joint ventures, restructurings, divestitures, business combinations and investments. Any such transaction may require Pulmatrix to incur non-recurring or other charges, may increase its near- and long-term expenditures and may pose significant integration challenges or disrupt its management or business, which could adversely affect its business, financial condition and results of operations. These transactions may entail numerous operational and financial risks, including:

●	exposure to unknown liabilities;

●	disruption of Pulmatrix’s business and diversion of its management’s time and attention in order to develop acquired products, product candidates or technologies;

●	incurrence of substantial debt or dilutive issuances of equity securities to pay for such transactions;

●	higher-than-expected transaction and integration costs;

●	write-downs of assets or goodwill or impairment charges;

●	increased amortization expenses;

●	difficulty and cost in combining the operations and personnel of any acquired businesses or product lines with its operations and personnel;

●	impairment of relationships with key suppliers or customers of any acquired businesses or product lines due to changes in management and ownership; and

●	inability to retain key employees of any acquired businesses.

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Accordingly, although there can be no assurance that Pulmatrix will undertake or successfully complete any transactions of the nature described above, any transactions that it does complete may be subject to the foregoing or other risks and could have a material adverse effect on its business, financial condition and results of operations.

Risks Related to Pulmatrix’s Intellectual Property

Pulmatrix may be unable to adequately protect or enforce its rights to intellectual property, causing it to lose valuable rights. Loss of patent rights may lead it to lose market share and anticipated profits.

Pulmatrix’s success, competitive position and future revenues depend, in part, on its ability to obtain patent protection for its products, methods, processes and other technologies, to preserve its trade secrets, to prevent third parties from infringing on its proprietary rights and to operate without infringing the proprietary rights of third parties. Despite Pulmatrix’s efforts to protect its proprietary technologies and processes, it is possible that competitors or other unauthorized third parties may obtain, copy, use or disclose proprietary technologies and processes.

Pulmatrix tries to protect its proprietary position by, among other things, filing U.S., European and other patent applications related to its product candidates, methods, processes and other technologies, to prevent third parties from infringing on its proprietary rights and to operate without infringing the proprietary rights of third parties.

Because the patent position of pharmaceutical companies involves complex legal and factual questions, Pulmatrix cannot predict the validity and enforceability of patents with certainty. Pulmatrix’s issued patents may not provide it with any competitive advantages or may be held invalid or unenforceable as a result of legal challenges by third parties or could be circumvented. Pulmatrix’s competitors may also independently develop inhaled drug delivery technologies or products similar to iSPERSE™ and iSPERSE™-based product candidates or design around or otherwise circumvent patents issued to it. Thus, any patents that Pulmatrix owns may not provide any protection against competitors. Pulmatrix’s pending patent applications, those it may file in the future or those it may license from third parties may not result in patents being issued. Even if these patents are issued, they may not provide Pulmatrix with proprietary protection or competitive advantages. The degree of future protection to be afforded by Pulmatrix’s proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect its rights or permit it to gain or keep its competitive advantage.

Furthermore, the issuance of a patent, while presumed valid and enforceable, is not conclusive as to its validity or its enforceability and it may not provide Pulmatrix with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors may also be able to design around Pulmatrix’s patents. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. Pulmatrix may not be able to prevent the unauthorized disclosure or use of its technical knowledge or trade secrets by consultants, vendors, former employees and current employees.

Patent rights are territorial, and accordingly, the patent protection Pulmatrix does have will only extend to those countries in which it has issued patents. Even so, the laws of certain countries do not protect Pulmatrix’s intellectual property rights to the same extent as do the laws of the United States and the European Union. Competitors may successfully challenge Pulmatrix’s patents, produce similar drugs or products that do not infringe its patents, or produce drugs in countries where it has not applied for patent protection or that do not respect its patents. Furthermore, it is not possible to know the scope of claims that will be allowed in published applications and it is also not possible to know which claims of granted patents, if any, will be deemed enforceable in a court of law.

Pulmatrix has not pursued or maintained, and may not pursue or maintain in the future, patent protection for its product candidates in every country or territory in which it may sell its products, if approved. The laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, Pulmatrix may not be able to prevent third parties from infringing its patents in all countries outside the United States, or from selling or importing products that infringe its patents in and into the United States or other jurisdictions.

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Indeed, several companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries do not favor the enforcement of patents and other intellectual property rights, which could make it difficult for Pulmatrix to stop the infringement, misappropriation or other violation of its intellectual property rights generally. Proceedings to enforce Pulmatrix’s intellectual property rights in foreign jurisdictions could result in substantial costs and divert its efforts and attention from other aspects of its business, could put its patents at risk of being invalidated or interpreted narrowly and its patent applications at risk of not issuing and could provoke third parties to assert claims against it. Pulmatrix may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded, if any, may not be commercially meaningful.

After the completion of prosecution and granting of Pulmatrix’s patents, third parties may still manufacture and/or market therapeutic candidates in infringement of its patent protected rights. Such manufacture and/or market of Pulmatrix’s product candidates in infringement of its patent protected rights is likely to cause it damage and lead to a reduction in the prices of its product candidates, thereby reducing its anticipated profits.

In addition, due to the extensive time needed to develop, test and obtain regulatory approval for Pulmatrix’s therapeutic candidates, any patents that protect its product candidate may expire during early stages of commercialization. This may reduce or eliminate any market advantages that such patents may give Pulmatrix. Following patent expiration, Pulmatrix may face increased competition through the entry of generic products into the market and a subsequent decline in market share and profits.

In addition, in some cases Pulmatrix may rely on its licensors to conduct patent prosecution, patent maintenance or patent defense on its behalf. Therefore, Pulmatrix’s ability to ensure that these patents are properly prosecuted, maintained, or defended may be limited, which may adversely affect its rights in its therapeutic products. Any failure by Pulmatrix’s licensors or development partners to properly conduct patent prosecution, patent maintenance or patent defense could harm its ability to obtain approval or to commercialize its products, thereby reducing its anticipated profits.

Furthermore, Pulmatrix’s ability to enforce its patent rights depend on its ability to detect infringement. It is difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product, particularly in litigation in countries other than the United States that do not provide an extensive discovery procedure. Any litigation to enforce or defend Pulmatrix’s patent rights, if any, even if it were to prevail, could be costly and time-consuming and would divert the attention of its management and key personnel from its business operations. Pulmatrix may not prevail in any lawsuits that it initiates, and the damages or other remedies awarded if it was to prevail may not be commercially meaningful.

If Pulmatrix is unable to protect the confidentiality of its trade secrets or know-how, such proprietary information may be used by others to compete against it.

In addition to filing patents, Pulmatrix generally tries to protect its trade secrets, know-how and technology by entering into confidentiality or non-disclosure agreements with parties that have access to it, such as its development and/or commercialization partners, employees, contractors and consultants. Pulmatrix also enters into agreements that purport to require the disclosure and assignment to it of the rights to the ideas, developments, discoveries and inventions of its employees, advisors, research collaborators, contractors and consultants while employed or engaged by Pulmatrix. However, these agreements can be difficult and costly to enforce or may not provide adequate remedies. Any of these parties may breach the confidentiality agreements and willfully or unintentionally disclose Pulmatrix’s confidential information, or its competitors might learn of the information in some other way. The disclosure to, or independent development by, a competitor of any trade secret, know-how or other technology not protected by a patent could materially adversely affect any competitive advantage Pulmatrix may have over any such competitor.

To the extent that any of Pulmatrix’s employees, advisors, research collaborators, contractors or consultants independently develop, or use independently developed, intellectual property in connection with any of its products, disputes may arise as to the proprietary rights to this type of information. If a dispute arises with respect to any proprietary right, enforcement of Pulmatrix’s rights can be costly and unpredictable, and a court may determine that the right belongs to a third party.

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Legal proceedings or third-party claims of intellectual property infringement and other challenges may require Pulmatrix to spend substantial time and money and could prevent it from developing or commercializing its product candidates.

Pulmatrix’s commercial success also depends upon its ability, and the ability of any third party with which it may partner, to develop, manufacture, market and sell its product candidates and/or products, if approved, and use its patent-protected technologies without infringing the patents of third parties. There is considerable patent litigation in the pharmaceutical industry. As the pharmaceutical industry expands and more patents are issued, Pulmatrix faces increased risks that there may be patents issued to third parties that relate to its product candidates and technology of which it is not aware or that it must challenge to continue its operations as currently contemplated.

Pulmatrix may not have identified all patents, published applications or published literature that affect its business either by blocking its ability to commercialize its products or product candidates, by preventing the patentability of one or more aspects of its products or product candidates to it or its licensors, or by covering the same or similar technologies that may affect its ability to market its products and product candidates. For example, Pulmatrix (or the licensor of a product or product candidate to it) may not have conducted a patent clearance search sufficient to identify potentially obstructing third-party patent rights. Moreover, patent applications in the United States are maintained in confidence for up to 18 months after their filing. In some cases, however, patent applications remain confidential in the U.S. Patent and Trademark Office, or the USPTO, for the entire time prior to issuance as a U.S. patent. Patent applications filed in countries outside of the United States are not typically published until at least 18 months from their first filing date. Similarly, publication of discoveries in the scientific or patent literature often lags behind actual discoveries. Pulmatrix cannot be certain that it or its licensors were the first to invent, or the first to file, patent applications covering its products and candidates. Pulmatrix also may not know if its competitors filed patent applications for technology covered by its pending applications or if it were the first to invent the technology that is the subject of its patent applications. Competitors may have filed patent applications or received patents and may obtain additional patents and proprietary rights that block or compete with its patents.

The development, manufacture, use, offer for sale, sale or importation of Pulmatrix’s product candidates may therefore infringe on the claims of third-party patents or other intellectual property rights. The nature of claims contained in unpublished patent filings around the world is unknown to Pulmatrix, and it is not possible to know which countries patent holders may choose for the extension of their filings under the Patent Cooperation Treaty or other mechanisms. Pulmatrix may also be subject to claims based on the actions of employees and consultants with respect to the usage or disclosure of intellectual property learned at other employers. The cost to Pulmatrix of any intellectual property litigation or other infringement proceeding, even if resolved in its favor, could be substantial. Some of Pulmatrix’s competitors may be able to sustain the costs of such litigation or proceedings more effectively because of their substantially greater financial resources. Uncertainties resulting from the initiation, continuation or defense of intellectual property litigation or other proceedings could have a material adverse effect on Pulmatrix’s ability to compete in the marketplace. Intellectual property litigation and other proceedings may also absorb significant management time. Consequently, Pulmatrix is unable to guarantee that it will be able to manufacture, use, offer for sale, sell or import its therapeutic candidates in the event of an infringement action.

In the event of patent infringement claims, or to avoid potential claims, Pulmatrix may choose or be required to seek a license from a third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if Pulmatrix were able to obtain a license, the rights may be non-exclusive, which could potentially limit its competitive advantage. Ultimately, Pulmatrix could be prevented from commercializing a product candidate or be forced to cease some aspect of its business operations if, as a result of actual or threatened patent infringement or other claims, it is unable to enter into licenses on acceptable terms. This inability to enter into licenses could harm Pulmatrix’s business significantly.

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Pulmatrix may be subject to other patent-related litigation or proceedings that could be costly to defend and uncertain in their outcome.

In addition to infringement claims against Pulmatrix, it may in the future become a party to other patent litigation or proceedings before regulatory agencies, including interference, re-examination inter partes review, or post grant review proceedings filed with the U.S. Patent and Trademark Office or opposition proceedings in other foreign patent offices regarding intellectual property rights with respect to Pulmatrix’s therapeutic candidates, as well as other disputes regarding intellectual property rights with development and/or commercialization partners, or others with whom Pulmatrix has contractual or other business relationships. Post-issuance oppositions are not uncommon and Pulmatrix or its development and/or commercialization partners will be required to defend these opposition procedures as a matter of course. Opposition procedures may be costly, and there is a risk that Pulmatrix may not prevail, which could harm its business significantly.

Obtaining and maintaining patent protection depends on compliance with various procedures and other requirements, and Pulmatrix’s patent protection could be reduced or eliminated in case of non-compliance with these requirements.

Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on patents and/or applications will be due to the relevant patent agencies in several stages over the lifetime of the patents and/or applications. The relevant patent agencies require compliance with a number of procedural, documentary, fee payment and other provisions during the patent application process. In many cases, an inadvertent lapse can be cured by payment of a late fee or by other means in accordance with the applicable rules. However, there are situations in which the failure to comply with the relevant requirements can result in the abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, Pulmatrix’s competitors might be able to use its technologies and know-how which could have a material adverse effect on its business, prospects, financial condition and results of operation.

If Pulmatrix fails to comply with its obligations under its license agreements, it could lose the rights to intellectual property that is important to its business.

Pulmatrix’s current license agreements impose various development obligations, payment of royalties and fees based on achieving certain milestones as well as other obligations. If Pulmatrix fails to comply with its obligations under these agreements, the licensor may have the right to terminate the license. In addition, if the licensor fails to enforce its intellectual property, the licensed rights may not be adequately maintained. The termination of any license agreements or failure to adequately protect such license agreements could prevent Pulmatrix from commercializing its product candidates or possible future products covered by the licensed intellectual property. Any of these events could materially adversely affect Pulmatrix’s business, prospects, financial condition and results of operation.

Pulmatrix may be subject to damages resulting from claims that it or its employees have wrongfully used or disclosed alleged trade secrets of their former employers.

Pulmatrix’s employees may have been previously employed at other companies in the industry, including its competitors or potential competitors. Although Pulmatrix is not aware of any claims currently pending against it, it may be subject to claims that these employees or it have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of the former employers of its employees. Litigation may be necessary to defend against these claims. Even if Pulmatrix is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management. If Pulmatrix fails in defending such claims, in addition to paying money claims, it may lose valuable intellectual property rights or personnel. A loss of key personnel or their work product could hamper or prevent Pulmatrix’s ability to commercialize products, which would materially adversely affect its commercial development efforts.

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Risks Related to Pulmatrix Common Stock

The price of Pulmatrix common stock is subject to fluctuation and has been and may continue to be volatile.

The stock market in general, and Nasdaq in particular, as well as biotechnology companies, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of small companies. The market price of Pulmatrix common stock may fluctuate as a result of, among other factors:

●	the announcement of new products, new developments, services or technological innovations by Pulmatrix or its competitors;

●	actual or anticipated quarterly increases or decreases in revenue, gross margin or earnings, and changes in Pulmatrix’s business, operations or prospects;

●	announcements relating to strategic relationships, mergers, acquisitions, partnerships, collaborations, joint ventures, capital commitments, or other events by it or its competitors;

●	conditions or trends in the biotechnology and pharmaceutical industries;

●	changes in the economic performance or market valuations of other biotechnology and pharmaceutical companies;

●	general market conditions or domestic or international macroeconomic and geopolitical factors unrelated to its performance or financial condition (including, for example, the coronavirus outbreak, the conflicts in Ukraine and Israel, supply chain and recent inflationary pressures);

●	purchase or sale of its common stock by stockholders, including executives and directors;

●	volatility and limitations in trading volumes of its common stock;

●	its ability to obtain financings to conduct and complete research and development activities including, but not limited to, its human clinical trials, and other business activities;

●	any delays or adverse developments or perceived adverse developments with respect to the FDA’s review of its planned preclinical and clinical trials;

●	ability to secure resources and the necessary personnel to conduct clinical trials on its desired schedule;

●	failures to meet external expectations or management guidance;

●	changes in its capital structure or dividend policy, future issuances of securities, sales or distributions of large blocks of its common stock by stockholders;

●	its cash position;

●	announcements and events surrounding financing efforts, including debt and equity securities;

●	its inability to enter into new markets or develop new products;

●	reputational issues;

●	analyst research reports, recommendations and changes in recommendations, price targets, and withdrawals of coverage;

●	departures and additions of key personnel;

●	disputes and litigation related to intellectual property rights, proprietary rights, and contractual obligations;

●	changes in applicable laws, rules, regulations, or accounting practices and other dynamics; and

●	other events or factors, many of which may be out of Pulmatrix’s control.

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In addition, if the market for stocks in Pulmatrix’s industry or industries related to its industry, or the stock market in general, experiences a loss of investor confidence, the trading price of its common stock could fluctuate or decline for reasons unrelated to its business, financial condition and results of operations. If any of the foregoing occurs, it could cause Pulmatrix stock price to fall and may expose it to lawsuits that, even if unsuccessful, could be costly to defend and a distraction to management.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and Pulmatrix’s management may be required to devote substantial time to compliance matters.

As a publicly traded company, Pulmatrix incurs significant additional legal, accounting and other expenses. The obligations of being a public reporting company require significant expenditures, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and The Nasdaq Capital Market. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and corporate governance practices, among many other complex rules that are often difficult and time consuming to implement, monitor and maintain compliance with. Moreover, despite reforms made possible by the Jumpstart Our Business Startups Act of 2012, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly as Pulmatrix is no longer an “emerging growth company.”

In addition, these rules and regulations make it more difficult and more expensive for Pulmatrix to obtain director and officer liability insurance. Compliance with such requirements also places demands on management’s time and attention.

Pulmatrix may be at risk of securities class action litigation.

Pulmatrix may be at risk of securities class action litigation. This risk is especially relevant due to Pulmatrix’s dependence on positive clinical trial outcomes and regulatory approvals. In the past, biotechnology and pharmaceutical companies have experienced significant stock price volatility, particularly when associated with binary events such as clinical trials and product approvals. If Pulmatrix faces such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm its business and result in a decline in the market price of its common stock.

In the event that Pulmatrix fails to satisfy any of the listing requirements of Nasdaq, its common stock may be delisted, which could affect its market price and liquidity.

Pulmatrix common stock is listed on Nasdaq. For continued listing on Nasdaq, Pulmatrix will be required to comply with the continued listing requirements, including the minimum market capitalization standard, the minimum stockholders’ equity requirement, the corporate governance requirements and the minimum closing bid price requirement, among other requirements. In the event that Pulmatrix fails to satisfy any of the listing requirements of Nasdaq, its common stock may be delisted. If its securities are delisted from trading on the Nasdaq Stock Market, and it is not able to list its securities on another exchange or to have them quoted on the Nasdaq Stock Market, its securities could be quoted on the OTC Markets. As a result, Pulmatrix could face significant adverse consequences including:

●	a limited availability of market quotations for its securities;

●	a determination that its common stock is a “penny stock,” which would require brokers trading in its common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for its securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities (including pursuant to short-form registration statements on Form S-3 or obtain additional financing in the future).

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Pulmatrix is likely to issue additional equity securities in the future, which are likely to result in dilution to existing investors.

Pulmatrix may seek the additional capital necessary to fund its operations through public or private equity offerings, debt financings, and collaborative and licensing arrangements. To the extent Pulmatrix raises additional capital by issuing equity securities, including in a debt financing where it issues convertible notes or notes with warrants and any shares of its common stock to be issued in a private placement, its stockholders may experience substantial dilution. Pulmatrix may, from time to time, sell additional equity securities in one or more transactions at prices and in a manner it determines. If Pulmatrix sells additional equity securities, existing stockholders may be materially diluted. In addition, new investors could gain rights superior to existing stockholders, such as liquidation and other preferences. In addition, the exercise or conversion of outstanding options or warrants to purchase shares of capital stock may result in dilution to Pulmatrix stockholders upon any such exercise or conversion.

In addition, Pulmatrix has sponsored the Pulmatrix Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan (the “Pulmatrix Incentive Plan”), which expired on June 10, 2025. No new awards may be made under the Pulmatrix Incentive Plan after its expiration date. Awards issued under the Pulmatrix Incentive Plan prior to its expiration remain outstanding in accordance with their terms. As of December 31, 2025, an aggregate of 33,858 shares of Pulmatrix common stock could be delivered upon the exercise or conversion of outstanding stock options under the Pulmatrix Incentive Plan. To the extent these options are exercised, existing stockholders would experience additional ownership dilution.

Pulmatrix currently takes advantage of reduced disclosure and governance requirements applicable to smaller reporting companies, which could result in Pulmatrix common stock being less attractive to investors.

Pulmatrix has a public float of less than $250 million and therefore qualifies as a smaller reporting company under the rules of the SEC. As a smaller reporting company, Pulmatrix is able to take advantage of reduced disclosure requirements, such as simplified executive compensation disclosures and reduced financial statement disclosure requirements in its SEC filings. Decreased disclosures in its SEC filings due to its status as a smaller reporting company may make it harder for investors to analyze Pulmatrix’s results of operations and financial prospects. Pulmatrix cannot predict if investors will find its common stock less attractive if Pulmatrix relies on these exemptions. If some investors find Pulmatrix’s common stock less attractive as a result, there may be a less active trading market for its common stock and its stock price may be more volatile. Pulmatrix may take advantage of the reporting exemptions applicable to a smaller reporting company until it is no longer a smaller reporting company, which status would end once Pulmatrix has a public float greater than $250 million. In that event, Pulmatrix could still be a smaller reporting company if its annual revenues were below $100 million and it has a public float of less than $700 million.

Anti-takeover provisions under Delaware corporate law may make it difficult for Pulmatrix stockholders to replace or remove its board of directors and could deter or delay third parties from acquiring it, which may be beneficial to its stockholders.

Pulmatrix is subject to the anti-takeover provisions of Delaware law, including Section 203 of the General Corporation Law of Delaware (the “DGCL”). Under these provisions, if anyone becomes an “interested stockholder,” Pulmatrix may not enter into a “business combination” with that person for three years without special approval, which could discourage a third party from making a takeover offer and could delay or prevent a change of control. For purposes of Section 203 of the DGCL, “interested stockholder” means, generally, someone owning 15% or more of Pulmatrix’s outstanding voting stock or an affiliate that owned 15% or more of its outstanding voting stock during the past three years, subject to certain exceptions as described in Section 203 of the DGCL.

Protective provisions in the Pulmatrix Charter and the Pulmatrix Bylaws could prevent a takeover which could harm Pulmatrix stockholders.

The Pulmatrix Charter and Pulmatrix Bylaws contain a number of provisions that could impede a takeover or prevent Pulmatrix from being acquired, including, but not limited to, a classified board of directors and limitations on the ability of its stockholders to remove a director from office without cause. Each of these charter and bylaw provisions give the Pulmatrix board of directors the ability to render more difficult or costly the completion of a takeover transaction that its stockholders might view as being in their best interests.

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Risks Related to Eos

Eos has no revenue, a limited operating history, a history of operating losses, and may experience future losses.

Eos is a pre-revenue and preclinical stage biopharmaceutical company with a limited operating history. There can be no assurance that Eos will achieve profitability. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. Eos has devoted most of its financial resources to performing and supporting research and preclinical development activities. The size of Eos’s future net losses will depend, in part, on the rate of growth of its expenses and its ability to generate revenue. Eos’s prior losses and expected future losses have had, and will continue to have, an adverse effect on stockholders’ equity and working capital. Eos’s failure to become and remain profitable may depress the value of its securities and could impair its ability to raise capital, expand its business, maintain its research and preclinical development efforts, diversify its product offerings or even continue its operations.

Eos will require additional financing and may be unable to raise sufficient capital, which could have a material adverse impact on its research and preclinical development programs.

Eos has raised limited capital to date and expects to raise additional capital to support its research and preclinical development programs. Eos’s drug candidates, such as PTC-2105, were licensed through an agreement with SENOTHERAPEUTIX, Inc. (“SENO”), Eos’s sole stockholder. Furthermore, SENO provides certain services to Eos while Eos continues to build its infrastructure to further develop its licensed programs. The amount of Eos’ future net losses will depend, in part, on the rate of future expenditures and Eos’s ability to obtain funding through equity or debt financings or strategic collaborations. Eos anticipates that its expenses will increase substantially in the foreseeable future as it continues its research, preclinical and clinical development activities, including IND-enabling studies for PTC-2105.

Eos’s ability to obtain additional financing will be subject to a number of factors, including market conditions (including, but not limited to, interest rates, inflation, geopolitical issues, issues with credit and equity markets, and other microeconomic and macroeconomic issues), Eos’s operating performance and investor sentiment. As such, additional financing may not be available to Eos when needed, on acceptable terms, or at all. In addition, there can be no assurance that SENO will provide additional funding or support in the future, whether through cash contributions, the continued provision of services, or otherwise.

Furthermore, any additional equity fundraising may be dilutive for then-existing stockholders and any debt-based funding may bind Eos to restrictive covenants and limit its operating activities. In addition, in an effort to raise additional capital, Eos may incur substantial costs in pursuing future capital financing, including, but not limited to, investment banking fees, legal fees, and accounting fees. If Eos is unable to secure sufficient capital to fund its operations, it may be required to delay, limit, reduce or terminate its product research and development or any future commercialization efforts, or grant rights to third parties to develop and market product candidates that it would otherwise prefer to develop and market itself.

Eos’s drug candidates are in early stages of preclinical development and may never receive regulatory approval or be successfully commercialized.

Eos currently has no products approved for commercial sale. All of Eos’s product candidates, including PTC-2105 and PTC-2107, are in preclinical development and will require additional development, regulatory review and approval, substantial investment, access to sufficient manufacturing capacity and significant marketing efforts before Eos can generate any revenue from product sales, and Eos may face delays or setbacks in one or more of those areas. Even if Eos successfully develops products and achieves regulatory approval for the target indication, there can be no assurance that the products will achieve market acceptance among physicians, patients and the medical community, or that Eos will be able to generate meaningful revenue from product sales. The degree of market acceptance of any approved product candidates will depend on a variety of factors, including the clinical profile and efficacy of the product, conditions or limitations on such approval, the timing of market introduction, the availability and cost of alternative treatments, the availability of reimbursement from government and private health insurers, and the effectiveness of sales and marketing efforts.

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Clinical trials are expensive, time consuming, difficult to design and involve uncertain outcomes.

As part of the regulatory process, Eos must conduct clinical trials for each product candidate to demonstrate safety and efficacy to the satisfaction of the FDA and other regulatory authorities. Before Eos can conduct human clinical trials, Eos must file an IND with FDA. FDA may refuse, delay, or place a full or partial clinical hold on the IND due to toxicology, safety pharmacology, Chemistry, Manufacturing, and Controls (CMC) (e.g., sequence fidelity, impurities, stability), or protocol or study design issues, materially delaying initiation of human trials. Peptide product candidates may trigger immunogenicity, for which FDA may require immunogenicity assessments, additional nonclinical studies regarding immune responses that could affect safety or efficacy, and/or clinical monitoring.

There are currently no FDA-approved drugs to treat sarcopenia, and FDA may not accept Eos’s proposed clinical study endpoints or may require longer, larger, or outcomes-based trials than otherwise may be required due to the novel nature of our candidate.

Positive or timely results from preclinical studies do not ensure positive or timely results in clinical trials. Many companies in the pharmaceutical and biotechnology industries have suffered significant setbacks in clinical trials after achieving positive results in preclinical development or early-stage clinical trials. These setbacks can be caused by, among other things, preclinical findings made while clinical trials were underway, or safety or efficacy observations made in clinical trials, including adverse events. Similarly, positive results in early clinical trials do not ensure positive results in later clinical trials or favorable regulatory decisions.

The clinical trial process is also time consuming, and Eos may experience significant delays. The commencement and completion of clinical trials may be delayed or prevented by several factors, including unforeseen safety issues, failure to determine appropriate dosing, difficulty enrolling patients, inability to monitor subjects adequately during or after treatment, third-party contractors failing to comply with regulatory requirements or meet their contractual obligations, insufficient supply or quality of product candidates, regulatory holds, and changes in regulatory requirements. Clinical trials involving older adults may face enrollment challenges, higher discontinuation rates, and polypharmacy-related adverse events that delay timelines and complicate data interpretation. Clinical trial delays could result in increased costs, slower product development, setbacks in testing the safety and effectiveness of the Eos’s technology, or discontinuation of the clinical trials altogether. FDA may require extensive safety pharmacology, reproductive tox, chronic tox, and potentially carcinogenicity or other long‑duration studies prior to late‑stage development.

If we pursue concomitant use or labeling with GLP-1 agents, FDA may require dedicated combination studies and restrict our ability to include combination statements on the label or promotional materials absent such data.

Eos is also evaluating its lead product candidate, PTC-2105, as a potential adjunct to GLP-1 receptor agonists. If Eos seeks to study in a clinical setting, or ultimately to include combination-use language in any approved labeling, the FDA may require a comprehensive combination development program. Such a program could include, among other things, formal drug–drug interaction assessments (including pharmacokinetic–pharmacodynamic and C-QT evaluations), dose-finding and safety run-ins, and one or more adequate and well-controlled clinical trials designed to demonstrate the safety and effectiveness of the combination relative to each component, which may involve factorial designs, randomized controlled studies, longer treatment durations, larger sample sizes, and monitoring for class-specific adverse events (for example, gastrointestinal effects or pancreatitis signals) as well as mechanism-related risks associated with our product candidate. These requirements would increase the cost, scope, complexity, and duration of development and could delay or prevent Eos’s ability to obtain approval for, or include in Eos’s labeling, statements regarding concomitant use with GLP-1 agents. In addition, because GLP-1 products differ by active ingredient, dose, dosage form, and exposure profiles, the FDA could require agent-specific data (rather than permitting extrapolation across the GLP-1 class), additional bridging studies when changing the background GLP-1 therapy, or post-marketing commitments. Unless and until we generate sufficient FDA-acceptable evidence supporting combination use, our approved labeling—if any—may not include combination-use statements, and any promotional discussion of such use could be deemed off-label and subject us to regulatory enforcement. Even if we obtain approval of combination-use labeling, the FDA may impose limitations or risk-mitigation measures, such as contraindications, warnings, or a Risk Evaluation and Mitigation Strategy, that could restrict uptake. Payers may also decline to reimburse concomitant use absent explicit labeling or robust outcomes data, further limiting the commercial potential of our product candidate in combination with GLP-1 agents.

Eos is dependent on the success of its lead product candidate, PTC-2105.

To date, Eos’s main focus and the investment of a significant portion of its efforts and financial resources has been in support of the clinical development of PTC-2105. Eos’s business and future success depend upon its ability to obtain regulatory approval of and then successfully commercialize PTC-2105 for sarcopenia and sarcopenic obesity. PTC-2105 is in preclinical development, and there can be no assurance that it will successfully advance through clinical trials or receive regulatory approval for the target indication and patient population, if at all. If PTC-2105 fails to demonstrate adequate safety or efficacy in clinical trials, is not approved by regulatory authorities, or does not achieve market acceptance, Eos’s business, results of operations and financial condition would be materially and adversely affected.

Eos may not be able to obtain or maintain regulatory approvals for its product candidates. Eos currently has no product revenues and may not generate revenue at any time in the near future, if at all. Currently, Eos has no products approved for commercial sale.

Eos currently has no drug products for sale, and Eos cannot guarantee that it will ever have any drug products approved for sale. The clinical development, manufacturing, sales and marketing of Eos’s product candidates are subject to extensive regulation by the FDA and comparable regulatory authorities in other countries. Despite the substantial time and expense invested in preparation and submission of regulatory applications, regulatory approval is never guaranteed. The FDA or other regulatory authorities can delay, limit or deny approval of a product for many reasons, including that regulators may not approve manufacturing processes or facilities, new laws may be enacted, or regulators may change their approval policies or adopt new regulations requiring new or different evidence of safety and efficacy.

Even if Eos receives regulatory approval for any of its product candidates, such approval may be subject to significant restrictions on the indicated uses, manufacturing, labeling, packaging, adverse event reporting, storage, advertising, promotion and record keeping, or may impose ongoing requirements for post-approval studies. Previously unknown problems with the product candidate, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the product or withdrawal of the product from the market. If Eos does not obtain regulatory approval for one or more of its product candidates, experiences significant delays in doing so, or receives approvals subject to restrictions, Eos’s business will be materially adversely affected.

Eos relies on third-party manufacturers and suppliers, and its supply of research and preclinical development materials may become limited or interrupted.

Eos relies on third-party supply and manufacturing partners to produce the materials for its research and preclinical development and preclinical study supplies. Eos currently has no in-house manufacturing capabilities and is dependent on third parties to manufacture its product candidates in a cost-effective manner that meets regulatory requirements and quality standards. Problems with third-party manufacturers or the manufacturing process, or an inability to scale up manufacturing activities, may result in delayed clinical trials and commercialization of Eos’s product candidates. Replacement of a third-party supplier or manufacturer could require significant effort, cost and expertise because there may be a limited number of qualified replacements. The manufacturing process for a product candidate is subject to FDA and foreign regulatory authority review, and suppliers and manufacturers must meet applicable manufacturing and other quality requirements and undergo rigorous facility and process validation tests. If any third-party provider fails to meet its obligations, fails to maintain or achieve satisfactory regulatory compliance, or if supply is otherwise interrupted, the clinical development and commercialization of Eos’s product candidates could be stopped, delayed or made commercially unviable.

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Eos’s research and preclinical development efforts may be jeopardized if it is unable to retain key personnel.

Eos’s success depends on its continued ability to attract, retain and motivate highly qualified management, clinical and scientific personnel, and on its ability to develop and maintain important relationships with clinicians, scientists and leading academic and health institutions. Competition among biotechnology and pharmaceutical companies for qualified employees is intense, and Eos may not be able to attract and retain personnel critical to its success. Eos is particularly dependent on the services of Kevin Slawin, M.D., its Founder and Chief Executive Officer, and other key members of its scientific and management team. The loss of the services of any key personnel could impede the progress of Eos’s research and preclinical development objectives and could have a material adverse effect on its business, financial condition, results of operations and prospects. Eos does not maintain “key man” insurance policies on the lives of these individuals or the lives of any of its other employees, advisors or consultants.

Eos faces significant competition from other biotechnology and pharmaceutical organizations, may not be able to compete successfully, and its product candidates may be rendered obsolete by rapid technological change.

The clinical development and commercialization of drug candidates is highly competitive. Multinational pharmaceutical companies and specialized biotechnology companies (as well as universities and other non-profit research organizations) could develop product candidates and processes competitive with Eos’s product candidates. These competitors may have significantly greater financial, technical, manufacturing, marketing, sales and supply resources and experience than Eos. If Eos successfully obtains approval for any product candidate, it could face competition based on the safety and effectiveness of its product candidates, the ease of administration, the timing and scope of regulatory approvals, the availability and cost of manufacturing, marketing and sales capabilities, price, reimbursement coverage and patent position. Competing products could present superior treatment alternatives, including by being more effective, safer, less expensive or marketed and sold more effectively than any products Eos may develop. The rapid rate of scientific discoveries and technological changes could result in one or more of Eos’s product candidates becoming obsolete or noncompetitive.

Eos is exposed to product liability risks inherent in the testing and commercialization of therapeutic products.

The testing, marketing and sale of therapeutic products entails an inherent risk of product liability. Eos relies on a number of third-party researchers and contractors to produce, collect and analyze data regarding the safety and efficacy of its product candidates. Eos may face product liability exposure related to the testing of its product candidates in human clinical trials. If any of Eos’s product candidates are approved for sale, Eos may face exposure to claims by an even greater number of persons. Regardless of merit or eventual outcome, liability claims may result in decreased demand for Eos’s product candidates, injury to its reputation, withdrawal of clinical trial participants, costs of related litigation, distraction of management’s attention, substantial monetary awards, loss of revenues, and the inability to commercialize product candidates. Eos may not be able to obtain or maintain sufficient product liability insurance at a reasonable cost to protect against such losses.

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Eos has never commercialized a product and may lack the expertise to do so successfully.

Eos has never commercialized a product and currently has no sales, marketing or distribution capabilities. Developing such capabilities would require significant investment and management attention. Eos may not be successful in developing these capabilities or in entering into arrangements with third parties to perform these services. If Eos is unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, it may not be able to successfully commercialize any product candidates that receive regulatory approval, which would adversely affect its ability to generate product revenue.

Eos may not be able to identify, in-license or acquire additional product candidates.

Eos’s long-term success depends in part on its ability to identify, in-license or acquire additional product candidates to broaden its pipeline. There can be no assurance that Eos will be able to identify suitable product candidates for in-licensing or acquisition on acceptable terms, or at all. Competition for the in-licensing or acquisition of attractive product candidates is intense, and many of Eos’s competitors have greater financial resources and more experience in this area. If Eos is unable to expand its pipeline through in-licensing or acquisition of additional product candidates, its growth prospects may be limited.

Eos may not be successful in negotiating for an appropriate price in a future sale or assignment of its rights related to its current drug candidates.

Eos may seek to sell or assign its rights related to its current drug candidates. If completed, any such sale or assignment may be at a substantial discount, the consideration received may not accurately represent the value of the assets sold or assigned and its stockholders may not be entitled to participate in the future prospects of such drug candidates.

Eos may encounter difficulties in managing its growth, which could adversely affect its operations.

As Eos advances its product candidates through preclinical development, seeks regulatory approval and potentially increases the number of ongoing product development programs, it expects to experience significant growth in the scope and complexity of its operations including needing to increase its product development, scientific and administrative headcount. Eos’s ability to manage its operations and anticipated growth effectively will require it to enhance its operational, financial and management controls, reporting systems and procedures, and to attract and retain sufficient numbers of talented employees and consultants. Eos may not be able to implement administrative and operational improvements in an efficient or timely manner. If Eos is unable to manage its growth effectively, its business could be harmed.

Eos’s product candidates may face competition from biosimilars or generic products.

Even if Eos obtains regulatory approval and successfully commercializes its product candidates, those products may face competition from biosimilars or generic versions after the expiration or loss of patent protection or regulatory exclusivity. The entry of biosimilar or generic competitors could significantly reduce Eos’s revenues and adversely affect its business and financial condition. In addition, Eos may face challenges in defending intellectual property rights against biosimilar applicants, and there can be no assurance that such efforts would be successful.

Eos’s business may be adversely affected if it does not successfully execute on its business development strategy.

Eos may pursue strategic collaborations, licensing arrangements, joint ventures or other business development opportunities to advance its product candidates and expand its pipeline. Such transactions involve numerous risks, including difficulties in integrating acquired businesses or technologies, diversion of management attention, potential loss of key employees of acquired companies, assumption of liabilities or obligations, and failure to realize anticipated benefits. There can be no assurance that Eos will be successful in identifying, negotiating or consummating any such transactions, or that any completed transactions will yield the expected benefits. Failed business development efforts could have a material adverse effect on Eos’s business, financial condition and prospects.

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Eos’s business may be adversely affected if its vendors and collaborators are not successful or breach their agreements.

Eos has and will have various vendors and collaborators involved in the preclinical and clinical development of its technologies. If these vendors and collaborators do not successfully carry out their contractual duties or meet expected deadlines, or they otherwise breach their contractual obligations to it, Eos may be delayed or may not obtain desired business outcomes, such as regulatory approvals for, or commercialization of, its product candidates, including the ability to further develop or manufacture its therapeutic candidates. As a result of such limitations, Eos may be unable to pursue the most efficient or profitable path in developing its technologies.

Eos may be subject to securities litigation, which is expensive and could divert management attention.

In connection with the transactions contemplated by the Merger Agreement, Eos has or will raise private capital through one or more financings, including through private placement offerings such as the Series A Preferred Financing (as defined below), to satisfy the “Minimum Cash Condition” under the Merger Agreement. Investors who participated in such private capital raising activities may assert claims against Eos. Such claims could arise before or after the consummation of the Merger. In addition, companies that have experienced volatility in the market price of their stock have frequently been subject to securities class action litigation. Eos may be the target of this type of litigation in the future, particularly following any volatility in the market price of its securities or following the announcement of negative clinical trial results or other adverse events. Risks of securities litigation may arise from both private investors who participated in Eos’s pre-Merger capital raising activities, and from public investors following the consummation of the Merger. Such risks may arise from private and public investors. Securities litigation could result in substantial costs and divert management’s attention and resources from Eos’s business, which could adversely affect its business and result in a decline in the market price of the Combined Company’s common stock.

For further information on the Series A Preferred Financing, see “Agreements Related to the Merger—Backstop Financing Agreement.”

Eos’s internal computer systems, or those of its collaborators or other third parties on which Eos may rely, may fail or suffer security breaches.

Eos’s internal computer systems and those of its current and future collaborators, contractors and consultants are vulnerable to damage or interruption from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. If such an event were to occur and cause interruptions in Eos’s operations, it could result in a material disruption of its preclinical development programs. Moreover, a security breach or other incident that results in unauthorized access to or disclosure of confidential information, including personal data, proprietary business information or trade secrets, could expose Eos to litigation, governmental investigations, regulatory penalties, indemnification obligations and reputational harm, any of which could materially adversely affect Eos’s business and financial condition. These cybersecurity and related risks may also lead to theft, misappropriation of funds, exposure to litigation, and other costs and issues. Eos does not maintain cybersecurity insurance coverage, and there can be no assurance that Eos will be able to obtain such coverage in the future on acceptable terms. In the absence of such coverage, Eos would bear the full cost of any losses resulting from a cybersecurity incident.

Eos may identify material weaknesses in its internal control over financial reporting.

As a private company with limited resources and limited operational history, Eos has not historically had the accounting and financial reporting infrastructure necessary for a public company. Eos may identify material weaknesses in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Eos’s annual or interim financial statements will not be prevented or detected on a timely basis. If Eos fails to maintain proper and effective internal controls, its ability to produce accurate and timely financial statements could be impaired, which could adversely affect its reputation, business and stock price.

Eos may not realize the benefits of net operating loss carryforwards, research and development tax credits, grants, tax breaks, or other related incentives.

Eos’s ability to use net operating loss carryforwards to offset future taxable income may be subject to certain limitations. Eos may also not realize the benefit of research and development tax credits, grants, tax breaks and other related incentives. Changes to government policies, tax codes, and other factors may negatively impact Eos’s ability to benefit from such items.

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Eos’s success depends on the ability to protect the intellectual property and proprietary technology being used by the company.

Eos may be materially adversely affected by the failure or inability to protect intellectual property rights, including intellectual property rights owned by the company and/or intellectual property rights licensed from SENOTHERAPEUTIX, Inc. Eos and SENOTHERAPEUTIX, Inc. rely on a combination of patent, trademark, trade secret and other intellectual property laws and measures to protect proprietary information, including the MitoXcel™ technology platform. There can be no assurance that such protections will be adequate to prevent competitors from developing similar or superior technologies. Patent matters in the biotechnology and pharmaceutical industries can involve complex legal and scientific questions, and it is impossible to predict the outcome of patent claims. Any of Eos’s and/or SENOTHERAPEUTIX, Inc.’s patent applications may not be approved, and SENOTHERAPEUTIX, Inc. and/or Eos may not develop additional products or processes that are patentable. Some countries may fail to protect intellectual property rights to the same extent as the protection that may be afforded in the United States. Even if SENOTHERAPEUTIX, Inc. and/or Eos are able to obtain patents, they may not issue in a form that will provide meaningful protection, prevent competitors from competing with Eos, or otherwise provide any competitive advantage. The issuance of a patent is not conclusive as to its inventorship, ownership, scope, validity, or enforceability, and any of Eos’s owned or licensed patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit Eos’s ability to stop others from using or commercializing similar or identical technology, products or product candidates, or limit the duration of the patent protection of Eos’s technology and product candidates. Competitors may be able to circumvent patents by developing similar or alternative technologies in a non-infringing manner. Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited.

Eos’s product candidates or preclinical development efforts may be found to infringe upon third-party intellectual property rights.

Eos’s commercial success depends in part on avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patents and other intellectual property rights in the biotechnology and pharmaceutical industries. Numerous issued patents and pending patent applications owned by third parties exist in the fields in which Eos is developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that Eos’s product candidates may give rise to claims of infringement of the patent rights of others. Third parties may assert claims or initiate litigation related to their patent, copyright, trademark and other intellectual property rights in technology that is important to the company. Regardless of the merit of the claims, they could be time consuming, result in costly litigation and diversion of management’s attention, or require Eos to develop a non-infringing technology or enter into license agreements. Such license agreements might not be available on commercially reasonable terms, or at all. Moreover, Eos may become party to future adversarial proceedings or litigation regarding our patent portfolio or the patents of third parties. Such proceedings could also include contested post-grant proceedings such as oppositions, inter partes review, reexamination, interference, or derivation proceedings before the U.S. Patent and Trademark Office or foreign patent offices.

Eos’s reliance on third parties requires us to share our trade secrets and proprietary information.

Because Eos collaborates with various organizations and academic institutions on the advancement of its technology and product candidates, it may share trade secrets with them. Despite confidentiality agreements and other contractual protections, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by potential competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Discovery by a third party of Eos’s trade secrets or other unauthorized use or disclosure would impair the company’s intellectual property rights and protections in its product candidates. Detecting the disclosure or misappropriation of a trade secret and enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets were to be lawfully obtained or independently developed by a competitor, Eos would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of Eos’s trade secrets were to be disclosed to or independently developed by a competitor, Eos’s competitive position would be harmed. Additionally, if the steps taken to maintain Eos’s trade secrets are deemed inadequate, Eos may have insufficient recourse against third parties for misappropriating such trade secrets.

Eos is dependent on a license agreement with SENOTHERAPEUTIX, Inc., a related party, for substantially all of its intellectual property, and the loss or impairment of rights under that agreement would materially harm Eos’s business.

Eos’s product candidates, including PTC-2105, are developed under a License and Services Agreement, dated as of February 9, 2026 (the “SENO License”) with SENOTHERAPEUTIX, Inc. (“SENO”). Kevin Slawin serves as Chief Executive Officer of both Eos and SENO and there can be no assurance that the terms of the SENO License were negotiated on an arm’s-length basis or on terms as favorable to Eos as could have been obtained from an unaffiliated third party. Under the Seno License, SENO granted Eos a worldwide, exclusive license under the SENOTHERAPEUTIX IP (as defined therein) to research, develop, make, use, sell and import Eos Products (as defined therein) solely for use in the defined “Field”, which is limited to the diagnosis, cure, mitigation, treatment, or prevention of disease in humans, other than cancer and neoplastic diseases and use in or with gene-therapy. The SENO License does not include products that are not regulated as “drugs” such as cosmetics and supplements. The SENO License is the foundation of Eos’s product pipeline, and the loss of rights under the SENO License would have a material adverse effect on Eos’s ability to develop and commercialize its product candidates.

The SENO License imposes significant financial obligations on Eos, including development and commercial milestone payments of up to $125 million in the aggregate, and tiered royalties on Net Sales (as defined therein) ranging from 5% to 7%. SENO also retains sole discretion over the prosecution and maintenance of the licensed patents (subject to reasonable consideration of the interests of Eos as a licensee under the patents in the Field), and Eos has only a limited step-in right with respect to certain patent claims after SENO elects to cease Prosecution of any SENOTHERAPEUTIX Patent that contains any Eos-Specific Claim. If SENO fails to adequately prosecute or maintain the licensed patents, Eos’s ability to prevent competitors from commercializing competing products could be adversely affected.

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The SENO License also provides for the provision of certain back-office, research and development, and facility access services by SENO to Eos during the “Services Term” that ends on the earlier of three years from the effective date of the SENO License or a Change of Control of Eos. The Merger is expected to constitute a Change of Control under the SENO License, resulting in the termination of SENO’s obligation to provide these services upon the consummation of the Merger. During the Pre-Closing Period and following the Closing, Eos will need to independently develop capabilities and hire the personnel it currently accesses through SENO which will require additional time and resources that could disrupt Eos’s operations. Similar types of risks may arise with any future licensing arrangement between Eos and third parties. The termination of the SENO License or other license agreements or failure to adequately protect the intellectual property licensed thereby could prevent Eos from commercializing its product candidates or possible future products covered by the licensed intellectual property. Any of these events could materially adversely affect Eos’s business, prospects, financial condition and results of operations.

Eos is subject to extensive government regulation.

Eos’s business activities, including the development, testing, manufacturing, marketing and sale of its product candidates, are subject to extensive regulation by the FDA and other federal, state, local and foreign governmental authorities. Compliance with these regulations is costly and time consuming, and any failure to comply could result in enforcement actions, fines, product recalls, delays in product development, or other penalties that could materially and adversely affect the company’s business.

Changes in healthcare laws and regulations may adversely affect Eos’s business.

Changes in healthcare policy, including potential legislative or regulatory initiatives relating to drug pricing, healthcare reform and third-party reimbursement, could adversely affect Eos’s business and its ability to commercialize its product candidates. The continuing efforts of governments, insurance companies and other payers of healthcare costs to contain or reduce healthcare costs may affect Eos’s future revenues and profitability. If third-party coverage is not available for the company’s product candidates, or if pricing is set at unsatisfactory levels, Eos’s business, revenues and prospects for profitability could be materially harmed.

Eos may be subject to federal and state healthcare fraud and abuse laws.

If Eos obtains FDA approval for any of its product candidates and begins commercializing those products in the United States, its operations will be subject to various federal and state healthcare fraud and abuse laws, including the federal Anti-Kickback Statute, the federal False Claims Act, the Health Insurance Portability and Accountability Act of 1996 (HIPAA), and state law equivalents. These laws may impact, among other things, our proposed sales, marketing and education programs. If Eos’s operations are found to be in violation of any of these laws, Eos may be subject to penalties, including civil, criminal and administrative penalties, damages, fines, exclusion from participation in government healthcare programs, imprisonment and the curtailment or restructuring of our operations.

Eos may be subject to environmental, health and safety laws and regulations.

Eos’s research and preclinical development activities involve (or may involve in the future) the controlled use of hazardous materials, including chemicals, biological materials and radioactive compounds. Eos is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of these hazardous materials. Although Eos believes its safety procedures for handling and disposing of these materials comply with applicable laws and regulations, Eos cannot eliminate the risk of accidental contamination or injury from these materials. In the event of an accident or environmental discharge, Eos may be held liable for any resulting damages, which could exceed our resources or any applicable insurance coverage.

Eos’s management has conflicts of interest with other business activities.

Eos’s Chief Executive Officer and other key personnel serve in multiple capacities across affiliated entities, including SENO, Rapha Capital Management, LLC (including all entities managed by Rapha Capital Management, LLC), Phoenix SENOLYTIX, Inc., Ponce Aurora, Inc., Perseus SENOLYTIX, Inc., PrintBio, Inc., and DELiver Therapeutics, Inc., among others. These individuals may devote time and attention to other business activities, which may result in conflicts of interest with Eos and a lack of availability when needed. The objectives of these other entities may differ from the objectives of Eos, and there can be no assurance that such conflicts will be resolved in a manner favorable to Eos or its investors.

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Eos is controlled by SENO, which is indirectly controlled by Eos’s Chief Executive Officer, and this concentration of ownership is expected to continue following the Merger.

As of June 30, 2026, SENO held approximately 99.8% of shares of Eos’s capital stock. SENO is indirectly controlled by the Chief Executive Officer of Eos. As a result, SENO and Kevin Slawin currently have significant influence over Eos’s, and after the Merger are expected to have significant influence over the Combined Company’s, management and affairs and over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Following the Merger, SENO is expected to be the largest individual stockholder of the Combined Company. This concentration of ownership may delay or prevent a change in Eos’s or the Combined Company’s control and might affect the market price of the Combined Company’s common stock, even when a change in control may be in the best interest of all stockholders. Furthermore, this concentration of ownership may not always coincide with the Combined Company’s interests or the interests of other stockholders. Accordingly, SENO or Kevin Slawin could cause Eos or the Combined Company to enter into transactions or agreements that may not be in the best interests of Eos, the Combined Company, or their respective stockholders.

Unforeseen events, including pandemics, natural disasters and geopolitical instability, may adversely affect our business.

Eos’s business could be adversely affected by the effects of health epidemics or pandemics, natural disasters, acts of terrorism, geopolitical conflicts, or other unforeseen events. Such events could disrupt the company’s operations, delay clinical trials, impair the ability of third-party suppliers and manufacturers to fulfill their obligations, and otherwise negatively impact Eos’s business, financial condition and results of operations.

Eos’s employees, independent contractors, consultants and vendors may engage in misconduct or other improper activities.

Eos is exposed to the risk of fraud or other illegal activity by its employees, independent contractors, consultants and vendors. Misconduct by these parties could include intentional or negligent conduct that fails to comply with applicable laws and regulations, provide accurate information to regulatory bodies, comply with manufacturing standards, or report financial information accurately. It is not always possible to identify and deter such misconduct, and any failure to do so could have a significant impact on Eos’s business.

Risks Related to the Combined Company

If any of the events described in “Risks Related to Pulmatrix” or “Risks Related to Eos” occur, those events could cause potential benefits of the Merger not to be realized.

Following completion of the Merger, the Combined Company will be susceptible to many of the risks described in the sections titled “Risks Related to Pulmatrix” and “Risks Related to Eos” in this proxy statement/prospectus. To the extent any of the events in the risks described in those sections occur, the potential benefits of the Merger may not be realized and the results of operations and financial condition of the Combined Company could be adversely affected in a material way. This could cause the market price of the Combined Company common stock to decline.

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The market price of the Combined Company common stock is expected to be volatile, and the market price of the common stock may drop following the Merger.

The market price of the Combined Company common stock following the Merger could be subject to significant fluctuations. Some of the factors that may cause the market price of the Combined Company common stock to fluctuate include:

●	results of clinical trials and preclinical studies of the Combined Company’s product candidates, or those of the Combined Company’s competitors or the Combined Company’s existing or future collaborators;

●	failure to meet or exceed financial and development projections the Combined Company may provide to the public;

●	failure to meet or exceed the financial and development projections of the investment community;

●	if the Combined Company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by financial or industry analysts;

●	announcements of significant acquisitions, strategic collaborations, joint ventures or capital commitments by the Combined Company or its competitors;

●	actions taken by regulatory agencies with respect to the Combined Company’s product candidates, clinical studies, manufacturing process or sales and marketing terms;

●	disputes or other developments relating to proprietary rights, including patents, litigation matters, and the Combined Company’s ability to obtain patent protection for its technologies;

●	additions or departures of key personnel;

●	significant lawsuits, including patent or stockholder litigation;

●	if securities or industry analysts do not publish research or reports about the Combined Company’s business, or if they issue adverse or misleading opinions regarding its business and stock;

●	changes in the market valuations of similar companies;

●	general market or macroeconomic conditions or market conditions in the pharmaceutical and biotechnology sectors;

●	sales of securities by the Combined Company or its securityholders in the future;

●	if the Combined Company fails to raise an adequate amount of capital to fund its operations or continued preclinical development of its product candidates;

●	trading volume of the Combined Company common stock;

●	announcements by competitors of new commercial products, clinical progress or lack thereof, significant contracts, commercial relationships or capital commitments;

●	adverse publicity relating to precision medicine product candidates, including with respect to other products in such markets;

●	the introduction of technological innovations or new therapies that compete with the products and services of the Combined Company; and

●	period-to-period fluctuations in the Combined Company’s financial results.

Moreover, the stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may also adversely affect the trading price of the Combined Company common stock. In addition, a recession, depression or other sustained adverse market event could materially and adversely affect the Combined Company’s business and the value of its common stock. In the past, following periods of volatility in the market price of a company’s securities, stockholders have often instituted class action securities litigation against such companies. Furthermore, market volatility may lead to increased shareholder activism if the Combined Company experiences a market valuation that activists believe is not reflective of its intrinsic value. Activist campaigns that contest or conflict with the Combined Company’s strategic direction or seek changes in the composition of its board of directors could have an adverse effect on its operating results, financial condition and cash flows.

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The Combined Company may incur losses for the foreseeable future and may never achieve profitability.

The Combined Company may never become profitable, even if it is able to complete clinical development for one or more product candidates and eventually commercialize such product candidates. The Combined Company will need to successfully complete significant research, clinical development, testing and regulatory compliance activities that, together with projected general and administrative expenses, is expected to result in substantial increased operating losses for at least the next several years. Even if the Combined Company does achieve profitability, it may not be able to sustain or increase profitability on a quarterly or annual basis.

If the Combined Company fails to attract and retain management and other key personnel, it may be unable to continue to successfully develop or commercialize its product candidates or otherwise implement its business plan.

The Combined Company’s ability to compete in the highly competitive pharmaceuticals industry depends on its ability to attract and retain highly qualified managerial, scientific, medical, legal, sales and marketing and other personnel. The Combined Company will be highly dependent on its management and scientific personnel. The loss of the services of any of these individuals could impede, delay, or prevent the successful clinical development of the Combined Company’s product pipeline, completion of its planned clinical trials, commercialization of its product candidates or in-licensing or acquisition of new assets and could impact negatively its ability to implement successfully its business plan. If the Combined Company loses the services of any of these individuals, it might not be able to find suitable replacements on a timely basis or at all, and its business could be harmed as a result. The Combined Company might not be able to attract or retain qualified management and other key personnel in the future due to the intense competition for qualified personnel among biotechnology, pharmaceutical and other businesses.

The Combined Company will need to raise additional financing in the future to fund its operations, which may not be available to it on favorable terms or at all.

The Combined Company will require substantial additional funds to conduct the costly and time-consuming clinical efficacy trials necessary to pursue regulatory approval of each potential product candidate and to continue the preclinical development of Eos’s future product candidates. The Combined Company’s future capital requirements will depend upon a number of factors, including: the number and timing of future product candidates in the pipeline; progress with and results from preclinical testing and clinical trials; the ability to manufacture sufficient drug supplies to complete preclinical and clinical trials; the costs involved in preparing, filing, acquiring, prosecuting, maintaining and enforcing patent and other intellectual property claims; and the time and costs involved in obtaining regulatory approvals and favorable reimbursement or formulary acceptance. Raising additional capital may be costly or difficult to obtain and could, for example, through the sale of common stock or securities convertible or exchangeable into common stock, significantly dilute the Combined Company stockholders’ ownership interests or inhibit the Combined Company’s ability to achieve its business objectives. If the Combined Company raises additional funds through public or private equity offerings, the terms of these securities may include liquidation or other preferences that adversely affect the rights of its common stockholders. In addition, any debt financing may subject the Combined Company to fixed payment obligations and covenants limiting or restricting its ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If the Combined Company raises additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, the Combined Company may have to relinquish certain valuable intellectual property or other rights to its product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to it. Even if the Combined Company were to obtain sufficient funding, there can be no assurance that it will be available on terms acceptable to the Combined Company or its stockholders.

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The Combined Company will incur additional costs and increased demands upon management as a result of complying with the laws and regulations affecting public companies.

The Combined Company will incur significant legal, accounting and other expenses as a public company that Eos did not incur as a private company, including costs associated with public company reporting obligations under the Exchange Act. The Combined Company’s management team will consist of the executive officers of Eos prior to the Merger. These executive officers and other personnel will need to devote substantial time to gaining expertise related to public company reporting requirements and compliance with applicable laws and regulations to ensure that the Combined Company complies with all of these requirements. Any changes the Combined Company makes to comply with these obligations may not be sufficient to allow it to satisfy its obligations as a public company on a timely basis, or at all. These reporting requirements, rules and regulations, coupled with the increase in potential litigation exposure associated with being a public company, could also make it more difficult for the Combined Company to attract and retain qualified persons to serve on the board of directors or on board committees or to serve as executive officers, or to obtain certain types of insurance, including directors’ and officers’ insurance, on acceptable terms.

Upon completion of the Merger, failure by the Combined Company to comply with the initial listing standards of Nasdaq will prevent its stock from being listed on Nasdaq.

Upon completion of the Merger, Pulmatrix, under the new name “Eos SENOLYTIX Inc.” will be required to meet the initial listing requirements to maintain the listing and continued trading of its shares on Nasdaq. These initial listing requirements are more difficult to achieve than the continued listing requirements. Pursuant to the Merger Agreement, Pulmatrix agreed to use its commercially reasonable efforts to cause the shares of Pulmatrix common stock being issued in the Merger to be approved for listing on Nasdaq at or prior to the effective time of the Merger. In order to ensure that Pulmatrix is able to meet the $4.00 minimum bid price initial listing requirement at the Closing, the Pulmatrix board of directors intends to effect a reverse stock split of the shares of Pulmatrix common stock at a ratio of between 1-for-2 to 1-for-10. In addition, often a reverse stock split will not result in a trading price for the affected common stock that is proportional to the ratio of the split. Following the Merger, if the Combined Company is unable to satisfy Nasdaq listing requirements, Nasdaq may notify the Combined Company that its shares of common stock will not be listed on Nasdaq.

Upon a potential delisting from Nasdaq, if the common stock of the Combined Company is not then eligible for quotation on another market or exchange, trading of the shares could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it is likely that there would be significantly less liquidity in the trading of the common stock of the Combined Company; decreases in institutional and other investor demand for the shares, coverage by securities analysts, market making activity and information available concerning trading prices and volume; and fewer broker dealers willing to execute trades in the common stock of the Combined Company. Also, it may be difficult for the Combined Company to raise additional capital if the Combined Company common stock is not listed on a major exchange. The occurrence of any of these events could result in a further decline in the market price of the common stock of the Combined Company and could have a material adverse effect on the Combined Company.

Once the Combined Company is no longer a smaller reporting company or otherwise no longer qualifies for applicable exemptions, the Combined Company will be subject to additional laws and regulations affecting public companies that will increase the Combined Company’s costs and the demands on management and could harm the Combined Company’s operating results and cash flows.

The Combined Company will be subject to the reporting requirements of the Exchange Act, which requires, among other things, that the Combined Company file with the SEC, annual, quarterly and current reports with respect to the Combined Company’s business and financial condition as well as other disclosure and corporate governance requirements. However, as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Exchange Act, in at least the near term, the Combined Company may take advantage of exemptions from disclosure requirements and reduced disclosure obligations regarding executive compensation in this proxy statement/prospectus and in the Combined Company’s periodic reports and proxy statements. In addition, if the Combined Company is a smaller reporting company with less than $100.0 million in annual revenue, it would not be required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. Once the Combined Company is no longer a smaller reporting company or otherwise no longer qualifies for these exemptions, the Combined Company will be required to comply with these additional legal and regulatory requirements applicable to public companies and will incur significant legal, accounting and other expenses to do so. If the Combined Company is not able to comply with the requirements in a timely manner or at all, the Combined Company’s financial condition or the market price of the Combined Company common stock may be harmed. For example, if the Combined Company or its independent auditor identifies deficiencies in the Combined Company’s internal control over financial reporting that are deemed to be material weaknesses the Combined Company could face additional costs to remedy those deficiencies, the market price of the Combined Company common stock could decline or the Combined Company could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

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If the Combined Company fails to maintain proper and effective internal controls, its ability to produce accurate financial statements on a timely basis could be impaired.

Provided the Combined Company continues to be listed on Nasdaq, the Combined Company will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act requires, among other things, that the Combined Company maintain effective disclosure controls and procedures and internal control over financial reporting. The Combined Company must perform system and process evaluation and testing of its internal control over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. As a private company, Eos has not been required to document and test its internal controls over financial reporting nor has its management been required to certify the effectiveness of its internal controls and its auditors have not been required to opine on the effectiveness of its internal control over financial reporting. Following the Merger, the Combined Company will be required to incur substantial professional fees and internal costs to expand its accounting and finance functions and expend significant management efforts. The Combined Company may experience difficulty in meeting these reporting requirements in a timely manner.

The Combined Company may discover weaknesses in its system of internal financial and accounting controls and procedures that could result in a material misstatement of its financial statements. The Combined Company’s internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If the Combined Company is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act, or if it is unable to maintain proper and effective internal controls, the Combined Company may not be able to produce timely and accurate financial statements. If that were to happen, the market price of its common stock could decline and it could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities.

The unaudited pro forma condensed combined financial information for Pulmatrix and Eos included in this proxy statement/prospectus are preliminary, and the Combined Company’s actual financial position and operations after the Merger may differ materially from the unaudited pro forma financial information included in this proxy statement/prospectus.

The unaudited pro forma financial information for Pulmatrix and Eos included in this proxy statement/prospectus are presented for illustrative purposes only and is not necessarily indicative of the Combined Company’s actual financial condition or results of operations of future periods, or the financial condition or results of operations that would have been realized had the entities been combined during the period presented. The Combined Company’s actual results and financial position after the Merger may differ materially and adversely from the unaudited pro forma financial information included in this proxy statement/prospectus. The Exchange Ratio reflected in this proxy statement/prospectus is preliminary. The final Exchange Ratio could differ from the preliminary Exchange Ratio used to prepare the pro forma adjustments. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 211 of this proxy statement/prospectus.

An active trading market for the Combined Company common stock may not develop and its stockholders may not be able to resell their shares of common stock for a profit, if at all.

Prior to the Merger, there had been no public market for shares of Eos capital stock. An active trading market for the Combined Company’s shares of common stock may never develop or be sustained. If an active market for the Combined Company common stock does not develop or is not sustained, it may be difficult for the Combined Company stockholders to sell their shares at an attractive price or at all.

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Future sales of shares by existing stockholders could cause the Combined Company common stock price to decline.

If existing securityholders of Pulmatrix and Eos sell, or indicate an intention to sell, substantial amounts of the Combined Company common stock in the public market after legal restrictions on resale discussed in this proxy statement/prospectus lapse, the trading price of the common stock of the Combined Company could decline. Based on shares outstanding as of June 30, 2026, after giving effect to the estimated Exchange Ratio and shares expected to be issued upon completion of the Merger but prior to giving effect to the anticipated Pulmatrix reverse stock split, the Combined Company is expected to have outstanding a total of approximately 47.4 million shares of common stock immediately following the completion of the Merger (which such figure does not include any shares of Pulmatrix common stock issuable upon conversion of Eos notes, Eos Series A Preferred Stock, warrants, options, Series B Preferred Stock, the CEO RSUs and shares issuable to Palladium as compensation in connection with the Merger). Approximately 15.3 million shares (not inclusive of the CEO RSUs, shares subject to lock-up agreements, shares underlying options or warrants) will be freely tradeable upon completion of the Merger and approximately 59.0 million shares (not inclusive of the CEO RSUs, shares underlying options or warrants) will become available for sale in the public market beginning 180 days after the Closing as a result of the expiration of lock-up agreements between Pulmatrix on the one hand and certain securityholders of Eos on the other hand. In addition, shares of common stock that are subject to outstanding options of Eos will become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and Rules 144 and 701 under the Securities Act. If these shares are sold, the trading price of the Combined Company common stock could decline.

After completion of the Merger, the Combined Company executive officers, directors and principal stockholders will have the ability to control or significantly influence all matters submitted to the Combined Company stockholders for approval.

Upon the completion of the Merger, it is currently anticipated that the Combined Company’s executive officers, directors and stockholders (inclusive of optionholders and warrant holders) will, in the aggregate, beneficially own approximately 91% of the Combined Company’s outstanding shares of common stock (on a fully-diluted basis and excluding the CEO RSUs and disregarding changes in ownership resulting from the Company Investor Financings), subject to certain assumptions. If these stockholders were to choose to act together, they would be able to control or significantly influence all matters submitted to the Combined Company stockholders for approval, as well as the Combined Company’s management and affairs. For example, these stockholders, if they choose to act together, would control or significantly influence the election of directors and approval of any merger, consolidation or sale of all or substantially all of the Combined Company’s assets. This concentration of voting power could delay or prevent an acquisition of the Combined Company on terms that other stockholders may desire.

If equity research analysts do not publish research or reports, or publish unfavorable research or reports, about the Combined Company, its business or its market, its stock price and trading volume could decline.

The trading market for the Combined Company common stock will be influenced by the research and reports that equity research analysts publish about it and its business. Equity research analysts may elect to not provide research coverage of the Combined Company common stock after the completion of the Merger, and such lack of research coverage may adversely affect the market price of its common stock. In the event it does have equity research analyst coverage, the Combined Company will not have any control over the analysts or the content and opinions included in their reports. The price of the Combined Company common stock could decline if one or more equity research analysts downgrade its stock or issue other unfavorable commentary or research. If one or more equity research analysts ceases coverage of the Combined Company or fails to publish reports on it regularly, demand for its common stock could decrease, which in turn could cause its stock price or trading volume to decline.

The Combined Company will have broad discretion in the use of the cash and cash equivalents of the Combined Company and may invest or spend the proceeds in ways with which you do not agree and in ways that may not increase the value of your investment.

The Combined Company will have broad discretion over the use of the cash and cash equivalents of the Combined Company. You may not agree with the Combined Company’s decisions, and its use of the proceeds may not yield any return on your investment. The Combined Company’s failure to apply these resources effectively could compromise its ability to pursue its growth strategy and the Combined Company might not be able to yield a significant return, if any, on its investment of these net proceeds. You will not have the opportunity to influence its decisions on how to use the Combined Company’s cash resources.

The Combined Company’s ability to use NOL carryforwards and other tax attributes may be limited, including as a result of the Merger.

As discussed above, Pulmatrix has incurred losses during its history, and the Combined Company does not expect to become profitable in the near future and may never achieve profitability. As of December 31, 2025, Pulmatrix had federal and state NOL carryforwards of approximately $81.7 million and $33.9 million, respectively. Pulmatrix had approximately $1.9 million of federal and state research and development credits that may be used to offset future taxable income. Under current law, Pulmatrix’s U.S. federal NOLs of $77.9 million incurred in tax years beginning after December 31, 2017, may be carried forward indefinitely, but the deductibility of such net operating loss carryforwards is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to federal law. In addition, under Sections 382 and 383 of the Code, U.S. federal net operating loss carryforwards and other tax attributes may become subject to an annual limitation in the event of certain cumulative changes in ownership. An “ownership change” pursuant to Section 382 of the Code generally occurs if one or more stockholders or groups of stockholders who own at least 5% of a company’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The Combined Company’s ability to utilize its net operating loss carryforwards and other tax attributes to offset future taxable income or tax liabilities may be limited as a result of ownership changes, including, as discussed above, in connection with the Merger or other transactions. Similar rules may apply under state tax laws. If the Combined Company earns taxable income, such limitations could result in increased future income tax liability to the Combined Company, and the Combined Company’s future cash flows could be adversely affected.

The Combined Company will be a “controlled company” within the meaning of Nasdaq rules and qualifies for exemptions from certain corporate governance requirements. As a result, stockholders may not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements.

Following completion of the Merger, SENOTHERAPEUTIX, Inc., sole holder of the issued and outstanding shares of Eos Capital Stock, is expected to own approximately 73.2% of the issued and outstanding common stock of the Combined Company.  As such, the Combined Company will be deemed a controlled company within the meaning of Nasdaq corporate governance standards. Under Nasdaq rules, a company of which more than 50% of the voting power is held by an individual, company or group of persons acting together is a controlled company and may elect not to comply with certain Nasdaq corporate governance requirements, including the requirements that:

●	a majority of the Board consist of independent directors under Nasdaq rules;
●	the nominating and governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
●	the compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements will not apply to the Combined Company as long as it remains a controlled company. However, a majority of the Combined Company’s board members are independent and both the Nominating and Governance Committee and Compensation Committees are composed solely of independent members of the board. Furthermore, Eos’s current management does not anticipate that the Combined Company will avail itself of the flexibility afforded to “controlled companies” and instead, at this time, intends to manage the Combined Company in accordance with Nasdaq rules applicable to non-controlled companies.

However, if at any time, the Combined Company determines to be governed as a controlled company, stockholders will not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the documents incorporated by reference herein contain forward-looking statements relating to Pulmatrix, Eos, the Combined Company, the Merger and the other proposed transactions contemplated thereby.

These forward-looking statements include express or implied statements relating to each of the Pulmatrix and Eos management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting Pulmatrix, Eos, the Combined Company or the proposed transaction will be those that have been anticipated.

These forward-looking statements involve a number of risks, uncertainties (some of which are beyond Pulmatrix’s or Eos’s control) or other factors that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks. uncertainties and other factors include, but are not limited to: the risk that the conditions to the Closing are not satisfied, including the failure to obtain stockholder approval for the Merger; uncertainties as to the timing of the consummation of the Merger and the ability of each of Pulmatrix and Eos to consummate the Merger; risks related to Pulmatrix’s continued listing on the Nasdaq Stock Market until closing of the Merger; risks related to Pulmatrix’s and Eos’s ability to correctly estimate their respective operating expenses and expenses associated with the transaction, as well as uncertainties regarding the impact any delay in the Closing would have on the anticipated cash resources of the Combined Company upon closing of the Merger and other events and unanticipated spending and costs that could reduce the Combined Company’s cash resources; the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement; the effect of the announcement or pendency of the Merger on Pulmatrix’s or Eos’s business relationships, operating results and business generally; costs related to the Merger; the outcome of any legal proceedings that may be instituted against Pulmatrix, Eos or any of their respective directors or officers related to the Merger Agreement or the transactions contemplated thereby; the ability of Eos to protect its intellectual property rights; competitive responses to the transaction; unexpected costs, charges or expenses resulting from the transaction; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction; adverse legislative, regulatory, political and economic developments; the initiation, timing and success of preclinical studies, clinical trials and research and development programs for Pulmatrix’s and Eos’s current and future product candidates; the costs related to Pulmatrix’s and Eos’s preclinical studies, clinical trials and research and development programs; success in retaining, or changes required in, Pulmatrix’s and Eos’s officers, key employees or directors; Pulmatrix’s public securities’ potential liquidity and trading; regulatory actions with respect to Pulmatrix’s and Eos’s product candidates or their respective competitors’ products and product candidates; Pulmatrix’s and Eos’s ability to manufacture its product candidates in conformity with the FDA’s requirements and to scale up manufacturing of its product candidates to commercial scale, if approved; Pulmatrix’s and Eos’s reliance on third-party contract development and manufacturer organizations to manufacture and supply product candidates; the beneficial characteristics, and the potential safety, efficacy and therapeutic effects of Pulmatrix’s and Eos’s product candidates; Pulmatrix’s and Eos’s ability to successfully commercialize product candidates, if approved, and the rate and degree of market acceptance of such product candidates; and developments and projections relating to Pulmatrix’s and Eos’s competitors or industry. Should one or more of these risks or uncertainties materialize, or should any of Pulmatrix’s or Eos’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. There may be additional risks that Pulmatrix or Eos considers immaterial or which are unknown. It is not possible to predict or identify all such risks. Pulmatrix’s and Eos’s forward-looking statements only speak as of the date they are made, and Pulmatrix and Eos do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

For a discussion of the factors that may cause Pulmatrix, Eos or the Combined Company’s actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied in such forward-looking statements, or for a discussion of risk associated with the ability of Pulmatrix and Eos to complete the Merger and the effect of the Merger on the business of Pulmatrix, Eos and the Combined Company, please see the section titled “Risk Factors” beginning on page 24 of this proxy statement/prospectus. Please see the section titled “Where You Can Find More Information” beginning on page 235 of this proxy statement/prospectus. There can be no assurance that the Merger will be completed, or if it is completed, that it will be completed within the anticipated time period or that the expected benefits of the Merger will be realized.

If any of these risks or uncertainties materialize or any of these assumptions prove incorrect, the results of Pulmatrix, Eos or the Combined Company could differ materially from the forward-looking statements. All forward-looking statements in this proxy statement/prospectus are current only as of the date on which the statements were made. Pulmatrix and Eos do not undertake any obligation to (and expressly disclaim any such obligation to) publicly update any forward-looking statement to reflect events or circumstances after the date on which any statement is made or to reflect the occurrence of unanticipated events.

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THE SPECIAL MEETING IN LIEU OF ANNUAL MEETING OF PULMATRIX STOCKHOLDERS

Date, Time and Place

The Pulmatrix Special Meeting will be held on                      , 2026, commencing at                                a.m., Eastern Time, unless postponed or adjourned to a later date. The Pulmatrix Special Meeting will be held exclusively online. You will be able to attend and participate in the Pulmatrix Special Meeting online by visiting                               , where you will be able to listen to the meeting live, submit questions and vote. Pulmatrix is sending this proxy statement/prospectus to its stockholders in connection with the solicitation of proxies by the Pulmatrix board of directors for use at the Pulmatrix Special Meeting and any adjournments or postponements of the Pulmatrix Special Meeting. This proxy statement/prospectus is first being mailed to Pulmatrix stockholders on or about                            , 2026.

Purposes of the Pulmatrix Special Meeting

The purposes of the Pulmatrix Special Meeting are:

1.	To approve (i) the issuance of shares of Pulmatrix common stock, which will represent more than 20% of the shares of Pulmatrix common stock outstanding immediately prior to the merger, to Eos stockholders, certain Eos noteholders and to Palladium Capital as compensation in connection with the Merger, pursuant to the terms of the Merger Agreement and that certain M&A Advisory Agreement by and between Pulmatrix and Palladium, dated as of February 12, 2026, respectively, and (ii) the change of control resulting from the merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b) (the “Nasdaq Stock Issuance Proposal” or “Proposal No. 1”);

2.	To approve an amendment to the Pulmatrix Charter to effect a reverse stock split of Pulmatrix’s issued and outstanding common stock at a ratio determined by the Pulmatrix board of directors and agreed to by Eos, of one new share of Pulmatrix common stock for every 2 to 10 shares (or any number in between) of outstanding Pulmatrix common stock in the form attached as Annex B; to the accompanying proxy statement/prospectus (the “Reverse Stock Split Proposal” or “Proposal No. 2”);

3.	Approve an amendment to the Pulmatrix Charter to increase the number of shares of Pulmatrix common stock that Pulmatrix is authorized to issue from 200,000,000 to 250,000,000, in the form attached as Annex C (the “Authorized Share Increase Proposal” or “Proposal No. 3”);

4.	Ratify the appointment of CBIZ CPAs P.C. as Pulmatrix’s independent registered public accounting firm for fiscal year ending December 31, 2026 (the “Auditor Ratification Proposal” or “Proposal No. 4”), provided that Stephano Slack LLC is expected to be appointed for that fiscal year if the Merger is completed as the Combined Company’s independent registered public accounting firm;

5.	Elect the Class III directors, Michael J. Higgins and Anand Varadan., to the Pulmatrix board of directors and to hold office until Pulmatrix’s 2029 annual meeting of stockholders and until their respective successors have been duly elected and qualified, or until their respective earlier death, resignation or removal, provided that if the Merger is consummated, the approval of Proposal No. 6 will only have an effect until the completion of the Merger because the composition of the Pulmatrix board of directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement (the “Director Election Proposal” or “Proposal No. 5”);

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6.	Approve, on a non-binding, advisory basis, the compensation paid to Pulmatrix’s named executive officers (the “Say-on-Pay Proposal” or “Proposal No. 6”);

7.	Approve, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation paid to Pulmatrix’s named executive officers (the “Say-on-Pay Frequency” or “Proposal No. 7”);

8.	Approve the Eos Incentive Plan (the “Incentive Plan Proposal” or “Proposal No. 8”); and

9.	Approve an adjournment of the Pulmatrix Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 through 8 (the “Adjournment Proposal” or “Proposal No. 9”); and

10.	Transact such other business as may properly come before the stockholders at the Pulmatrix Special Meeting or any adjournment or postponement thereof.

Each of Proposal Nos. 1, 2 and 3 is a condition to completion of the Merger. The issuance of Pulmatrix common stock in connection with the Merger, the amendment to the Pulmatrix Charter to effect a reverse stock split of Pulmatrix’s issued and outstanding common stock and the amendment to the Pulmatrix Charter to increase the number of shares of Pulmatrix common stock that Pulmatrix is authorized to issue will not take place unless approved by the requisite Pulmatrix stockholders and the Merger is consummated. Therefore, the Merger cannot be consummated without the approval of Proposal Nos. 1, 2 and 3.

Recommendation of the Pulmatrix Board of Directors

●	The Pulmatrix board of directors has determined and believes that the issuance of shares of Pulmatrix common stock pursuant to the Merger Agreement is fair to, in the best interests of, and advisable to, Pulmatrix and its stockholders and has approved such issuance. The Pulmatrix board of directors unanimously recommends that Pulmatrix stockholders vote “FOR” Proposal No. 1 to approve the issuance of shares of Pulmatrix common stock pursuant to the Merger Agreement and the change of control resulting from the Merger.

●	The Pulmatrix board of directors has determined and believes that it is fair to, in the best interests of, and advisable to, Pulmatrix and its stockholders to approve the amendment to the Pulmatrix Charter to effect the reverse stock split, as described in this proxy statement/prospectus. The Pulmatrix board of directors unanimously recommends that Pulmatrix stockholders vote “FOR” Proposal No. 2 to approve the reverse stock split.

●	The Pulmatrix board of directors has determined and believes that it is fair to, in the best interests of, and advisable to, Pulmatrix and its stockholders to approve the amendment to the Pulmatrix Charter to increase the number of shares of Pulmatrix common stock that Pulmatrix is authorized to issue from 200,000,000 to 250,000,000, as described in this proxy statement/prospectus. The Pulmatrix board of directors unanimously recommends that Pulmatrix stockholders vote “FOR” Proposal No. 3 to approve the increase of authorized shares of Pulmatrix common stock.

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●	The Pulmatrix board of directors has determined and believes that it is fair to, in the best interests of, and advisable to, Pulmatrix and its stockholders to ratify the selection of CBIZ CPAs P.C. as Pulmatrix’s independent registered public accounting firm for the fiscal year ending December 31, 2026, provided that Stephano Slack LLC is expected to be appointed for that fiscal year if the Merger is completed as the Combined Company’s independent registered public accounting firm (subject to Stephano Slack LLC’s acceptance of such appointment). The Pulmatrix board of directors unanimously recommends that Pulmatrix stockholders vote “FOR” Proposal No. 4 to ratify the selection of CBIZ CPAs P.C. as Pulmatrix’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

●	The Pulmatrix board of directors has determined and believes that it is fair to, in the best interests of, and advisable to, Pulmatrix and its stockholders to elect Class III directors, Michael J. Higgins and Anand Varadan, to serve on the Pulmatrix board of directors in the class of directors with terms expiring at Pulmatrix’s 2029 annual meeting of stockholders, provided that if the Merger is consummated, the approval of Proposal No. 5 will only have an effect until the completion of the Merger because the composition of the Pulmatrix board of directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement. The Pulmatrix board of directors unanimously recommends that Pulmatrix stockholders vote “FOR” Proposal No. 5 to elect Michael J. Higgins and Anand Varadan to serve on the Pulmatrix board of directors in the class of directors with terms expiring at Pulmatrix’s 2029 annual meeting of stockholders.

●	The Pulmatrix board of directors has determined and believes that it is fair to, in the best interests of, and advisable to, Pulmatrix and its stockholders to approve, on a non-binding, advisory basis, the compensation paid to Pulmatrix’s named executive officers. The Pulmatrix board of directors unanimously recommends that Pulmatrix stockholders vote “FOR” Proposal No. 6 to approve, on a non-binding, advisory basis, the compensation of Pulmatrix’s named executive officers.

●	The Pulmatrix board of directors has determined and believes that it is fair to, in the best interests of, and advisable to, Pulmatrix and its stockholders to approve, on a non-binding, advisory basis, a frequency of every three years in connection with holding future advisory votes on the compensation paid to Pulmatrix’s named executive officers. The Pulmatrix board of directors unanimously recommends that Pulmatrix stockholders vote “EVERY THREE YEARS” Proposal No. 7 to approve, on a non-binding, advisory basis, the frequency of future advisory votes on the compensation paid to Pulmatrix’s named executive officers.

●	The Pulmatrix board of directors has determined and believes that it is fair to, in the best interests of, and advisable to, Pulmatrix and its stockholders to approve the Eos Incentive Plan. The Pulmatrix board of directors unanimously recommends that Pulmatrix stockholders vote “FOR” Proposal No. 8 to approve the Eos Incentive Plan.

●	The Pulmatrix board of directors has determined and believes that adjourning the Pulmatrix Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 through 8 is fair to, in the best interests of, and advisable to, Pulmatrix and its stockholders and has approved and adopted the proposal. The Pulmatrix board of directors unanimously recommends that Pulmatrix stockholders vote “FOR” Proposal No. 9 to adjourn the Pulmatrix Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposal Nos. 1 through 8.

Record Date and Voting Power

Only holders of record of Pulmatrix common stock at the close of business on the record date,                                     , 2026 (the “Record Date”), are entitled to notice of, and to vote at, the Pulmatrix Special Meeting. At the close of business on the Record Date, there were                     holders of record of Pulmatrix common stock and there were                 shares of Pulmatrix common stock issued and outstanding. Each share of Pulmatrix common stock entitles the holder thereof to one vote on each matter submitted for stockholder approval and each share of Pulmatrix Series B Preferred Stock entitles the holder thereof to cast that number of votes per share equal to the stated value of such share of Series B Preferred Stock divided by the conversion price then in effect. A complete list of registered stockholders entitled to vote at the Pulmatrix Special Meeting will be available for inspection at the principal executive offices of Pulmatrix during regular business hours for the ten (10) calendar days prior to the Pulmatrix Special Meeting. The list will also be available online during the Pulmatrix Special Meeting.

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Voting and Revocation of Proxies

This proxy statement/prospectus is solicited on behalf of the Pulmatrix board of directors for use at the Pulmatrix Special Meeting.

If, as of the Record Date referred to above, your shares were registered directly in your name with the transfer agent for Pulmatrix common stock, VStock Transfer, then you are a stockholder of record. Whether or not you plan to attend the Pulmatrix Special Meeting virtually, Pulmatrix urges you to fill out and return the proxy card, the form of which is attached hereto as Annex J, or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

The procedures for voting are as follows:

If you are a stockholder of record, you may vote at the Pulmatrix Special Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card, over the internet or by telephone. Whether or not you plan to attend the Pulmatrix Special Meeting virtually, Pulmatrix encourages you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Pulmatrix Special Meeting, you may still attend the Pulmatrix Special Meeting and vote. In such case, your previously submitted proxy will be disregarded.

●	To vote at the Pulmatrix Special Meeting, attend the Pulmatrix Special Meeting online and follow the instructions posted at .

●	To vote using the proxy card, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card before the Pulmatrix Special Meeting, Pulmatrix will vote your shares in accordance with the proxy card.

●	To vote by proxy over the internet, follow the instructions provided on the proxy card.

●	To vote by telephone, you may vote by proxy by calling the toll free number found on the proxy card.

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received voting instructions with these proxy materials from that organization rather than from Pulmatrix. Simply follow the voting instructions provided to ensure that your vote is counted. You may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote online at the Pulmatrix Special Meeting, you must contact your broker, bank or other agent and obtain a valid legal proxy in order to attend, participate in and vote at the Pulmatrix Special Meeting. Follow the voting instructions from your broker, bank or other agent, or contact your broker, bank or other agent for instructions.

Pulmatrix provides internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

If you hold shares beneficially in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent will only be able to vote your shares with respect to proposals considered to be “routine.” Your broker, bank or other agent is not entitled to vote your shares with respect to “non-routine” proposals, resulting in a “broker non-vote” with respect to such proposals. Accordingly, if you hold your shares beneficially in street name, please be sure to instruct your broker, bank or other agent how to vote to ensure that your vote is counted on each of the proposals, following the procedures provided by your broker, bank or other agent.

All properly executed proxies that are not revoked will be voted at the Pulmatrix Special Meeting and at any adjournments or postponements of the Pulmatrix Special Meeting in accordance with the instructions contained in the proxy. If a holder of Pulmatrix common stock properly executes and returns a proxy without giving specific instructions, it is the intention of the persons named in the accompanying proxy card to vote the shares represented by that proxy “FOR” and “EVERY THREE YEARS” as applicable, all of the proposals in accordance with the recommendation of the Pulmatrix board of directors.

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If you are a stockholder of record of Pulmatrix, you may change your vote at any time before your proxy is voted at the Pulmatrix Special Meeting in any one of the following ways:

●	You may submit another properly completed proxy with a later date by mail or via the internet.

●	You can provide your proxy instructions via telephone at a later date.

●	You may send an instrument in writing revoking the proxy or another duly executed proxy bearing a later date to Pulmatrix’s corporate secretary. Any written notice of revocation or subsequent proxy card must be received by Pulmatrix’s corporate secretary prior to the taking of the vote at the Pulmatrix Special Meeting. Such written notice of revocation or subsequent proxy card should be sent to Pulmatrix’s principal executive offices at Pulmatrix, Inc., 945 Concord Street, Suite 1217, Framingham, MA 01701, Attention: Corporate Secretary.

●	You may attend the Pulmatrix Special Meeting and vote during the meeting by following the instructions at , although attendance at the Pulmatrix Special Meeting will not, by itself, revoke and/or change your proxy.

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

Required Vote

The presence at the Pulmatrix Special Meeting of the holders of one-third of the voting power of all the shares of Pulmatrix common stock outstanding and entitled to vote at the Pulmatrix Special Meeting is necessary to constitute a quorum at the meeting. Abstentions and broker non-votes, if any, will be counted towards a quorum. The affirmative vote of a majority of votes cast by the holders of Pulmatrix common stock, present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on such matters, voting affirmatively or negatively (excluding abstentions and broker non-votes), assuming a quorum is present, is required for approval of Proposal Nos. 1, 2, 3, 4, 6, 7, 8 and 9.

A nominee will be elected as a director at the Pulmatrix Special Meeting if the nominee receives a plurality of the votes cast “FOR” their election by the holders of Pulmatrix common stock, present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on such election of directors. “Plurality” means that the individual who receives the highest number of votes cast “FOR” is elected as a director. Stockholders do not have cumulative voting rights for the election of directors.

Each of Proposal Nos. 1, 2 and 3 is a condition to the completion of the Merger. Therefore, the Merger cannot be consummated without the approval of Proposal Nos. 1, 2 and 3. The issuance of Pulmatrix common stock in connection with the Merger and the change of control resulting from the Merger, the amendment to the Pulmatrix Charter to effect a reverse stock split of Pulmatrix’s issued and outstanding common stock and the amendment to the Pulmatrix Charter to increase the number of shares of Pulmatrix common stock that Pulmatrix is authorized to issue will not take place unless approved by the requisite Pulmatrix stockholders and the Merger is consummated.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes, if any, and as related to the Say-on-Frequency Proposal, votes for “EVERY YEAR,” “EVERY TWO YEARS” and “EVERY THREE YEARS”. An abstention or failure to instruct your broker how to vote with respect to Proposals Nos. 1-9 will not be counted as an affirmative or negative vote and will have no effect on the outcome of the vote with respect to Proposal Nos. 1-9.

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Solicitation of Proxies

In addition to solicitation by mail, the directors, officers, employees and agents of Pulmatrix may solicit proxies from Pulmatrix stockholders by personal interview, telephone, email, fax or otherwise. Pulmatrix and Eos will share equally the costs of printing and filing this proxy statement/prospectus and proxy card. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries who are record holders of Pulmatrix common stock for the forwarding of solicitation materials to the beneficial owners of Pulmatrix common stock. Pulmatrix will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out of pocket expenses they incur in connection with the forwarding of solicitation materials. Pulmatrix has retained Campaign Management to assist it in soliciting proxies using the means referred to above. Pulmatrix will pay the fees of Campaign Management, which Pulmatrix expects to be approximately $13,000 plus reimbursement of out-of-pocket expenses. Solicitations also may be made by personal interview, mail, telephone, and electronic communications by directors, officers, and other employees without additional compensation.

As of the date of this proxy statement/prospectus, the Pulmatrix board of directors does not know of any business to be presented at the Pulmatrix Special Meeting other than as set forth in the notice accompanying this proxy statement/prospectus. If any other matters should properly come before the Pulmatrix Special Meeting, it is intended that the shares represented by proxies will be voted with respect to such matters in accordance with the judgment of the persons voting the proxies.

Householding of Proxy Statement/Prospectus

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

In connection with the Pulmatrix Special Meeting, a number of brokers with account holders who are Pulmatrix stockholders will be “householding” Pulmatrix’s proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to such stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of proxy materials, such stockholder should notify his or her broker or Pulmatrix. Direct the written request to Pulmatrix, Inc., 945 Concord Street, Suite 1217, Framingham, MA 01701, Attention: Corporate Secretary, telephone: (888) 355-4440. Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

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THE MERGER

This section and the section titled “The Merger Agreement” beginning on page 103 of this proxy statement/prospectus describe the material aspects of the Merger and the Merger Agreement. While Pulmatrix and Eos believe that this description covers the material terms of the Merger and the Merger Agreement, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus for a more complete understanding of the Merger and the Merger Agreement and the other documents to which you are referred in this proxy statement/prospectus. See the section titled “Where You Can Find More Information” beginning on page 235 of this proxy statement/prospectus.

Background of the Merger

The following chronology summarizes certain key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalog every contact or communication involving Pulmatrix, Eos, Merger Sub, the Pulmatrix board of directors, Pulmatrix management or any other parties, including their respective representatives.

This discussion of the Merger is qualified by reference to the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. You should read the entire Merger Agreement carefully because it is the legal document that governs the Merger.

We are asking our stockholders to vote on and approve the transactions contemplated in the Merger Agreement, including Proposal Nos. 1-9.

The Pulmatrix board of directors and management regularly review Pulmatrix’s operating and strategic plans to enhance stockholder value. This review involves, among other things, discussions of opportunities and risks associated with Pulmatrix’s product candidates, development programs, financial condition, and market, as well as a consideration of strategic alternatives available to Pulmatrix.

In May 2022, Pulmatrix was approached by a potential counterparty who expressed interest in acquiring Pulmatrix. The negotiations lapsed shortly thereafter, but given the interest expressed by this counterparty on July 25, 2022, Pulmatrix engaged MTS Health Partners (“MTS”) to act as its exclusive financial advisor in connection with a potential business combination transaction or out-licensing arrangements of Pulmatrix’s products. MTS, as Pulmatrix’s exclusive financial advisor, performed typical and customary financial advisory services.

In September 2022, the Pulmatrix board of directors decided to form a committee of the Pulmatrix board of directors (the “Deal Committee”) for the purpose of evaluating potential strategic options with respect to any business combination or any other transaction involving Pulmatrix or all or substantially all of its assets. The Deal Committee was not formed for the purposes of addressing potential or actual conflicts of interest of any director or officer of Pulmatrix. The Pulmatrix board of directors appointed Messrs. Teofilo Raad, Michael J. Higgins, Todd Bazemore, and Anand Varadan to serve on the Deal Committee. The Pulmatrix board of directors delegated to the Deal Committee the full power and authority to negotiate the terms of a transaction; provided that the full Pulmatrix board of directors retained the responsibility to approve the final definitive documentation governing any transaction.

In September 2022, MTS began outreach to 46 potential strategic merger partners and 21 potential out-licensing partners. As a result of this outreach, Pulmatrix signed non-disclosure agreements with no standstill or fallaway provisions for a term of five years with 18 parties, held 34 management and diligence meetings, and engaged in mutual due diligence with five parties.

On December 19, 2022, MTS, on behalf of Pulmatrix, sent process letters, with a bid deadline of December 23, 2022, to five of the parties that were contacted. Four of those parties submitted bids to Pulmatrix, with one party (“Party A”) submitting two bids with different proposed transaction structures (a stock for stock equity transaction and an asset transaction involving Pulmatrix’s PUR1900 and PUR1800 assets). Party A was a diversified public company with an over $1 billion market capitalization, while the other three parties were private companies, and proposed transactions which would have required a concurrent financing.

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On December 30, 2022, the Pulmatrix Deal Committee met to discuss the various proposals received by Pulmatrix, resulting in the determination that Pulmatrix should continue to engage in negotiations with each of the four interested parties and to seek improved terms of the bids.

On January 4, 2023, Pulmatrix announced the successful completion of a Phase 1 trial evaluating safety and pharmacokinetics of PUR3100 in healthy volunteers.

Throughout January 2023, Pulmatrix held calls with each of the four interested parties to provide an update on the PUR3100 data, to answer diligence questions, to receive updates on the private counterparties’ concurrent financings efforts, and to generally continue negotiations. During this time, MTS reached out to an additional 19 large pharmaceutical companies on the data analysis of PUR3100 to gauge interest in a potential transaction, but none of the large pharmaceutical companies expressed interest in acquiring or in-licensing PUR3100.

On January 24, 2023, Pulmatrix’s management determined that Party A, being a diversified public company, was the most likely opportunity to enhance stockholder value with a higher probability of closing. The other three private companies that had expressed interest lacked cash on hand to fund their upcoming planned trials and the Deal Committee had considerable doubts regarding those parties’ ability to raise the requisite funds to close a transaction with Pulmatrix and to fund their own programs post-closing.

On January 26, 2023, after meeting with the Deal Committee, Pulmatrix’s management recommended to the Pulmatrix board of directors at a meeting of the Pulmatrix board of directors to negotiate the asset deal with Party A.

Over the subsequent months, Pulmatrix and Party A held over 25 due diligence meetings covering financial, clinical, human resources, information technology, and legal aspects of the contemplated transaction and the companies, including all-hands calls with each company’s respective management teams, and their respective legal and other advisors.

On March 17, 2023, Party A informed Pulmatrix that it was no longer interested in pursuing the asset transaction.

On March 20, 2023, Party A offered Pulmatrix a revised stock for stock equity transaction structure with less favorable terms. The Pulmatrix board of directors met to discuss Party A’s revised offer on March 27, 2023, which consisted of an upfront payment component plus a CVR, which payment was contingent upon receipt of the FDA approval of PUR1900 and on mutually agreed upon PUR1900 sales milestones. One of the closing conditions for Party A, however, was the consent of Pulmatrix’s clinical partner for PUR1900, Cipla, to co-promote the asset in the United States.

Party A and Cipla engaged in negotiations over the subsequent weeks regarding the co-promotion but were unable to reach a mutually agreeable solution, and Party A withdrew from the negotiations.

Following Party A’s disengagement, MTS reconnected with the parties that had previously submitted bids and reached out to an additional 13 potential strategic merger candidates. All the companies that expressed interest lacked cash to develop their own programs and lacked investor support for a concurrent financing.

On June 1, 2023, managements of each of Pulmatrix and Party B met to discuss the possibility of a transaction. Subsequently, the companies started to conduct mutual due diligence.

On June 13, 2023, Party B submitted a non-binding proposal for a merger with Pulmatrix. Under the proposal, Party B would own 80% and Pulmatrix would own 20% of the combined company, with Pulmatrix having an implied valuation of $20 million.

On June 21, 2023, the Deal Committee met to discuss the offer from Party B and determined to continue the negotiations with Party B.

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On June 27, 2023, Party B submitted a revised offer based on conversations with Pulmatrix’s management and Party B’s advisors. Party B’s revised offer contemplated the signing and closing of the transaction on July 31, 2023, and theoretically valued the combined company at $100 million, with a 25% ownership by Pulmatrix and a 75% ownership by Party B.

On June 28, 2023, the Deal Committee met to discuss the revised proposal by Party B and determined that Pulmatrix should enter a period of exclusivity with Party B. On June 29, 2023, Pulmatrix and Party B executed a term sheet with an exclusivity period through July 31, 2023.

On July 7, 2023, the Deal Committee met again to discuss the status of the proposed transaction with Party B.

On July 17, 2023, the Pulmatrix board of directors met to discuss Party B’s proposal. Pulmatrix’s management and MTS provided an update on the status of the due diligence review. Party B was invited to attend this meeting to present Party B’s clinical programs and its potential financing efforts to support a potential transaction. Based on the discussion at the meeting, the Pulmatrix board of directors and Pulmatrix management decided to continue the scientific diligence on Party B’s programs.

On August 11, 2023, with the authorization of the Deal Committee, Pulmatrix presented a revised term sheet to Party B to reflect the perceived risks associated with Party B’s clinical programs. The proposal was for a 50/50 ownership split with Party B’s stockholders receiving a CVR that would result in Party B’s stockholders owning 75% of the pro forma company following positive Phase 1b data. The revised term sheet assumed that Pulmatrix would have enough cash at the closing of the proposed transaction to get through its ongoing Phase 2b trial for PUR1900, estimated to be $10-15 million, and Party B would bring at least $15 million in additional investment, which would be sufficient to reach Party B’s next clinical milestone. The revised term sheet also extended the prior exclusivity period to September 30, 2023.

On August 21, 2023, Pulmatrix engaged Destum Partners, Inc. (“Destum”) as its financial advisor in connection with a renewed search for out-licensing partners for PUR3100.

On September 6, 2023, Party B and Pulmatrix mutually agreed to end negotiations. The Pulmatrix board of directors did not believe that Party B had the requisite investor support to finance a transaction and Pulmatrix did not have excess cash to fund both its ongoing Phase 2b trial for PUR1900 and Party B’s proposed trial. On November 7, 2023, the Pulmatrix board of directors met to discuss the current progress of the Phase 2b study and tactics to improve patient enrollment for PUR1900. Destum had reached out to 33 parties regarding the licensing of PUR3100 but received few responses. With slow enrollment of the trial and limited M&A or out-licensing opportunities at the time, Pulmatrix began to consider a reverse merger. The Pulmatrix board of directors discussed that if Pulmatrix were to proceed in the direction of seeking a reverse merger, Pulmatrix had to settle its obligations to Cipla and its lease obligations, as those had previously been the major barriers to consummating a transaction. Pulmatrix would also need to conserve cash to make it an attractive reverse merger target to maximize stockholder value.

On January 8, 2024, Pulmatrix announced that it would stop patient enrollment in its Phase 2b trial and close the study for PUR1900.

On January 20, 2024, Pulmatrix received a letter of intent from Party A to acquire all of the outstanding shares of Pulmatrix for $8 million in cash and a 50% CVR on any cash paid on a licensing arrangement for PUR3100 prior to June 30, 2024.

On January 23, 2024, the Pulmatrix board of directors met to discuss Party A’s offer and, based on Pulmatrix’s management recommendation given the landscape of strategic options available at that time, the Pulmatrix board of directors decided to continue negotiations with Party A.

On January 25, 2024, after a meeting between the Chief Executive Officer of Pulmatrix and the Chief Executive Officer of Party A, Party A presented a summary of a series of transactions including cross license of technology, takeover of the Pulmatrix long-term lease and a services agreement.

On February 26, 2024, the Pulmatrix board of directors met and considered revisiting (i) a potential financing for PUR3100, (ii) a potential merger without the Cipla commitments or lease (enabled by a potential transaction with Party A), or (iii) a consider and quantify a potential liquidation scenario. At this time, the Pulmatrix board of directors reviewed projected liquidation values of (i) ($4.25 million) absent a potential transaction with Party A and (ii) $9.5 million post a potential transaction with Party A. These assessments were both based off a December 31, 2023, starting point for the analysis and assumed a long-form dissolution that could potentially take up to three years.

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Beginning in March 2024, at the direction of the Pulmatrix board of directors, MTS sent a process letter to 50 companies, with a bid deadline of April 5, 2024, regarding a reverse merger opportunity with Pulmatrix. Eight companies signed non-disclosure agreements for a term of five years with no standstill or fallaway provisions, and each submitted a letter of intent.

On April 8, 2024, Pulmatrix’s management provided the Deal Committee with an update on the bids received and identified Party C and another company as being the most interested parties that they wanted to present to the Deal Committee.

On April 9, 2024, Pulmatrix’s management and MTS met with Party C and, on April 15, 2024, Pulmatrix’s management met with the other company.

On April 15, 2024, the Deal Committee met and determined that Party C had the most likely opportunity to enhance stockholder value because it proposed an accelerated due diligence, signing and closing process.

On April 18, 2024, the Chairman of the Pulmatrix board of directors and Pulmatrix’s management met with Party C to discuss the bid and next steps.

On April 19, 2024, Party C revised its bid and proposed a three-way transaction with Pulmatrix and Party D.

On April 22, 2024, the Pulmatrix board of directors met to discuss Party C’s revised bid, which it viewed as appealing given Party C’s desire to close the proposed transaction on an accelerated timeline, and approved the execution of the term sheet with Party C.

On May 10, 2024, Pulmatrix entered into a 30-day exclusivity period with Party C and Party D. Over the subsequent 30-day period, Pulmatrix held multiple due diligence meetings with Party C and Party D, which covered financial, scientific and legal aspects of the contemplated transaction.

On June 9, 2024, the 30-day exclusivity period lapsed, and the parties did not extend the exclusivity period.

Between June 10, 2024, and September 2024, Pulmatrix met with numerous merger candidates and engaged in due diligence review and negotiations with a select group of more attractive candidates.

On July 8, 2024, Pulmatrix closed a series of transactions with Party A, including a cross license of technology, takeover of the Pulmatrix long-term lease and a services agreement, to better enable a potential reverse merger transaction now that Pulmatrix was no longer responsible for its former long term facility lease.

On July 9, 2024, the Pulmatrix board of directors met to discuss Pulmatrix’s strategic options. Management recommended for consideration the liquidation of Pulmatrix and a potential stockholder dividend, which was previously discussed at the April 22, 2024, meeting of the Pulmatrix board of directors. At this time, the Pulmatrix board of directors reviewed a projected liquidation value of $7.3 million. This assessment was based off a June 1, 2024, starting point for the analysis and assumed a long-form dissolution that could potentially take up to three years.

In July 2024, Party C reapproached Pulmatrix and expressed interest in a reverse merger transaction with Pulmatrix given that Party C was unable to complete a transaction with Party D.

On August 25, 2024, Pulmatrix received a term sheet from a potential counterparty which valued Pulmatrix at an implied $13 million, with a 22% ownership in the combined company.

Also in August 2024, another potential counterparty, which had previously expressed interest in Pulmatrix, reapproached Pulmatrix with an interest in a reverse merger transaction with Pulmatrix.

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On August 28, 2024, Pulmatrix received a term sheet from that potential counterparty which valued Pulmatrix at an implied $12 million, with a 19.3% ownership in the combined company.

On September 17, 2024, Pulmatrix received a revised term sheet from Party C, which valued Pulmatrix at an implied $13 million, with an 18.6% ownership in the combined company. The implied $13 million was based on an enterprise value of $7 million and net cash at closing of $6 million. This revised term sheet was also dependent on Party C completing a financing.

From August 2024 through October 2024, the potential counterparties that submitted reverse merger term sheets in August and Party C held multiple meetings with Pulmatrix’s management and its advisors to discuss proposed term sheets, financial projections, current capitalization, clinical programs and, particularly, financing prospects.

On September 30, 2024, the Pulmatrix board of directors met to review strategic opportunities and discussed the potential transactions with its most promising merger candidates in addition to a potential liquidation scenario. However, it was determined that each of these potential transactions would require financing at or prior to closing, which Pulmatrix’s management and its advisors viewed as difficult to obtain in the current financing environment on reasonable terms, and therefore created the risk of inability to consummate the transaction. The Pulmatrix board of directors also reviewed a projected liquidation value of $6.8 million. This assessment was based off a September 30, 2024, starting point for the analysis and assumed a long-form dissolution that could potentially take up to three years. No decisions or actions regarding a potential liquidation alternative were taken at the meeting.

On October 21, 2024, Pulmatrix and Cullgen were introduced to each other by Wedbush Securities, Inc. (“Wedbush”), a financial advisor to Cullgen.

On October 22, 2024, Pulmatrix and Cullgen signed a mutual non-disclosure agreement for a term of one year with confidentiality obligations surviving for seven years following the agreement date and no standstill or fallaway provisions.

On October 23, 2024, Pulmatrix’s management and its advisors, including MTS, met with Cullgen’s management and its advisors, including Wedbush, for an introductory call to discuss Cullgen’s programs and development timelines.

On October 25, 2024, Cullgen submitted a term sheet to Pulmatrix proposing a reverse merger, which valued Pulmatrix at an implied $10 million, comprised of $7 million in enterprise value and $3 million in cash, with legacy Pulmatrix stockholders owning 3.5% of the combined company. The term sheet also permitted excess cash above $3 million as of the Closing to be distributed to the legacy Pulmatrix stockholders via a special dividend.

Pulmatrix’s management and Cullgen’s management had a meeting to discuss the terms on the same day. Based on these discussions, it was determined by Pulmatrix’s management and MTS at that time that Cullgen had adequate cash on its balance sheet and would not require financing in advance of the closing of a proposed transaction. This differentiated Cullgen’s term sheet from the other term sheets previously received by Pulmatrix. Pulmatrix’s management began to conduct financial, scientific and legal due diligence to determine whether Cullgen’s programs presented an opportunity to enhance Pulmatrix’s stockholder value.

Based on the strength of the proposal from Cullgen, Pulmatrix reached out to a few of the other companies Pulmatrix had been in discussions with previously regarding their financing prospects, including Party C, and suggested a larger percentage of interest in the combination for Pulmatrix. None of these parties, including Party C, subsequently presented Pulmatrix with an offer that was as attractive as Cullgen’s offer.

On October 27, 2024, Cullgen submitted a revised term sheet, adding a standstill provision to the term sheet for a period of thirty days following the date of the term sheet.

On October 28, 2024, Cullgen made a presentation to the Deal Committee. On the same day, Cullgen submitted the final term sheet that valued Cullgen at $280 million and Pulmatrix at $10.5 million (comprised of $8 million in enterprise value and $2.5 million in cash), with legacy Pulmatrix stockholders owning 3.61% of the Combined Company. The term sheet also permitted excess cash above $2.5 million as of the closing of the Cullgen Merger to be distributed to the legacy Pulmatrix stockholders via a special dividend up to a total of $4.5 million.

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The Deal Committee authorized Pulmatrix’s entry into the term sheet and on October 29, 2024, the parties signed the term sheet. Upon the execution of such term sheet, all negotiations with other parties, including Party C, were terminated.

On October 31, 2024, Cullgen and Pulmatrix had an organizational kickoff meeting with their respective advisors and legal counsels. Over the subsequent weeks, the parties engaged in mutual scientific, financial, and legal due diligence. Pulmatrix engaged an outside consultant to review Cullgen’s preclinical data. Pulmatrix’s scientific diligence team was impressed with the potential of Cullgen’s programs following the scientific due diligence. During the same period, respective advisors and legal counsels of Pulmatrix and Cullgen negotiated the terms and conditions of the Cullgen Merger Agreement (as defined below) at the direction of and in coordination with the Pulmatrix board of directors and Pulmatrix’s management. Negotiations largely focused on which Pulmatrix options would count towards the Pulmatrix outstanding options and the amount of Pulmatrix net cash.

Negotiations also permitted that if excess cash was to be greater than $7.0 million, in addition to the above-mentioned potential $4.5 million being available for a special dividend, Pulmatrix would be able to add 50% of such excess cash over $7.0 million to a potential special dividend, all with the understanding that there is no assurance to the potential level of excess cash. On November 6, 2024, Pulmatrix entered into an engagement letter with Lucid Capital Markets, LLC (“Lucid”), engaging Lucid to render an opinion to the Pulmatrix board of directors as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of Pulmatrix common stock (the “Lucid fairness opinion”). Lucid was retained by Pulmatrix after MTS informed Pulmatrix that it could not provide a fairness opinion without long-term financial projections from Cullgen, which Cullgen had not prepared in connection with the proposed Merger and are not commonly prepared in connection with reverse merger transactions, particularly for pre-revenue clinical development companies where commercialization is distant and uncertain.

On November 11, 2024, the Pulmatrix board of directors held a video conference meeting with members of Pulmatrix’s management team, representatives of MTS, Lucid and Pulmatrix’s legal counsel in attendance. At the meeting, the Pulmatrix board of directors was provided with an overview of the proposed Merger (including the potential benefits and the risks related thereto), the material terms of the Cullgen Merger Agreement and related ancillary documents, and its fiduciary duties. Lucid then presented the Lucid fairness opinion, which determined that the Exchange Ratio was fair, from a financial point of view, to the holders of Pulmatrix common stock. The Pulmatrix board of directors also reviewed the proposed resolutions approving the entry into the proposed Merger and the related transactions.

Based on the factors described below under the caption “The Merger-Pulmatrix’s Reasons for the Merger,” on November 11, 2024, the Pulmatrix board of directors adopted and approved, among other things, the entry into the Cullgen Merger Agreement and the consummation of the transactions contemplated thereunder.

On November 13, 2024, Pulmatrix, Cullgen and PCL Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Pulmatrix and PCL Merger Sub II, LLC entered into the that certain Agreement and Plan of Merger Agreement (the “Cullgen Merger Agreement”) and the related ancillary documents. Later that same day, Pulmatrix and Cullgen issued a joint press release, and Pulmatrix filed a Current Report on Form 8-K, announcing the entry into the Cullgen Merger Agreement and discussing the key terms of the proposed transaction. Pursuant to the Cullgen Merger Agreement, the valuations attributed to Cullgen and Pulmatrix remained unchanged from the final term sheet, which were $280 million and $10.5 million (including $2.5 million in cash), respectively.

On March 14, 2025, Cullgen’s external counsel sent Pulmatrix’s external counsel the proposed Merger Agreement Amendment which, among other things, (i) makes a clarifying amendment to the fractional shares provision and (ii) revises the transaction structure from a two-step merger to a one-step merger. Such amendment to the Merger Agreement was approved by Cullgen’s board of directors on April 6, 2025, and by Pulmatrix’s board of directors on April 7, 2025. The Cullgen Merger Agreement Amendment was entered into by Cullgen, Pulmatrix, Merger Sub and Merger Sub II on April 7, 2025.

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On December 17, 2025, Pulmatrix, Cullgen, and Merger Sub entered into a Mutual Waiver Agreement (the “Waiver Agreement”), pursuant to which the parties agreed to mutually waive compliance with Section 5.4 of the Cullgen Merger Agreement, which imposes certain restrictions on each party during the pre-closing period (the “No-Solicitation Clause”).

On December 18, 2025, Pulmatrix issued a press release publicly announcing the Waiver Agreement. On the same date, Pulmatrix contacted Palladium Capital Group, LLC (“Palladium”), a financial advisor, to inform Palladium that Pulmatrix and Cullgen had agreed to waive the No-Solicitation Clause of the Cullgen Merger Agreement, thereby allowing Pulmatrix to explore alternative transactions.

On December 22, 2025, Evolution Venture Partners (“EVP”), a financial advisor to Eos, delivered an Eos presentation deck to Palladium. Following receipt, Palladium requested a conference call and a written summary of the proposed transaction, which EVP provided to Palladium on the same date. Among other things, the summary included a description of Eos’s PTC-2105 program and its targeted $16 million Series A financing.

On December 23, 2025, Palladium introduced Eos to Pulmatrix as a potential reverse-merger candidate, and Pulmatrix responded positively by requesting a meeting with Eos management.

On December 24, 2025, in contemplation of a potential concurrent financing, Palladium introduced Eos to Five Narrow Lane, LP (“FNL”).

On December 26, 2025, an introductory conference call between Eos and Pulmatrix management took place, after which Palladium transmitted Pulmatrix’s financial analyses of a potential reverse merger transaction to EVP.

On December 29, 2025, Palladium shared Pulmatrix capitalization modeling with FNL for review. On the same day, EVP informed Eos management of Pulmatrix’s interest in exploring a potential reverse merger transaction.

On December 31, 2025, Pulmatrix transmitted draft presentation slides to Palladium, confirming that Pulmatrix management was actively engaged in evaluating a proposed transaction between Pulmatrix and Eos.

Beginning in the last week of December 2025, Palladium, in discussions with FNL, reviewed a proposed valuation at which FNL would be willing to proceed with the Eos and Pulmatrix merger financing. As negotiations between Eos and FNL progressed, FNL proposed milestone-based RSUs as an additional incentive for Eos management and as a mechanism to mitigate management dilution on a post-merger basis. Because Eos and FNL were unable to reach agreement on valuation, FNL introduced the milestone-based RSUs as a structure to increase Eos’s effective ownership in the post-closing capitalization table if certain milestones were achieved.

On January 5, 2026, Frank McGuyer and Jerold Winograd were appointed to the Eos board of directors and on that same date, Kevin Slawin, Frank McGuyer, and Jerold Winograd discussed the potential merger transaction with Pulmatrix amongst themselves.

On January 8, 2026, EVP circulated a draft reverse-merger term sheet on behalf of Eos to Pulmatrix and provided an initial list of comparable companies for valuation analysis purposes. Over the course of several weeks, the parties exchanged drafts of the reverse-merger term sheet and the concurrent financing term sheet as the two parties worked toward a definitive merger agreement. Key terms included a 6% ownership for Pulmatrix’s common shareholders in the combined company and a $1 million direct investment in Pulmatrix at the time of signing a definitive merger agreement. Negotiations focused on the length of the no-shop period and the treatment of the Cullgen Merger Agreement, which remained in force.

On January 9, 2026, EVP presented a term sheet to Eos regarding the terms of the proposed financing by FNL.

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On January 11, 2026, Eos circulated updated scientific and laboratory data to Pulmatrix and Palladium, and a conference call was held among EVP, Eos, and Palladium to address diligence issues raised by Pulmatrix in connection with the contemplated transaction.

On January 14, 2026, confidentiality and nondisclosure agreements were exchanged and fully executed among Palladium, Eos, and Pulmatrix, and Pulmatrix transmitted a presentation outlining Pulmatrix’s strategic transaction process and current capitalization.

On January 23, 2026, a scientific due diligence call between Eos and Pulmatrix’s consultant for research and scientific affairs was held.

On January 28, 2026, Eos provided Pulmatrix with access to a virtual data room to facilitate the exchange of information to Pulmatrix.

On February 11, 2026, the Pulmatrix board of directors held a video conference meeting with members of Pulmatrix’s management team, members of Eos’ management team, a representative of Palladium, and Pulmatrix’s legal counsel in attendance. Eos engaged Wilk Auslander LLP (“Wilk”) as its transaction counsel. Palladium then introduced Wilk to Haynes and Boone, LLP (“Haynes and Boone”), Pulmatrix’s external counsel, and confirmed audit-engagement logistics.

On February 12, 2026, Pulmatrix and Palladium executed a letter agreement pursuant to which Pulmatrix engaged Palladium as its non-exclusive advisor in connection with the contemplated merger transaction. On the same date, Eos confirmed execution of the audit-engagement letter with Stephano Slack LLC.

On February 13, 2026, Haynes and Boone sent an initial draft of the Merger Agreement to Wilk.

Between February 12 and March 2, 2026, Eos, FNL, and their respective legal counsel exchanged and negotiated draft documentation for a potential concurrent financing into Eos led by FNL. On March 2, 2026, Eos declined to proceed with the FNL financing in favor of funding through an affiliate. Eos instead entered into a Securities Purchase Agreement, dated March 26, 2026 (as amended, the “Backstop Financing Agreement”), with RCM Eos HOLDINGS, LLC, a Delaware limited liability company formed on March 19, 2026 (“RCM Eos Holdings”), which is managed by Rapha Capital Management, LLC, an affiliate of Eos and entity controlled by Kevin Slawin. Under the Backstop Financing Agreement, RCM Eos Holdings irrevocably committed to fund an aggregate committed investment amount of $18 million, subject to adjustment as set forth therein (including reduction based on proceeds received from the Series A Preferred Financing (as defined herein)) consisting of convertible promissory notes and shares of Eos Class A Common Stock. The convertible promissory notes are convertible into shares of Eos Class A Common Stock based on a pre-Merger equity valuation of $100,000,000, which in turn will be exchanged for shares of the Combined Company by virtue of the Merger Agreement at the Effective Time. The Backstop Financing Agreement constitutes a Company Investor Financing under the Merger Agreement, the proceeds of which are intended to satisfy, in whole or in part, the Minimum Cash Condition set forth in the Merger Agreement.

On February 13, 2026, Pulmatrix received a term sheet and on March 23, 2026, a revised term sheet from Party AA, which valued Pulmatrix at an implied $8.75 million, with a 7.1% ownership in the combined company. The implied $8.75 million was based on an enterprise value of $8 million and net cash at closing of $0.75 million. This term sheet was also dependent on Party AA completing a financing.

Between February 2026 through the date of the Merger Agreement signing (March 26, 2026), Eos and Wilk, and Eos’s other legal counsel conducted its diligence review of Pulmatrix by way of a virtual data room, and written questions and responses directed to Pulmatrix’s management team.

On February 26, 2026, Wilk submitted a revised draft of the Merger Agreement to Haynes and Boone. Over the subsequent weeks, the parties continued to engage in mutual scientific, financial, and legal due diligence. During the same period, the respective advisors and legal counsel of Pulmatrix and Eos negotiated the terms and conditions of the Merger Agreement at the direction of, and in coordination with, the Pulmatrix board of directors and Pulmatrix management. Negotiations largely focused on the terms of the Eos financing, adjustments to the exchange ratio calculations, reps and warranties of both Eos and Pulmatrix, the covenants of both Eos and Pulmatrix, termination rights of both Eos and Pulmatrix and terms of the equity-award agreement for the Chief Executive Officer of Eos.

On February 26, 2026, Eos, Palladium, EVP, and Wilk met via Zoom to discuss process and projected timeline for negotiation and signing of the Merger Agreement.

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On February 28, 2026, Pulmatrix received a termination notice (the “Termination Notice”) from Cullgen, pursuant to which Cullgen informed Pulmatrix that it was terminating the Cullgen Merger Agreement and all related transactions.

On March 2, 2026, Pulmatrix issued a press release announcing receipt of the Termination Notice. The parties ultimately terminated the Cullgen Merger Agreement following Cullgen’s inability to obtain the approval of the CSRC necessary to consummate the transactions contemplated thereby. According to Cullgen, the CSRC did not provide a substantive response to its application, a circumstance that was reportedly consistent with the experience of other applicants seeking CSRC approval beginning in the second quarter of 2025.

On March 2, 2026, Pulmatrix entered into a letter agreement with Gemini, engaging Gemini to render an opinion to the Pulmatrix board of directors as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Pulmatrix common stock.

On March 4, 2026, Palladium proposed to Pulmatrix, on behalf of Kevin Slawin, the Chief Executive Officer of Eos, awards of restricted stock units to Kevin Slawin, an entity established by or otherwise controlled by him, or a person designated by him (the “CEO RSUs”), which shall fully vest after the completion of: (1) submission of an Investigational New Drug (“IND”) application to the FDA, (2) clearance of such IND, and (3) the first patient enrolled in connection therewith.

On March 5, 2026, Pulmatrix received a process letter from Party BB, which valued Pulmatrix at an implied $9 million, with a 5.7% to 6.3% ownership in the combined company. This term sheet was also dependent on Party BB completing a financing.

On March 10, 2026, Pulmatrix received a term sheet from Party CC, which valued Pulmatrix at an implied $8 million. This term sheet was also dependent on Party CC completing a financing.

On March 12, 2026, Eos indicated to EVP its intention to terminate the EVP engagement. Eos and EVP then after discussed the proposed terms of such termination, which culminated in a subsequent proposed amendment to the EVP engagement letter (as described below).

Discussions regarding the Merger Agreement and the status of the transactions contemplated thereby were discussed amongst the members of the Eos board of directors on the week of March 16, 2026.

On March 16, 2026, Pulmatrix’s external counsel circulated draft transaction documents for a concurrent preferred-stock financing into Pulmatrix to be led by an affiliate of Eos to Palladium, RCM Eos PIPE Holdings, LLC, which Palladium subsequently shared with Eos and its external counsel. Between March 16, 2026, and March 25, 2026, the parties engaged in negotiations regarding the financing, focusing on, among other things, conversion standstill provisions, certain Pulmatrix covenants related to future financings, and dilutive-issuance provisions.

On March 18, 2026, Eos proposed the addition of a fourth milestone to the CEO RSUs relating to pre-IND feedback. On the same date, Palladium, Eos, Wilk and Haynes and Boone convened a meeting over Zoom to discuss the CEO RSUs. Following such call, Haynes and Boone agreed to provide the first draft of the agreement pertaining to the CEO RSUs.

On March 19, 2026, EVP circulated to Eos a proposed amendment to the EVP engagement letter, and on March 20, 2026, Eos circulated to EVP a revised proposed Termination, Settlement and Release Agreement to the EVP engagement letter.

On March 20, 2026, Wilk circulated a revised draft of the Merger Agreement to Haynes and Boone, of which Haynes and Boone, on March 21, 2026, indicated the acceptability of.

In the weeks leading up to the signing of the Merger Agreement, the parties and their respective counsel discussed the terms of a $1,000,000 investment by an affiliate of Eos, RCM Eos PIPE HOLDINGS, LLC, a Delaware limited liability company, into Pulmatrix concurrently with the entry into the Merger Agreement, pursuant to which, such purchaser would obtain Series B Preferred Shares of Pulmatrix (the “Pulmatrix Financing”) subject to the terms of a voting agreement wherein such purchaser committed to vote in favor of the proposed transaction at the time of the Pulmatrix stockholders meeting. The Pulmatrix Financing was funded on March 26, 2026. The valuation assigned to the Pulmatrix Financing was based on a purchase price of $2.20 per share of Series B Preferred Stock, which implied a pre-money valuation of approximately $8.0 million for Pulmatrix. Eos, in contrast, is raising capital at a pre-money valuation of $100.0 million. These valuations were among the factors considered in determining the parties’ respective ownership interests in the combined company.

On March 22, 2026, the Pulmatrix board of directors held a video conference meeting with members of Pulmatrix’s management team, a representative of Palladium, and Pulmatrix’s legal counsel in attendance. At the meeting, the board received an overview of the proposed Merger (including potential benefits and risks related thereto), the material terms of the Merger Agreement and related ancillary documents, the material terms of the concurrent financing into Pulmatrix, and its fiduciary duties. Gemini Partners then presented its fairness opinion, which concluded that the Exchange Ratio was fair, from a financial point of view, to the holders of Pulmatrix common stock. Haynes and Boone then presented various legal risks and due diligence items related to the Merger Agreement and Eos. The board also reviewed proposed resolutions approving the entry into the proposed Merger Agreement and the related transactions.

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On March 22, 2026, Haynes and Boone conveyed to Eos and Wilk that the Pulmatrix board of directors would be withholding its consent to the transactions contemplated by the Merger Agreement, pending resolution of the terms of the amendment to the EVP engagement letter.

Between March 21, 2026, and March 25, 2026, the parties continued negotiating the terms of the Merger Agreement, focusing on the minimum cash required of Eos, the terms of the EVP engagement letter and contemplated related termination agreement, and the terms of the equity-award agreement for the Chief Executive Officer of Eos.

On March 23, 2026, Eos disclosed the terms of the amendment to the EVP engagement letter to Haynes and Boone.

On March 23, 2026, Haynes and Boone provided Wilk with comments to Merger Agreement and the Backstop Financing Agreement to reflect an increase in the agreed upon increase in the minimum cash condition to account for the payments due to EVP under the proposed terms of the amendment to the EVP engagement letter.

Later on March 23, 2026, Haynes and Boone convened an all-hands meeting with both deal teams, during which Haynes and Boone reiterated to the Eos team that the Pulmatrix board of directors had paused its approval of the Merger Agreement, pending further notice from the Pulmatrix board of directors.

On March 23, 2026, Eos entered into an engagement letter with Palladium pursuant to which, amongst other things, Eos committed to paying an advisory fee to Palladium and acknowledged the promise by Pulmatrix to pay Palladium 3% of the total number of shares of common stock of Pulmatrix outstanding on a fully diluted basis immediately following the closing of the Merger. The terms thereof are detailed further in the section titled “Agreements Related to the Merger-EVP Engagement Letter Amendment.”

On March 24, 2026, Kevin Slawin spoke with Michael Higgins, Pulmatrix’s Chairman of the Board, during which time Kevin Slawin assured Michael Higgins that Eos’s insider financing syndicate had the capital and commitment to fund their obligations and conveyed his intent to target a raise of $20 to $25 million as part of the Series A Preferred Financing (as opposed to just the minimum cash condition under the Merger Agreement).

On March 24, 2026, Pulmatrix received a revised process letter from Party BB, which valued Pulmatrix at an implied $10 million, with a 6.3% to 6.9% ownership in the combined company. This term sheet was also dependent on Party BB completing a financing.

The merger proposals submitted by Parties AA, BB, and CC were each contingent upon the completion of a significant financing transaction by the applicable party. In light of the challenging financing environment in prior years and prevailing market volatility, Pulmatrix determined that the proposed merger with Eos, together with the related financing transaction, presented a greater likelihood of successful execution and consummation than the alternative proposals.

On March 24, 2026, the Pulmatrix board of directors held a video conference meeting to discuss various open items regarding the Merger Agreement. No vote on approval of the Merger Agreement was taken at this meeting.

On March 25, 2026, the Pulmatrix board of directors held a video conference meeting. Kevin Slawin addressed the Pulmatrix board of directors, presented his vision for the Combined Company, and answered questions from members of Pulmatrix’s board of directors. Following the call, the Pulmatrix board of directors adopted and approved, among other things, the entry into the Merger Agreement and the consummation of the transactions contemplated thereunder by unanimous written consent.

The three members of the Eos board of directors – Kevin Slawin, Frank McGuyer, and Jerold Winograd – executed a unanimous written consent of the board of directors of Eos authorizing and approving the Merger Agreement and the transactions contemplated thereunder, with an effective date of March 26, 2026.

On March 26, 2026, Eos, EVP and American Global Wealth Management, Inc. entered into that certain letter agreement amending the EVP engagement. The terms thereof are detailed further in the section titled “Agreements Related to the Merger-EVP Engagement Letter Amendment.”

On March 26, 2026, the parties entered into the Merger Agreement and related ancillary documents, including concurrent-financing documents. Later that same day, Pulmatrix and Eos issued a joint press release, and on March 27, 2026, Pulmatrix filed a Current Report on Form 8-K announcing the entry into the Merger Agreement and summarizing the key terms of the proposed transaction.

For purposes of the valuation analysis at the beginning of the negotiations of the Merger, the equity ownership of the combined company was allocated as follows: (i) 6% to the holders of Pulmatrix common stock, (ii) 3% to Palladium Capital Group, LLC as compensation in connection with the Merger, and (iii) 91% to Eos, in each case, calculated without giving effect to the issuance of the CEO RSUs. Eos’ ownership percentage was derived from a pre-money valuation of $100.0 million, plus $18.0 million of anticipated capital raising proceeds and $1.0 million invested in shares of Pulmatrix Series B Preferred Stock. The final, agreed-upon pre-money valuations between Pulmatrix and Eos did not change during the course of negotiations.

Pulmatrix’s Reasons for the Merger

The Pulmatrix board of directors, by written resolution on March 25, 2026, unanimously (i) determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable and fair to Pulmatrix and its stockholders and that it is in the best interests of Pulmatrix and its stockholders that Pulmatrix consummates the Merger, and (ii) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Pulmatrix board of directors also unanimously resolved that the Merger Agreement be submitted for consideration to the Pulmatrix stockholders and recommended that the Pulmatrix stockholders adopt and approve the Merger Agreement. The Pulmatrix board of directors consulted with members of Pulmatrix management and Pulmatrix’s outside financial and legal advisors at various times and considered a number of factors, including the following principal factors (not in any relative order of importance) that the Pulmatrix board of directors believes support its decision:

●	The financial condition and prospects of Pulmatrix and the risks associated with continuing to operate Pulmatrix on a stand-alone basis in light of:

○	Pulmatrix’s decision, announced on January 8, 2024, to initiate a process to explore strategic alternatives in light of Pulmatrix’s announcement to stop patient enrollment of the Phase 2b study of PUR1900 at eight subjects and close the study;

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○	investor interest and value perception for possible further development of its programs, the product candidates’ efficacy and safety profiles, stage of development, regulatory agencies’ feedback regarding clinical development pathways, and probability of success in relation to the requisite time and costs; and

○	difficulties encountered in Pulmatrix’s related business development efforts to license, sell or otherwise partner its assets that could result in meaningful new capital or shared future clinical development costs;

●	Eos’s product pipeline and preclinical development candidates;

●	Eos’s ability to provide financing prior to closing of the Merger;

●	The Pulmatrix board of director’s view that, after a thorough review of strategic alternatives, including further advancing the development of its internal programs, entering into a licensing, sale or other strategic agreement related to certain assets sufficient to fund operations, combining with other potential strategic transaction candidates, and discussions with Pulmatrix management, financial advisors and legal counsel, the Merger is more favorable to Pulmatrix stockholders than the potential value that might have resulted from other strategic alternatives available to Pulmatrix;

●	The Pulmatrix board of director’s belief, after thorough discussions with Pulmatrix management, financial advisors and legal counsel, that a potential liquidation and dissolution was not reasonably likely to create greater value for Pulmatrix stockholders than the Merger based on, among other things, the last liquidation assessment by the Pulmatrix board of directors on November 14, 2025, for a projected liquidation value of $1.1 million that could potentially take up to three years to complete, the need to hold back a potential meaningful amount of Pulmatrix’s current cash balance to cover current and potential unknown future liabilities and the potential multi-year delay in payment of a dividend due to the statutory process;

●	The Pulmatrix board of director’s belief that, as a result of arm’s length negotiations with Eos, the terms of the Merger Agreement include the most favorable terms to Pulmatrix in the aggregate that were achievable and consistent with other similar transactions;

●	The Pulmatrix board of director’s view that Eos’s product candidates have the potential to create meaningful value for the Combined Company stockholders and an opportunity for Pulmatrix stockholders to participate in the growth of the Combined Company, based on the business, scientific, regulatory, intellectual property, financial, accounting and legal due diligence conducted by Pulmatrix management and advisors (which included diligence calls and a comprehensive review of Eos’s due diligence materials) regarding:

○	the regulatory pathway for, and market opportunity of, Eos’s product candidates, including in light of the stage of development of Eos’s product candidates;

○	the quality and scope of the preclinical and clinical results available for Eos as opposed to other parties with which Pulmatrix engaged in discussions;

○	the likelihood of value inflection milestones prior to the time at which the Combined Company would need to raise additional financing;

●	The Pulmatrix board of director’s consideration that investors in Eos are willing to invest directly in Pulmatrix upon signing the Merger Agreement and willing to support the merger closing fundraising requirement, setting it up well for future fund-raising efforts when and if needed;

●	The Pulmatrix board of director’s view, following a review with Pulmatrix management and advisors of Eos’s current preclinical development and clinical trial plans, of the likelihood that the Combined Company would possess sufficient cash resources at the Closing to fund the preclinical development of Eos’s product candidates through upcoming value inflection points;

●	The expected operations, management structure, operating plans and cash burn rate of the Combined Company and the expected cash resources of the Combined Company (including the ability to support the Combined Company’s current and planned clinical trials and operations);

●	The ability of Eos to take advantage of the potential benefits resulting from becoming a public reporting company listed on Nasdaq, should it be required to raise additional capital in the future through the sale of equity or debt securities;

●	The prospects of and risks associated with the other strategic candidates that had made proposals for a strategic transaction with Pulmatrix based on the business, scientific, regulatory, intellectual property, financial, accounting and legal due diligence conducted by the Deal Committee, Pulmatrix management and its advisors;

●	The Pulmatrix board of director’s view that the Combined Company will be led by an experienced senior management team from Eos, many members of which have extensive experience in drug development and research and development and possess business and regulatory expertise; and

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●	The financial analysis reviewed by Gemini with the Pulmatrix board of directors and the Gemini Opinion as to the fairness of the consideration provided to the Eos shareholders as part of the transaction is well within the reasonable range of the valuation estimates arrived at by Gemini from a financial point of view, for the holders of Pulmatrix common stock, as more fully described below under the caption “The Merger-Opinion of Pulmatrix’s Financial Advisor,” beginning on page 86 in this proxy statement/prospectus.

The Pulmatrix board of directors also reviewed the terms of the Merger Agreement and related transaction documents, including those described below, and concluded that the terms of the Merger Agreement and related transaction documents, in the aggregate, were reasonable under the circumstances:

●	the respective rights of, and limitations on, Pulmatrix and Eos under the Merger Agreement to consider and engage in discussions regarding unsolicited acquisition proposals under certain circumstances, and the limitations on the board of directors of each party to change its recommendation in favor of the Merger, as more fully described below under the caption “The Merger Agreement-Non-Solicitation,” beginning on page 110 in this proxy statement/prospectus;

●	the lock-up agreements, pursuant to which certain executive officers, directors and stockholders of Eos and a certain director of Pulmatrix have, subject to certain exceptions, agreed not to transfer their shares of Pulmatrix common stock for the 180-day period following the completion of the Merger, and the majority of such directors, officers and institutional investors of Eos have, subject to certain exceptions, agreed not to transfer their shares of Pulmatrix common stock, as more fully described below under the caption “Agreements Related to the Merger-Lock-Up Agreements,” beginning on page 116 in this proxy statement/prospectus; and

●	the expectation that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and the Merger Agreement will constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and 1.368-3(a), with the result that Eos stockholders will generally not recognize taxable gain or loss for U.S. federal income tax purposes upon the exchange of Eos stock for Pulmatrix common stock pursuant to the Merger Agreement, as more fully described below under the caption “The Merger-U.S. Federal Income Tax Considerations-The Merger,” beginning on page 100 in this proxy statement/prospectus.

In the course of its deliberations, the Pulmatrix board of directors also considered a variety of risks, uncertainties and other countervailing factors related to entering into the Merger, including:

●	the risk that the potential benefits of the Merger may not be fully achieved, or may not be achieved within the expected timeframe;

●	the costs involved in connection with completing the Merger, the time and effort of Pulmatrix required to complete the Merger, which if such merger does not close, limits Pulmatrix’s future options;

●	the risk that the future financial performance of Eos may not meet the Pulmatrix board of director’s expectations due to factors both in and outside of Eos’s control;

●	the risk that, while the Pulmatrix management team performed an extensive due diligence review of Cullgen, there may have been relevant Eos information not considered by the Pulmatrix management team, and accordingly, Pulmatrix may not have properly valued Eos;

●	Pulmatrix’s obligation to not solicit alternative acquisition proposals during the pendency of the Merger;

●	the substantial expenses to be incurred by Pulmatrix in connection with the Merger;

●	the possible volatility of the trading price of the Pulmatrix common stock resulting from the announcement, pendency or completion of the Merger;

●	the scientific, technical, regulatory and other risks and uncertainties associated with preclinical development and commercialization of Eos’s product candidates; and

●	various risks impacting the financial condition, results of operations and prospects for Pulmatrix, including:

○	the risks and challenges associated with pursuing any strategic alternative to the Merger available to Pulmatrix, including the discussions that Pulmatrix management and the Pulmatrix board of directors previously conducted with other potential transaction partners, and the time to negotiate and complete an alternative strategic transaction and anticipated cash burn;

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○	the risks and delays associated with, and uncertain value and costs to Pulmatrix stockholders of, liquidating Pulmatrix, including the uncertainties of continuing cash burn while contingent liabilities are resolved, and uncertainty of timing of release of cash until contingent liabilities are resolved;

○	the risks and challenges of attempting to continue to operate Pulmatrix on a stand-alone basis, including, without limitation, (i) the considerable time and resources that would have been required to successfully address the further clinical development of PUR3100 and PUR1800, (ii) the inability to finance Pulmatrix’s continuing operations through the sale of securities in the capital markets due to, among other things, the lack of near term data catalysts and the general downturn in the U.S. capital markets for biotechnology companies and (iii) Pulmatrix’s other product candidate profiles, stage of development, feedback from regulatory agencies regarding clinical development pathway, and probability of success in relation to the requisite time and costs required as well as management’s related business development efforts to license, sell or otherwise partner the assets;

○	the challenges or retaining or rebuilding staff with limited cash runway;

○	the challenges of maintaining Pulmatrix’s Nasdaq listing without completing the Merger and the transactions contemplated in the Merger Agreement, including the Nasdaq Reverse Split; and

○	the various other risks associated with the Combined Company and the Merger, including those described in the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this proxy statement/prospectus.

In addition, the Pulmatrix board of directors was aware of and considered the interests of its directors, officers and affiliates that may be different from, or in addition to, the interests of the Pulmatrix stockholders generally when approving the Merger Agreement and the Merger, and to recommend that the Pulmatrix stockholders approve the proposals to be presented to the Pulmatrix stockholders for recommendation at the Pulmatrix Special Meeting as contemplated by this proxy statement/prospectus. For more information, see section titled “Interests of Pulmatrix Directors and Executive Officers in the Merger” beginning on page 94 of this proxy statement/prospectus.

The foregoing information and factors considered by the Pulmatrix board of directors are not intended to be exhaustive but are believed to include all of the material factors considered by the Pulmatrix board of directors. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Pulmatrix board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors. In considering the factors described above, individual members of the Pulmatrix board of directors may have given different weight to different factors. The Pulmatrix board of directors conducted an overall analysis of the factors described above, including thorough discussions with, and questioning of, the Pulmatrix management team and the legal and financial advisors of Pulmatrix, and considered the factors overall to be favorable to, and to support, its determination.

Eos’s Reasons for the Merger

In the course of reaching its decision to approve the Merger, the Eos board of directors consulted with Eos’s senior management, legal counsel and financial advisors, and considered a wide variety of factors. Ultimately, the Eos board of directors concluded that a merger with Pulmatrix was the best option to generate capital resources to support the advancement of Eos’s pipeline.

Additional factors the Eos board of directors considered included the following (which factors are not necessarily presented in any order of relative importance):

●	the Merger will potentially expand the access to capital and the range of investors available as a public company to support the preclinical development of Eos’s pipeline, compared to the capital and investors Eos could otherwise gain access to if it continued to operate as a privately-held company;

●	the potential benefits from increased public market awareness of Eos and its pipeline;

●	the historical and current information concerning Eos’s business, including its financial performance and condition, operations, management and preclinical data;

●	the competitive nature of the industry in which Eos operates;

●	the Eos board of directors’ fiduciary duties to Eos stockholders;

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●	the Eos board of directors’ belief that no alternatives to the Merger were reasonably likely to create greater value for Eos stockholders, after considering the various financing and other strategic options to enhance stockholder value that were considered by the Eos board of directors;

●	the Eos board of directors’ expectation that the Merger would be a higher probability and more cost-effective means to access capital than other options considered, including an initial public offering;

●	the expected operations, management structure and operating plans of the Combined Company (including the ability to support the Combined Company’s current and planned preclinical studies and clinical trials);

●	the business, history, operations, financial resources, assets, technology and credibility of Pulmatrix;

●	the terms and conditions of the Merger Agreement, including the following:

◌	the determination that the expected relative percentage ownership of Pulmatrix stockholders and Eos stockholders in the Combined Company was appropriate, based on the Eos board of directors’ judgment and assessment of the approximate valuations of Pulmatrix (including the value of the Net Cash that Pulmatrix is expected to provide to the Combined Company) and Eos;

◌	the intention that the Merger qualifies as a reorganization for U.S. federal income tax purposes, with the intended result that the Eos stockholders generally do not recognize taxable gain or loss for U.S. federal income tax purposes with respect to the Merger;

◌	the limited number and nature of the conditions of the obligation of Pulmatrix to consummate the Merger;

◌	the rights of Eos under the Merger Agreement to consider certain unsolicited acquisition proposals under certain circumstances should Eos receive a superior offer;

◌	the rights of Eos under the Merger Agreement to effect a change in recommendation in favor of the Merger as a result of a material development or change in circumstances (i.e., applicable Company Intervening Events (as defined in the Merger Agreement)); and

◌	the belief that the other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were reasonable in light of the entire transaction;

●	the shares of Pulmatrix common stock issued to Eos stockholders and certain Eos noteholders will be registered on a Form S-4 registration statement and will become freely tradable for Eos stockholders who are not affiliates of Eos and who are not parties to lock-up agreements;

●	the ability to obtain a Nasdaq listing and the change of the Combined Company’s name to Eos SENOLYTIX, Inc.; and

●	the likelihood that the Merger will be consummated on a timely basis.

The foregoing information is not intended to be exhaustive, but is believed to include a summary of all of the material factors considered by the Eos board of directors in its consideration of the Merger Agreement and the transactions contemplated thereby. After conducting an overall analysis of these and other factors, including thorough discussions with, and questioning of, Eos’s senior management and legal counsel, the Eos board of directors concluded that the benefits, advantages and opportunities of a potential transaction outweighed the uncertainties and risks described above. Based on this overall analysis of the factors described above, the Eos board of directors unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement.

Opinion of Pulmatrix’s Financial Advisor

As stated above, pursuant to an engagement letter dated February 18, 2026 (the “Engagement Letter”), Pulmatrix retained Gemini to render an opinion to the Pulmatrix board of directors as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of Pulmatrix common stock (the “Gemini Opinion”). On March 22, 2026, Gemini delivered the Gemini Opinion to the Pulmatrix board of directors, stating that the consideration provided to the Eos shareholders as part of the transaction is well within the reasonable range of the valuation estimates arrived at by Gemini, therefore the Exchange Ratio was fair, from a financial point of view, to the holders of Pulmatrix common stock as of the date of the Gemini Opinion and based upon the various assumptions, qualifications and limitations set forth therein.

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The full text of the Gemini Opinion is attached as Annex D to this proxy statement/prospectus and is incorporated by reference. Pulmatrix encourages its stockholders to read the Gemini Opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Gemini. The summary of the Gemini Opinion set forth herein is qualified by reference to the full text of the Gemini Opinion. Gemini provided the Gemini Opinion for the benefit and use by the Pulmatrix board of directors in its consideration of the Merger. The Gemini Opinion is not a recommendation to the Pulmatrix board of directors or to any stockholder as to how to vote with respect to the proposed Merger or to take any other action in connection with the Merger or otherwise.

In connection with the Gemini Opinion, Gemini took into account an assessment of general economic, market and financial conditions as well as its experience in connection with similar transactions and securities valuations generally and, among other things:

●	Reviewed a draft of the Merger Agreement;

●	Reviewed and analyzed certain publicly available financial and other information for each of Pulmatrix and Eos;

●	Discussed with certain members of the management of Pulmatrix the historical and current business operations, financial condition and prospects of Pulmatrix and Eos;

●	Reviewed and analyzed the reported price and trading histories of certain publicly traded companies that Gemini deemed relevant;

●	Reviewed and analyzed certain financial terms of the Merger Agreement as compared to the publicly available financial terms of certain selected business combinations that Gemini deemed relevant;

●	Reviewed and analyzed certain financial terms of completed initial public offerings for certain companies that Gemini deemed relevant; and

●	Reviewed and analyzed such other information and such other factors, and conducted such other financial studies, analyses and investigations, as Gemini deemed relevant for the purposes of the Gemini Opinion.

In conducting Gemini’s review and arriving at the Gemini Opinion, Gemini, with Pulmatrix’s consent, assumed and relied upon the accuracy and completeness of all financial and other information provided to or discussed with Gemini by Pulmatrix and Eos, respectively (or their respective employees, representatives or affiliates), or which was publicly available or was otherwise reviewed by Gemini. Gemini did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information.

Gemini expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting the Gemini Opinion of which Gemini becomes aware after the date of the Gemini Opinion. Gemini assumed there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of Pulmatrix or Eos since the date of the last financial statements made available to Gemini. Gemini did not obtain any independent evaluations, valuations or appraisals of the assets or liabilities of Pulmatrix or Eos, nor was Gemini furnished with such materials. In addition, Gemini did not evaluate the solvency or fair value of Pulmatrix or Eos under any state or federal laws relating to bankruptcy, insolvency or similar matters. The Gemini Opinion does not address any legal, tax or accounting matters related to the Merger, as to which Gemini assumed that Pulmatrix and the Pulmatrix board of directors had received such advice from legal, regulatory, tax and accounting advisors as each determined appropriate. The Gemini Opinion addresses only the fairness of the Exchange Ratio, from a financial point of view, to the holders of Pulmatrix common stock. Gemini expresses no view as to any other aspect or implication of the Merger or any other agreement or arrangement entered into in connection with the Merger. The Gemini Opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Gemini on the date of the Gemini Opinion. It should be understood that although subsequent developments may affect the Gemini Opinion, Gemini does not have any obligation to update, revise or reaffirm the Gemini Opinion and Gemini expressly disclaims any responsibility to do so.

Gemini did not consider any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC, the Financial Accounting Standards Board (“FASB”), or any similar foreign regulatory body or board.

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For purposes of rendering the Gemini Opinion, Gemini assumed, with the consent of the Pulmatrix board of directors, that except as would not be in any way material to Gemini analysis, (i) the final form of the Merger Agreement would not differ from the draft Merger Agreement reviewed by Gemini, (ii) the representations and warranties of each party contained in the Merger Agreement were true and correct, (iii) each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement, and (iv) the transactions contemplated by the Merger Agreement would be consummated in accordance with the terms of the Merger Agreement, without any waiver or amendment of any term or condition thereof. Gemini also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement would be obtained and that in the course of obtaining any of those consents no restrictions would be imposed or waivers made that would have an adverse effect on Pulmatrix, Eos or the contemplated benefits of the Merger. Gemini assumed that the Merger would be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes and the rules and regulations promulgated thereunder.

For purposes of rendering the Gemini Opinion, Gemini, with the consent of the Pulmatrix board of directors, assumed that, (i) the pre-merger Pulmatrix stockholders are expected to own approximately 6%, of the combined company and (ii) upon closing of the Merger, the holders of Eos common stock, Eos preferred stock, options to purchase Eos common stock would in the aggregate hold approximately 93.8144% of the fully-diluted shares of Combined Company common stock and the holders of Pulmatrix common stock and warrants to purchase Pulmatrix common stock would in the aggregate hold approximately 6.1856% of the fully-diluted shares of Combined Company common stock immediately following the Merger, before payment of Palladium’s fee in the form of a 3.0% ownership in the Combined Company.

The Gemini Opinion is intended for the benefit and use of the Pulmatrix board of directors (in its capacity as such) in its consideration of the financial terms of the Merger and, except as set forth in the Engagement Letter, may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without Gemini’s prior written consent, except that the Gemini Opinion may be included in its entirety in any filing related to the Merger to be filed with the SEC and the proxy statement/prospectus to be mailed to the Pulmatrix stockholders. The Gemini Opinion does not constitute a recommendation to the Pulmatrix board of directors of whether or not to approve the Merger or to any Pulmatrix stockholder or any other person as to how to vote with respect to the transactions contemplated by the Merger Agreement (including the Merger) or any other matter. The Gemini Opinion does not address Pulmatrix’s underlying business decision to proceed with the Merger or the relative merits of the Merger compared to other alternatives available to Pulmatrix. Gemini expressed no opinion as to the prices or ranges of prices at which shares or the securities of any person, including Pulmatrix, would trade at any time, including following the announcement or consummation of the Merger, or as to the potential effects of volatility in the credit, financial, and stock markets on Pulmatrix, Eos or the transactions contemplated by the Merger Agreement. Gemini was not requested to opine as to, and the Gemini Opinion does not in any manner address, the amount or nature of compensation to any of the officers, directors or employees of any party to the Merger, or any class of such persons, relative to the compensation to be paid to the Pulmatrix stockholders in connection with the Merger or with respect to the fairness of any such compensation.

Principal Financial Analyses

The following is a summary of the principal financial analyses performed by Gemini to arrive at the Gemini Opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Gemini performed certain procedures, including each of the financial analyses described below and reviewed with the Pulmatrix board of directors the assumptions on which such analyses were based and other factors, including the historical financial results of Pulmatrix and Eos.

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Transaction Overview as of the Date of the Gemini Opinion

Based upon the Exchange Ratio of 8.64 at the time of the signing of the Merger Agreement, it was estimated that at the Closing: (a) Eos equity holders as of immediately prior to the Merger will own approximately 93.8144% of the fully-diluted shares of Pulmatrix common stock at the Closing, and (b) the Pulmatrix equity holders as of immediately prior to the Merger will own approximately 6.1856% of the fully-diluted shares of Pulmatrix common stock at the Closing, before payment of Palladium’s fee in the form of a 3.0% ownership in the Combined Company, and in each case, subject to adjustment of the Exchange Ratio as set forth in the Merger Agreement and described herein.

Eos Valuation

For the purpose of the Gemini Opinion, Gemini utilized an Eos equity value of $100 million, which was the value attributed to Eos in the Merger Agreement (the “Eos Valuation”).

The Gemini Opinion

On March 22, 2026, Gemini Valuation Services (“GVS” or “Gemini”) rendered its oral opinion to the board of Directors of Pulmatrix board of directors (which was confirmed in writing by delivery of GVS’s written opinion dated the same date), as to, as of March 22, 2026, the fairness, from a financial point of view, of the contribution made and consideration received by the holders of Pulmatrix Common Stock pursuant to the draft Merger Agreement dated March 22, 2026.

The summary of the opinion in this joint proxy and consent solicitation statement/prospectus is qualified in its entirety by reference to the full text of the written opinion, which is included as Annex D to this joint proxy and consent solicitation statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by GVS in preparing its opinion.

The opinion was addressed to the Pulmatrix board for the use and benefit of the members of the Pulmatrix board (in their capacities as such) in connection with the Pulmatrix board’s evaluation of the Merger Agreement. Neither the opinion nor the summary of the opinion and related analyses set forth in this joint proxy and consent solicitation statement/prospectus is intended to and they do not constitute advice or a recommendation to any of the shareholders of Pulmatrix or any other security holders as to how such holder should vote or act with respect to any matter relating to the transaction or otherwise. GVS’s opinion should not be construed as creating any fiduciary duty on GVS’s part to Pulmatrix, any other party to the Merger Agreement, any security holder of Pulmatrix or such other party, any creditor of Pulmatrix or such other party, or any other person. GVS’s opinion was just one of the several factors the Pulmatrix board took into account in making its determination to approve the Merger Agreement.

GVS’s opinion only addressed whether, as of the date of the opinion, the consideration received by the shareholders of Pulmatrix as part of the Merger Agreement, pursuant to the Merger Agreement was fair, from a financial point of view, to Pulmatrix shareholders. It did not address any other terms, aspects, or implications of the transaction or the Merger Agreement, including, without limitation, (i) any term or aspect of the transaction that was not susceptible to financial analysis, (iii) fairness to any security holders of Pulmatrix, Eos or any other person or any creditors or other constituencies of Pulmatrix, Eos or any other person, nor (iv) the fairness of the amount or nature, or any other aspect, of any compensation or consideration payable to or received by any officers, directors, or employees of any parties to the transaction, or any class of such persons, relative to the consideration received by Pulmatrix shareholders pursuant to the Merger Agreement, or otherwise. GVS expressed no opinion as to (i) what the value of shares of Pulmatrix common stock actually would be when issued to the Eos shareholders in the Merger Agreement, (ii) the price at which shares of Eos common stock or any other security of Eos may be issued or sold in the Eos Private Placement, the price at which shares of Pulmatrix common stock or any other security of Pulmatrix may be issued or sold in the Pulmatrix private placement, or (iii) the prices at which EOS stock or Pulmatrix common stock may trade, be purchased or sold at any time.

GVS’s opinion did not address the relative merits of the transaction as compared to any alternative transaction or business strategy that might exist for Pulmatrix, or the merits of the underlying decision by the Pulmatrix board or Pulmatrix to engage in or consummate the transaction. The financial and other terms of the transaction were determined pursuant to negotiations between the parties to the Merger Agreement and were not determined by or pursuant to any recommendation from GVS.

GVS’s analyses and opinion were necessarily based upon market, economic, and other conditions as they existed on, and could be evaluated as of, the date of the opinion. Accordingly, although subsequent developments could arise that would otherwise affect its opinion, GVS did not assume any obligation to update, review, or reaffirm its opinion to the Pulmatrix board or any other person or otherwise to comment on or consider events occurring or coming to GVS’s attention after the date of its opinion.

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In arriving at its opinion, GVS made such reviews, analyses, and inquiries as GVS deemed necessary and appropriate under the circumstances. Among other things, GVS:

●	Reviewed a draft copy, received by GVS on March 22, 2026, of the Merger Agreement.

●	Reviewed certain publicly available financial information and other data with respect to EOS that GVS deemed relevant.

●	Reviewed certain other information and data with respect to Eos made available to GVS by Pulmatrix, including historical financial statements for FY2024 and FY2025, and other internal financial information furnished to GVS by or on behalf of Eos.

●	Considered and compared the financial and operating performance of Eos with that of companies with publicly traded equity securities that GVS deemed relevant.

●	Considered the publicly available financial terms of certain transactions that GVS deemed relevant.

●	Discussed the business, operations, and prospects of Eos, and the proposed transaction with Pulmatrix’s management and certain of Pulmatrix’s representatives.

●	Conducted such other analyses and inquiries, and considered such other information and factors, as GVS deemed appropriate.

In arriving at its opinion, GVS, with the Pulmatrix board’s consent, relied upon and assumed, without independently verifying, the accuracy and completeness of all of the financial and other information that was supplied or otherwise made available to GVS or available from public sources, and GVS further relied upon the assurances of Pulmatrix’s and Eos’s management that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. GVS also relied upon, without independent verification, the assessments of the management of Pulmatrix as to Eos’s existing and future technology, products and services and the validity and marketability of, and risks associated with, such technology, products and services (including, without limitation, the development, testing and marketing of such technology, products and services; the receipt of all necessary governmental and other regulatory approvals for the development, testing and marketing thereof; and the life of all relevant patents and other intellectual and other property rights associated with such technology, products and services), and GVS assumed, at the Pulmatrix board’s direction, that there would be no developments with respect to any such matters that would adversely affect GVS’s analyses or opinion. GVS is not legal, tax, accounting, environmental or regulatory advisors, and GVS did not express any views or opinions as to any legal, tax, accounting, environmental or regulatory matters relating to Pulmatrix, Eos, the transaction or otherwise. GVS understood and assumed that Pulmatrix obtained or would obtain such advice as it deemed necessary or appropriate from qualified legal, tax, accounting, environmental, regulatory and other professionals.

GVS did not evaluate the solvency or creditworthiness of Pulmatrix, Eos or any other party to the transaction, or whether Pulmatrix, Eos or any other party to the transaction is paying or receiving reasonably equivalent value in the transaction under any applicable foreign, state, or federal laws relating to bankruptcy, insolvency, fraudulent transfer, or similar matters, nor did GVS evaluate, in any way, the ability of Pulmatrix, Eos or any other party to the transaction to pay its obligations when they come due. GVS did not physically inspect Pulmatrix’s or Eos’s properties or facilities and did not make or obtain any evaluations or appraisals of Pulmatrix’s or Eos’s assets or liabilities (including any contingent, derivative, or off-balance-sheet assets and liabilities). GVS did not attempt to confirm whether Pulmatrix or Eos had good title to their respective assets. GVS’s role in reviewing any information was limited solely to performing such reviews as it deemed necessary to support its own advice and analysis and was not on behalf of the Pulmatrix board, Pulmatrix, or any other party.

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GVS assumed, with the Pulmatrix board’s consent, that the transaction would be consummated in a manner that complies in all respects with applicable foreign, federal, state, and local laws, rules, and regulations and that, in the course of obtaining any regulatory or third party consents, approvals, or agreements in connection with the transaction, no delay, limitation, restriction, or condition would be imposed that would have an adverse effect on Pulmatrix, Eos or the transaction. GVS also assumed, with the Pulmatrix board’s consent, that the final executed form of the Merger Agreement would not differ in any material respect from the copy of such agreement that GVS reviewed and that the transaction would be consummated on the terms set forth in the Merger Agreement, without waiver, modification, or amendment of any term, condition, or agreement thereof material to GVS’s analyses or opinion. GVS also assumed that the representations and warranties of the parties to the Merger Agreement contained therein were true and correct and that each such party would perform all of the covenants and agreements to be performed by it under the Merger Agreement. GVS offered no opinion as to the contractual terms of the Merger Agreement or the likelihood that the conditions to the consummation of the Merger Agreement, set forth in the Merger Agreement, including, without limitation, any of the ancillary transactions, would be satisfied. GVS further assumed that for U.S. federal tax income purposes, the Merger Agreement would qualify as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

In connection with preparing its opinion, GVS performed a variety of financial analyses. The following is a summary of the material financial analyses performed by GVS in connection with the preparation of its opinion. It is not a complete description of all analyses underlying such opinion. The preparation of an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. As a consequence, neither GVS’s opinion nor the respective analyses underlying its opinion is readily susceptible to partial analysis or summary description. In arriving at its opinion, GVS assessed as a whole the results of all analyses undertaken by it with respect to the opinion. While it took into account the results of each analysis in reaching its overall conclusions, GVS did not make separate or quantifiable judgments regarding individual analyses and did not draw, in isolation, conclusions from or with regard to any individual analysis or factor. Therefore, GVS believes that the analyses underlying the opinion must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors underlying the opinion collectively, could create a misleading or incomplete view of the analyses performed by GVS in preparing the opinion.

The implied multiple ranges and implied value reference ranges indicated by GVS’s analyses are not necessarily indicative of actual values nor predictive of future results, which may be significantly more or less favorable than those suggested by such analyses. Much of the information used in, and accordingly the results of, GVS’s analyses are inherently subject to substantial uncertainty.

The following summary of the material financial analyses performed by GVS in connection with the preparation of its opinion includes information presented in tabular format. The tables alone do not constitute a complete description of these analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses GVS performed.

For purposes of its analyses, GVS reviewed a number of financial metrics, including the following:

Equity Value - generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and minority interests less the amount of cash on its balance sheet).

Unless the context indicates otherwise, (1) share prices for the selected companies used in the selected companies analysis described below were as of March 22, 2026, and (2) the relevant values for the selected transactions analysis described below were calculated on an equity value basis based on the offer price and number of shares outstanding as of the transaction date.

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Selected Transactions Analysis

GVS considered certain financial data and the financial terms of the following public transactions GVS deemed relevant for EOS. The financial data reviewed included the equity value (calculated based on the consideration to be paid in the relevant transaction) as of the date of public listing for the selected transactions were:

Date	Ticker	Name	IPO Valuation (in $ mn)
12-Feb-21	LGVN	Longeveron Inc.	$187.1
26-Sep-24	BIOA	BioAge Labs, Inc.	$615.1
9-Feb-24	TELO	Telomir Pharmaceuticals, Inc.	$207.3
24-Feb-22	FOXO	FOXO Technologies Inc.	$369.0

Source: CapIQ, PitchBook

GVS looked at the above transactions in the longevity segment within the biotechnology industry that are deemed to be relevant based on their business profiles and financial metrics, including product portfolios, end-markets, customers, size, growth and profitability, among others. GVS believes that the groups of companies listed above have business models similar to those of Eos but noted that none of these companies has the same management, composition, size, operations, financial profile or combination of businesses as Eos.

Based on the management discussion and internal analysis of various factors including intellectual property, product lifecycle stage, historical and current evidences with regards to product development, licenses and partnerships and current business plan, EOS’s equity value is estimated to range significantly lower to the average and median value from the set of comparable transactions. Based on this, and providing a 50% discount to the average and media range, the equity value for EOS is estimated between $144.1 million and $172.3 million.

Selected Benchmarking Analysis

GVS also considered the broader biotech market transactions (private placements and M&A deals) to corroborate the analysis above. With the help of the widely used databases (PitchBook and CapIQ), GVS looked at the average pre-money valuation of the available biotech deals per year for the period 2020-YTD2026 which are detailed below. These biotech transactions as a set are deemed to be relevant based on their business profiles and financial metrics, including product portfolios, end-markets, customers, size, growth and profitability, among others. Using the average and the median pre-money valuation for the set below, the equity value for Eos ranges between $144.0 million and $153.1 million.

All numbers in $mn

Year	Deal Count	Capital Invested Median	Pre-money Valuation Median	Post Valuation Median
YTD 2026 (March 22, 2026)	21	$32.7	$255.2	$271.2
2025	129	$12.5	$160.5	$198.2
2024	139	$25.0	$68.6	$190.0
2023	134	$15.7	$122.1	$181.5
2022	112	$24.1	$138.9	$271.9
2021	153	$33.0	$186.6	$282.3
2020	174	$23.1	$140.0	$270.4

Source: PitchBook

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Concluded Equity Value

Eos: Based on the above determined equity value ranges for Eos and averaging the low and high ranges under each valuation method, the equity value for Eos is estimated to range between $142.0 million and $162.7 million.

Relative Valuation Analysis

Gemini compared the above calculated equity value of Eos against the value of contribution by Pulmatrix’s shareholders to the Merger Agreement below.

As part of the Merger Agreement, Pulmatrix is offering approximately 94% of post transaction outstanding common stock to the stockholders of Eos while Pulmatrix shareholders will retain approximately 6% of the post transaction outstanding common stock.

Based on the above analyses, Gemini noted that, the implied contribution made by the holders of Pulmatrix common stock is lower than the aggregate value of the post-Closing equity position received by the holders of Pulmatrix common stock pursuant to the Merger Agreement.

Other Matters Relating to GVS’s Opinion

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, GVS did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Rather, GVS made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses.

The GVS Opinion was one of the many factors taken into consideration by Pulmatrix’s board of directors in making its determination to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of Pulmatrix’s board of directors with respect to the contribution made/consideration received for the shares of Pulmatrix Common Stock in the Merger Agreement or of whether Pulmatrix’s board of directors would have been willing to agree to different exchange ratio. The contribution made/consideration received for the shares of Pulmatrix Common Stock in the Merger Agreement was determined through arm’s- length negotiations between Pulmatrix and Eos and was approved by Pulmatrix’s board of directors. Neither GVS nor any of its affiliates recommended any specific exchange ratio to Pulmatrix or Pulmatrix’s board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger Agreement.

As part of its financial advisory business, GVS regularly is engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings, private placements and other purposes. GVS is a recognized advisory firm that has substantial experience in providing financial advice in connection with proposed mergers, acquisitions, sales of companies, businesses and other assets and other transactions.

During the two years preceding the date of the GVS Opinion, neither GVS nor its affiliates was engaged by, performed services for, or received any compensation from, Pulmatrix (other than the engagements and any amounts that were paid under the engagement letter described in this report) or Eos.

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The summary set forth above does not purport to be a complete description of all the analyses performed by Gemini. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. Gemini did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Gemini believes, and advised the Pulmatrix board of directors, that its analyses must be considered as a whole. Selecting portions of its analyses and the factors considered by it without considering all analyses and factors could create an incomplete view of the process underlying the Gemini Opinion. In performing its analyses, Gemini made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Pulmatrix and Eos. These analyses performed by Gemini are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of Pulmatrix, Eos, Gemini or any other person assumes responsibility if future results are materially different from those assumed. The analyses supplied by Gemini and the Gemini Opinion were among several factors taken into consideration by the Pulmatrix board of directors in making its decision to enter into the Merger Agreement and should not be considered as determinative of such a decision.

Gemini was selected by the Pulmatrix board of directors to render an opinion to the Pulmatrix board of directors because Gemini is a nationally recognized investment banking firm and as part of its investment banking business, Gemini is regularly engaged in the valuation of businesses and their securities in connection with mergers, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Gemini or certain of its affiliates, as well as investment funds in which Gemini or its affiliates may have financial interests, may acquire, hold or sell long or short positions, or trade or otherwise effect transactions in debt, equity, and other securities and financial instruments (including bank loans and other obligations) of, or investments in, Pulmatrix, Eos or any other party that may be involved in the Merger and/or their respective affiliates, and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date hereof, Gemini has not had a relationship with Pulmatrix or its affiliates and has not received any fees from Pulmatrix or any of its affiliates, except as described below. In the two years preceding the date hereof, Gemini has not had a relationship with Eos or any of its affiliates and has not received any fees from Eos or any of its affiliates. Gemini and its affiliates may in the future seek to provide investment banking or financial advisory services to Pulmatrix and Eos and/or their respective affiliates and expect to receive fees for the rendering of these services.

Pursuant to the Engagement Letter between Gemini and Pulmatrix, Gemini received a fee for the Gemini Opinion of $100,000. Additionally, Pulmatrix has agreed to reimburse Gemini for its out-of-pocket expenses and has agreed to indemnify Gemini against certain liabilities, including liabilities under the federal securities laws; provided that Gemini shall not be entitled to reimbursement of expenses in excess of $15,000 in the aggregate without the prior written consent of the Company. The terms of the fee arrangement with Gemini, which are customary in transactions of this nature, were negotiated at arm’s length between Pulmatrix and Gemini, and the Pulmatrix board of directors was aware of the arrangement.

Interests of Pulmatrix Directors and Executive Officers in the Merger

In considering the recommendation of the Pulmatrix board of directors with respect to issuing shares of Pulmatrix common stock in the Merger and the other matters to be acted upon by the Pulmatrix stockholders at the Pulmatrix Special Meeting, the Pulmatrix stockholders should be aware that Pulmatrix directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Pulmatrix stockholders generally. These interests may present Pulmatrix directors and executive officers with actual or potential conflicts of interest.

The Pulmatrix board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Pulmatrix stockholders approve the proposals to be presented to the Pulmatrix stockholders for consideration at the Pulmatrix Special Meeting as contemplated by this proxy statement/prospectus.

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Treatment of Pulmatrix Warrants

Under the Merger Agreement, each Pulmatrix warrant that is outstanding and unexercised immediately prior to the effective time of the Merger shall survive the consummation of the Merger and remain outstanding in accordance with its terms.

No current officer or director of Pulmatrix holds any Pulmatrix Warrants. No affiliate of any executive officer or director holds any Pulmatrix Warrants.

Treatment of Pulmatrix Options

Each outstanding option to acquire shares of Pulmatrix common stock that is outstanding and unexercised immediately prior to the Effective Time shall survive the Closing and remain outstanding in accordance with its terms.

Employment Agreements

Mr. Peter Ludlum entered into a retention letter agreement with Pulmatrix, dated as of July 15, 2024, and effective as of July 20, 2024 (the “Ludlum Retention Agreement”). Pursuant to the terms of the Ludlum Retention Agreement, Pulmatrix agreed to pay to Mr. Ludlum two bonuses to reflect his increased role with Pulmatrix. Pulmatrix paid Mr. Ludlum a lump sum $30,000 bonus in July 2024 and an additional $20,000 following the completion of Pulmatrix’s 2024 annual meeting of stockholders (the “Pulmatrix 2024 Annual Meeting”) held on December 18, 2024. Pursuant to this agreement, Mr. Ludlum must be providing services to Pulmatrix on the date of the Pulmatrix 2024 Annual Meeting (such date, the “Ludlum Retention Date” and each bonus, a “Ludlum Retention Bonus”). See the section titled “Pulmatrix Executive Compensation” beginning on page 125 of this proxy statement/prospectus for further information.

Indemnification and Insurance

Under the Merger Agreement, Pulmatrix directors and executive officers are entitled to continued indemnification, expense advancement and insurance coverage. For a discussion of the indemnification and insurance provisions related to the Pulmatrix directors and officers under the Merger Agreement, please see the section titled “The Merger Agreement-Indemnification and Insurance for Directors and Officers” beginning on page 113 of this proxy statement/prospectus.

Interests of Eos Directors and Executive Officers in the Merger

In considering the recommendation of the Eos board of directors with respect to approving the Merger, stockholders should be aware that Eos directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of Eos stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below.

The Eos board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Eos stockholders approve the Merger as contemplated by this proxy statement/prospectus.

Ownership Interests

As of June 30, 2026, Eos’s current non-employee directors and executive officers beneficially owned, in the aggregate, approximately 99.8% of the shares of Eos capital stock, which for purposes of this subsection excludes any Eos shares issuable upon exercise or settlement of Eos options or warrants held by such individual.

CEO RSUs

The Merger Agreement contemplates that Eos will, on or after the date of the Merger Agreement, grant restricted stock units or other equity-based awards with respect to up to the equivalent of 13,000,000 shares of common stock in the Combined Company to Eos’s Chief Executive Officer, an entity established by or otherwise controlled by him, or a person designated by him (the form of which is attached hereto as Annex I, the “CEO RSUs”). The CEO RSUs were awarded to RCM Eos RSU HOLDINGS, LLC, an entity established by Eos’s Chief Executive Officer, on July 7, 2026. Any CEO RSUs that are outstanding immediately prior to the Effective Time will be converted into and become equity-based awards with respect to shares of Pulmatrix common stock in accordance with the terms of the Merger Agreement. See “The Merger Agreement—Treatment of Eos CEO RSUs.”

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Eos Options

In connection with the Merger, each outstanding and unexercised option to purchase shares of Eos common stock will be converted into an option to purchase shares of Pulmatrix common stock, with necessary adjustments to reflect the Exchange Ratio.

The table below sets forth information regarding the vested Eos stock options held as of June 30, 2026, by each of Eos’s current executive officers. The number of shares of common stock underlying such options and the exercise price will be adjusted appropriately to reflect the Exchange Ratio.

Name	Number of Vested Options Held (#)		Weighted Average Exercise Price of Vested Options ($)	Number of Unvested Options Held (#)		Weighted Average Exercise Price of Unvested Options ($)
Executive Officers
Kevin Slawin	13,097	(1)	$0.01	382,123	(1)	$0.01

(1)	The listed vested and unvested options held include those options that were awarded to Rapha Capital Management, LLC, as described below.

In 2024, Rapha Capital Management, LLC (an entity for which Dr. Slawin serves as the sole Manager), received options to acquire 17,463 shares of Class A Common Stock of Eos at a strike price of $0.01, subject to time-based vesting over four years with a one-year cliff. In 2025, Rapha Capital Management, LLC received options to acquire 150,000 shares of Class A Common Stock of Eos at a strike price of $0.01, subject to milestone-based vesting (followed by time-based vesting following the completion of milestone) pursuant to the applicable award agreement. The foregoing option awards were granted pursuant to Eos’s 2024 Equity Incentive Plan (as amended). For further information on the award of options to Eos’s executive officers, see the section titled “Eos Executive Compensation.”

Investor Financing Warrants

In connection with the Merger, each warrant to acquire shares of Eos capital stock (each, an “Investor Financing Warrant”) that is outstanding and unexercised immediately prior to the Effective Time will be converted into and become a warrant to purchase shares of Pulmatrix common stock, with the number of underlying shares and the exercise price adjusted to reflect the Exchange Ratio in accordance with the terms of the Merger Agreement. The terms, exercisability, and other provisions of each warrant will otherwise remain unchanged following the Merger.

As of June 30, 2026, Investor Financing Warrants to acquire approximately 8,824 shares of Class A Common Stock of Eos were outstanding. Eos expects that Investor Financing Warrants will be issued in connection with the Series A Preferred Financing prior to the closing of the Merger. Any Investor Financing Warrants outstanding immediately prior to the Effective Time will be assumed by Pulmatrix and adjusted as described above. For a more detailed description of the treatment of the Investor Financing Warrants, see “The Merger Agreement—Treatment of Investor Financing Warrants.”

Limitations of Liability, Indemnification and Insurance

The Eos Certificate of Incorporation (as amended by that certain Amended and Restated Certificate of Incorporation, dated as of April 29, 2026, the “Eos Charter”) and Eos bylaws (the “Eos Bylaws”) contain indemnification obligations pursuant to which Eos directors and executive officers are indemnified for reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of Eos. Eos believes that the Eos Charter provisions and Eos Bylaws provisions are necessary to attract and retain qualified persons as directors and officers.

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For a discussion of the indemnification and insurance provisions related to the Eos directors and officers under the Merger Agreement, please see the section titled “The Merger Agreement-Indemnification and Insurance for Directors and Officers” beginning on page 113 of this proxy statement/prospectus.

Form of the Merger

Subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into Eos, with Eos continuing as a wholly owned subsidiary of Pulmatrix and the surviving corporation of the Merger.

Merger Consideration and Adjustment

At the Effective Time:

(i)	each then-outstanding share of Eos common stock or preferred stock (collectively, the “Eos capital stock”) will be converted into the right to receive a number of shares of Pulmatrix common stock calculated in accordance with the Merger Agreement and based on the Exchange Ratio;

(ii)	each instrument, note or other security that shall automatically convert into or be exchangeable for Eos capital stock or any borrowing of money or incurrence of indebtedness for borrowed money by Eos, including any loan, credit facility, promissory note, or similar arrangement, to the extent such indebtedness shall automatically convert into or be exchangeable for Eos capital stock (collectively, the “Eos Convertible Notes”) that is outstanding and unconverted as of immediately prior to the Effective Time shall be converted solely into the right to receive a number of shares of Pulmatrix common stock equal to (x) the number of Eos capital stock that the holder of such Eos Convertible Note would have been entitled to had the Eos Convertible Note converted into Eos Capital Stock prior to the Effective Time, multiplied by (y) the Exchange Ratio;

(iii)	each warrant to acquire shares of Eos capital stock (the “Investor Financing Warrants”), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time, will be converted into and become a warrant to purchase Pulmatrix common stock and may be exercised for such number of shares of Pulmatrix common stock calculated in accordance with the terms of the Merger Agreement;

(iv)	except for the CEO RSUs (as defined below), each option or other right to purchase Eos capital stock, whether vested or unvested, that is outstanding immediately prior to the Effective Time (the “Eos Options”), shall be converted into an option to purchase shares of Pulmatrix common stock, and may be exercised for such number of shares of Pulmatrix common stock calculated in accordance with the terms of the Merger Agreement; and

(v)	the restricted stock units with respect to up to the equivalent of 13,000,000 shares of Pulmatrix common stock in the Combined Company that Eos issued to RCM Eos RSU HOLDINGS, LLC on July 7, 2026, an entity that was established by the Chief Executive Officer of Eos (the form of which is attached hereto as Annex I, the “CEO RSUs”), whether vested or unvested, that are outstanding immediately prior to the Effective Time, will be converted into and become the restricted stock units with respect to Pulmatrix common stock and may be converted into such number of shares of Pulmatrix common stock calculated in accordance with the terms of the Merger Agreement.

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No fractional shares of Pulmatrix common stock and no certificates or scrip for any such fractional shares shall be issued. Each holder of shares of Eos capital stock who would otherwise have been entitled to receive a fraction of a share of Pulmatrix common stock (after aggregating all fractional shares of Pulmatrix common stock issuable to such holder) shall receive from Pulmatrix, in lieu of such fractional share and upon surrender by such holder of a letter of transmittal in accordance with the Merger Agreement and any accompanying documents as required therein: (i) one share of Pulmatrix common stock if the aggregate amount of fractional shares of Pulmatrix common stock such holder of Eos common stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Pulmatrix common stock if the aggregate amount of fractional shares of Pulmatrix common stock such holder of Eos capital stock would otherwise be entitled to is less than 0.50, with no cash being paid for any fractional share eliminated by such rounding.

Procedures for Exchanging Eos Stock Certificates

On or prior to the Closing Date, Pulmatrix will select an exchange agent and, immediately prior to the Effective Time, Pulmatrix will deposit with the exchange agent evidence of book-entry shares representing the shares of Pulmatrix common stock issuable pursuant to the terms of the Merger Agreement in exchange for shares of Eos common stock (excluding shares to be cancelled pursuant to the Merger Agreement and excluding dissenting shares) calculated in accordance with the Merger Agreement.

As soon as reasonably practicable after the Effective Time, Pulmatrix and Eos shall cause the exchange agent to mail to each record holder of Eos capital stock (excluding shares to be cancelled pursuant to the Merger Agreement and excluding dissenting shares) (i) a letter of transmittal and (ii) instructions for surrendering the record holder’s stock certificates and identifying the record holder’s book-entry shares in exchange for the Merger consideration. Upon delivery to the exchange agent of a duly executed letter of transmittal in accordance with the exchange agent’s instructions, the surrender of the record holder’s stock certificates and identification of book-entry shares, if applicable, and delivery to the exchange agent of such other documents as may be reasonably required by the exchange agent, the record holder of such stock certificates or book-entry shares, as applicable, will be entitled to receive in exchange therefor book-entry shares representing the number of whole shares of Pulmatrix common stock issuable to such holder pursuant to the Merger Agreement and any dividends or other distributions payable pursuant to the Merger Agreement. The surrendered certificates representing shares of Eos common stock or Eos preferred stock will be canceled.

After the Effective Time, each certificate or book-entry share representing Eos common stock or Eos preferred stock that has not been surrendered will represent only the right to receive the Merger consideration payable in respect thereof pursuant to the Merger Agreement. No dividends or distributions declared or made with respect to Pulmatrix capital stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered stock certificate representing Eos capital stock with respect to the shares of Pulmatrix common stock that such holder has the right to receive in the Merger until such holder surrenders such stock certificate or uncertificated shares or provides an affidavit of loss or destruction in lieu thereof.

HOLDERS OF EOS COMMON STOCK OR EOS PREFERRED STOCK SHOULD NOT SEND IN THEIR EOS STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT WITH INSTRUCTIONS FOR THE SURRENDER OF EOS STOCK CERTIFICATES.

Effective Time of the Merger

The Merger Agreement requires the parties to consummate the Merger as promptly as practicable (and in any event within two business days) after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the Eos stockholders and the approval by the Pulmatrix stockholders of the issuance of Pulmatrix common stock and the other transactions proposed under the Merger Agreement, other than those conditions that by their nature are to be satisfied at the Closing. The Merger will become effective upon the filing of a certificate of Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware or at such later time as is agreed by Pulmatrix and Eos and specified in the Certificate of Merger. Neither Pulmatrix nor Eos can predict the exact timing of the consummation of the Merger.

Regulatory Approvals

In the United States, Pulmatrix must comply with applicable federal and state securities laws and the rules and regulations of Nasdaq in connection with the issuance of shares of Pulmatrix common stock, to Eos stockholders in connection with the transactions contemplated by the Merger Agreement and the filing of this proxy statement/prospectus with the SEC. Pulmatrix and Eos do not intend to seek any regulatory approval from antitrust authorities to consummate the transactions.

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U.S. Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations (i) to U.S. Holders (as defined below) of Eos common stock or Eos preferred stock (collectively, “Eos stock”) of the Merger, (ii) to U.S. Holders of Pulmatrix common stock and reverse stock split. The discussion does not purport to be a complete analysis of all potential tax considerations. The considerations of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws, are not discussed. This discussion is based on the Internal Revenue Code of 1986 (the “Code”), Treasury Regulations promulgated under the Code, judicial decisions and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder. Neither Eos nor Pulmatrix has sought or will seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax considerations of the Merger or reverse stock split.

This discussion is limited to a U.S. Holder that holds Eos stock or Pulmatrix common stock, as applicable, as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax considerations relevant to a U.S. Holder’s particular circumstances, including, without limitation. the effect of the Medicare contribution tax on net investment income, the alternative minimum tax, or the special tax accounting rules under Section 451(b) of the Code. In addition, it does not address considerations relevant to U.S. Holders subject to special rules, such as:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	U.S. Holders whose functional currency is not the U.S. dollar;

●	persons holding Eos stock or Pulmatrix common stock, as applicable, as part of a hedge, straddle or other risk-reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies and other financial institutions;

●	real estate investment trusts or regulated investment companies;

●	brokers, dealers or traders in securities or other persons that elect to use a mark-to-market method of accounting for their holdings in Eos stock or Pulmatrix common stock, as applicable;

●	partnerships or other entities or arrangements classified as partnerships, passthroughs, or disregarded entities for U.S. federal income tax purposes (and investors therein), S corporations or other passthrough entities (including hybrid entities);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell Eos stock or Pulmatrix common stock, as applicable, under the constructive sale provisions of the Code;

●	persons who hold or receive Eos stock or Pulmatrix common stock, as applicable, pursuant to the exercise of any employee stock option or otherwise as compensation;

●	tax-qualified retirement plans; and

●	persons that own, or have owned, actually or constructively, more than 5% of Eos stock or Pulmatrix stock, as applicable.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds Eos stock or Pulmatrix common stock, as applicable, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, a partnership holding Eos stock or Pulmatrix common stock, as applicable, and each partner in such partnership is urged to consult its tax advisor regarding the U.S. federal income tax considerations to it of the Merger and reverse stock split.

For purpose of this discussion, a “U.S. Holder” is any beneficial owner of Eos stock or Pulmatrix common stock, as applicable, that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that: (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code); or (ii) has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

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This discussion is for informational purposes only and is not tax advice. Each prospective investor is urged to consult its tax advisor with respect to the application of the U.S. federal income tax laws to its particular situation as well as any tax considerations of the Merger and reverse stock split arising under U.S. federal estate or gift tax laws, the laws of any state, local or non-U.S. taxing jurisdiction or any applicable income tax treaty.

The Merger

Each of Eos and Pulmatrix intends that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies, a U.S. Holder will not recognize gain or loss upon the exchange of its Eos stock for Pulmatrix common stock. A U.S. Holder will have the same aggregate basis in its Pulmatrix common stock after the Merger as such U.S. Holder had in the corresponding Eos stock immediately prior to the Merger. A U.S. Holder’s holding period in the Pulmatrix common stock immediately following the Merger will include such U.S. Holder’s holding period in the corresponding Eos stock immediately prior to the Merger. If a U.S. Holder holds different blocks of Eos stock (generally, Eos stock acquired on different dates or at different prices), such U.S. Holder is urged to consult its tax advisor with respect to the determination of the tax bases and/or holding periods of the shares of Pulmatrix common stock received in the Merger.

Each U.S. Holder is urged to consult its tax advisor regarding the U.S. federal income tax considerations of the Merger in light of its personal circumstances and the considerations to them under state, local and non-U.S. tax laws and other federal tax laws.

Information Reporting

Each U.S. Holder who receives Pulmatrix common stock in the Merger is required to retain permanent records pertaining to the Merger and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property, and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Each U.S. Holder who owned immediately before the Merger at least one percent (by vote or value) of the total outstanding stock of Eos is required to attach a statement to its tax return for the year in which the Merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in such U.S. Holder’s Eos stock surrendered in the Merger, the fair market value of such Eos stock, the date of the Merger, and the name and employer identification number of each of Eos and Pulmatrix. Each U.S. Holder is urged to consult with its tax advisor to comply with these rules.

The Reverse Stock Split

The reverse stock split is intended to qualify as a “recapitalization” for U.S. federal income tax purposes pursuant to Section 368(a)(1)(E) of the Code. As a result, a U.S. Holder generally should not recognize gain or loss upon the proposed reverse stock split, except with respect to cash received in lieu of a fractional share of Pulmatrix common stock, as discussed below. A U.S. Holder’s aggregate adjusted tax basis in the shares of Pulmatrix common stock received pursuant to the proposed reverse stock split should equal the aggregate adjusted tax basis of the shares of the Pulmatrix common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of Pulmatrix common stock), and such U.S. Holder’s holding period in the shares of Pulmatrix common stock received should include the holding period in the shares of Pulmatrix common stock surrendered. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of Pulmatrix common stock surrendered to the shares of Pulmatrix common stock received in a recapitalization pursuant to the proposed reverse stock split. Each U.S. Holder of shares of Pulmatrix common stock acquired on different dates and at different prices is urged to consult its tax advisor regarding the allocation of the tax basis and holding period of such shares.

Cash in Lieu of Fractional Shares

A U.S. Holder that receives cash in lieu of a fractional share of Pulmatrix common stock pursuant to the proposed reverse stock split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Holder’s tax basis in the shares of Pulmatrix common stock surrendered that is allocated to such fractional share of Pulmatrix common stock. Such capital gain or loss should be long-term capital gain or loss if the U.S. Holder’s holding period for Pulmatrix common stock surrendered exceeded one year at the effective time of the reverse stock split.

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Tax Reporting

Assuming the reverse stock split qualifies as a recapitalization within the meaning of Section 368(a) of the Code, each U.S. Holder who receives shares of Pulmatrix common stock in the reverse stock split is required to retain permanent records pertaining to the reverse stock split and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of all transferred property and relevant facts regarding any liabilities assumed or extinguished as part of such reorganization. Each U.S. Holder who owned at least five percent (by vote or value) of the total outstanding stock of Pulmatrix or who owned securities in Pulmatrix with a basis of $1,000,000 or more are required to attach a statement to their tax returns for the year in which the reverse stock split is consummated that contains the information listed in Treasury Regulations Section 1.368-3(b). Such statement must include the U.S. Holder’s tax basis in the holder’s Pulmatrix common stock and the fair market value of such stock. Each U.S. Holder is urged to consult with its tax advisor to comply with these rules.

This discussion of U.S. federal income tax considerations is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Determining the actual tax considerations of the Merger or the reverse stock split to a U.S. Holder may be complex and will depend on such U.S. Holder’s specific situation and on factors that are not within Pulmatrix’s or Eos’s knowledge or control. Each prospective investor is urged to consult its tax advisor with respect to the application of U.S. federal income tax laws to its specific situation as well as any tax considerations arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S. or other taxing jurisdiction.

Nasdaq Stock Market Listing

Shares of Pulmatrix common stock are currently listed on Nasdaq under the symbol “PULM.” Pulmatrix has agreed to use commercially reasonable efforts to (a) maintain its listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq; (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Pulmatrix common stock to be issued in connection with the Merger and transactions contemplated thereunder, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) prepare and timely submit to Nasdaq a notification form for the proposed reverse stock split (if required) and to submit a copy of the certificate of amendment to the Pulmatrix Charter effecting the proposed reverse stock split, certified by the Secretary of State of the State of Delaware, to Nasdaq on the Closing Date; and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist Eos in preparing and filing an initial listing application for the Pulmatrix common stock issued to Eos stockholders (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time.

In addition, under the Merger Agreement, each of Pulmatrix’s and Eos’s obligation to complete the Merger is subject to the satisfaction or waiver by each of the parties, at or prior to the Closing, of various conditions, including that the Nasdaq Listing Application shall have been approved.

If the Nasdaq Listing Application is approved, Pulmatrix anticipates that the Combined Company common stock will be listed on Nasdaq following the Closing under the trading symbol “EOSX.” In order for the Nasdaq Listing Application to be accepted, among other requirements, the Combined Company must maintain a bid price of $4.00 or higher for a certain period of time following the proposed reverse stock split.

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Anticipated Accounting Treatment

The Merger is expected be accounted for as a reverse asset acquisition in accordance with U.S. GAAP. Under this method of accounting, Eos is considered to be the accounting acquirer for financial reporting purposes since immediately following the Merger: (i) Eos’s equity holders will own a substantial majority of the voting rights in the Combined Company; (ii) Eos’s largest stockholder will retain the largest interest in the Combined Company; (iii) Eos will designate all but one of the initial members of the Combined Company’s board of directors; and (iv) Eos’s executive management team will become the management of the Combined Company.

Management expects that this transaction will be accounted for as a reverse asset acquisition because Pulmatrix is not expected to meet the definition of a business under ASC 805 as of Closing, but it does represent a group of assets. Accordingly, the Merger is expected to be treated for accounting purposes as the equivalent of Eos issuing stock to acquire the net assets of Pulmatrix. The net assets of Pulmatrix will be allocated a portion of the purchase price and recorded based on their relative fair values at the time of Closing. Upon completion of the Merger, as a result of Eos being treated as the accounting acquirer, Eos’s assets and liabilities will be recorded at their pre-combination carrying amounts and the historical financial statements of Eos will become the historical consolidated financial statements of Pulmatrix. Please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 211 of this proxy statement/prospectus for additional information.

Appraisal Rights and Dissenters’ Rights

Under the DGCL, Pulmatrix stockholders are not entitled to appraisal rights in connection with the Merger. Eos stockholders are entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL.

The discussion below is not a complete summary regarding Eos stockholders’ appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached as Annex G in this proxy statement/prospectus. Stockholders intending to exercise appraisal rights should carefully review Annex G. Failure to follow precisely any of the statutory procedures set forth in Annex G may result in a termination or waiver of these rights. This summary does not constitute legal or other advice, nor does it constitute a recommendation that Eos stockholders exercise their appraisal rights under Delaware law.

Under Section 262 of the DGCL, where a Merger is adopted by stockholders by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the DGCL, either the constituent corporation before the effective date of such Merger or the surviving corporation, within ten days after the effective date of such Merger, must notify each stockholder of the constituent corporation entitled to appraisal rights of the approval of such Merger, the effective date of such Merger and that appraisal rights are available.

If the Merger is completed, within ten days after the effective date of the Merger, Eos will notify its stockholders that the Merger has been approved, the effective date of the Merger and that appraisal rights are available to any stockholder who has not approved the Merger. Holders of shares of Eos capital stock who desire to exercise their appraisal rights must deliver a written demand for appraisal to Eos within 20 days after the date of mailing of that notice, and that stockholder must not have delivered a written consent approving the Merger. A demand for appraisal must reasonably inform Eos of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of the shares of Eos capital stock held by such stockholder. Failure to deliver a written consent approving the Merger will not in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. All demands for appraisal should be addressed to c/o Eos SENOLYTIX, Inc., K2 BioLabs, 2710 Reed Road, Suite 160, Houston, TX 77051, and should be executed by, or on behalf of, the record holder of shares of Eos capital stock.

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THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. The Merger Agreement has been attached to this proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide any other factual information about Pulmatrix, Eos, or Merger Sub. The following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. You should refer to the full text of the Merger Agreement for details of the Merger and the terms and conditions of the Merger Agreement.

The Merger Agreement contains representations and warranties that Pulmatrix and Merger Sub, on the one hand, and Eos, on the other hand, have made to one another as of specific dates. These representations and warranties have been made for the benefit of the other parties to the Merger Agreement and may be intended not as statements of fact but rather as a way of allocating the risk to one of the parties if those statements prove to be incorrect. In addition, the assertions embodied in the representations and warranties are qualified by information in confidential disclosure letters exchanged by the parties in connection with signing the Merger Agreement. While Pulmatrix and Eos do not believe that these disclosure letters contain information required to be publicly disclosed under the applicable securities laws, other than information that has already been so disclosed, the disclosure letters do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached Merger Agreement. Accordingly, you should not rely on the representations and warranties as current characterizations of factual information about Pulmatrix or Eos, because they were made as of specific dates, may be intended merely as a risk allocation mechanism between Pulmatrix, Merger Sub, and Eos and are modified by the disclosure letters.

Structure

Subject to the terms and conditions of the Merger Agreement, and in accordance with Delaware law, at the Closing, Merger Sub, a wholly owned subsidiary of Pulmatrix formed by Pulmatrix in connection with the Merger, will merge with and into Eos, with Eos surviving as a wholly owned subsidiary of Pulmatrix.

Completion and Effectiveness of the Merger

The Merger Agreement requires the parties to consummate the Merger as promptly as practicable (and in any event within two business days) after all of the conditions to the consummation of the Merger contained in the Merger Agreement are satisfied or waived, including the adoption of the Merger Agreement by the Eos stockholders and the approval by the Pulmatrix stockholders of the issuance of Pulmatrix common stock and the other transactions proposed under the Merger Agreement, other than those conditions that by their nature are to be satisfied at the Closing. The Merger will become effective upon the filing of certificate of merger with the Secretary of State of the State of Delaware or at such later time as is agreed by Pulmatrix and Eos and specified in the certificate of merger. Neither Pulmatrix nor Eos can predict the exact timing of the consummation of the Merger.

Merger Consideration

At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, each then-outstanding share of Eos common stock (excluding shares to be cancelled pursuant to the Merger Agreement and excluding dissenting shares) will be automatically converted solely into the right to receive a number of shares of Pulmatrix common stock equal to the Exchange Ratio (described in more detail below) and each Eos Convertible Note then-outstanding and unconverted will be automatically converted solely into the right to receive a number of shares of Pulmatrix common stock equal to (i) the number of Eos Capital Stock that the holder of such Eos Convertible Note would have been entitled to had the Eos Convertible Note converted into Eos Capital Stock prior to the Effective Time, multiplied by (ii) the Exchange Ratio, in accordance with the terms of the Merger Agreement.

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No fractional shares of Pulmatrix common stock will be issued in connection with the Merger, and no certificates or scrip for any such fractional shares will be issued. Any holder of Eos capital stock who would otherwise be entitled to receive a fraction of a share of Pulmatrix common stock (after aggregating all fractional shares of Pulmatrix common stock issuable to such holder) shall receive from Pulmatrix, in lieu of such fractional share and upon surrender by such holder of a letter of transmittal in accordance with the Merger Agreement and any accompanying documents as required in such letter of transmittal: (i) one share of Pulmatrix common stock if the aggregate amount of fractional shares of Pulmatrix common stock such holder of Eos capital stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Pulmatrix common stock if the aggregate amount of fractional shares of Pulmatrix common stock such holder of Eos capital stock would otherwise be entitled to is less than 0.50, with no cash being paid for any fractional share eliminated by such rounding.

Exchange Ratio

The Exchange Ratio is calculated using a formula intended to allocate existing Pulmatrix and Eos securityholders a percentage of the Combined Company. Based on Pulmatrix’s and Eos’s capitalization as of March 26, 2026, the Exchange Ratio was estimated to be equal to approximately 8.64 shares of Pulmatrix common stock for each share of Eos common stock.

Based on the estimates set forth above, immediately following the completion of the Merger, Pulmatrix securityholders would own approximately 6% of the Combined Company capital stock on a fully-diluted basis, and Eos securityholders, including investors participating in the financings and holders of shares issued in payment of placement agent and M&A advisory fees would own approximately 94% of the Combined Company capital stock on a fully-diluted basis.

The Exchange Ratio formula is the quotient obtained (rounded to four decimal places) by dividing the Eos Merger Shares by the Eos Outstanding Shares, in which:

●	“Eos Merger Shares” means the product determined by multiplying (i) the Post-Closing Pulmatrix Shares by (ii) the Eos Allocation Percentage, in which:

○	“Eos Allocation Percentage” means 93.8144%;

○	“Eos Outstanding Shares” means, without duplication, and expressly excluding the CEO RSUs, the total number of shares of Eos capital stock outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted-to-Eos common stock basis assuming, without limitation or duplication the exercise of all Eos options, Investor Financing Warrants or other rights or commitments to receive shares of Eos common stock or Eos preferred stock (or securities convertible or exercisable into shares of Eos common stock or Eos preferred stock), whether conditional or unconditional, that are outstanding as of immediately prior to the Effective Time;

○	“Pulmatrix Allocation Percentage” means 6.1856%;

○	“Pulmatrix Outstanding Shares” means, without duplication, (including, without limitation, the effects of the Nasdaq Reverse Split, if completed) (a) the total number of shares of Pulmatrix common stock outstanding immediately prior to the Effective Time plus (b) the underlying shares of Pulmatrix common stock in respect of all Parent Options and Parent Warrants that are outstanding immediately prior to the Effective Time. Parent Outstanding Shares shall not include the total number of shares of Parent Common Stock underlying Series B Convertible Preferred Stock, including any Series B Convertible Preferred Stock issued to Palladium Capital as the placement agent, or any shares issuable to Palladium Capital pursuant to that certain M&A Advisory Agreement, dated as of March 2, 2026, by and between PALLADIUM CAPITAL GROUP, LLC and Parent; and

○	“Post-Closing Pulmatrix Shares” mean the quotient determined by dividing (i) the Pulmatrix Outstanding Shares by (ii) the Pulmatrix Allocation Percentage.

Treatment of Eos Capital Stock

At the Effective Time, upon the terms and subject to the conditions set forth in the Merger Agreement, each then-outstanding share of Eos Capital Stock will be converted into the right to receive a number of shares of Pulmatrix common stock calculated in accordance with the Merger Agreement.

Upon entering into the Merger Agreement, approximately 4.0 million shares of Pulmatrix securities were outstanding, including approximately 3.7 million shares of common stock and approximately 0.3 million shares underlying outstanding options and warrants. Immediately after the Merger, based solely on the estimated Exchange Ratio as described in this proxy statement/prospectus, Pulmatrix securityholders as of immediately prior to the Merger are expected to own approximately 6% of the Combined Company on a fully-diluted basis, excluding the CEO RSUs, with the remaining 94% expected to be owned by Eos securityholders, including the shares issued related to merger fees and shares issued or related to Pulmatrix Series B Preferred Stock.

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Treatment of Eos Options

Under the terms of the Merger Agreement, each option to purchase shares of Eos common stock that is outstanding and unexercised immediately prior to the Effective Time, whether or not vested, will be assumed and converted into an option to purchase shares of Pulmatrix common stock.

Accordingly, from and after the Effective Time: (i) each outstanding Eos stock option assumed by Pulmatrix may be exercised solely for shares of Pulmatrix common stock; (ii) the number of shares of Pulmatrix common stock subject to each outstanding Eos stock option assumed by Pulmatrix will be determined by multiplying (A) the number of shares of Eos common stock that were subject to such Eos stock option assumed by Pulmatrix, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Pulmatrix common stock; and (iii) the per share exercise price of each Eos stock option assumed by Pulmatrix will be determined by dividing (A) the per share exercise price of such Eos stock option, as in effect immediately prior to the Effective Time, by (B) the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent. Each Eos stock option assumed by Pulmatrix will otherwise continue in full force and effect and the term, exercisability, vesting schedule, acceleration rights and other terms and conditions of such Pulmatrix stock option will otherwise remain unchanged.

To the extent provided under the terms of an Eos stock option assumed by Pulmatrix in accordance with the terms of the Merger Agreement, such Eos stock option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to shares of Eos common stock subsequent to the Effective Time. Following the completion of the Merger, the Combined Company board of directors or a committee thereof will succeed to the authority and responsibility of the Eos board of directors or any committee thereof with respect to each Eos stock option assumed by Pulmatrix in accordance with the terms of the Merger Agreement.

Treatment of Investor Financing Warrants

At the Effective Time, each Investor Financing Warrant, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time, will be converted into and become a warrant to purchase Pulmatrix common stock (each, an “Assumed Warrant”), and Pulmatrix shall assume the terms of the Investor Financing Warrant by which such Investor Financing Warrant is evidenced (but with changes to such documents as Pulmatrix and Eos mutually agree are appropriate to reflect the substitution of the Investor Financing Warrant by Pulmatrix to purchase shares of Pulmatrix common stock). All rights with respect to Eos Common Stock under the Investor Financing Warrant assumed by Pulmatrix will thereupon be converted into rights with respect to Pulmatrix common stock.

Accordingly, from and after the Effective Time: (i) each Investor Financing Warrant assumed by Pulmatrix may be exercised solely for shares of Pulmatrix common stock; (ii) the number of shares of Pulmatrix common stock subject to each Investor Financing Warrant assumed by Pulmatrix will be determined by multiplying (x) the number of shares of Eos common stock that were subject to such Investor Financing Warrant, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Pulmatrix common stock; (iii) the per share exercise price for the Pulmatrix common stock issuable upon exercise of each Investor Financing Warrant assumed by Pulmatrix will be determined by dividing (x) the per share exercise price of Eos common stock subject to such Investor Financing Warrant, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest thousandth of a cent; and (iv) any restriction on the exercise of any Investor Financing Warrant assumed by Parent will continue in full force and effect, and the term, exercisability, method of exercise, vesting schedule, and other provisions of such Investor Financing Warrant will otherwise remain unchanged; provided, however, that to the extent provided under the terms of an Investor Financing Warrant assumed by Pulmatrix in accordance with the Merger Agreement will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Pulmatrix common stock subsequent to the Effective Time.

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Treatment of Eos CEO RSUs

At the Effective Time, restricted stock units with respect to up to the equivalent of 13,000,000 shares of common stock in the Combined Company that Eos issued to RCM Eos RSU HOLDINGS, LLC on July 7, 2026, an entity that was established by the Chief Executive Officer of Eos (the form of which is attached hereto as Annex I, the “CEO RSUs”),, pursuant to an award agreement which shall not exceed 13,000,000 shares of common stock of the Combined Company, which shall vest in equal installments after the completion of each of the following milestones: (a) conduct a pre-Ind meeting with the U.S. Food and Drug Administration or the occurrence of the following milestone without such a meeting, (b) filing of an Investigational New Drug application with the U.S. Food and Drug Administration, (c) acceptance of such application by the FDA, and (d) enrollment of the first patient with Sarcopenia or Sarcopenic obesity into a Phase 1b/2a clinical trial, whether vested or unvested, that are outstanding immediately prior to the Effective Time, will be converted into and become restricted stock units with respect to Pulmatrix common stock (the “Assumed CEO RSUs”), and Pulmatrix shall assume the terms of the CEO RSUs by which such CEO RSUs is evidenced by the form of CEO RSUs attached hereto as Annex I, which was consented to by Pulmatrix on July 2, 2026. All rights with respect to Eos common stock under the CEO RSUs assumed by Pulmatrix will thereupon be converted into rights with respect to Pulmatrix common stock. The shares of common stock underlying the CEO RSUs may only be delivered to the grantee or a personal representative thereof during calendar year 2029.

Accordingly, from and after the Effective Time: (i) the number of shares of Pulmatrix common stock subject to each CEO RSUs assumed by Pulmatrix will be determined by multiplying (x) the number of shares of Eos common stock that were subject to such CEO RSUs, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Pulmatrix common stock; and (ii) any restriction on the exercise (if applicable) of any CEO RSUs assumed by Pulmatrix will continue in full force and effect, and the term, exercisability, method of exercise, vesting schedule, and other provisions of such CEO RSUs will otherwise remain unchanged; provided, however, that to the extent provided under the terms of a CEO RSUs assumed by Pulmatrix in accordance with the terms of the Merger Agreement, such Assumed CEO RSUs will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Pulmatrix common stock subsequent to the Effective Time.

Treatment of Eos Convertible Notes

Each Eos Convertible Note that is outstanding and unconverted as of immediately prior to the Effective Time shall be converted solely into the right to receive a number of shares of Pulmatrix common stock equal to (x) the number of Eos capital stock that the holder of such Eos Convertible Note would have been entitled to had the Eos Convertible Note converted into Eos capital stock prior to the Effective Time, multiplied by (y) the Exchange Ratio.

Treatment of Pulmatrix Common Stock

Except as contemplated by the proposed increase in the number of authorized shares of Pulmatrix common stock described in Proposal No. 3 of this proxy statement/prospectus and the proposed reverse stock split of issued and outstanding Pulmatrix common stock described in Proposal No. 2 of this proxy statement/prospectus, Pulmatrix common stock will remain unaffected by the Merger.

Treatment of Pulmatrix Warrants

Under the terms of the Merger Agreement, each warrant to acquire shares of Pulmatrix common stock that is outstanding and unexercised immediately prior to the Effective Time shall survive the Closing and remain outstanding in accordance with its terms.

Treatment of Pulmatrix Options

Each outstanding option to acquire shares of Pulmatrix common stock that is outstanding and unexercised immediately prior to the Effective Time shall survive the Closing and remain outstanding in accordance with its terms.

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Procedures for Exchanging Eos Stock Certificates

On or prior to the Closing Date, Pulmatrix and Eos will jointly select an exchange agent and, at the Effective Time, Pulmatrix will deposit with the exchange agent evidence of book-entry shares representing the shares of Pulmatrix common stock issuable pursuant to the terms of the Merger Agreement in exchange for shares of Eos common stock or Eos preferred stock.

Promptly after the Effective Time, the exchange agent will mail to each record holder of Eos common stock or Eos preferred stock (i) a letter of transmittal and (ii) instructions for surrendering the record holder’s stock certificates in exchange for the Merger consideration. Upon delivery to the exchange agent of a duly executed letter of transmittal in accordance with the exchange agent’s instructions and the declaration for tax withholding purposes, the surrender of the record holder’s stock certificates, if applicable, and delivery to the exchange agent of such other documents as may be reasonably required by the exchange agent or Pulmatrix, the record holder of such stock certificates or book-entry shares, as applicable, will be entitled to receive in exchange therefor book-entry shares representing the number of whole shares of Pulmatrix common stock issuable to such holder pursuant to the Merger Agreement. The surrendered certificates representing shares of Eos common stock or Eos preferred stock will be canceled.

After the Effective Time, each certificate representing Eos common stock or Eos preferred stock that has not been surrendered will represent only the right to receive shares of Pulmatrix common stock issuable pursuant to the Merger Agreement to which the holder of any such certificate is entitled. No dividends or distributions declared or made with respect to Pulmatrix capital stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered stock certificate representing Eos capital stock with respect to the shares of Pulmatrix common stock that such holder has the right to receive in the Merger until such holder surrenders such stock certificate or uncertificated shares or provides an affidavit of loss or destruction in lieu thereof.

HOLDERS OF EOS COMMON STOCK OR EOS PREFERRED STOCK SHOULD NOT SEND IN THEIR EOS STOCK CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT WITH INSTRUCTIONS FOR THE SURRENDER OF EOS STOCK CERTIFICATES.

Directors and Officers of Pulmatrix Following the Merger

Pursuant to the Merger Agreement, each of the directors and officers of Pulmatrix who are not to continue as officers or directors of Pulmatrix will resign effective as of the Effective Time and the Combined Company board of directors will thereafter consist of a total of six directors, five of which shall be designated by Eos and one of which shall be designated by Pulmatrix and agreed to by Eos. Eos has designated Kevin Slawin, Jerold Winograd, Frank McGuyer, Ralph Mack, and will designate three others to serve as members of the Combined Company board of directors.

In addition, upon the Closing, Kevin Slawin will serve as Chief Executive Officer.

Amendment of the Amended and Restated Certificate of Incorporation of Pulmatrix

Pulmatrix agreed to amend the Pulmatrix Charter to (i) change Pulmatrix’s name to “EOS SENOLYTIX INC.”, (ii) effect the proposed reverse stock split, if needed, (iii) authorize a sufficient number of shares of common stock to issue the Merger consideration, and (iv) increase the number of shares of Pulmatrix common stock that Pulmatrix is authorized to issue to the amount proposed in this proxy statement/prospectus.

Representations and Warranties

The Merger Agreement contains customary representations and warranties of Pulmatrix and Merger Sub, on one hand, and Eos, on the other hand, for a transaction of this type relating to, among other things:

●	corporate organization and power, and similar corporate matters;

●	due organization;

●	subsidiaries;

●	organizational documents;

●	authority to enter into the Merger Agreement and the related agreements;

●	votes required for completion of the Merger and approval of the proposals that will come before the Pulmatrix Special Meeting of stockholders and that will be the subject of the Eos stockholder approval;

●	except as otherwise specifically disclosed in the Merger Agreement, the fact that the consummation of the Merger would not contravene the organizational documents, certain laws, governmental authorizations or certain contracts of the parties; result in any encumbrances on the parties’ assets or require the consent of any third party;

●	the parties’ efforts with respect to ensuring the inapplicability of Section 203 of the DGCL and other similar takeover laws;

●	capitalization;

●	financial statements and, with respect to Pulmatrix, documents filed with the SEC and the accuracy of information contained in those documents;

●	material changes or events;

●	liabilities;

●	title to assets;

●	real property and leaseholds;

●	intellectual property;

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●	material contracts;

●	the validity of material contracts to which the parties or their subsidiaries are a party and any default of such contracts;

●	regulatory compliance, permits and restrictions;

●	legal proceedings and orders;

●	tax matters;

●	employee and labor matters and benefit plans;

●	environmental matters;

●	insurance;

●	financial advisors and similar fees;

●	certain transactions or relationships with affiliates;

●	with respect to Pulmatrix, privacy and data security;

●	with respect to Pulmatrix, AML laws, anti-corruption, and sanctions and trade controls;

●	bankruptcy;

●	with respect to Eos, ownership of Pulmatrix capital stock; and

●	with respect to Pulmatrix, the valid issuance in the Merger of Pulmatrix common stock.

With respect to Eos material adverse effects, these include, but are not limited to: (a) the announcement or consummation of the Merger Agreement or the pendency of the Contemplated Transactions (as defined in the Merger Agreement), including the impact thereof on the relationships, contractual or otherwise, of Eos and its subsidiaries with its suppliers, customers, business partners or vendors, (b) the taking of any action, or the failure to take any action, by Eos that is required to comply with the terms of the Merger Agreement or to satisfy a request made by Pulmatrix, (c) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, cyberattack, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable law or the interpretation thereof, (e) general changes in economic, financial, credit markets, capital markets or political conditions or other conditions generally affecting the industries in which Eos and its subsidiaries operate within or without the United States, including generalized changes in interest rates, credit ratings, or exchange rates, (f) any change in the cash position of Eos and its subsidiaries which results from operations in the Ordinary Course of Business (as defined in the Merger Agreement) or in furtherance of the Contemplated Transactions, or (g) any failure by Eos or any of its subsidiaries to meet any projections, forecasts, estimates, earnings or other financial or operating metrics for any period (except that the underlying causes of any such failure may be considered in determining whether a Eos Material Adverse Effect has occurred); except in each case with respect to clauses (c), (d) and (e), to the extent materially and disproportionately affecting Eos and its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Eos and its subsidiaries operate.

With respect to Pulmatrix material adverse effects, these include, but are not limited to: (a) the announcement of the Merger Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Pulmatrix common stock (it being understood, however, that any effect causing or contributing to any change in stock price or trading volume of Pulmatrix common stock may be taken into account in determining whether a Pulmatrix material adverse effect has occurred, unless such effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Pulmatrix that is required to comply with the terms of the Merger Agreement, (d) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof or (f) general economic or political conditions or conditions generally affecting the industries in which Pulmatrix or any of its subsidiaries operates; except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting Pulmatrix or any of its subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Pulmatrix or any of its subsidiaries operates. Notwithstanding the above, a delisting of Pulmatrix common stock on Nasdaq shall constitute a Parent Material Adverse Effect, provided that Eos has not refused or unreasonably delayed its consent to reasonable actions by Pulmatrix to maintain the listing of Pulmatrix common stock on Nasdaq.

The representations and warranties are, in many respects, qualified by materiality and knowledge, and will not survive the Merger. The accuracy of the representations and warranties of each of Pulmatrix, Merger Sub and Eos form the basis of certain of the conditions to the obligations of Pulmatrix, Merger Sub and Eos to complete the Merger, subject to materiality thresholds. The above description of the representations and warranties does not purport to be complete and is qualified in its entirety by reference to the applicable sections of the Merger Agreement.

Covenants; Conduct of Business Pending the Merger

Pulmatrix has agreed that, except as contemplated or permitted by the Merger Agreement, as required by law, or unless Eos has provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement, Pulmatrix will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct their business and operations in the ordinary course consistent with past practices and in material compliance with all applicable laws, regulations and certain material contracts. Pulmatrix has also agreed that, subject to certain limited exceptions and except as contemplated or permitted by the Merger Agreement, as required by law, or unless Eos has provided written consent, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement, it will not, and will not cause or permit any of its subsidiaries to:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for shares of Pulmatrix common stock from terminated employees, directors or consultants of Pulmatrix);

●	except as required to give effect to anything in contemplation of the Closing, amend the certificate of incorporation, bylaws or other similar organizational documents of Pulmatrix or its subsidiaries, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the transactions contemplated in the Merger Agreement;

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●	sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of any capital stock or other security (except for Pulmatrix common stock issued upon the valid exercise of outstanding Pulmatrix options or Pulmatrix restricted stock units, as applicable, in each case to the extent the underlying award agreement relating thereto was issued before the date thereof), any option, warrant or right to acquire any capital stock or any other security or any instrument convertible into or exchangeable for any capital stock or other security;

●	form any subsidiary or acquire any equity interest or other interest in any other entity or enter into any joint venture with any other entity;

●	lend money to any person or entity; incur or guarantee any indebtedness for borrowed money; guarantee any debt securities of others; or make any capital expenditure or commitment;

●	adopt, establish or enter into certain agreements, plans or arrangements relating to employment or benefits matters, except as otherwise may be necessary to fulfill Pulmatrix’s obligations thereunder; cause or permit any such agreement, plan or arrangement to be amended other than as required by law or in order to make amendments for purposes of compliance with Section 409A of the Code; pay any bonus or make any profit-sharing or similar payment to, or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its employees, directors or consultants (except with respect to obligations in place on the date of the Merger Agreement pursuant to any such agreement, plan or arrangement disclosed to Eos); increase the severance or change of control benefits offered to any current or new employees, directors or consultants; or hire or terminate any officer, employee or consultant;

●	acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties;

●	sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP Rights (as defined in the Merger Agreement) (other than pursuant to non-exclusive licenses in the ordinary course of business)

●	other than in the ordinary course of business, make, change or revoke any material tax election; file any amended income or other material amendment to any tax return; adopt or change any material accounting method in respect of taxes; enter into any material tax closing agreement; settle any material tax claim or assessment; consent to any extension or waiver of the limitation period applicable to or relating to any material tax claim or assessment; or surrender any material claim for refund;

●	waive, settle or compromise any pending or threatened legal proceeding against Pulmatrix or any of its subsidiaries, other than waivers, settlements or agreements for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and that do not impose any material restrictions on the operations or businesses of Pulmatrix or its subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Pulmatrix or any of its subsidiaries;

●	delay or fail to repay when due any material obligation, including accounts payable and accrued expenses;

●	forgive any loans to any person, including its employees, officers, directors or affiliate;

●	terminate or modify in any material respect, or fail to exercise renewal rights to, any material insurance policy;

●	except in the ordinary course of business, materially change pricing or royalties or other payments set or charged by Pulmatrix or any of subsidiaries to its customers or licensees; or agree to materially change pricing or royalties or other payments set or charged by persons who have licensed intellectual property to Parent or any of its subsidiaries;

●	enter into, amend in a manner adverse to Pulmatrix or terminate any material contract of Pulmatrix outside of the ordinary course of business;

●	except as required by applicable Law or GAAP, (i) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the ordinary course of business; or (ii) make any change in any of its accounting principles or practices; or

●	agree, resolve or commit to do any of the foregoing.

Eos has agreed that, except as contemplated or permitted by the Merger Agreement, as disclosed on its Disclosure Letter or in the pre-closing budget provided by Eos to Pulmatrix, as required by law, unless Pulmatrix shall have provided its written consent (which consent shall not be unreasonably withheld, delayed or conditioned), in connection with the award of the CEO RSUs, or in connection with the “Company Investor Financing”, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement, Eos will, and will cause its subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the ordinary course consistent with past practices and in material compliance with all applicable laws, regulations and certain contracts. Eos has also agreed that, except as contemplated or permitted by the Merger Agreement, as disclosed on its Disclosure Letter or in the pre-closing budget provided by Eos to Pulmatrix, as required by applicable law, with the prior written consent of Pulmatrix (which consent shall not be unreasonably withheld, delayed or conditioned), or in connection with the “Company Investor Financing”, during the period commencing on the date of the Merger Agreement and continuing until the earlier to occur of the Effective Time and the termination of the Merger Agreement, it will not, and will not cause or permit its subsidiary to:

●	declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities (except for shares of common stock from terminated employees, directors or consultants of Eos);

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●	except as required to give effect to anything in contemplation of the Closing, amend the certificate of incorporation, bylaws or other organizational documents of Eos or its subsidiaries, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except as related to the transactions contemplated in the Merger Agreement;

●	other than in the ordinary course of its business, sell, issue, grant or authorize any of the foregoing actions with respect to more than 25% of the shares of Eos capital stock outstanding as of the date the Merger Agreement was signed: any capital stock or other security of Eos or its subsidiaries (except for shares of outstanding Eos common stock issued upon the valid exercise or settlement of Eos options in accordance with their terms as in effect as of the date of the Merger Agreement); any option, warrant or right to acquire any capital stock or any other security; or any instrument convertible into or exchangeable for any capital stock or other security of Eos or its subsidiaries;

●	issue the CEO RSUs; provided, however, that Pulmatrix’s consent pursuant to Eos’s issuance of the CEO RSUs during the Pre-Closing Period shall not be unreasonably withheld, conditioned or delayed, it being understood that Pulmatrix shall not be entitled to request or impose (by virtue of conditioning or withholding its consent or otherwise) any further milestones, vesting conditions, or restrictive covenants on the CEO RSUs or in the award agreement pursuant to which such CEO RSUs will be issued, and Pulmatrix shall not be entitled to impose any limitation on the number of shares Pulmatrix Common Stock subject to the Assumed CEO RSU, except to the extent set forth in the definition of “CEO RSUs” under the Merger Agreement;

●	other than in the ordinary course of its business, acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

●	lend money to any person or entity; incur or guarantee any indebtedness for borrowed money; guarantee any debt securities of others;

●

acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any encumbrance with respect to such assets or properties, except in the ordinary course of business;

●	sell, assign, transfer, license, sublicense or otherwise dispose of any material Eos intellectual property rights (other than pursuant to non-exclusive licenses in the ordinary course of business);

●	waive, settle or compromise any pending or threatened legal proceeding against Eos, other than waivers, settlements or agreements (i) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (ii) that do not impose any material restrictions on the operations or businesses of Eos, or any equitable relief on, or the admission of wrongdoing by Eos;

●	enter into, amend in a manner adverse to Eos or terminate any material contract of Eos outside of the ordinary course of business;

●	make any dividend or distribution to SENOTHERAPEUTIX, Inc. in respect of its shares of capital stock of Eos; or

●	agree, resolve or commit to do any of the foregoing.

Non-Solicitation

Each of Pulmatrix and Eos have agreed that, except as described below, Pulmatrix and Eos and any of their respective subsidiaries will not, nor will either party or any of its subsidiaries authorize any of the directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives retained by it or any of its subsidiaries to, directly or indirectly:

●	solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of, any Acquisition Proposal or Acquisition Inquiry;

●	furnish any non-public information with respect to it to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

●	engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry;

●	execute or enter into any letter of intent or any contract contemplating or otherwise relating to an Acquisition Transaction; or

●	publicly propose to do any of the foregoing.

An “Acquisition Inquiry” means, with respect to a party, an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by Eos, on the one hand, or Pulmatrix on the other hand, to the other party) that would reasonably be expected to lead to an Acquisition Proposal.

An “Acquisition Proposal” means, with respect to either party, any proposal or offer, whether written or oral from any person (other than an offer or proposal made or submitted by or on behalf of Eos or any of its affiliates, on the one hand, or by or on behalf of Pulmatrix or any of its affiliates, on the other hand, to the other party) contemplating or otherwise relating to an Acquisition Transaction with such party.

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An “Acquisition Transaction” means any transaction or series of related transactions involving:

●	any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction: (i) in which any individual, entity, governmental entity, or “group,” as defined under applicable securities laws, directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of Pulmatrix or Eos or any of their respective subsidiaries or (ii) in which Pulmatrix, Eos, or Merger Sub or any of their respective subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such party or any of its subsidiaries or issues securities convertible into more than 20% of the outstanding securities of any class of voting securities; or

●

any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of Pulmatrix or Eos and their respective subsidiaries, as applicable, taken as a whole.

Notwithstanding the foregoing, before obtaining the applicable approvals of the Pulmatrix stockholders or Eos stockholders required to consummate the Merger, each party may furnish non-public information regarding such party and its subsidiaries to, and may enter into discussions or negotiations with, any third party in response to a bona fide written Acquisition Proposal, which such party’s board of directors determines in good faith, after consultation with such party’s financial advisors and outside legal counsel, constitutes or is reasonably likely to result in a Superior Offer (and is not withdrawn), if:

●	such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of the Merger Agreement;

●	such party’s board of directors concludes in good faith, based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the fiduciary duties of such board of directors under applicable law;

●	at least two business days prior to furnishing any non-public information or entering into discussions with a third party, such party gives the other party written notice of the identity of the third party and of that party’s intention to furnish non-public information to, or enter into discussions with, such third party;

●	such party receives from the third party an executed confidentiality agreement containing provisions at least as favorable to such party as those contained in the confidentiality agreement between Pulmatrix and Eos; and

●	at least two business days prior to furnishing any non-public information to a third party, such party furnishes the same non-public information to the other party to the extent not previously furnished.

A “Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that (a) was not obtained or made as a direct or indirect result of a breach of the Merger Agreement, (b) is on terms and conditions that the board of directors of the party receiving the offer determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other party to the Merger Agreement to amend the terms of the Merger Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to that party’s stockholders than the terms of the transactions contemplated by the Merger Agreement, (c) with respect to which any required financing is fully committed pursuant to customary debt or equity commitment letters that contain only customary conditions, or is reasonably capable of being obtained on a timely basis and (d) is reasonably capable of being completed on the terms proposed.

The Merger Agreement also provides that each party will promptly (and in no event later than one business day after such party receives any such Acquisition Proposal or Acquisition Inquiry) advise the other party of the status and terms of, and keep the other party reasonably informed with respect to, any Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

Board Recommendation Change

Under the Merger Agreement, subject to certain exceptions described below, both Eos and Pulmatrix agreed that their respective board of directors may not withhold, amend, withdraw or modify (or publicly propose to withhold, amend, withdraw or modify) the recommendation of such party’s board of directors in a manner adverse to the other party except for in limited circumstances described below.

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At any time prior to the approval of the Merger by each party’s respective stockholders, if (i) such party has received a bona fide written Acquisition Proposal that such party’s board of directors determines, following consultation with its outside legal counsel and financial advisor, to be a Superior Offer, or (ii) a material development or change in circumstances (other than any such event, development or change to the extent related to any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof or, with respect to Pulmatrix, the fact, in and of itself, that Pulmatrix meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of such party and occurs or arises after the date the Merger Agreement was executed.

In the case of a change recommendation due to a material development or change in circumstance, such party’s board of directors must first promptly notify the other party, in writing, at least four business days before making a change in its recommendation, stating the material facts and circumstances related to the applicable material development or change in circumstance and that such party’s board of directors intends to make a change in its recommendation.

In the case of a change its recommendation due to a Superior Offer, such party’s board of directors must first:

●	determine in good faith, based on the advice of its outside legal counsel, that the failure to make a change in its recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law;

●	negotiate with the other party in good faith to make such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, during the required four business day notice period and provide the other party with certain information regarding such Superior Offer; and

●	if a party has delivered to the other a written offer to alter the terms or conditions of the Merger Agreement during the required four business day notice period, the board of directors of the other party shall have determined in good faith, based on the advice of its outside legal counsel and financial advisor, that the failure to withhold, amend, withdraw or modify the other party’s board recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable law (after taking into account such alterations of the terms and conditions of the Merger Agreement).

In addition, in the event of any material amendment to a Superior Offer, the party receiving such Superior Offer must provide a new notice to the other party, and the notice period shall be extended to ensure that at least three (3) business days remain following such notification. If Eos receives a Superior Offer, the Merger Agreement limits Pulmatrix’s notice period extensions to no more than two (2) (i.e., if a third-party bidder for Eos materially amends its offer more than twice, the board of directors of Eos may proceed with its recommendation change without affording Pulmatrix additional time to respond). If Pulmatrix receives a Superior Offer, there is no cap on the number of extensions of Eos’s notice period (i.e., each material amendment by a third-party bidder for Pulmatrix triggers a new three-business-day extension, giving Eos an unlimited number of opportunities to make counterproposals).

In the event that the initial End Date (the date that is the six (6) month anniversary of the date of the Merger Agreement) has passed (without taking into account extensions thereto set forth in the Merger Agreement), Pulmatrix and Eos shall be, without further action on the part of any party, released from any and all of its obligations with respect to the foregoing and the Eos shall be free to pursue, solicit or otherwise participate in, without liability under the Merger Agreement, any offer or transaction, whether or not it would constitute a Superior Offer, without providing notice to or seeking consent or a waiver from Pulmatrix or Merger Sub.

Meeting of Pulmatrix Stockholders and Written Consent of Eos Stockholders

Pulmatrix is obligated under the Merger Agreement to take all action necessary under applicable law to call, give notice of and hold a meeting of the holders of Pulmatrix common stock for the purpose of considering and voting to approve the Merger Agreement and the transactions contemplated thereby (including the Merger), amendments to the Pulmatrix Charter, and, if deemed necessary by Pulmatrix, a Pulmatrix Legacy Transaction, each as further described herein. The Pulmatrix Special Meeting will be held as promptly as practicable after this registration statement on Form S-4 is declared effective under the Securities Act, and in any event no later than 45 days after the effective date of this registration statement on Form S-4.

Promptly after this registration statement on Form S-4 has been declared effective, and no later than two business days thereafter, Eos is required to obtain the approval by vote or written consent from a majority of the votes (taking into account the relative voting preferences of the Company Class A Common Stock and the Company Class B Common Stock) entitled to be cast by the holders of the Company Common Stock to (x) adopt and approve the Merger Agreement and the Merger or the transactions contemplated thereby (including the Merger), (y) acknowledge that the approval given thereby is irrevocable and that such stockholders are aware of their rights to demand appraisal for their shares pursuant to Section 262 of the DGCL, and that such stockholder has received and read a copy of Section 262 of the DGCL and (z) acknowledge that by their approval of the Merger, they are not entitled to appraisal rights with respect to their shares in connection with the Merger and thereby waive any rights to receive payment of the fair value of their capital stock under the DGCL. Reasonably promptly following receipt of such consents (and in any event no later than ten days thereafter), Eos will prepare, and cause to be mailed to its stockholders who did not execute such consents, a notice in accordance with the DGCL.

Regulatory Approvals

Each party agreed to use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of the Merger Agreement, all applications, notices, reports and other documents reasonably required to be filed by such party with or otherwise submitted by such party to any governmental authority with respect to the transactions contemplated by the Merger Agreement, and to submit promptly any additional information requested by any such governmental authority. Pulmatrix and Eos do not intend to seek any regulatory approval from antitrust or other regulatory authorities to consummate the transactions.

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Indemnification and Insurance for Directors and Officers

Under the Merger Agreement, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Pulmatrix and the surviving corporation in the Merger agreed to indemnify and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Pulmatrix or Eos, respectively, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified officer or director is or was a director or officer of Pulmatrix or of Eos, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. From and after the Effective Time, Pulmatrix and the surviving corporation in the Merger will also fulfill Pulmatrix’s and Eos’s indemnity obligations, respectively, to each person who is, has been, or who becomes prior to the Effective Time, a director or officer of Pulmatrix or Eos.

From and after the Effective Time, Pulmatrix will maintain director and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Pulmatrix. In addition, Pulmatrix will secure and purchase a six year “tail policy” on Pulmatrix’s existing directors’ and officers’ liability insurance policy with an effective date as of the date of the closing of the Merger.

Additional Agreements

Each of Pulmatrix and Eos has agreed to use its reasonable best efforts to cause to be taken all actions necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement. In connection therewith, each party has agreed to:

●	make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by the Merger Agreement;

●	use commercially reasonable efforts to obtain each consent (if any) reasonably required to be obtained (pursuant to any applicable law or contract, or otherwise) in connection with the Merger and the other transactions contemplated by the Merger Agreement or for such contract to remain in full force and effect;

●	use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the transactions contemplated by the Merger Agreement; and

●	use commercially reasonable efforts to satisfy the conditions precedent to the consummation of the Merger Agreement.

Pursuant to the Merger Agreement, Pulmatrix and Eos have further agreed that:

●	Pulmatrix will use its commercially reasonable efforts to maintain its listing on Nasdaq and cause the shares of Pulmatrix common stock being issued in the Merger to be approved for listing on Nasdaq at or prior to the Effective Time.

●	Pulmatrix will keep Eos reasonably informed regarding any stockholder litigation against Pulmatrix or any of its directors relating to the Merger Agreement or the transactions contemplated thereby. Pulmatrix will (i) give Eos the opportunity to participate in, but not control, the defense, settlement or prosecution of any such litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected), (ii) consult with Eos with respect to the defense, settlement and prosecution of any such litigation, and (iii) consider in good faith Eos’s advice with respect to such litigation. Pulmatrix will obtain the prior written consent of Eos (such consent not to be unreasonably withheld, conditioned, or delayed) prior to settling or satisfying any such claim.

Conditions to the Completion of the Merger

The following contains a description of all material conditions to the completion of the Merger.

Each party’s obligation to complete the Merger is subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the parties, at or prior to the Closing, of various conditions, which include the following:

●	the registration statement on Form S-4, of which this proxy statement/prospectus is a part, must have been declared effective by the SEC in accordance with the Securities Act and must not be subject to any stop order or any proceeding seeking a stop order that has not been withdrawn; and any material state securities laws applicable to the issuance of the shares of Pulmatrix capital stock in connection with the Merger or any of the other transactions contemplated by the Merger Agreement shall have been complied with and no stop order (or similar order) shall have been issued in respect of such shares of Pulmatrix capital stock by any applicable state securities commissioner or court of competent jurisdiction;

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●	there must not have been issued, and remain in effect, any order preventing the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement by any governmental authority of competent jurisdiction, and there must not be any law, statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement in effect which has the effect of making the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement illegal;

●	the holders of a majority of the outstanding shares of Eos common stock and preferred stock, voting together as a single class on an as-converted basis and the holders of a majority of the outstanding shares of Eos Preferred Stock, voting as a separate class, must have adopted and approved the Merger Agreement and the transactions contemplated thereby by written consent, or the Eos stockholder approval;

●	the holders of the shares of Pulmatrix common stock constituting a majority of the votes cast, present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on such matters, voting affirmatively or negatively (excluding abstentions and broker non-votes), must have approved the Merger Agreement and the transactions contemplated thereby;

●	the initial listing application for Pulmatrix common stock on Nasdaq shall have been approved by Nasdaq; and

●	the lock-up agreements executed by certain stockholders of Eos and a certain director of Pulmatrix will continue to be in full force and effect.

In addition, each party’s obligation to complete the Merger is further subject to the satisfaction or waiver by that party of the following additional conditions:

●	the other party’s representations and warranties being true and correct as of the date of the Merger Agreement and as of the Closing Date, subject to a three-tiered accuracy standard: (i) fundamental representations (relating to organization, authority and similar core matters) must be true and correct in all material respects, (ii) certain capitalization representations must be true and correct in all respects (except for de minimis inaccuracies), and (iii) all other representations must be true and correct except where the failure to be true would not reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement);

●	the other party to the Merger Agreement must have performed or complied with in all material respects all of such party’s agreements and covenants required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time;

●	the lack of a material adverse effect that is continuing with respect to the other party; and

●	the other party having delivered certain certificates and other documents required under the Merger Agreement for the Closing.

In addition to the foregoing conditions applicable to both parties, Pulmatrix’s obligation to complete the Merger is subject to the following additional conditions:

●	as of the closing of the Merger, Eos shall have received, or shall receive substantially simultaneously with the closing, aggregate gross cash proceeds of at least $13,000,000 from one or more Company Investor Financings; provided, however, that any proceeds received by Eos from bridge financing transactions with an aggregate amount of $5,000,000 or less shall be excluded from the foregoing calculation of aggregate gross cash proceeds received and shall not count towards the satisfaction of this condition; and

●	all debt between Eos and any equityholder of Eos shall have converted into Eos common stock prior to the Effective time.

Eos’s obligation to complete the Merger is subject to the following additional conditions:

●	neither Pulmatrix nor Merger Sub is a “foreign person” or “foreign entity” as defined in Section 721 of the Defense Production Act of 1950;

●	the Parent Charter Amendment shall have been duly filed with the Secretary of State of the State of Delaware, containing such amendments as are necessary to consummate the transactions contemplated by the Merger Agreement; and

●	all Series B Convertible Preferred Stock shall have been converted into Pulmatrix common stock at or prior to the Effective Time, in accordance with their terms.

Termination

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time before the Effective Time, whether before or after the required stockholder approvals to complete the Merger have been obtained, as set forth below:

(a)	by mutual written consent of Pulmatrix and Eos;

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(b)	by either Pulmatrix or Eos, if the Merger has not been consummated by the six-month anniversary of the date of the Merger Agreement (the “End Date”) (subject to possible extension as provided in the Merger Agreement); provided, however, that this right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of the Merger Agreement, provided further that the SEC has not declared effective under the Securities Act the registration statement on Form S-4, of which this proxy statement/prospectus is a part, then either party may extend the End Date for an additional sixty (60) days;

(c)	by either Pulmatrix or Eos, if a court of competent jurisdiction or governmental entity has issued a final and non-appealable order, or has taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or any of the transactions contemplated by the Merger Agreement;

(d)	by Pulmatrix, if the Eos stockholder approval has not been obtained within two business days of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, becoming effective; provided that this right to terminate the Merger Agreement will not be available to Pulmatrix once the Eos stockholder approval has been obtained;

(e)	by Pulmatrix if Eos has failed to deliver to Pulmatrix the Company Audited Financial Statements and the Company Interim Financial Statements within forty-five (45) days following the date of the Merger Agreement;

(f)	by either Pulmatrix or Eos, if the Pulmatrix Special Meeting has been held and completed and Pulmatrix stockholders have taken a final vote on the Merger Proposals set forth herein to be considered at the Pulmatrix Special Meeting, and the Merger Proposals have not been approved by the Pulmatrix stockholders; provided that this right to terminate the Merger Agreement will not be available to Pulmatrix if Pulmatrix’s action or failure to act has been a principal cause of the failure to obtain the Pulmatrix stockholder approval at the Pulmatrix Special Meeting and such action or failure to act constitutes a material breach of the Merger Agreement;

(g)	by Eos, at any time prior to obtaining the approval by Pulmatrix stockholders of the Merger Proposals set forth herein to be considered at the Pulmatrix Special Meeting, if any of the following circumstances shall occur:

○	Pulmatrix fails to include in this proxy statement/prospectus the Pulmatrix board of directors’ recommendation that Pulmatrix stockholders vote to approve the Merger Proposals set forth herein to be considered at the Pulmatrix Special Meeting;

○	the Pulmatrix board of directors, or any committee thereof, makes a Pulmatrix board recommendation change in a manner adverse to Eos (or publicly proposes to do so), or adopts, approves or recommends any Acquisition Proposal (or publicly proposes to do so); or

○	Pulmatrix enters into any letter of intent or similar document or any contract relating to any Acquisition Proposal, other than a confidentiality agreement permitted pursuant to the Merger Agreement;

(h)	by Pulmatrix, at any time prior to obtaining the Eos stockholder approval, if a “Company Triggering Event” shall have occurred (i.e., if the Eos board of directors shall have made a “Company Board Adverse Recommendation Change”, which includes withholding, amending, withdrawing or modifying the Eos board’s recommendation in a manner adverse to Pulmatrix or publicly proposing to do so);

(i)	by Eos, if Pulmatrix or Merger Sub have breached any of their representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Pulmatrix has become inaccurate, in either case such that the conditions to the Closing would not be satisfied as of time of such breach or inaccuracy; provided that Eos is not then in material breach of any representation, warranty covenant or agreement under the Merger Agreement; provided, further, if such breach or inaccuracy is curable, then Eos shall not be permitted to terminate the Merger Agreement pursuant to this paragraph as a result of a particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy from Eos to Pulmatrix or Merger Sub and Eos’s intention to terminate pursuant to this paragraph and (ii) Pulmatrix and Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of such written notice (it being understood that Eos shall not be permitted to terminate the Merger Agreement pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by Pulmatrix or Merger Sub is cured prior to such termination becoming effective); or

(j)	by Pulmatrix, if Eos has breached any of its representations, warranties, covenants or agreements contained in the Merger Agreement or if any representation or warranty of Eos has become inaccurate, in either case such that the conditions to the Closing would not be satisfied as of time of such breach or inaccuracy; provided that Pulmatrix is not then in material breach of any representation, warranty covenant or agreement under the Merger Agreement; provided, further, if such breach or inaccuracy is curable, then Pulmatrix shall not be permitted to terminate the Merger Agreement pursuant to this paragraph as a result of a particular breach or inaccuracy until the earlier of (i) the expiration of a 30-day period after delivery of written notice of such breach or inaccuracy from Pulmatrix to Eos and Pulmatrix’s intention to terminate pursuant to this paragraph and (ii) Eos ceasing to exercise commercially reasonable efforts to cure such breach following delivery of such written notice (it being understood that the Merger Agreement will not terminate pursuant to this paragraph as a result of such particular breach or inaccuracy if such breach by Eos is cured prior to such termination becoming effective).

In addition, no party may terminate the Merger Agreement pursuant to clauses (i) or (j) above, refuse to consummate the Closing, or assert that the representation accuracy conditions have not been satisfied, in each case to the extent based upon any inaccuracy in or breach of a representation or warranty of the other party of which such terminating party had “Knowledge” as of the date of the Merger Agreement. This limitation applies regardless of whether or when any investigation was conducted but does not limit any party’s rights or remedies with respect to breaches of covenants or agreements (other than as otherwise provided in the Merger Agreement).

Waiver

The Merger Agreement may be amended by the parties to the Merger Agreement by action taken or authorized by their respective boards of directors at any time, whether before or after the approval of the Merger Agreement by either party’s stockholders has been obtained; provided, that after approval of the Merger Agreement has been obtained by either party’s stockholders, no amendment may be made that pursuant to applicable law requires further approval or adoption by the stockholders of either party, without such further approval or adoption.

Any provision of the Merger Agreement may be waived by any party solely on that party’s behalf, without the consent of any other party, to the extent permitted by applicable law; provided, that after approval of the Merger Agreement has been obtained by either party’s stockholders, no waiver may be made that pursuant to applicable law requires further approval or adoption by the stockholders of either party, without such further approval or adoption. The waiver must be expressly set forth in a written instrument duly executed and delivered on behalf of such party, which will only be valid in the specific instance in which it is given. No failure or delay on the part of any party with respect to the exercise of any right or power under the Merger Agreement will operate as a waiver of such right or power. Furthermore, no single or partial exercise of any such right or power will preclude any other or further exercise thereof or of any other right or power.

Fees and Expenses

The Merger Agreement provides that, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses except that Pulmatrix and Eos will share equally in any fees and expenses incurred (i) in relation to the filings with the SEC of the registration statement on Form S-4 (including any financial statements and exhibits) and any related amendments or supplements thereto, (ii) in connection with the printing, mailing, and distribution of this proxy statement and any amendments or supplements hereto, and (iii) in connection with all Nasdaq fees associated with any action in relating to the filing of the maintenance and approval of the listing of the combined corporation on Nasdaq, including any fees related to the engagement of a consultant.

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AGREEMENTS RELATED TO THE MERGER

Lock-Up Agreements

Concurrently and in connection with the execution of the Merger Agreement, SENO entered into a lock-up agreement, pursuant to which, and subject to specified exceptions, SENO has agreed not to transfer their shares of Combined Company common stock for the 180-day period following the closing of the Merger.

The foregoing description of the lock-up agreements does not purport to be complete and is qualified in its entirety by the full text of the form of lock-up agreement, which is attached hereto as Annex E.

Pulmatrix Securities Purchase Agreement

In connection with the entry into the Merger Agreement, Pulmatrix entered into a Securities Purchase Agreement (the “Pulmatrix Purchase Agreement”), dated as of March 26, 2026, with an affiliate of Eos (the “Buyer”), pursuant to which Pulmatrix agreed to sell to the Buyer an aggregate of 1,000 shares of Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), with a stated value of $1,000 per share (the “Stated Value”) and a conversion price of $2.20 per share (the “Pulmatrix Financing”). The closing of the Pulmatrix Financing is expected to occur as soon as practicable and subject to the satisfaction of customary closing conditions. The aggregate gross proceeds from the Pulmatrix Financing were $1,000,000 and Pulmatrix has agreed that prior to the date of the consummation of the Merger, Pulmatrix shall be permitted to use up to $250,000 of the net proceeds for working capital and other general corporate purposes and shall not use the remainder of the net proceeds, subject to certain exceptions. Pursuant to the terms of the Pulmatrix Purchase Agreement, Pulmatrix has agreed to file as soon as reasonably practicable, and in any event, 60 days following the closing date of the Pulmatrix Financing, a registration statement registering the resale of the shares of Pulmatrix common stock issuable upon conversion of the Series B Preferred Stock.

Voting Agreement

In connection with the Pulmatrix Financing, Pulmatrix and the Buyer entered into a voting agreement (the “Voting Agreement”), pursuant to which the Buyer has agreed to vote, at any annual or special meeting of Pulmatrix called with respect to matters the Board of Directors of Pulmatrix has recommended the stockholders of Pulmatrix to vote in favor of, including but not limited to, any matters as related to the proposals to be put forth at this Special Meeting, and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of Pulmatrix stockholders with respect to such matter, to vote or cause the holder of record to vote its shares of Series B Preferred Stock, or any shares of Pulmatrix common stock, in favor of providing the requisite stockholder approval. Additionally, pursuant to the terms of the Voting Agreement, the Buyer has agreed that for a period commencing upon the execution of the Pulmatrix Purchase Agreement and ending at the date of termination of the Voting Agreement, the Buyer will not, directly or indirectly transfer, sell, offer, exchange, assign, pledge, convey any legal or beneficial ownership interest in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer), or encumber any of the shares of Series B Preferred Stock or shares of Pulmatrix common stock, or enter into any contract, option, or other agreement with respect to, or consent to, a transfer of, any such shares or the Buyer’s voting or economic interest.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by the full text of the form of Voting Agreement, which is attached hereto as Annex F.

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The foregoing description of the lock-up agreements does not purport to be complete and is qualified in its entirety by the full text of the form of lock-up agreement, which is attached hereto as Annex E.

Backstop Financing Agreement

In connection with the entry into the Merger Agreement, Eos entered into a Securities Purchase Agreement, dated as of March 26, 2026 (as amended, the “Backstop Financing Agreement”), with RCM Eos Holdings, LLC, a Delaware limited liability company and affiliate of Eos (“RCM Eos Holdings”), for the purchase and sale of certain convertible promissory notes (the “Eos Notes”) and shares of Eos common stock for an aggregate committed investment amount of $18 million, subject to reduction based on amounts previously funded under the bridge and the amount of proceeds raised in the Series A Preferred Financing (as defined below) (the “Eos Financing”). The convertible promissory notes are convertible into shares of Eos Class A Common Stock based on a pre-Merger equity valuation of $100,000,000, which in turn will be exchanged for shares of the Combined Company by virtue of the Merger Agreement at the Effective Time.

Additionally, Eos intends to initiate another private placement for further investment into Eos shortly after the signing of the Merger Agreement, but in any event prior to the closing of the Merger, pursuant to subscription agreements for the purchase of Series A Preferred Stock of Eos (the “Series A Preferred Financing”).

At the initial closing of the Eos Financing (the “Initial Closing”), RCM Eos Holdings was obligated to deliver to Eos an aggregate of $2,500,000 for certain Initial Bridge Notes (the “Initial Bridge Notes”). However, funding did not occur until April 9, 2026, when $1,000,000 was transferred on behalf of RCM Eos Holdings to Eos and on May 5, 2026, when $1,500,000 was transferred on behalf of RCM Eos Holdings to Eos. Thus, Eos and RCM Eos Holdings entered into that certain Amended and Restated Securities Purchase Agreement with an effective date as of April 9, 2026, pursuant to which the parties thereto agreed to divide the Initial Closing into two tranches corresponding to the aforementioned dates of funding. Following the Initial Closing, the Company may deliver written notice to the purchasers requiring such purchasers to fund certain Additional Bridge Notes (as defined therein) if, prior to the date that is three months following the Initial Closing, Eos has not received aggregate proceeds of $2,500,000 or more from any closings of the Series A Preferred Financing (each, an “Additional Closing”).

The Eos Notes have a maturity date that is 18 months following the date of the issuance of the Initial Bridge Notes (the “Maturity Date”) and accrue interest at a rate of 8%. In the event that the Merger has not been consummated prior to the Maturity Date, the Company may, in its sole discretion, elect to convert the outstanding principal balance and all accrued and unpaid interest on the Eos Notes into shares of Eos common stock upon the earlier of: (a) the closing of an IPO; or (b) the closing of a Next Equity Financing (as defined in the Backstop Financing Agreement). Eos may, in its sole discretion, prepay all (but not less than all) of the outstanding principal balance and all accrued and unpaid interest on all outstanding Eos Notes, subject to proper notice. The Eos Notes contain certain customary events of default, and upon the occurrence and during the continuance of any event of default, the outstanding principal balance of the Eos Notes shall bear interest at a rate equal to 15% per annum.

Upon receipt by the purchasers of written notice from Eos that approval of the Merger Agreement has occurred, each purchaser shall fund its pro rata share of the Eos Gross Proceeds (as defined in the Backstop Financing Agreement), less the amounts funded in the Initial Closing and any Additional Closing, and less aggregate proceeds actually received by Eos from the Series A Preferred Financing as of the date of such notice; provided, however, that if, as of the date of such notice, Eos has received aggregate proceeds from the Series A Preferred Financing equal to or greater than $15,500,000, less any amounts funded by the purchasers pursuant to the Additional Bridge Notes provision of the Backstop Financing Agreement, the purchasers shall have no obligation to fund any amounts pursuant to the terms of the Backstop Financing Agreement.

The Backstop Financing Agreement also provides for the issuance to the purchasers of shares of Eos Class A Common Stock having an aggregate value of $1,000,000 as an origination fee, subject to forfeiture and reallocation provisions.

Per the terms of the Merger Agreement, each Eos Note that is outstanding and unconverted as of immediately prior to the Effective Time shall be converted solely into the right to receive a number of shares of Pulmatrix common stock equal to (x) the number Eos Capital Stock that the holder of such Eos Note would have been entitled to had the Eos Note converted into Eos Capital Stock prior to the Effective Time, multiplied by (y) the Exchange Ratio. The Backstop Financing Agreement and Eos Notes additionally contain certain customary representations, warranties and covenants customary for transactions of such nature.

Palladium M&A Advisory Agreement (Pulmatrix)

On February 12, 2026, Pulmatrix entered into an engagement letter (the “Pulmatrix M&A Advisory Agreement”) with Palladium Capital Group, LLC (“Palladium”), pursuant to which Pulmatrix engaged Palladium on a best-efforts, non-exclusive basis as its advisor in connection with the contemplated reverse merger transaction. In consideration of Palladium’s advisory services pursuant to the Pulmatrix M&A Advisory Agreement, if the Merger is consummated during the term of the engagement, Pulmatrix has agreed to issue to Palladium, upon the closing of the Merger, that number of shares of Pulmatrix common stock (the “Palladium Shares”) equal to three percent (3%) of the total number of shares of common stock of Pulmatrix outstanding on a fully diluted basis immediately following the closing of the Merger. The appointment and authorization of Palladium pursuant to the Pulmatrix M&A Advisory Agreement shall commence as of the date hereof and shall terminate upon the earliest to occur of (i) the closing of the Merger, (ii) the mutual written agreement of the parties to abandon the Merger, or (iii) twelve (12) months from the date of the Pulmatrix M&A Advisory Agreement.

Palladium Engagement Letter (Eos)

On March 23, 2026, Eos entered into an engagement letter (the “Eos-Palladium Engagement Letter”) with Palladium, pursuant to which Eos engaged Palladium as its advisor in connection with the Merger. In consideration of Palladium’s advisory services, Eos agreed to pay Palladium an advisory fee of $500,000 (the “Eos Advisory Fee”), payable as follows: (a) $250,000 in cash upon the closing of the Merger, and (b) $250,000 in cash upon the earlier to occur of (i) the one-year anniversary of the closing of the Merger or (ii) the date on which the Combined Company raises at least $10,000,000 of additional equity capital (including convertible debt) following the closing of the Merger. Any unpaid portion of the Eos Advisory Fee accrues interest at a rate of $1.5% per month from the date such payment was due until paid in full. The Eos-Palladium Engagement Letter also acknowledges that Palladium has separately entered into an advisory agreement with Pulmatrix pursuant to which Pulmatrix has agreed to issue to Palladium shares of Pulmatrix common stock equal to 3% of the total number of shares of common stock of Pulmatrix outstanding on a fully diluted basis immediately following the closing of the Merger pursuant to the terms of the Pulmatrix M&A Advisory Agreement.

EVP Engagement Letter Amendment

On March 26, 2026, Eos, Evolution Venture Partners (“EVP”) and American Global Wealth Management, Inc. (“AGWM”) entered into a letter agreement (the “EVP Amendment”) amending the terms of a prior engagement letter among such parties dated October 25, 2024 (the “Original EVP Agreement”). Pursuant to the EVP Amendment, in the event of the consummation of the closing of the Merger, Eos is required to pay EVP (or its designee) a cash fee of $1,500,000 (the “Amended Fee”) by wire transfer on the closing date, with no other amounts due by Eos to EVP or AGWM under the Original EVP Agreement. If Eos does not pay the Amended Fee within three business days of the closing, EVP has the right to recover either (i) the Amended Fee or (ii) the amounts that would have otherwise been payable to EVP under the Original EVP Agreement as a result of a reverse merger (without giving effect to the Amended Fee). In the event that the transactions contemplated by the Merger Agreement are not consummated, the aforementioned fee provisions will apply to any business combination transaction involving Eos and Pulmatrix.

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PULMATRIX DIRECTORS, OFFICERS AND CORPORATE GOVERNANCE

Management and the Board of Directors

The following table sets forth the persons who serve as Pulmatrix’s executive officers and directors, and their ages as of June 30, 2026.

Name	Age	Position
Peter Ludlum	70	Interim Chief Executive Officer and Interim Chief Financial Officer
Richard Batycky, Ph.D.	58	Director
Todd Bazemore	55	Director
Christopher Cabell M.D.	57	Director
Michael J. Higgins	63	Director and Chairman of the Board of Directors
Anand Varadan	60	Director

Management

Peter Ludlum. Mr. Ludlum has served as Pulmatrix’s interim Chief Executive Officer and principal executive officer since July 20, 2024, its interim Chief Financial Officer, principal accounting officer and principal financial officer since April 2022, and its Strategic Advisor - Finance since December 2021, all pursuant to a November 30, 2021, consulting agreement and subsequent amendments thereto, by and between Pulmatrix and Danforth Advisors, LLC (“Danforth”). Mr. Ludlum has served as an employee with Danforth, a provider of strategic and operational finance and accounting for life science companies, since December 2021. Prior to Danforth, Mr. Ludlum worked as an independent financial consultant. Previously, Mr. Ludlum served in several executive roles at Emmaus Life Sciences, Inc. (n/k/a EMI Holding, Inc.), a commercial-stage biopharmaceutical company, including Co-President, Chief Business Officer, Executive Vice President and Chief Financial Officer, during his tenure from April 2012 until May 2017. Mr. Ludlum previously served as the Chief Financial Officer of Energy and Power Solutions, Inc., an energy intelligence company, from April 2008 to December 2011. He received a B.S. in Business and Economics with a major in accounting from Lehigh University and an MBA with a concentration in Finance from California State University, Fullerton.

Board of Directors (Non-Employee Directors)

Richard Batycky, Ph.D. Dr. Batycky was appointed to serve as a director of Pulmatrix in November 2019. He is currently the President and Chief Executive Officer of Nocion Therapeutics, Inc. having served in such position since 2018. Dr. Batycky has over two decades of experience with biotech start-ups from founding to acquisition across an array of platforms and disease states with notable expertise in inhaled drug development. From 2009 to 2014, he was the Chief Scientific Officer and a founder of Civitas Therapeutics, which was acquired by Acorda Therapeutics, Inc., or Acorda. At Acorda, he served as Chief Technology Officer from 2014 to 2018 where he led its novel dry powder inhalation therapy to treat motor issues in Parkinson’s patients through to FDA approval as Inbrija™. Prior to Civitas Therapeutics, he was Chief Scientific Officer and Senior VP of R&D at Pulmatrix from 2007 to 2009 and held prior positions at Alkermes and Advanced Inhalation Research from 1998 to 2007. Dr. Batycky received his B.Sc. in Chemical Engineering from the University of Calgary and his S.M. and Ph.D. in Chemical Engineering from the Massachusetts Institute of Technology (MIT). Pulmatrix believes that Dr. Batycky’s noteworthy experience in inhaled drug development in biotechnology companies qualifies him to serve as a member of the Pulmatrix board of directors.

Todd Bazemore. Mr. Bazemore was appointed to serve as a director of Pulmatrix in October 2020. Todd Bazemore has been the President and CEO of AIRNA since June 2026. Before AIRNA, he was the CEO and director at KALA BIO, Inc., which he joined in November 2021, and where he also served as the President and Chief Operating Officer since December 2021 and as the Chief Operating Officer from November 2017 through November 2021. Previously, he served as Executive Vice President and Chief Operating Officer of Santhera Pharmaceuticals (USA) Inc., or Santhera, a pharmaceutical company and subsidiary of Santhera Pharmaceuticals Holdings AG, from September 2016 until November 2017. Prior to joining Santhera, Mr. Bazemore served as Executive Vice President and Chief Commercial Officer of Dyax Corp., or Dyax, a biopharmaceutical company focused on orphan diseases, between April 2014 and January 2016, when Dyax was acquired by Shire plc. Between April 2012 and September 2013, he served as Vice President, Managed Markets at Sunovion Pharmaceuticals, Inc., or Sunovion (a subsidiary of Dainippon Sumitomo Pharma Co. Ltd.), a global biopharmaceutical company focused on serious medical conditions. Prior to that, Mr. Bazemore held several roles of increasing responsibility at Sunovion, including Vice President of Sales and Vice President of the Respiratory Business Unit. He received his Bachelor of Science from the University of Massachusetts, Lowell. Pulmatrix believes that Mr. Bazemore has extensive business experience running the commercial operations of biopharmaceutical companies and qualifies him to serve as a member of the Pulmatrix board of directors.

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Christopher Cabell, M.D. Dr. Cabell was appointed to serve as a director of Pulmatrix in June 2020. He is currently the President and Head of Research & Development at Inhibikase Therapeutics. Prior to joining Inhibikase Therapeutics in February 2025, Dr. Cabell was Chief Executive Officer at CorHepta Pharmaceuticals. Previously, Dr. Cabell was Chief Medical Officer at Arena Pharmaceuticals, Zura Bio and Emergent BioSolutions. Dr. Cabell has also served on multiple corporate and scientific advisory boards. Earlier in his career, Dr. Cabell was a consultant, founding HD Consulting and serving as Head of the Therapeutic & Specialty Business Development team for Quintiles. Dr. Cabell was on faculty at Duke University School of Medicine in the Division of Cardiology. Dr. Cabell is a Fellow of the American College of Cardiology and has over 100 peer reviewed publications including in the New England Journal of Medicine, JAMA, and Annals of Internal Medicine. Board certified in both internal medicine and cardiovascular diseases, Dr. Cabell is an honors graduate of Pennsylvania State University and Duke University, earning both his Medical Degree and a Masters in Health Sciences from the latter. Pulmatrix believes that Dr. Cabell’s noteworthy experience in clinical drug development in biotechnology companies qualifies him to serve as a member of the Pulmatrix board of directors.

Michael J. Higgins. Mr. Higgins was appointed Chairman of the Pulmatrix board of directors in April 2020. He has been a member of the Pulmatrix board of directors since June 2015. He has served as chairman of the board of directors of Voyager Therapeutics, a publicly traded biopharmaceutical company, since June 2019, and served as Voyager’s Interim CEO from June 2021 through March 2022. He has served as a board member of Genocea Biosciences Inc., a publicly traded immuno-oncology company, from 2015 to June 2022; Nocion Therapeutics, Inc., a biopharmaceutical company, since September 2020; Camp4 Therapeutics Corporation, a biopharmaceutical company, since October 2017 and Cyclerion Therapeutics, Inc., a publicly traded biopharmaceutical company, since November 2023. Mr. Higgins is a serial entrepreneur who has helped launch/build numerous companies during his career. He served as Entrepreneur-in-Residence at Polaris Partners, an investment company, from 2015 to 2020. From 2003 to 2014 he served as Senior Vice President, Chief Operating Officer at Ironwood Pharmaceuticals Inc, a biopharmaceutical company. Prior to 2003, Mr. Higgins held a variety of senior business positions at Genzyme Corporation, including Vice President of Corporate Finance and Vice President of Business Development. Prior to joining Genzyme Corporation, Mr. Higgins led Procept, Inc.’s financial team from founding through its initial public offering. Mr. Higgins earned a B.S. from Cornell University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College. Pulmatrix believes that Mr. Higgins’ financial and business expertise, including his diversified background as an executive officer in public pharmaceutical companies, qualifies him to serve as a member of the Pulmatrix board of directors.

Anand Varadan. Mr. Varadan was appointed to serve as a director of Pulmatrix in July 2021. He is currently the founder and President of Ignition Insights, LLC, a consulting firm providing commercial and strategic consultancy services to biopharma companies and investors. Previously, he was Executive Vice President, Chief Commercial Officer at Chiasma Inc., a commercial-stage biopharmaceutical company, until its acquisition by Amryt PLC. Mr. Varadan also served as Executive Vice President, Chief Commercial Officer of Karyopharm Therapeutics, Inc, an oncology-focused pharmaceutical company, where he started up commercial operations leading to the successful launch of XPOVIO for multiple myeloma. Earlier in his career, Mr. Varadan held executive leadership roles at Amgen Inc., a biopharmaceutical company, in the United States, European Union, and Canada including Vice President, U.S. Inflammation and Nephrology Business Unit and Vice President and General Manager, Amgen Canada. Prior to Amgen, Mr. Varadan was a brand manager at Procter and Gamble Company. Mr. Varadan has a B.A. from George Washington University and an M.B.A. from the Simon Business School at the University of Rochester. Mr. Varadan’s extensive executive leadership experience and his in-depth knowledge of the biopharmaceutical industry make him well qualified to serve on the Pulmatrix board of directors.

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Corporate Governance

Pulmatrix, with the oversight of the Pulmatrix board of directors and its committees, operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. Pulmatrix regularly monitors developments in the area of corporate governance.

Code of Corporate Conduct and Ethics and Whistleblower Policy

Pulmatrix has adopted a Code of Corporate Conduct and Ethics and Whistleblower Policy that applies to all of its associates, as well as each of its directors and certain persons performing services for it. The Code of Corporate Conduct and Ethics and Whistleblower Policy addresses, among other things, competition and fair dealing, conflicts of interest, protection and proper use of Pulmatrix assets, government relations, compliance with laws, rules and regulations and the process for reporting violations of the Code of Corporate Conduct and Ethics and Whistleblower Policy, employee misconduct, improper conflicts of interest or other violations. The Code of Corporate Conduct and Ethics and Whistleblower Policy is available on Pulmatrix’s website at www.pulmatrix.com in the “Corporate Governance” section found under the “Investors” tab. Pulmatrix intends to disclose any amendments to, or waivers from, its Code of Corporate Conduct and Ethics and Whistleblower Policy at the same website address provided above.

Board Composition

The Pulmatrix Charter and Pulmatrix Bylaws provide that the Pulmatrix board of directors will consist of such number of directors as determined from time to time by resolution adopted by the Pulmatrix board of directors. Effective April 6, 2021, the size of the Pulmatrix board of directors was fixed at six directors, which decreased to five directors following the departure of Ted Raad on July 19, 2024. Subject to any rights applicable to any then outstanding shares of preferred stock, any vacancies or newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office. The Pulmatrix board of directors is classified into three classes, with the term of office of one class expiring each year. The term of office of the Class I directors expires at Pulmatrix’s annual meeting of stockholders to be held in 2027, the term of office of the Class II directors expires at Pulmatrix’s annual meeting of stockholders to be held in 2028 and the term of office of the Class III directors expires at Pulmatrix’s annual meeting of stockholders to be held in 2026, and following the Pulmatrix Special Meeting and the Director Election Proposal, in 2029. Pulmatrix stockholders vote to elect directors of the class with a term then expiring each year at Pulmatrix’s annual meeting of stockholders.

Pulmatrix has no formal policy regarding board diversity. The Pulmatrix board of directors believes that each director should have a basic understanding of the principal operational and financial objectives and plans and strategies of Pulmatrix, its results of operations and financial condition and relative standing in relation to its competitors. Pulmatrix takes into consideration the overall composition and diversity of the Pulmatrix board of directors and areas of expertise that director nominees may be able to offer, including business experience, knowledge, abilities and customer relationships. Generally, Pulmatrix will strive to assemble a board that brings to it a variety of perspectives and skills derived from business and professional experience as Pulmatrix may deem are in its and its stockholders’ best interests. In doing so, Pulmatrix will also consider candidates with appropriate non-business backgrounds.

Director Independence

Pulmatrix is currently listed on The Nasdaq Capital Market and therefore relies on the definition of independence set forth in the Nasdaq Listing Rules (“Nasdaq Rules”). Under the Nasdaq Rules, a director will only qualify as an “independent director” if, in the opinion of the Pulmatrix board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based upon information requested from and provided by each director concerning his background, employment, and affiliations, including family relationships, Pulmatrix has determined that Mr. Bazemore, Dr. Batycky, Dr. Cabell, Mr. Higgins, and Mr. Varadan have no material relationships with it that would interfere with the exercise of independent judgment and are “independent directors” as that term is defined in the Nasdaq Rules.

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Board Committees, Meetings and Attendance

During 2025, the Pulmatrix board of directors held eight meetings. Pulmatrix expects its directors to attend board meetings, meetings of any committees and subcommittees on which they serve, and each annual meeting of stockholders, either in person or by teleconference. During 2025, each director attended at least seventy-five percent (75%) of the total number of meetings held by the Pulmatrix board of directors and Pulmatrix board of directors’ committees of which such director was a member. All of the directors attended Pulmatrix’s 2025 annual meeting of stockholders.

The Pulmatrix board of directors delegates various responsibilities and authority to different Pulmatrix board of directors’ committees. Committees regularly report on their activities and actions to the full Pulmatrix board of directors. Currently, the Pulmatrix board of directors has established an audit committee (the “Pulmatrix Audit Committee”), a compensation committee (the “Pulmatrix Compensation Committee”) and a nominating and corporate governance committee (the “Pulmatrix Nominating and Corporate Governance Committee”). Committee assignments are re-evaluated annually. Each of these committees operates under a charter that has been approved by the Pulmatrix board of directors. The current charter of each of these committees is available on Pulmatrix’s website at www.pulmatrix.com in the “Corporate Governance” section under “Investors.” The following table sets forth the current membership of each of the Pulmatrix board of directors’ committees listed above.

Name*	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Richard Batycky, Ph.D.	Member	Chairman
Todd Bazemore	Member		Chairman
Christopher Cabell, M.D.		Member	Member
Michael J. Higgins*	Chairman		Member
Anand Varadan		Member

*	Chairman of the Pulmatrix board of directors.

Audit Committee

The Pulmatrix Audit Committee is responsible for, among other matters:

●	approving and retaining the independent auditors to conduct the annual audit of Pulmatrix’s financial statements;

●	reviewing the proposed scope and results of the audit;

●	reviewing and pre-approving audit and non-audit fees and services;

●	reviewing accounting and financial controls with the independent auditors and Pulmatrix’s financial and accounting staff;

●	reviewing and approving transactions between Pulmatrix and its directors, officers and affiliates;

●	recognizing and preventing prohibited non-audit services;

●	establishing procedures for complaints received by Pulmatrix regarding accounting matters;

●	overseeing internal audit functions, if any; and

●	preparing the report of the Pulmatrix Audit Committee that the rules of the SEC require to be included in Pulmatrix’s annual meeting proxy statement.

The Pulmatrix Audit Committee is composed of Michael J. Higgins (chairman), Richard Batycky, Ph.D. and Todd Bazemore. The Pulmatrix board of directors has determined that Mr. Higgins, Dr. Batycky and Mr. Bazemore were independent in accordance with Nasdaq Rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Pulmatrix board of directors has also reviewed the education, experience and other qualifications of each member of the Pulmatrix Audit Committee. Based upon that review, the Pulmatrix board of directors has determined that Michael J. Higgins qualifies as an “audit committee financial expert,” as defined by the rules of the SEC. The Pulmatrix Audit Committee met four times during 2025.

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Compensation Committee

The Pulmatrix Compensation Committee is responsible for, among other matters:

●	reviewing and recommending the compensation arrangements for management, including the compensation for Pulmatrix’s president and chief executive officer;

●	appointing, compensating and overseeing the work of any compensation consultant, legal counsel or other advisor retained by the Pulmatrix Compensation Committee;

●	establishing and reviewing general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve Pulmatrix’s financial goals;

●	administering Pulmatrix’s stock incentive plans; and

●	preparing the report of the Pulmatrix Compensation Committee to the extent that the rules of the SEC require such report to be included in Pulmatrix’s annual meeting proxy statement.

The Pulmatrix Compensation Committee is composed of Richard Batycky, Ph.D. (chairman), Christopher Cabell, M.D. and Anand Varadan. The Pulmatrix board of directors has determined that Dr. Batycky, Dr. Cabell and Mr. Varadan were independent in accordance with Nasdaq Rules. The Pulmatrix Compensation Committee has the authority to delegate to subcommittees of the Pulmatrix Compensation Committee any of the responsibilities of the full committee. The Pulmatrix Compensation Committee did not meet during 2025 and did not engage a compensation consultant.

Nominating and Corporate Governance Committee

The Pulmatrix Nominating and Corporate Governance Committee is responsible for, among other matters:

●	evaluating the current composition, organization and governance of the Pulmatrix board of directors and its committees, and making recommendations for changes thereto;

●	reviewing each director and nominee annually;

●	determining the desired Pulmatrix board of directors’ member skills and attributes and conducting searches for prospective members accordingly;

●	evaluating nominees, and making recommendations to the Pulmatrix board of directors concerning the appointment of directors to Pulmatrix board of directors’ committees, the selection of Pulmatrix board of directors’ committee chairs, proposal of the slate of directors for election to the Pulmatrix board of directors, and the termination of membership of individual directors in accordance with the Pulmatrix board of directors’ governance principles;

●	overseeing the process of succession planning for the chief executive officer and, as warranted, other senior officers of Pulmatrix;

●	developing, adopting and overseeing the implementation of a code of business conduct and ethics; and

●	administering the annual Pulmatrix board of directors’ performance evaluation process.

The Pulmatrix Nominating and Corporate Governance Committee is composed of Todd Bazemore (chairman), Christopher Cabell, M.D. and Michael J. Higgins. The Pulmatrix Nominating and Corporate Governance Committee did not meet during 2025.

Director Nominations

The Pulmatrix Nominating and Corporate Governance Committee considers all qualified candidates identified by members of the Pulmatrix board of directors, by senior management and by stockholders. The Pulmatrix Nominating and Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the Pulmatrix board of directors and members of senior management. Pulmatrix did not pay fees to any third party to assist in the process of identifying or evaluating director candidates during 2025.

The Pulmatrix Bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Pulmatrix board of directors at Pulmatrix’s annual meeting of stockholders. To recommend a nominee for election to the Pulmatrix board of directors, a stockholder must submit his or her recommendation to the Pulmatrix corporate secretary at 945 Concord Street, Suite 1217, Framingham, MA 01701.

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Such nomination must satisfy the notice, information and consent requirements set forth in the Pulmatrix Bylaws and must be received by Pulmatrix prior to the date set forth under “Submission of Future Stockholder Proposals” in this proxy statement/prospectus. A stockholder’s recommendation must be accompanied by the information with respect to stockholder nominees as specified in the Pulmatrix Bylaws, including among other things, the name, age, address and occupation of the recommended person, the proposing stockholder’s name and address, the ownership interests of the proposing stockholder and any beneficial owner on whose behalf the nomination is being made (including the number of shares beneficially owned, any hedging, derivative, short or other economic interests and any rights to vote any shares) and any material monetary or other relationships between the recommended person and the proposing stockholder and/or the beneficial owners, if any, on whose behalf the nomination is being made.

In evaluating director nominees, the Pulmatrix Nominating and Corporate Governance Committee considers the following factors:

●	the appropriate size and diversity of the Pulmatrix board of directors;

●	Pulmatrix’s needs with respect to the particular knowledge, skills and experience of nominees, including experience in corporate finance, technology, business, administration and sales, in light of the prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Pulmatrix board of directors;

●	experience with accounting rules and practices, and whether such a person qualifies as an “audit committee financial expert” pursuant to SEC rules; and

●	balancing continuity of the Pulmatrix board of directors with periodic injection of fresh perspectives provided by new Pulmatrix board of directors members.

The Pulmatrix board of directors believes that each director should have a basic understanding of its principal operational and financial objectives and plans and strategies, its results of operations and financial condition and its relative standing in relation to its competitors.

In identifying director nominees, the Pulmatrix board of directors will first evaluate the current members of the Pulmatrix board of directors willing to continue in service. Current members of the Pulmatrix board of directors with skills and experience that are relevant to Pulmatrix’s business and who are willing to continue in service will be considered for re-nomination.

If any member of the Pulmatrix board of directors does not wish to continue in service or if the Pulmatrix board of directors decides not to re-nominate a member for re-election, the Pulmatrix board of directors will identify another nominee with the desired skills and experience described above. The Pulmatrix board of directors takes into consideration the overall composition and diversity of the Pulmatrix board of directors and areas of expertise that director nominees may be able to offer, including business experience, knowledge, abilities and customer relationships. Generally, the Pulmatrix board of directors will strive to assemble a board that brings to it a variety of perspectives and skills derived from business and professional experience as it may deem are in its and its stockholders’ best interests. In doing so, the Pulmatrix board of directors will also consider candidates with appropriate non-business backgrounds.

Board Leadership Structure and Role in Risk Oversight

The positions of Chairman of the Pulmatrix board of directors and Principal Executive Officer are filled by two separate individuals. Mr. Higgins currently serves as Chairman of the Pulmatrix board of directors, and Mr. Ludlum currently serves as Principal Executive Officer. The Pulmatrix board of directors acknowledges that there are different leadership structures that could allow it to effectively oversee the management of the risks relating to Pulmatrix’s operations and believes its current leadership structure enables it to effectively provide oversight with respect to such risks. The Pulmatrix Audit Committee is primarily responsible for overseeing Pulmatrix’s risk management processes on behalf of the full Pulmatrix board of directors. The Pulmatrix Audit Committee receives reports from management concerning Pulmatrix’s assessment of risks. In addition, the Pulmatrix Audit Committee reports regularly to the full Pulmatrix board of directors, which also considers Pulmatrix’s risk profile. The Pulmatrix Audit Committee and the full Pulmatrix board of directors focus on the most significant risks facing Pulmatrix and its general risk management strategy. In addition, as part of its oversight of Pulmatrix’s executive compensation program, the Pulmatrix Compensation Committee considers the impact of such program, and the incentives created by the compensation awards that it administers, on Pulmatrix’s risk profile. In addition, the Pulmatrix Compensation Committee reviews all of Pulmatrix’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to Pulmatrix. The Pulmatrix Compensation Committee has determined that, for all employees, Pulmatrix’s compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

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Communications with Directors

The Pulmatrix board of directors welcomes communication from Pulmatrix stockholders. Pulmatrix stockholders and other interested parties who wish to communicate with a member or members of the Pulmatrix board of directors or a committee thereof may do so by addressing correspondence to the Pulmatrix board of directors member, members or committee, c/o Secretary, Pulmatrix, Inc., at 945 Concord Street, Suite 1217, Framingham, MA 01701. The Pulmatrix corporate secretary will review and forward correspondence to the appropriate person or persons.

All communications received as set forth in the preceding paragraph will be opened by the Pulmatrix corporate secretary for the sole purpose of determining whether the contents represent a message to Pulmatrix directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee(s). In the case of communications to the Pulmatrix board of directors or any group or committee of directors, the Pulmatrix corporate secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to whom the communication is addressed. If the amount of correspondence received through the foregoing process becomes excessive, the Pulmatrix board of directors may consider approving a process for review, organization and screening of the correspondence by the Pulmatrix corporate secretary or another appropriate person.

Family Relationships

There are no family relationships amongst Pulmatrix directors and executive officers, or person nominated or chosen by Pulmatrix to become a director or executive officer.

Involvement in Certain Legal Proceedings

There have been no material legal proceedings that would require disclosure under the federal securities laws that are material to an evaluation of the ability or integrity of Pulmatrix directors or executive officers, or in which any director, officer, nominee or principal stockholder, or any affiliate thereof, is a party adverse to Pulmatrix or has a material interest adverse to Pulmatrix.

Insider Trading Policy and Anti-Hedging Policy

Pulmatrix maintains an insider trading policy that applies to its officers, directors, employees and consultants that prohibits trading Pulmatrix securities during certain established periods and when in possession of material non-public information. It also prohibits, unless approved in advance in limited circumstances by the policy administrator, the hedging of Pulmatrix securities, including short sales or purchases or sales of derivative securities based on Pulmatrix securities, and the use of Pulmatrix securities to secure a margin or other loan. Since the adoption of the Pulmatrix insider trading policy, the policy administrator has not granted any such exemptions to the policy’s general prohibition on hedging or pledging. While Pulmatrix is not subject to the insider trading policy, Pulmatrix does not trade in its securities when it is in possession of material nonpublic information other than pursuant to previously adopted Rule 10b5-1 trading plans.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires Pulmatrix directors, executive officers, and persons who own more than 10% of a registered class of Pulmatrix equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Pulmatrix common stock and other equity securities. Officers, directors, and greater-than-10% shareholders are required by SEC regulations to furnish Pulmatrix with copies of all Section 16(a) forms they file.

Based solely upon review of the Forms 3, 4 and 5 and amendments thereto furnished to Pulmatrix, Pulmatrix believes that all directors, officers and persons beneficially owning greater than 10% of its equity securities timely filed reports required under Section 16(a) for the year ended December 31, 2025.

Timing and Issuance of Stock Options

The Pulmatrix Board does not have a formal policy on the timing of stock option awards in relation to the disclosure of material non-public information; however, it would take into account material non-public information when determining the timing and terms of such an award to avoid an inappropriate impact on the value of the award. Pulmatrix has not timed the disclosure of material non-public information for the purpose of affecting the value of executive compensation.

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PULMATRIX EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the names and positions of: (i) each person who served as Pulmatrix’s principal executive officer during the fiscal year ended December 31, 2025; (ii) the two most highly compensated executive officers, other than Pulmatrix’s principal executive officer; and (iii) up to two additional individuals for whom disclosure would have been provided under clause (ii) but for the fact that the person was not serving as an executive officer at the end of the fiscal year ended December 31, 2025 (collectively, the “Pulmatrix Named Executive Officers”):

Name and Principal Position	Year	Bonus ($)		All Other Compensation ($)		Total ($)
Peter Ludlum(1)	2025	-		715,225	(2)	715,225
(Interim Chief Executive Officer and Interim Chief Financial Officer)	2024	50,000	(3)	730,877	(2)	780,877

(1)	Peter Ludlum was appointed as Pulmatrix’s Interim Chief Financial Officer in April 2022. Effective as of July 20, 2024, Mr. Ludlum also was appointed as Pulmatrix’s Interim Chief Executive Officer.

(2)	The amount shown in the “All Other Compensation” column for Mr. Ludlum includes fees paid to Danforth on his behalf during the years ended December 31, 2025, and 2024.

(3)	Represents amounts earned by Mr. Ludlum pursuant to the Ludlum Retention Agreement (as defined below).

Narrative Disclosure to Summary Compensation Table

Mr. Ludlum

Mr. Ludlum has served as Pulmatrix’s interim Chief Executive Officer and principal executive officer since July 20, 2024, Pulmatrix’s interim Chief Financial Officer, principal accounting officer and principal financial officer since April 2022, and Pulmatrix’s Strategic Advisor - Finance since December 2021, all pursuant to a November 30, 2021, consulting agreement and subsequent amendments thereto, by and between Pulmatrix and Danforth (the “Danforth Consulting Agreement”).

Pursuant to the Danforth Consulting Agreement, Danforth received cash compensation at a rate of $400 per hour for Mr. Ludlum’s services as interim Chief Financial Officer of Pulmatrix. Effective following Mr. Ludlum’s appointment as Pulmatrix’s interim Chief Executive Officer, the rate payable to Danforth increased to $700 per hour to cover Mr. Ludlum’s roles as interim Chief Executive Officer and interim Chief Financial Officer collectively. Each month, Pulmatrix and Danforth shall evaluate jointly the current fee structure and scope of Services. Danforth reserves the right to an annual increase in consultant rates of up to 4%, effective January 1 of each year. Upon termination of the Danforth Consulting Agreement, no compensation or benefits of any kind shall be payable or issuable to Danforth after the effective date of such termination. In addition, Pulmatrix will reimburse Danforth for reasonable out-of-pocket business expenses, including but not limited to travel and parking, incurred by Danforth in performing the services, upon submission by Danforth of supporting documentation reasonably acceptable to Pulmatrix. Any such accrued expenses in any given three-month period that exceed $1,000 shall be submitted to Pulmatrix for its prior written approval.

Pursuant to the Danforth Consulting Agreement, Mr. Ludlum will provide services to Pulmatrix under the Danforth Consulting Agreement as an independent contractor and employee of Danforth. The term of the Danforth Consulting Agreement will continue until such time as either party has given notice of termination. The Danforth Consulting Agreement may be terminated by either party hereto: (a) with cause (as defined in the Danforth Consulting Agreement) upon written notice to the other party; or (b) without cause upon 30 days prior written notice to the other party.

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In addition to the Danforth Consulting Agreement, pursuant to the terms of a retention letter agreement, dated as of July 15, 2024, and effective as of July 20, 2024 (the “Ludlum Retention Agreement”), Pulmatrix also agreed to pay to Mr. Ludlum two bonuses to reflect his increased role with Pulmatrix. Pulmatrix paid Mr. Ludlum a lump sum $30,000 bonus in July 2024 and an additional $20,000 following the completion of Pulmatrix’s 2024 annual meeting of stockholders (the “Pulmatrix 2024 Annual Meeting”) held on December 18, 2024. Pursuant to this agreement, Mr. Ludlum must be providing services to Pulmatrix on the date of the Pulmatrix 2024 Annual Meeting (such date, the “Ludlum Retention Date” and each bonus, a “Ludlum Retention Bonus”).

Notwithstanding the foregoing, if Mr. Ludlum’s services relationship with Pulmatrix is terminated prior to the Ludlum Retention Date by Pulmatrix without Cause (as defined in the Ludlum Retention Agreement) or due to Mr. Ludlum’s death or disability, then Pulmatrix shall pay any Ludlum Retention Bonus not previously paid to him (or to his estate) on Pulmatrix’s next regularly scheduled payroll date following the date he (or his estate or legal representative) returns a validly executed, irrevocable release of claims in the form provided by Pulmatrix at the time of his termination (the “Ludlum Release”) and such Ludlum Release becomes effective; provided, however, that in the event the time period for signing the Ludlum Release, plus the expiration of any applicable revocation period, begins in one taxable year and ends in a second taxable year, payment of the applicable retention bonus will not be made until the second taxable year.

Outstanding Equity Awards at Fiscal Year-End

Mr. Ludlum had no outstanding equity awards as of December 31, 2025.

Pay Versus Performance

The following section has been prepared in accordance with pay versus performance rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Under these new rules, the SEC has developed a definition of pay, referred to as Compensation Actually Paid (“CAP”). Pulmatrix is required to calculate CAP for the Pulmatrix Named Executive Officers and then compare it with certain Pulmatrix performance measures. Stockholders should refer to Pulmatrix’s compensation philosophy discussion and analysis in this proxy statement/prospectus for a complete description of how executive compensation relates to Pulmatrix’s performance measures and how the Pulmatrix Compensation Committee makes its decisions related thereto. The Pulmatrix Compensation Committee did not consider this SEC-required pay versus performance analysis and disclosure below in making its pay decisions for any of the years shown.

Pay Versus Performance Table

The following table shows the past three fiscal years’ total compensation for the Pulmatrix Named Executive Officers as set forth in the Summary Compensation Table (“SCT”), the CAP to the Pulmatrix Named Executive Officers (as determined pursuant to SEC rules), Pulmatrix’s total stockholder return (“TSR”), and Pulmatrix’s net loss. Pulmatrix is a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, and has elected to provide in this proxy statement/prospectus certain scaled disclosures permitted under the Exchange Act for smaller reporting companies.

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SEC rules require certain adjustments be made to the SCT totals to determine CAP as reported in the pay versus performance table. CAP does not necessarily represent cash and/or equity value transferred to the applicable Pulmatrix Named Executive Officer without restriction, but rather is a valuation calculated under applicable SEC rules. The methodology for calculating CAP as required by Item 402(v) of Regulation S-K takes into account, among others, changes in share price and its impact on the fair value of equity awards.

Year	SCT Total for PEO Ludlum (1)		CAP to PEO Ludlum(2)		SCT Total for PEO Raad(1)	CAP to PEO Raad(2)	Average SCT Total for Non- PEO Named Executive Officers(3)	Average CAP to Non-PEO Named Executive Officers(4)	Value of Initial Fixed $100 Investment Based on TSR(5)	Net Loss (in thousands)(6)
2025		$715,225		$715,225	-	-	-	-	$57	$(5,162)
2024		$780,877		$780,877	$1,723,126	$1,697,244	$432,916	$426,076	$180	$(9,559)
2023	$	N/A	$	N/A	$691,888	$545,728	$509,915	$481,934	$48	$(14,121)

(1)	Teofilo Raad was the Principal Executive Officer (“PEO”) for each of the 2022 and 2023 fiscal years, and in 2024 through July 19, 2024. Peter Ludlum replaced Teofilo Raad as the PEO effective July 20, 2024. The amount shown for Peter Ludlum includes $715,225 and $730,877 in fees paid to Danforth Advisors for his services for the fiscal years ended December 31, 2025 and 2024, respectively.

(2)	The amounts disclosed reflect the adjustments to the total amount reported in the SCT for the PEOs based on stock-based compensation. Equity values are calculated in accordance with FASB ASC Topic 718. No such adjustments were necessary for Peter Ludlum.

(3)	For the 2024 fiscal year, our only Non-PEO Named Executive Officer was Margaret Wasilewski, M.D. (prior to her termination effective April 1, 2024). As Peter Ludlum was appointed PEO effective July 20, 2024, he is presented in this table as a PEO for the full 2024 fiscal year.

For the 2023 fiscal year, the Pulmatrix Non-PEO Named Executive Officers were Peter Ludlum and Margaret Wasilewski.

(4)	The amounts disclosed reflect the adjustments to the total amount reported in the SCT for the Pulmatrix Non-PEO Named Executive Officers based on stock-based compensation. Equity values are calculated in accordance with FASB ASC Topic 718.

(5)	Pulmatrix’s cumulative TSR assumes $100 was invested in Pulmatrix for the period starting December 31, 2022, through the end of each listed year. Pulmatrix did not pay dividends during the period.

(6)	The dollar amounts reported represent the amount of net loss, in thousands, reflected in Pulmatrix’s consolidated audited financial statements for each applicable year.

Analysis of the Information Presented in the Pay versus Performance Table

Compensation Actually Paid and Net Income (Loss)

The following chart sets forth the relationship between CAP to our PEO, the average CAP to our Non-PEO Named Executive Officers, and our net income (loss) during the three most recently completed fiscal years.

From 2023 to 2024, our net income increased and the CAP to our PEOs increased, while the CAP to our Non-PEO Named Executive Officers decreased. The increase in net income is primarily related to the Company’s cost saving efforts implemented during the year as it searched for strategic alternatives. CAP to our PEOs increased in 2024 related to severance payments made to Mr. Raad following his separation from the Company effective July 19, 2024, and the appointment of Mr. Ludlum effective July 20, 2024 as PEO, thereby classifying him as a PEO during the entirety of 2024.

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From 2024 to 2025, our net income increased, while the CAP to our PEO decreased, as we only had one PEO during 2025, Mr. Ludlum.

Compensation Actually Paid and Cumulative TSR

The following chart sets forth the relationship between CAP to our PEO, the average CAP to our Non-PEO Named Executive Officers, and the Company’s cumulative TSR over the three most recently completed fiscal years.

From 2023 to 2025, the value of an initial fixed $100 investment in our common stock based on cumulative TSR increased. Between these years, the CAP to our PEOs increased and the CAP to our Non-PEO Named Executive Officers decreased, as we had no Non-PEO Named Executive Officers in 2025. Although equity awards have historically been a significant component of our executive compensation program, compensation for Mr. Ludlum, our 2025 PEO, does not include equity awards. We have not directly used TSR in our executive compensation program.

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PULMATRIX DIRECTOR COMPENSATION

Pulmatrix has entered into a director’s agreement with each of its non-employee directors. In the year ended December 31, 2025, under these agreements, non-employee directors were paid cash compensation payable in four quarterly payments as set forth in the table below.

Annual Retainer Non-Employee Directors
Board of Directors:
Members	$35,000
Chairperson	$65,000
Audit Committee:
Members	$7,500
Chairperson	$15,000
Compensation Committee:
Members	$5,000
Chairperson	$11,500
Nominating and Corporate Governance Committee:
Members	$5,000
Chairperson	$10,000

The agreements also provide that such directors will be reimbursed for reasonable out-of-pocket expenses incurred in connection with the attendance of Pulmatrix board of directors and committee meetings.

The following table presents the total compensation for each person who served as a member of the Pulmatrix board of directors during 2025. Other than as set forth in the table and described more fully below, Pulmatrix did not pay any compensation, reimburse any expense of, make any equity awards or non-equity awards to, or pay any other compensation to any of the other members of the Pulmatrix board of directors in such period.

2025 Non-Employee Director Compensation Table

Name	Fees earned or paid in cash ($)	Option awards(1) ($)	All other compensation ($)	Total ($)
Richard Batycky, Ph.D.	54,000	-	-	54,000
Todd Bazemore	52,500	-	-	52,500
Christopher Cabell, M.D.	45,000	-	-	45,000
Michael J. Higgins	85,000	-	-	85,000
Anand Varadan	40,000	-	-	40,000

(1)	As of December 31, 2025, Pulmatrix non-employee directors held the following aggregate number of options to purchase shares of Pulmatrix common stock: Dr. Batycky, 5,555 options; Mr. Bazemore, 5,055 options; Dr. Cabell, 5,055 options; Mr. Higgins, 8,963 options; and Mr. Varadan, 4,305 options. No options were granted during the fiscal year ended December 31, 2025.

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EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding the number of securities to be issued under the Pulmatrix Incentive Plan, the weighted-average exercise price of options issued under the Pulmatrix Incentive Plan, and the number of securities remaining available for future issuance under the Pulmatrix Incentive Plan, in each case as of December 31, 2025:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans(2)
Equity compensation plans approved by security holders(1)	33,858	$17.67	-
Equity compensation plans not approved by security holders	-	-	-
Total	33,858	$17.67	-

(1)	Represents shares available for issuance under the Pulmatrix Incentive Plan.

(2)	The Company sponsored the Incentive Plan, which expired on June 10, 2025. No new awards may be made under the Incentive Plan after its expiration date. Awards issued under the Incentive Plan prior to its expiration remain outstanding in accordance with their terms.

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EOS EXECUTIVE COMPENSATION

For the fiscal years ended December 31, 2025, and 2024, no cash compensation was paid to Eos’s named executive officers (“Eos NEOs”). In 2024, Kevin Slawin, Chief Executive Officer of Eos, received options to acquire 17,463 shares of Class A Common Stock of Eos at an exercise price of $0.01 per share, subject to time-based vesting over four years with a one-year cliff. In 2025, Dr. Slawin received options to acquire 175,000 shares of Class A Common Stock of Eos at an exercise price of $0.01 per share, subject to milestone-based vesting pursuant to the applicable award agreement. In 2024, Rapha Capital Management, LLC, a limited liability company managed by Dr. Slawin as its sole Manager, received options to acquire 17,463 shares of Class A Common Stock of Eos at a strike price of $0.01, subject to time-based vesting over four years with a one-year cliff. In 2025, Rapha Capital Management, LLC received options to acquire 150,000 shares of Class A Common Stock of Eos at a strike price of $0.01, subject to milestone-based vesting (followed by time-based vesting following the completion of milestone) pursuant to the applicable award agreement. The foregoing option awards were granted pursuant to Eos’s 2024 Equity Incentive Plan (as amended). See “Certain Relationships and Related Party Transactions” for additional information regarding the grants to Rapha Capital Management, LLC. The Merger Agreement also contemplates that, on or after the date of the Merger Agreement, Eos may grant restricted stock units or other equity-based awards with respect to shares of Eos common stock to Eos’s Chief Executive Officer, an entity established by or otherwise controlled by him, or a person designated by him (the “CEO RSUs”). The CEO RSUs were awarded to RCM Eos RSU HOLDINGS, LLC, an entity established by Eos’s Chief Executive Officer, on July 7, 2026. Any CEO RSUs that are outstanding immediately prior to the Effective Time will be converted into and become equity-based awards with respect to shares of Pulmatrix common stock in accordance with the terms of the Merger Agreement. See “The Merger Agreement—Treatment of Eos CEO RSUs.”

Summary Compensation Table

The following table sets forth summary compensation information for Eos’s named executive officers for the fiscal years ended December 31, 2025 and 2024. No cash compensation was paid to Eos’s named executive officers during 2025 or 2024, and the only compensation awarded during such periods consisted of option awards. The amounts shown in the “Option Awards” column represent the aggregate grant-date fair value computed in accordance with ASC 718. There is not currently a duly appointed Chief Financial Officer of Eos.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)		Non-equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kevin Slawin (Chief Executive Officer)	2025	0	0	0	3,250	(1)	0	0	0	3,250	(1)
Kevin Slawin (Chief Executive Officer)	2024	0	0	0	349	(2)	0	0	0	349	(2)

(1) In 2025, Dr. Slawin received options to purchase 175,000 shares of Eos Class A Common Stock, with a grant date of March 2, 2025 and an exercise price of $0.01 per share, subject to milestone-based vesting pursuant to the applicable award agreement.

(2) In 2024, Dr. Slawin received options to purchase 17,463 shares of Eos Class A Common Stock at an exercise price of $0.01 per share, subject to time-based vesting over four years with a one-year cliff.

(3) Rapha Capital Management, LLC, a limited liability company managed by Dr. Slawin as its sole Manager, received two option grants: (i) in 2024, options to acquire 17,463 shares of Eos Class A Common Stock at a strike price of $0.01, subject to time-based vesting over four years with a one-year cliff; and (ii) in 2025, options to acquire 150,000 shares of Eos Class A Common Stock at a strike price of $0.01, subject to milestone-based vesting pursuant to the applicable award agreement. The amounts reported in the “Option Awards” column represent the aggregate grant-date fair value computed in accordance with ASC 718. See “Certain Relationships and Related Party Transactions” for additional information regarding these grants.

Narrative Disclosure to Summary Compensation Table

Dr. Kevin Slawin has served as Chief Executive Officer of Eos. During the fiscal years ended December 31, 2025, and 2024, Dr. Slawin received no cash compensation from Eos. The only compensation awarded to Dr. Slawin during such periods consisted of stock option awards. In 2024, Dr. Slawin received options to purchase 17,463 shares of Eos Class A Common Stock at an exercise price of $0.01 per share, subject to time-based vesting over four years with a one-year cliff. In 2025, Dr. Slawin received options to purchase 175,000 shares of Eos Class A Common Stock at an exercise price of $0.01 per share, subject to milestone-based vesting (followed by time-based vesting following the completion of milestone) pursuant to the applicable award agreement. In 2024, Rapha Capital Management, LLC, a limited liability company managed by Dr. Slawin as its sole Manager, received options to acquire 17,463 shares of Eos Class A Common Stock at a strike price of $0.01, subject to time-based vesting over four years with a one-year cliff. In 2025, Rapha Capital Management, LLC received options to acquire 150,000 shares of Eos Class A Common Stock at a strike price of $0.01, subject to milestone-based vesting (followed by time-based vesting following the completion of milestone) pursuant to the applicable award agreement. The foregoing option awards were granted pursuant to Eos’s 2024 Equity Incentive Plan (as amended). See “Certain Relationships and Related Party Transactions” for additional information regarding the grants to Rapha Capital Management, LLC. No other named executive officers of Eos received compensation during fiscal years 2025 or 2024.

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EOS DIRECTOR COMPENSATION

No cash compensation was paid to any person who served as a director of Eos during the fiscal year ended December 31, 2025. Frank McGuyer and Jerold Winograd were not directors of Eos during fiscal year 2025 and accordingly received no compensation in their capacity as directors during such period. No equity awards were granted to Eos directors during fiscal year 2025, other than the option awards to Kevin Slawin disclosed in the section titled “Eos Executive Compensation.”

The Director Compensation Table has been omitted for fiscal year 2025 because no compensation was paid to any person who served as a director of Eos during fiscal year 2025, other than the option awards to Kevin Slawin disclosed in the section titled “Eos Executive Compensation.”

In January 2026, (a) Kevin Slawin received options to acquire 35,294 shares of Class A Common Stock of Eos, (b) Frank McGuyer received options to acquire 58,824 shares of Class A Common Stock of Eos, and (c) Jerold Winograd received options to acquire 35,294 shares of Class A Common Stock of Eos, in each case at a strike price of $0.01 and subject to vesting of 100% after the first 12 months of service. The foregoing option awards were granted pursuant to Eos’s 2024 Equity Incentive Plan (as amended).

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MATTERS BEING SUBMITTED TO A VOTE OF PULMATRIX STOCKHOLDERS

PROPOSAL NO. 1 - THE NASDAQ STOCK ISSUANCE PROPOSAL

General

At the Pulmatrix Special Meeting, Pulmatrix stockholders will be asked to approve (i) the issuance of shares of Pulmatrix common stock, which will represent more than 20% of the shares of Pulmatrix common stock outstanding immediately prior to the merger, to Eos stockholders, certain Eos noteholders and to Palladium as compensation in connection with the Merger, pursuant to the terms of the Merger Agreement and that certain M&A Advisory Agreement by and between Pulmatrix and Palladium, dated as of February 12, 2026, respectively, and (ii) the change of control resulting from the merger, pursuant to Nasdaq Listing Rules 5635(a) and 5635(b).

Upon entering into the Merger Agreement, approximately 4.0 million shares of Pulmatrix securities were outstanding, including approximately 3.7 million shares of common stock and approximately 0.3 million shares underlying outstanding options and warrants. Immediately after the Merger, based solely on the estimated Exchange Ratio as described in this proxy statement/prospectus, Pulmatrix securityholders as of immediately prior to the Merger are expected to own approximately 6% of the Combined Company on a fully-diluted basis, excluding the CEO RSUs, with the remaining 94% expected to be owned by Eos securityholders, including the shares issued related to merger fees and shares issued or related to Pulmatrix Series B Preferred Stock.

Pulmatrix will assume outstanding and unexercised options to purchase shares of Eos common stock, as well as the CEO RSUs, and such securities will be converted into options to purchase shares of Pulmatrix common stock, subject to certain adjustments.

The terms of, reasons for and other aspects of the Merger Agreement, the Merger and the issuance of Pulmatrix common stock in the Merger are described in detail in the section of this proxy statement/ prospectus titled “The Merger Agreement.” A copy of the Merger Agreement, as amended by Amendment No. 1 thereto, is attached as Annex A to the accompanying proxy statement/prospectus.

Reason for the Proposal

Under Nasdaq Listing Rule 5635(a)(1), a company listed on Nasdaq is required to obtain stockholder approval prior to the issuance of common stock, among other things, in connection with the acquisition of another company’s stock, if the number of shares of common stock to be issued is in excess of 20% of the number of shares of common stock then outstanding. The potential issuance of the shares of Pulmatrix common stock in the Merger exceeds the 20% under the Nasdaq Listing Rules and is expected to represent approximately 93.8144% of the Pulmatrix common stock on a fully diluted basis immediately following the Merger. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(a)(1), Pulmatrix must obtain the approval of Pulmatrix stockholders for the issuance of these shares of common stock in the Merger.

Under Nasdaq Listing Rule 5635(b), a company listed on Nasdaq is required to obtain stockholder approval prior to an issuance of stock that will result in a “change of control” of the listed company. It is expected that Nasdaq will determine that the Merger constitutes a “change of control” of the listed company. Accordingly, in order to ensure compliance with Nasdaq Listing Rule 5635(b), Pulmatrix must obtain the approval of Pulmatrix stockholders of the change of control resulting from the Merger.

Required Vote

The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Nasdaq Stock Issuance Proposal, voting affirmatively or negatively (excluding abstentions and broker non-votes), is required to approve the Nasdaq Stock Issuance Proposal. Abstentions and broker-non votes, if any, will have no effect on the Nasdaq Stock Issuance Proposal.

The Merger is conditioned upon the approval of the Nasdaq Stock Issuance Proposal. Notwithstanding the approval of the Nasdaq Stock Issuance Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Nasdaq Stock Issuance Proposal will not be effected.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Nasdaq Stock Issuance Proposal.

THE PULMATRIX BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

NASDAQ STOCK ISSUANCE PROPOSAL.

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PROPOSAL NO. 2 - THE REVERSE STOCK SPLIT PROPOSAL

General

At the Pulmatrix Special Meeting, Pulmatrix stockholders will be asked to approve a certificate of amendment to the Pulmatrix Charter to effect a reverse stock split of the issued and outstanding shares of Pulmatrix common stock at a ratio in the range of one new share for every 2 shares and one new share for every 10 shares outstanding (or any number in between), to be determined mutually by the Pulmatrix board of directors and the Eos board of directors (the “Split Ratio”). The final Split Ratio and effectiveness of such amendment will be mutually agreed by the Pulmatrix board of directors and the Eos board of directors, assuming this proposal is approved by the Pulmatrix stockholders. On                                 , 2026, the Pulmatrix board of directors adopted resolutions approving the proposed certificate of amendment to the Pulmatrix Charter in the form attached as Annex B to this proxy statement/prospectus. If the certificate of amendment is filed with the Secretary of State of the State of Delaware, upon the effectiveness of such amendment (the “Reverse Stock Split Effective Time”), the issued and outstanding shares of Pulmatrix common stock immediately prior to the Reverse Stock Split Effective Time will automatically without further action on the part of Pulmatrix be combined into a smaller number of shares in accordance with the final Split Ratio.

The Pulmatrix board of directors may determine to effect a reverse stock split, if it is approved by the Pulmatrix stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the Nasdaq Stock Issuance Proposal.

By approving this Proposal No. 2, Pulmatrix stockholders will: approve an amendment to the Pulmatrix Charter pursuant to which any whole number of issued and outstanding shares of Pulmatrix common stock, between and including                 to                , would be combined into one share of Pulmatrix common stock and will authorize the Pulmatrix board of directors to file such certificate of amendment, as mutually agreed by the Pulmatrix board of directors and Eos board of directors, with the Secretary of State of the State of Delaware. As of the Record Date, 200,000,000 shares of Pulmatrix common stock were authorized,                shares of Pulmatrix common stock were issued and outstanding and                shares of Pulmatrix common stock were reserved for issuance.

All holders of Pulmatrix common stock will be affected proportionately by the reverse stock split. No fractional shares of Pulmatrix common stock will be issued as a result of the reverse stock split. Instead, Pulmatrix stockholders who otherwise would be entitled to receive fractional shares will be entitled to receive cash as set forth below under the caption “No Fractional Shares.” Each Pulmatrix stockholder will hold the same percentage of the outstanding Pulmatrix common stock immediately following the reverse stock split as that Pulmatrix stockholder did immediately prior to the reverse stock split, except to the extent that the reverse stock split results in Pulmatrix stockholders receiving cash in lieu of fractional shares.

Should Pulmatrix receive the required stockholder approval for this Proposal No. 2, and following such stockholder approval, the Pulmatrix board of directors, subject to agreement by Eos, determines that effecting the reverse stock split is in the best interests of Pulmatrix and its stockholders, the reverse stock split will become effective as specified in the amendment filed with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Pulmatrix board of directors and Eos board of directors within the limits set forth in this Proposal No. 2 to be combined into one share of Pulmatrix common stock. Accordingly, upon the effectiveness of the amendment to the Pulmatrix Charter, at the Reverse Stock Split Effective Time, every 2 to 10 shares (or any number in between) of Pulmatrix common stock outstanding immediately prior to the Reverse Stock Split Effective Time will be combined and reclassified into one share of Pulmatrix common stock.

The proposed form of certificate of amendment to the Pulmatrix Charter to effect the reverse stock split, as more fully described below, will affect the reverse stock split but will not change the number of authorized shares of Pulmatrix common stock or preferred stock, or the par value of Pulmatrix common stock or preferred stock.

A copy of the proposed form of certificate of amendment to the Pulmatrix Charter to effect the reverse stock split is attached as Annex B to this proxy statement/prospectus.

Notwithstanding approval of this Proposal No. 2 by Pulmatrix stockholders, the Pulmatrix board of directors may, in its sole discretion, abandon the proposed amendments and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split, as permitted under Section 242(c) of the Delaware General Corporation Law (the “DGCL”).

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Reasons for the Reverse Stock Split

The Pulmatrix board of directors approved the proposal approving the amendment to the Pulmatrix Charter effecting the reverse stock split for the following reasons:

●	the Pulmatrix board of directors believes effecting the reverse stock split will result in an increase in the minimum bid price of Pulmatrix common stock and reduce the risk of a delisting of Pulmatrix common stock from Nasdaq in the future; and
●	the Pulmatrix board of directors believes a higher stock price may help generate investor interest in Pulmatrix and ultimately the Combined Company and help Pulmatrix attract and retain employees.

If the reverse stock split successfully increases the per share price of Pulmatrix common stock, the Pulmatrix board of directors also believes this increase may increase trading volume in Pulmatrix common stock and facilitate future financings by Pulmatrix.

Requirements for Listing on Nasdaq

Pulmatrix common stock is listed on the Nasdaq Capital Market under the symbol “PULM.” Pulmatrix has filed an initial listing application pursuant to the terms of the Merger Agreement for the Combined Company to list the securities of the Combined Company on Nasdaq.

According to the Nasdaq rules, an issuer must, in a case such as this, apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq listing. Accordingly, the listing standards of Nasdaq will require Pulmatrix to have, among other things, a $4.00 per share minimum bid price for a certain number of trading days preceding the Closing, unless it effects a reverse stock split. Therefore, the reverse stock split may be necessary in order to satisfy Nasdaq requirements and consummate the Merger.

In addition, it is a condition to the Closing that the shares of Pulmatrix common stock to be issued in the Merger pursuant to the Merger Agreement having been approved for listing on Nasdaq.

One of the effects of the reverse stock split will be to effectively increase the proportion of authorized shares which are unissued relative to those which are issued. This could result in Pulmatrix’s management being able to issue more shares without further stockholder approval. The reverse stock split will not affect the number of authorized shares of Pulmatrix capital stock, which will continue to be authorized pursuant to the Pulmatrix Charter.

Potential Increased Investor Interest

An investment in Pulmatrix common stock may not appeal to brokerage firms that are reluctant to recommend lower priced securities to their clients. Investors may also be dissuaded from purchasing lower priced stocks because the brokerage commissions, as a percentage of the total transaction, tend to be higher for such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide research coverage of lower priced stocks. Also, the Pulmatrix board of directors believes that most investment funds are reluctant to invest in lower priced stocks.

There are risks associated with the reverse stock split, including that the reverse stock split may not result in an increase in the per share price of Pulmatrix common stock.

Pulmatrix cannot predict whether the reverse stock split will increase the market price for Pulmatrix common stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

●	the market price per share of Pulmatrix common stock after the reverse stock split will rise in proportion to the reduction in the number of shares of Pulmatrix common stock outstanding before the reverse stock split;

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●	the reverse stock split will result in a per share price that will attract brokers and investors who do not trade in lower priced stocks;

●	the reverse stock split will result in a per share price that will increase the ability of Pulmatrix to attract and retain employees;

●	the market price per share will either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq for continued listing; or

●	the market price per share will achieve and maintain the $4.00 minimum bid price requirement, unless it effects a reverse stock split, for a sufficient period of time for the Combined Company common stock to be approved for listing by Nasdaq.

The market price of Pulmatrix common stock will also be based on the performance of Pulmatrix, and after the Merger, on the performance of the Combined Company, and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Pulmatrix common stock declines, the percentage decline as an absolute number and as a percentage of the overall market capitalization of Pulmatrix may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Pulmatrix common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

The reverse stock split will be realized simultaneously for all shares of Pulmatrix common stock and options to purchase shares of Pulmatrix common stock outstanding immediately prior to the Reverse Stock Split Effective Time. The reverse stock split will affect all holders of shares of Pulmatrix common stock outstanding immediately prior to the Reverse Stock Split Effective Time uniformly and each such stockholder will hold the same percentage of Pulmatrix common stock outstanding immediately following the reverse stock split as that stockholder held immediately prior to the reverse stock split, except for immaterial adjustments that may result from the treatment of fractional shares as described below. The reverse stock split will not change the par value of Pulmatrix common stock or preferred stock and will not reduce the number of authorized shares of Pulmatrix common stock or preferred stock. Pulmatrix common stock issued pursuant to the reverse stock split will remain fully paid and nonassessable. Proportionate adjustments will be made to the per share exercise price, the number of shares issuable upon the exercise, vesting or settlement of all outstanding options to purchase shares of Pulmatrix common stock, and the number of shares reserved for issuance pursuant to Pulmatrix’s existing equity incentive plans will be reduced proportionately based on the Split Ratio. The reverse stock split will not affect Pulmatrix continuing to be subject to the periodic reporting requirements of the Exchange Act.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the Pulmatrix stockholders approve the amendment to the Pulmatrix Charter effecting the reverse stock split, the Pulmatrix board of directors and Eos board of directors mutually agree that a reverse stock split is necessary, and the Pulmatrix board of directors still believes that a reverse stock split is in the best interests of Pulmatrix and its stockholders, Pulmatrix will file the amendment to the Pulmatrix Charter with the Secretary of State of the State of Delaware at such time as the Pulmatrix board of directors has determined to be the appropriate Reverse Stock Split Effective Time. The Pulmatrix board of directors and Eos board of directors may mutually agree to delay effecting the reverse stock split without resoliciting stockholder approval. Beginning at the Reverse Stock Split Effective Time, each stock certificate representing pre-split shares will be deemed for all corporate purposes to evidence ownership of post-split shares.

As soon as practicable after the Reverse Stock Split Effective Time, the Pulmatrix stockholders will be notified that the reverse stock split has been effected. Pulmatrix expects that the Pulmatrix transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre- split shares will be asked to surrender to the exchange agent stock certificates representing pre-split shares in exchange for stock certificates (or book-entry positions) representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by Pulmatrix. No new certificates (or book-entry positions) will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Shares held in book-entry form will be automatically exchanged. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) unless and until requested to do so.

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No Fractional Shares

No fractional shares will be issued in connection with the reverse stock split. Stockholders of record who otherwise would be entitled to receive fractional shares because they hold a number of pre-split shares not evenly divisible by the number of pre-split shares for which each post-split share is to be reclassified, will be entitled, upon surrender to the exchange agent of certificates representing such shares, to a cash payment in lieu thereof at a price equal to the fraction of a share to which the stockholder would otherwise be entitled multiplied by the closing price of the common stock on Nasdaq on the date of the filing of the amendment to the Pulmatrix Charter effecting the reverse stock split. For the foregoing purposes, all shares of common stock held by a holder will be aggregated (thus resulting in no more than one fractional share per holder). The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Pulmatrix is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective date of the split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by Pulmatrix or the exchange agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

Potential Anti-Takeover Effect

Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect, for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Pulmatrix board of directors or contemplating a tender offer or other transaction for the combination of Pulmatrix with another company, the Reverse Stock Split Proposal is not being proposed in response to any effort of which Pulmatrix is aware to accumulate shares of Pulmatrix common stock or obtain control of Pulmatrix, other than in connection with the Merger, nor is it part of a plan by management to recommend a series of similar amendments to the Pulmatrix board of directors and stockholders. Other than the proposals being submitted to the Pulmatrix stockholders for their consideration at the Pulmatrix Special Meeting, the Pulmatrix board of directors does not currently contemplate recommending the adoption of any other actions that could be construed to affect the ability of third parties to take over or change control of Pulmatrix. For more information, please see the section titled “Risk Factors-Risks Related to the Combined Company” beginning on page 60 of this proxy statement/prospectus.

Required Vote

The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Reverse Stock Split Proposal, voting affirmatively or negatively (excluding abstentions and broker non-votes), is required to approve the Reverse Stock Split Proposal. Abstentions and broker-non votes, if any, will have no effect on the Reverse Stock Split Proposal.

The Merger is conditioned upon the approval of the Reverse Stock Split Proposal. However, the Pulmatrix board of directors, without Eos’s input, may determine to effect a reverse stock split, if it is approved by the Pulmatrix stockholders, even if the other proposals to be acted upon at the meeting are not approved, including the Nasdaq Stock Issuance Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the approval of the Reverse Stock Split Proposal.

THE PULMATRIX BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

REVERSE STOCK SPLIT PROPOSAL.

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PROPOSAL NO. 3 - THE AUTHORIZED SHARE INCREASE PROPOSAL

General

At the Pulmatrix Special Meeting, Pulmatrix will ask its stockholders to approve a certificate of amendment to the Pulmatrix Charter to increase the number of authorized shares of Pulmatrix common stock (the “Pulmatrix Share Increase Amendment”). On            , 2026, the Pulmatrix board of directors approved a proposal to amend the Pulmatrix Charter to increase the number of authorized shares of Pulmatrix common stock from 200,000,000 shares to 250,000,000 shares, which would also have the effect of increasing the total number of authorized shares from 200,500,000, including 500,000 shares of Pulmatrix preferred stock, to 250,500,000 shares (the “Pulmatrix Share Increase”), in the form attached as Annex C to this proxy statement/prospectus. As of the Record Date, there were                  shares of Pulmatrix common stock issued and outstanding, and                               shares of Pulmatrix common stock reserved for issuance. Accordingly, approximately                          shares of the total number of Pulmatrix common stock currently authorized remain available for issuance or may be reserved for issuance.

Form of the Pulmatrix Share Increase Amendment

The Pulmatrix Share Increase Amendment would amend and restate the first paragraph of Article IV of the Pulmatrix Charter in its entirety as follows:

“The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 250,500,000 shares, consisting of 250,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 500,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

Background and Reasons for the Pulmatrix Share Increase Amendment

The Pulmatrix Charter currently authorizes the issuance of up to 200,000,000 shares of Pulmatrix common stock and 500,000 shares of preferred stock.

As described in greater detail in the section of this proxy statement/prospectus titled “The Merger Agreement,” pursuant to the Merger Agreement, Pulmatrix will be required to issue shares of Pulmatrix common stock to Eos stockholders and to assume Eos’s 2024 Stock Incentive Plan and outstanding options to purchase Eos common stock.

The number of shares of Pulmatrix common stock currently authorized and unissued and not reserved for issuance is not sufficient for (i) the issuance of Pulmatrix common stock pursuant to the Merger Agreement and (ii) the assumption of Eos’s 2024 Stock Incentive Plan and outstanding options to purchase Eos common stock. In addition, there will not be sufficient shares of Pulmatrix common stock available for issuance in connection with possible future acquisitions, equity and equity-based financings, possible future awards under employee benefit plans and other corporate purposes that the Pulmatrix board of directors may determine to be desirable. Therefore, the Pulmatrix board of directors has determined that the Pulmatrix Share Increase Amendment is in the best interests of Pulmatrix and its stockholders.

If the Pulmatrix Share Increase Amendment is approved by stockholders, upon its effectiveness, and without giving effect to the proposed reverse stock split described in Proposal No. 2 of this proxy statement/prospectus, Pulmatrix will have a total of 250,000,000 authorized shares of Pulmatrix common stock, with                           shares of Pulmatrix common stock issued and outstanding (as of the Record Date), and                           shares reserved for issuance (as of the Record Date), leaving a balance of                           shares of Pulmatrix common stock authorized and unissued and not reserved for any specific purpose. Such outstanding share amounts will be correspondingly adjusted to the extent the proposed reverse stock split is effected prior to effectiveness of the Pulmatrix Share Increase Amendment, but the reverse stock split will not change the number of authorized shares of common stock or preferred stock.

Except for (i) the issuance of shares of Pulmatrix common stock in connection with the Merger, and (ii) the issuance of shares of Pulmatrix common stock that may result from the assumption of Eos’s 2024 Stock Incentive Plan and pursuant to the terms of the Merger Agreement, and the conversion of Pulmatrix’s Series B Preferred Stock, if any, Pulmatrix does not currently have any plans, proposals or arrangement to issue any of its authorized but unissued shares of common stock.

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Possible Effects of the Pulmatrix Share Increase Amendment

If the Pulmatrix Share Increase Amendment is approved and becomes effective, the additional authorized shares would be available for issuance at the discretion of the Pulmatrix board of directors and without further stockholder approval, except as may be required by law or Nasdaq rules. The additional shares of authorized Pulmatrix common stock would have the same rights and privileges as the shares of Pulmatrix common stock currently issued and outstanding. Holders of Pulmatrix common stock have no preemptive rights. The Pulmatrix Share Increase would not change the number of shares of common stock outstanding, nor will it have any immediate dilutive effect; however, the issuance of additional shares of Pulmatrix common stock authorized by the Pulmatrix Share Increase may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of Pulmatrix common stock, or the perception that these sales might occur, could adversely affect the prevailing market price of Pulmatrix common stock or limit Pulmatrix’s ability to raise additional capital. Pulmatrix stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of Pulmatrix than they presently own.

Appraisal or Dissenters’ Rights

Pursuant to the DGCL, stockholders are not entitled to appraisal rights or dissenter’s rights with respect to the Pulmatrix Share Increase Amendment or the Pulmatrix Share Increase.

Effectiveness of Amendment

If the Pulmatrix Share Increase Amendment is approved by the stockholders at the Pulmatrix Special Meeting, it will become effective upon the filing of a certificate of amendment, a copy of which is attached as Annex C to this proxy statement/prospectus, with the Secretary of State of the State of Delaware or such later effective date and time as specified in the certificate of amendment in accordance with Delaware law.

Copies of the Pulmatrix Charter and the certificates of amendment to the Pulmatrix Charter are available as exhibits to this proxy statement/prospectus.

Required Vote

The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Authorized Share Increase Proposal, voting affirmatively or negatively (excluding abstentions and broker non-votes), is required to approve the Authorized Share Increase Proposal. Abstentions and broker non-votes, if any, will have no effect on the Authorized Share Increase Proposal.

The Merger is conditioned upon the approval of the Authorized Share Increase Proposal. Notwithstanding the approval of the Authorized Share Increase Proposal, if the Merger is not consummated for any reason, the actions contemplated by the Authorized Share Increase Proposal will not be effected.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the Authorized Share Increase Proposal.

THE PULMATRIX BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

AUTHORIZED SHARE INCREASE PROPOSAL.

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PROPOSAL NO. 4 - THE AUDITOR RATIFICATION PROPOSAL

General

At the Pulmatrix Special Meeting, Pulmatrix will ask its stockholders to ratify the appointment by the Pulmatrix Audit Committee of CBIZ CPAs P.C. as Pulmatrix’s independent registered public accounting firm for the fiscal year ending December 31, 2026, provided that Stephano Slack LLC is expected to be appointed for the Combined Company for the fiscal year ending December 31, 2026 if the Merger is completed. CBIZ CPAs P.C. (formerly Marcum LLP) has served as Pulmatrix’s independent registered public accounting firm since 2015.

The Pulmatrix Audit Committee is solely responsible for selecting Pulmatrix’s independent registered public accounting firm for the fiscal year ending December 31, 2026. Stockholder approval is not required to appoint CBIZ CPAs P.C. as Pulmatrix’s independent registered public accounting firm. However, the Pulmatrix board of directors believes that submitting the selection of CBIZ CPAs P.C. to Pulmatrix stockholders for ratification is good corporate governance. If Pulmatrix stockholders do not ratify this appointment, the Pulmatrix Audit Committee will reconsider whether to retain CBIZ CPAs P.C. If the selection of CBIZ CPAs P.C. is ratified, the Pulmatrix Audit Committee, at its discretion, may direct the selection of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Pulmatrix and its stockholders.

A representative of CBIZ CPAs P.C. is expected to be present at the Pulmatrix Special Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from Pulmatrix stockholders.

Fees to Independent Registered Public Accounting Firm

On November 1, 2024, CBIZ CPAs P.C. (“CBIZ”) acquired the attest business of Marcum. Substantially all of the partners and staff that provided attestation services with Marcum joined CBIZ CPAs P.C.

On April 4, 2025, Marcum resigned as auditors of the Company and with the approval of the Audit Committee of the Company’s Board of Directors, CBIZ was engaged as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025.

The following is a summary of the fees billed to us by CBIZ CPAs P.C. and Marcum LLP for professional services rendered in the years ended December 31, 2025 and 2024:

	2025	2024
Audit Fees	$317,120	$258,530
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$317,120	$258,530

Audit Fees. This category includes the audit of our annual consolidated financial statements, reviews of our interim financial statements included in our Form 10-Qs and services that are normally provided by our independent registered public accounting firm in connection with its engagements for those years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of our unaudited interim financial statements.

Audit-Related Fees. This category consists of assurance and related services by our independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.” The services for the fees disclosed under this category include consents regarding equity issuances.

Tax Fees. This category typically consists of professional services rendered by our independent registered public accounting firm for tax compliance and tax advice.

All Other Fees. This category includes aggregate fees billed in each of the last two fiscal years for products and services provided by CBIZ CPAs P.C. and Marcum LLP, other than the services reported in the categories above.

Required Vote

The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Auditor Ratification Proposal, voting affirmatively or negatively (excluding abstentions and broker non-votes), is required to approve the Auditor Ratification Proposal. Abstentions and broker non-votes, if any, will have no effect on the Auditor Ratification Proposal.

The Merger is not conditioned upon the approval of the Auditor Ratification Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the Auditor Ratification Proposal.

THE PULMATRIX BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

AUDITOR RATIFICATION PROPOSAL, PROVIDED THAT STEPHANO SLACK LLC

IS EXPECTED TO BE APPOINTED FOR THE FISCAL YEAR ENDING DECEMBER 31, 2026,

IF THE MERGER IS COMPLETED.

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PROPOSAL NO. 5 - THE DIRECTOR ELECTION PROPOSAL

General

The Pulmatrix board of directors currently consists of five members. In accordance with the terms of the Pulmatrix Charter and Pulmatrix Bylaws, the Pulmatrix board of directors is divided into three classes, Class I, Class II and Class III, with members of each class serving staggered three-year terms. The members of the classes are divided as follows:

●	the Class III directors are Michael J. Higgins and Anand Varadan, whose term will expire at Pulmatrix’s Special Meeting to be held in 2026;

●	the Class I directors are Todd Bazemore and Christopher Cabell, M.D., whose terms will expire at Pulmatrix’s annual meeting of stockholders to be held in 2027; and

●	the Class II director is Richard Batycky, Ph.D., whose term will expire at Pulmatrix’s annual meeting of stockholders be held in 2028.

Upon the expiration of the term of a class of the Pulmatrix board of directors, any director in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

The Pulmatrix Charter and Pulmatrix Bylaws provide that the authorized number of directors shall be fixed from time to time by the Pulmatrix board of directors and may be changed only by resolution adopted by a majority of the Pulmatrix board of directors. Pulmatrix Bylaws also provide that the Pulmatrix directors may be removed only for cause by the affirmative vote of the holders of at least 80% of the voting rights of the shares of capital stock then entitled to vote in an annual election of directors, and that any vacancy on the Pulmatrix board of directors, including a vacancy resulting from an increase in the size of the Pulmatrix board of directors, may be filled only by vote of a majority of its directors then in office.

The Pulmatrix board of directors has nominated Michael J. Higgins and Anand Varadan, for election as Class III directors at the Pulmatrix Special Meeting. Mr. Higgins and Mr. Varadan are both currently directors and have consented to continue to serve as directors if elected. If Mr. Higgins and Mr. Varadan become unable or unwilling to serve, however, the proxies may be voted for a substitute nominee selected by the Pulmatrix board of directors.

Pulmatrix stockholders should understand, however, that if the Merger is consummated, the approval of the director nominee named in the Director Election Proposal will only have an effect until the completion of the Merger because the composition of the Pulmatrix board of directors will be reconstituted upon completion of the Merger, in accordance with the Merger Agreement. Following the Merger, the Combined Company board of directors will consist of seven (7) members, six (6) of whom to be designated by Eos. All of Pulmatrix’s current directors are expected to resign from their positions as directors of Pulmatrix, effective as of the Closing.

Required Vote

The nominees for Class III directors that receive a plurality of the votes cast “FOR” their election by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Director Election Proposal will be elected. “Plurality” means that the individual who receives the highest number of votes cast “FOR” is elected as director. Broker non-votes, if any, and votes that are withheld will not be counted as votes cast on the matter and will have no effect on the outcome of the election. Stockholders do not have cumulative voting rights for the election of directors.

The Merger is not conditioned upon the election of the director nominee named in the Director Election Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the election of the director nominees named in the Director Election Proposal. However, if the nominees are unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee(s) as the Pulmatrix board of directors may designate.

THE PULMATRIX BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE DIRECTOR NOMINEES NAMED IN THE DIRECTOR ELECTION PROPOSAL.

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PROPOSAL NO. 6 - THE SAY-ON-PAY PROPOSAL

Pay that reflects performance and alignment of pay with the long-term interests of our stockholders are key principles that underlie our compensation program. The Dodd-Frank Act enables our stockholders to approve, on an advisory basis, the compensation of Pulmatrix’s Named Executive Officers as disclosed in this proxy statement/prospectus in accordance with the SEC’s rules. The proposal, commonly known as a “say-on-pay” proposal, is required under Section 14A of the Exchange Act (which was put in place by the Dodd-Frank Act) and gives Pulmatrix’s stockholders the opportunity to express their views on Pulmatrix’s executive compensation. Because this vote is an advisory vote, this proposal is not binding upon Pulmatrix, the Pulmatrix Board of Directors or its compensation committee; however, the compensation committee, which is responsible for designing and administering Pulmatrix’s executive compensation program, values the opinions expressed by stockholders in their vote on this proposal and will review the voting results. To the extent there is any significant vote against the compensation of Pulmatrix’s Named Executive Officers as disclosed in this proxy statement/prospectus, we will consider Pulmatrix’s stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address these concerns.

Pulmatrix is asking its stockholders to indicate their support for Pulmatrix’s Named Executive Officer compensation program as described in this proxy statement/prospectus in accordance with the compensation disclosure rules of the SEC. This vote is not intended to address any specific item of compensation, but rather the overall compensation of Pulmatrix’s Named Executive Officers and the policies and practices described in this proxy statement/prospectus. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Pulmatrix Special Meeting:

“RESOLVED, that the compensation paid to Pulmatrix’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and the related narrative discussion in this Proxy Statement/Prospectus, is hereby APPROVED.”

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Pulmatrix Board of Directors, will not create or imply any change to or any additional fiduciary duties of the Pulmatrix Board of Directors.

Pulmatrix currently expects to hold future advisory votes on executive compensation every three years, and the next “say-on-pay” vote is expected to occur at the annual meeting of Pulmatrix’s stockholders in 2029.

Required Vote

The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Say-on-Pay Proposal, voting affirmatively or negatively (excluding abstentions and broker non-votes), is required to approve the Say-on-Pay Proposal. Abstentions and broker non-votes, if any, will have no effect on the Say-on-Pay Proposal. This is a non-binding, advisory vote.

The Merger is not conditioned upon the approval of the Say-on-Pay Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the Say-on-Pay Proposal.

THE PULMATRIX BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE SAY-ON-PAY PROPOSAL.

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PROPOSAL NO. 7 - THE SAY-ON-FREQUENCY PROPOSAL

The Dodd-Frank Act also provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the compensation disclosure rules of the SEC, which we refer to as an advisory vote on executive compensation. By voting with respect to this proposal, Pulmatrix stockholders may indicate whether they would prefer that Pulmatrix conduct future advisory votes on executive compensation once every one, two, or three years. Pulmatrix stockholders also may, if they wish, abstain from casting a vote on this proposal.

The Pulmatrix Board of Directors believes that a frequency of “every three years” for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. In determining to recommend that Pulmatrix stockholders vote for a frequency of once every three years, the Pulmatrix Board of Directors considered how an advisory vote at this frequency will provide Pulmatrix stockholders with sufficient time to evaluate the effectiveness of Pulmatrix’s overall compensation policies and practices in the context of Pulmatrix’s long-term business results for the corresponding period, while avoiding over-emphasis on short-term variations in compensation and business results.

An advisory vote occurring once every three years will also permit Pulmatrix’s stockholders to observe and evaluate the impact of any changes to Pulmatrix’s executive compensation policies and practices that have occurred since the last advisory vote on executive compensation, including changes made in response to the outcome of a prior advisory vote on executive compensation. Pulmatrix will continue to engage with its stockholders regarding its executive compensation program during the period between advisory votes on executive compensation. Pulmatrix stockholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Pulmatrix Board of Directors. Please refer to “Corporate Governance” in this proxy statement/prospectus for information about communicating with the Pulmatrix Board of Directors.

Although this advisory vote on the frequency of the “say on pay” vote is non-binding, the Pulmatrix Board of Directors and the compensation committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

As required by the Dodd-Frank Act, this vote does not overrule any decisions by the Pulmatrix Board of Directors, will not create or imply any change to or any additional fiduciary duties of the Pulmatrix Board of Directors.

Required Vote

For the advisory vote on how frequently our stockholders should vote on the compensation of our named executive officers, the number of years (1, 2 or 3) that receives the highest number of votes will be deemed to be preferred by our stockholders. This is a non-binding advisory vote. If your shares are held by a broker and you do not give the broker specific instructions on how to vote your shares, your broker may not vote your shares at its discretion. Abstentions will have no effect on the outcome of the vote on this proposal.

The Merger is not conditioned upon the approval of the Say-on-Frequency Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “EVERY THREE YEARS” on the Say-on-Frequency Proposal.

THE PULMATRIX BOARD OF DIRECTORS RECOMMENDS A VOTE OF “EVERY THREE YEARS” FOR THE SAY-ON-FREQUENCY PROPOSAL.

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PROPOSAL NO. 8 - THE INCENTIVE PLAN PROPOSAL

General

At the Pulmatrix Special Meeting, Pulmatrix will ask its stockholders to approve the Eos SENOLYTIX, Inc. 2026 Equity Incentive Plan (the “2026 Plan” or the “Eos Incentive Plan”), which will become effective at the Effective Time (as defined in the Merger Agreement), subject to Pulmatrix stockholder approval, Pulmatrix’s board of directors approval, and the consummation of the Merger. If the 2026 Plan is approved by stockholders and the Merger is consummated, no further awards will be granted under the Pulmatrix 2003 Employee, Director, and Consultant Stock Plan, or the Pulmatrix 2013 Employee, Director, and Consultant Equity Incentive Plan.

The purposes of the 2026 Stock Plan are to enable the Combined Company and any Affiliate thereof to attract and retain employees, consultants and directors who will contribute to the Combined Company’s long range success, to provide incentives that align the interests of employees, consultants and directors with those of the shareholders of the Combined Company, and to promote the success of the Combined Company’s business. The 2026 Plan allows for the grant of incentive stock options, non-qualified stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance share awards, cash awards, and other equity based compensation (collectively, “Awards”).

Summary of the 2026 Plan

The following description of the 2026 Plan is not intended to be complete and is qualified in its entirety by the complete text of the 2026 Plan, a copy of which is attached as Annex H to this proxy statement/prospectus. Stockholders are urged to read the 2026 Plan in its entirety.

Administration

The 2026 Plan will be administered by a committee of the Combined Company board of directors, or in the sole discretion of the Combined Company board of directors, by the Combined Company board of directors itself (either such body, the “Committee”). The Committee will have broad authority, subject to the terms and provisions of the 2026 Plan, to administer, construe and interpret the 2026 Plan and Awards granted thereunder. All decisions and actions of the Committee will be final, unless determined by a court having jurisdiction to be arbitrary and capricious.

Stock Subject to 2026 Plan

The initial share pool under the 2026 Plan will be no more than [_] shares of Combined Company common stock, subject to certain adjustments as set forth therein. The 2026 Plan limits the maximum number of shares of Combined Company common stock subject to Awards granted during a single fiscal year to any non-employee director, together with any cash fees paid to such non-employee director during a fiscal year, to $3,000,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes).

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Shares of Combined Company common stock subject to an Award under the 2026 Plan that expires or is cancelled, forfeited, or terminated without issuance of the full number of shares of Combined Company common stock to which the Award related will again be available for issuance under the 2026 Plan. However, shares subject to an Award under the 2026 Plan will not again be made available for issuance or delivery under the 2026 Plan if such shares are (a) tendered in payment of an option, (b) delivered or withheld by the Combined Company to satisfy tax withholding obligations, or (c) covered by a stock-settled SAR or other Awards that were not issued upon settlement of the Award. Shares repurchased by the Combined Company on the open market shall not again become available for issuance under the 2026 Plan.

Eligibility

Incentive stock options may only be granted to Employees, whereas Awards other than incentive stock options may be granted to Employees, Consultants, and Directors (as such terms are defined in the 2026 Plan), and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants, and/or Directors following the applicable grant date.

Types of Awards

Stock Options. All stock options granted under the 2026 Plan will be evidenced by a written agreement with the participant, which provides, among other things, whether the option is designated as an incentive stock option qualifying under Section 422 of the Code (as defined below) or a non-qualified stock option, the exercise price, exercisability (or vesting), the term of the option, which may not generally exceed ten years, and other terms and conditions. Subject to the express provisions of the 2026 Plan, options generally may be exercised over such period, in installments or otherwise, as the Committee may determine. The exercise price for any stock option granted may not generally be less than the fair market value of the Combined Company common stock subject to that option on the grant date, except that a “Ten Percent Shareholder” shall not be granted an incentive stock option unless the exercise price therefore is at least 110% of the fair market value of the Combined Company common stock on the date of grant and the option is not exercisable after the expiration of five years from the date of grant. The exercise price may be paid in cash or such other method as determined by the Committee, including by delivery of other shares of common stock, a cashless exercise program established with a broker, reduction in the number of common stock otherwise deliverable upon exercise, by combination of the foregoing, or in any other form of legal consideration that may be acceptable to the Committee. The 2026 Plan permits the Committee to modify the purchase price or exercise price of an outstanding Award, provided that if the modification effects a repricing, shareholder approval shall be required before its effectiveness.

Stock Appreciation Rights. SARs may be granted alone (“Free Standing SAR”) or in tandem with a stock option (“Related Rights SAR”). Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the Combined Company common stock at the time of exercise exceeds the exercise price of the SAR, multiplied by the number of shares subject to the SAR being exercised. This amount is payable in Combined Company common stock, cash, or a combination thereof, at the Committee’s discretion. The exercise price of a Free-Standing SAR may not be less than the fair market value of a share of Combined Company common stock on the grant date, and no SAR may be exercisable later than the tenth (10th) anniversary of the grant date. A Related Rights SAR shall have the same exercise price as the related option and shall be exercisable only to the same extent as the related option and upon exercise of a Related Rights SAR, the number of common stock for which any related option shall be exercisable shall be reduced by the number of shares for which the Related Rights SAR has been exercised, and vice versa. The 2026 Plan permits the Committee to modify the purchase price or exercise price of an outstanding Award, provided that if the modification effects a repricing, shareholder approval shall be required before its effectiveness.

Restricted Stock and RSUs. Awards of restricted stock consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified conditions are not satisfied. RSUs result in the transfer of cash or stock to the participant only after specified conditions are satisfied. The Committee will determine the restrictions and conditions applicable to each award of restricted stock or RSUs, which may include, without limitation, the length of the applicable restricted period, performance vesting conditions, transfer restrictions, and such other terms as the Committee determines. With respect to RSUs, the Committee may grant RSUs with a deferral feature, referred to as deferred stock units, and may credit such deferred stock units or other RSUs with dividend equivalents. With respect to restricted stock, the Committee may require the shares to be held by the Combined Company or in escrow pending the release of the applicable restrictions and may require the participant to execute and deliver an escrow agreement and a blank stock power. Participants generally will have voting and dividend rights with respect to restricted stock, subject to restrictions set forth in the applicable Award, but any cash and stock dividends will be withheld and distributed only if and when the restrictions on the related shares are released. Participants will not have voting rights with respect to RSUs, including deferred stock units; however, the Committee may credit RSUs, including deferred stock units, with dividend equivalents, which generally will be withheld and distributed only upon settlement. Upon expiration of the restricted period with respect to restricted stock, the restrictions applicable to those shares will lapse and, if an escrow arrangement is used, the Combined Company will deliver the shares that are no longer subject to forfeiture, together with any credited cash or stock dividends and interest, if any. Upon the expiration of the restricted period with respect to RSUs (or at the expiration of the deferral period with respect to deferred stock units), the Combined Company will deliver one share of common stock for each vested unit and any credited dividend equivalents and interest, if applicable, although the Committee may elect to pay cash or part cash and part common stock in lieu of delivering only shares of common stock.

Performance Share Awards. Each performance share award granted under the 2026 Plan must be evidenced by a written agreement with the participant. The Committee has discretion to determine the number of shares of common stock or stock denominated units subject to a performance share Award, the performance period applicable to any performance share Award, the conditions that must be satisfied for a participant to earn an Award, and the other terms, conditions and restrictions of an Award.

Other Equity Based Awards and Cash Awards. The Committee may grant other equity based awards, either alone or in tandem with other awards, in such amounts and subject to such conditions as the Committee determines. The Committee may also grant cash awards in such amounts and subject to such performance goals, other vesting conditions, and other terms as the Committee so determines.

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Transferability

Common stock issued pursuant to Awards generally may not be sold, assigned, transferred or otherwise disposed of, unless a registration statement is in effect with respect to such shares under the Securities Act and any applicable state or foreign securities laws, or an exemption from such registration is available, any other consents, approvals or permits that the Committee deems necessary or advisable have been obtained, and any representations, agreements, legends or other conditions required by the Combined Company have been satisfied. Incentive stock options may not be transferred except by will or laws of descent and distribution and shall be exercisable during the lifetime of the optionholder only by the optionholder except that the optionholder may deliver notice in a form satisfactory to the Combined Company designating a third party entitled to exercise the option in the event of the optionholder’s death. Non-qualified stock options may, in the sole discretion of the Committee, be transferred to certain permitted transferees upon written approval of the Committee to the extent provided in an Award agreement. If a non-qualified stock option Award agreement does not provide for transferability, then such option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the optionholder only by the optionholder, except that the optionholder may deliver notice in a form satisfactory to the Combined Company designating a third party entitled to exercise the option in the event of the optionholder’s death.

Clawback

Awards will be subject to reduction, cancellation, a reimbursement requirement, or recoupment to the extent required by Rule 10D-1, applicable Nasdaq listing standards, and any policy adopted by the Combined Company pursuant thereto, as each may be amended from time to time, such as Pulmatrix’s Compensation Recovery Policy (or any successor clawback policy adopted by the Combined Company). By accepting an Award, the participant agrees to be bound by the clawback policy of the Combined Company as in effect from time to time or as may be adopted or modified from time to time.

Adjustments Upon Changes in Stock

In the event of changes in the outstanding common stock or capital structure of the Combined Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the date of grant of any Award, Awards granted under the 2026 Plan and Award agreements, exercise prices of options and SARs, performance goals to which performance share awards and cash awards are subject, and the maximum number of shares of common stock subject to Awards under the 2026 Plan will be equitably adjusted or substituted, as to the number, price or kind of shares of common stock or other consideration subject to such Awards, to the extent necessary to preserve the economic intent of such Awards.

Change in Control

In the event of a change in control of the Combined Company, unless otherwise provided in an Award agreement, if a participant’s continuous service is terminated without cause or for good reason during the twelve (12)-month period following the change in control, all outstanding options and SARs will become immediately exercisable with respect to 100% of the shares subject thereto, the restricted period will immediately expire with respect to 100% of the outstanding shares of restricted stock or RSUs, and performance goals or other vesting criteria applicable to performance share awards and cash awards will be deemed achieved at 100% of target levels. In addition, in the event of a change in control, the Committee may upon at least ten (10) days’ advance notice to affected persons, cancel outstanding Awards and pay to the holders thereof the value of such Awards in cash, stock or a combination thereof, based upon the price per share of common stock received or to be received by other shareholders in the event. Options or SARs with an exercise price that equals or exceeds the price paid for a share of common stock in connection with the change in control may be cancelled without payment of consideration therefor.

Amendment and Termination

The Board of the Combined Company may at any time amend or terminate the 2026 Plan, provided that, except for certain adjustments upon changes in common stock and certain amendments intended to provide participants with maximum benefits under the Code or to bring the 2026 Plan into compliance with the Code, no amendment will be effective unless approved by the shareholders of the Combined Company to the extent that shareholder approval is necessary to satisfy applicable laws. The Board of the Combined Company may also, in its discretion, submit any other amendment to the 2026 Plan for shareholder approval. Rights under any Award granted before amendment of the Plan shall not be impaired by an amendment of the Plan unless the participant consents in writing. The 2026 Plan will terminate automatically on the tenth (10th) anniversary of the effective date of the 2026 Plan, which is, for the avoidance of doubt, the Effective Time (the completion of the Merger pursuant to the Merger Agreement). Additionally, the board of directors of the Combined Company may suspend or terminate the 2026 Plan at an earlier date. No Award shall be granted while the 2026 Plan is suspended or after such date, but Awards granted before then may extend beyond that date.

Federal Income Tax Consequences

The following is a summary of the U.S. federal income tax treatment applicable to the Combined Company and the participants who receive Awards under the 2026 Plan based on the federal income tax laws in effect on the date of this proxy statement/prospectus. This summary is not intended to be exhaustive and does not address all matters relevant to a particular participant based on their specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Section 409A of the Internal Revenue Code of 1986 (the “Code”)), or tax laws other than U.S. federal income tax law. Because individual circumstances may vary, all participants should consult their own tax advisor concerning the tax implications of Awards granted under the 2026 Plan.

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Incentive Stock Options

Options granted under the 2026 Plan may be either incentive stock options, which are intended to satisfy the requirements of Section 422 of the Code, or non-qualified stock options, which are not intended to meet such requirements. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is recognized for ordinary income tax purposes at the time the option is exercised, although taxable income may arise at that time for alternative minimum tax purposes. Unless there is a “disqualifying disposition”, as described below, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. A disqualifying disposition occurs if the disposition is less than two years after the date of grant or less than one year after the exercise date. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date or (if less) the amount realized upon such sale or disposition over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be a capital gain or loss. If the optionee makes a disqualifying disposition of the purchased shares, then the Combined Company will be entitled to an income tax deduction for the taxable year in which such disposition occurs equal to the amount of ordinary income recognized by the optionee as a result of the disposition. The Combined Company will not be entitled to any income tax deduction if the optionee makes a qualifying disposition of the shares.

Nonqualified Stock Options

No taxable income is recognized by an optionee upon the grant of a non-qualified stock option. The optionee in general will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income. The Combined Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-qualified stock option.

Stock Appreciation Rights

No taxable income is recognized upon receipt of a SAR. The participant will recognize ordinary income in the year in which the SAR is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the participant will be required to satisfy the tax withholding requirements applicable to such income. The Combined Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the SAR.

Restricted Stock Awards (including Performance Share Awards)

A participant who receives unvested shares of Combined Company common stock will not recognize any taxable income at the time those shares are granted but will have to report as ordinary income, as and when those shares subsequently vest, an amount equal to the excess of (i) the fair market value of the shares on the vesting date over (ii) the cash consideration (if any) paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year the unvested shares are issued an amount equal to the excess of (a) the fair market value of those shares on the issue date over (b) the cash consideration (if any) paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the shares subsequently vest. The Combined Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time such ordinary income is recognized by the participant.

Restricted Stock Units, Other Phantom Stock-Based Awards, Cash Awards

Generally, no taxable income is recognized upon the grant of RSUs, other phantom stock-based awards. The participant will recognize ordinary income in the year in which the award is settled in shares or cash. The amount of that income will be equal to the fair market value of the shares on the date of issuance or the amount of the cash paid in settlement of the award, and the participant will be required to satisfy the tax withholding requirements applicable to the income. Cash based awards will be taxable upon receiving such award. The Combined Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued or the cash amount is paid.

Deducibility of Executive Compensation

Section 162(m) of the Code limits the deductibility for federal income tax purposes of certain compensation paid to any “covered employee” (as defined in Section 162(m) of the Code) in excess of $1 million. It is expected that compensation deductions for any covered employee with respect to awards granted under the 2026 Plan will be subject to the $1 million annual deduction limitation. The Committee may grant Awards under the 2026 Plan or otherwise that are or may become non-deductible when it believes doing so is in the best interests of the Combined Company and its stockholders.

New Plan Benefits

Pulmatrix cannot currently determine the benefits or number of shares subject to Awards that may be granted in the future to eligible participants under the 2026 Plan because the grant of Awards and terms of such Awards are to be determined in the sole discretion of the Committee.

Required Vote

The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Incentive Plan Proposal, voting affirmatively or negatively (excluding abstentions and broker non-votes), is required to approve the Incentive Proposal. Abstentions and broker non-votes, if any, will have no effect on the Incentive Plan Proposal.

The Merger is not conditioned upon approval of the Incentive Plan Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards “FOR” the Incentive Plan Proposal.

THE PULMATRIX BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

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PROPOSAL NO. 9 - THE ADJOURNMENT PROPOSAL

If Pulmatrix fails to receive a sufficient number of votes to approve Proposal Nos. 1, 2 or 3, Pulmatrix may propose to adjourn the Pulmatrix Special Meeting, for a period of not more than 60 days, for the purpose of soliciting additional proxies to approve Proposal Nos. 1 through 3. Pulmatrix currently does not intend to propose adjournment at the Pulmatrix Special Meeting if there are sufficient votes to approve Proposal Nos. 1, 2 and 3.

If a quorum is not present at the Pulmatrix Special Meeting, under the Pulmatrix amended and restated bylaws, the holders of voting stock representing a majority of the voting power present at the meeting or the presiding officer may adjourn the Pulmatrix Special Meeting.

Required Vote

The affirmative vote of a majority of the votes cast by the holders of Pulmatrix common stock present in person or represented by proxy at the Pulmatrix Special Meeting and entitled to vote on the Adjournment Proposal, voting affirmatively or negatively (excluding abstentions and broker non-votes), is required to approve the Adjournment Proposal. Abstentions and broker non-votes, if any, will have no effect on the Adjournment Proposal.

The Merger is not conditioned upon the approval of the Adjournment Proposal.

Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares “FOR” the Adjournment Proposal.

THE PULMATRIX BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ADJOURNMENT PROPOSAL.

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PULMATRIX’S BUSINESS

Overview

Pulmatrix is a biopharmaceutical company that has focused on the development of novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs using its patented iSPERSE™ technology. Pulmatrix’s proprietary product pipeline includes treatments for central nervous system (“CNS”) disorders such as acute migraine and serious lung diseases such as Chronic Obstructive Pulmonary Disease (“COPD”) and allergic bronchopulmonary aspergillosis (“ABPA”). Pulmatrix’s product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by optimizing pharmacokinetics and reducing systemic side effects to improve patient outcomes.

Pulmatrix designs and develops inhaled therapeutic products based on its proprietary dry powder delivery technology, iSPERSE™, which enables delivery of small or large molecule drugs to the lungs by inhalation for local or systemic applications. The iSPERSE™ powders are engineered to be small, dense particles with highly efficient dispersibility and delivery to airways. iSPERSE™ powders can be used with an array of dry powder inhaler technologies and can be formulated with a broad range of drug substances including small molecules, biologics, drug combinations, peptides, proteins and nucleic acids. Pulmatrix believes the iSPERSE™ dry powder technology offers enhanced drug loading and delivery efficiency that outperforms traditional lactose-blend inhaled dry powder therapies.

Pulmatrix believes the advantages of using the iSPERSE™ technology include reduced total inhaled powder mass, enhanced dosing efficiency, reduced cost of goods, and improved safety and tolerability profiles.

After a comprehensive review of strategic alternatives, including identifying and reviewing potential candidates for a strategic transaction, on March 26, 2026, Pulmatrix and Eos entered into the Merger Agreement, pursuant to which, among other matters, Merger Sub will merge with and into Eos, with Eos continuing as the surviving corporation and Pulmatrix’s wholly owned subsidiary.

The consummation of the Merger is subject to approval by our stockholders and Eos stockholders, as well as other customary closing conditions, including the effectiveness of a registration statement filed with the SEC in connection with the transaction and Nasdaq’s approval of the listing of the shares of Pulmatrix common stock to be issued in connection with the Merger. If the Merger is completed, the business of Eos will continue as the business of the combined company.

Pulmatrix’s future operations are highly dependent on the success of the Merger and there can be no assurances that the Merger will be successfully consummated. There can be no assurance that the strategic review process or any transaction relating to a specific asset, including the Merger and any asset development or sale, will result in Pulmatrix pursuing such a transaction, or that any transactions, if pursued, will be completed on terms favorable to Pulmatrix and its stockholders in the existing Pulmatrix entity or any possible entity that results from a combination of entities. If the strategic review process is unsuccessful, and if the Merger is not consummated, the Pulmatrix board of directors may decide to pursue a dissolution and liquidation of Pulmatrix.

Pulmatrix was incorporated in 2013 as a Delaware corporation.

Business Strategy

Pulmatrix’s goal has been to develop breakthrough therapeutic products that are safe, convenient, and more effective than the existing therapeutic products for respiratory and other diseases where iSPERSE™ properties are advantageous.

Pulmatrix’s current pipeline of clinical assets is aligned to this goal and includes iSPERSE™-based therapeutic candidates which target the prevention and treatment of a range of diseases, including CNS disorders and pulmonary diseases. These therapeutic candidates include PUR3100 for the treatment of acute migraine, PUR1800 for the treatment of acute exacerbations of chronic obstructive pulmonary disease (“AECOPD”), and PUR1900 for the treatment of ABPA in patients with asthma and in patients with cystic fibrosis (“CF”). Each program is enabled by its unique iSPERSE™ formulation designed to achieve specific therapeutic objectives.

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Pulmatrix is continuing to explore opportunities to monetize these clinical assets. Continued development of these candidates, if that were to occur, would be contingent on securing additional funding and would require significant expenditures to advance. Thereafter, if development of such product candidates were to be continued and successfully advanced (of which there can be no assurance), it would be necessary to seek and obtain marketing approval to commercialize such product candidates, which could be expected to require the expenditure of significant additional resources and expenses related to regulatory, product sales, medical affairs, marketing, manufacturing and distribution.

Contingent on securing additional funding and continuing development of these candidates, Pulmatrix would expect to continue to incur substantial expenses and operating losses for at least the next several years, as it would:

●	Pursue further clinical studies for PUR3100, an orally inhaled dihydroergotamine (“DHE”) including a Phase 2 clinical study for the treatment of acute migraine. Pulmatrix received Food and Drug Administration (“FDA”) acceptance of its Investigational New Drug Application (“IND”) and a “study may proceed” letter in September 2023, positioning PUR3100 as Phase 2-ready for potential financing or partnership discussions.

Pulmatrix developed PUR3100, an iSPERSE™ formulation of DHE in 2020. Pulmatrix completed GLP toxicology studies in 2021 and 2022. In 2022, Pulmatrix completed a Phase 1 study designed as a double-blinded trial to assess the safety, tolerability, and pharmacokinetics of three dose levels of single doses of inhaled PUR3100 with intravenous (“IV”) placebo, as compared to IV DHE (DHE mesylate injection) with inhaled placebo.

On January 4, 2023, Pulmatrix announced the Phase 1 topline results, indicating that PUR3100 was safe and tolerated with fewer gastrointestinal side effects in all doses compared to IV DHE. PUR3100 showed a five-minute Tmax and Cmax within the targeted therapeutic range for all three doses tested. The Phase 1 study data was presented at the American Headache Society 65th Annual Meeting in June 2023. In May 2024, Pulmatrix announced a peer-reviewed publication of Phase 1 clinical results in the publication Headache: The Journal of Head and Face Pain.

In September 2023, Pulmatrix announced the FDA’s acceptance of an IND application for PUR3100 and receipt of a “study may proceed” letter for a Phase 2 study. The IND includes a Phase 2 clinical protocol where safety and preliminary efficacy of PUR3100 will be investigated in patients with acute migraine. Pulmatrix has also internally explored a direct-to-Phase 3 pathway for PUR3100.

Based on the rapid systemic exposure in the therapeutic range and the improved side effect profile relative to IV dosing, Pulmatrix believes the PUR3100 formulation of DHE may differentiate from approved DHE products or those in development. If effectiveness is demonstrated, PUR3100 may offer the convenience of being self-administered with a pharmacokinetic profile that may potentially provide rapid onset of action.

●	Pursue partnership or other alternatives to monetize or advance PUR1800, focusing on the development of an orally inhaled kinase inhibitor for treatment of AECOPD.

Pulmatrix completed preclinical safety studies for PUR1800, its iSPERSE™ formulation of RV1162, in 2018 and advanced its formulation and process development efforts to support clinical testing in stable moderate-severe COPD patients. Pulmatrix completed a Phase 1b safety, tolerability, and pharmacokinetics clinical study of PUR1800 for subjects with stable moderate-severe COPD and received topline data from the Phase 1b clinical study in the first quarter of 2022. Pulmatrix analyzed data from the completed Phase 1b clinical study of PUR1800 for AECOPD and presented study results at the American Academy of Allergy, Asthma & Immunology (AAAAI) conference in the first quarter of 2023. The results indicated PUR1800 was safe and well tolerated with no observed safety signals. The topline data, along with the results from chronic toxicology studies, support the continued development of PUR1800 for the treatment of AECOPD and other inflammatory respiratory diseases.

●	Capitalize on Pulmatrix’s proprietary iSPERSE™ technology and its expertise in inhaled therapeutics and particle engineering to identify new product candidates for prevention and treatment of diseases, including those with important unmet medical needs.

To add additional inhaled therapeutics to Pulmatrix’s development pipeline and facilitate additional collaborations, Pulmatrix is leveraging its iSPERSE™ technology and its expertise in inhaled therapeutics and particle engineering to identify potential product candidates.

●	Invest in protecting and expanding Pulmatrix’s intellectual property portfolio, file for additional patents to strengthen its intellectual property rights and abandon patents that are no longer required for its focus.

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The status of Pulmatrix’s patent portfolio changes frequently in the ordinary course of patent prosecution. As of March 31, 2026, Pulmatrix’s patent portfolio related to iSPERSE™ included approximately 146 granted patents, 18 of which are granted US patents, with expiration dates from 2026 to 2043, and approximately 48 additional pending patent applications in the US and other jurisdictions. Their in-licensed portfolio related to kinase inhibitors included approximately 285 granted patents, 33 of which are granted US patents, with expiration dates from 2029 to 2035, and approximately 8 additional pending patent applications in the US and other jurisdictions. Pulmatrix has national phase applications pending in Australia, Brazil, Canada, China, Europe, Israel, India, Japan, Korea, Mexico, New Zealand, Russia, Hong Kong and the United States that cover certain formulations and methods of use relevant to its PUR3100 program.

●	Seek partnerships and license agreements to support the product development and commercialization of Pulmatrix’s product candidates.

In order to advance Pulmatrix’s clinical programs, it may be dependent on seeking partners or licensees in areas of pharmaceutical and clinical development.

iSPERSE™ Technology

Pulmatrix uses simple, safe excipients, including proprietary cationic salt formulations, to create a robust and flexible dry powder platform technology that can accommodate a wide range of drug loads in highly dispersible particles. Pulmatrix’s initial delivery platform emerged from development of iCALM™ (inhaled Cationic Airway Lining Modulators), a non-steroidal anti-inflammatory therapy. The high degree of aerosol efficiency and the density profile of Pulmatrix’s dry powder iCALM™ formulations provided the foundation for its development of iSPERSE™ in 2012, which uses other monovalent and divalent salts.

iSPERSE™ particles are engineered with a small, dense and dispersible profile to exceed the performance of traditional dry powder particles as the iSPERSE™ particles have the dispersibility advantages of porous engineered particles. Pulmatrix believes this results in superior drug delivery compared to traditional oral and injectable forms of treatment for certain diseases. Unlike lactose-blended carrier formulations or low-density particles which disperse poorly, Pulmatrix believes that the iSPERSE™ technology platform offers several potential benefits, achieved through the following technological innovations:

●	Flexible drug loading for delivery of a single microgram to tens of milligrams per dose.

iSPERSE™ particles can be engineered to include concentrations from less than one percent (1%) to greater than eighty percent (80%) active pharmaceutical ingredients (“APIs”), which allows flexibility for dosing both high potency and high-drug load therapeutics.

●	Superior flow rate independent lung delivery without carriers.

The iSPERSE™ technology enables pulmonary delivery independent of lactose or other carriers, which results in significantly greater lung dose at a matched nominal dose of conventional lactose-based formulations. iSPERSE™ formulations are dispersible across a range of flow rates with consistent emitted dose and particle size. Performance across flow rates provides reliable dose delivery across patient populations and reduces patient-to-patient variability.

●	Delivery of macromolecules and biologics.

iSPERSE™ powders can be used with an array of dry powder inhaler technologies and can be formulated with a broad range of therapeutic compounds ranging from small molecules to proteins for both local and systemic drug delivery applications.

●	Homogenous combinations of multiple drugs.

iSPERSE™ creates homogenous particles including excipients and API, which allow for the consistent delivery of multiple APIs in a product. Pulmatrix has successfully formulated iSPERSE™-based products with dual and triple API combinations.

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●	Strong safety profile.

Current iSPERSE™ products and planned clinical-stage products to be formulated in iSPERSE™ are supported by robust preclinical safety profiles. iSPERSE™ excipients include those with inhalation precedent and those that are generally regarded as safe by other routes of administration.

Therapeutic Candidates

PUR3100

In 2020, Pulmatrix developed PUR3100, the iSPERSE™ formulation of DHE, for the treatment of acute migraine. Currently DHE is only available as subcutaneous, intravenous infusion or intranasal delivery. If approved for commercialization, PUR3100 has the opportunity to be the first orally inhaled DHE treatment for acute migraine and be an alternative to other acute therapies. Given the oral inhaled route of delivery, PUR3100 is anticipated to provide relief from the rapid onset of migraine symptoms and provide a favorable tolerability profile.

Competition and Market Opportunities

The American Migraine Foundation estimates that at least 39 million people in the United States and 1 billion people worldwide live with migraine, but because many people are not diagnosed or do not receive the treatment they need, the actual number may be higher. Current treatments for migraine include oral, intranasal, IV or subcutaneous formulations of triptans, DHE, and calcitonin gene-related peptide (“CGRP”) antagonists (gepants). Studies show that people with migraines are underdiagnosed, undertreated, and experience substantial decreases in functioning and productivity, which translates into diminished quality of life for individuals, and financial burdens to patients, healthcare systems, and employers. All current treatments are limited by incomplete efficacy and/or intolerability. Therefore, development of additional treatments for acute migraine is warranted.

DHE has been shown to be effective in the treatment of migraine and, in particular, hard to treat migraines, such as menstrual migraine, migraine upon awakening, and severe migraine. Utilization of DHE has been limited due to its poor oral bioavailability, requiring IV, subcutaneous or intranasal dosing. IV dosing generally requires administration in a healthcare setting and may result in nausea and vomiting. Hence, its use has generally been limited to patients with intractable or medication-overuse migraine. Intranasal dosing with DHE, including Migranal (Bausch Health US LLC), approved in December 1997, and Trudhesa (Impel NeuroPharma, Inc.), approved by the FDA in September 2021, have been poorly adopted due to incomplete efficacy and intolerability of nasal inhalation in patients during a migraine.

There is precedent for an orally inhaled DHE therapy. MAP Pharmaceuticals, Inc. developed MAP0004, also known as Levadex or Semprana, a liquid suspension formulation of DHE, designed to be dosed via a pMDI inhalation device. Their published data indicate a safe and well tolerated formulation with rapid onset and long-lasting efficacy that compared favorably to existing treatments. Development of MAP0004 led to a new drug application (“NDA”) but was halted after multiple complete response letters from the FDA citing Chemistry, Manufacturing and Controls (“CMC”) issues related to dose uniformity and stability issues. Regardless of the failure of MAP0004, the efficacy and tolerability of the formulation reported by MAP Pharmaceuticals provides proof of concept for an orally inhaled DHE formulation. PUR3100, the iSPERSE™ formulation planned by Pulmatrix, is anticipated to deliver DHE to the lung with efficacy and tolerability that compares favorably with MAP0004, while avoiding the device-related issues of MAP0004 by delivering PUR3100 as an iSPERSE™ dry powder.

Pulmatrix believes that an iSPERSE formulation of DHE can provide the positive rapid onset and long-lasting efficacy seen in the MAP0004 data by enabling a similar pharmacokinetic profile while eliminating the manufacturing and device issues which led to the MAP0004 FDA complete response letters.

Migranal and Trudhesa are the two currently FDA approved intranasal formulations of DHE. Satsuma Pharmaceuticals, a subsidiary of Shin Nippon Biomedical Laboratories (“Satsuma”), has developed a dry powder formulation of DHE for intranasal dosing and has completed two Phase 3 clinical studies (ClinicalTrials.gov: NCT03901482 and NCT04940390). Despite failure of both clinical studies to achieve primary endpoints, Satsuma filed an NDA in the first quarter of 2023 based on post-hoc analysis showing benefit in secondary endpoints. In January 2024, the FDA declined to approve the treatment, citing manufacturing concerns. Satsuma resubmitted its NDA in November 2024.

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Aspeya, Inc. (“Aspeya”), a subsidiary of Philip Morris International, Inc. and formerly known as Vectura Fertin Pharma, Inc., is developing a drug-device combination product for the pulmonary delivery of an orally inhaled dry-powder formulation of DHE for the acute treatment of migraines in adults. Aspeya completed a Phase 1 clinical trial in New Zealand in 2024, later announcing the treatment was assessed safe, well-tolerated and supporting further clinical development. Aspeya later completed a Phase 1 clinical trial in 2025 (NCT07226362), with results pending. To the best of Pulmatrix’s knowledge, there are no other orally inhaled DHE formulations currently in development or on the market.

Migranal, Trudhesa and Atzumi are the currently FDA approved intranasal formulations of DHE. While Migranal and Trudhesa are nasal liquid sprays, Atzumi is a nasal powder formulation. Satsuma Pharmaceuticals, a subsidiary of Shin Nippon Biomedical Laboratories (“Satsuma”), has developed the Atzumi dry powder formulation of DHE for intranasal dosing and has completed two Phase 3 clinical studies (ClinicalTrials.gov: NCT03901482 and NCT04940390). Despite failure of both clinical studies to achieve primary endpoints, Satsuma filed an NDA in the first quarter of 2023 based on post-hoc analysis showing benefit in secondary endpoints. In January 2024, the FDA declined to approve the treatment, citing manufacturing concerns. Satsuma resubmitted its NDA in November 2024 and gained approval in April 2025 for Atzumi for acute treatment of migraine.

Non-Clinical Development

A total of three 14-day GLP toxicology studies have been completed with PUR3100 to support single-dose clinical studies. Pulmatrix is planning to conduct a chronic toxicology study to support long-term dosing. Based on discussions with the FDA, this would complete the non-clinical requirements to support an NDA.

Clinical Development

Pulmatrix’s interactions with the FDA have indicated that, in addition to the planned Phase 2 and Phase 3 studies, long-term safety should be assessed in a minimum of one hundred patients for six months of dosing and fifty patients for twelve months of dosing. The FDA also confirmed that it will be necessary to perform a safety study administering PUR3100 to otherwise healthy patients with asthma before an NDA is submitted.

On September 26, 2022, Pulmatrix announced the completion of patient dosing in a Phase 1 clinical study, performed in Australia. The study design was a double-dummy, double-blinded trial to assess the safety, tolerability, and pharmacokinetics of three dose levels of single doses of inhaled PUR3100 with IV placebo, as compared to IV DHE (DHE mesylate injection) with inhaled placebo. This study may also provide preliminary comparative bioavailability data to support the use of the 505(b)(2) pathway for marketing authorization. Twenty-six healthy subjects were enrolled and each of the four groups contained at least six subjects.

On January 4, 2023, Pulmatrix announced topline results. Pulmatrix presented the Phase 1 study data at the American Headache Society 65th Annual Meeting in June 2023. The study showed that PUR3100 achieved peak exposures in the targeted therapeutic range and time to maximum concentration occurred at five minutes after dosing at all dosing levels. The PUR3100 dose groups also showed a lower incidence of nausea and no vomiting compared to observations of nausea and vomiting in the IV administered DHE dose group.

Based on the rapid systemic exposure in the therapeutic range and the improved side effect profile relative to IV dosing, Pulmatrix believes the PUR3100 formulation of DHE may differentiate from approved DHE products or those known to be in development. If effectiveness is demonstrated, PUR3100 may offer the convenience of being self-administered with a pharmacokinetic profile that may potentially provide rapid onset of action.

In September 2023, Pulmatrix announced that the FDA accepted the PUR3100 IND and the receipt of a “study may proceed” letter for the clinical study: “A Phase 2, Multicenter, Randomized, Double-Blind, Placebo-Controlled, Single Event Study to Evaluate the Safety, Tolerability, and Efficacy of PUR3100 (Dihydroergotamine Mesylate Inhalation Powder) in the Acute Treatment of Migraine”. Pulmatrix anticipates that this Phase 2 clinical study will initiate once financing or partnership arrangements have been made. Pulmatrix has also internally explored a direct-to-Phase 3 pathway.

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On May 15, 2024, Pulmatrix announced publication of, “Safety, tolerability, and pharmacokinetics of a single orally inhaled dose of PUR3100, a dry powder formulation of dihydroergotamine versus intravenous dihydroergotamine: A Phase 1 randomized, double-blind study in healthy adults” in the peer-reviewed publication Headache: The Journal of Head and Face Pain.

Pulmatrix believes that in this trial, PUR3100 demonstrated the potential for rapid pain relief and improved DHE tolerability versus IV DHE. With a Tmax of 5 minutes and a Cmax in the therapeutic window for all doses tested, Pulmatrix believes that PUR3100 has the potential to address an unmet need for acute migraine sufferers and is pursuing different options to advance PUR3100 into a Phase 2 clinical trial to further investigate its promising profile in treating acute migraine.

The completed Phase 1 study demonstrated optimal pharmacokinetics and improved tolerability of PUR3100 compared to IV DHE. The Phase 1 trial was a randomized, double-dummy, double-blinded design to assesses the safety, tolerability, and pharmacokinetics (PK) of three dose groups treated with inhaled PUR3100 with intravenous (IV) placebo, compared to a single dose of IV DHE (DHE mesylate injection) with inhaled placebo in healthy volunteers. All doses of PUR3100 were generally well tolerated with a lower incidence of nausea (21% vs. 86%), vomiting (0% vs. 29%), and headache (16% vs. 57%) compared to IV DHE. The PK profile of PUR3100 versus IV DHE was characterized by a similar mean time to Cmax (5 vs. 5.5 min), with reduced AUC0-2h (1120-4320 vs. 6340), and a lower Cmax (3620-14,400 vs. 45,000). All doses of PUR3100 were associated with mean Cmax above the minimum level required to achieve efficacy (1000 pg/mL).

PUR1800

Reduced responsiveness to corticosteroids represents an important barrier to effective treatment of COPD and AECOPD and provides a clear rationale to seek novel medicines to treat these respiratory diseases. In addition, current treatments generally fail to treat the underlying source of the AECOPD, in particular when a viral or bacterial infection is the cause, which occurs in approximately 80% of exacerbations. RV1162, the active ingredient of PUR1800, is a novel, potent anti-inflammatory that inhibits the phosphorylation of a narrow spectrum of kinases. In pre-clinical studies, RV1162 demonstrated direct anti-inflammatory activity in a model of viral induced respiratory inflammation. RV1162 also demonstrated a reduction in corticosteroid-resistant inflammatory responses in a model of cigarette smoke induced inflammation. These findings suggested that RV1162 has the potential to deliver effective anti-inflammatory outcomes in corticosteroid-resistant patients while also reducing the underlying source of inflammation in an exacerbation, such as a viral and/or bacterial respiratory infection.

Clinical studies conducted by RespiVert/Janssen with RV1162 formulated as a lactose blend for inhalation demonstrated that the molecule was well tolerated for up to 14 days of dosing in patients with COPD. Analysis of sputum collected from patients with COPD treated with RV1162 showed reduced levels of p38 phosphorylation in sputum cells and decreases in the number of neutrophils recovered in sputum after 12 days of dosing. These findings suggest that inhalation of RV1162 may confer anti-inflammatory benefits after a short dosing regimen. Long-term toxicology studies with RV1162 as a lactose blend suggested that this formulation was not suitable for chronic dosing.

Based upon the clinical results generated by RespiVert/Janssen for RV1162 and the anticipated benefits of an iSPERSE™ formulation of RV1162, Pulmatrix entered into a License, Development and Commercialization Agreement with RespiVert Ltd. (“RespiVert”), a wholly owned subsidiary of Janssen Biotech, Inc. on June 9, 2017. RespiVert granted Pulmatrix an exclusive, royalty-bearing license in a portfolio of narrow spectrum kinase inhibitor compounds (“NSKI”). Pulmatrix subsequently formulated RV1162 into PUR1800 for development as a potential therapy for AECOPD.

Competition and Market Opportunities

There are 18 million moderate-to-severe episodes of AECOPD in the United States each year. AECOPD are sudden onset increases in symptoms, including increased dyspnea, sputum purulence and volume, and wheezing, coughing, and shortness of breath that require medical intervention and can lead to hospitalization. The occurrence of an exacerbation greatly increases the likelihood of a further exacerbation within the following 6 months and creates a significant financial burden to healthcare systems.

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Steroids are standard of care for moderate-to-severe acute exacerbations, which occur across all patient severity types. Pulmatrix believes a substantial unmet need exists in AECOPD for those patients with underlying infection and/or steroid resistance. Acumapimod (BCT-197) is an oral p38 MAP kinase inhibitor being developed by Mereo BioPharma. BCT-197 completed Phase 2 development as first-line therapy for severe AECOPD. In April 2019, Mereo BioPharma announced completion of an end of Phase 2 meeting with the FDA and stated the company is continuing discussions with potential partners for BCT-197. Pulmatrix is not aware of any further progress in either clinical development or partnership efforts on this product. A generic version of roflumilast, a phosphodiesterase inhibitor approved by the FDA for use in managing COPD exacerbations, became available in 2022.

Non-Clinical Development

Pulmatrix conducted two 28-day GLP toxicology studies in rats and dogs. Results from the two GLP toxicology studies supported the potential for PUR1800 to improve lung exposure, with reduced lung accumulation, as compared to RV1162 as a lactose blend formulation, suggesting potential for chronic dosing.

Toxicology studies in rats and dogs, with durations of six and nine months, respectively, were then completed. The data from both studies demonstrated that PUR1800 is safe and well tolerated with chronic dosing, with no progression of findings from 28-day studies. Pulmatrix believes this indicates potential for chronic dosing of PUR1800, within the safety margin identified, enabling Pulmatrix to explore PUR1800 therapy for chronic respiratory diseases such as steroid resistant asthma, COPD, or idiopathic pulmonary fibrosis. While the program is currently focused on treatment of AECOPD, these positive toxicology study results could expand potential indications and value of the program.

Additionally, in 2024, Pulmatrix published an abstract regarding potential for treatment of IPF titled “Ex vivo evaluation of the potential for Narrow Spectrum Kinase inhibitors as a treatment for Idiopathic Pulmonary Fibrosis”.

Clinical Development

Pulmatrix completed a Phase 1b safety, tolerability, and pharmacokinetics of PUR1800 for patients with stable moderate-severe COPD. Topline data was delivered in the first quarter of 2022 and presented at the American Academy of Allergy, Asthma and Immunology conference in the first quarter of 2023.

The clinical study, performed at the Medicines Evaluation Unit in Manchester, UK, was a randomized, three-way crossover double-blind study with 14 days of daily dosing, which included placebo and one of two doses of PUR1800, and included a 28-day follow-up period after each treatment period. A total of 18 adults with stable COPD were enrolled. Safety and tolerability, as well as systemic pharmacokinetics (“PK”) were evaluated.

PUR1800 was well tolerated and there were no observed safety signals. The PK data indicate that PUR1800 results in low and consistent systemic exposure when administered via oral inhalation. The topline data, along with the results from chronic toxicology studies, support the continued development of PUR1800 for the treatment of AECOPD and other inflammatory respiratory diseases. These data will inform the design of a potential Phase 2 study in the treatment of AECOPD.

PUR1900

PUR1900 is Pulmatrix’s iSPERSE™ inhaled formulation of itraconazole, an antifungal drug commercially available as an oral drug. Pulmatrix developed PUR1900 for the prevention and treatment of fungal infections and allergic/hypersensitivity reactions to fungus in patients with severe lung disease, including those with asthma and CF. On January 28, 2020, PUR1900 received Fast Track designation from the FDA for the treatment of ABPA. Aspergillus colonization and infections are likely underdiagnosed and occur frequently in patients of all ages. Colonization and infection with Aspergillus can lead to clinical disease with differing severities and complications depending on the immune status of the host. Invasive aspergillosis is a frequently fatal disease that occurs in patients that are typically immune suppressed as a result of treatment for hematologic cancers or immunosuppression prior to solid organ transplantation. In patients with asthma and CF, Aspergillus can cause chronic infections that may be associated with worsening disease and larger declines in lung function than patients without infection. A subset of patients with asthma and CF with Aspergillus colonization and/or infection develop ABPA, which is a complex hypersensitivity reaction to fungal antigens. ABPA is a disease resulting in mucus production, wheezing, pulmonary infiltrates, worsening bronchiectasis, and fibrosis of the lung.

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In patients with both asthma and CF, ABPA is commonly treated with oral steroids to treat inflammation and with oral antifungals to reduce fungal infection. The inhalation administration of a drug affords direct delivery of the drug to the infected parts of the lung, maximizing the dose to the affected sites and minimizing systemic exposure to the rest of the body where it could cause dose-limiting side effects. Therefore, treatment of lung infections by direct administration of anti-infective products to the lung may improve both the safety and efficacy of treatment compared to systemic administration by other routes, as well as improving patient convenience as compared to oral and injectable forms of the treatment. Pulmatrix believes that local lung delivery by inhalation of its iSPERSE™ formulation could provide convenient, effective and safe management of the debilitating and often life-threatening lung infections that are not currently addressed by inhaled therapies.

Competition and Market Opportunities

Current treatments of pulmonary fungal infections highlight the limitations of oral or intravenous anti-infective treatments for lung infections. Itraconazole is one of the most commonly prescribed therapies for treating Aspergillus infections in patients with asthma and CF. Itraconazole is available commercially as Sporanox® in both a capsule and oral solution form. Itraconazole is metabolized in the liver by CYP3A4 and coadministration with a large number of drugs is contraindicated due to the potential for severe drug-drug interactions.

Pulmatrix has demonstrated that PUR1900 achieves higher local lung itraconazole concentrations with lower systemic exposure relative to oral dosing, thus allowing for the potential to improve upon both the efficacy and safety profiles observed with oral itraconazole. Furthermore, administration by inhalation reduces the exposure of the drug in the rest of the body, which may be beneficial in reducing systemic side effects and the risk of potentially toxic drug-drug interactions.

There is precedent for both dry powder and nebulized inhaled anti-infective therapy to address specific pulmonary infections in patients which demonstrates potential utility of inhaled drug delivery and market opportunity. Mylan currently markets TOBI Podhaler for treatment of Pseudomonas aeruginosa infection in the United States and Teva markets inhaled colistin, Colobreathe, for the same infection in Europe. Insmed currently markets Amikacin Liposome Inhalation Suspension (Arikayce) in the United States for the treatment of lung disease caused by a group of bacteria, Mycobacterium avium complex in a limited population of patients with the disease who do not respond to conventional treatment (refractory disease). There are currently no products specifically approved for treatment of ABPA, however, there are several inhaled antifungal agents currently under development for the treatment of invasive aspergillosis or ABPA. Treatments under development for invasive aspergillosis include PC945, a novel azole antifungal being developed by Pulmocide as a liquid for nebulization, and a dry powder formulation of voriconazole being developed by TFF Pharmaceuticals. In principle, development of an orally inhaled antifungal for the treatment of invasive aspergillosis could also be effective for ABPA but would require additional clinical studies in the target patient population. Zambon has also developed a dry powder formulation of voriconazole for the treatment of ABPA and completed a Phase 1 study in the third quarter of 2020. However, no additional development has since been reported. Regeneron Pharmaceuticals is currently running a clinical trial with Dupilumab (NCT04442269) for the treatment of ABPA in asthma. This trial, which is focused on prevention of exacerbations in individuals with at least one or more severe respiratory exacerbations, completed in February 2024 and is pending results.

New methods to detect Aspergillus infection in sputum have improved the sensitivity of diagnosis and clinical appreciation for these infections. Pulmonary Aspergillus infections affect approximately 14 million patients worldwide according to the Global Action Fund for Fungal Infections (Improving Outcomes for Patients with Fungal Infections across the World: A Road Map for the Next Decade). The majority of these cases occur in patients with asthma who have allergic disease and also include invasive Aspergillus infections that are associated with a high rate of mortality in immunocompromised patients. Pulmatrix believes that PUR1900 compares favorably to the products discussed above and has the potential to generate substantial value based on treating and preventing pulmonary fungal infections in multiple patient populations.

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Clinical Development

Pulmatrix completed a Phase 1/1b clinical study in 2018, wherein PUR1900 appeared to be safe and well tolerated in healthy normal volunteers (Parts 1 and 2) and in patients with asthma (Part 3). In Part 3 of the Phase 1/1b clinical study, following a single dose of PUR1900, the pharmacokinetics (“PK”) analysis of sputum samples demonstrated approximately 70-fold higher maximum lung concentration of itraconazole following inhalation of PUR1900 compared to oral Sporanox® (Janssen Pharmaceuticals) despite inhaling only one-tenth the dose of itraconazole (20 mg) relative to the dose of oral Sporanox® (200 mg). Lung exposure, as measured by sputum induction and analysis, was approximately 50-fold higher and plasma exposure was approximately 85-fold lower following inhalation of 20 mg of PUR1900 compared to 200 mg of oral Sporanox®. All endpoints from the Phase 1/1b clinical study were successfully met.

Successful completion of the Phase 1/1b clinical study enabled Pulmatrix to initiate a Phase 2 clinical study in 2019, entitled: “A Randomized, Double-Blind, Multicenter, Placebo-Controlled, Phase 2 Study to Evaluate the Safety, Tolerability, and Pharmacokinetics of Itraconazole Administered as a Dry Powder for Inhalation (PUR1900) in Adult Asthmatic Patients with ABPA.” This clinical study was terminated in July 2020 due to the impact of the COVID-19 pandemic on patient enrollment and clinical study conduct. The completion of a 6-month inhalation toxicology study in dogs in 2020 enabled the conduct of a new Phase 2b clinical study.

The new Phase 2b study included a 16-week dosing regimen and exploration of potential regulatory approval endpoints. Pulmatrix dosed the first patient during the first quarter of 2023. In January 2024, pursuant to the Third Amendment (as defined herein), Pulmatrix announced plans to stop patient enrollment at 8 subjects in this study, effective immediately, and to terminate the study as soon as reasonably possible between the date of the Third Amendment and July 30, 2024. Pulmatrix completed all Phase 2b wind down activities within the third quarter of 2024. As such, Pulmatrix no longer bears further financial responsibility for the commercialization and development with respect to the Product in the Cipla Territory, with such commercialization and development expenses of the Product in the Cipla Territory to be borne at Cipla’s sole cost and expense after January 6, 2024.

Pulmatrix’s partner Cipla has continued clinical development outside the United States and India’s Central Drug Standard Control Organization has accepted Cipla’s Phase 2 clinical trial results for inhaled itraconazole dry powder formulation and approved the company’s proposal to proceed with Phase 3 trials using a 40mg dose of PUR1900, which Cipla expects to commence in 2026.

Cipla published the results of their Phase 2 trial in the European Respiratory Journal. This was a randomized, double-blind, placebo-controlled trial including subjects with ABPA-complicating asthma. Participants received PUR1900 (20 or 40 mg) or placebo (2:2:1) once daily for 16 weeks. Efficacy endpoints included FEV1, asthma control (ACQ-7), serum total IgE, and quality of life (AQLQ).

Regarding results, forty-three subjects (mean age 40.2 years) received PUR1900 20 mg (n=18), 40 mg (n=16), or placebo (n=9). Baseline pre-dose FEV1% was 63.5±10.2 predicted; serum total IgE was 4469±55 kU/L. At week 16, PUR1900 40 mg significantly improved FEV1, reduced IgE, and achieved clinically meaningful improvement in ACQ-7. AQLQ improvement was not statistically significant. The frequency and severity of AEs were comparable across groups.

The abstract concluded that PUR1900 (40 mg) significantly improved lung function, asthma control, and IgE levels in adults with ABPA, with a favorable safety profile.

Should Cipla successfully market PUR1900 outside the United States, Pulmatrix will receive 2% royalties on any potential future net sales by Cipla outside the United States. Within the United States, we and Cipla will seek to monetize PUR1900 for indications where an orally inhaled antifungal may provide a therapeutic benefit or fulfill an unmet medical need.

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Business Development

PUR3100

PUR3100 is still an investigational drug candidate and not authorized for commercialization, but we are currently exploring other opportunities to monetize PUR3100. All U.S. clinical development is currently on hold while we work to license or monetize this asset.

In September 2023, Pulmatrix announced the FDA’s acceptance of an IND application for PUR3100 and receipt of a “study may proceed” letter for a Phase 2 study. The IND includes a Phase 2 clinical protocol where safety and preliminary efficacy of PUR3100 will be investigated in patients with acute migraine. Pulmatrix has also internally explored a direct-to-Phase 3 pathway.

PUR1800

PUR1800 is still an investigational drug candidate and not authorized for commercialization, but we are currently exploring other opportunities to monetize PUR1800. All clinical development is currently on hold while we work to license or monetize this asset.

Pulmatrix completed a Phase 1b safety, tolerability, and pharmacokinetics clinical study of PUR1800 for subjects with stable moderate-severe COPD and received topline data from the Phase 1b clinical study in the first quarter of 2022. Pulmatrix analyzed data from the completed Phase 1b clinical study of PUR1800 for AECOPD and presented study results at the American Academy of Allergy, Asthma & Immunology (AAAAI) conference in the first quarter of 2023. The results indicated PUR1800 was safe and well tolerated with no observed safety signals. The topline data, along with the results from chronic toxicology studies, support the continued development of PUR1800 for the treatment of AECOPD and other inflammatory respiratory diseases.

PUR1900

PUR1900 is still an investigational drug candidate and not authorized for commercialization, but we are currently exploring other opportunities to monetize PUR1900 within the United States.

On April 15, 2019, Pulmatrix entered into a Development and Commercialization Agreement (the “Cipla Agreement”) with Cipla for the co-development and commercialization, on a worldwide, except for the Cipla Territory defined below, exclusive basis, of PUR1900, Pulmatrix’s inhaled iSPERSE™ drug delivery system (the “Product”) enabled formulation of the antifungal drug itraconazole, which is only available as an oral drug, for the treatment of all pulmonary indications, including ABPA in patients with asthma. Pulmatrix entered into an amendment to the Cipla Agreement on November 8, 2021 (the “Second Amendment”) and a subsequent amendment on January 6, 2024 (the “Third Amendment”). All references to the Cipla Agreement herein refer to the Cipla Agreement, as amended. The Cipla Agreement will remain in effect in perpetuity, unless otherwise earlier terminated in accordance with its terms.

Pursuant to the Third Amendment, all development and commercialization activities with respect to the Product in all markets other than the United States (the “Cipla Territory”) will be conducted exclusively by Cipla at Cipla’s sole cost and expense, and Cipla shall be entitled to all profits from the sale of the Product in the Cipla Territory, except that Pulmatrix will receive 2% royalties on any potential future net sales by Cipla outside the United States.

Also pursuant to the Third Amendment, Pulmatrix and Cipla stopped patient enrollment for the ongoing Phase 2b clinical study. Pulmatrix agreed that during the period commencing on January 6, 2024 and ending July 30, 2024 (the “Wind Down Period”), it would complete all Phase 2b activities, assign or license all patents to Cipla and their registration with the appropriate authorities in the Cipla Territory, complete a physical and demonstrable technology transfer and secure all data from the Phase 2b study for inclusion in the safety database for the Cipla Territory.

For the duration of the Wind Down Period, Pulmatrix and Cipla were each responsible for 60% and 40%, respectively, of their Direct Costs. Pulmatrix shared all other development costs with Cipla that are not Direct Costs, such as the cost of clinical research organizations, manufacturing costs and other third-party costs, on a 50/50 basis. Reimbursements from Cipla to Pulmatrix for these costs were subject to a maximum reimbursement amount as approved by the joint steering committee.

Pulmatrix completed all Phase 2b wind down activities within the third quarter of 2024. As such, Pulmatrix no longer bears further financial responsibility for the commercialization and development with respect to the Product in the Cipla Territory, with such commercialization and development expenses of the Product in the Cipla Territory to be borne at Cipla’s sole cost and expense after January 6, 2024. Pulmatrix will receive 2% royalties on any potential future net sales by Cipla outside the United States. Within the United States, Pulmatrix and Cipla will seek to monetize PUR1900, Pulmatrix’s inhaled iSPERSE™ formulation of the antifungal drug itraconazole for indications where an orally inhaled antifungal may provide a therapeutic benefit or fulfill an unmet medical need.

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Intellectual Property

Patents and Patent Applications

Pulmatrix protects its intellectual property by filing and advancing patent applications and maintaining granted patents on its iSPERSE™ platform technology and in-licensed kinase inhibitors, which includes claims to compositions of matter and methods of use for its PUR3100, PUR1800, PUR1900 and other programs, as well as manufacturing processes, devices and packaging relevant to its iSPERSE™ platform and product candidates.

The status of Pulmatrix’s patent portfolio changes frequently in the ordinary course of patent prosecution. As of December 31, 2024, Pulmatrix’s patent portfolio related to iSPERSE™ included approximately 149 granted patents, 19 of which are granted U.S. patents, with expiration dates from 2024 to 2037, and approximately 50 additional pending patent applications in the United States and other jurisdictions. Pulmatrix’s in-licensed portfolio related to kinase inhibitors included approximately 281 granted patents, 33 of which are granted U.S. patents, with expiration dates from 2029 to 2035, and approximately 17 additional pending patent applications in the United States and other jurisdictions. Pulmatrix has national phase applications pending in Australia, Brazil, Canada, China, Europe, Israel, India, Japan, Korea, Mexico, New Zealand, Russia, and the United States that cover certain formulations and methods of use relevant to its PUR3100 program.

There can be no assurance that the patent applications will be granted. The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which Pulmatrix files, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, the patent term of a patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. In the future, if and when Pulmatrix’s products receive FDA approval, it expects to apply for patent term extensions on patents covering those products. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. Pulmatrix plans to seek patent term extensions to extend the patent coverage of any of its products that received regulatory approval in any jurisdiction where these extensions are available. However, there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with Pulmatrix’s assessment on whether such extensions should be granted, and if granted, the length of such extensions.

The patent positions of biotechnology companies like Pulmatrix are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Consequently, Pulmatrix may not obtain or maintain adequate patent protection for any of its product candidates. Pulmatrix cannot predict whether the patent applications it is currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that Pulmatrix holds may be challenged, circumvented or invalidated by third parties.

Trade Secrets

Pulmatrix also relies on trade secret protection of its confidential and proprietary information, including the iSPERSE™ technology. Although Pulmatrix takes steps to protect its proprietary information and trade secrets, including through contractual means with its employees, consultants and others, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to Pulmatrix’s trade secrets or disclose its technology. Thus, Pulmatrix may not be able to meaningfully protect its trade secrets. It is Pulmatrix’s policy to require its employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with Pulmatrix. These confidentiality agreements provide that all confidential information concerning Pulmatrix’s business or financial affairs developed or made known to the individual during the course of the individual’s relationship with Pulmatrix must be kept confidential and not disclosed to third parties except in specific circumstances. Pulmatrix’s confidentiality agreements with its employees also provide that all inventions conceived by the employee in the course of employment with Pulmatrix or from the employee’s use of its confidential information are Pulmatrix’s exclusive property.

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Manufacturing

Pulmatrix does not currently own or operate manufacturing facilities for the production of clinical or commercial quantities of its product candidates. Pulmatrix has historically maintained small-scale production capabilities and performed early process development for its product candidates to produce the quantities necessary to conduct preclinical studies of its investigational product candidates. Pulmatrix does not have, and does not currently plan to acquire or develop, the facilities or capabilities to manufacture bulk drug substance or drug product for use in human clinical studies. Pulmatrix relies on CMOs and third-party contractors to manufacture drug substance and drug product required for its clinical studies. Pulmatrix expects to continue to rely on CMOs to manufacture drug substances and drug products under the appropriate cGMP conditions to perform clinical studies for the foreseeable future. Pulmatrix also contracts with CMOs for the labeling, packaging, storage and distribution of investigational drug products. These arrangements allow Pulmatrix to maintain a more flexible infrastructure while focusing its expertise on researching and developing its products.

Pulmatrix expects to continue to rely on contract manufacturers to produce sufficient quantities of its product candidates in accordance with the appropriate cGMPs for the pertinent phase of clinical trials. cGMP compliance includes strict adherence to regulations for quality control, quality assurance, and the maintenance of records and documentation. The manufacturing facilities that manufacture Pulmatrix’s approved drug products, if any are approved in the future, must comply with the FDA’s cGMP regulation requirements and have acquired FDA or other regulatory approval for the manufacturing of Pulmatrix’s commercial products. Pulmatrix’s contract manufacturers may also be subject to inspections of facilities by regulatory authorities to ensure compliance with applicable regulations. Contract manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. Pulmatrix has little or no direct control over its manufacturers’ compliance with these regulations and standards. Failure to comply with applicable regulatory requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. These actions could have a material impact on the availability of products.

Suppliers

Pulmatrix also relies on third-party contract manufacturers to supply the APIs that are used to formulate its therapeutic candidates. Pulmatrix places purchase orders with different contract manufacturers for the APIs required for PUR3100, PUR1800 and PUR1900. Pulmatrix additionally relies on third-party vendors to supply raw materials for its APIs and drug products.

Research and Development

For fiscal years ended December 31, 2025 and 2024, Pulmatrix spent approximately less than $0.1 million and $7.2 million, respectively, on research and development activities.

Government Regulation

Pharmaceutical companies are subject to extensive regulation by national, state and local agencies, such as the FDA, in the United States and the European Medicines Agency in Europe. The manufacture, distribution, marketing, and sale of pharmaceutical products are subject to government regulation in the United States and various foreign countries. Additionally, in the United States, Pulmatrix must follow rules and regulations established by the FDA requiring the presentation of data indicating that its products are safe and efficacious and are manufactured in accordance with cGMP regulations. If Pulmatrix does not comply with applicable requirements, Pulmatrix may be fined, the government may refuse to approve Pulmatrix’s marketing applications or allow it to manufacture or market its products, and Pulmatrix may be criminally prosecuted. Pulmatrix and its manufacturers and clinical research organizations may also be subject to regulations under other federal, state and local laws, including, but not limited to, the U.S. Occupational Safety and Health Act, the Resource Conservation and Recovery Act, the Clean Air Act and import, export and customs regulations as well as the laws and regulations of other countries. Pharmaceutical companies must ensure their compliance with the Foreign Corrupt Practices Act and federal healthcare fraud and abuse laws, including the False Claims Act, and the United States government has increased its enforcement activity regarding illegal marketing practices domestically and internationally.

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These regulatory requirements impact Pulmatrix’s operations and differ from one country to another, such that securing the applicable regulatory approvals of one country does not imply the approval of another country. However, securing the approval of a more stringent body, e.g., the FDA, may facilitate receiving the approval by a regulatory authority in a different country where the regulatory requirements are similar or less stringent. The approval procedures involve high costs and are manpower intensive and usually extend over many years and require highly skilled and professional resources.

FDA Approval Process

The steps required to be taken before a new drug may be marketed in the United States generally include:

●	Completion of preclinical laboratory and animal testing;
●	The submission to the FDA of an IND application, which must be evaluated and found acceptable by the FDA before human clinical trials may commence;
●	Performance of adequate and well-controlled human clinical trials in accordance with FDA’s IND regulations to establish the safety and efficacy of the proposed drug for its intended use; and
●	Submission and approval of an NDA.

Clinical studies are conducted under protocols detailing, among other things, the objectives of the study, what types of patients may enter the study, schedules of tests and procedures, drugs, dosages, and length of study, as well as the parameters to be used in monitoring safety, and the efficacy criteria to be evaluated. A protocol for each clinical study and any subsequent protocol amendments must be submitted to the FDA as part of the IND application and, subsequently adhered to in conducting clinical trials, if the IND application is accepted.

In all the countries that are signatories of the Helsinki Declaration, the prerequisite for conducting clinical trials on human subjects is securing the preliminary approval of the competent authorities of that country to conduct medical experiments on human subjects in compliance with the other principles established by the Helsinki Declaration.

The clinical testing of a product candidate (also commonly referenced as a “drug product candidate” or a “therapeutic product candidate”) generally is conducted in three sequential phases prior to approval, but the phases may overlap or be combined. A fourth, or post approval, phase may include additional clinical studies. The phases are generally as follows:

Phase 1. In Phase 1 clinical studies, the product is tested in a small number of patients with the target condition or disease or in healthy volunteers. These studies are designed to evaluate the safety, dosage tolerance, metabolism and pharmacologic actions of the product candidate in humans, side effects associated with increasing doses, and, in some cases, to gain early evidence on efficacy. The number of participants included in Phase 1 studies is generally in the range of 20 to 80.

Phase 2. In Phase 2 studies, in addition to safety, the sponsor evaluates the efficacy of the product candidate on targeted indications to determine dosage tolerance and optimal dosage and to identify possible adverse effects and safety risks. Phase 2 studies typically are larger than Phase 1 but smaller than Phase 3 studies and may involve several hundred participants.

Phase 3. Phase 3 studies typically involve an expanded patient population at geographically-dispersed test sites. They are performed after preliminary evidence suggesting effectiveness of the product candidate has been obtained and are designed to further evaluate clinical efficacy and safety, to establish the overall benefit-risk relationship of the product candidate and to provide an adequate basis for a potential product approval. Phase 3 studies usually involve several hundred to several thousand participants.

Phase 4. Phase 4 clinical trials are post-marketing studies designed to collect additional safety data as well as potentially expand a product indication. Post marketing commitments are required of, or agreed to by, a sponsor after the FDA has approved a product for marketing. These studies are used to gain additional information from the treatment of patients in the intended therapeutic indication and to verify a clinical benefit in the case of drugs approved under accelerated approval regulations. If the FDA approves a product while a company has ongoing clinical trials that were not necessary for approval, a company may be able to use the data from these clinical trials to meet all or part of any Phase 4 clinical trial requirement. These clinical trials are often referred to as Phase 4 post-approval or post marketing commitments. Failure to promptly conduct Phase 4 clinical trials could result in the inability to deliver the product into interstate commerce, misbranding charges, and civil monetary penalties.

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Clinical trials must be conducted in accordance with the FDA’s good clinical practices (“GCP”), requirements. The FDA may order the temporary or permanent discontinuation of a clinical study at any time or impose other sanctions if it believes that the clinical study is not being conducted in accordance with FDA requirements or that the participants are being exposed to an unacceptable health risk. In addition, to support an IND or an application for marketing approval with the FDA, clinical studies conducted outside of the United States must conform with GCP requirements. An institutional review board (“IRB”) generally must approve the clinical trial design and patient informed consent at study sites that the IRB oversees and also may halt a study, either temporarily or permanently, for failure to comply with the IRB’s requirements, or may impose other conditions. Additionally, some clinical studies are overseen by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board or committee. This group recommends whether or not a trial may move forward at designated check points based on access to certain data from the study. The clinical study sponsor may also suspend or terminate a clinical trial based on evolving business objectives and/or competitive climate.

As a product candidate moves through the clinical testing phases, manufacturing processes are further defined, refined, controlled and validated. The level of control and validation required by the FDA would generally increase as clinical studies progress. Pulmatrix and the third-party manufacturers on which it relies for the manufacture of its product candidates and their respective components (including the API) are subject to requirements that drugs be manufactured, packaged and labeled in conformity with cGMP. To comply with cGMP requirements, manufacturers must continue to spend time, money and effort to meet requirements relating to personnel, facilities, equipment, production and process, labeling and packaging, quality control, recordkeeping and other requirements.

Assuming completion of all required testing in accordance with all applicable regulatory requirements, detailed information on the product candidate is submitted to the FDA in the form of an NDA, requesting approval to market the product for one or more indications, together with payment of a user fee, unless waived. An NDA includes all relevant data available from pertinent nonclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information on the chemistry, manufacture, control and proposed labeling, among other things. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the product candidate for its intended use to the satisfaction of the FDA.

If an NDA submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the Prescription Drug User Fee Act (the “PDUFA”), the FDA’s goal is to complete its initial review and respond to the applicant within twelve months of submission, unless the application relates to an unmet medical need in a serious or life-threatening indication, in which case the goal may be within eight months of NDA submission. However, PDUFA goal dates are not legal mandates and FDA response often occurs several months beyond the original PDUFA goal date. Further, the review process and the target response date under PDUFA may be extended if the FDA requests or the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the NDA. The NDA review process can, accordingly, be very lengthy. During its review of an NDA, the FDA may refer the application to an advisory committee for review, evaluation and recommendation as to whether the application should be approved. The FDA is not bound by the recommendation of an advisory committee, but it typically follows such recommendations. Data from clinical studies are not always conclusive and the FDA and/or any advisory committee it appoints may interpret data differently than the applicant.

After the FDA evaluates the NDA and inspects manufacturing facilities where the drug product and/or its API will be produced, it will either approve commercial marketing of the drug product with prescribing information for specific indications or issue a complete response letter indicating that the application is not ready for approval and stating the conditions that must be met in order to secure approval of the NDA. If the complete response letter requires additional data and the applicant subsequently submits that data, the FDA nevertheless may ultimately decide that the NDA does not satisfy its criteria for approval. The FDA could also approve the NDA with a Risk Evaluation and Mitigation Strategies, plan to mitigate risks, which could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling, development of adequate controls and specifications, or a commitment to conduct post-marketing testing. Such post-marketing testing may include Phase 4 clinical studies and surveillance to further assess and monitor the product’s safety and efficacy after approval. Regulatory approval of products for serious or life-threatening indications may require that participants in clinical studies be followed for long periods to determine the overall survival benefit of the drug.

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If the FDA approves one of Pulmatrix’s therapeutic candidates, Pulmatrix will be required to comply with a number of post-approval regulatory requirements. Pulmatrix will also be required to report, among other things, certain adverse reactions and production problems to the FDA, provide updated safety and efficacy information and comply with requirements concerning advertising and promotional labeling for any of its products. Also, quality control and manufacturing procedures must continue to conform to cGMP after approval, and the FDA periodically inspects manufacturing facilities to assess compliance with cGMP, which imposes extensive procedural, substantive and record keeping requirements. If Pulmatrix seeks to make certain changes to an approved product, such as certain manufacturing changes, it will need FDA review and approval before the change can be implemented. For example, if Pulmatrix changes the manufacturer of a product or its API, the FDA may require stability or other data from the new manufacturer, which will take time and is costly to generate, and the delay associated with generating this data may cause interruptions in its ability to meet commercial demand, if any. While physicians may use products for indications that have not been approved by the FDA, Pulmatrix may not label or promote the product for an indication that has not been approved. Securing FDA approval for new indications is similar to the process for approval of the original indication and requires, among other things, submitting data from adequate and well-controlled studies that demonstrate the product’s safety and efficacy in the new indication. Even if such studies are conducted, the FDA may not approve any change in a timely fashion, or at all.

Pulmatrix relies, and expects to continue to rely, on third parties for the manufacture of clinical and future commercial, quantities of its therapeutic candidates. Future FDA and state inspections may identify compliance issues at these third-party facilities that may disrupt production or distribution or require substantial resources to correct. In addition, discovery of previously unknown problems with a product or the failure to comply with applicable requirements may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal or recall of the product from the market or other voluntary, FDA-initiated or judicial action that could delay or prohibit further marketing. Newly discovered or developed safety or efficacy data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Many of the foregoing could limit the commercial value of an approved product or require Pulmatrix to commit substantial additional resources in connection with the approval of a product. Also, new government requirements, including those resulting from new legislation, may be established, or the FDA’s policies may change, which could delay or prevent regulatory approval of its products under development.

Section 505(b)(2) New Drug Applications

As an alternate path for FDA approval of new indications or new formulations of previously approved products, a company may file a Section 505(b)(2) NDA, instead of a “stand-alone” or “full” NDA. Section 505(b)(2), was enacted as part of the Drug Price Competition and Patent Term Restoration Act of 1984, otherwise known as the Hatch-Waxman Amendments. Section 505(b)(2) permits the submission of an NDA where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference. Some examples of products that may be allowed to follow a 505(b)(2) path to approval are drugs that have a new dosage form, strength, route of administration, formulation or indication.

The Hatch-Waxman Amendments permit the applicant to rely upon certain published nonclinical or clinical studies conducted for an approved product or the FDA’s conclusions from prior review of such studies. The FDA may require companies to perform additional studies or measurements to support any changes from the approved product. The FDA may then approve the new product for all or some of the labeled indications for which the reference product has been approved, as well as for any new indication supported by the NDA. While references to nonclinical and clinical data not generated by the applicant or for which the applicant does not have a right of reference are allowed, all development, process, stability, qualification and validation data related to the manufacturing and quality of the new product must be included in an NDA submitted under Section 505(b)(2).

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To the extent that the Section 505(b)(2) applicant is relying on the FDA’s conclusions regarding studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the FDA’s Orange Book publication. Specifically, the applicant must certify that: (i) the required patent information has not been filed; (ii) the listed patent has expired; (iii) the listed patent has not expired but will expire on a particular date and approval is sought after patent expiration; or (iv) the listed patent is invalid or will not be infringed by the new product. The Section 505(b)(2) application also will not be approved until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the reference product has expired. Thus, the Section 505(b)(2) applicant may invest a significant amount of time and expense in the development of its products only to be subject to significant delay and patent litigation before its products may be commercialized.

Orphan Drug Designation

The Orphan Drug Act of 1983 (the “Orphan Drug Act”) encourages manufacturers to seek approval of products intended to treat “rare diseases and conditions” with a prevalence of fewer than 200,000 patients in the United States or for which there is no reasonable expectation of recovering the development costs for the product. For products that receive Orphan Drug designation by the FDA, the Orphan Drug Act provides tax credits for clinical research, FDA assistance with protocol design, eligibility for FDA grants to fund clinical studies, waiver of the FDA application fee, and a period of seven years of marketing exclusivity for the product following FDA marketing approval. In limited circumstances, the FDA may approve a competing product if the product shows clinical superiority over a product with orphan drug designation exclusivity.

Foreign Regulation

In addition to regulations in the United States, Pulmatrix will be subject to a variety of foreign regulations governing clinical trials and commercial sales and distribution of its products. Whether or not Pulmatrix obtains FDA approval for a product, it must obtain approval by the comparable regulatory authorities of foreign countries before it can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA approval. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country.

Under European Union regulatory systems, a company may submit marketing authorization applications either under a centralized or decentralized procedure. The centralized procedure, which is compulsory for medicines produced by biotechnology or those medicines intended to treat acquired immunodeficiency syndrome, cancer, neurodegenerative disorders or diabetes and optional for those medicines which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states. Abridged applications for the authorization of generic versions of drugs authorized by European Medicines Agency can be submitted to the European Medicines Agency through a centralized procedure referencing the innovator’s data and demonstrating bioequivalence to the reference product, among other things. The decentralized procedure provides for mutual recognition of national approval decisions. Under this procedure, the holder of a national marketing authorization may submit an application to the remaining member states. Within 90 days of receiving the applications and assessments report, each member state must decide whether to recognize approval. If a member state does not recognize the marketing authorization, the disputed points are eventually referred to the European Commission, whose decision is binding on all member states.

Reimbursement

In the United States and other countries, sales of any products for which Pulmatrix receives regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors, including government payors, managed care providers, private health insurers and other organizations. Each third-party payor may have its own policy regarding what products it will cover, the conditions under which it will cover such products, and how much it will pay for such products. Third-party payors are increasingly examining the medical necessity and cost effectiveness of medical products and services in addition to safety and efficacy and, accordingly, significant uncertainty exists as to the reimbursement status of newly approved therapeutics. Without adequate coverage and reimbursement from third-party payors, patients and providers are unlikely to use or prescribe any products for which Pulmatrix receives regulatory approval for commercial sale and may not enable Pulmatrix to realize an appropriate return on its investment in research and product development may not be available for Pulmatrix’s products.

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The passage of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “MMA”) sets forth requirements for the distribution and pricing of prescription drugs for Medicare beneficiaries, which may affect the marketing of Pulmatrix’s products. The MMA also introduced a new reimbursement methodology. Moreover, while the MMA applies only to drug benefits for Medicare beneficiaries, private payers often follow Medicare coverage policy and payment limitations in setting their own payment rates. Any reduction in payment that results from the MMA may result in a similar reduction in payments from non-governmental payers.

More recently, the Inflation Reduction Act of 2022 requires, among other things, the Secretary of the U.S. Department of Health and Human Services to negotiate the price of a set number of high Medicare spend drugs starting in 2026, requires rebates from manufacturers who increase their drug prices above inflation, and makes several changes to the Medicare Part D benefit that will increase manufacturer liability for drug costs previously borne by the government and beneficiaries under the program.

In addition, in some foreign countries, the proposed pricing for a drug must be approved before it may be lawfully marketed. The requirements governing drug pricing vary widely from country to country. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product, or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market.

Pulmatrix expects that there will continue to be a number of federal and state proposals to implement governmental pricing controls. While Pulmatrix cannot predict whether such legislative or regulatory proposals will be adopted, the adoption of such proposals could have a material adverse effect on Pulmatrix’s business, financial condition and profitability.

Compliance with Environmental Laws

Compliance with applicable environmental requirements during the years ended December 31, 2025, and 2024 has not had a material effect upon Pulmatrix’s capital expenditures, earnings or competitive position.

Employees

As of December 31, 2025, Pulmatrix had two full-time employees, both of whom were engaged in full-time administrative activities. None of Pulmatrix’s employees are represented by any collective bargaining unit. Pulmatrix believes that it maintains good relations with its employees.

Properties

Pulmatrix has a virtual company and does not lease or own any physical space. Pulmatrix maintains a mailing address at 945 Concord Street, Suite 1217, Framingham, MA 01701.

Pulmatrix assigned its previous lease, for its previous headquarters in Bedford, Massachusetts, during the third quarter of 2024 to MannKind Corporation.

Available Information

Pulmatrix is subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, Pulmatrix files periodic reports, proxy statements and other information with the SEC. Pulmatrix makes available, free of charge, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports on its website at www.pulmatrix.com as soon as reasonably practicable after those reports and other information is electronically filed with, or furnished to, the SEC.

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EOS’S BUSINESS

Overview

Eos is a biotechnology company focused on the clinical development of novel therapeutics targeting biological mechanisms associated with aging. Eos’s approach is based on the hypothesis that addressing fundamental drivers of cellular dysfunction associated with aging may improve physiological function and mitigate the progression of a broad range of age-related conditions.

Eos’s next generation mitochondria-targeted therapeutic candidates, licensed from SENOTHERAPEUTIX, Inc. seek to build on the science behind Stealth Bio’s Forzinity™ (elamipretide), a tetrapeptide (4 amino acids) recently granted accelerated approval by the FDA for the treatment of Barth syndrome, a rare, serious and life-threatening disease characterized by muscle weakness, chronic fatigue, and low muscle mass. Forzinity was granted accelerated approval based on improvement in knee extensor muscle strength. While Stealth Bio, recently renamed Mighty Therapeutics, is still required to conduct post-approval trials to confirm Forzinity’s long term clinical effectiveness, Forzinity remains the first FDA-approved therapy that directly targets mitochondria. While no relationship exists between the two companies, Eos’s programs are designed to advance the inner mitochondrial membrane as a target through next-generation compounds.

Eos is in the preclinical stage of development and is conducting IND-enabling studies to support the initiation of first-in-human clinical trials.

Eos’s Approach – One Target – Two Mechanisms of Action: Reversing Mitochondrial Dysfunction and Eliminating Senescent Cells, Both Systemically

Aging is associated with multiple biological changes, including mitochondrial dysfunction, reduced cellular energy production, and the accumulation of senescent cells. Senescent cells are metabolically active but non-proliferative cells that may contribute to chronic inflammation through the secretion of pro-inflammatory factors, commonly referred to as the senescence-associated secretory phenotype (SASP).

Eos’s therapeutic approach is designed to address these processes by:

●	Restoring the reduced mitochondrial and ATP production efficiency in aging cells; and
●	Promoting the selective apoptotic self-elimination of senescent cells.

Eos’s therapeutic approach differs from conventional pharmacologic strategies that typically modulate biological pathways in a unidirectional manner.

Instead, Eos’s product candidates are designed to act on fundamental cellular processes associated with aging, with the objective of restoring physiological balance towards its healthy set point, rather than pushing biology only in one direction.

Preclinical observations suggest that this approach may result in differential phenotypic effects, for example on body composition, including percent fat and lean mass, depending on the underlying biological context, including age and cellular state. Using in vivo preclinical models of naturally aged animals, associated with a declining ΔΨm and a reduced efficiency of ATP production as well as an increasing load of senescent cells in every organ of the body, we observed decreases in fat, including visceral fat preferentially, with increases in lean mass, in PTC-2105-treated animals compared to control saline-treated animals, yet observed no similar effect in younger animals in these models, which have a normal ΔΨm and full efficiency of ATP production, suggesting potential age-dependent effects.

Eos believes that targeting these mechanisms may enable improvements in tissue function and systemic physiology; however, this hypothesis has not yet been validated in human clinical studies.

The MitoXcel™ Platform

Eos’s differentiated preclinical pipeline is licensed exclusively from SENOTHERAPEUTIX, Inc. (d/b/a GEROTHERAPEUTIX), whose drug discovery efforts are based on its proprietary MitoXcel™ geropeptide discovery platform, which is designed to generate new members of this new class of mitochondrial-targeted geropeptide therapeutics, defined by a specific, proprietary set of biophysical rules governing their makeup and sequence, which can vary from 18 to 30 amino acids, that define the class.

The platform is intended to identify and rank new MitoXcel geropeptide candidates based on a series of in vitro assays that quantify each’s performance in two key mechanistic categories:

●	Mechanism 1 - Increase in mitochondrial membrane potential and support of ATP production; and
●	Mechanism 2 - Induce self-elimination of senescent cells via the mitochondrial-initiated process of apoptosis.

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Eos has rights to develop therapeutic applications with its licensed MitoXcel geropeptides, as well as rights to license certain future, newly discovered MitoXcel geropeptides discovered via the MitoXcel geropeptide discovery platform, according to the terms of its license with SENOTHERAPEUTIX, Inc.

Scientific Rationale and Differentiation

Aging is characterized by progressive mitochondrial dysfunction and the accumulation of senescent cells, both of which contribute to chronic inflammation, reduced physical function, and increased susceptibility to age-related diseases.

PTC-2105 is designed to target a key aging-specific signal: the reduction in mitochondrial membrane potential caused by proton leak in aging cells, enabling selective activity in aged or diseased tissue while sparing healthy cells.

In preclinical studies conducted on naturally aged mice, we observed the following:

●	Age-selective activity: Significant weight reduction, including loss of fat accompanied by an increase in lean mass, observed in both DIO and normal chow-fed naturally aged mice, with no measurable effect in young mice, supporting selective targeting of aging biology.
●	Reduction in senescent cells and their associated systemic inflammation: reduction in senescent cells in all mice organs examined, including the brain, along with a decreased circulating senescence-associated secretory phenotype (SASP) factors, key drivers of chronic inflammation in PTC-2105 treated naturally aged animals compared to negative saline-treated control mice.
●	Restoration of functional capacity: improvements in physical activity metrics, including speed, acceleration, distance, and strength in PTC-2105 treated naturally aged mice compared to negative saline-treated control mice.
●	Improved cognitive performance: improvements in cognitive performance in both monotherapy and GLP-1 combination treatment settings in PTC-2105 treated naturally aged mice compared to negative saline-treated control mice.

Together, these data may support a systemic gerotherapeutic effect that we believe could extend beyond weight loss to functional and physiological restoration.

Limitations of Current Obesity Therapies and Market Opportunity

Currently, approved therapies for obesity, including glucagon-like peptide-1 (“GLP-1”) receptor agonists, primarily induce weight loss through appetite suppression. While effective in reducing body weight, these therapies are associated with significant loss of lean muscle mass, which may represent approximately 25–40% of total weight loss (Wilding, J.P.H. et al., “Once-Weekly Semaglutide in Adults with Overweight or Obesity,” N. Engl. J. Med., 2021; Karakasis, P. et al., “Effect of Glucagon-Like Peptide-1 Receptor Agonists and Co-Agonists on Body Composition: Systematic Review and Network Meta-Analysis,” Metabolism, 2025).

Loss of muscle mass is a critical limitation, as muscle mass is a key predictor of survival and long-term health outcomes (Srikanthan, P. et al., “Muscle Mass Index As a Predictor of Longevity in Older Adults,” Am. J. Med., 2014; Wang, H. et al., “Skeletal Muscle Mass as a Mortality Predictor among Nonagenarians and Centenarians: A Prospective Cohort Study,” Sci. Rep., 2019). This creates a significant unmet need for therapies that improve body composition, rather than simply reduce weight.

Because GLP-1 agonists as a class, all lead to an obligatory loss of lean mass along with reductions in fat mass, there is currently a general acceptance that this loss of lean mass is an inevitable consequence of the catabolic effects of weight loss and negative energy balance. Preclinical studies in naturally aging animals evaluating Eos’s lead clinical candidate, PTC-2105, suggested that loss of lean mass may not be an obligatory result of weight loss, setting the stage for the metabolic and obesity markets to undergo a paradigm shift toward:

●	Preservation and restoration of lean mass;
●	Reduction of visceral adiposity; and
●	Improvement in functional health and longevity.

Eos believes there is an emerging focus on therapies that improve body composition and functional outcomes, although clinical validation of such approaches remains ongoing.

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Lead Product Candidate: PTC-2105

Overview

PTC-2105, Eos’s lead product candidate, is a geropeptide-based therapeutic designed to modulate mitochondrial function and selectively target senescent cells for self-elimination.

Eos is developing PTC-2105 initially for the treatment of:

●	Sarcopenia, characterized by loss of skeletal muscle mass and strength; and
●	Sarcopenic obesity, a condition in sarcopenic patients that includes simultaneous excess adiposity.

We believe these indications represent areas of unmet medical need, as there are currently no approved pharmacological therapies specifically indicated for sarcopenia.

Mechanism of Action

Reduced mitochondrial membrane potential (“MMP”) arising from proton leak has been described as a feature of cellular senescence and aging (Miwa, S. et al., “Mitochondrial Dysfunction in Cell Senescence and Aging,” J. Clin. Invest., 2022). Miwa et al. describes this underlying biology generally and did not specifically study PTC-2105. PTC-2105 is designed to act on this aging-associated signal - the reduced MMP associated with proton leak in the mitochondria of aging cells. Once bound to the Inner Mitochondrial Membrane via binding interaction with cardiolipin (CL) (see figure below), PTC-2105 causes its downstream effects through two primary mechanisms:

●	Mechanism 1 - Increase in mitochondrial membrane potential and support of ATP production; and
●	Mechanism 2 - Induction of self-elimination of senescent cells via the mitochondrial-initiated process of apoptosis.

PTC-2105 displays a high affinity for normal CL

F
CL-Specific
Fluorescent Probe
F
Cardiolipin (CL)
MitoXcel Peptide
"Turn off"
fluorescent probe
via displacement
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F

Cardiolipin Binding (non-oxidized)
0.0025
0.0034
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Neg. Control
Elamipretide - 0.5 µM
Elamipretide - 5.0 µM
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PTC-2105 - 5.0 µM

- **Cardiolipin Binding Competition Assay**: CL-specific fluorescent probe only fluoresces only when bound to CL
- Displacement of the CL-specific probe results in diminished fluorescent signal (RFU)

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Mechanism 1 works to immediately restore mitochondrial respiratory efficiency back to normal by inducing a measurable reduction in proton leak and an increase in MMP and coupling efficiency in senescent cells (Agilent Seahorse ® Assay). Three biological replicates of in vitro analyses confirmed 50% reduction in proton leak, 10% increase in coupling efficiency, and 25% increase in ATP production within four hours of PTC-2105 treatment, relative to saline controls. Direct measurement of ATP production in IMR90 fibroblasts treated with PTC-2105 demonstrates a 60-120% increase in ATP as measured by CellTiterGLO ATP quantification (figure below). Furthermore, PTC-2105 dosed to IMR90 fibroblasts demonstrated a dose-dependent increase in MMP, relative to saline controls (grey line, figure below). We observed increases in MMP, leading to a reduction in ROS (“Reactive Oxygen Species”), which in turn lead to a more efficient ETC (“Electron Transport Chain”) resulting in increased ATP production (figure below).

PTC-2105 restores MMP, reduces ROS, and increases ATP in proliferating cells

PTC-2105 Effects on Mitochondrial Membrane Potential

Proliferating Cells
Δψm
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%Change
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In vivo, in naturally aging preclinical models, this translated into increases in bioenergetic outcomes e.g. distance travelled, speed and acceleration beginning as early as the first week of treatment, compared to negative control treated animals as measured by Olden Labs DOME® cage advanced animal tracking technology (see figure below in Preclinical Data: Functional Outcomes)

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Mechanism 2 triggers self-elimination of senescent cells by initiating release of Cytochrome C from senescent-cell mitochondria. Within 8 to 10 weeks, preclinical studies in male and female naturally aged mice demonstrated that once-weekly SC injections of PTC-2105, caused senescent cell reduction in several mice organs including the brain, in which senescent glial cells, but not neurons, were eliminated, compared to negative control saline treated mice. Specifically, preclinical study results indicated elimination of the following percentages of senescent cells in mouse organs: spleen SA-β-gal -74.6%, p=0.0049; hippocampus CA1/CA3 SA-β-gal, -35%/-32%, p<0.0001; adipose p16/uPAR -54%/-68%, p<0.0001. Histological results for senescent cell elimination were consistent across at least 4 pre-clinical studies in naturally aged mice, both male and female, n=≥10 per group, using 4 different, widely accepted markers of senescent cells (SA-β-gal, p16, p21 and UPAR) and always including negative saline-treated controls. While the magnitude of the change is not identical between individual studies or markers due to the variability observed in an aged mice population, the results have been statistically significant and consistent.

The preclinical studies conducted to date were not specifically designed to evaluate cytokine release syndrome (CRS) or immune effector cell-associated neurotoxicity syndrome (ICANS), which would not be expected for an MoA involving apoptotic senescent cell elimination, which is classically a non-inflammatory process, and distinct from other senolytic therapeutics in clinical development that eliminate senescent cells via alternative MoA, e.g. ferroptosis, which may activate inflammatory pathways. In vitro staining, as analyzed by fluorescent microscopy, demonstrates increased co-localization of Tom20 (mitochondria) and Cytochrome C in proliferating, but not senescent IMR90 cells, with increasing concentrations PTC-2105, suggesting an apoptotic elimination pathway in senescent cells but a protective mechanism in proliferating, healthy cells. Furthermore, these in vitro studies showed an increase of mtDNA (“mitochondrial DNA”) export and Caspase3 cleavage, the expected downstream effects of Cytochrome C export out of the mitochondria and into the cytoplasm observed in PTC-2105-treated senescent cells, further supporting an apoptotic mechanism for their self-elimination (see the following two figures).

PTC-2105 stabilizes cytC-CL in proliferating cells and destabilizes it in senescent cells

Tom20/CytochromeC
Co-Localization
Pearson's Co-efficient
0.94
0.92
0.90
0.88
0.86
0.84
0.82
Control
0.5 μM
5 μM
Proliferating IMR90
Senescent IMR90
p = 0.038 (to control)
p = 0.154 (to control)

Assay performed in IMR90 Lung Fibroblasts

- Co-localization studies between Tom20 (mitochondrial marker) and cytC were conduced in proliferating and senescent IMR90 fibroblasts
- Fluorescent microscopy revealed an increase in TOM20/cytC co-localization in proliferating cells **(protective mechanism)** but a decrease in senescent cells **(senolytic mechanism)**

Proliferating Cell Mitochondria
Cytochrome C
Senescent Mitochondria
Cytochrome C

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PTC-2105 induces MOMP in senescent cells *via* CL binding and cytC-CL destabilization

Mitochondrial Calcein Levels

%Change
(Relative to Control)
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-10
-20
-30
-40
0.5 µM
5 µM
0.5 µM
5 µM

Tom20/TFAM Co-Localization

%Change
(Relative to Control)
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-15
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5 µM

Caspase3 Induction

%Change
(Relative to Control)
80
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-20
0.5 µM
5 µM
50 µM
0.5 µM
5 µM
50 µM

Senescent Mitochondria
Cytochrome C
MOMP
cytC
mtDNA
mPTP
APAF1 oligomerization
Apoptosome
Procaspase-9
Caspase-9
Caspase-3
Apoptosis

Proliferating IMR90

Senescent IMR90

Studies were not powered for significance, all comparisons are n.s.

- Reduced mitochondrial calcein levels indicate formation of pores in mitochondria
- Despite similar mPTP opening, proliferating cells exhibit no increase in mtDNA export, based on mtDNA (Tom20) co-localization studies, and minimal increase in the effector caspase 3

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In the multiplexed plasma cytokine analyses that were performed, no evidence of cytokine release syndrome was observed; ICANS was not assessed. Furthermore, across all studies, to date, a statistically significant increase in mortality was never observed in PTC-2105 treated animals compared to saline-treated control animals (see survival figure on page 171).

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Once these senescent cells were eliminated, and without any further treatment, we observed a reduction in systemic inflammation, a reduction in SASP biomarkers, tissue remodeling of fat and muscle to a younger, healthier phenotype, improved muscle strength and physical performance, improved body composition including a loss of fat, including visceral fat, with a concomitant gain in lean mass, rejuvenation of the immune system, and improvement in cognitive function.

In a preclinical survival study dosing PTC-2105 or saline negative control to 80-week-old naturally aging mice for more than 1 year that is still ongoing, we have observed an 11% increase in overall survival in the treated groups to date, extending their lifespan past the reported limits of lifespan of C57Bl/6 mice.  Using the Log Rank Test, animals treated with PTC-2105 25mg/kg SC 1X/week experienced a statistically significant increase in overall survival compared to saline treated controls (p=0.0142).  Using a Competing Risks Gray’s Test, animals treated with PTC-2105 2.5 mg/kg SC 1X/week experienced an increased cancer-specific survival compared to saline treated control animals (p= 0.0098) (see figure below for current interim results of an ongoing survival study in naturally aged 80-week-old mice begun 71 weeks ago).

PRECLINICAL DATA

PTC-2105 Increases Mouse Overall and Cancer-Specific Survival

More than just extending survival compared to controls, PTC-2105 pushes survival past the known limits of lifespan of C57B/6 mice, showcasing its profound gerotherapeutic potential.

Increased Lifespan

At Week 151, after 71 weeks of treatment with PTC-2105, starting at 80 weeks of age, there was a statistically significant increase in overall survival (p = 0.0142) in the 25 mg/kg SC 1X/week dose group.

Control Group Mortality

In contrast, 100% of negative control saline-treated mice had died by 137 weeks. Historically, over 95% of normal chow-fed C57Bl/6 mice die of old age or cancer by 146 weeks.

Sustained Health Benefits

Remarkably, 20% of mice in both the 25 mg/kg and 2.5 mg/kg dose groups remain alive, and for the most part, healthy appearing, 14 weeks after all control mice had succumbed, extending their lifespan by 11% to date. All PTC-2105-treated mice that have died after 146 weeks of age have died of cancer.

Maximum reported lifespan of C57Bl/6 mice
Overall Survival
Probability of Survival
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2.5 mg/kg vs Saline: 0.5913
25 mg/kg vs Saline: 0.0142
All saline-treated control mice dead of cancer or old age (137 weeks old)
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Maximum reported lifespan of C57Bl/6 mice
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2.5 mg/kg vs Saline : 0.0098
25 mg/kg vs Saline: : 0.2441
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(Xie K., Nature Comm, 2022)
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Preclinical Data

PTC-2105 has been evaluated in vitro and in a series of in vivo preclinical studies in naturally aged 75–80-week-old C57Bl/6 mice. These studies varied in design, group size, and statistical power. Certain studies were exploratory or pilot in nature and may not have been adequately controlled or powered to support statistically significant conclusions; data from those studies may not be statistically significant and should be regarded as preliminary. Other studies used larger group sizes and longer treatment and observation intervals, often > 1 year. When a result reached statistical significance, the associated p-value is provided below; when it did not, the result is identified as not statistically significant (n.s.). Observations from these studies include:

●	Body weight and body composition effects: In diet-induced obesity (“DIO”) models in naturally aged mice, treatment with PTC-2105 (25 mg/kg 3X/week) resulted in reductions in body weight over time (-24% compared to saline control after 40 weeks of treatment, p = 0.0049). Furthermore, we observed decreases in fat (-39% compared to saline after 43 weeks of treatment, p = 0.0027), including reduction of abdominal fat (-7.54% compared to saline control after 43 weeks of treatment, n.s.), with retention of lean mass compared to SMG monotherapy (-13% for SMG monotherapy, n.s., -2.6% for PTC-2105 monotherapy, n.s., compared to saline control after 43 weeks of treatment), in PTC-2105-treated animals. In certain studies, these effects were sustained and, in some cases, exceeded those observed with comparator agents e.g. GLP-1 agonists, at later time points. Durable effects on weight and body composition occurred without reliance on appetite suppression, as determined by a lack of any measurable reduction in food consumption.

●	Tissue remodeling: In naturally aged mice, we observed tissue remodeling in fat and muscle in PTC-2105-treated naturally aging animals compared to control saline-treated animals.

○	In gastrocnemius muscle, we observed a dose-dependent reduction in intermyocyte space (-69% in PTC-2105-treated animals, 25 mg/kg 1X/week, compared to saline controls after 8 weeks p = 0.0009), as well a clear dose-dependent rescue of MYH2-positive fiber content (n.s.), mirroring an increase in TOMM20 staining (n.s.), a decrease in muscle fiber fragmentation and an improvement in muscle architecture in PTC-2105-treated animals compared to control saline-treated animals (n.s.). Using Oil Red O staining, which detects neutral lipid accumulation (intramyocellular lipids + intermuscular fat), we observed a reduction in pathological lipid accumulation indicating improved metabolic function in aging gastrocnemius skeletal muscle in PTC-2105-treated animals compared to control saline-treated animals (n.s.).

○	In adipose tissue, we observed a dose-dependent reduction in adipocyte area (-30% in PTC-2105 treated animals, 3.3 mg/kg 3X/week, compared to saline controls after 20 weeks of treatment, p = 0.0068) which normally increases with age signifying a shift toward hypertrophic, dysfunctional fat cells that contribute to metabolic decline in untreated naturally aging control animals, in PTC-2105-treated naturally aging animals compared to control saline-treated animals.

●	Age-selective activity: Effects on body weight and body composition were observed in aged animals but not in younger cohorts, suggesting a potential association with age-related biological characteristics (n.s. BW differences between PTC-2105-treated, 25 mg/kg 1X/week and saline-treated in young animals), (13.7% BW loss in PTC-2105-treated animals, 25 mg/kg 1X/week compared to saline-treated in aged animals, p = 0.0009) (see figure below).

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MECHANISM OF ACTION

PTC-2105 Affects an Aging-Specific Target: Reduced Δψm

PTC-2105 selectivity is defined by a single, aging-specific molecular signal: the reduced MMP, **Δψm**, that occurs universally in the mitochondria of all living species.

20-Week-Old Mice

Showed **no effect on body weight**, compared to saline-treated controls, demonstrating that PTC-2105 acts exclusively on aging-specific targets

Normalized BW
1.4
1.3
1.2
1.1
1.0
0.9
0
10
20
30
40
Weeks of Treatment

75-Week-Old Mice

Demonstrated **significant, sustained body weight reduction** beginning after 8 weeks of treatment, the time required for **Mechanism 2** to trigger self-elimination of senescent cells.

Saline
PTC-2105
Normalized BW
1.4
1.3
1.2
1.1
1.0
0.9
0.0009
0
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Weeks of Treatment

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Inflammation-related biomarkers: Naturally aged mice treated with PTC-2105 for 16 weeks showed a reduction in circulating Senescence-Associated Secretory Phenotype (SASP) factors (e.g. CCL11, CXCL10, IL-17A, IL-22, and IL-23, IL-27), key drivers of systemic inflammation and hallmarks of aging, in plasma, compared to negative control saline-treated animals.

In these preclinical studies, plasma from naturally aged mice treated with PTC-2105 was analyzed using multiplexed cytokine and chemokine panels. Changes were observed in a subset of cytokines and chemokines associated with the senescence-associated secretory phenotype (SASP) and with aging-associated inflammation; the direction, magnitude, and statistical significance of these changes varied by factor, dose, timepoint, and study. The factors evaluated represent a subset of the broader set of cytokines and chemokines associated with the SASP and inflammaging, which also include, among others, IL-6, TNF-alpha, and MCP-1 (CCL2); Eos selected the multiplex panels used based on their commercial availability and applicability to murine aging models, not because they constitute an agreed-upon definitive SASP signature. The U.S. Food and Drug Administration has not recognized a reduction in these factors as a validated or surrogate endpoint for the approval of product candidates in sarcopenia, sarcopenic obesity, or the other indications Eos is pursuing. These findings are based on animal studies, and their relevance to humans has not been established.

Note: All comparisons are not statistically significant, as this was an exploratory study not controlled or powered for significance.

Functional outcomes: Naturally aged mice treated with de-escalating doses (10, 2.5, 0.625 and 0.156 mg/kg SC 1X/weekly) of PTC-2105 for more than 16 weeks show improved, and sustained spontaneous activity metrics including speed, acceleration, and distance (Olden Labs DOME® cage monitoring), at the 2.5 and 0.625 mg/kg dose groups, indicating restoration of functional capacity lost during the aging process, compared to negative control saline-treated animals. Significant p-value < 0.0001 (0.625 mg/kg vs saline) noted in the figure.

Immunoaging and Senescence: p16+ expression, a marker of senescent cells increased with age in peripheral blood T cells, making it a strong molecular marker of aging. Notably, aging humans preferentially accumulate p16+-associated senescent CD8⁺ T cells, compared to CD4⁺ T cells, that then directly cause cognitive decline of aging (Sucharov et al., Immunity. Aged circulating CD8+ T cells and their secreted factors drive cognitive decline. May 2026),

●·	p16+ T Cells as Aging Marker - In naturally aging mice, flow cytometry demonstrated significant increases in p16+ T cells from 15 to 75 weeks of age, confirming their robust role as a clinical and molecular marker of aging.

●	PTC-2105 Reduces p16+ CD8⁺ T Cells - Naturally aged, 75-week-old mice treated with PTC-2105 for 45 weeks showed a significant reduction in p16 MFI (Mean Fluorescence Intensity) in total p16⁺ T cells, with more pronounced decreases observed in p16⁺ CD8⁺ T cells.

●	Selective Action - CD4⁺ p16⁺ T cells remained largely unchanged, indicating that PTC-2105 exhibits a selective responsiveness within the CD8⁺ compartment

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Note: Significant p values depicted in the figure below.

Cognitive performance: Naturally aged mice treated with PTC-2105 (2.5 mg/kg SC 1X/weekly) for > 1-year experienced improvement in cognitive performance compared to the typical cognitive decline of aging observed in negative control saline-treated mice (p values noted in figure).

The observed improvement in cognitive performance compared to negative saline-treated controls, which experience an expected decline in cognition with aging over one year of treatment and observation may be partially due to the reduction in p16+ CD8⁺ T cells observed in PTC-2105-treated animals (Sucharov et al., Immunity. Aged circulating CD8+ T cells and their secreted factors drive cognitive decline. May 2026).

These findings are based on animal studies, and their relevance to human clinical outcomes has not yet been established.

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Combination Therapy Potential

PTC-2105 is also being studied as a potential complementary therapy to GLP-1 agents.

In a preclinical study, DIO-fed naturally aging mice treated with a combination of semaglutide (“SMG”) and PTC-2105 (2 different dosing schedules of PTC-2105) lost more weight than SMG-monotherapy treated control mice beginning after 10 weeks of treatment, the amount of time required for systemic elimination of senescent cells to occur. Additionally, while SMG-monotherapy treated mice lost lean mass, mice treated with PTC-2105, either as monotherapy or in combination with SMG, gained lean mass. Furthermore, after 30 weeks of treatment, mice treated with PTC-2105 as monotherapy lost more weight, than mice treated with SMG monotherapy, a difference that increased over time. This difference was accompanied by an increasingly greater loss of fat, and an greater increase in lean mass, over time, in mice treated with PTC-2105 as monotherapy compared to mice treated with SMG monotherapy. After 40-43 weeks of treatment (25 mg/kg 3X/week) BW was reduced 24% compared to saline control (p = 0.0049), fat was reduced 39% compared (p = 0.0027), including reduction of abdominal fat (-7.54%, n.s.), with retention of lean mass compared to SMG monotherapy (-13% for SMG monotherapy, n.s., -2.6% for PTC-2105 monotherapy, n.s.). Significant mouse attrition due to advanced age in all groups resulted in non-significant comparisons for most metrics beyond 45 weeks of the study.

PTC-2105 + SMG Combination Prevented “Rebound” Weight Gain After Stopping SMG Treatment in Preclinical Studies on Naturally Aged DIO Mice. (p values displayed in figure below)

PRECLINICAL DATA – SEL-053 STUDY

PTC-2105 + SMG Prevents Rebound Weight Gain Seen with SMG

Naturally aged DIO mice on a high-fat diet (HFD) began treatment at 82 weeks of age with PTC-2105, semaglutide (SMG), or combination regimens. SMG treatment stopped at Week 35 (117 weeks of age), leading to a rapid rebound of fat but not muscle – Week 43

Body Weights
Body Weight (Δ%)
10
0
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0.027
0.013
0.002
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Fat Mass
%Change (Relative to Baseline)
20
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-40
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0.003
0.030
0.001
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Abdominal Fat
%Change (Relative to Baseline)
5
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0.027
0.013
0.002
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Lean Mass
%Change (Relative to Baseline)
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n.s.
n.s.
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43 Weeks Treatment
SMG
PTC-2105 (3X/week, 25 mg/kg)
PTC-2105 (1X/week, 25 mg/kg) + SMG
PTC-2105 (1X/week, 50 mg/kg) + SMG
Saline

Note: p-values shown relative to saline -treated animals

1

No “Rebound” Weight Gain

Within the first 1 -2 weeks after stopping SMG after 35 weeks of treatment, animals regain weight and track to saline -treated animals. No similar rebound weight gain is experienced in groups treated with PTC-2105 in combination with SMG.

2

Fat Loss Stability

Animals treated with SMG monotherapy regain all fat mass after cessation of SMG, whereas PTC -2105 combination groups do not.

3

Lean Mass Retention

Lean mass was retained in combination groups, compared to saline -treated animals, compared to SMG monotherapy, where a **loss** of total lean mass was observed.

All mice were placed on a HFD* ***only* *6 weeks prior to dosing initiation and therefore controls continued to gain weight, including fat and muscle, for an additional ~ 10 weeks.*

Note*: SMG was administered 3× weekly at 0.2 mg/kg, with dose escalation to 0.4 mg/kg after Week 5 across all groups. SMG treatment was stopped at Week 35 of treatment.*

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Naturally aged DIO mice on a high-fat diet (HFD) began treatment at 82 weeks of age with PTC-2105, semaglutide (SMG), or combination regimens. Body weight and DEXA results are reported below at Week 43, 8 weeks after SMG treatment was stopped at Week 35 (117 weeks of age).

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In the preclinical trial, we observed the following:

●	No “Rebound” Weight Gain - Within the first 1-2 weeks after stopping SMG treatment at Week 35 across all treatment groups, SMG-monotherapy-treated mice regained all lost weight and tracked back to saline-treated mice. No similar rapid rebound weight gain was observed in groups treated with PTC-2105 either alone or in combination with SMG.
●	Fat Loss Stability With Combination - Mice treated with SMG monotherapy regain all lost fat mass after cessation of SMG, whereas animals treated with PTC-2105 either alone or in combination with SMG did not regain fat after cessation of SMG.
●	SMG Lean Mass Deficit - Mice treated with SMG monotherapy failed to regain lost lean mass after cessation of SMG, ending up with less lean mass than either saline-, PTC-2105- or PTC-2105 + SMG combination-treated groups. This lean mass deficit may have contributed to accelerated aging observed later in life in this group of mice (see figure below)

Significant mouse attrition due to advanced age in all groups resulted in non-significant comparisons for most metrics beyond 45 weeks of the study.

This combination positioning could expand the commercial opportunity for PTC-2105. These findings are from pre-clinical studies in naturally aged mice and have not been evaluated in human clinical trials.

Clinical Development Strategy

Eos is pursuing a capital-efficient, indication-focused clinical development strategy:

●	Primary Indication: Sarcopenia and sarcopenic obesity in patients aged ≥60

○	Target population includes patients where GLP-1 therapies may be contraindicated.
○	Primary endpoints: improvement in physical function and body composition.

●	Secondary Indication: Gerotherapeutic applications targeting aging biology and healthspan.
●	Additional Potential Indications: Mitochondrial and neurodegenerative diseases.

Pipeline

Beyond PTC-2105, Eos’s pipeline includes:

●	PTC-2107: Targeting cognitive decline and neurodegenerative diseases.
●	PTC-2113: Obesity and glucose metabolic disorders (in all ages).
●	Next-generation peptides (e.g. PTC-2118): Designed for enhanced potency and expanded indications.
●	Long-term expansion programs: Targeting kidney, bone, ophthalmologic, and other age-related diseases.

Eos is performing IND-enabling studies and, if the applicable IND is cleared, plans a first-in-human Phase 1 clinical program for PTC-2105, to be followed by a Phase 1b/2a proof-of-concept study, as well as to advance its pipeline. Currently, Eos’s first-in-human program is designed as a conventional Phase 1 study consisting of single-ascending-dose cohorts in healthy volunteers followed by multiple-ascending-dose evaluation in healthy elderly subjects to establish initial safety, tolerability, and pharmacokinetics. Upon satisfactory completion of the Phase 1 program, Eos intends to advance PTC-2105 into a Phase 1b/2a proof-of-concept study in an aged sarcopenic population.

Corporate History

On April 18, 2019, Ponce Therapeutics, Inc. was founded by Dr. Slawin to develop a longevity gene therapy based on the work of Baker et al. (Baker et al., Clearance of p16Ink4a-positive senescent cells delays ageing-associated disorders. Nature Letter, 2011 and Baker et al., Naturally occurring p16Ink4a-positive cells shorten healthy lifespan, Nature, Vol 530, February 2016) that showed p16Ink4a-positive senescent cells that accumulate during adulthood negatively influence lifespan and promote age-dependent changes in several organs, and that their therapeutic removal may be an attractive approach to extend healthy lifespan. Baker et al. designed a novel transgenic mouse model, p16Ink4a INK-ATTAC, for inducible elimination of p16Ink4a+ senescent cells upon administration of a dimerizer drug, AP20187, that was the same underlying cell elimination technology as in the CaspaCIDe™ cell therapy safety switch for inducible elimination of CAR T cells in instances of serious, life threatening cell therapy toxicity owned and developed by Dr. Slawin’s previous company that he founded, Bellicum Pharmaceuticals, Inc.

In the p16Ink4a-INK-ATTAC genetic mouse model, elimination of p16Ink4a+ senescent cells upon administration of AP20187 treatment extended median lifespan in both male and female mice of two distinct genetic backgrounds. The clearance of p16Ink4a-positive cells delayed tumorigenesis and attenuated age-related deterioration of several organs without apparent side effects, including kidney, heart and fat. These healthspan improvements using this model were later expanded by others to age related bone loss (Farr JN, Targeting cellular senescence prevents age related bone loss in mice, Nature Med, 2017), obesity and metabolic dysfunction (Palmer A. Targeting senescent cells alleviates obesity induced metabolic dysfunction, Aging Cell, 2019) and age-related brain inflammation and cognitive impairment (Ogrodnik M. Whole body senescent cell clearance alleviates age related brain inflammation and cognitive impairment in mice, Aging Cell, 2021).

Using specialized pre-clinical models built in-house to perform longevity research in the pursuit of such a gene therapy, Dr. Slawin and his team at Ponce Therapeutics, Inc. discovered PTC-2101, a peptide that significantly reduced the presence of β-gal+ senescent cells compared to PTC-2102 (inactive peptide), and no peptide as negative controls in two independent animal models, a UVB irradiation accelerated skin aging model in rats, and a whole mouse γ-irradiation systemic aging model in mice, and filed for its first provisional patent in November 2023.

Subsequently, through its research and development (“R&D”) efforts, Ponce Therapeutics, Inc. extended its aforementioned discovery, building a design framework—a family of peptides that meet a precise set of computationally derived design rules – and identified several additional distinct peptides in this new family with similar profound senolytic properties. In October 2024, Ponce Therapeutics, Inc. changed its name to SENOTHERAPEUTIX, Inc. based on its initial understanding of the mechanism of action of these peptides primarily as profound senolytics. In 2024, SENOTHERAPEUTIX scientists identified the second mechanism of action of its novel, growing peptide platform, direct mitochondrial rejuvenation via increase of the MMP, and subsequently named this geropeptide platform “MitoXcel™ Technology” in May 2025. In October 2025, the name GEROTHERAPEUTIX was registered in Texas as the assumed name for SENOTHERAPEUTIX, recognizing the expanded mechanisms of action and potential of this platform as a broad gerotherapeutic.

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Eos SENOLYTIX, Inc., a Delaware corporation, was founded on October 15, 2024, as a new, separate entity solely to develop certain MitoXcel geropeptides as clinical therapeutics to address serious unmet medical needs initially, with an eye towards eventual expansion as broad gerotherapeutics. From its formation through early 2026, Eos had limited operations and did not hold material assets or maintain its own bank account as it worked to raise the capital needed to execute its clinical development plan; however, in 2024 and 2025, Eos engaged certain financial, clinical and regulatory advisors to assist with strategic planning in anticipation of consummating the SENO License (as described below). Eos has been funded during this transition period primarily by SENOTHERAPEUTIX.

On February 9, 2026, Eos and SENOTHERAPEUTIX, Inc. entered into a license agreement (the “SENO License”), pursuant to which, Eos obtained an exclusive license to certain intellectual property rights held by SENOTHERAPEUTIX, Inc., including rights related to Eos’s lead product candidate, PTC-2105. For a more detailed description of the SENO License, see the section entitled “Certain Relationships and Related Party Transactions - Intercompany License and Service Agreement with SENO.” The SENO License represented the first held material assets independent of SENOTHERAPEUTIX, Inc.

In connection with the Merger, and pursuant to certain terms of the SENO License, Eos has been working during the pre-closing period of the Merger to establish its own personnel and clinical development infrastructure in advance of the closing of the Merger, including contracts to manufacture materials for pre-clinical and clinical studies.

Although the SENO License includes certain provisions to allow SENOTHERAPEUTIX to license to Eos additional geropeptides that meet specific criteria, the SENO License does not prevent SENOTHERAPEUTIX from discovering and out-licensing other novel therapeutic candidates that may address the broader longevity and healthspan market. SENOTHERAPEUTIX (d/b/a GEROTHERAPEUTIX) continues to advance its platform technology with resulting peptide and other programs having been or expected to be licensed to various entities including the following:

1.	Eos SENOLYTIX – Clinical development of certain novel MitoXcel™ geropeptide therapeutics aimed at improving healthspan and extending lifespan, excluding cancer indications and gene therapies.
2.	Perseus SENOLYTIX – An oncology company limited to clinically developing MitoXcel™ “oncopeptides,” leveraging the same mitochondrial target to pursue safer, more selective cancer treatments.
3.	Phoenix SENOLYTIX – Clinical development of next generation, controllable gene therapies using its proprietary ApoptiCIDe™ purposeful cell elimination technology to improve healthspan and increase lifespan. This was the original purpose for founding Ponce Therapeutics, Inc. in 2019.
4.	Ponce Aurora – A consumer products company developing skincare, beverages and supplements powered by MitoXcel™ technology.

SENOTHERAPEUTIX, Inc. is a drug discovery “platform technology” company that discovered a proprietary technology, MitoXcel™, and has filed multiple patents to protect such innovations.  SENOTHERAPEUTIX has licensed only five (5) of its larger library of geropeptides to Eos, a clinical therapeutics development company, in the exclusive field of FDA-regulated therapeutics for serious diseases, excluding cancer and gene therapies. SENOTHERAPEUTIX retains ownership of the MitoXcel™ discovery platform, and a library of > 100 geropeptides and oncopeptides that it has discovered, along with other compounds, continually added to this proprietary library. SENOTHERAPEUTIX is in the process of licensing other of its geropeptide candidates to third parties for other exclusive indications, including cancer, gene therapies, and consumer products. The business of SENOTHERAPEUTIX, Inc. has been, and will remain, (including following the Eos/Pulmatrix Merger) to develop the MitoXcel™ platform technology, refining it and discovering and testing new, individual, specific MitoXcel™ peptides, including geropeptides and oncopeptides, to then license to other clinical development entities, for clinical development within specified, exclusive fields of use. The business of SENOTHERAPEUTIX, Inc. has not and will not, post-Merger, involve conducting activities to clinically develop and commercialize individual MitoXcel peptides including performing (whether in-house or on an outsourced basis) large and/or expensive IND-enabling studies or clinical trials.  SENOTHERAPEUTIX is also developing a companion diagnostic test called the SENESCORE to be used to monitor patients treated with MitoXcel™ clinical therapeutics. Rights to the use of SENESCORE is not included in the SENO License to Eos.

Eos’s lead product candidate, PTC-2105 is targeted for clinical development for the treatment of sarcopenia and sarcopenic obesity, conditions characterized by loss of muscle mass, impaired physical function, and increased morbidity in a large proportion of aging populations.  Eos is in the preclinical stage of development and is conducting IND-enabling studies to support the initiation of first-in-human clinical trials.

Intellectual Property

Eos and SENOTHERAPEUTIX, Inc. rely on a combination of patent, trade secret, trademark, and other intellectual property laws and measures to protect proprietary information, including the MitoXcel™ technology platform.

Patents

SENOTHERAPEUTIX, Inc. has filed for patent protection on various aspects of the MitoXcel™ technology platform. As discussed above, Eos’s product candidates, including PTC-2105, are developed under a License and Services Agreement, dated as of February 9, 2026 (the “SENO License”) with SENOTHERAPEUTIX, Inc.

The status of SENOTHERAPEUTIX, Inc.’s patent portfolio changes frequently in the ordinary course of patent prosecution. Below is a list of pending Patent Cooperation Treaty applications that have been filed as of June 30, 2026:

●	PCT Application PCT/US25/21792 filed on March 27, 2025, and having an earliest priority date of March 28, 2024;

●	PCT Application PCT/US25/55407 filed on November 13, 2025, and having an earliest priority date of November 13, 2024; and

●	PCT Application PCT/US26/012448 filed on January 23, 2026, and having an earliest priority date of January 24, 2025.

Application	Technology	Protection Sought	Priority	Estimated Expiration*
PCT/US25/21792 (filed 3/27/2025)	SENOLYTIC CELL-PENETRATING PEPTIDE COMPOSITIONS AND USES (includes PTC-2105)	Method of use	3/28/2024	~3/27/2045 (contingent on grant)
PCT/US25/55407 (filed 11/13/2025)	SELECTIVE SENOLYTIC CELL PENETRATING PEPTIDE COMPOSITIONS AND USES (includes PTC-2105)	Method of use	11/13/2024	~11/13/2045 (contingent on grant)
PCT/US26/12448 (filed 1/23/2026)	GEROTHERAPEUTIC MITOCHONDRIAL-TARGETING CELL PENETRATING PEPTIDE COMPOSITIONS AND USES (includes PTC-2105)	Compositions of matter and methods of use	1/24/2025	~1/23/2046 (contingent on grant)

*Patent term is 20 years from the earliest non-provisional filing date (here the PCT filing dates) and is contingent on grant and payment of maintenance fees. A provisional application alone confers no enforceable patent term. The estimated expiration dates above assume national-stage grant, payment of all maintenance fees, and no patent term adjustment or extension.

Further, US Provisional Application No. 64/062,526 was filed on May 11, 2026 and US Provisional Application No. 64/082,858 was filed on June 4, 2026. These provisional applications relate to GEROTHERAPEUTIC MITOCHONDRIAL-TARGETING CELL PENETRATING PEPTIDECOMPOSITIONS AND USES (includes PTC-2105) and seeks protection for compositions of matter and methods of use. As with the applications discussed above, any patent that issues from these provisional applications would be expected to have a patent term of 20 years from the future conversion date (contingent on grant, payment of all maintenance fees, and no patent term adjustment or extension).

SENOTHERAPEUTIX, Inc. and Eos anticipate filing national stage entry applications in the US and Europe claiming the benefit of these PCT filings. National stage entry applications in additional jurisdictions may be considered.

Additional provisional filing(s) is/are in progress with expectations of filing in 2026 and conversion to PCT application(s) in 2027.

There can be no assurance that the patent applications will be granted. The term of individual patents depends upon the legal term of the patents in the countries in which they are obtained. In most countries in which SENOTHERAPEUTIX, Inc. files, the patent term is 20 years from the earliest date of filing a non-provisional patent application. In the United States, the patent term of a patent that covers an FDA-approved drug may also be eligible for patent term extension, which permits patent term restoration as compensation for the patent term lost during the FDA regulatory review process. The length of the patent term extension is related to the length of time the drug is under regulatory review. Patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and only one patent applicable to an approved drug may be extended. In the future, if and when MitoXcel™ technology platform products receive FDA approval, SENOTHERAPEUTIX, Inc. and/or Eos expect(s) to apply for patent term extensions on patents covering those products. Similar provisions are available in Europe and other foreign jurisdictions to extend the term of a patent that covers an approved drug. SENOTHERAPEUTIX, Inc. and/or Eos plan(s) to seek patent term extensions to extend the patent coverage of any products that received regulatory approval in any jurisdiction where these extensions are available. However, there is no guarantee that the applicable authorities, including the FDA in the United States, will agree with SENOTHERAPEUTIX, Inc. and/or Eos assessment on whether such extensions should be granted, and if granted, the length of such extensions.

The patent positions of biotechnology companies like SENOTHERAPEUTIX, Inc. and/or Eos are generally uncertain and involve complex legal, scientific and factual questions. In addition, the coverage claimed in a patent application can be significantly reduced before the patent is issued, and its scope can be reinterpreted after issuance. Consequently, SENOTHERAPEUTIX, Inc. and/or Eos may not obtain or maintain adequate patent protection for any product candidates. SENOTHERAPEUTIX, Inc. and/or Eos cannot predict whether the patent applications currently being pursued will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. Any patents that SENOTHERAPEUTIX, Inc. and/or Eos holds may be challenged, circumvented or invalidated by third parties.

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Trade Secrets

SENOTHERAPEUTIX, Inc. and/or Eos also rely on trade secret protection of confidential and proprietary information, including the MitoXcel™ technology platform. Although SENOTHERAPEUTIX, Inc. and/or Eos take(s) steps to protect its proprietary information and trade secrets, including through contractual means with employees, consultants and others, third parties may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to SENOTHERAPEUTIX, Inc. and/or Eos trade secrets or disclose its technology. Thus, SENOTHERAPEUTIX, Inc. and/or Eos may not be able to meaningfully protect trade secrets.

Trademarks

SENOTHERAPEUTIX, Inc. and/or Eos also rely on trademark protection as part of a comprehensive intellectual property strategy.

As of June 30, 2026, SENOTHERAPEUTIX, Inc. has applied for the following trademarks expected to be relevant to Eos’s business related to the MitoXcel™ technology platform:

EOS SENOLYTIX™ (with design)	U.S. App. Ser. No. 98919014
MITOXCEL™ (standard character)	U.S. App. Ser. No. 99230621
MITOXCELAI™ (standard character)	U.S. App. Ser. No. 99230657

The EOS SENOLYTIX™ mark was filed as an intent to use application.  SENOTHERAPEUTIX, Inc. plans to transfer, or at minimum license, this mark to Eos.

SENOTHERAPEUTIX, Inc. also plans to license the use of the MITOXCEL™ and MITOXCELAI™ marks to Eos for use with Eos’s business related to the MitoXcel™ technology platform.

As of June 30, 2026, SENOTHERAPEUTIX, Inc. has also applied for the following additional marks that may be used in connection with the MitoXcel™ technology platform, for example, by SENOTHERAPEUTIX, Inc. and/or related companies, and potentially including Eos:

SENESCORE™ (standard character)	U.S. App. Ser. No. 98638764
CAUSE WE’RE NOT GETTING ANY
YOUNGER™ (standard character)	U.S. App. Ser. No. 98747318
IMPROVING HEALTHSPAN
AND INCREASING
LIFESPAN™ (standard character)	U.S. App. Ser. No. 98825813
SENOTHERAPEUTIX™ (with design)	U.S. App. Ser. No. 98919007
PHOENIX SENOLYTIX™ (with design)	U.S. App. Ser. No. 98919084
PONCE AURORA™ (with design)	U.S. App. Ser. No. 98919092
GEROTHERAPEUTIX™ (with design)	U.S. App. Ser. No. 99059580
PERSEUS SENOLYTIX™ (with design)	U.S. App. Ser. No. 99351616
YUUTH™ (standard character)	U.S. App. Ser. No. 99582119
GEROTHERAPEUTIX™
(standard character)	U.S. App. Ser. No. 99753230
YUURN™	U.S. App. Ser. No. 99890503

As of June 30, 2026, SENOTHERAPEUTIX, Inc. owns the following registered trademark:

YUUTH® (standard character)	U.S. Reg. No. 8078779

SENOTHERAPEUTIX, Inc. and/or Eos anticipate filing additional trademark applications as the MitoXcel™ technology platform and pertinent branding is developed.

There can be no assurance that the trademark applications will be granted or, if granted, successfully enforced against competitors. Any trademarks that SENOTHERAPEUTIX, Inc. and/or Eos holds may be challenged, circumvented or cancelled by third parties.

Clinical Development Strategy

Eos’s strategy focuses on the discovery and clinical development of novel therapeutics targeting biological mechanisms associated with aging. The key elements of our overall strategy are:

●	Advance PTC-2105 into clinical development in sarcopenia and sarcopenic obesity.
●	Establish clinical proof-of-concept in body composition and functional outcomes.
●	Expand into additional indications in aging and neurodegeneration.
●	Explore combination therapies with GLP-1 agents and other metabolic drugs.

Eos is positioned at the intersection of the rapidly expanding $150B+ cardiometabolic therapeutics market (Morgan Stanley Research, “Obesity Medication: The Broadening,” April 24, 2025) and the emerging field of geroscience and longevity medicine.

Eos SENOLYTIX Clinical Programs

PTC-2105 Lead Candidate for Sarcopenia and Sarcopenic Obesity: Patient Need

Sarcopenia is the progressive, age-related loss of muscle mass, strength, and physical function, which increases vulnerability to frailty and impaired mobility. It is well established that muscle mass declines 1-2%/year after age 50, placing the elderly aging population at increased risk for this disease (Evans, W.J. & Lexell, J., “Human Aging, Muscle Mass, and Fiber Type Composition,” J. Gerontol. A Biol. Sci. Med. Sci., 1995). Sarcopenia represents a large and growing unmet medical need. Current U.S. healthcare sarcopenia spending has been estimated to be >$40 billion annually (Goates, S. et al., “Economic Impact of Hospitalizations in US Adults with Sarcopenia,” J. Frailty Aging, 2019). Sarcopenic obesity is the co-occurrence of excess adiposity with reduced muscle mass and strength, a combined condition that further exacerbates functional decline and metabolic risk and is a stronger predictor of future physical disability than either sarcopenia or obesity alone. The prevalence of sarcopenic obesity is estimated to be 10-20% of adults >60 with sarcopenia. Global estimates range from 1-22%; a meta-analysis of 50 studies (86,285 participants) shows ~11% prevalence in adults ≥60 (Wei, S. et al., “Sarcopenic Obesity: Epidemiology, Pathophysiology, Cardiovascular Disease, Mortality, and Management,” Front. Endocrinol., 2023; Luo, Y. et al., “Prevalence of Sarcopenic Obesity in the Older Non-Hospitalized Population: A Systematic Review and Meta-Analysis,” BMC Geriatr., 2024). While not formally contraindicated, GLP-1 use in patients with sarcopenic obesity raises concerns, since GLP-1 drugs cause lean-mass loss, potentially worsening frailty, disability, and metabolic risk. Some experts have raised concerns that GLP-1–associated lean mass loss may be particularly problematic in patients with sarcopenic obesity and frailty, warranting careful monitoring and muscle-preserving strategies. Sarcopenia and Sarcopenic Obesity lead to loss of independence and increased healthcare utilization, increased falls, a higher risk of falls leading to fractures, disability, and mortality morbidity and mortality.

In preclinical studies, PTC-2105 is typically administered subcutaneously 1X/weekly.

Program Overview

PTC-2105 is a novel and differentiated ΔΨm-targeted gerotherapeutic for age-related loss of muscle mass and function.

●	Indications: Sarcopenia and Sarcopenic Obesity
●	Population: Older adults (≥ 60 years)
●	Rationale: Aging and senescent cells exhibit reduced mitochondrial membrane potential (ΔΨm); restoring ΔΨm and removing senescent cells addresses upstream drivers of functional decline.
●	Primary endpoints: Physical function improvement; favorable body composition (↓ fat, ↑ muscle)

PTC-2105 is Eos’s lead MitoXcel™ geropeptide candidate designed to restore mitochondrial bioenergetics (ΔΨm) and reduce senescent-cell systemic inflammatory burden to improve physical function and body composition in older adults. PTC-2105, via MitoXcel™ geropeptide Mechanism 2 (elimination of senescent cells), targets a well-known root cause of sarcopenia – chronic, systemic inflammation due to an increasing burden of senescent cells associated with aging.

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Patient Need

Sarcopenia represents a large and growing unmet medical need. Current U.S. healthcare sarcopenia spending has been estimated to be >$40 billion annually. Sarcopenia and Sarcopenic Obesity lead to loss of independence, increased falls, morbidity and mortality. In sarcopenic obesity, excess adiposity compounds disability risk. GLP-1-based pharmacotherapy can exacerbate lean mass loss, raising concerns for these patients.

●	Loss of independence and increased healthcare utilization
●	Higher risk of fractures, disability, and mortality
●	Complex co-morbid profile in sarcopenic obesity

Clinical Development Plan

Endpoints and eligibility are aligned to functional benefit and body composition.

Key Eligibility

●	Age ≥ 60
●	Sarcopenia or sarcopenic obesity diagnosis
●	GLP-1 agonist therapy not appropriate/contraindicated

Primary Endpoints

●	Body composition improvement (loss of fat, gain of muscle)
●	Physical function benefit (e.g., gait speed, 5xSTS, SPPB)

To be finalized per protocol and regulatory guidance.

The IND-enabling nonclinical program is designed around a standard regulatory framework, initiating with a pilot dose range-finding study to establish tolerable exposure ranges, followed by GLP (“Good Laboratory Practice”) toxicology studies in rodent and non-rodent species with coverage extending to 90 days. The nonclinical package is complemented by a full battery of safety pharmacology and genetic toxicology studies to support first-in-human entry.

The regulatory strategy includes scheduling a Pre-IND (“PIND”) meeting with the FDA to align on key program decisions prior to IND submission. The PIND will address toxicological species selection, the overall scope of the nonclinical program, drug substance and drug product specifications, and the necessity and design of drug-drug interaction studies.

Following productive engagement with the agency, the first-in-human clinical program is planned to open in Australia, enrolling normal healthy volunteers across multiple single ascending dose cohorts to establish initial safety, tolerability, and pharmacokinetic profiles. This will be followed by a multiple ascending dose study conducted in healthy elderly subjects, the target population most reflective of the intended therapeutic indication.

Eos believes that cash available to the post-merger company, including capital raised through the Eos Financing, will be sufficient to fund IND-enabling studies through submission of an IND. Following the completion of the Phase 1 healthy volunteer and healthy elderly subject studies, PTC-2105 will advance into a Phase 1b/2a proof-of-concept study in an aged sarcopenic population. The study is designed as a 12-week randomized, double-blind, placebo-controlled trial enrolling approximately 30 elderly subjects (60 years of age and older) with confirmed sarcopenia. Subjects will be randomized in an approximately 2:1 ratio, with roughly 20 subjects receiving MSH001 at a selected dose and approximately 10 subjects receiving placebo, with a 12-week primary analysis as the primary endpoint timepoint.

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The study is designed to generate a comprehensive data package spanning pharmacokinetics, safety and tolerability, pharmacodynamic biomarkers, and early clinical signals. Interim assessments of p16⁺CD3⁺ T cells and senescence-associated secretory phenotype (SASP) markers will be conducted every two weeks throughout the treatment period. Primary endpoints include mean grip strength change and the Timed 5X Chair Stand Test as functional performance measures, with secondary endpoints encompassing reduction in p16⁺CD3⁺ T cells, DEXA-based body composition changes (fat mass loss and lean mass gain), knee extension strength, and SASP cytokine reduction, supplemented by a panel of exploratory biomarkers. This endpoint strategy positions the study to simultaneously evaluate mechanistic target engagement and clinically meaningful functional outcomes in the intended patient population.

Manufacturing

Eos does not currently own or operate facilities for product manufacturing, testing, storage, and distribution. Although Eos performs certain research and development activities in its leased facilities in Houston, Eos has contracted and expects to continue to contract with third parties for the manufacture and distribution of its product candidates.

Competition

The biotechnology and biopharmaceutical industries are characterized by continuing technological advancement and significant competition. While Eos believes that its programs, technology, development experience and scientific knowledge provide it with competitive advantages, Eos faces competition from major pharmaceutical and biotechnology companies, academic institutions, governmental agencies, and public and private research institutions, among others. Any product candidates that Eos successfully develops and commercializes will compete with existing therapies and new therapies that may become available in the future. Many of the companies with which Eos is currently competing or will compete against in the future have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved products than Eos does. Mergers and acquisitions in the pharmaceutical and biotechnology industry may result in even more resources being concentrated among a smaller number of Eos’s competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with Eos in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites, patient enrollment for clinical trials as well as in acquiring technologies complementary to, or necessary for, Eos’s programs.

Key competitive factors affecting the success of all of Eos’s product candidates that it develops, if approved, are likely to be efficacy, safety, convenience, presentation, price, the level of generic competition, and the availability of reimbursement from government and other third-party payors. Eos’s competitors may also obtain FDA or other regulatory approval for their products more rapidly than Eos may obtain approval for its products, which could result in Eos’s competitors establishing a strong market position before Eos is able to enter the market.

Specifically, there are multiple companies developing or marketing treatments that may be approved for the same indications and/or diseases as Eos’s most advanced programs, PTC-2105 and PTC-2107, including major pharmaceutical and biopharmaceutical companies.

Eos believes its competitive advantages include:

●	Novel mechanism: Dual-action mitochondrial activation and senolysis.
●	Differentiated preclinical profile: Simultaneous fat reduction with lean mass preservation or gain observed in preclinical models.
●	Age-selective targeting: Activity driven by aging-specific mitochondrial dysfunction.
●	Broad applicability: Platform potential across multiple age-related diseases.
●	Preclinical dataset: Activity and selectivity evaluated across multiple preclinical studies. These preclinical findings do not establish efficacy, which can be determined only by the FDA and comparable regulatory authorities, and are not necessarily predictive of results in humans.

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Employees and Human Capital

Eos considers its ability to recruit, retain and motivate employees and independent contractors to be critical to its success. Eos had no full-time or part-time employees through June 30, 2026. Notwithstanding, Eos had access to personnel that it intends to hire via its license and service agreement with SENOTHERAPEUTIX, Inc. In addition, Eos has engaged consultants to provide certain services.

Properties and Facilities

As of April 1, 2026, Eos entered into a facility lease agreement. with K2 Biolabs, Inc., (“K2”), an entity partially owned by Dr. Slawin, Eos’s Chief Executive Officer, under which Eos will license a combination of common and dedicated office and laboratory space at K2’s premises in Houston, TX. Certain portions of space leased by Eos will be shared with SENOTHERAPEUTIX, Inc. (with SENOTHERAPEUTIX, Inc. paying to K2 its own rent).

Legal Proceedings

From time to time, Eos may become involved in legal proceedings. Eos is not currently a party to or aware of any proceedings that it believes will have, individually or in the aggregate, a material adverse effect on its business, financial condition or results of operations. Regardless of outcome, litigation can have an adverse impact on Eos because of defense and settlement costs, diversion of management resources and other factors.

Government Regulations

Government authorities in the United States, at the federal, state, and local levels, and in other countries and jurisdictions extensively regulate, among other things, the research, development, testing, product approval, manufacture, quality control, manufacturing changes, packaging, storage, recordkeeping, labeling, promotion, advertising, sales, distribution, marketing, and import and export of drugs and biologic products. All of Eos’s current product candidates are expected to be regulated as drugs. The processes for obtaining regulatory approval in the United States and in foreign countries and jurisdictions, along with compliance with applicable statutes and regulations and other regulatory authorities both pre- and post-commercialization, are a significant factor in the production and marketing of Eos’s products and its research and development activities and require the expenditure of substantial time and financial resources.

Review and Approval of Drugs and Biologic Products in the United States

The U.S. Food and Drug Administration (“FDA”) and other government entities regulate drugs and biologic products under the Federal Food, Drug, and Cosmetic Act (the “FDCA”), the Public Health Service Act, and the regulations promulgated under those statutes, as well as other federal and state statutes and regulations. Failure to comply with applicable legal and regulatory requirements in the United States at any time during the product development process, approval process, or after approval, may subject Eos to a variety of administrative or judicial sanctions, such as a delay in approving or refusal by the FDA to approve pending applications, withdrawal of approvals, delay or suspension of clinical trials, issuance of warning letters and other types of regulatory letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, fines, civil monetary penalties, refusals of or debarment from government contracts, exclusion from the federal healthcare programs, restitution, disgorgement of profits, civil or criminal investigations by the FDA, U.S. Department of Justice, State Attorneys General, and/or other agencies, False Claims Act suits and/or other litigation, and/or criminal prosecutions.

An applicant seeking approval to market and distribute a new drug or biologic product in the United States must typically undertake the following:

1.	completion of preclinical laboratory tests, which may include animal and in vitro studies, and formulation studies in compliance with the FDA’s GLP regulations;

2.	submission to the FDA of an Investigational New Drug application (“IND”) for human clinical testing, which must become effective without FDA objection before human clinical trials may begin;

3.	approval by an independent institutional review board (“IRB”), representing each clinical site before each clinical trial may be initiated;

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4.	performance of adequate and well-controlled human clinical trials in accordance with the FDA’s current good clinical practice (“cGCP”) regulations, to establish the safety and effectiveness of the proposed drug product for each indication for which approval is sought;

5.	preparation and submission to the FDA of an New Drug Application (“NDA”) or Biologics License Application (“BLA”);

6.	satisfactory review of the NDA/BLA by an FDA advisory committee, where appropriate or if applicable;

7.	satisfactory completion of one or more FDA inspections of the manufacturing facility or facilities at which the drug product, and the active pharmaceutical ingredient or ingredients thereof, are produced to assess compliance with cGMP regulations and to assure that the facilities, methods, and controls are adequate to ensure the product’s identity, strength, quality, and purity;

8.	payment of user fees, as applicable, and securing FDA approval of the NDA/BLA; and

9.	compliance with any post-approval requirements, such as any Risk Evaluation and Mitigation Strategies (“REMS”) or post-approval studies required by the FDA.

Preclinical Studies and an IND

Preclinical studies can include in vitro and animal studies to assess the potential for adverse events and, in some cases, to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal regulations and requirements, including GLP regulations. Other studies include laboratory evaluation of the purity, stability and physical form of the manufactured drug substance or active pharmaceutical ingredient and the physical properties, stability and reproducibility of the formulated drug or drug product. An IND sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical studies, among other things, to the FDA as part of an IND. Some preclinical testing, such as longer-term toxicity testing, animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions related to a proposed clinical trial and places the trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence.

Following commencement of a clinical trial under an IND, the FDA may place a clinical hold on that trial. A clinical hold is an order issued by the FDA to the sponsor to delay a proposed clinical investigation or to suspend an ongoing investigation. A partial clinical hold is a delay or suspension of only part of the clinical work requested under the IND. For example, a specific protocol or part of a protocol is not allowed to proceed, while other protocols may do so. No more than 30 days after imposition of a clinical hold or partial clinical hold, the FDA will provide the sponsor a written explanation of the basis for the hold. Following issuance of a clinical hold or partial clinical hold, an investigation may only resume after the FDA has notified the sponsor that the investigation may proceed. The FDA will base that determination on information provided by the sponsor correcting the deficiencies previously cited or otherwise satisfying the FDA that the investigation can proceed.

Human Clinical Studies in Support of an NDA or BLA

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with cGCP requirements, which include, among other things, the requirement that all research subjects provide their informed consent in writing before their participation in any clinical trial. Clinical trials are conducted under written study protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A protocol for each clinical trial and any subsequent protocol amendments must be submitted to the FDA as part of the IND. In addition, an IRB representing each institution participating in the clinical trial must review and approve the plan for any clinical trial before it commences at that institution, and the IRB must conduct continuing review and reapprove the study at least annually. The IRB must review and approve, among other things, the study protocol and informed consent information to be provided to study subjects. An IRB must operate in compliance with FDA regulations.

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Information about certain clinical trials must be submitted within specific timeframes to the National Institutes of Health for public dissemination on its ClinicalTrials.gov website.

Human clinical trials are typically conducted in three sequential phases, which may overlap or be combined:

Phase 1: The product candidate is initially introduced into healthy human subjects or patients with the target disease or condition and tested for safety, dosage tolerance, absorption, metabolism, distribution, excretion and, if possible, to gain an early indication of its effectiveness.

Phase 2: The product candidate is administered to a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance and optimal dosage.

Phase 3: The product candidate is administered to an expanded patient population, generally at geographically dispersed clinical trial sites, in well-controlled clinical trials to generate enough data to statistically evaluate the efficacy and safety of the product for approval, to establish the overall risk-benefit profile of the product, and to provide adequate information for the labeling of the product.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and more frequently if serious adverse events occur. Phase 1, Phase 2, and Phase 3 clinical trials may not be completed successfully within any specified period, or at all. Furthermore, the FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution, or an institution it represents, if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients. The FDA will typically inspect one or more clinical sites in late-stage clinical trials to assure compliance with cGCP and the integrity of the clinical data submitted.

A sponsor may choose, but is not required, to conduct a foreign clinical study under an IND. When a foreign clinical study is conducted under an IND, all IND requirements must be met unless waived. When the foreign clinical study is not conducted under an IND, the sponsor must ensure that the study complies with certain FDA regulatory requirements in order to use the study as support for an IND or application for marketing approval or licensure, including that the study was conducted in accordance with cGCP, including review and approval by an independent ethics committee and use of proper procedures for obtaining informed consent from subjects, and the FDA is able to validate the data from the study through an onsite inspection if the FDA deems such inspection necessary. The cGCP requirements encompass both ethical and data integrity standards for clinical studies.

Submission of an NDA or BLA to the FDA

Depending on characteristics such as size, structure, and method of manufacture, peptide‑based products may be regulated as drugs under an NDA or as biologics under a BLA; the applicable pathway will determine specific fee structures and post‑approval obligations.

Assuming successful completion of required clinical testing and other requirements, the results of the preclinical and clinical studies, together with detailed information relating to the product’s chemistry, manufacture, controls and proposed labeling, among other things, are submitted to the FDA as part of an NDA/BLA requesting approval to market the drug or biologic product for one or more indications. Under federal law, the submission of most NDA/BLAs is additionally subject to an application user fee, currently approximately $4.7 million for fiscal year 2026, for applications requiring clinical data, and the sponsor of an approved NDA is also subject to an annual program fee, currently approximately $0.4 million for fiscal year 2026. These fees are adjusted annually and governed by the Prescription Drug User Fee Act (“PDUFA”).

Under certain circumstances, the FDA may waive the application fee for the first human drug application that a small business, defined as a company with less than 500 employees, including employees of affiliates, submits for review. An affiliate is defined as a business entity that has a relationship with a second business entity if one business entity controls, or has the power to control, the other business entity, or a third-party controls, or has the power to control, both entities. In addition, an application to market a prescription drug or biologic product that has received orphan designation may not be subject to a prescription drug user fee unless the application includes an indication for other than the rare disease or condition for which the drug was designated.

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The FDA conducts a preliminary filing review of an NDA/BLA within 60 days of its receipt and informs the sponsor by approximately the 74th day after the FDA’s receipt of the submission to determine whether the application is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA/BLA for filing. In this event, the application must be resubmitted with the additional information. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. Standard review goal dates are typically ten months from the 60-day filing date; priority review goal dates are typically six months from the filing date. The review process may be extended by the FDA for three additional months to consider new information or clarification provided by the applicant to address an outstanding deficiency identified by the FDA following the original submission. These are goals under PDUFA and not statutory deadlines.

Before approving an NDA/BLA, the FDA typically will inspect the facility or facilities where the product is manufactured. The FDA will not approve an application unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA/BLA, the FDA will typically inspect one or more clinical sites to assure compliance with cGCP.

The FDA also may require submission of a REMS plan to mitigate any identified or suspected serious risks. The REMS plan could include medication guides, physician communication plans, assessment plans, and elements to assure safe use, such as restricted distribution methods, patient registries, or other risk minimization tools.

The FDA typically to refers certain applications for a novel drug to an advisory committee or explains why such referral was not made. Typically, an advisory committee is a panel of independent experts, including clinicians and other scientific experts, that reviews, evaluates and provides a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions.

The FDA’s Decision on an NDA or BLA

On the basis of the FDA’s evaluation of the NDA/BLA and accompanying information, including the results of the inspection of the manufacturing facilities, the FDA may issue an approval letter or a complete response letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing or information in order for the FDA to reconsider the application. If and when those deficiencies have been addressed to the FDA’s satisfaction in a resubmission of the NDA/BLA, the FDA will issue an approval letter. FDA generally assigns a two- or six-month goal date to reviewing such resubmissions depending on the type of information included. Even with submission of this additional information, the FDA ultimately may decide that the application does not satisfy the regulatory criteria for approval.

If the FDA approves a product, it may limit the approved indications for use for the product, require that contraindications, warnings or precautions be included in the product labeling, require that post-approval studies be conducted to further assess the drug’s safety after approval, require testing and surveillance programs to monitor the product after commercialization, or impose other conditions, including distribution restrictions or other risk management mechanisms, including REMS, which can materially affect the potential market and profitability of the product. After approval, the FDA may seek to prevent or limit further marketing of a product based on the results of post-market studies or surveillance programs. Some types of changes to the approved product, such as adding new indications, manufacturing changes and additional labeling claims, are subject to further testing requirements and FDA review and approval.

Certain biologics may also be subject to official lot release, meaning that the manufacturer is required to perform certain tests on each lot of the product before it is released for distribution. If the product is subject to official lot release, the manufacturer must submit samples of each lot, together with a release protocol showing a summary of the history of manufacture of the lot and the results of all of the manufacturer’s tests performed on the lot, to the FDA. The FDA may in addition perform certain confirmatory tests on lots of some products before releasing the lots for distribution. Finally, the FDA will conduct laboratory research related to the safety and effectiveness of drug products.

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Under the Orphan Drug Act, the FDA may grant orphan drug designation to a drug intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making available in the United States a drug for this type of disease or condition will be recovered from sales in the United States for that drug. Orphan drug designation entitles the applicant to incentives such as grant funding towards clinical study costs, tax advantages, and waivers of FDA user fees. Orphan drug designation must be requested before submitting an NDA/BLA, and both the drug and the disease or condition must meet certain criteria specified in the Orphan Drug Act and FDA’s implementing regulations at 21 C.F.R. Part 316. The granting of an orphan drug designation does not alter the standard regulatory requirements and process for obtaining marketing approval. Safety and effectiveness of a drug must be established through adequate and well-controlled studies.

After the FDA grants orphan drug designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. If a product that has orphan drug designation subsequently receives the first FDA approval for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other application to market the same drug for the same indication, except in very limited circumstances, for seven years. Orphan drug exclusivity does not prevent the FDA from approving a different drug for the same disease or condition, or the same drug for a different disease or condition.

The FDA’s interpretation of the scope of orphan drug exclusivity may change. The FDA’s longstanding interpretation of the Orphan Drug Act is that exclusivity is specific to the orphan indication for which the drug was actually approved. As a result, the scope of exclusivity has been narrow and protected only against competition from the same “use or indication” rather than the broader “disease or condition.” In the September 2021 case Catalyst Pharmaceuticals, Inc. v. FDA, a federal circuit court set aside the FDA’s narrow interpretation and ruled that orphan drug exclusivity covers the full scope of the orphan-designated disease or condition regardless of whether the drug obtains approval only for a narrower use. The decision concerned amifampridine, a drug used to treat Lambert-Eaton myasthenic syndrome (LEMS). Depending on how the FDA applies the decision beyond this case, it may limit which drugs can receive exclusivity orphan drug.

Expedited Review and Accelerated Approval Programs

A sponsor may seek approval of its product candidate under programs designed to accelerate the FDA’s review and approval of NDA/BLAs. For example, Fast Track Designation may be granted to a drug intended for treatment of a serious or life-threatening disease or condition and data demonstrate its potential to address unmet medical needs for the disease or condition. The key benefits of Fast Track Designation are the eligibility for priority review, rolling review (submission of portions of an application before the complete marketing application is submitted), and accelerated approval, if relevant criteria are met. The FDA may grant the NDA a priority review designation, which sets the target date for FDA action on the application at six months after the FDA accepts the application for filing. Priority review is granted where there is evidence that the proposed product would be a significant improvement in the safety or effectiveness of the treatment, diagnosis, or prevention of a serious condition. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

The FDA may approve an NDA under the accelerated approval program if the drug treats a serious condition, provides a meaningful advantage over available therapies, and demonstrates an effect on either (i) a surrogate endpoint that is reasonably likely to predict clinical benefit; or (ii) on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. Post-marketing studies or completion of ongoing studies after marketing approval are generally required to verify the drug’s clinical benefit in relationship to the surrogate endpoint or ultimate outcome in relationship to the clinical benefit. Under the Food and Drug Omnibus Reform Act of 2022, the FDA may require, as appropriate, that such studies be underway prior to approval or within a specific time period after the date of approval for a product granted accelerated approval. The FDA also has increased authority for expedited procedures to withdraw approval of a product or indication approved under accelerated approval if the sponsor fails to conduct the required post-marketing studies or if such studies fail to verify the predicted clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product.

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In addition, the Food and Drug Administration Safety and Innovation Act of 2012 established the Breakthrough Therapy designation. A sponsor may seek FDA designation of its product candidate as a breakthrough therapy if the drug is intended, alone or in combination with one or more other drugs, to treat a serious or life-threatening disease or condition and preliminary clinical evidence indicates that the drug may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. If a drug is designated as breakthrough therapy, FDA will provide more intensive guidance on the drug development program and expedite its review.

Post-Approval Requirements

Drugs manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to recordkeeping, periodic reporting, product sampling and distribution, advertising and promotion and reporting of adverse experiences with the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual user fee requirements for any marketed products and the establishments at which such products are manufactured, as well as new application fees for supplemental applications with clinical data.

In addition, drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and state agencies and are subject to periodic unannounced inspections by the FDA and these state agencies for compliance with cGMP requirements. Changes to the manufacturing process are strictly regulated and often require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting and documentation requirements upon the sponsor and any third-party manufacturers that the sponsor may decide to use. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance.

Once an approval is granted, the FDA may withdraw the approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events or problems with manufacturing processes of unanticipated severity or frequency, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include, among other things:

●	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

●	fines, warning, untitled, or it has come to our attention letters, or holds on post-approval clinical trials;

●	refusal of the FDA to approve pending NDA/BLAs or supplements to approved NDA/BLAs, or suspension or revocation of product license approvals;

●	product seizure or detention, or refusal to permit the import or export of products; or

●	injunctions or the imposition of civil or criminal penalties.

The FDA strictly regulates marketing, labeling, advertising and promotion of products that are placed on the market. Drugs may be promoted only for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

In addition, the distribution of prescription pharmaceutical products is subject to the Prescription Drug Marketing Act (“PDMA”), which regulates the distribution of drugs and drug samples at the federal level and sets minimum standards for the registration and regulation of drug distributors by the states. Both the PDMA and state laws limit the distribution of prescription pharmaceutical product samples and impose requirements to ensure accountability in distribution.

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Abbreviated New Drug Applications for Generic Drugs

In 1984, with passage of the Drug Price Competition and Patent Term Restoration Act of 1984 (commonly referred to as the “Hatch-Waxman Amendments”) amending the FDCA, Congress authorized the FDA to approve generic drugs that are the same as drugs previously approved by the FDA under the NDA provisions of the statute. To obtain approval of a generic drug, an applicant must submit an abbreviated new drug application (“ANDA”) to the agency. In support of such applications, a generic manufacturer may rely on the preclinical and clinical testing previously conducted for a drug product previously approved under an NDA, known as the reference listed drug (“RLD”). To reference that information, however, the ANDA applicant must demonstrate, and the FDA must conclude, that the generic drug does, in fact, perform in the same way as the RLD it purports to copy. Specifically, in order for an ANDA to be approved, the FDA must find that the generic version is identical to the RLD with respect to the active ingredients, the route of administration, the dosage form, and the strength of the drug. However, an applicant may submit an ANDA suitability petition to request the FDA’s prior permission to submit an abbreviated application for a drug that differs from the RLD in route of administration, dosage form, or strength, or for a drug that has one different active ingredient in a fixed combination drug product (i.e., a drug product with multiple active ingredients).

At the same time, the FDA must also determine that the generic drug is “bioequivalent” to the innovator drug. Under the statute, a generic drug is bioequivalent to a RLD if the rate and extent of absorption of the generic drug do not show a significant difference from the rate and extent of absorption of the RLD. Upon approval of an ANDA, the FDA indicates that the generic product is “therapeutically equivalent” to the RLD and it assigns a therapeutic equivalence rating to the approved generic drug in its publication “Approved Drug Products with Therapeutic Equivalence Evaluations,” also referred to as the “Orange Book.” Physicians and pharmacists consider the therapeutic equivalence rating to mean that a generic drug is fully substitutable for the RLD. In addition, by operation of certain state laws and numerous health insurance programs, the FDA’s designation of a therapeutic equivalence rating often results in substitution of the generic drug without the knowledge or consent of either the prescribing physician or patient.

Under the Hatch-Waxman Amendments, the FDA may not approve an ANDA until any applicable period of nonpatent exclusivity for the RLD has expired. The FDCA provides a period of five years of data exclusivity for NDAs containing a new chemical entity. In cases where such exclusivity has been granted, an ANDA may not be filed with the FDA until the expiration of five years unless the submission is accompanied by a Paragraph IV certification, in which case the applicant may submit its application four years following the original product approval. The FDCA also provides for a period of three years of exclusivity if the NDA includes reports of one or more new clinical investigations, other than bioavailability or bioequivalence studies, that were conducted by or for the applicant and are essential to the approval of the application. This three-year exclusivity period often protects changes to a previously approved drug product, such as a new dosage form, route of administration, combination or indication.

Hatch-Waxman Patent Certification and the 30-Month Stay

Upon approval of an NDA or a supplement thereto, NDA sponsors are required to list with the FDA each patent with claims that cover the applicant’s product or a method of using the product. Each of the patents listed by the NDA sponsor is published in the Orange Book. When an ANDA applicant files its application with the FDA, the applicant is required to certify to the FDA concerning any patents listed for the referenced product in the Orange Book, except for patents covering methods of use for which the ANDA applicant is not seeking approval.

Specifically, the applicant must certify with respect to each patent that:

●	the required patent information has not been filed;

●	the listed patent has expired;

●	the listed patent has not expired, but will expire on a particular date and approval is sought after patent expiration; or

●	the listed patent is invalid, unenforceable or will not be infringed by the new product.

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A certification that the new product will not infringe the already approved product’s listed patents or that such patents are invalid or unenforceable is called a Paragraph IV certification. If the applicant does not challenge the listed patents or indicate that it is not seeking approval of a patented method of use, the ANDA application will not be approved until all the listed patents for the referenced product have expired. If the ANDA applicant has provided a Paragraph IV certification to the FDA, the applicant must also send notice of the Paragraph IV certification to the NDA and patent holders once the ANDA has been accepted for filing by the FDA. The NDA and patent holders may then initiate a patent infringement lawsuit in response to the notice of the Paragraph IV certification. The filing of a patent infringement lawsuit within 45 days after the receipt of a Paragraph IV certification automatically prevents the FDA from approving the ANDA until the earlier of 30 months after the receipt of the Paragraph IV certification, expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the ANDA applicant.

Section 505(b)(2) of the FDCA New Drug Applications

As an alternative path to FDA approval for modifications to formulations or uses of products previously approved by the FDA pursuant to an NDA, an applicant may submit an NDA under Section 505(b)(2) of the FDCA (the “Section 505(b)(2) applicant”). Section 505(b)(2) of the FDCA was enacted as part of the Hatch-Waxman Amendments and permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant, and for which the applicant has not obtained a right of reference. If the Section 505(b)(2) applicant can establish that reliance on the FDA’s previous findings of safety and effectiveness is scientifically and legally appropriate, it may eliminate the need to conduct certain preclinical studies or clinical trials of the new product. The FDA may also require companies to perform additional bridging studies or measurements, including clinical trials, to support the change from the previously approved reference drug. The FDA may then approve the new drug candidate for all, or some, of the label indications for which the reference drug has been approved, as well as for any new indication sought by the Section 505(b)(2) applicant.

To the extent that a Section 505(b)(2) applicant is relying on studies conducted for an already approved product, the applicant is required to certify to the FDA concerning any patents listed for the approved product in the Orange Book to the same extent that an ANDA applicant would. As a result, approval of a Section 505(b)(2) NDA can be stalled until all the listed patents claiming the referenced product have expired, until any non-patent exclusivity, such as exclusivity for obtaining approval of a new chemical entity, listed in the Orange Book for the referenced product has expired, and, in the case of a Paragraph IV certification and subsequent patent infringement suit, until the earlier of 30 months, settlement of the lawsuit or a decision in the infringement case that is favorable to the Section 505(b)(2) applicant.

Patent Term Restoration and Extension

A patent claiming a new drug product may be eligible for a limited patent term extension under the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration of up to five years for patent term lost during product development and the FDA regulatory review. The restoration period granted is typically one-half the time between the effective date of an IND and the submission date of an NDA, plus the time between the submission date of an NDA and ultimate approval. Patent term restoration cannot be used to extend the remaining term of a patent past a total of 14 years from the product’s approval date. Only one patent applicable to an approved drug product is eligible for the extension, and the application for the extension must be submitted prior to the expiration of the patent in question. The U.S. Patent and Trademark Office reviews and approves the application for any patent term extension or restoration in consultation with the FDA.

Data Privacy and Security Laws

There are numerous U.S. federal, state, and local laws and regulations, as well as foreign legislation, in particular in the European Union (the “EU”) and the United Kingdom (the “UK”), which regulate personal information, including how that information may be used, processed, and disclosed. These regulations also cover sensitive personal information, including medical and health information, and impose requirements on entities that handle such information to implement certain privacy and security measures. Eos and/or its partners may be subject to these laws.

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In the United States, at the federal level, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH Act”), and the regulations promulgated thereunder, impose data privacy, security and data breach reporting obligations with respect to protected health information (“PHI”) on covered entities-which include health plans, healthcare clearinghouses and certain healthcare providers-and business associates-which include persons or entities that perform certain functions or activities that involve the use or disclosure of PHI on behalf of, or in connection with providing a service for, a covered entity.

There are also a number of U.S. state privacy laws, such as the California Consumer Privacy Act of 2018 (“CCPA”), as amended by the California Privacy Rights Act of 2020 (“CPRA”), that govern the privacy and security of personal information in certain circumstances. The CCPA/CPRA applies to personal data of consumers (which is defined to include business representatives and employees) who are California residents, imposes obligations on certain businesses that do business in California, including to provide specific disclosures in privacy notices, and affords rights to California residents in relation to their personal information. Health information falls under the CCPA/CPRA’s definition of personal information where it identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a particular consumer or household and is considered “sensitive personal information,” which is offered greater protection. However, the CCPA/CPRA, like other U.S. state privacy laws, does not apply to PHI, and other U.S. state entities exempt covered entities and business associates altogether. Some of these laws and regulations impose different, and in certain instances, more stringent requirements than HIPAA. Failing to comply with these laws and regulations can result in significant civil and/or criminal penalties, as well as, in some cases, exposure to private litigation, all of which can result in financial and reputational risks.

The collection and use of personal health data and other personal data in the EU is governed by the provisions of the European General Data Protection Regulation (EU) 2016/679 (“GDPR”), which came into force in May 2018, and by related implementing laws in the individual EU member states. The GDPR has a number of significant practical consequences, in particular for international data transfers, competent supervisory authorities and enforcement of the GDPR. The GDPR increased responsibility and liability in relation to personal data that Eos processes.

The GDPR imposes a number of strict obligations and restrictions on the ability to process (processing includes collection, analysis and transfer of) personal data of individuals in the EEA, including health data from clinical trials and adverse event reporting. The GDPR also includes requirements relating to the consent of the individuals to whom the personal data relates, the information provided to the individuals prior to processing their personal data or personal health data, notification obligations to the national data protection authorities and the security and confidentiality of the personal data. EU member states may also impose additional requirements in relation to health, genetic and biometric data through their national implementing legislation.

The GDPR also imposes specific restrictions on the transfer of personal data to countries outside of the EEA that are not considered by the European Commission to provide an adequate level of data protection. Appropriate safeguards are required to enable such transfers. Among the appropriate safeguards that can be used, the data exporter may use the standard contractual clauses (“SCCs”). In this respect, on June 4, 2021, the EU Commission has issued a new set of SCCs which replace the old sets of SCCs that were adopted under the previous European Data Protection Directive 95/46. In addition, when relying on SCCs, the data exporters are required to conduct a transfer risk assessment to verify if anything in the law and/or practices of the third country may impinge on the effectiveness of the SCCs in the context of the transfer at stake and, if so, to identify and adopt supplementary measures that are necessary to bring the level of protection of the data transferred to the EU standard of essential equivalence. Where no supplementary measure is suitable, the data exporter should avoid, suspend or terminate the transfer. On June 18, 2021, the European Data Protection Board adopted recommendations to assist data exporters with such assessment and their duty to identify and implement supplementary measures where they are needed to ensure compliance with the EU level of protection to the personal data they transfer to third countries. With regard to the transfer of data from the EEA to the United States, on July 10, 2023, the European Commission adopted its adequacy decision for the EU-U.S. Data Privacy Framework. On the basis of the new adequacy decision, personal data can flow from the EEA to U.S. companies participating in the framework.

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Failure to comply with the requirements of the GDPR and the related national data protection laws of the EU member states may result in significant monetary fines for noncompliance of up to €20 million or 4% of the annual global revenues of the noncompliant company—whichever is greater—other administrative penalties, and a number of criminal offenses (punishable by uncapped fines) for organizations and in certain cases their directors and officers as well as civil liability claims from individuals whose personal data was processed. Data protection authorities from the different EU member states may still implement certain variations, enforce the GDPR and national data protection laws differently, and introduce additional national regulations and guidelines, which adds to the complexity of processing personal data in the EU. Guidance developed at both EU level and at the national level in individual EU member states concerning implementation and compliance practices are often updated or otherwise revised.

There is, moreover, a growing trend towards required public disclosure of clinical trial data in the EU which adds to the complexity of obligations relating to processing health data from clinical trials. Such public disclosure obligations are provided in the EU Clinical Trials Regulation, the European Medicines Agency disclosure initiatives and voluntary commitments by industry. Failing to comply with these obligations could lead to government enforcement actions and significant penalties against Eos, harm to Eos’s reputation, and adversely impact Eos’s business and operating results. The uncertainty regarding the interplay between different regulatory frameworks, such as the Clinical Trials Regulation and the GDPR, further adds to the complexity that Eos faces with regard to data protection regulation.

With regard to the transfer of data from the EEA to the UK, on June 28, 2021 the European Commission adopted two adequacy decisions for the UK: one under the GDPR and the other for the Law Enforcement Directive. Personal data may now freely flow from the EU to the UK since the UK is deemed to have an adequate data protection level for the purposes of the EU regime. However, the adequacy of decisions are subject to a ‘sunset clause’ which entails that the decisions will automatically expire four years after their entry into force, unless renewed. Additionally, following the UK’s withdrawal from the EEA, companies also have to comply with the UK’s data protection laws (including the GDPR as incorporated into UK national law), the latter regime having the ability to impose fines up to the greater of £17.5 million or 4% of global turnover. Furthermore, transfers from the UK to other countries, including to the EEA, are subject to specific transfer rules under the UK regime; personal data may freely flow from the UK to the EEA, since the EEA is deemed to have an adequate data protection level for purposes of the UK regime. These UK international transfer rules broadly mirror the EU GDPR rules. On February 2, 2022, the UK Secretary of State laid before the UK Parliament the international data transfer agreement (“IDTA”) and the international data transfer addendum to the European Commission’s standard contractual clauses for international data transfers (Addendum) and a document setting out transitional provisions. The IDTA and Addendum came into force on March 21, 2022 and replaced the old EU SCCs for the purposes of the UK regime.

With regard to the transfer of data from the UK to the United States, the UK government has adopted an adequacy decision for the United States, the UK-U.S. Data Bridge, which came into force on October 12, 2023. The UK-U.S. Data Bridge recognizes the United States as offering an adequate level of data protection where the transfer is to a U.S. company participating in the EU-U.S. Data Privacy Framework and the UK Extension.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of products approved by the FDA and other government authorities. Sales of products will depend, in part, on the extent to which the costs of the products will be covered by third-party payors, including government health programs such as, in the United States, Medicare and Medicaid, commercial health insurers and managed care organizations. The process for determining whether a payor will provide coverage for a product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the product once coverage is approved. Third-party payors may limit coverage to specific products on an approved list, or formulary, which might not include all of the approved products for a particular indication.

In order to secure coverage and reimbursement for any product that might be approved for sale, a company may need to conduct expensive pharmacoeconomic studies in order to demonstrate the medical necessity and cost-effectiveness of the product, in addition to the costs required to obtain FDA or other comparable regulatory approvals. A payor’s decision to provide coverage for a drug product does not necessarily imply that an adequate reimbursement rate will be approved. Third-party reimbursement may not be sufficient to maintain price levels high enough to realize an appropriate return on Eos’s investment in product development.

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The containment of healthcare costs has become a priority of federal, state and foreign governments, and the prices of drugs have been a focus in this effort. Third-party payors are increasingly challenging the prices charged for medical products and services and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. If these third-party payors do not consider a product to be cost effective compared to other available therapies, they may not cover the product after approval as a benefit under their plans or, if they do, the level of payment may not be sufficient to allow a company to sell its products at a profit. The U.S. government, state legislatures and foreign governments have shown significant interest in implementing cost containment programs to limit the growth of government-paid health care costs, including price controls, risk sharing, restrictions on reimbursement and requirements for substitution of generic products for branded prescription drugs. Recently, the U.S. government passed the Inflation Reduction Act, which authorizes the U.S. Department of Health and Human Services to negotiate prices of certain drugs with participating manufacturers in federal healthcare programs. Adoption of such controls and measures and tightening of restrictive policies in jurisdictions with existing controls and measures, could limit payments for pharmaceuticals. As a result, the marketability of any product which receives regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement.

In addition, an increasing emphasis on managed care in the United States has increased and will continue to increase the pressure on drug pricing. Coverage policies, third-party reimbursement rates and drug pricing regulation may change at any time. In particular, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, contains provisions that may reduce the profitability of drug products, including, for example, increased rebates for drugs sold to Medicaid programs, extension of Medicaid rebates to Medicaid managed care plans, mandatory discounts for certain Medicare Part D beneficiaries and annual fees based on pharmaceutical companies’ share of sales to federal health care programs. Even if favorable coverage and reimbursement status is attained for one or more products that receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Healthcare Laws and Regulations

Healthcare providers, physicians and third-party payors play important roles in the recommendation and prescription of drug products that are granted marketing approval. Arrangements with healthcare providers, physicians, third-party payors and customers are subject to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which Eos markets, sells and distributes products for which it obtains marketing approval. Restrictions under applicable federal and state healthcare laws and regulations, include the following:

●	the federal Anti-Kickback Statute prohibits, among other things, persons from knowingly and willfully soliciting, offering, receiving or providing any remuneration (in cash or in kind), directly or indirectly, to induce or reward either the referral of an individual for, or the purchase, lease, order or recommendation of, any item, facility or service for which payment may be made in whole or in part under a federal healthcare program such as Medicare and Medicaid;

●	the federal Foreign Corrupt Practices Act prohibits, among other things, U.S. corporations and persons acting on their behalf from offering, promising, authorizing or making payments to any foreign government official (including certain healthcare professionals in many countries), political party, or political candidate in an attempt to obtain or retain business or otherwise seek preferential treatment abroad;

●	the federal False Claims Act, which may be enforced by the U.S. Department of Justice or private whistleblowers who bring civil actions (qui tam actions) on behalf of the federal government, imposes civil penalties, as well as liability for treble damages and for attorneys’ fees and costs, on individuals or entities for knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent, making a false statement material to a false or fraudulent claim, or improperly avoiding, decreasing, or concealing an obligation to pay money to the federal government;

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●	the U.S. Department of Health and Human Services’ Civil Monetary Penalty authorities, which imposes administrative sanctions for, among other things, presenting or causing to be presented false claims for government payment and providing remuneration to government health program beneficiaries to influence them to order or receive healthcare items or services;

●	HIPAA imposes criminal and civil liability for, among other conduct, executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

●	HIPAA, as amended by the HITECH Act and its implementing regulations, also imposes criminal and civil liability and penalties on those who violate requirements, including mandatory contractual terms, intended to safeguard the privacy, security, transmission and use of individually identifiable health information;

●	the federal false statements statute relating to healthcare matters imposes criminal liability for knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;

●	the federal Physician Payment Sunshine Act requires manufacturers of drugs (among other products) to report to the Centers for Medicare and Medicaid Services within the U.S. Department of Health and Human Services information related to payments and other transfers of value to various healthcare professionals including physicians, physician assistants, nurse practitioners, clinical nurse specialists, certified nurse anesthetists, certified nurse-midwives and teaching hospitals, as well as physician ownership and investment interests in the reporting manufacturers;

●	similar state and foreign laws and regulations, such as state anti-kickback and false claims laws, may apply (e.g., in the EU, where the implementation of EU-wide regulations as well as independent national legislation may vary for each EU member state) to sales or marketing arrangements and claims involving healthcare items or services reimbursed by nongovernmental third-party payors, including private insurers; and

●	certain state laws require pharmaceutical companies to comply with voluntary compliance guidelines promulgated by a pharmaceutical industry association and relevant compliance guidance issues by the U.S. Department of Health and Human Services Office of Inspector General; bar drug manufacturers from offering or providing certain types of payments or gifts to physicians and other health care providers; and/or require disclosure of gifts or payments to physicians and other healthcare providers.

Various state and foreign laws also govern the privacy and security of health information in some circumstances; many of these laws differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts.

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PULMATRIX MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

Pulmatrix Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide a reader of Pulmatrix’s financial statements with a narrative from the perspective of its management on its financial condition, results of operations, liquidity, and certain other factors that may affect Pulmatrix’s future results. The information set forth below should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this proxy statement/prospectus.

Overview

Pulmatrix is a biopharmaceutical company that has focused on the development of novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs using its patented iSPERSE™ technology. Pulmatrix’s proprietary product pipeline includes treatments for central nervous system (“CNS”) disorders such as acute migraine and serious lung diseases such as Chronic Obstructive Pulmonary Disease (“COPD”) and allergic bronchopulmonary aspergillosis (“ABPA”). Pulmatrix product candidates are based on its proprietary engineered dry powder delivery platform, iSPERSE™, which seeks to improve therapeutic delivery to the lungs by optimizing pharmacokinetics and reducing systemic side effects to improve patient outcomes.

Pulmatrix designs and develop inhaled therapeutic products based on its proprietary dry powder delivery technology, iSPERSE™, which enables delivery of small or large molecule drugs to the lungs by inhalation for local or systemic applications. The iSPERSE™ powders are engineered to be small, dense particles with highly efficient dispersibility and delivery to airways. iSPERSE™ powders can be used with an array of dry powder inhaler technologies and can be formulated with a broad range of drug substances including small molecules, biologics, drug combinations, peptides, proteins and nucleic acids. Pulmatrix believes the iSPERSE™ dry powder technology offers enhanced drug loading and delivery efficiency that outperforms traditional lactose-blend inhaled dry powder therapies.

Pulmatrix believes the advantages of using the iSPERSE™ technology include reduced total inhaled powder mass, enhanced dosing efficiency, reduced cost of goods, and improved safety and tolerability profiles.

After a comprehensive review of strategic alternatives, including identifying and reviewing potential candidates for a strategic transaction, on March 26, 2026, Pulmatrix and Eos entered into the Merger Agreement, pursuant to which, among other matters, Merger Sub will merge with and into Eos, with Eos continuing as the surviving corporation and our wholly owned subsidiary.

The consummation of the Merger is subject to approval by Pulmatrix stockholders and Eos stockholders, as well as other customary closing conditions, including the effectiveness of a registration statement filed with the SEC in connection with the transaction and Nasdaq’s approval of the listing of the shares of our common stock to be issued in connection with the Merger. If the Merger is completed, the business of Eos will continue as the business of the combined company.

Pulmatrix’s future operations are highly dependent on the success of the Merger and there can be no assurances that the Merger will be successfully consummated. There can be no assurance that the strategic review process or any transaction relating to a specific asset, including the Merger and any Pulmatrix asset development or sale, will result in Pulmatrix pursuing such a transaction, or that any transactions, if pursued, will be completed on terms favorable to Pulmatrix and its stockholders in the existing Pulmatrix entity or any possible entity that results from a combination of entities. If the strategic review process is unsuccessful, and if the Merger is not consummated, the Pulmatrix board of directors may decide to pursue a dissolution and liquidation of Pulmatrix.

Pulmatrix’s goal has been to develop breakthrough therapeutic products that are safe, convenient, and more effective than the existing therapeutic products for respiratory and other diseases where iSPERSE™ properties are advantageous.

Pulmatrix’s current pipeline of clinical assets is aligned to this goal and includes iSPERSE™-based therapeutic candidates which target the prevention and treatment of a range of diseases, including CNS disorders and pulmonary diseases. These therapeutic candidates include PUR3100 for the treatment of acute migraine, PUR1800 for the treatment of acute exacerbations of chronic obstructive pulmonary disease (“AECOPD”), and PUR1900 for the treatment of ABPA in patients with asthma and in patients with cystic fibrosis (“CF”). Each program is enabled by its unique iSPERSE™ formulation designed to achieve specific therapeutic objectives.

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Pulmatrix is continuing to explore opportunities to monetize these clinical assets in connection with the Merger. Continued development of these candidates, if that were to occur, would be contingent on securing additional funding and would require significant expenditures to advance. Thereafter, if development of such product candidates were to be continued and successfully advanced (of which there can be no assurance), it would be necessary to seek and obtain marketing approval to commercialize such product candidates, which could be expected to require the expenditure of significant additional resources and expenses related to regulatory, product sales, medical affairs, marketing, manufacturing and distribution.

Contingent on securing additional funding and continuing development of these candidates, Pulmatrix would expect to continue to incur substantial expenses and operating losses for at least the next several years, as it would:

●	Pursue further clinical studies for PUR3100, an orally inhaled dihydroergotamine (“DHE”) including a Phase 2 clinical study for the treatment of acute migraine. Pulmatrix received Food and Drug Administration (“FDA”) acceptance of its Investigational New Drug Application (“IND”) and a “study may proceed” letter in September 2023, positioning PUR3100 as Phase 2-ready for potential financing or partnership discussions.

●	Pursue partnership or other alternatives to monetize or advance PUR1800, focusing on the development of an orally inhaled kinase inhibitor for treatment of AECOPD.

●	Capitalize on Pulmatrix’s proprietary iSPERSE™ technology and its expertise in inhaled therapeutics and particle engineering to identify new product candidates for prevention and treatment of diseases, including those with important unmet medical needs.

●	Invest in protecting and expanding Pulmatrix’s intellectual property portfolio and file for additional patents to strengthen its intellectual property rights.

●	Seek partnerships and license agreements to support the product development and commercialization of Pulmatrix’s product candidates.

Pulmatrix does not have any products approved for sale and has not generated any revenue from product sales. Pulmatrix will not generate product sales unless and until it successfully completes clinical developments and obtains regulatory approvals for its product candidates. Additionally, Pulmatrix currently utilizes third-party contract research organizations (“CROs”) to carry out its clinical development activities and third-party contract manufacturing organizations (“CMOs”) to carry out its clinical manufacturing activities as it does not yet have a commercial organization. If Pulmatrix obtains regulatory approval for any of its product candidates, it expects to incur substantial expenses related to developing its internal commercialization capability to support product sales, marketing and distribution. Accordingly, Pulmatrix anticipates that it will seek to fund its operations through public or private equity or debt financings, licensing arrangements, collaborations with third parties, non-dilutive grants or other sources, potentially including collaborative commercial arrangements. Likewise, Pulmatrix intends to seek to limit its commercialization costs by partnering with other companies with complementary capabilities or larger infrastructure including sales and marketing.

Because of the numerous risks and uncertainties associated with product development, Pulmatrix is unable to predict the timing or amount of increased expenses or when or if it will be able to achieve or maintain profitability. Even if it is able to generate product sales, Pulmatrix may not become profitable. If Pulmatrix fails to become profitable or is unable to sustain profitability on a continuing basis, it may be unable to continue its operations at planned levels and be forced to reduce or terminate its operations.

Therapeutic Candidates

PUR3100

PUR3100 is still an investigational drug candidate and not authorized for commercialization, but we are currently exploring other opportunities to monetize PUR3100. All U.S. clinical development is currently on hold while we work to license or monetize this asset.

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In 2020, Pulmatrix developed PUR3100, the iSPERSE™ formulation of DHE, for the treatment of acute migraine. Currently DHE is only available as subcutaneous, intravenous infusion or intranasal delivery. If approved for commercialization, PUR3100 has the opportunity to be the first orally inhaled DHE treatment for acute migraine and be an alternative to other acute therapies. Given the oral inhaled route of delivery, PUR3100 is anticipated to provide relief from the rapid onset of migraine symptoms and provide a favorable tolerability profile.

A total of three 14-day GLP toxicology studies have been completed with PUR3100 to support single-dose clinical studies. Pulmatrix is planning to conduct a chronic toxicology study to support long-term dosing. Based on discussions with the FDA, this would complete the non-clinical requirements to support an NDA.

Pulmatrix’s interactions with the FDA have indicated that, in addition to the planned Phase 2 and Phase 3 studies, long-term safety should be assessed in a minimum of one hundred patients for six months of dosing and fifty patients for twelve months of dosing. The FDA also confirmed that it will be necessary to perform a safety study administering PUR3100 to otherwise healthy patients with asthma before an NDA is submitted.

On September 26, 2022, Pulmatrix announced the completion of patient dosing in a Phase 1 clinical study, performed in Australia. The study design was a double-dummy, double-blinded trial to assess the safety, tolerability, and pharmacokinetics of three dose levels of single doses of inhaled PUR3100 with IV placebo, as compared to IV DHE (DHE mesylate injection) with inhaled placebo. This study may also provide preliminary comparative bioavailability data to support the use of the 505(b)(2) pathway for marketing authorization. Twenty-six healthy subjects were enrolled and each of the four groups contained at least six subjects.

On January 4, 2023, Pulmatrix announced topline results. Pulmatrix presented the Phase 1 study data at the American Headache Society 65th Annual Meeting in June 2023. The study showed that PUR3100 achieved peak exposures in the targeted therapeutic range and time to maximum concentration occurred at five minutes after dosing at all dosing levels. The PUR3100 dose groups also showed a lower incidence of nausea and no vomiting compared to observations of nausea and vomiting in the IV administered DHE dose group.

Based on the rapid systemic exposure in the therapeutic range and the improved side effect profile relative to IV dosing, Pulmatrix believes the PUR3100 formulation of DHE may differentiate from approved DHE products or those known to be in development. If effectiveness is demonstrated, PUR3100 may offer the convenience of being self-administered with a pharmacokinetic profile that may potentially provide rapid onset of action.

In September 2023, Pulmatrix announced that the FDA accepted the PUR3100 IND and the receipt of a “study may proceed” letter for the clinical study: “A Phase 2, Multicenter, Randomized, Double-Blind, Placebo-Controlled, Single Event Study to Evaluate the Safety, Tolerability, and Efficacy of PUR3100 (Dihydroergotamine Mesylate Inhalation Powder) in the Acute Treatment of Migraine”. Pulmatrix anticipates that this Phase 2 clinical study will initiate once financing or partnership arrangements have been made. Pulmatrix has also internally explored a direct-to-Phase 3 pathway.

On May 15, 2024, Pulmatrix announced publication of, “Safety, tolerability, and pharmacokinetics of a single orally inhaled dose of PUR3100, a dry powder formulation of dihydroergotamine versus intravenous dihydroergotamine: A Phase 1 randomized, double-blind study in healthy adults” in the peer-reviewed publication Headache: The Journal of Head and Face Pain.

Pulmatrix believes that in this trial, PUR3100 demonstrated the potential for rapid pain relief and improved DHE tolerability versus IV DHE. With a Tmax of 5 minutes and a Cmax in the therapeutic window for all doses tested, Pulmatrix believes that PUR3100 has the potential to address an unmet need for acute migraine sufferers and Pulmatrix is pursuing different options to advance PUR3100 into a Phase 2 clinical trial to further investigate its promising profile in treating acute migraine.

The completed Phase 1 study demonstrated optimal pharmacokinetics and improved tolerability of PUR3100 compared to IV DHE. The Phase 1 trial was a randomized, double-dummy, double-blinded design to assesses the safety, tolerability, and pharmacokinetics (PK) of three dose groups treated with inhaled PUR3100 with intravenous (IV) placebo, compared to a single dose of IV DHE (DHE mesylate injection) with inhaled placebo in healthy volunteers. All doses of PUR3100 were generally well tolerated with a lower incidence of nausea (21% vs. 86%), vomiting (0% vs. 29%), and headache (16% vs. 57%) compared to IV DHE. The PK profile of PUR3100 versus IV DHE was characterized by a similar mean time to Cmax (5 vs. 5.5 min), with reduced AUC0-2h (1120-4320 vs. 6340), and a lower Cmax (3620-14,400 vs. 45,000). All doses of PUR3100 were associated with mean Cmax above the minimum level required to achieve efficacy (1000 pg/mL).

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PUR1800

PUR1800 is still an investigational drug candidate and not authorized for commercialization, but we are currently exploring other opportunities to monetize PUR1800. All clinical development is currently on hold while we work to license or monetize this asset.

PUR1800 is a Narrow Spectrum Kinase Inhibitor, engineered with Pulmatrix’s iSPERSE™ technology, being developed for the treatment of acute exacerbations in chronic obstructive pulmonary disease (AECOPD). PUR1800 targets p38 MAP kinases (p38MAPK), Src kinases, and Syk kinases. These kinases play a critical role in chronic inflammation and airway remodeling.

Pulmatrix completed a Phase 1b safety, tolerability, and pharmacokinetics of PUR1800 for patients with stable moderate-severe COPD. Topline data was delivered in the first quarter of 2022 and presented at the American Academy of Allergy, Asthma and Immunology conference in the first quarter of 2023.

The clinical study, performed at the Medicines Evaluation Unit in Manchester, UK, was a randomized, three-way crossover double-blind study with 14 days of daily dosing, which included placebo and one of two doses of PUR1800, and included a 28-day follow-up period after each treatment period. A total of 18 adults with stable COPD were enrolled. Safety and tolerability, as well as systemic pharmacokinetics (“PK”) were evaluated.

PUR1800 was well tolerated and there were no observed safety signals. The PK data indicate that PUR1800 results in low and consistent systemic exposure when administered via oral inhalation. The topline data, along with the results from chronic toxicology studies, support the continued development of PUR1800 for the treatment of AECOPD and other inflammatory respiratory diseases. These data will inform the design of a potential Phase 2 study in the treatment of AECOPD.

Toxicology studies in rats and dogs, with durations of six and nine months respectively, are complete. The data from both studies demonstrated that PUR1800 is safe and well tolerated with chronic dosing, with little to no progression of findings from 28-day studies. Pulmatrix believes that this indicates potential for chronic dosing of PUR1800, enabling Pulmatrix to explore PUR1800 therapy for chronic respiratory diseases such as steroid resistant asthma, COPD, or idiopathic pulmonary fibrosis. While the program is currently in development for treatment of acute exacerbation of COPD, these positive toxicology study results could expand potential indications and value of the program.

PUR1900

PUR1900 is still an investigational drug candidate and not authorized for commercialization, but we are currently exploring other opportunities to monetize PUR1900 within the United States.

On April 15, 2019, Pulmatrix entered into a Development and Commercialization Agreement (the “Cipla Agreement”) with Cipla for the co-development and commercialization, on a worldwide, except for the Cipla Territory defined below, exclusive basis, of PUR1900, Pulmatrix’s inhaled iSPERSE™ drug delivery system (the “Product”) enabled formulation of the antifungal drug itraconazole, which is only available as an oral drug, for the treatment of all pulmonary indications, including ABPA in patients with asthma. Pulmatrix entered into an amendment to the Cipla Agreement on November 8, 2021 (the “Second Amendment”) and a subsequent amendment on January 6, 2024 (the “Third Amendment”). All references to the Cipla Agreement herein refer to the Cipla Agreement, as amended. The Cipla Agreement will remain in effect in perpetuity, unless otherwise earlier terminated in accordance with its terms.

Pursuant to the Third Amendment, all development and commercialization activities with respect to the Product in all markets other than the United States (the “Cipla Territory”) will be conducted exclusively by Cipla at Cipla’s sole cost and expense, and Cipla shall be entitled to all profits from the sale of the Product in the Cipla Territory, except that Pulmatrix will receive 2% royalties on any potential future net sales by Cipla outside the United States.

Also pursuant to the Third Amendment, Pulmatrix and Cipla stopped patient enrollment for the ongoing Phase 2b clinical study. Pulmatrix agreed that during the period commencing on January 6, 2024 and ending July 30, 2024 (the “Wind Down Period”), it would complete all Phase 2b activities, assign or license all patents to Cipla and their registration with the appropriate authorities in the Cipla Territory, complete a physical and demonstrable technology transfer and secure all data from the Phase 2b study for inclusion in the safety database for the Cipla Territory.

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Pulmatrix completed all Phase 2b wind down activities in the third quarter of 2024. As such, Pulmatrix no longer bears further financial responsibility for the commercialization and development with respect to the Product in the Cipla Territory, with such commercialization and development expenses of the Product in the Cipla Territory to be borne at Cipla’s sole cost and expense after January 6, 2024.

Pulmatrix’s partner Cipla has continued clinical development outside the United States and India’s Central Drug Standard Control Organization has accepted Cipla’s Phase 2 clinical trial results for inhaled itraconazole dry powder formulation and approved the company’s proposal to proceed with Phase 3 trials using a 40mg dose of PUR1900, which Cipla expects to commence in 2026.

Cipla published the results of their Phase 2 trial in the European Respiratory Journal. This was a randomized, double-blind, placebo-controlled trial including subjects with ABPA-complicating asthma. Participants received PUR1900 (20 or 40 mg) or placebo (2:2:1) once daily for 16 weeks. Efficacy endpoints included FEV1, asthma control (ACQ-7), serum total IgE, and quality of life (AQLQ).

Regarding results, forty-three subjects (mean age 40.2 years) received PUR1900 20 mg (n=18), 40 mg (n=16), or placebo (n=9). Baseline pre-dose FEV1% was 63.5±10.2 predicted; serum total IgE was 4469±55 kU/L. At week 16, PUR1900 40 mg significantly improved FEV1, reduced IgE, and achieved clinically meaningful improvement in ACQ-7. AQLQ improvement was not statistically significant. The frequency and severity of AEs were comparable across groups.

The abstract concluded that PUR1900 (40 mg) significantly improved lung function, asthma control, and IgE levels in adults with ABPA, with a favorable safety profile.

Should Cipla successfully market PUR1900 outside the United States, Pulmatrix will receive 2% royalties on any potential future net sales by Cipla outside the United States. Within the United States, we and Cipla will seek to monetize PUR1900 for indications where an orally inhaled antifungal may provide a therapeutic benefit or fulfill an unmet medical need.

Financial Overview

Revenues

To date, Pulmatrix has not generated any product sales. No revenues were recognized for the year ended December 31, 2025. Revenue recognized for the year ended December 31, 2024, were primarily generated from the Cipla Agreement as related to our PUR1900 program, for which wind down activities have been completed. For more discussion on the Cipla Agreement, please see Note 5, Significant Agreements, to Pulmatrix’s consolidated financial statements included in this proxy statement/prospectus.

Research and Development Expenses

Pulmatrix expenses research and development costs to operations as incurred. Research and development activities have been central to their business model. Pulmatrix has utilized a combination of internal and external efforts to advance product development from early-stage work to clinical trial manufacturing and clinical trial support. External efforts have included work with consultants and substantial work at contract research and manufacturing organizations. Pulmatrix has historically supported an internal research and development team and facility for their pipeline and other potential development programs, however following the closing of the transaction with MannKind Corporation (“MannKind” and such transactions, the “MannKind Transaction”) in the year ended December 31, 2024, the majority of their research and development employees were terminated and their facility lease was assigned to MannKind. Going forward, Pulmatrix expects to utilize external resources for further development. Additionally, a Master Services Agreement between the Company and MannKind calls for MannKind to provide certain development services to the Company, including but not limited to, activities to develop dry powder formulations using iSPERSE™.

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To continue development of existing programs or opportunities identified for iSPERSE™ in any new indications, Pulmatrix will need to secure additional funding and anticipate additional development costs would be incurred. Because of the numerous risks and uncertainties associated with product development, however, Pulmatrix cannot determine with certainty the duration and completion costs of these or other current or future preclinical studies and clinical trials. The duration, costs and timing of their future clinical trials and development of our product candidates will depend on a variety of factors, including the selected development path and uncertainties associated with clinical and preclinical studies, clinical trial enrollment rates and changing government regulation. In addition, the probability of success for each product candidate will depend on numerous factors, including competition, manufacturing capability and commercial viability.

General and Administrative Expenses

General and administrative expenses consist principally of salaries, benefits and related costs such as stock-based compensation for personnel and consultants in executive, finance, business development, corporate communications and human resource functions, facility costs not otherwise included in research and development expenses, patent filing fees and legal fees. Other general and administrative expenses include travel expenses, expenses related to being a publicly traded company, professional fees for consulting, auditing and tax services, and expenses related to Pulmatrix’s exploration of strategic alternatives, including the Cullgen Merger.

Critical Accounting Estimates

This Management’s Discussion and Analysis of Financial Condition and Results of Operations is based on Pulmatrix’s consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The preparation of these consolidated financial statements requires Pulmatrix to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities in these consolidated financial statements. Pulmatrix bases its estimates on historical experience, known trends and events, and other assumptions that it believes are reasonable under the circumstances, and it evaluates these estimates on an ongoing basis. Actual results may differ from these estimates under different assumptions or conditions.

Pulmatrix’s significant accounting policies are described in the notes to Pulmatrix’s consolidated financial statements appearing elsewhere in this proxy statement/prospectus. Pulmatrix believes the following are its critical accounting estimates which involve a significant level of uncertainty at the time the estimate was made, and changes in them have had or are reasonably likely to have a material effect on Pulmatrix’s financial condition or results of operations.

Results of Operations

Comparison of the Three Months Ended March 31, 2026 and 2025

The following table sets forth our results of operations for each of the periods set forth below (in thousands):

	Three Months Ended March 31,
	2026	2025	Change
Operating expenses:
Research and development	$3	$19	$(16)
General and administrative	1,289	1,828	(539)
Total operating expenses	1,292	1,847	(555)
Loss from operations	(1,292)	(1,847)	555
Other income (expense):
Interest income	12	53	(41)
Fair value adjustment of warrants	-	66	(66)
Other income (expense), net	108	(80)	188
Net loss	$(1,172)	$(1,808)	$636

Research and development expenses - Research and development expenses were less than $0.1 million for both the three months ended March 31, 2026, and 2025. All clinical development is currently on hold while we work to license or monetize our clinical assets.

General and administrative expenses - General and administrative expenses were $1.3 million for the three months ended March 31, 2026, as compared to $1.8 million for the three months ended March 31, 2025, a decrease of approximately $0.5 million. The decrease was primarily due to higher costs incurred in the three months ended March 31, 2025, related to the preparation and filing of a registration statement and amendments thereto on Form S-4 with the SEC.

Comparison of the Years Ended December 31, 2025, and 2024

The following table sets forth Pulmatrix’s results of operations for each of the periods set forth below (in thousands):

	Year Ended December 31,
	2025	2024	Change
Revenues	$-	$7,806	$(7,806)

Operating expenses:
Research and development	38	7,166	(7,128)
General and administrative	5,131	7,785	(2,654)
Loss on MannKind Transaction	-	2,618	(2,618)
Total operating expenses	5,169	17,569	(12,400)
Loss from operations	(5,169)	(9,763)	4,594
Other income (expense):
Interest income	144	467	(323)
Fair value adjustment of warrants	67	(67)	134
Other expense, net	(204)	(196)	(8)
Net loss	$(5,162)	$(9,559)	$4,397

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Revenues - No revenues were recognized for the year ended December 31, 2025, as compared to $7.8 million for the year ended December 31, 2024, a decrease of $7.8 million. The decrease is primarily related to completion of the wind down of the PUR1900 Phase 2b clinical trial during the year ended December 31, 2024.

Research and development expenses - Research and development expenses were less than $0.1 million for the year ended December 31, 2025, as compared to $7.2 million for the year ended December 31, 2024, a decrease of approximately $7.1 million. The decrease was primarily due to $5.0 million less employment and other costs following the MannKind Transaction and $2.1 million less cost incurred on the PUR1900 program, for which the winding down of the Phase 2b clinical trial was completed during the year ended December 31, 2024.

General and administrative expenses - General and administrative expenses were $5.1 million for the year ended December 31, 2025, as compared to $7.8 million for the year ended December 31, 2024, a decrease of approximately $2.7 million. The decrease was primarily due to $2.9 million of decreased employment and other operating costs, partially offset by $0.2 million of increased costs related to the Cullgen Merger.

Loss on MannKind Transaction - Loss on MannKind Transaction was $2.6 million on certain assets disposed of during the year ended December 31, 2024, in connection with the assignment of our long-term lease of our Bedford facility pursuant to those certain agreement by and between us and MannKind Corporation and Cobalt Propco 2020, LLC (the “MannKind Transaction”). No such loss occurred for the year ended December 31, 2025.

Liquidity and Capital Resources

Through March 31, 2026, we incurred an accumulated deficit of $303.5 million, primarily as a result of expenses incurred through a combination of research and development activities related to our various product candidates and general and administrative expenses supporting those activities. We have financed our operations since inception primarily through the sale of preferred and common stock, the issuance of convertible promissory notes, term loans, and collaboration and license agreements. Our total cash and cash equivalents balance as of March 31, 2026, was $3.3 million plus $0.7 million in restricted cash.

Going Concern

The accompanying unaudited financial statements have been prepared assuming that we will continue as a going concern within one year after the date that the financial statements are issued. Our future operations are highly dependent on the success of the Merger and there can be no assurances that the Merger will be successfully consummated. If the Merger is not consummated, we may seek other strategic alternatives or pursue a dissolution and liquidation.

As of March 31, 2026, we had $3.3 million in cash and cash equivalents, as well as $0.7 million in restricted cash that would become unrestricted following consummation of the Merger or upon any termination of the Merger Agreement in accordance with its terms. We expect to incur significant costs in connection with the Merger and even if the Merger is ultimately not consummated, including legal and professional services costs related to filing registration statements with the SEC and obtaining shareholder approval.

We anticipate that our cash position is sufficient to fund our operations at least through the anticipated closing of the proposed Merger with Eos. However, management believes that without the closing of the Merger, given our current cash position and forecasted negative cash flows from operating activities over the next twelve months, there is substantial doubt about our ability to continue as a going concern after the date that is one year from the date that these financial statements are issued.

In order to continue development of our programs, we would need to secure substantial additional funding in the future, from one or more equity or debt financings, collaborations, or other sources. Additional funding may not be available to us on acceptable terms, or at all. Contingent on securing additional funding and continuing development of our program candidates, we anticipate that we would continue to incur losses over the next several years due to development costs associated with our iSPERSE™ pipeline programs.

Pulmatrix anticipates that it will continue to incur significant expenses in connection with pursuing strategic alternatives, including as related to and in connection with the Merger. Contingent on securing additional funding and continuing development of its program candidates, Pulmatrix anticipates that it would continue to incur losses over the next several years due to development costs associated with its iSPERSE™ pipeline programs. Pulmatrix expects that it will need additional capital to fund its operations as it continues to incur research and development and general and administrative expenses. Pulmatrix may raise such capital through a combination of equity offerings, debt financings, other third-party funding and other collaborations and strategic alliances.

Pulmatrix’s future operations are highly dependent on the success of the Merger and there can be no assurances that the Merger will be successfully consummated. If the Merger is not consummated, Pulmatrix may seek other strategic alternatives or pursue a dissolution and liquidation.

Based upon Pulmatrix’s current expectations, it anticipates that its cash position is sufficient to fund its operations at least through the anticipated closing of the Merger. However, Pulmatrix believes that without the closing of the Merger, given its current cash position and forecasted negative cash flows from operating activities over the next twelve months, there is substantial doubt about the ability for Pulmatrix to continue as a going concern after the date that is one year from the date of this proxy statement/prospectus. The consolidated financial statements of Pulmatrix do not include any adjustments relating to the recoverability and classification of asset amounts or the classification of liabilities that might be necessary should Pulmatrix be unable to continue as a going concern.

Pulmatrix has based its projections of operating capital requirements on assumptions that may prove to be incorrect, and it may use all of their available capital resources sooner than they expect. Because of the numerous risks and uncertainties associated with research, development, achievement of contingent milestones and commercialization of pharmaceutical products, Pulmatrix is unable to estimate the exact amount of its operating capital requirements. Pulmatrix has no material off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Cash Flows

We have no material off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Three Months Ended March 31, 2026, and 2025

	Three Months Ended March 31,
	2026	2025
Net cash used in operating activities	$(1,067)	$(1,813)
Net cash provided by financing activities	1,000	-
Net decrease in cash, cash equivalents, and restricted cash	$(67)	$(1,813)

Net cash used in operating activities for the three months ended March 31, 2026, was $1.1 million, which was primarily the result of $1.2 million of net loss, partially offset by $0.1 million of cash flows associated with changes in operating assets and liabilities.

Net cash used in operating activities for the three months ended March 31, 2025, was $1.8 million, which was primarily the result of $1.8 million of net loss and $0.1 million in net non-cash adjustments, partially offset by $0.1 million of cash outflows associated with changes in operating assets and liabilities.

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Net cash used in investing activities

No net cash was used in investing activities for the three months ended March 31, 2026.

Net cash provided by financing activities

Net cash provided by financing activities was $1.0 million for the three months ended March 31, 2026, resulting from the sale of Series B Convertible Preferred Stock during the period. Issuance costs attributable to this sale have not yet been paid.

Year Ended December 31, 2025, and 2024

	Year Ended December 31,
	2025	2024
Net cash used in operating activities	$(5,433)	(10,716)
Net cash used in investing activities	-	(398)
Net decrease in cash, cash equivalents, and restricted cash	$(5,433)	(11,114)

Net cash used in operating activities

Net cash used in operating activities for the year ended December 31, 2025, was $5.4 million, which was primarily the result of a net loss of $5.2 million, and $0.2 million in cash outflows associated with changes in operating assets and liabilities and less than $0.1 million of net non-cash adjustments.

Net cash used in operating activities for the year ended December 31, 2024, was $10.7 million, which was primarily the result of a net loss of $9.6 million and $4.8 million in cash outflows associated with changes in operating assets and liabilities, partially offset by $3.6 million of net non-cash adjustments.

Net cash used in investing activities

No net cash was used in investing activities for the year ended December 31, 2025.

Net cash used in investing activities for the year ended December 31, 2024, was due to purchases of property and equipment.

Financings

2026 Series B Convertible Preferred Stock Private Placement

In connection with the entry into the Merger Agreement, we entered into a Securities Purchase Agreement, dated as of March 26, 2026, with an affiliate of Eos (the “Buyer”), pursuant to which we agreed to issue and sell to the Buyer in a private placement an aggregate of 1,000 shares of Series B Convertible Preferred Stock for aggregate gross proceeds of $1.0 million, which we received during the three months ended March 31, 2026. The Company delivered the shares of Series B Convertible Preferred Stock to the Buyer on April 16, 2026.

At The Market Offering Agreement

In May 2021, Pulmatrix entered into an At-The-Market Sales Agreement (the “Sales Agreement”) with H.C. Wainwright and Co., LLC (“HCW”) to act as Pulmatrix’s sales agent with respect to the issuance and sale of up to $20.0 million of Pulmatrix’s shares of common stock, from time to time in an at-the-market public offering (the “ATM Offering”). Upon filing of the Annual Report on Form 10-K for the year ended December 31, 2024, Pulmatrix continued to be subject to General Instruction I.B.6 of Form S-3, pursuant to which in no event will Pulmatrix sell its common stock in a registered primary offering using Form S-3 with a value exceeding more than one-third of its public float in any 12 calendar month period so long as its public float remains below $75,000,000. Therefore, the amount that may be able to be raised using the ATM Offering will be significantly less than $20,000,000, until such time as Pulmatrix’s public float held by non-affiliates exceeds $75,000,000.

Sales of common stock under the Sales Agreement are made pursuant to an effective shelf registration statement on Form S-3, which was filed with the SEC on May 17, 2024, and subsequently declared effective on May 30, 2024 (File No. 333-279491), and a related prospectus. HCW acts as Pulmatrix’s sales agent on a commercially reasonable efforts basis, consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of The Nasdaq Capital Market (“Nasdaq”). If expressly authorized by Pulmatrix, HCW may also sell the Pulmatrix’s common stock in privately negotiated transactions. There is no specific date on which the ATM Offering will end, there are no minimum sale requirements and there are no arrangements to place any of the proceeds of the ATM Offering in an escrow, trust or similar account. HCW is entitled to compensation at a fixed commission rate of 3.0% of the gross proceeds from the sale of Pulmatrix’s common stock pursuant to the Sales Agreement.

During the years ended December 31, 2025 and 2024, and during the three months ended March 31, 2026, and 2025, no shares of the Company’s common stock were sold under the Sales Agreement.

Known Trends, Events and Uncertainties

Pulmatrix is subject to risks and uncertainties including, should it resume development of its product candidates, risks and uncertainties common to companies in the biopharmaceutical industry, including but not limited to, risks associated with completing preclinical studies and clinical trials, receiving regulatory approvals for product candidates, development by competitors of new biopharmaceutical products, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Should Pulmatrix resume development of its product candidates, significant additional research and development efforts, including preclinical and clinical testing and regulatory approval, prior to commercialization, would be required. These efforts would require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if Pulmatrix’s product development efforts are successful, should Pulmatrix resume development of its product candidates, it is uncertain when, if ever, Pulmatrix would realize revenue from product sales. Ongoing conflicts, such as in Venezuela, between Russia and Ukraine and in the Middle East may adversely affect the economy and political conditions in the United States may be adversely affected, and in turn, affect Pulmatrix’s business and financial condition. Additionally, recent changes to U.S. policy implemented by the U.S. Congress, the Trump administration or any new administration have impacted and may in the future impact, among other things, the U.S. and global economy, tariffs, international trade relations, unemployment, immigration, healthcare, taxation, the U.S. regulatory environment, inflation and other areas. Although Pulmatrix cannot predict the impact, if any, of these changes to its business, they could adversely affect its business.

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EOS’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Eos’s financial condition and results of operations should be read in conjunction with Eos’s financial statements and notes thereto appearing elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement/prospectus includes forward-looking statements that involve risks and uncertainties. As a result of many factors, Eos’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Eos is a biotechnology company focused on the discovery and clinical development of novel therapeutics targeting biological mechanisms associated with aging. Eos’s approach is based on the hypothesis that addressing fundamental drivers of cellular dysfunction may improve physiological function and mitigate the progression of certain age-related conditions.

Eos’s product candidates, including PTC-2105, are developed under a License and Services Agreement, dated as of February 9, 2026 (the “SENO License”) with SENOTHERAPEUTIX, Inc. (“SENO”). Eos is developing a class of peptide-based therapeutics, which are referred to as geropeptides, designed to modulate mitochondrial function and selectively target senescent cells. Eos’s lead product candidate, PTC-2105, is being developed for the treatment of sarcopenia and sarcopenic obesity, conditions characterized by loss of muscle mass, impaired physical function, and increased morbidity in aging populations.

Eos is in the preclinical stage of development and is conducting IND-enabling studies to support the initiation of first-in-human clinical trials.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

Since inception, the Company has had limited operations and has been funded primarily through contributions and support from SENO. Expenses paid by SENO on behalf of Eos (or the “Company”) have been treated as capital contributions and are reflected as additional paid-in capital.

Components of Results of Operations

Revenues

To date, Eos has not generated any product sales and Eos does not expect to generate revenues from product sales for the foreseeable future.

Research and Clinical Development

Research and development expenses consist primarily of costs incurred for, among other things, preclinical studies, contract research and manufacturing services, personnel-related expenses, laboratory supplies, regulatory activities and allocated facilities costs.

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General and Administrative

General and administrative expenses consist primarily of consultant, professional and legal fees.

Results of Operations

Comparison of the Three Months Ended March 31, 2026, and 2025

The following table summarizes Eos’s results of operations for the three months ended March 31, 2026 and 2025 (in dollars):

	Three Months Ended March 31,
	2026	2025	Change
Revenues	$0	$0	$0

Operating expenses:
Research and development	449,183	23,225	425,958
General and administrative	133,249	55,536	77,713
Total operating expenses	582,432	78,761	503,671
Loss from operations	(582,432)	(78,761)	(503,671)
Other income (expense):
Other income (expense), net	0	0	0
Net loss	$(582,432)	$(78,761)	$(503,671)

Revenues - No revenues were recognized for the three months ended March 31, 2026 and 2025.

Research and development expenses - Research and development expenses were $449,183 and $23,225 for the three months ended March 31, 2026 and 2025, respectively. Subsequent to entering into the SENO License (See Note 12 – Related Party Transactions) the Company began recording expenses directly attributable to the development of PTC-2105 and PTC-2107. These expenses primarily consist of personnel-related expenses, laboratory supplies and allocated facilities costs. There were no such expenses during the three months ended March 31, 2025.

General and administrative expenses - General and administrative expenses were $133,249 and $55,536 for the three months ended March 31, 2026 and 2025, respectively. The increase was primarily due to increased consultant and professional fees related to preparing the Company to operate as a stand-alone entity.

Comparison of the Periods Ended December 31, 2025, and 2024

The following table summarizes Eos’s results of operations for the periods ended December 31, 2025 and 2024 (in dollars):

	Year Ended December 31,
	2025	2024	Change
Revenues	$0	$0	$0

Operating expenses:
Research and clinical development	35,225	8,970	26,225
General and administrative	217,795	67,925	149,870
Total operating expenses	253,020	76,895	176,125
Loss from operations	(253,020)	(76,895)	(176,125)
Other income (expense):
Other income (expense), net	0	0	0
Net loss	$(253,020)	$(76,895)	$(176,125)

Revenues - No revenues were recognized for the periods ended December 31, 2025 and 2024.

Research and clinical development expenses - Research and clinical development expenses were $35,225 and $8,970 for the periods ended December 31, 2025 and 2024, respectively. The increase was primarily due to increases in regulatory and clinical planning in advance of entering into the SENO License (given that 2024 was a partial period since Eos was not formed until October 15 of that year).

General and administrative expenses - General and administrative expenses were $217,795 and $67,925 for the periods ended December 31, 2025 and 2024, respectively. The increase was primarily due to increases in financial and strategic planning expenses (given that 2024 was a partial period since Eos was not formed until October 15 of that year).

Liquidity and Capital Resources

Historically, Eos has been dependent on SENO for working capital. The accompanying financial statements do not include cash held centrally by SENO that was not specifically assigned to Eos.

In the future, Eos will need to maintain its own liquidity, including managing its own working capital, capital expenditures, and debt obligations. Eos may also rely upon SENO for certain services and support through the completion of the Merger via the SENO License. Eos expects to fund its liquidity requirements through private financings through the completion of the Merger (including the Series A Preferred Financing and funding pursuant to the Backstop Financing Agreement).

Cash Flows

Historically, given Eos’s relationship with SENO, there was no cash used by or provided by any section on the cash flow statement prior to February 2026. In February 2026, the Company opened its own bank account. In connection with the Company’s capital raising process in conjunction with the proposed Merger, on February 12, 2026, the Company received $100,000 from an unrelated third-party investor in advance of negotiations regarding a larger financing. Eos ultimately entered into the Backstop Financing Agreement and Series A Preferred Financing in lieu of accepting the unrelated third-party investor’s proposed financing terms, and as a result, Eos expects to return the $100,000 to prior to the closing of the Merger, unless the investor agrees to invest such funds in the Series A Preferred Financing. Eos categorized this $100,000 as an unsecured promissory note that bears no interest and matures upon the successful closing of the proposed Merger.

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The following table summarizes Eos’s sources and uses of cash for each of the periods presented (in dollars):

	Three Months Ended March 31,
	2026	2025
Net cash used by operating activities	$(85,066)	$0
Net cash provided by (used in) investing activities	0	0
Net cash provided by financing activities	100,000	0
Net increase (decrease) in cash, cash equivalents, and restricted cash	$14,934	$0

Operating Activities

During the three months ended March 31, 2026 operating activities used $85,066 in cash, resulting primarily from our net loss of $582,432 partially offset by parent-paid expenses treated as additional paid in capital of $325,126 and changes in operating assets and liabilities of $164,785. During the three months ended March 31, 2025, there was no cash provided by or used in operating activities.

Investing Activities

During the three months ended March 31, 2026 and March 31, 2025, there was no net cash provided by or used in investing activities.

Financing Activities

During the three months ended March 31, 2026 financing provided $100,000 in cash due to proceeds received from a short-term, unsecured promissory note. During the three months ended March 31, 2025, there was no net cash provided by or used in financing activities.

The following table summarizes Eos’s sources and uses of cash for each of the periods presented (in dollars):

	Year Ended December 31,
	2025	2024
Net cash used in operating activities	$0	$0
Net cash provided by (used in) investing activities	0	0
Net cash provided by financing activities	0	0
Net increase (decrease) in cash, cash equivalents, and restricted cash	$0	$0

Operating Activities

During the periods ended December 31, 2025 and December 31, 2024, there was no net cash provided by or used in operating activities.

Investing Activities

During the periods ended December 31, 2025 and December 31, 2024, there was no net cash provided by or used in investing activities.

Financing Activities

During the periods ended December 31, 2025 and December 31, 2024, there was no net cash provided by or used in financing activities.

Contractual Obligations and Commitments

For the year ended December 31, 2025, and for three months ended March 31, 2026, Eos did not have any ligation, capital or other significant commitments, long-term obligations, or guarantees.

Off-Balance Sheet Arrangements

Eos has no off-balance sheet arrangements.

Critical Accounting Estimates

This management’s discussion and analysis of financial condition and results of operations is based on Eos’s financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of Eos’s financial statements and related disclosures requires Eos to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Eos bases its estimates on historical experience, known trends and events and various other factors that Eos believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Eos evaluates its estimates and assumptions on an ongoing basis. Eos’s actual results may differ from these estimates under different assumptions or conditions.

While Eos’s significant accounting policies are described in more detail in Note 2, “Summary of Significant Accounting Policies,” to its financial statements, Eos believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Valuation of stock-based awards

Eos accounts for stock-based payments in accordance with ASC 718, Compensation — Stock Compensation (“ASC 718”). Eos determines whether an award should be classified and accounted for as a liability award or equity award. Eos determines the grant-date fair value of the stock-based awards to measure stock-based compensation cost. In accordance with ASC 718, Eos recognizes stock-based compensation cost for equity awards with a performance condition based on the probable outcome of that performance condition. Compensation cost is only recognized if it is probable that the performance condition will be achieved and shall not be recognized if it is not probable that the performance condition will be achieved. Eos accounts for forfeitures as they occur. For awards with graded vesting, that vest based solely on a service condition, Eos uses the straight-line method to recognize compensation cost.

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Eos estimates the grant date fair value using the Black-Scholes option-pricing model, which requires the use of highly subjective assumptions to determine the fair value of stock-based awards, including the expected term and the price volatility of the underlying shares. These assumptions include the following on a weighted average basis:

	Three Months Ended March 31,
	2026	2025
Expected Term	5.6	9.8
Expected Volatility	109.3%	112.3%
Risk-Free Interest Rate	3.78%	4.25%
Expected Dividend Yield	0.0%	0.0%
Fair Value of Common Stock	$3.17	$0.01

	Year Ended December 31,
	2025	2024
Expected Term	9.7	6.1
Expected Volatility	112.3%	113.4%
Risk-Free Interest Rate	4.24%	4.41%
Expected Dividend Yield	0.0%	0.0%
Fair Value of Common Stock	$0.01	$0.01

Expected Term - The expected term represents the period that the stock-based awards are expected to be outstanding. Eos used the “simplified” method to determine the expected life of options granted, which calculates the expected term as the average of the weighted-average vesting term and the contractual term of the option.

Expected Volatility - Because Eos does not have sufficient trading history for our common stock, the expected volatility was estimated using averages of the historical volatility of our peer group of companies for a period generally in line with the expected term of the stock options granted. Our peer group of publicly traded companies was chosen based on their similar size, stage in the life cycle or area of specialty. We intend to continue to consistently apply this process using the same or a similar peer group of public companies, until a sufficient amount of historical information regarding the volatility of our own common stock price becomes available.

Risk-Free Interest Rate - Based on the daily treasury long term rate of U.S. Department of the Treasury with a maturity period close to the expected term of the option.

Expected Dividend Yield – Eos has never declared or paid any cash dividends on the company’s capital stock and does not anticipate any dividend payments on the company’s common stock in the foreseeable future. Therefore, the expected dividend yield was assumed to be zero.

Fair Value of Common Stock - The estimated fair value of the common stock, at the option grant dates, were determined by the board of directors with consideration of information from various sources including SENO’s 409A valuation reports and the terms of the financing specifically, the Backstop Financing Agreement and the Series A Preferred Financing.

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MANAGEMENT FOLLOWING THE MERGER

Executive Officers and Directors

Upon the completion of the Merger, the business and affairs of the Combined Company will be managed under the direction of the Combined Company board of directors.

The Combined Company board of directors will initially be fixed at seven members. Pursuant to the Merger Agreement, Eos also has the right to designate two additional directors. The staggered structure of the current Pulmatrix board of directors will remain in place for the Combined Company following the completion of the Merger.

Each executive officer of the Combined Company will serve at the discretion of the Combined Company board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of the proposed Combined Company’s directors or executive officers.

All of Pulmatrix’s current directors are expected to resign from their positions as directors of Pulmatrix, effective as of the Closing, except to the extent that one director appointed by Pulmatrix and approved by Eos (in accordance with the Merger Agreement) remains on the board of directors of the Combined Company.

The following table sets forth the name, age as of June 30, 2026, and position of each of the individuals who are expected to serve as executives and directors of the Combined Company following completion of the Merger. Additional individuals will be elected or appointed, as the case may be, prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part:

Name	Age	Position
Executive Officers:
Kevin Slawin	65	Chief Executive Officer and Director

Non-Employee Directors:
Frank McGuyer	74	Director and Chair of the Board of Directors
Jerold Winograd	63	Director
Ralph Mack	66	Director

Executive Officers

Kevin Slawin, M.D. Dr. Slawin is the Founder and CEO at Eos SENOLYTIX, Inc. (founded in 2024), as well as SENOTHERAPEUTIX, Inc. (founded in 2019). In 2004, he founded Bellicum Pharmaceuticals, Inc., which he ultimately led to a successful $161 million IPO in December 2014. He is also Founder, Chairman and CEO of PrintBio, Inc., the only clinical- and commercial-stage regenerative medicine company solving medical challenges with custom-engineered 3D-bioprinted living implants. Dr. Slawin also founded Rapha Capital Management, LLC in 2018, an asset manager focused on ideas in medicine, healthcare and technology. He currently lives in Miami, FL where he is Founder and CEO of Miami Medicos, a membership organization of physicians, founders, executives, and investors catalyzing the healthcare entrepreneurial ecosystem in Miami and worldwide. Dr. Slawin earned his graduate (M.D.) and undergraduate (B.A., Biochemistry) degrees from Columbia University.

The business of the Merged company will be the business of Eos. Therefore, Dr. Slawin, who previously was the founder of Bellicum Pharmaceuticals, Inc. and served on its board of directors after it was publicly listed, and is currently the founder and CEO of Eos, has the attributes and skills to serve as a director of the Combined Company. Eos believes that Dr. Slawin’s experience as the founder, executive officer and a director of a Nasdaq traded clinical stage biopharmaceutical company qualify him to serve as a member of the Combined Company’s board of directors

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Non-Executive Management

Jodi Akin, MSN. Ms. Akin has over 35 years of experience as an entrepreneur and executive in the life sciences sector, having held pivotal leadership roles in both public and private companies. Most recently, she served as the Founding Chief Executive Officer and board member of Hawthorne Health, a technology-enabled mobile clinical research company she founded in 2015 (and served as CEO through early 2024) to solve for long-standing challenges in architecting clinical trials of all sizes and difficulties. She previously served at Edwards Lifesciences, LLC as Vice President of Global Clinical Affairs, where her work culminated in the FDA approval of the SAPIEN Transcatheter Heart Valve. Throughout her career, Ms. Akin founded three companies, raised over $120 million in venture capital, and led strategic partnerships. She has a BSFS from Georgetown University in Diplomacy, Economics, and International Affairs, as well as an MSN from Pace University in Nursing. Following the effectiveness of the Merger, and pursuant to a consulting agreement, Jodi Akin is expected to support clinical development strategy and manage regulatory affairs for therapeutic development. Ms. Akin is expected to be compensated consistent with the terms of her existing consulting agreement with Eos.

Kayvon Namvar. Mr. Namvar has deep expertise in forecasting, valuation, litigation support, and transaction advisory support. In life sciences, he has developed dynamic patient-flow and other financial models to facilitate the forecasting and valuation of biopharmaceutical, medical device and diagnostic products. He is currently a Partner at Elm Innovation Advisors, a financial and strategic advisory firm serving the life sciences and healthcare industry, which he co-founded in July 2025. Previously, he served as a Principal at RNA Capital Advisors (from May 2015 through May 2025) and as VP, Finance & Strategic Analysis (on a contract basis for nearly a decade) at Hawthorne Health, Inc. Mr. Namvar holds a Bachelor of Science degree in Business Administration with a concentration in Corporate Finance from the University of Southern California. Following the effectiveness of the Merger, and pursuant to a consulting agreement with Elm Innovation Advisors (an affiliate of Mr. Namvar), Mr. Namvar is expected to provide financial service support to Eos and provide ad-hoc transaction support.

Daniel Jasinski, Ph.D. Dr. Jasinski previously held the position of Director of Research at SENOTHERAPEUTIX, Inc. and was a Research Scientist at Bellicum Pharmaceuticals. Dr. Jasinski, along with Dr. Slawin, are primarily responsible for leading the discoveries and generation of evidence produced at both Eos SENOLYTIX, Inc. and SENOTHERAPEUTIX, Inc. Since 2021, and through increasing roles and titles, Dr. Jasinski has supported the research and development efforts of both Eos SENOLYTIX, Inc. and SENOTHERAPEUTIX, Inc. Dr. Jasinski earned his undergraduate degree in Chemistry from Texas A&M University and earned his Ph.D. in Pharmaceutical Sciences from the University of Kentucky’s College of Pharmacy. His innovative research has been published in several prestigious scientific journals including Blood, Advanced Materials, and Nucleic Acids Research. Following the effectiveness of the Merger, Mr. Jasinski is expected to be a direct employee of Eos with a base compensation in excess of $250,000, pursuant to which he will serve in the capacity of Vice President of Research.

Non-employee Directors

Frank McGuyer. Frank McGuyer has been a member of the board of directors of Eos since January 2026. Mr. McGuyer has been the Chairman and Chief Executive Officer of McGuyer Homebuilders, Inc. (“MHI”), a Houston, Texas-based residential homebuilding enterprise he founded in 1988. In that capacity, Mr. McGuyer has directed the strategy, operations, financial management, and growth of MHI and its affiliated entities since the company’s inception. In October 2021, Mr. McGuyer was instrumental in selling the homebuilding, mortgage banking, and title insurance assets of MHI and its affiliates with Dream Finders Homes, Inc. (NYSE: DFH). Mr. McGuyer has continued to serve as Chairman and Chief Executive Officer of MHI and its affiliated entities, directing the companies’ ongoing business activities in residential land acquisition, land and lot banking, residential land development, and real estate financing in Texas. In these roles, Mr. McGuyer oversees deal assessment and underwriting, financial planning and capital allocation, and strategic relationship management with builders, developers, lenders, and capital partners. Mr. McGuyer previously served as a member of the Board of Directors of Bellicum Pharmaceuticals, Inc., a clinical-stage biopharmaceutical company from 2009 until 2018. Mr. McGuyer earned a Bachelor of Business Administration from Southern Methodist University in Dallas, Texas.

Eos believes that Mr. McGuyer’s more than three decades of experience founding, building, and leading a large-scale private homebuilding enterprise; his continuing leadership of a private real estate investment and land development business; and his prior service on the board and committees of a NASDAQ-listed biopharmaceutical company qualify him to serve as a member of the Eos board of directors.

Jerold Winograd. Mr. Winograd has been the co-managing partner of Judwin Realty Group, LLC since 2007 and has been the President of Judwin Properties, Inc since 1991. In addition, he has served on the board of directors of the Houston Apartment Association, serving as its President in 2006, and served as President of the Texas Apartment Association from 2010-2011. He serves on the board of Briar Capital and on the Development Board of the University of Texas Medical Branch. Mr. Winograd earned a BBA Finance degree from The University of Texas at Austin in 1985. Eos believes that Mr. Winograd has extensive business experience running and supporting companies of various sizes across industries that qualifies him to serve as a member of the Eos board of directors.

Ralph Mack. Mr. Mack has been Executive Chairman of Sightly Enterprises, Inc., a privately held company focused on real-time digital intelligence and brand marketing, since 2018. From 2018-2023, he also acted as its Chief Executive Officer. In addition, since 2025, he has been Chief Executive Officer and sole director of Mack Capital, LLC. which focuses on venture capital investments as well as public stocks and real estate. During his venture tenure with Mack Capital, Mr. Mack served on a number of boards of small private companies. Mr. Mack earned a BS in Finance and Entrepreneurial Management from The Wharton School, University of Pennsylvania, in 1982, and a MBA, Finance, from NYU Stern School of Business in 1989. Eos believes that Mr. Mack’s 23 years of Wall Street experience, along with his venture capital business experience, qualifies him to serve as a member of the Eos board of directors.

Corporate Strategy Advisory Board

Brent Saunders. Mr. Saunders is the CEO and Chairman of Bausch+Lomb. He has been the driving force behind numerous health care and pharmaceutical mega deals, including Allergan plc.’s $63 billion acquisition by Abbvie Inc., Forest Laboratories Inc.’s $25 billion merger with Actavis plc, and Actavis’ $66 billion acquisition of Allergan. He has served on the boards of companies including Cisco Systems, Inc.

Howard Morgan, Ph.D. Dr. Morgan is Chair and General Partner at B Capital. He co-founded First Round Capital, one of the most prominent early-stage venture firms in the United States and served as the Founding President of Renaissance Technologies. He held faculty appointments at Cornell University, The Wharton School, and the University of Pennsylvania. He holds a BS in Physics from the City College of New York and a PhD in Operations Research from Cornell University.

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Scientific Advisory Board

Nir Barzilai, M.D. Dr. Barzilai is the director of the Institute for Aging Research at the Albert Einstein College of Medicine, the Scientific Director and board member of the American Federation for Aging Research, and the Executive Director of the Longevity Biotech Association. He is the Director of the Paul F. Glenn Center for the Biology of Human Aging Research and of the National Institutes of Health’s Nathan Shock Centers of Excellence in the Basic Biology of Aging.

Composition of the Board of Directors

The Pulmatrix board of directors currently consists of five members, divided into three staggered classes, with one class to be elected at each annual meeting to serve for a three-year term. The staggered structure of the board of directors will remain in place for the Combined Company following the completion of the Merger, with Class III directors holding terms expiring at the 2026 annual meeting of stockholders, Class I directors holding terms expiring at the 2027 annual meeting of stockholders and Class II directors holding terms expiring at the 2028 annual meeting of stockholders. It is anticipated that the incoming directors will be appointed to classes of the Combined Company board of directors following the completion of the Merger.

Director Independence

Nasdaq listing rules have objective tests and a subjective test for determining who is an “independent director.” The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Subject to specified exceptions, each member of a listed company’s audit, compensation and nominating committees must be independent, and audit and compensation committee members must satisfy additional independence criteria.

As required by Nasdaq, based on information to be provided by each proposed director concerning her or his background, employment and affiliations, Pulmatrix and Eos expect that the Combined Company board of directors will determine that a sufficient number of individuals will qualify as “independent directors” as defined under Nasdaq listing rules. In making these determinations, the Combined Company board of directors will consider the current and prior relationships that each proposed director has with Pulmatrix and Eos and all other facts and circumstances that the Combined Company board of directors deems relevant in determining the independence of each proposed director, including the interests of each Combined Company director in the Merger, any relevant related party transactions and the beneficial ownership of securities of Pulmatrix, Eos or the Combined Company by each Combined Company director. See also the sections titled “The Merger-Interests of Eos Directors and Executive Officers in the Merger,” “Certain Relationships and Related Party Transactions” and “Principal Stockholders of Eos” beginning on pages 95, 209 and 233, respectively, of this proxy statement/prospectus for additional information.

Controlled Company Exemption

Immediately following the Merger, SENOTHERAPEUTIX, Inc. is expected to beneficially own more than 50% of the voting power of the Combined Company’s outstanding common stock. SENOTHERAPEUTIX, Inc., as of March 26, 2026, is the sole stockholder of Eos. Kevin Slawin, who is expected to serve as Chief Executive Officer of the Combined Company, holds a majority of the voting power of shares of SENOTHERAPEUTIX, Inc. Under the Nasdaq listing rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group, or another company is a “controlled company” and is exempt from certain corporate governance requirements. The Combined Company will be a controlled company. Although Eos does not currently intend for the Combined Company to rely on the controlled company exemptions, the Combined Company could elect to rely on one or more of these exemptions in the future. If the Combined Company relies on any such exemptions, its investors will not have the same protections afforded to stockholders of companies that are subject to these corporate governance requirements. See “Risk Factors – The Combined Company will be a “controlled company” within the meaning of Nasdaq rules and qualifies for exemptions from certain corporate governance requirements. As a result, stockholders may not have the same protections afforded to stockholders of companies that are not exempt from such corporate governance requirements” and the sections entitled “Principal Stockholders of the Combined Company” and “Management Following the Merger – Controlled Company Exemption.”

Board Leadership Structure

Following the completion of the Merger, Pulmatrix and Eos do not expect the Combined Company to implement a policy regarding whether the roles of the Chair of the Combined Company board of directors and the Chief Executive Officer should be separate or combined, and Pulmatrix and Eos believe that there is no single, generally accepted board leadership structure that is appropriate across all circumstances, and that the right structure may vary as circumstances change. As such, Pulmatrix and Eos expect that the Combined Company board of directors will periodically review its leadership structure to evaluate whether the structure remains appropriate and may modify this structure from time to time as and when appropriate to best address the Combined Company’s unique circumstances and advance the best interests of its stockholders. Pulmatrix and Eos expect that, at any time when the Chair of the Combined Company board of directors is not independent, the independent directors of the Combined Company will designate an independent director to serve as Lead Independent Director.

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Following the completion of the Merger, Kevin Slawin is expected to serve as Chief Executive Officer and Frank McGuyer is expected to Chair of the Combined Company board of directors, and the independent directors of the Combined Company are expected to designate one of the independent directors to serve as Lead Independent Director. Pulmatrix and Eos believe this will be the appropriate board leadership structure for the Combined Company at such time as it will provide unified and efficient leadership as the person responsible for driving strategy and agenda setting at the board level will also be responsible for executing on that strategy as Chief Executive Officer, while the Lead Independent Director of the Combined Company, combined with a board of directors that consists of a majority of independent directors, will provide independent board oversight of management.

Pulmatrix and Eos expect that the Lead Independent Director’s responsibilities will include: (a) presiding at meetings of the Combined Company board of directors at which the Chair of the board of directors is not present, including executive sessions of the independent directors; (b) consulting on information sent to the Combined Company board of directors; (c) consulting on the agenda and schedule for meetings of the board of directors; (d) serving as liaison between the Chair of the Combined Company board of directors and the independent directors; and (e) being available for consultation and communication with major stockholders upon request. The Lead Independent Director is also expected to have the authority to call executive sessions of the independent directors.

To help facilitate the Combined Company’s independent oversight of management, Pulmatrix and Eos expect that the independent directors of the Combined Company will have the opportunity to meet in executive session without management present at each regular board meeting and at such other times as may be determined by the Lead Independent Director.

Board Committees

Following the completion of the Merger, Pulmatrix and Eos anticipate that the Combined Company board of directors will establish an audit committee, a compensation committee and a nominating and governance committee (“governance committee”), each of which will operate pursuant to a charter adopted by the Combined Company board of directors. Pulmatrix and Eos believe that following the completion of the Merger the functioning and composition of these committees of the Combined Company will comply with the requirements of Nasdaq listing rules and SEC rules and regulations. The Combined Company board of directors may also establish other committees from time to time to assist the Combined Company and its board of directors. Each of the audit committee, compensation committee and the governance committee is expected to have the responsibilities described below.

Furthermore, Eos’s existing Corporate Strategy Advisory Board and Scientific Advisory Board are expected to continue following the completion of the Merger, each of which are expected to have the responsibilities described below.

Audit Committee

Following the completion of the Merger, the members of the Combined Company’s audit committee are expected to be individuals, each of whom is expected to qualify as an independent director for audit committee purposes as defined under the rules of the SEC and the applicable Nasdaq listing rules and has sufficient knowledge in financial and auditing matters to serve on the Combined Company’s audit committee. In addition, the Combined Company board of directors is expected to be chaired by an “audit committee financial expert” as defined under the rules of the SEC.

The primary responsibilities of the Combined Company’s audit committee will be to oversee the Combined Company’s accounting and financial reporting processes, including the audits of the financial statements, and the internal and external audit processes. The audit committee will oversee the system of internal controls established by management and the Combined Company’s compliance with legal and regulatory requirements. The audit committee will also be responsible for the review, consideration and approval or ratification of related party transactions. The audit committee will oversee the independent auditors, including their independence and objectivity. The audit committee will be empowered to retain outside legal counsel and other advisors as it deems necessary or appropriate to assist it in fulfilling its responsibilities and to approve the fees and other retention terms of the advisors.

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Compensation Committee

Following the consummation of the Merger, the members of the Combined Company’s compensation committee are expected to be independent directors for compensation committee purposes as defined under the rules of the SEC and the applicable Nasdaq listing rules.

The primary responsibilities of the Combined Company’s compensation committee will be to periodically review and approve the compensation and other benefits for the Combined Company’s senior officers and directors. This will include reviewing and approving corporate goals and objectives relevant to the compensation of the Combined Company’s executive officers, evaluating the performance of these officers in light of the goals and objectives and setting the officers’ compensation. The compensation committee will also administer and make recommendations to the Combined Company board of directors regarding equity incentive plans that are subject to the board of directors’ approval and approve the grant of equity awards under the plans to executive officers.

Governance Committee

Following the consummation of the Merger, the members of the Combined Company’s governance committee are expected to independent directors as defined under applicable Nasdaq listing rules.

The Combined Company’s governance committee will be responsible for engaging in succession planning for the Combined Company board of directors, developing and recommending to the Combined Company board of directors criteria for identifying and evaluating qualified director candidates and making recommendations to the Combined Company board of directors regarding candidates for election or reelection to the Combined Company board of directors at each annual stockholders’ meeting. In addition, the governance committee will be responsible for overseeing corporate governance matters. The governance committee will also be responsible for overseeing the structure, composition and functioning of the Combined Company board of directors and its committees.

Compensation Committee Interlocks and Insider Participation

None of the expected members of the Combined Company’s compensation committee has at any time been one of the officers or employees of the Combined Company. None of the Combined Company’s expected executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers that is or are expected to serve on the Combined Company board of directors or compensation committee following the completion of the Merger.

Corporate Strategy Advisory Board

Following the consummation of the Merger, the members of the Combined Company’s Corporate Strategy Advisory Board are expected to be Brent Saunders (CEO of Bausch+Lomb) and Howard Morgan (Chair and General Partner at B Capital). Other members may be added in the future. The Corporate Strategy Advisory Board is expected to be comprised of experienced business leaders that will provide advice to Eos in furtherance of the development of the business of the company. Among other things, responsibilities include (i) providing general mentorship and high-level guidance to Eos leadership regarding long-term scientific and strategic direction, (ii) participation in telephonic or videoconference communication with Eos employees and investors or prospective investors, (iii) evaluate the company’s research programs and offering recommendations to enhance translational potential and competitive positioning, (iv) assist in the identification and assessment of emerging technologies, partners, and collaborators relevant to gerotherapeutics, and (v) support the company’s efforts to communicate scientific and strategic vision to investors, partners, and key stakeholders. While there are currently no rules or procedures governing the Corporate Strategy Advisory Board, the Company plans to establish such rules and procedures. Consulting Agreements for the individuals serving on the Corporate Strategy Advisory Board have been executed with each of the referenced individuals, and such agreements provide for equity option awards but no cash compensation, and delineate such persons’ responsibilities.

Scientific Advisory Board

Following the consummation of the Merger, Dr. Nir Barzilai (director of the Institute for Aging Research at the Albert Einstein College of Medicine) is expected to be the only member of the Combined Company’s Scientific Advisory Board. Other members may be added in the future. The Scientific Advisory Board is expected to be comprised of seasoned scientists and scientific thought leaders that will provide advice to Eos in furtherance of the development of the business of the company. Among other things, responsibilities include (i) providing expert guidance on scientific strategy, platform direction, and research priorities, (ii) advising on translational pathways, including preclinical model selection, biomarker strategy, and IND-enabling plans, (iii) facilitating high-value academic and industry partnerships, (iv) reviewing and challenging scientific assumptions and providing independent, rigorous critique of data and models; and (v) serving as scientific ambassadors, representing the company in conferences, advisory meetings, and investor scientific diligence sessions. While there are currently no rules or procedures governing the Scientific Advisory Board, the Company plans to establish such rules and procedures. A Consulting Agreement with Dr. Nir Barzilai has been executed, and such agreement provides for equity option awards but no cash compensation, and delineate such Dr. Nir Barzilai’s responsibilities.

Code of Conduct and Ethics

Following the completion of the Merger, the Combined Company will adopt a Code of Conduct and Ethics that establishes the standards of ethical conduct applicable to all of the Combined Company’s directors, officers and employees. The full text of the Combined Company’s Code of Conduct and Ethics will be posted on the Combined Company’s website at www.eossenolytix.com. It is expected to address, among other matters, compliance with laws and policies, conflicts of interest, corporate opportunities, regulatory reporting, external communications, confidentiality requirements, insider trading, proper use of assets and how to report compliance concerns. The Combined Company intends to disclose any amendments to the Code of Conduct and Ethics, or any waivers of its requirements, on its website to the extent required by applicable rules. The Combined Company’s audit committee will be responsible for applying and interpreting the Code of Conduct and Ethics in situations where questions are presented to it. Information contained on, or that can be accessed through, the Combined Company’s website is not incorporated by reference into this proxy statement/prospectus, and you should not consider information on the Combined Company’s website to be part of this proxy statement/prospectus.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, with Pulmatrix and Eos directors and executive officers, including those discussed in the sections titled “Management Following the Merger,” “Eos Executive Compensation” and “Pulmatrix Executive Compensation,” beginning on pages 204, 131 and 125, respectively, of this proxy statement/prospectus, the following is a description of each transaction involving Pulmatrix since January 1, 2024, each transaction involving Eos since January 1, 2024 and each currently proposed transaction in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of Eos’s or Pulmatrix’s total assets at year-end for the last two completed fiscal years, as applicable; and

●	any of Eos or Pulmatrix directors, executive officers or holders of more than 5% of Eos or Pulmatrix capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Pulmatrix Transactions

Since January 1, 2024, there has not been and there is not currently proposed any transaction to which Pulmatrix is, or will be, a party in which the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of Pulmatrix’s total assets as of the end of last two completed fiscal years and in which any Pulmatrix director, executive officer, holder of more than 5% of Pulmatrix capital stock or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Policies for Approval of Pulmatrix Related Party Transactions

Transactions with related persons are governed by Pulmatrix’s Code of Corporate Conduct and Ethics and Whistleblower Policy, which applies to all of Pulmatrix’s associates, as well as each Pulmatrix director and certain persons performing services for Pulmatrix. This code covers a wide range of potential activities, including, among others, conflicts of interest, self-dealing and related party transactions. Waiver of the policies set forth in this code will only be permitted when circumstances warrant. Such waivers for directors and executive officers, or that provide a benefit to a director or executive officer, may be made only by the Pulmatrix board of directors, as a whole, or the Pulmatrix audit committee and must be promptly disclosed as required by applicable law or regulation. Absent such a review and approval process in conformity with the applicable guidelines relating to the particular transaction under consideration, such arrangements are not permitted. All related party transactions for which disclosure is required to be provided herein were approved in accordance with Pulmatrix’s Code of Corporate Conduct and Ethics and Whistleblower Policy.

Eos Transactions

The following is a description of each transaction involving Eos since January 1, 2024 and each currently proposed transaction in which (i) the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of Eos’s total assets at year-end for the last two completed fiscal years and (ii) any of Eos’s directors, executive officers or holders of more than 5% of Eos’s capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest. Compensation arrangements with Eos’s executive officers and directors are described under “Eos Executive Compensation” and “Eos Director Compensation” and are not repeated in this section, except to the extent that option awards were made to a related party legal entity as described below.

Stock Option Grants to Rapha Capital Management, LLC

Rapha Capital Management, LLC (“Rapha”) is controlled by Kevin Slawin, M.D., Eos’s Chief Executive Officer and a member of Eos’s board of directors. In connection with Eos’s compensation arrangements, Eos granted stock options to Rapha pursuant to Eos’s 2024 Equity Incentive Plan, as amended. Specifically, Rapha received (i) an option to purchase 17,463 shares of Eos Class A Common Stock at an exercise price of $0.01 per share, subject to time-based vesting over four years with a one-year cliff, and (ii) an option to purchase 150,000 shares of Eos Class A Common Stock at an exercise price of $0.01 per share, subject to milestone-based vesting (followed by time-based vesting upon completion of a milestone) pursuant to the applicable award agreement. These option grants were structured as part of Dr. Slawin’s overall compensation arrangements. For additional information, see “Eos Executive Compensation” and “Eos Director Compensation.”

License Agreement with K2 Biolabs, Inc.

Eos is party to a License Agreement (the “K2 License Agreement”) with K2 Biolabs, Inc. (“K2”), effective April 1, 2026, pursuant to which K2 licenses to Eos the right to use a dedicated portion of K2’s leased premises located at 2710 Reed Road, Houston, Texas 77051 for laboratory research and related activities, and also provides Eos with non-exclusive access to certain common areas and, subject to K2’s standard operating procedures, certain shared equipment and facilities. The K2 License Agreement provides that the maximum number of Eos personnel authorized to access the premises without supervision is limited, and it includes restrictions on Eos’s permitted uses and operations at the facility consistent with the applicable building and lease requirements.

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Under the K2 License Agreement, Eos pays K2 a monthly license fee of $83,042 (plus any applicable taxes), which increases annually as specified in the agreement. The K2 License Agreement has an initial term of approximately 13 months and automatically renews for successive 12-month renewal terms unless timely notice of termination is given in accordance with the agreement. The K2 License Agreement also includes provisions regarding early termination by Eos, including payment of a termination fee based on the amount of notice provided.

K2 is partially owned by Dr. Slawin: (a) approximately 0.33% of K2’s outstanding equity interests are held by Dr. Slawin personally through an option grant, and (b) SENOTHERAPEUTIX, Inc. (“SENO”), an entity controlled by Dr. Slawin, holds approximately 3.33% of K2’s outstanding equity interests. Eos historically obtained certain facility access through intercompany arrangements with SENO described below; however, because such intercompany service arrangements terminate upon consummation of the merger transaction contemplated by this proxy statement/prospectus, Eos entered into the K2 License Agreement to secure standalone facility access for its operations. In addition, Eos and SENO have arrangements relating to shared use of certain vivarium space at the K2 facility and allocation of related costs.

Intercompany License and Service Agreement with SENO

Eos and SENO are parties to a License and Service Agreement (the “SENO License Agreement”) pursuant to which Eos has rights to intellectual property controlled by SENO and, during the applicable services term, receives certain services and support from SENO. As of June 30, 2026, SENO owned approximately 99.8% of Eos. Dr. Slawin also serves as Chief Executive Officer of both Eos and SENO. As a result, the SENO License Agreement constitutes a related party transaction.

The SENO License Agreement includes both (i) a license component, under which Eos’s rights to develop and commercialize its product candidates depend in significant part on intellectual property licensed from SENO, and (ii) a services component, under which SENO provides Eos with certain research and development and operational support. The services component of the SENO License Agreement terminates upon the earlier of February 2029 and a change of control of Eos, for which the consummation of the merger transaction described herein will result in the termination of SENO’s obligation to provide such services. Following such time, no new Eos IP (as defined in the SENO License Agreement) will be created under the SENO License Agreement. The SENO License Agreement also contemplates a grant-back license of Eos IP for the conduct of any SENOTHERAPEUTIX Program (as defined in the SENO License Agreement) and to make, use, sell, have sold, offer for sale and import products or processes resulting from, created in, or developed by such SENOTHERAPEUTIX Programs. No additional consideration is contemplated to be paid from SENO to Eos in connection with the aforementioned grant-back license. Additionally, following the closing of the merger, Eos expects to operate independently from SENO for purposes of such services and has entered into standalone arrangements, including the K2 License Agreement, to support its operations.

Securities Purchase Agreement with RCM Eos Holdings, LLC

Eos entered into a securities purchase agreement dated March 26, 2026 (as amended by that certain Amended and Restated Securities Purchase Agreement, effective as of April 9, 2026, the “Backstop Financing Agreement”) with RCM Eos Holdings, LLC (“RCM Eos Holdings”). The Backstop Financing Agreement provides for an aggregate committed investment amount of not less than $18,000,000 through the issuance of convertible promissory notes and the purchase of shares of Eos Class A Common Stock. The Backstop Financing Agreement also contains provisions for additional fundings and a mandatory funding closing following specified approvals, subject to the terms and conditions set forth in the agreement.

RCM Eos Holdings is managed by Rapha Capital Management, LLC, an entity controlled by Dr. Slawin, and as a result, the Backstop Financing Agreement constitutes a related party transaction. The financing contemplated by the Backstop Financing Agreement is intended to support Eos’s funding needs, including satisfying the minimum cash condition under the merger agreement. For a more complete description of the Backstop Financing Agreement, see “Agreements Related to the Merger—Backstop Financing Agreement.”

CEO RSUs

The Merger Agreement contemplates that Eos will, on or after the date of the Merger Agreement, grant restricted stock units or other equity-based awards with respect to shares of Eos common stock to Eos’s Chief Executive Officer, an entity established by or otherwise controlled by him, or a person designated by him (the “CEO RSUs”). The CEO RSUs were granted to RCM Eos RSU HOLDINGS, LLC, an entity established by Eos’s Chief Executive Officer, on July 7, 2026. Any CEO RSUs that are outstanding immediately prior to the Effective Time will be converted into and become equity-based awards with respect to shares of Pulmatrix common stock in accordance with the terms of the Merger Agreement. See “The Merger Agreement—Treatment of the Eos CEO RSUs.” The grant of the CEO RSUs are to an entity that is a related person, which would constitute a related party transaction.

Policies for Approval of Eos Related Party Transactions

Eos does not have a formal written policy or procedure for the review, approval or ratification of transactions with related persons. Historically, transactions between Eos and related persons were reviewed and approved by Eos’s board of directors on a case-by-case basis. In evaluating related party transactions, historically, Eos’s board of directors generally considered the nature of the related person’s interest in the transaction, whether the terms of the transaction, and whether the transaction was in the best interests of Eos and SENO, as its sole stockholder. Following the Effective Time, related party transactions will be subject to the Combined Company’s audit committee review, as required under the Pulmatrix Audit Committee Charter.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Capitalized terms used but not defined herein shall have the meanings ascribed to them elsewhere in this proxy statement/prospectus.

Introduction

On March 26, 2026, Pulmatrix, Eos and Merger Sub entered into the Merger Agreement, pursuant to which, among other matters, Merger Sub will merge with and into Eos, with Eos continuing as a wholly owned subsidiary of Pulmatrix and the surviving corporation of the Merger.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time:

●	each then-outstanding share of Eos common stock, other than dissenting shares, will be converted into the right to receive a number of shares of Pulmatrix common stock equal to the Exchange Ratio;

●	each then-outstanding share of Eos preferred stock, other than dissenting shares, will be converted into the right to receive a number of shares of Pulmatrix common stock equal to the number of shares of Eos common stock issuable upon conversion of each share of Eos preferred stock multiplied by the Exchange Ratio;

●	each outstanding and unexercised option to purchase shares of Eos common stock, whether vested or unvested, will be assumed by Pulmatrix and will be converted into an option to purchase shares of Pulmatrix common stock, with necessary adjustments to reflect the Exchange Ratio and as set forth in the Merger Agreement; and

●	each outstanding and unexercised Investor Financing Warrant to purchase shares of Eos common stock, whether vested or unvested, will be assumed by Pulmatrix and will be converted into a warrant to purchase shares of Pulmatrix common stock, with necessary adjustments to reflect the Exchange Ratio and as set forth in the Merger Agreement; and

●	each outstanding and unexercised CEO RSU to purchase shares of Eos common stock, whether vested or unvested, will be assumed by Pulmatrix and will be converted into the appropriate options, restricted stock units, restricted stock, stock appreciation right, or other similar right to purchase, acquire or obtain (as applicable) shares of Pulmatrix common stock, with necessary adjustments to reflect the Exchange Ratio and as set forth in the Merger Agreement.

Prior to the Closing, Eos Convertible Notes Payable will be converted into Eos common stock.

Also, prior to the Closing, Pulmatrix expects to approve an amendment to the Pulmatrix Charter to effect a reverse stock split of the issued and outstanding Pulmatrix common stock at a ratio determined mutually by the Pulmatrix board of directors and Eos board of directors (the “Proposed Reverse Stock Split”).

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined balance sheet as of March 31, 2026, combines the unaudited consolidated balance sheet of Pulmatrix as of March 31, 2026, with the unaudited balance sheet of Eos as of March 31, 2026, giving effect to the Merger as if it had been consummated on March 31, 2026.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, combines the audited consolidated statement of operations of Pulmatrix for the year ended December 31, 2025, with the audited statement of operations of Eos for the year ended December 31, 2025, giving effect to the Merger as if it had been consummated on January 1, 2025.

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The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2026, combines the unaudited consolidated statement of operations of Pulmatrix for the three months ended March 31, 2026, with the unaudited statement of operations of Eos for the three months ended March 31, 2026, giving effect to the Merger as if it had been consummated on January 1, 2025.

The unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with, the following historical financial statements and the accompanying notes, which are included elsewhere in this proxy statement/prospectus:

●	The historical unaudited consolidated financial statements of Pulmatrix as of and for the three months ended March 31, 2026;

●	The historical unaudited financial statements of Eos as of and for the three months ended March 31, 2026;

●	The historical audited consolidated financial statements of Pulmatrix as of and for the year ended December 31, 2025;

●	The historical audited financial statements of Eos as of and for the year ended December 31, 2025.

The unaudited pro forma condensed combined financial information should also be read together with other financial information included elsewhere in this proxy statement/prospectus.

Accounting for the Merger

The Merger is expected to be accounted for as a reverse asset acquisition in accordance with U.S. GAAP. Under this method of accounting, Eos is considered to be the accounting acquirer for financial reporting purposes since immediately following the Merger: (i) Eos’s equity holders will own a substantial majority of the voting rights in the Combined Company; (ii) Eos’s largest stockholder will retain the largest interest in the Combined Company; (iii) Eos will designate all but one of the initial members of the Combined Company board of directors; and (iv) Eos’s executive management team will become the management of the Combined Company.

Management expects that this transaction will be accounted for as a reverse asset acquisition because Pulmatrix is not expected to meet the definition of a business under ASC 805 as of Closing, but it does represent a group of assets. Accordingly, the Merger is expected to be treated for accounting purposes as the equivalent of Eos issuing stock to acquire the net assets of Pulmatrix. The net assets of Pulmatrix will be allocated a portion of the purchase price and recorded based on their relative fair values at the time of Closing. Upon completion of the Merger, as a result of Eos being treated as the accounting acquirer, Eos’s assets and liabilities will be recorded at their pre-combination carrying amounts and the historical financial statements of Eos will become the historical consolidated financial statements of Pulmatrix.

Basis of Pro Forma Presentation

The historical financial information has been adjusted to give pro forma effect to the transaction accounting required for the Merger. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for the Combined Company upon closing of the transaction.

The unaudited pro forma condensed combined financial information does not give effect to the Proposed Reverse Stock Split because the reverse stock split ratio has not yet been determined.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary accounting conclusions and estimates and the final accounting conclusions and amounts may occur as a result of, among other reasons, (i) changes in initial assumptions in the determination of the accounting acquirer and related accounting, (ii) changes in the amount of cash used in Pulmatrix’s operations, and (iii) other changes in Pulmatrix’s assets and liabilities, which are expected to be completed after the Closing, and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the Combined Company’s balance sheet or statement of operations actually would have been had the transaction and the related proposed financing transactions been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of the Combined Company. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Merger. Pulmatrix and Eos have not had any historical material relationship prior to the transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The accounting policies of Pulmatrix may materially vary from those of Eos. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis and is not aware of any material differences, and accordingly, this unaudited pro forma condensed combined financial information assumes no material differences in accounting policies. Following the Merger, management will conduct a final review of Pulmatrix’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Pulmatrix’s results of operations or reclassification of assets or liabilities to conform to Eos’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

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Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2026

(in thousands)

	Eos Historical	Pulmatrix Historical	Transaction Accounting Adjustments		Pro Forma Combined Total
Assets
Current assets:
Cash and cash equivalents	15	3,324	18,000	(A)	21,939
			700	(B)
			(100)	(C)
Restricted cash	-	700	(700)	(B)	-
Deferred assets	414	-	(414)	(E)	-
Prepaid expenses and other current assets	75	465			540
Total current assets	504	4,489	17,486		22,479
Long-term restricted cash	-	7			7
Total assets	504	4,496	17,486		22,486
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	-	651			651
Accrued expenses and other current liabilities	672	254	1,498	(D)	5,093
			2,669	(E)
Short-term loan	100	-	(100)	(C)	-
Total current liabilities	772	905	4,067		5,744
Total liabilities	772	905	4,067		5,744
Commitments and contingencies
Stockholders’ equity
Series B convertible preferred stock	-	950	(950)	(F)	-
Common stock	-	-			-
Additional paid-in capital	644	306,131	18,000	(A)	23,065
			950	(F)
			7	(G)
			(304,995)	(H)
			2,618	(I)
			(290)	(E)
Accumulated deficit	(912)	(303,490)	(1,498)	(D)	(6,323)
			(2,793)	(E)
			(7)	(G)
			304,995	(H)
			(2,618)	(I)
Total stockholders’ equity	(268)	3,591	13,419		16,742
Total liabilities and stockholders’ equity	504	4,496	17,486		22,486

Please refer to the notes to the unaudited pro forma condensed combined financial information

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Unaudited Pro Forma Condensed Combined Statement of Operations

For the Three Months Ended March 31, 2026

(in thousands, except shares and per share amounts)

	Eos Historical	Pulmatrix Historical	Transaction Accounting Adjustments	Pro Forma Combined Total
Operating expenses:
Research and development	449	3		452
General and administrative	133	1,289		1,422
Total operating expenses	582	1,292	-	1,874
Loss from operations	(582)	(1,292)	-	(1,874)
Other income (expense):
Interest income	-	12	-	12
Other income (expense), net	-	108	-	108
Total other income (expense), net	-	120	-	120
Net loss attributable to ordinary stockholders	(582)	(1,172)	-	(1,754)
Net loss per share attributable to common stockholders – basic and diluted	(0.12)	(0.32)		(0.03)	(DD)
Weighted average common shares outstanding – basic and diluted	5,000,000	3,652,285		59,018,610	(DD)

Please refer to the notes to the unaudited pro forma condensed combined financial information

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Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2025

(in thousands, except shares and per share amounts)

Eos Historical	Pulmatrix Historical		Transaction Accounting Adjustments		Pro Forma Combined Total
Operating expenses:
Research and development	35	38			73
General and administrative	218	5,131	2,009	(AA)	7,365
			7	(BB)
Total operating expenses	253	5,169	2,016		7,438
Loss from operations	(253)	(5,169)	(2,016)		(7,438)
Other income (expense):
Interest income	-	144			144
Change in fair value of warrant liabilities	-	67			67
Impairment of acquired IPR&D	-	-	(5,411)	(CC)	(5,411)
Other income (expense), net	-	(204)			(204)
Total other income (expense), net	-	7	(5,411)		(5,404)
Net loss attributable to ordinary stockholders	(253)	(5,162)	(7,427)		(12,842)
Net loss per share attributable to common stockholders – basic and diluted	(0.05)	(1.41)			(0.22)	(DD)
Weighted average common shares outstanding – basic and diluted	5,000,000	3,652,285			59,018,610	(DD)

Please refer to the notes to the unaudited pro forma condensed combined financial information

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments have been prepared as if the Merger had been consummated on March 31, 2026, in the case of the unaudited pro forma condensed combined balance sheet, and, in the case of the unaudited pro forma condensed combined statements of operations, as if the Merger had been consummated on January 1, 2025, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with U.S. GAAP.

The Merger is expected to be accounted for as a reverse asset acquisition in accordance with U.S. GAAP. Accordingly, for accounting purposes, the financial statements of the Combined Company will represent a continuation of the financial statements of Eos with the acquisition being treated as the equivalent of Eos issuing stock for the net assets of Pulmatrix. The net assets of Eos will be stated at historical cost.

The pro forma adjustments represent Pulmatrix and Eos management’s estimates based on information available as of the date of this proxy statement/prospectus and are subject to change as additional information becomes available and additional analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information does not give effect to the Proposed Reverse Stock Split because the reverse stock split ratio has not yet been determined.

At the effective time of the Merger, Pulmatrix expects to issue approximately 55.4 million shares of common stock to the stockholders of Eos and investors in concurrent financings, determined as follows:

Eos stockholders, as converted	43,716,839
Concurrent financing stockholders, as converted, and merger fees	11,649,486
Total shares to be issued at the effective time	55,366,325
Pulmatrix stockholders	3,652,285
Total common shares expected outstanding at the effective time	59,018,610

Additionally, the following shares will be reserved for future issuance:

Eos options and warrants, as converted	7,334,159
Eos CEO RSUs	13,000,000
Pulmatrix options and warrants	349,874
Total common shares reserved for future issuance	20,684,033

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2. Preliminary estimated purchase price

For purposes of the unaudited pro forma combined financial information, the reverse asset acquisition purchase price is estimated as follows. The amounts are shown in thousands, except shares and per share amounts.

Estimated number of shares of the Combined Company owned by Pulmatrix stockholders(i)	3,652,285
Multiplied by the fair value per share of Pulmatrix common stock(ii)	$1.70
Estimated fair value of Pulmatrix common stock	$6,209
Estimated Eos transaction costs(iii)	$2,793
Estimated purchase price(iv)	$9,002

For purposes of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of assets and liabilities to be acquired.

Pulmatrix net tangible assets as of March 31, 2026	$3,591
In-process research and development(v)	$5,411
Estimated purchase price	$9,002

(i)	The final purchase price will be determined based on the number of Pulmatrix common shares outstanding as of the closing date of the Merger. For purposes of this unaudited pro forma combined financial information, the estimated number of shares represent Pulmatrix’s outstanding shares of 3,652,285 as of June 30, 2026.

(ii)	The estimated purchase price was based on the closing price of Pulmatrix’s common stock as reported on the Nasdaq Capital Market on June 30, 2026. The fair value of the consideration given based on Pulmatrix’s stock price is more clearly evident, and thus, more reliably measurable, than the fair value of the net assets acquired, as Pulmatrix’s stock price is measured using Level 1 fair value inputs. The alternative treatment under US GAAP of measuring the purchase consideration using the fair value of the net assets acquired would require using a combination of Level 1, 2 and 3 fair value inputs and is not more clearly evident and more reliably measurable.

(iii)	The estimated transaction costs incurred by Eos is based on estimates as of the date of this proxy statement/prospectus and are subject to change. As indicated in ASC 805 regarding asset purchases, the accounting acquirer’s transaction costs incurred directly related to the asset purchase should be included in the consideration to acquire the assets.

(iv)	The final purchase price may fluctuate until the Closing with changes in the Pulmatrix stock price, outstanding shares of Pulmatrix common stock and the Eos transaction costs. The final purchase price may differ significantly from the current estimate. Therefore, the estimated purchase price reflected in this unaudited pro forma condensed combined financial information does not purport to represent what the actual consideration transferred will be when the Merger is completed.

(v)	In-process research and development (“IPR&D”) represents the research and development projects of Pulmatrix which were in-process, but not yet completed, as of the consummation of the Merger. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition, with no alternative future use, be allocated a portion of the consideration transferred and charged to expense at the acquisition date. The actual purchase price allocated to IPR&D will fluctuate until the Closing, and the final purchase price allocation to the IPR&D could differ significantly from the current estimate. For example, a hypothetical 10% change to the estimated Pulmatrix stock price would change the estimated purchase price by approximately $0.6 million, with an offsetting adjustment to IPR&D.

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3. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2026

The adjustments included in the unaudited pro forma condensed combined balance sheet as of March 31, 2026, are as follows:

(A)	Reflects the increase in cash and cash equivalents resulting from the proceeds of the Eos Financing, entered into in connection with entry into the Merger Agreement.

(B)	Reflects the anticipated removal of restrictions on the Pulmatrix restricted cash following consummation of the Merger.

(C)	Reflects Eos’s repayment of the short-term loan entered into as part of the Eos Financing.

(D)	Reflects preliminary estimated transaction costs, not yet reflected in the historical financial statements as of March 31, 2026, expected to be incurred by Pulmatrix in connection with the Merger, primarily comprised of accounting and advisory, legal, insurance, investment banking and other professional fees. These costs are reflected as an increase in accrued expenses and other current liabilities and accumulated deficit in the unaudited pro forma condensed combined balance sheet. The related income statement adjustment is reflected at adjustment (AA), which also includes such costs incurred during the three months ended March 31, 2026.

(E)

Reflects preliminary estimated transaction costs expected to be incurred by Eos in connection with the Merger and Eos Financing, such as legal fees, accounting expenses and consulting fees. Eos estimates a total of $3.1 million of such costs to be incurred, of which approximately $2.8 million relates to the reverse asset acquisition and are included in the estimated purchase price as reflected in footnote 2, and approximately $0.3 million relate to the Eos Financing. The adjustments for transaction costs exclude costs related to the Combined Company’s ongoing operations as a public company, which will be charged to expense as incurred.

Eos recognized $0.4 million of transaction costs in the historical financial statements as of March 31, 2026, included within deferred assets on the Eos historical balance sheet, with the estimated remaining $2.7 million of costs reflected as an increase in accrued expenses and other current liabilities.

As the Merger is expected to be accounted for as a reverse asset acquisition, the transaction costs incurred by Eos directly related to the asset acquisition should be included in the consideration to acquire the assets, as indicated below in note (I). The transaction costs related to the Eos Financing are treated as a reduction of the net proceeds received within additional paid-in capital in accordance with ASC 340-10-S99-1.

(F)	Reflects the anticipated conversion of Pulmatrix’s Series B convertible preferred stock into shares of common stock upon consummation of the Merger. According to the terms of the Pulmatrix Financing, each share of Series B convertible preferred stock is convertible into common shares at an initial conversion price of $2.20 per share.

(G)	Reflects the increase in additional paid-in capital due to accelerated vesting of the outstanding options of Pulmatrix. The related income statement adjustment is reflected at adjustment (BB).

(H)	Reflects the elimination of Pulmatrix’s historical equity.

(I)	Reflects the value of acquired IPR&D expensed by the Combined Company upon Closing, net of Eos’s transaction costs that are presented separately in note (E) above. Current accounting standards require that the fair value of IPR&D projects acquired in an asset acquisition, with no alternative future use, be allocated a portion of the consideration transferred and charged to expense at the acquisition date.

4. Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended March 31, 2026, and for the Year Ended December 31, 2025

(AA)	Reflects preliminary estimated transaction costs, not yet reflected in the historical financial statements for the year ended December 31, 2025, expected to be incurred by Pulmatrix in connection with the Merger, such as accounting fees, advisory fees, legal, insurance, investment banking and other professional fees, as an increase to general and administrative expense in the unaudited pro forma condensed combined statements of operations.

(BB)	Reflects the recognition of Pulmatrix’s stock-based compensation expense related to accelerated vesting of the outstanding options of Pulmatrix.

(CC)	To reflect the immediate expensing by the Combined Company of the value allocated to Pulmatrix’s IPR&D.

(DD)	The pro forma basic and diluted net loss per share have been adjusted to reflect the pro forma net losses for the three months ended March 31, 2026, and for the year ended December 31, 2025. In addition, the number of shares used to calculate the pro forma basic and diluted net loss per share has been adjusted to reflect the estimated total number of shares of Pulmatrix common stock for the respective periods, including shares issuable upon conversion of convertible instruments and shares issuable to placement agents. For both pro forma periods presented, the basic and diluted weighted-average common stock outstanding has been calculated as follows:

Eos stockholders, as converted	43,716,839
Pulmatrix stockholders	3,652,285
Concurrent financing stockholders, as converted	11,649,486
Weighted-average common stock outstanding – basic and diluted	59,018,610

The above calculation excludes the effects of potentially dilutive shares from the computation of diluted net loss per share as the effect would have an anti-dilutive impact. Therefore, the weighted average number of shares of common stock outstanding used to calculate both basic and diluted net profit per share attributable to common stockholders is the same.

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DESCRIPTION OF PULMATRIX CAPITAL STOCK

As a result of the Merger, Eos stockholders who receive shares of Pulmatrix in the Merger will become stockholders of Pulmatrix. The following description of Pulmatrix common stock and Pulmatrix preferred stock summarizes the material terms and provisions of Pulmatrix common stock and Pulmatrix preferred stock that Pulmatrix may offer but is not complete. For the complete terms of Pulmatrix common stock and Pulmatrix preferred stock, please refer to the Pulmatrix amended and restated certificate of incorporation, as amended (the “Pulmatrix Charter”), any certificates of designation for Pulmatrix preferred stock, and the Pulmatrix restated bylaws, as amended (the “Pulmatrix Bylaws”), copies of which are filed as exhibits to the registration statement of which this proxy/prospectus forms a part.

General

Pulmatrix has authorized 200,500,000 shares of capital stock, par value $0.0001 per share, of which 200,000,000 are shares of common stock and 500,000 are shares of “blank check” preferred stock. As of June 30, 2026, there were 3,652,285 shares of common stock issued and outstanding and 1,000 shares of Series B Preferred Stock issued and outstanding. The authorized and unissued shares of common stock and the authorized and undesignated shares of preferred stock are available for issuance without further action by Pulmatrix stockholders, unless such action is required by applicable law or the rules of any stock exchange on which Pulmatrix securities may be listed. Unless approval of Pulmatrix stockholders is so required, the Pulmatrix board of directors does not intend to seek stockholder approval for the issuance and sale of Pulmatrix common stock or preferred stock.

Pulmatrix Common Stock

The holders of Pulmatrix common stock are entitled to one vote per share. The Pulmatrix Charter does not provide for cumulative voting. Pulmatrix directors are divided into three classes. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire are elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. The holders of Pulmatrix common stock are entitled to receive ratably such dividends, if any, as may be declared by the Pulmatrix board of directors out of legally available funds; however, the current policy of the Pulmatrix board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Pulmatrix common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of Pulmatrix common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Pulmatrix common stock are subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Pulmatrix board of directors and issued in the future.

The transfer agent and registrar for Pulmatrix common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598. Pulmatrix common stock is listed on the Nasdaq Capital Market under the symbol “PULM.”

Preferred Stock

The Pulmatrix board of directors is authorized, subject to any limitations prescribed by law, without further vote or action by the stockholders, to issue from time to time shares of preferred stock in one or more series. Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications, and special or relative rights or privileges as shall be determined by the Pulmatrix board of directors, which may include, among others, dividend rights, voting rights, liquidation preferences, conversion rights and preemptive rights. Issuance of preferred stock by the Pulmatrix board of directors may result in such shares having dividend and/or liquidation preferences senior to the rights of the holders of Pulmatrix common stock and could dilute the voting rights of the holders of Pulmatrix common stock.

Prior to the issuance of shares of each series of preferred stock, the Pulmatrix board of directors is required by the Delaware General Corporation Law (the “DGCL”) and the Pulmatrix Charter to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

●	the number of shares constituting that series and the distinctive designation of that series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Pulmatrix board of directors;

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●	the dividend rate and the manner and frequency of payment of dividends on the shares of that series, whether dividends will be cumulative, and, if so, from which date;

●	whether that series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

●	whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Pulmatrix board of directors may determine;

●	whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption;

●	whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

●	whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect;

●	the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights or priority, if any, of payment of shares of that series; and

●	any other relative rights, preferences and limitations of that series.

Once designated by the Pulmatrix board of directors, each series of preferred stock may have specific financial and other terms that will be described in a prospectus supplement. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include the Pulmatrix Charter and any certificates of designation that the Pulmatrix board of directors may adopt.

Although the Pulmatrix board of directors has no intention at the present time of doing so, it could authorize the issuance of a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.

Series B Convertible Preferred Stock

The Series B Preferred Stock is convertible into the shares of Pulmatrix common stock at the election of the holders of the Series B Preferred Stock (the “Series B Holders”) at any time at an initial conversion price of $2.20 per share (the “Series B Conversion Price”). The Series B Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like (subject to certain exceptions).

Dividends. Holders of the Series B Preferred Stock shall be entitled to receive cumulative dividends at the rate per share (as a percentage of the stated value of the Series B Preferred Stock per share) of 8% per annum, payable on each conversion date (with respect only to Series B Preferred Stock being converted) in duly authorized, validly issued, fully paid and non-assessable shares of Pulmatrix common stock at the Series B Conversion Price then in effect in accordance with the terms of the Series B Certificate of Designations.

Voting. The Series B Holders are entitled to vote upon, in the same manner and with the same effect as the holders of Pulmatrix common stock, voting together with the holders of Pulmatrix common stock as a single class. Subject to the provisions of the Series B Certificate of Designations, each share of Series B Preferred Stock shall entitle the holder thereof to cast that number of votes per share of Series B Preferred Stock as is equal to the stated value of the Series B Preferred Stock, divided by the Series B Conversion Price, and subject to adjustments for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions. As long as any shares of Series B Preferred Stock are outstanding, Pulmatrix shall not, without the affirmative vote of the Series B Holders of a majority of the then outstanding shares of the Series B Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock or alter or amend the Series B Certificate of Designations, (b) amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Series B Holders, (c) increase the number of authorized shares of Series B Preferred Stock, or (d) enter into any agreement with respect to any of the foregoing.

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Optional and Automatic Conversion. Each share of Series B Preferred Stock, plus accrued and unpaid dividend thereon, shall be convertible, at any time and from time to time from and after the date that is 90 days following the initial date of issuance (the “Original Issuance Date”), into that number of shares of Pulmatrix common stock, subject to certain beneficial ownership limitations. Effective as of 5:00 p.m. Eastern Time on the fifth business day after the date that is the earlier of (i) the one year anniversary from the Original Issuance Date (ii) the closing date of the Merger, each share of Series B Preferred Stock then outstanding shall automatically convert into a number of shares of Pulmatrix common stock equal to the Conversion Ratio (as defined in the Series B Certificate of Designations), subject to certain beneficial ownership limitations.

Delaware Anti-Takeover Law, Provisions of Pulmatrix Charter and Pulmatrix Bylaws

Delaware Anti-Takeover Law

Pulmatrix is subject to Section 203 of the DGCL. Section 203 of the DGCL, in general, prohibits a business combination between a corporation and an interested stockholder within three years of the time such stockholder became an interested stockholder, unless:

●	prior to such time the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans; or

●	at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

The term “business combination” is defined to include, among other transactions between an interested stockholder and a corporation or any direct or indirect majority owned subsidiary thereof: a merger or consolidation; a sale, lease, exchange, mortgage, pledge, transfer or other disposition (including as part of a dissolution) of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; certain transactions that would result in the issuance or transfer by the corporation of any of its stock to the interested stockholder; certain transactions that would increase the interested stockholder’s proportionate share ownership of the stock of any class or series of the corporation or such subsidiary; and any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any such subsidiary.

In general, Section 203 of the DGCL defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with, or controlling, or controlled by, the entity or person. The term “owner” is broadly defined to include any person that individually, with or through that person’s affiliates or associates, among other things, beneficially owns the stock, or has the right to acquire the stock, whether or not the right is immediately exercisable, under any agreement or understanding or upon the exercise of warrants or options or otherwise or has the right to vote the stock under any agreement or understanding, or has an agreement or understanding with the beneficial owner of the stock for the purpose of acquiring, holding, voting or disposing of the stock.

The restrictions in Section 203 of the DGCL do not apply to corporations that have elected, in the manner provided in Section 203 of the DGCL, not to be subject to Section 203 of the DGCL or, with certain exceptions, which do not have a class of voting stock that is listed on a national securities exchange or held of record by more than 2,000 stockholders. The Pulmatrix Charter and Pulmatrix Bylaws do not opt out of Section 203 of the DGCL.

Section 203 of the DGCL could delay or prohibit mergers or other takeover or change in control attempts with respect to Pulmatrix and, accordingly, may discourage attempts to acquire Pulmatrix even though such a transaction may offer Pulmatrix stockholders the opportunity to sell their stock at a price above the prevailing market price.

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Certificate of Incorporation and Bylaws

Provisions of the Pulmatrix Charter and Pulmatrix Bylaws may delay or discourage transactions involving an actual or potential change in Pulmatrix control or change in Pulmatrix management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that Pulmatrix stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of Pulmatrix common stock. Among other things, the Pulmatrix Charter and Pulmatrix Bylaws:

●	permit the Pulmatrix board of directors to issue up to 500,000 shares of preferred stock, without further action by the stockholders, with any rights, preferences and privileges as they may designate, including the right to approve an acquisition or other change in control;

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors in office;

●	divide the Pulmatrix board of directors into three classes, with each class serving staggered three-year terms;

●	do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

●	provide that special meetings of Pulmatrix stockholders may be called only by the Pulmatrix board of directors, chairman or chief executive officer; and

●	provide advance notice provisions with which a stockholder who wishes to nominate a director or propose other business to be considered at a stockholder meeting must comply.

Warrants

As of June 30, 2026, there were outstanding warrants to purchase up to 317,585 shares of common stock.

We may issue warrants for the purchase of common stock or preferred stock in one or more series. We may issue warrants independently or together with common stock or preferred stock, and the warrants may be attached to or separate from these securities.

We will evidence each series of warrants by warrant certificates that we may issue under a separate agreement. We may enter into a warrant agreement with a warrant agent. Each warrant agent may be a bank that we select which has its principal office in the United States. We may also choose to act as our own warrant agent. We will indicate the name and address of any such warrant agent in the applicable prospectus supplement relating to a particular series of warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants, including:

●	the offering price and aggregate number of warrants offered;
●	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
●	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
●	in the case of warrants to purchase common stock or preferred stock, the number or amount of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which and currency in which these shares may be purchased upon such exercise;
●	the manner of exercise of the warrants, including any cashless exercise rights;
●	the warrant agreement under which the warrants will be issued;
●	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreement and the warrants;
●	anti-dilution provisions of the warrants, if any;
●	the terms of any rights to redeem or call the warrants;
●	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
●	the dates on which the right to exercise the warrants will commence and expire or, if the warrants are not continuously exercisable during that period, the specific date or dates on which the warrants will be exercisable;
●	the manner in which the warrant agreement and warrants may be modified;
●	the identities of the warrant agent and any calculation or other agent for the warrants;

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●	federal income tax considerations of holding or exercising the warrants;
●	the terms of the securities issuable upon exercise of the warrants;
●	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed or quoted; and
●	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants may not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or, payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to 5:00 P.M. Eastern Time, the close of business, on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required exercise price by the methods provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate, and in the applicable prospectus supplement, the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will, if required by the terms of the warrant, issue a new warrant certificate for the remaining amount of warrants.

Enforceability of Rights By Holders of Warrants

Any warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action the holder’s right to exercise, and receive the securities purchasable upon exercise of, its warrants in accordance with their terms.

Warrant Agreement Will Not Be Qualified Under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act of 1939. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act of 1939 with respect to their warrants.

Governing Law

Unless we provide otherwise in the applicable prospectus supplement, each warrant agreement and any warrants issued under the warrant agreements will be governed by New York law.

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COMPARISON OF RIGHTS OF HOLDERS OF PULMATRIX CAPITAL STOCK

AND EOS CAPITAL STOCK

If the Merger is completed, Eos stockholders will receive shares of Pulmatrix common stock, pursuant to the terms of the Merger Agreement. Immediately prior to the Closing, assuming that Proposal Nos. 2 and 3 are approved by Pulmatrix stockholders, the Pulmatrix Charter will be amended to effect the reverse stock split and increase the number of shares of Pulmatrix common stock that Pulmatrix is authorized to issue from 200,000,000 to 250,000,000, as set forth in the forms of certificate of amendment attached as Annex B and Annex C to this proxy statement/prospectus, respectively. In addition, after the completion of the Merger, the Pulmatrix Charter will be amended to change its corporate name to “Eos SENOLYTIX, Inc.”

Pulmatrix and Eos are both incorporated under the laws of the State of Delaware. The rights of Pulmatrix stockholders and Eos stockholders are generally governed by the DGCL. Upon completion of the Merger, Eos stockholders will become Pulmatrix stockholders, and their rights will be governed by the DGCL, the Pulmatrix Bylaws and the Pulmatrix Charter.

The material differences between the current rights of Eos stockholders under the Eos Charter and Eos Bylaws and their rights as Pulmatrix stockholders, after the Merger, under the Pulmatrix Charter and the Pulmatrix Bylaws, both as will be in effect immediately following the completion of the Merger, are summarized below. The summary below does not purport to be complete and is subject to, and qualified in its entirety by reference to, the DGCL and the governing corporate instruments that are subject to amendment in accordance with their terms. You should carefully read this entire document and the other referenced documents, including the governing corporate instruments, for a more complete understanding of the differences between being a stockholder of Pulmatrix or Eos before the Merger and being a Combined Company stockholder following the completion of the Merger. For more information on how to obtain these documents, see the section titled “Where You Can Find More Information” beginning on page 235 of this proxy statement/prospectus.

Pulmatrix	Eos

Organizational Documents

The rights of Pulmatrix stockholders are governed by the Pulmatrix Charter, the Pulmatrix Bylaws and the DGCL.	The rights of the Eos stockholders are governed by the Eos Charter, the Eos Bylaws, that certain Stockholders’ Agreement, dated as of October 15, 2024, by and among Eos and each stockholder from time to time party thereto (the “Eos Stockholders’ Agreement”) and the DGCL.

Authorized Capital Stock

Pulmatrix is authorized to issue two classes of capital stock which are designated, respectively, “common stock” and “preferred stock.” The total number of shares that Pulmatrix is authorized to issue is 250,500,000, of which 250,000,000 shares are common stock, par value $0.0001 per share, and 500,000 shares are preferred stock, par value $0.0001 per share, of which the Pulmatrix board of directors has designated (a) 6,746 shares of preferred stock as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and (b) 1,100 shares of “Series B Convertible Preferred Stock.” Each share of Series A Preferred Stock and Series B Preferred Stock has a par value of $0.0001 per share and a stated value equal to $1,000.

The number of authorized shares of common stock or preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of Pulmatrix capital stock entitled to vote thereon, without a vote of the holders of the preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any preferred stock designation.

Eos is authorized to issue two classes of “Common Stock” (“Eos Common Stock”) and one class of “Preferred Stock” (“Eos Preferred Stock”) with a series of preferred stock being designated as “Series A Preferred Stock” (“Eos Series A Preferred Stock”), in each case with par value $0.00001 per share. The total number of shares that Eos is authorized to issue is 13,000,000, of which 10,000,000 shares are Class A Common Stock (“Eos Class A Common Stock”), 1,000,000 shares are Class B Common Stock (“Eos Class B Common Stock”), 2,000,000 shares are Preferred Stock, and of such preferred stock, 1,900,000 shares of which are designated as Series A Preferred Stock.

The number of authorized shares of Common Stock or any class thereof may be increased or decreased (but not below (a) the number of shares of such class then-outstanding, nor (b) the sum of (i) the number of shares of Class A Common Stock then-outstanding, (ii) the number of shares of Class A Common Stock issuable upon conversion of all then-outstanding shares of Class B Common Stock and Series A Preferred Stock, and (iii) the maximum number of shares of Class A Common Stock issuable upon exercise of all then-outstanding warrants) and/or the number of authorized shares of Preferred Stock or any class thereof may be increased or decreased (but not below the number of shares of Preferred Stock then outstanding), in each case by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock, Class B Common Stock, and Preferred Stock (including Series A Preferred Stock), voting together as a single class.

Common Stock

Each holder of a share of Pulmatrix common stock is entitled to one vote for each such share held of record on the applicable record date on each matter voted on at a meeting of stockholders.

Each holder of a share of Eos Class A Common Stock is entitled to one vote for each such share and each holder of a share of Eos Class B Common Stock is entitled to ten (10) votes for each such share, in each case as held on the applicable record date, but if no record date is established, as of the date such vote is taken or any written consent.

Except as expressly provided in the Eos Charter or as required by law, the holders of Eos Class A Common Stock, Eos Class B Common Stock and Eos Preferred Stock (including Eos Series A Preferred Stock), that are entitled to vote, vote together and not as separate series or classes, taking into account the relative voting power of each class or series of shares. Additionally both classes of Eos Common Stock have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, dissolution or winding up), share ratably and are identical (except with respect to voting). Each share of Eos Class B Common Stock is automatically convertible into one fully paid and nonassessable share of Eos Class A Common Stock upon the occurrence of certain types of transfers (subject to exceptions).

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Pulmatrix	Eos
Preferred Stock
As of the date of this proxy statement/prospectus, there are 1,000 shares of Series B Preferred Stock are currently outstanding. Each share of Pulmatrix Series B Preferred Stock entitles the holder thereof to cast that number of votes per share equal to the stated value of such share of Series B Preferred Stock divided by the conversion price then in effect. There are no shares of Pulmatrix Series A Convertible Preferred Stock or undesignated preferred stock are currently outstanding. The Pulmatrix board of directors is authorized to issue shares of undesignated preferred stock in one or more series and to fix the designations, powers, preferences and relative, participating, optional and other rights, and any qualifications, limitations and restrictions, on such shares.

Each holder of shares of Eos Series A Preferred Stock is entitled to one vote for each share of Eos Class A Common Stock into which each share of Eos Series A Preferred Stock would convert. The holders of Eos Series A Preferred Stock vote together with the holders of Eos Class A Common Stock and Eos Class B Common Stock as a single class on all matters, except as otherwise required by law or the Eos Charter. In the event of any liquidation, dissolution or winding up of Eos, the holders of Eos Series A Preferred Stock are entitled to receive, prior and in preference to any distribution to the holders of Eos Common Stock, an amount per share equal to the Series A Issue Price (as defined in the Eos Charter) plus any declared but unpaid dividends on such share (the “Series A Liquidation Preference”). After payment of the Series A Liquidation Preference, the remaining assets of Eos are to be distributed to the holders of Eos Common Stock.

The Eos board of directors is authorized to provide for the issue of all or any of the shares of Eos Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, voting powers and other designations, preferences, and rights or restrictions, as shall be stated in resolutions adopted by the Eos board of directors.

Number and Qualification of Directors

The number of Pulmatrix directors is to be determined from time to time by resolution of the Pulmatrix board of directors, acting by the affirmative vote of a majority of the directors. The Pulmatrix board of directors currently consists of five members. Subject to any rights applicable to any then outstanding shares of preferred stock, any vacancies or newly created directorships resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office. No decrease in the authorized number of directors shall shorten the term of any incumbent director.	The number of Eos directors is to be determined from time to time by resolution of the Eos board of directors, in the manner provided in the Eos Bylaws, and currently consists of three (3) directors. Newly created directorships resulting from increases in the authorized number of directors, and any vacancies, may be filled by a majority of the remaining directors of the Eos board of directors.

Structure of Board of Directors; Term of Directors; Election of Directors

The Pulmatrix board of directors is divided into three classes, designated as Class I, Class II and Class III, respectively. Election of directors need not be by written ballot. The term of office of the first class expired at the first annual meeting of stockholders or any special meeting in lieu thereof, the term of office of the second class expired at the second annual meeting of stockholders or any special meeting in lieu thereof, and the term of office of the third class expired at the third annual meeting of stockholders or any special meeting in lieu thereof. At each succeeding annual meeting of stockholders, or special meeting in lieu thereof, directors are elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting or special meeting lieu of thereof, other than directors elected by the holders of any series of preferred stock. Notwithstanding the foregoing, directors elected to each class hold office until their successors are duly elected and qualified.	The Eos board of directors is not divided into classes and the Eos Charter does not provide for cumulative voting. Subject to any rights of holders of Eos Preferred Stock to elect directors under specified circumstances, the holders of a majority of the voting power of the Eos Class A Common Stock, Eos Class B Common Stock, and the Eos Series A Preferred Stock, voting together as a single class but taking into account the relative voting preferences, are entitled to elect, remove and replace all directors of Eos.

225

Pulmatrix	Eos

Removal of Directors

Subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire Pulmatrix board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of Pulmatrix capital stock entitled to vote at an election of directors, voting together as a single class, unless otherwise provided under the DGCL.	Subject to the rights of the holders of any series of Eos Preferred Stock, any director or all of the directors may be removed by the holders of a majority of the voting power of the Eos Class A Common Stock, Eos Class B Common Stock, and the Eos Series A Preferred Stock, voting together as a single class. Under the Eos Stockholders’ Agreement, SENO has the right at any time to remove any director designated by SENO.

Vacancies on the Board of Directors

Any director may resign at any time upon notice given in writing or by electronic transmission to Pulmatrix at its principal place of business or to the Chairman of the Pulmatrix board of directors, Chief Executive Officer, President or Secretary. Such resignation will be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Pulmatrix board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will, unless otherwise required by the Pulmatrix Charter, the Pulmatrix Bylaws, the DGCL, or by resolution of the Pulmatrix board of directors, be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director and not by Pulmatrix stockholders, and directors so chosen will serve for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires or until such director’s successor is duly elected and qualified. In the event of a vacancy in the Pulmatrix board of directors, the remaining directors, except as otherwise provided by the Pulmatrix Charter, the Pulmatrix Bylaws or the DGCL, may exercise the powers of the full Pulmatrix board of directors until the vacancy is filled.	Any director may resign at any time upon notice given in writing or by electronic transmission to Eos. Such resignation will be effective upon receipt of such notice by Eos, or such later time as is therein specified. Verbal resignations are not deemed effective until confirmed by the director in writing or by electronic transmission to Eos. Any vacancies may be filled by the vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director. Under the Eos Stockholders’ Agreement, SENO has the right to designate a replacement for any vacancy on the Eos board of directors (subject to Eos satisfying the requisite ownership threshold specified therein).

Stockholder Action by Written Consent

No action may be taken by the Pulmatrix stockholders except at an annual or special meeting of the Pulmatrix stockholders called in accordance with the Pulmatrix Bylaws, and no action may be taken by the Pulmatrix stockholders by written consent in lieu of a meeting.	Any action to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing or by electronic transmission setting forth the action to be so taken shall be signed by the holders of outstanding stock having not less than the minimum number of shares of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

226

Pulmatrix	Eos

Quorum

At any meeting of the stockholders, the holders of one-third of the voting power of all of the shares of the stock entitled to vote at the meeting, present in person or by proxy, will constitute a quorum for all purposes, unless or except to the extent that the presence of a larger number may be required by the Pulmatrix Charter, the Pulmatrix Bylaws, the DGCL or by rules of any stock exchange upon which Pulmatrix securities are listed. Where a separate vote by a class or classes is required, a majority of the voting power of the shares of such class or classes present in person or represented by proxy will constitute a quorum entitled to take action with respect to that vote on that matter.

In the absence of a quorum, the chairman of the meeting may adjourn the meeting to another place, if any, date, or time.

At each meeting of the Eos stockholders, a majority in voting power of the shares of Eos entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum, unless otherwise required by law, the Eos Charter, or the Eos Bylaws.

In the absence of a quorum, the stockholders so present may, by affirmative vote of the holders of a majority of the voting power of the stock of Eos present in person or represented by proxy and entitled to vote thereon, adjourn the meeting.

Special Meetings of Stockholders

Special meetings of the stockholders may be called only by the Pulmatrix board of directors pursuant to a resolution adopted by a majority of the whole Pulmatrix board of directors.	Special meetings of the Eos stockholders may be called only by (i) at least a majority of the voting power of the Eos Class A Common Stock and Class B Common Stock, voting together as a single class, (ii) by the Eos board of directors pursuant to a resolution adopted by a majority of the entire board of directors, (iii) the chairperson of the Eos board of directors, or (iv) the Chief Executive Officer of Eos.

Notice of Stockholder Meetings

Notice of the place, if any, date, and time of all meetings of the stockholders, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given, not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided in the Pulmatrix Charter, the Pulmatrix Bylaws and the DGCL, as amended and restated from time to time.

When a meeting is adjourned to another place, if any, date or time, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Notice of the place, if any, date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting), and means of remote communication, if any, of any of every meeting of stockholders shall be given by Eos not less than ten days nor more than 60 days before the meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting. Notices of special meetings shall also specify the purpose(s) for which the meeting has been called.

If a meeting is adjourned for more than 30 days, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment, a new record date is fixed, the Eos board of directors shall fix a new record date for notice of the adjourned meeting and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at the adjourned meeting as of the record date fixed for notice of the adjourned meeting. At any adjourned meeting, Eos may transact any business which might have been transacted at the original meeting.

227

Pulmatrix	Eos

Advance Notice Requirements for Stockholder Proposals

Nominations of persons for election to the Pulmatrix board of directors and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the corporation’s notice of meeting or proxy materials with respect to such meeting, (b) by or at the direction of the Pulmatrix board of directors or (c) by any Pulmatrix stockholder who was a stockholder of record at the time of giving of notice provided for in the Pulmatrix Bylaws, who is entitled to vote at the meeting and who complies with the notice procedures set forth in the Pulmatrix Bylaws.

Nominations of persons for election to the Pulmatrix board of directors may be made at a special meeting of stockholders at which directors are to be elected (a) by or at the direction of the Pulmatrix board of directors or (b) provided that the Pulmatrix board of directors has determined that directors shall be elected at such meeting, by any Pulmatrix stockholder who is a stockholder of record at the time of giving of notice provided for in the Pulmatrix Bylaws, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in the Pulmatrix Bylaws.

The Eos Charter, the Eos Bylaws, and the Eos Stockholders’ Agreement do not contain advance notice requirements for stockholder proposals or director nominations.

Amendment of Certificate of Incorporation

The Pulmatrix Charter provides that Pulmatrix may amend or repeal any provision contained in the Pulmatrix Charter in the manner prescribed by DGCL and all rights conferred upon stockholders are granted subject to Pulmatrix’s rights; provided that in addition to the vote of the holders of any class or series of Pulmatrix stock required by the Pulmatrix Charter, the Pulmatrix Bylaws or the DGCL, the affirmative vote of the holders of shares of Pulmatrix voting stock representing at least 80% of the voting power of all of the then outstanding shares of the capital stock of Pulmatrix entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with the current provisions relating to, among other things: (i) the requirement that all stockholder action be taken only at a duly called annual meeting or special meeting and not by written consent; (ii) the authority and power of the Pulmatrix board of directors, and the election and removal of Pulmatrix directors; (iii) the procedure required to amend the Pulmatrix Bylaws; (iv) indemnification of the Pulmatrix directors, officers and other persons; (v) the elimination of Pulmatrix directors’ personal liability for monetary damages for breaches of fiduciary duty as a director, subject to certain limitations; (vi) the percentage of the shares necessary to amend the Pulmatrix Charter; and (vii) authorization of the Pulmatrix board of directors to issue rights pursuant to Section 157 of the DGCL.	The Eos Charter provides that Eos may, subject to any express provisions or restrictions contained in the Eos Charter or the Eos Bylaws, amend or repeal any provision of the Eos Charter in any manner provided by law, and all rights and powers of any kind conferred upon a director or stockholder by the Eos Charter or any amendment thereof are conferred subject to such right. Unlike the Pulmatrix Charter, the Eos Charter does not impose a supermajority voting requirement for amendments to any specific provisions (but does contain certain limitations as discussed above with respect to modifying the number of authorized shares). In addition, under the Eos Stockholders’ Agreement, without a vote of a majority of the holders of Class B Common Stock, Eos may not, and may not enter into any commitment to, amend, modify, restate or waive any provision of the Eos Charter or Eos Bylaws.

228

Pulmatrix	Eos

Amendment of Bylaws

The Pulmatrix board of directors is expressly empowered to adopt, amend or repeal the Pulmatrix Bylaws. Any adoption, amendment or repeal of the Pulmatrix Bylaws by the Pulmatrix board of directors shall require the approval of a majority of the whole Pulmatrix board of directors. The stockholders shall also have power to adopt, amend or repeal the Pulmatrix Bylaws; provided, that in addition to any vote of the holders of any class or series of Pulmatrix stock required by the Pulmatrix Charter, the Pulmatrix Bylaws and the DGCL, the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of the Pulmatrix capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Pulmatrix Bylaws.	The Eos board of directors is expressly authorized and empowered to adopt, amend or repeal the Eos Bylaws without any action on the part of the stockholders; provided that any Bylaw adopted or amended by the Eos board of directors, and any powers thereby conferred, may be amended, altered or repealed by a majority of the voting power of the Class A Common Stock and the Class B Common Stock, voting as a single class. The stockholders also have the power to adopt, amend or repeal the Eos Bylaws; provided that such action by stockholders requires the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of capital stock of Eos entitled to vote generally in the election of directors, voting together as a single class. Under the Eos Stockholders’ Agreement, a vote of a majority of the holders of Class B Common Stock is required for the Corporation to amend, modify, restate, or waive any provisions of the Eos Charter or Eos Bylaws.

Limitation on Director Liability

No director shall be personally liable to Pulmatrix or its stockholders for any monetary damages for breaches of fiduciary duty as a director; provided that it shall not eliminate or limit the liability of a director, to the extent that such liability is imposed by applicable law, (i) for any breach of the director’s duty of loyalty to Pulmatrix or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 or successor provisions of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of the related provision in the Pulmatrix Charter shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a Pulmatrix director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.	The liability of the directors of Eos for monetary damages is eliminated to the fullest extent under applicable law. Any repeal or modification of the related provision in the Eos Charter shall only be prospective and shall not affect the rights or protections or increase the liability of any director in effect at the time of the alleged occurrence of any act or omission giving rise to liability or indemnification. If applicable law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of an Eos director shall be limited to the fullest extent permitted by applicable law as so amended.

229

Pulmatrix	Eos

Indemnification

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of Pulmatrix or is or was serving at the request of Pulmatrix as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by Pulmatrix to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits Pulmatrix to provide broader indemnification rights than such law permitted Pulmatrix to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith. An Indemnitee shall also have the right to be paid by Pulmatrix the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition, subject to certain conditions. The rights to indemnification and to the advancement of expenses shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Pulmatrix Charter, the Pulmatrix Bylaws, any agreement, any vote of stockholders or disinterested directors or otherwise. Pulmatrix may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Pulmatrix or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Pulmatrix would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Eos shall indemnify, advance expenses, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of Eos or is or was serving at the request of Eos as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

Pursuant to the Eos Bylaws, Eos is also authorized to provide indemnification (and advancement of expenses to) directors, officers, and agents of Eos (and any other persons which applicable law permits Eos to provide indemnification) through by-law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by applicable law. The rights to indemnification under the Eos Bylaws are not exclusive of any other right indemnified persons may have or hereafter acquire under any applicable statute, provision of the Eos Charter, the Eos Bylaws, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office.

To the fullest extent permitted by the DGCL or any other applicable law, Eos, on approval by its board of directors, may purchase insurance on behalf of any person required or permitted to be indemnified under the Eos Bylaws.

230

Pulmatrix	Eos

Conversion Rights

Pulmatrix does not have any outstanding shares of Series A Preferred Stock. Pulmatrix has 1,000 shares of Series B Preferred Stock outstanding, convertible into the shares of Pulmatrix common stock at the election of the holders of the Series B Preferred Stock at any time at an initial conversion price of $2.20 per share.

Each share of Eos Class B Common Stock automatically converts into one fully paid and nonassessable share of Eos Class A Common Stock upon the occurrence of a Transfer thereof (other than a Permitted Transfer), and on the affirmative election of the holder thereof. Shares of Class B Common Stock acquired by Eos by reason of redemption, purchase, conversion or otherwise, shall not be reissued and such shares shall be cancelled, retired and eliminated from the shares that Eos is authorized to issue.

Each share of Eos Series A Preferred Stock automatically converts into one fully paid and nonassessable share of Eos Class A Common Stock immediately prior to the consummation of a Liquidity Event, unless otherwise provided for in the definitive written agreement(s) providing for such Liquidity Event. At any time following the expiration of the financing period contemplated by the Confidential Private Placement Memorandum, dated as of April 24, 2026, and prior to any automatic conversion, each holder of Series A Preferred Stock has the right to convert all or any portion of such holder’s Series A Preferred Stock into shares of Eos Class A Common Stock at a conversion rate of one (1) share of Eos Class A Common Stock for each one (1) share of Eos Series A Preferred Stock so converted.

Right of First Refusal

Pulmatrix does not have a right of first refusal in place.	Eos does not have a right of first refusal in place. However, Transfers of shares are generally prohibited by the Eos Stockholders’ Agreement except to Permitted Transferees or pursuant to a merger, consolidation, or other business combination with a Third-Party Purchaser.

Distributions to Stockholders

The holders of Pulmatrix common stock are entitled to receive ratably such dividends, if any, as may be declared by the Pulmatrix board of directors out of legally available funds in accordance with the DGCL; however, the current policy of the Pulmatrix board of directors is to retain earnings, if any, for operations and growth.

The Pulmatrix board of directors may fix a record date for the determination of holders of Pulmatrix capital stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date may not be more than 60 days prior to the date fixed for the payment thereof.

Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Eos Common Stock and Eos Series A Preferred Stock are entitled to receive, when, as and if declared by the Eos board of directors, out of any assets of Eos legally available therefor, such dividends as may be declared from time to time. Any dividends paid to the holders of shares of Eos Common Stock and Eos Series A Preferred Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of the applicable class of Eos Common Stock or Eos Series A Preferred Stock treated adversely, voting separately as a class. Subject to certain exceptions, Eos shall not declare or pay any dividend or make any other distribution to the holders of Common Stock payable in securities of Eos unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock (including shares of Class A Common Stock into which Series A Preferred Stock would convert).

Exclusive Forum

Pulmatrix does not have an exclusive forum in place.	The Eos Charter and Eos Bylaws do not contain an exclusive forum provision, but the Eos Stockholders’ Agreement provides that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Eos Stockholders’ Agreement or the transactions contemplated thereby shall be brought in the U.S. District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject-matter jurisdiction, in the Superior Court of the State of Delaware).

231

PRINCIPAL STOCKHOLDERS OF PULMATRIX

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split.

The following table sets forth certain information regarding beneficial ownership of Pulmatrix common stock as of June 30, 2026, for:

●	each person or group of affiliated persons who is known by Pulmatrix to be the beneficial owner of more than 5% of its common stock;

●	each Pulmatrix director;

●	each Pulmatrix named executive officer; and

●	all Pulmatrix directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to the Pulmatrix securities. Under such rules, beneficial ownership includes any shares over which the individual or entity has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of June 30, 2026. Shares of the Pulmatrix common stock that an individual or entity has the right to acquire within 60 days of June 30, 2026, are deemed to be outstanding and beneficially owned by the individual or entity for the purpose of computing the percentage ownership of that individual, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To Pulmatrix’s knowledge and subject to applicable community property rules, and except as otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

The table lists applicable percentage ownership based on (i) 3,652,285 shares of Pulmatrix common stock and (ii) 1,000 shares of Series B Preferred Stock outstanding as of June 30, 2026. The number of shares beneficially owned includes shares of Pulmatrix common stock that each person has the right to acquire within 60 days, including upon the exercise of stock options. These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the Pulmatrix common stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the Pulmatrix common stock owned by any other person.

Unless otherwise indicated, the address for each beneficial owner is c/o Pulmatrix, Inc., 945 Concord Street, Suite 1217, Framingham, MA 01701.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)	PERCENTAGE OF CLASS	NUMBER OF SHARES OF SERIES B PREFERRED STOCK BENEFICIALLY OWNED	PERCENTAGE OF CLASS	TOTAL VOTING POWER
5% or Greater Stockholders
RCM Eos PIPE HOLDINGS, LLC(2)	-	-	1,000	100%	9.99%
Directors and Executive Officers:
Richard Batycky, Ph.D.	5,438	*	-	-	-
Todd Bazemore	4,913	*	-	-	-
Christopher Cabell, M.D.	4,913	*	-	-	-
Michael J. Higgins	8,716	*	-	-	-
Anand Varadan	4,163	*	-	-	-
Peter Ludlum	-	-	-	-	-
All executive officers and directors as a group (6 persons)	28,143	*	-	*	*

*	Less than 1%.

(1)	Consists of stock options exercisable into shares of common stock within 60 days of June 30, 2026.

(2)	RCM Eos PIPE HOLDINGS, LLC is controlled by its manager, Rapha Capital Management, LLC, a Delaware limited liability company, which is in turn managed by its manager, Kevin M. Slawin. Kevin M. Slawin may be deemed to hold dispositive power over such securities. Kevin M. Slawin disclaims beneficial ownership of such securities held by RCM Eos PIPE HOLDINGS, LLC, except to the extent of any pecuniary interest, or to the extent he actually exercises voting or dispositive power. The business address of the aforementioned parties is 2710 Reed Road, Suite 160, Houston TX 77051.

232

PRINCIPAL STOCKHOLDERS OF EOS

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect Company Investor Financing or the award of the CEO RSUs (as such terms are defined in the Merger Agreement).

The following table sets forth certain information regarding beneficial ownership of Eos Common Stock as of June 30, 2026, for:

● each person or group of affiliated persons who is known by Eos to be the beneficial owner of more than 5% of its common stock;

● each Eos director;

● each Eos named executive officer; and

● all Eos directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to the Eos securities. Under such rules, beneficial ownership includes any shares over which the individual or entity has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of June 30, 2026. Shares of the Eos Common Stock that an individual or entity has the right to acquire within 60 days of June 30, 2026, are deemed to be outstanding and beneficially owned by the individual or entity for the purpose of computing the percentage ownership of that individual, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To Eos’s knowledge and subject to applicable community property rules, and except as otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

The table lists applicable percentage ownership based on (i) 4,000,000 shares of Eos Class A Common Stock, (ii) 1,000,000 shares of Eos Class B Common Stock, and (iii) approximately 8,824 shares of Preferred Stock outstanding as of June 30, 2026. The number of shares beneficially owned includes shares of Eos Common Stock that each person has the right to acquire within 60 days, including upon the exercise of stock options. These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the Eos Common Stock owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the Eos Common Stock owned by any other person.

Unless otherwise indicated, the address for each beneficial owner is c/o Eos SENOLYTIX, Inc., 2710 Reed Road, Suite 160, Houston, TX 77051.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES OF EOS CLASS A COMMON STOCK BENEFICIALLY OWNED		PERCENTAGE OF CLASS	NUMBER OF SHARES OF EOS CLASS B COMMON STOCK BENEFICIALLY OWNED		PERCENTAGE OF CLASS
5% or Greater Stockholders
SENOTHERAPEUTIX, Inc.	4,000,000	(1)	100%	1,000,000		100%
Directors and Executive Officers:
Kevin M. Slawin	4,014,552	(2)	100%	1,000,000	(3)	100%
Jerold Winograd	0		0	0		0
Frank McGuyer	0		0	0		0
All executive officers and directors as a group (3 persons)	4,014,552		100%	1,000,000		100%

(1)	Kevin Slawin holds a majority of the voting power of SENOTHERAPEUTIX, Inc. and may be deemed a beneficial owner of the shares of Eos held by SENOTHERAPEUTIX, Inc. Kevin Slawin disclaims ownership of the securities of Eos held by SENOTHERAPEUTIX, Inc., except to the extent he actually exercises voting or dispositive power.
(2)	The 4,014,552 shares of Class A Common Stock beneficially owned by Kevin Slawin consists of (i) 4,000,000 issued and outstanding shares of Class A Common Stock of record owned by SENOTHERAPEUTIX, Inc., a corporation for which Kevin Slawin holds a majority of the voting power for which Kevin Slawin may be deemed the beneficial owner of, (ii) options to acquire 7,276 shares of Eos Class A Common Stock awarded to Kevin Slawin personally which are vested or expected to vest in 60 days of June 30, 2026, and (iii) options to acquire 7,276 shares of Eos Class A Common Stock awarded to Rapha Capital Management, LLC, a limited liability company for which Kevin Slawin is the sole manager, which are vested or expected to vest within 60 days of June 30, 2026. Kevin Slawin may be deemed to be the beneficial owner of the issued and outstanding shares of record of Eos owned by SENOTHERAPEUTIX, Inc.
(3)	The 1,000,000 shares of Class B Common Stock beneficially owned by Kevin Slawin consists of issued and outstanding shares of Class B Common Stock of record owned by SENOTHERAPEUTIX, Inc. Kevin Slawin disclaims ownership of the securities of Eos held by SENOTHERAPEUTIX, Inc., except to the extent he actually exercises voting or dispositive power.

233

PRINCIPAL STOCKHOLDERS OF THE COMBINED COMPANY

Except where specifically noted, the following information and all other information contained in this proxy statement/prospectus does not give effect to the proposed reverse stock split.

The following table sets forth certain information regarding beneficial ownership of the Combined Company common stock immediately after consummation of the Merger, assuming the consummation of the Merger occurred on July 31, 2026 for:

●	each person or group of affiliated persons who is expected by Pulmatrix and Eos to be the beneficial owner of more than 5% of the Combined Company common stock;

●	each person expected to be a director of the Combined Company;

●	each person expected to be a named executive officer of the Combined Company; and

●	all of the Combined Company expected directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and thus represents voting or investment power with respect to the Combined Company securities. Under such rules, beneficial ownership includes any shares over which the individual or entity has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of July 31, 2026. Shares of the Combined Company common stock that an individual or entity has the right to acquire within 60 days of July 31, 2026, are deemed to be outstanding and beneficially owned by the individual or entity for the purpose of computing the percentage ownership of that individual, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. To Pulmatrix’s and Eos’s knowledge and subject to applicable community property rules, and except as otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned.

The table lists applicable percentage ownership based on 59,018,610 shares of common stock (not including options, warrants, or the CEO RSUs) expected to be outstanding upon consummation of the Merger, without giving effect to the anticipated Pulmatrix reverse stock split. The number of shares beneficially owned includes shares of common stock that each person has the right to acquire within 60 days, including upon the exercise of stock options. These stock options shall be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the Combined Company common stock expected to be owned by such person but shall not be deemed to be outstanding for the purpose of computing the percentage of outstanding shares of the Combined Company common stock expected to be owned by any other person.

Upon entering into the Merger Agreement, approximately 4.0 million shares of Pulmatrix securities were outstanding, including approximately 3.7 million shares of common stock and approximately 0.3 million shares underlying outstanding options and warrants. Immediately after the Merger, based solely on the estimated exchange ratio as described in the accompanying proxy statement/prospectus, these securityholders are expected to own approximately 6% of the Combined Company on a fully-diluted basis excluding the CEO RSUs, with the remaining 94% expected to be owned by Eos securityholders, including shares issued related to merger fees and shares issued or related to Pulmatrix Series B Preferred Stock.

Unless otherwise indicated, the address for each beneficial owner is c/o Eos SENOLYTIX Inc., K2 BioLabs, 2710 Reed Road, Suite 160, Houston, TX 77051.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED		PERCENTAGE OF SHARES OUTSTANDING BENEFICIALLY OWNED
5% or Greater Stockholders
SENOTHERAPEUTIX, Inc.	43,200,000	(1)	73.2%
RCM Eos Holdings, LLC	9,691,628	(2)	16.4%

Directors and Executive Officers:
Kevin M. Slawin	53,488,753	(3,4)	90.6%
Jerold Winograd	0		0
Frank McGuyer	0		0
Ralph Mack	0		0

All executive officers and directors as a group (4 persons)

(1)	Estimated as 5,000,000 pre-merger shares times 8.64 (Exchange Ratio).
(2)	Assumes the full potential financial commitment pursuant to the Backstop Financing Agreement without any reduction due to Series A Preferred Financing by other parties, notwithstanding the existing commitments by investors in the Series A Preferred Financing as of June 30, 2026.
(3)	Estimated as the shares of RCM Eos PIPE HOLDINGS, LLC, a limited liability company for which Kevin Slawin is the sole manager (Kevin Slawin disclaims ownership of the securities of Pulmatrix/the Combined Company held by RCM Eos PIPE HOLDINGS, LLC, except to the extent he actually exercises voting or dispositive power) RCM Eos Holdings, LLC a limited liability company for which Kevin Slawin is the sole manager (Kevin Slawin disclaims ownership of the securities of Eos held by RCM Eos Holdings, LLC, except to the extent he actually exercises voting or dispositive power), plus 8.64 (Exchange Ratio) times the following pre-merger shares: 4,015,280 shares of Class A Common Stock beneficially owned by Kevin Slawin consists of (i) 4,000,000 issued and outstanding shares of Class A Common Stock of record owned by SENOTHERAPEUTIX, Inc., a corporation for which Kevin Slawin holds a majority of the voting power for which Kevin Slawin may be deemed the beneficial owner of, (ii) options to acquire 7,640 shares of Eos Class A Common Stock awarded to Kevin Slawin personally which are vested or expected to vest in 60 days of July 31, 2026, and (iii) options to acquire 7,640 shares of Eos Class A Common Stock awarded to Rapha Capital Management, LLC, a limited liability company for which Kevin Slawin is the sole manager, which are vested or expected to vest within 60 days of July 31, 2026. Kevin Slawin may be deemed to be the beneficial owner of the issued and outstanding shares of record of Eos owned by SENOTHERAPEUTIX, Inc; plus 1,000,000 shares of Class B Common Stock beneficially owned by Kevin Slawin consists of issued and outstanding shares of Class B Common Stock of record owned by SENOTHERAPEUTIX, Inc. Kevin Slawin disclaims ownership of the securities of Eos held by SENOTHERAPEUTIX, Inc., except to the extent he actually exercises voting or dispositive power.
(4)	Calculations do not include consideration of the CEO RSUs or any milestone-based option grant. Milestone-based options grants have the potential to partially vest following the Merger pending the status of financings (the Backstop Financing Agreement in its current form is not sufficient to trigger the milestones).

234

LEGAL MATTERS

Haynes and Boone, LLP will pass upon the validity of Pulmatrix common stock offered by this proxy statement/prospectus.

EXPERTS

The consolidated financial statements of Pulmatrix, Inc. as of December 31, 2025, and for the year then ended, appearing in this proxy statement/prospectus have been audited by CBIZ CPAs P.C., an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon the report of such firm given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Pulmatrix, Inc. as of December 31, 2024, and for the year then ended, appearing in this proxy statement/prospectus, have been audited by Marcum LLP, an independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this proxy statement/prospectus, and are included in reliance upon the report of such firm given on the authority of said firm as experts in auditing and accounting.

The financial statements of Eos Inc. at December 31, 2025 and 2024, and for the years then ended, included in this proxy statement/prospectus of Pulmatrix, Inc., which is referred to and made a part of this Registration Statement, have been audited by Stephano Slack LLC, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Pulmatrix is subject to the informational requirements of the Exchange Act and in accordance therewith, files annual, quarterly and current reports, proxy statements and other information with the SEC electronically, and the SEC maintains a website that contains Pulmatrix’s filings as well as reports, proxy and information statements, and other information issuers file electronically with the SEC at www.sec.gov.

Pulmatrix also makes available free of charge on or through its website at https://ir.pulmatrix.com/sec-filings, its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after Pulmatrix electronically files such material with or otherwise furnishes it to the SEC. The website addresses for the SEC and Pulmatrix are inactive textual references and except as specifically incorporated by reference into this proxy statement/prospectus, information on those websites is not part of this proxy statement/prospectus.

Pulmatrix has filed with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part, under the Securities Act to register the shares of Pulmatrix common stock to be issued to Eos stockholders and certain Eos noteholders in the Merger. The registration statement, including the attached annexes, exhibits and schedules, contains additional relevant information about Pulmatrix and Pulmatrix common stock. This proxy statement/ prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC.

Pulmatrix has supplied all the information contained in or incorporated by reference into this proxy statement/prospectus relating to Pulmatrix, and Eos has supplied all information contained in this proxy statement/prospectus relating to Eos.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus from Pulmatrix or from the SEC through the SEC’s website at www.sec.gov. Documents incorporated by reference are available from Pulmatrix without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit into this proxy statement/prospectus. If you would like to request documents from Pulmatrix or Eos, please send a request in writing or by telephone to either Pulmatrix or Eos at the following addresses:

Pulmatrix, Inc.	Eos SENOLYTIX, Inc.
945 Concord Street, Suite 1217	K2 BioLabs
Framingham, MA 01701	2710 Reed Road, Suite 160
Attn: Investor Relations	Attn: Investor Relations
Tel: (888) 355-4440	Tel: (305) 809-6920
Email: Info@Pulmatrix.com	Email: info@eossenolytix.com

235

OTHER MATTERS

Submission of Future Stockholder Proposals

Pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”), a Pulmatrix stockholder who intends to present a proposal at Pulmatrix’s next annual meeting of stockholders (the “Pulmatrix 2027 Annual Meeting”) and who wishes the proposal to be included in the proxy statement and form of proxy for that meeting must submit the proposal in writing no later than                                     , after which date such stockholder proposal will be considered untimely. Such proposal must be submitted on or before the close of business with attention to Pulmatrix’s corporate secretary at 945 Concord Street, Suite 1217, Framingham, MA 01701.

Pulmatrix stockholders wishing to nominate a director or submit proposals to be presented directly at the Pulmatrix 2027 Annual Meeting instead of by inclusion in the proxy statement for the Pulmatrix 2027 Annual Meeting must follow the submission criteria and deadlines set forth in the Pulmatrix Bylaws concerning stockholder nominations and proposals. Pulmatrix stockholder nominations for director and other proposals that are not to be included in such materials must be received by Pulmatrix’s corporate secretary in writing at its corporate offices, as listed above, no earlier than                                    , and no later than the close of business on                                 ; provided, however, that if such meeting is held more than 30 days before or more than 30 days after the anniversary of the Annual Meeting, notice by the stockholder to be timely must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Any such Pulmatrix stockholder proposals or nominations for director must also satisfy the requirements set forth in the Pulmatrix Bylaws. To be eligible for inclusion in Pulmatrix’s proxy materials, Pulmatrix stockholder proposals must also comply with the requirements of Rule 14a-8. Stockholders are also advised to review the Pulmatrix Bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. A proxy granted by a Pulmatrix stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice provisions in the Pulmatrix Bylaws, subject to applicable rules of the SEC.

Communications with Directors

The Pulmatrix board of directors welcomes communication from the Pulmatrix stockholders. Pulmatrix stockholders and other interested parties who wish to communicate with a member or members of the Pulmatrix board of directors or a committee thereof may do so by addressing correspondence to the Pulmatrix board of directors member, members or committee at Pulmatrix, Inc. 945 Concord Street, Suite 1217, Framingham, MA 01701, Attention: Corporate Secretary. Pulmatrix’s corporate secretary will review and forward correspondence to the appropriate person or persons.

All communications received as set forth in the preceding paragraph will be opened by Pulmatrix’s corporate secretary for the sole purpose of determining whether the contents represent a message to the Pulmatrix board of directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee(s). In the case of communications to the Pulmatrix board of directors or any group or committee of directors, Pulmatrix’s corporate secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to whom the communication is addressed. If the amount of correspondence received through the foregoing process becomes excessive, the Pulmatrix board of directors may consider approving a process for review, organization and screening of the correspondence by Pulmatrix’s corporate secretary or another appropriate person.

Householding of Proxy Statement/Prospectus

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of the proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

In connection with the Pulmatrix Special Meeting, a number of brokers with account holders who are Pulmatrix stockholders will be “householding” Pulmatrix’s proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to such stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of proxy materials, such stockholder should notify his or her broker or Pulmatrix. Direct the written request to Pulmatrix, Inc., 945 Concord Street, Suite 1217, Framingham, MA 01701, Attention: Corporate Secretary, telephone: (888) 355-4440. Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

236

INDEX TO FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Pulmatrix, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Pulmatrix, Inc. (the “Company”) as of December 31, 2025, the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for the year ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ CBIZ CPAs P.C.

CBIZ CPAs P.C.

We have served as the Company’s auditor since 2015 (such date takes into account the acquisition of the attest business of Marcum LLP by CBIZ CPAs P.C. effective November 1, 2024).

New York, NY

February 26, 2026

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Pulmatrix, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Pulmatrix, Inc. (the “Company”) as of December 31, 2024, the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the year ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2015 through April 2025.

New York, NY

March 21, 2025

F-3

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$4,088	$9,521
Prepaid expenses and other current assets	41	399
Total current assets	4,129	9,920
Long-term restricted cash	10	10
Other long-term assets	-	13
Total assets	$4,139	$9,943
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$272	$809
Accrued expenses and other current liabilities	57	120
Total current liabilities	329	929
Warrant liability	-	67
Total liabilities	329	996
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 shares authorized; 6,746 shares designated Series A convertible preferred stock; no shares issued and outstanding at December 31, 2025 and 2024	-	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,652,285 shares issued and outstanding at December 31, 2025 and 2024	-	-
Additional paid-in capital	306,128	306,103
Accumulated deficit	(302,318)	(297,156)
Total stockholders’ equity	3,810	8,947
Total liabilities and stockholders’ equity	$4,139	$9,943

The accompanying footnotes are an integral part of these consolidated financial statements.

F-4

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,
	2025	2024
Revenues	$-	$7,806

Operating expenses:
Research and development	38	7,166
General and administrative	5,131	7,785
Loss on MannKind Transaction	-	2,618
Total operating expenses	5,169	17,569
Loss from operations	(5,169)	(9,763)
Other income (expense):
Interest income	144	467
Fair value adjustment of warrants	67	(67)
Other expense, net	(204)	(196)
Total other income (expense), net	7	204
Net loss	$(5,162)	$(9,559)
Net loss per share attributable to common stockholders – basic and diluted	$(1.41)	$(2.62)
Weighted average common shares outstanding – basic and diluted	3,652,285	3,652,285

The accompanying footnotes are an integral part of these consolidated financial statements.

F-5

PULMATRIX, INC.

Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

	Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance — January 1, 2024	-	$-	3,652,285	$-	$305,592	$(287,597)	$17,995
Stock-based compensation	-	-	-	-	511	-	511
Net loss	-	-	-	-	-	(9,559)	(9,559)
Balance — December 31, 2024	-	$-	3,652,285	$-	$306,103	$(297,156)	$8,947
Stock-based compensation	-	-	-	-	25	-	25
Net loss	-	-	-	-	-	(5,162)	(5,162)
Balance — December 31, 2025	-	$-	3,652,285	$-	$306,128	$(302,318)	$3,810

The accompanying footnotes are an integral part of these consolidated financial statements.

F-6

PULMATRIX, INC.

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(5,162)	$(9,559)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	-	106
Amortization of operating lease right-of-use asset	-	329
Stock-based compensation	25	511
Loss on disposals	-	2,618
Fair value adjustment of warrants	(67)	67
Changes in operating assets and liabilities:
Accounts receivable	-	928
Prepaid expenses and other current assets	358	343
Other long-term assets	13	163
Accounts payable	(537)	(1,106)
Accrued expenses and other current liabilities	(63)	(438)
Operating lease liability	-	(333)
Deferred revenue	-	(4,345)
Net cash used in operating activities	(5,433)	(10,716)
Cash flows from investing activities:
Purchases of property and equipment	-	(398)
Net cash used in investing activities	-	(398)
Net decrease in cash, cash equivalents and restricted cash	(5,433)	(11,114)
Cash, cash equivalents and restricted cash — beginning of period	9,531	20,645
Cash, cash equivalents and restricted cash — end of period	$4,098	$9,531

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$4,088	$9,521
Long-term restricted cash	10	10
Total cash, cash equivalents and restricted cash	$4,098	$9,531

Supplemental disclosures of non-cash investing and financing information:
Reduction of operating lease right-of-use asset and lease liability upon lease modification	$-	$8,423

The accompanying footnotes are an integral part of these consolidated financial statements.

F-7

PULMATRIX, INC.

Notes to Consolidated Financial Statements

(in thousands, except share and per share data)

1. Nature of the Business

Pulmatrix, Inc. (“Pulmatrix” or the “Company”) was incorporated in 2013 as a Delaware corporation. The Company is a biopharmaceutical company that has focused on the development of a novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs using its patented iSPERSE™ technology. The Company’s proprietary dry powder delivery platform, iSPERSE™, is engineered to deliver small, dense particles with highly efficient dispersibility and delivery to the airways, which can be used with an array of dry powder inhaler technologies and can be formulated with a variety of drug substances.

Agreement and Plan of Merger and Reorganization

On November 13, 2024, Pulmatrix and Cullgen Inc., a Delaware corporation (“Cullgen”) entered into an Agreement and Plan of Merger and Reorganization, as amended by Amendment No. 1 thereto on April 7, 2025 (the “Merger Agreement”), pursuant to which, among other matters, PCL Merger Sub, Inc., a direct wholly owned subsidiary of Pulmatrix (“Merger Sub”), will merge with and into Cullgen, with Cullgen surviving as a wholly owned subsidiary of Pulmatrix, and the surviving corporation of the merger (the “Merger”).

Pursuant to the Merger Agreement, prior to the closing of the Merger (the “Closing”), Pulmatrix currently expects to declare a cash dividend to the pre-Merger Pulmatrix stockholders equal in the aggregate to Pulmatrix’s reasonable, good faith approximation of the amount by which Pulmatrix’s net cash (as determined pursuant to the Merger Agreement) will exceed $2.5 million, subject to certain adjustments and limitations (such excess amount, the “Cash Dividend”).

Subject to the terms and conditions of the Merger Agreement, at the Closing, (a) each then-outstanding share of Cullgen common stock other than dissenting shares, will be converted into the right to receive a number of shares of Pulmatrix common stock calculated in accordance with the Merger Agreement (the “Exchange Ratio”), (b) each then-outstanding share of Cullgen preferred stock, other than dissenting shares, will be converted into the right to receive a number of shares of Pulmatrix common stock equal to the number of shares of Cullgen common stock issuable upon conversion of each share of Cullgen preferred stock multiplied by the Exchange Ratio and (c) each then-outstanding option to purchase Cullgen common stock, whether vested or unvested, will be assumed by Pulmatrix, subject to adjustment to reflect the Exchange Ratio as set forth in the Merger Agreement.

In connection with the Merger: (i) each share of Pulmatrix common stock that is issued and outstanding at the Effective Time (as defined below) of the Merger will remain issued and outstanding and such shares, subject to the proposed Pulmatrix reverse stock split, will be unaffected by the Merger; (ii) each option to acquire shares of Pulmatrix common stock outstanding but then not vested or exercisable shall be accelerated in full; (iii) each option to acquire shares of Pulmatrix common stock with an exercise price per share greater than $10.00 per share shall be cancelled for no consideration; (iv) each option to acquire shares of Pulmatrix common stock with an exercise price less than or equal to the Pulmatrix Closing Price (as defined herein) will be converted into the right to receive the number of shares underlying such Pulmatrix option, reduced as set forth in the Merger Agreement; (v) each option to acquire shares of Pulmatrix common stock with an exercise price greater than the volume weighted average closing trading price of a share of Parent Common Stock on Nasdaq for the five (5) consecutive trading days ending three (3) trading days immediately prior to the Closing Date as reported by Bloomberg L.P. (the “Pulmatrix Closing Price”), but less than $10.00 per share, will remain outstanding; and (vi) each warrant to acquire shares of Pulmatrix common stock that is outstanding and unexercised immediately prior to the Effective Time of the Merger shall survive the Closing and remain outstanding in accordance with its terms; provided that the holders of any such warrants which remain outstanding following closing may elect to require Pulmatrix to pay such holders cash in exchange for the termination of the remaining unexercised portion of such warrants if contemplated by the terms of such warrants.

F-8

Under the Exchange Ratio formula in the Merger Agreement, upon the Closing, on a pro forma basis and based upon the number of shares of Pulmatrix common stock expected to be issued in the Merger, pre-Merger Cullgen stockholders will own approximately 96.4% of the combined company and pre-Merger Pulmatrix stockholders will own approximately 3.6% of the combined company on a fully-diluted basis (excluding out-of-the-money options and warrants and any shares reserved for future grants under Pulmatrix’s equity incentive plans). Under certain circumstances further described in the Merger Agreement, the ownership percentages may be adjusted upward or downward based on Pulmatrix’s net cash at the Closing.

The Exchange Ratio assumes (i) a valuation for Pulmatrix of $10.5 million (comprised of $8 million in enterprise value and $2.5 million in cash) and (ii) a valuation for Cullgen of $280.0 million. The Exchange Ratio is also based on the relative capitalization of each of Pulmatrix and Cullgen, for which, for the purposes of calculating the Exchange Ratio, the shares of Pulmatrix common stock underlying Pulmatrix’s in-the-money stock options outstanding immediately prior to the time of the Closing (the “Effective Time”), as adjusted to take into account the Cash Dividend will be deemed outstanding, and all shares of Cullgen common stock underlying outstanding Cullgen’s stock options will be deemed outstanding, subject to certain exceptions as set forth in the Merger Agreement.

On June 16, 2025, the Company held a special meeting in lieu of the annual meeting of Pulmatrix stockholders, at which the Company’s stockholders approved the Merger and related proposals. The Closing is subject to other customary closing conditions, including Nasdaq’s approval of the listing of the shares of Pulmatrix common stock to be issued in connection with the Merger and approval from the China Securities Regulatory Commission (“CSRC”) pursuant to the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises (the “Trial Measures”), No. 1 to No. 6 Supporting Guidance Rules, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC. These regulations established a filing-based regime to regulate overseas offerings and listings by Chinese domestic companies. As of the date of this filing, Pulmatrix has not yet received approval from the CSRC to complete the Merger. As previously disclosed, on August 1, 2025, Pulmatrix and Cullgen, as provided for in the Merger Agreement, mutually agreed to extend the “End Date”, a term defined in the Merger Agreement, by 60 days from August 13, 2025, to October 12, 2025. The Merger Agreement does not have a defined term and does not terminate on the “End Date”. The “End Date” is simply the date at which certain termination options become available to either party.

On December 17, 2025, the Company, Cullgen and PLC Merger Sub, Inc. (collectively, the “Parties”) entered into a mutual waiver agreement (the “Waiver Agreement”), pursuant to which the Parties agreed to mutually waive compliance with Section 5.4 of the Merger Agreement, which such provision imposes restrictions on each party during the Pre-Closing Period (as defined in the Merger Agreement). Except as expressly waived pursuant to the Waiver Agreement, the Merger Agreement remains in full force and effect in all respects, and no other provision of the Merger Agreement has otherwise been amended, waived, or modified.

If the Merger is completed, the business of Cullgen will continue as the business of the combined company. Concurrent with the Merger, the Company will seek to monetize its intellectual property, including iSPERSE™ and its clinical assets (the “Asset Sale”).

The Company’s future operations are highly dependent on the success of the Merger and there can be no assurances that the Merger will be successfully consummated. There can be no assurance that the strategic review process or any transaction relating to a specific asset, including the Merger and any Asset Sale, will result in the Company pursuing such a transaction, or that any transactions, if pursued, will be completed on terms favorable to Pulmatrix and its stockholders in the existing Pulmatrix entity or any possible entity that results from a combination of entities. If the strategic review process is unsuccessful, and if the Merger is not consummated, the Company’s board of directors may decide to pursue a dissolution and liquidation in the future.

F-9

2. Summary of Significant Accounting Policies and Recent Accounting Standards

Principles of Consolidation

The consolidated financial statements represent the consolidation of the accounts of the Company and its subsidiaries in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”). All intercompany accounts and transactions have been eliminated in consolidation. Any reference in these notes to applicable guidance is meant to refer to the U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Risks, Uncertainties and Liquidity

The Company’s future operations are highly dependent on the success of the Merger and there can be no assurances that the Merger will be successfully consummated. If the Merger is not consummated, the Company believes that its cash and cash equivalents as of December 31, 2025, would be adequate to fund its operating expenses for at least twelve months from the date these consolidated financial statements are issued. However, in order to continue development of its programs, the Company would need to secure substantial additional funding in the future, from one or more equity or debt financings, collaborations, or other sources. Additional funding may not be available to the Company on acceptable terms, or at all. The Company’s board of directors may also decide in the future to pursue a dissolution and liquidation in lieu of continuing program development.

Should the Company continue development of its product candidates, the Company would be subject to risks and uncertainties. The ongoing research and development activities will be subject to extensive regulation by numerous governmental authorities in the United States. Prior to marketing in the United States, any drug developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process implemented by the United States Food and Drug Administration (“FDA”) under the Food, Drug and Cosmetic Act. The Company has limited experience in conducting and managing the preclinical and clinical testing necessary to obtain regulatory approval. There can be no assurance that the Company will not encounter problems in the clinical trials that will cause the Company or the FDA to delay or suspend clinical trials.

The Company’s success in developing its product candidates would depend in part on its ability to obtain patents and product license rights, maintain trade secrets, and operate without infringing on the property rights of others, both in the United States and other countries. There can be no assurance that patents issued to or licensed by the Company will not be challenged, invalidated, circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company.

Use of Estimates

In preparing the consolidated financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported amounts of expenses during the reporting period. Due to inherent uncertainty involved in making estimates, actual results may differ from these estimates. On an ongoing basis, the Company evaluates its estimates and assumptions, with any changes applied prospectively.

Concentrations of Credit Risk

Cash and cash equivalents is a financial instrument that potentially subjects the Company to concentrations of credit risk. For all periods presented, substantially all of the Company’s cash was deposited in accounts at a single financial institution that management believes is creditworthy, and the Company has not incurred any losses to date. The Company is exposed to credit risk in the event of default by this financial institution for amounts in excess of the Federal Deposit Insurance Corporation insured limits.

For the year ended December 31, 2025, the Company recognized no revenue. For the year ended December 31, 2024, revenue from two customers accounted for 100% of revenue recognized in the accompanying consolidated financial statements.

F-10

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents are held in US banks and consist of cash deposited in operating and money market accounts.

As of December 31, 2025, $10 was deposited in a money market account as security for a credit card and presented as long-term restricted cash in the consolidated balance sheet.

During the year ended December 31, 2024, $1,421 of restricted cash collateralizing a letter of credit related to the Company’s former headquarters lease in Bedford, Massachusetts, became unrestricted, providing additional cash available for operations.

Fair Value of Financial Instruments

The Company is required to disclose information on all assets and liabilities reported at fair value that enables an assessment of the inputs used in determining the reported fair values. FASB ASC Topic 820, Fair Value Measurement, establishes a hierarchy of inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances. The fair value hierarchy applies only to the valuation inputs used in determining the reported fair value of the investments and is not a measure of the investment credit quality. The three levels of the fair value hierarchy are described below:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 — Valuations based on quoted prices for similar assets or liabilities in markets that are not active, or for which all significant inputs are observable, either directly or indirectly.

Level 3 — Valuations that require inputs that reflect the Company’s own assumptions that are both significant to the fair value measurement and unobservable.

To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

As of December 31, 2024, certain of the Company’s outstanding warrants were classified as liabilities and measured at fair value in accordance with FASC ASC Topic 815, Derivatives and Hedging. The Company measures the Level 3 fair value of the warrant liability using the Black-Scholes option-pricing model with changes in fair value recognized as increases or reductions to other income (expense) in the consolidated statement of operations. These warrants expired during the year ended December 31, 2025.

As of December 31, 2025 and 2024, the Company did not hold any other financial assets or liabilities that were measured at fair value on a recurring or nonrecurring basis. During the years ended December 31, 2025 and 2024, there were no transfers between Level 1, Level 2 and Level 3.

Leases

The Company accounts for leases in accordance with FASB ASC Topic 842, Leases. At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present. The Company has elected not to recognize on the balance sheet leases with terms of one year or less. Options to renew a lease are not included in the Company’s initial lease term assessment unless there is reasonable certainty that the Company will renew. The Company monitors its plans to renew its material leases on a quarterly basis.

F-11

Operating lease liabilities and their corresponding right-of-use assets are recorded based on the present value of lease payments over the expected remaining lease term. However, certain adjustments to the right-of-use asset may be required for items, such as incentives received. The interest rate implicit in lease contracts is typically not readily determinable. As a result, the Company utilizes its incremental borrowing rates, which are the rates incurred to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. The Company has elected to account for the lease and non-lease components as a combined lease component. Lease expense for operating lease payments is recognized on a straight-line basis over the lease term.

Revenue Recognition

No revenues were recognized for the year ended December 31, 2025. The Company’s principal source of revenue during the year ended December 31, 2024, was derived from a collaboration arrangement and license agreement that relate to the development and commercialization of PUR1900 under the Cipla Agreement (as defined below).

At inception, management determines whether contracts are within the scope of FASB ASC Topic 606, Revenue from Contracts with Customers (“ASC 606”) or other topics, including FASB ASC Topic 808, Collaborative Arrangements (“ASC 808”). For contracts that are within the scope of ASC 808, the Company evaluates whether the counterparty is a customer for any of the units of account (i.e., distinct goods and services) in the contract. For units of account where the counterparty is considered a customer, the Company applies ASC 606 to those unit(s) of account, including recognition, measurement, presentation, and disclosure guidance. To date, the Company has determined it is appropriate to apply ASC 606 to all contracts and units of account for contracts within the scope of ASC 808.

For contracts and units of account that are determined to be within the scope of ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which management expects to be entitled to receive in exchange for these goods and services. To achieve this core principle, management applies the following five steps (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when or as the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

Identification of Performance Obligations. Performance obligations promised in a contract are identified at contract inception based on the goods and services that are both capable of being distinct and are distinct in the context of the contract. To the extent a contract includes multiple promised goods and services, management applies judgment to determine whether promised goods and services are both capable of being distinct and distinct in the context of the contract. If these criteria are not met, the promised goods and services are accounted for as a combined performance obligation.

Transaction Price and Milestone Payments. The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods and services to the customer. At the inception of each contract that includes research or development milestone payments, the Company evaluates whether the milestones are considered probable of being achieved and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company’s control or the licensee, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. Management evaluates factors such as the scientific, clinical, regulatory, commercial, and other risks that must be overcome to achieve the particular milestone in making this assessment. There is considerable judgment involved in determining whether it is probable that a significant revenue reversal would not occur. At the end of each reporting period, management reevaluates the probability of achievement of all milestones subject to constraint and, if necessary, adjust the estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenues and earnings in the period of adjustment.

F-12

Exclusive Licenses. If the license to the Company’s intellectual property is determined to be distinct from the other promises or performance obligations identified in the arrangement, the Company recognizes revenue from non-refundable, upfront fees allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the license. In assessing whether a promise or performance obligation is distinct from the other promises, the Company considers factors such as the research, development, manufacturing and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. In addition, the Company considers whether the counterparty can benefit from a promise for its intended purpose without the receipt of the remaining promise, whether the value of the promise is dependent on the unsatisfied promise, whether there are other vendors that could provide the remaining promise, and whether it is separately identifiable from the remaining promise. For licenses that are combined with other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition. The measure of progress, and thereby periods over which revenue should be recognized, are subject to estimates by management and may change over the course of the research and development and licensing agreement. Such a change could have a material impact on the amount of revenue the Company records in future periods.

Research and Development Services. The promises under the Company’s arrangements may include research and development services to be performed by the Company on behalf of the counterparty. Payments or reimbursements from customers resulting from the Company’s research and development efforts are recognized as the services are performed and presented on a gross basis because the Company is the principal for such efforts. The Company uses an input method, according to the ratio of costs incurred to the total costs expected to be incurred in the future to satisfy the performance obligation. In management’s judgment, this input method is the best measure of the transfer of control of the performance obligation. Amounts received prior to revenue recognition are recorded as deferred revenue. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date are classified as current portion of deferred revenue in the accompanying consolidated balance sheets. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date are classified as deferred revenue, net of current portion. Reimbursements from and payments to the counterparty that are the result of a collaborative relationship, instead of a customer relationship, such as co-development activities, are recognized as the services are performed and presented as a reduction to research and development expense. To date, the Company has determined that all arrangements which include research and development services have been transacted with customers and recognized on a gross basis using ASC 606.

Royalties. For contracts that include sales-based royalties, including milestone payments upon first commercial sales and milestone payments based on a level of sales, which are the result of a customer-vendor relationship and for which the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur, or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied or partially satisfied.

Customer Options. If an arrangement is determined to contain customer options that allow the customer to acquire additional goods or services, the goods and services underlying the customer options that are not determined to be material rights are not considered to be performance obligations at the outset of the arrangement, as they are contingent upon option exercise. The Company evaluates the customer options for material rights, or options to acquire additional goods or services for free or at a discount. If the customer options are determined to represent a material right, the material right is recognized as a separate performance obligation at the outset of the arrangement. The Company allocates the transaction price to material rights based on the relative standalone selling price, which is determined based on the identified discount and the probability that the customer will exercise the option. Amounts allocated to a material right are not recognized as revenue until, at the earliest, the option is exercised.

For a complete discussion of accounting for the Company’s revenue contracts, see Note 5, Significant Agreements.

F-13

Research and Development Costs

Research and development costs are expensed as incurred and include salaries, benefits, bonus, stock-based compensation, license fees, milestone payments due under license agreements, costs paid to third-party contractors to perform research, conduct clinical trials, and develop drug materials and delivery devices; and associated overhead and facilities costs. Clinical trial costs are a substantial component of research and development expenses and include costs associated with third-party contractors, clinical research organizations (“CROs”) and clinical manufacturing organizations (“CMOs”). Invoicing from third-party contractors for services performed can lag several months. The Company accrues the costs of services rendered in connection with third-party contractor activities based on management’s estimate of fees and costs associated with the contract that were rendered during the period and they are expensed as incurred. Research and development costs that are paid in advance of performance are capitalized as prepaid expenses and amortized over the service period as the services are provided.

Stock-based Compensation

The Company recognizes all employee stock-based compensation as a cost in the consolidated financial statements. Equity-classified awards principally related to stock options, which are measured at the grant date fair value of the award. The Company determines grant-date fair value of stock option awards using the Black-Scholes option-pricing model. For service-based vesting grants, expense is recognized over the requisite service period based on the number of options or shares expected to ultimately vest. For performance-based vesting grants, expense is recognized over the requisite period until the performance obligation is met, assuming that it is probable. No expense is recognized for performance-based grants until it is probable the vesting criteria will be satisfied.

Stock-based payments to non-employees are recognized as services are rendered, generally on a straight-line basis. The Company believes that the fair values of these awards are more reliably measurable than the fair values of the services rendered.

Common Stock Warrants

The Company classifies as equity any warrants that (i) require physical settlement or net-share settlement or (ii) provide the Company with a choice of net-cash settlement or settlement in its own shares (physical settlement or net-share settlement). The Company classifies as assets or liabilities any warrants that (i) require net-cash settlement (including a requirement to net cash settle the contract if an event occurs and if that event is outside the Company’s control), (ii) gives the counterparty a choice of net-cash settlement or settlement in shares (physical settlement or net-share settlement) or (iii) that contain reset provisions that do not qualify for the scope exception. The Company assesses classification of its common stock warrants and other freestanding derivatives at each reporting date to determine whether a change in classification between assets and liabilities is required. The Company’s freestanding derivatives consist of warrants to purchase common stock that were issued in connection with its (i) convertible preferred stock, (ii) private placements, (iii) term loan, (iv) consulting services and (v) underwriting and representative services.

Warrants that are determined to require equity classification are measured at fair value upon issuance and are not subsequently remeasured unless they are required to be reclassified. Warrants that are determined to require liability classification are subject to re-measurement at each balance sheet date until exercised, terminated or reclassified, and any change in fair value is recognized in the Company’s consolidated statements of operations.

Basic and Diluted Net Loss Per Share

Basic net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted net loss per share is calculated by dividing the weighted-average number common shares outstanding during the period, after taking into consideration any potentially dilutive effects from outstanding stock options or warrants.

F-14

Basic and diluted earnings (loss) per share are computed using the two-class method, which is an earnings allocation method that determines earnings (loss) per share for common shares and participating securities. The participating securities consist of outstanding warrants to purchase common stock. Undistributed earnings are allocated between common shares and participating securities as if all earnings had been distributed during the period. In periods of loss, no allocation is made to the participating securities.

Basic and diluted net loss per share are the same in periods for which the effect of potentially dilutive securities would be antidilutive.

Income Taxes

Income taxes are recorded in accordance with FASB ASC Topic 740, Income Taxes (“ASC 740”), which provides for deferred taxes using an asset and liability approach. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is provided, if, based upon the weight of available evidence, it is more likely than not that some or all of the net deferred tax assets will not be realized.

The Company accounts for uncertain tax positions in accordance with the provisions of ASC 740. When uncertain tax positions exist, the Company recognizes the tax benefit of tax positions to the extent that the benefit will more likely than not be realized. The determination as to whether the tax benefit will more likely than not be realized is based upon the technical merits of the tax position, as well as consideration of the available facts and circumstances.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by the Company as of the specified effective date. The Company did not adopt any new accounting pronouncements during the year ended December 31, 2025, that had a material effect on its consolidated financial statements.

In December 2023, the FASB issued Accounting Standard Update 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). The guidance in ASU 2023-09 improves the transparency of income tax disclosures by greater disaggregation of information in the rate reconciliation and income taxes paid disaggregated by jurisdiction. The standard becomes effective for the annual period beginning on January 1, 2025, with early adoption permitted. The Company prospectively adopted ASU 2023-09 in its 2025 annual period, which resulted in additional income tax disclosures. Refer to Note 11, Income Taxes for further information.

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). The guidance in ASU 2024-03 requires disclosure about the types of costs and expenses included in certain expense captions presented on the income statement. The new disclosure requirements are effective for the Company’s annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact that adoption of ASU 2024-03 may have on its consolidated financial statements.

As of December 31, 2025, there are no other new, or existing recently issued, accounting pronouncements that are of significance, or potential significance, that impact the Company’s consolidated financial statements.

F-15

3. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	December 31, 2025	December 31, 2024
Software and hosting costs	$4	$19
Insurance	3	200
Other	34	180
Total prepaid expenses and other current assets	$41	$399

4. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	December 31, 2025	December 31, 2024
Wages and incentives	41	38
Legal and patents	2	11
Other	14	71
Total accrued expenses and other current liabilities	$57	$120

5. Significant Agreements

Development and Commercialization Agreement with Cipla Technologies LLC (“Cipla”)

On April 15, 2019, the Company entered into a Development and Commercialization Agreement (the “Cipla Agreement”) with Cipla for the co-development and commercialization, on a worldwide exclusive basis, of PUR1900, the Company’s inhaled iSPERSE™ drug delivery system (the “Product”) enabled formulation of the antifungal drug itraconazole, which is only available as an oral drug, for the treatment of all pulmonary indications, including allergic bronchopulmonary aspergillosis (“ABPA”) in patients with asthma. The Company entered into an amendment to the Cipla Agreement on November 8, 2021 (the “Second Amendment”) and a subsequent amendment on January 6, 2024 (the “Third Amendment”). All references to the Cipla Agreement herein refer to the Cipla Agreement, as amended.

The Company received a non-refundable upfront payment of $22.0 million (the “Upfront Payment”) under the Cipla Agreement. Upon receipt of the Upfront Payment, the Company irrevocably assigned to Cipla the following assets, solely to the extent that each covers the Product in connection with any treatment, prevention, and/or diagnosis of diseases of the pulmonary system (“Pulmonary Indications”): all existing and future technologies, current and future drug master files, dossiers, third-party contracts, regulatory filings, regulatory materials and regulatory approvals, patents, and intellectual property rights, as well as any other associated rights and assets directly related to the Product, specifically in relation to Pulmonary Indications (collectively, the “Assigned Assets”), excluding most specifically the Company’s iSPERSE™ technology. A portion of the Upfront Payment was deposited by the Company into a bank account, along with an equal amount from the Company, and was dedicated to the development of the Product (the “Initial Development Funding”). The Initial Development Funding was depleted during the year ended December 31, 2021, at which point the Company and Cipla each became responsible for a portion of the development costs actually incurred as described below (the “Co-Development Phase”).

Pursuant to the Second Amendment, the Company and Cipla were each responsible for 60% and 40%, respectively, of the Company’s overhead costs and the time spent by the Company’s employees and consultants on development of the Product (“Direct Costs”). The Company shared all other development costs with Cipla that were not Direct Costs, such as the cost of clinical research organizations, manufacturing costs and other third-party costs, on a 50/50 basis.

F-16

Pursuant to the Third Amendment, the Company and Cipla agreed that, during the period commencing on January 6, 2024 and ending July 30, 2024 (the “Wind Down Period”), the Company would complete all Phase 2b activities, assign or license all patents to Cipla and their registration with the appropriate authorities in regions other than the United States, complete a physical and demonstrable technology transfer and secure all data from the Phase 2b study for inclusion in the safety database. The Company shared costs with Cipla during the Wind Down Period in the same proportions in effect with the Second Amendment discussed above, but subject to a maximum reimbursement amount by Cipla as approved by the joint steering committee. The Company completed all Phase 2b activities by the end of the Wind Down Period.

Accounting Treatment

The Company originally concluded that because both it and Cipla are active participants in the arrangement and are exposed to the significant risks and rewards of the collaboration, the Company’s collaboration with Cipla is within the scope of ASC 808. The Company concluded that Cipla is a customer since they contracted with the Company to obtain research and development services and a license to the Assigned Assets, each of which is an output of the Company’s ordinary activities, in exchange for consideration. Therefore, the Company has applied the guidance in ASC 606 to account for the research and development services and a license within the contract. The Company determined that the research and development services and license to the Assigned Assets are considered highly interdependent and highly interrelated and therefore are considered a single combined performance obligation because Cipla cannot benefit from the license without the performance by the Company of the research and development services. Such research and development services are highly specialized and proprietary to the Company and therefore not available to Cipla from any other third party.

The Company initially determined the total transaction price to be $22.0 million – comprised of $12.0 million for research and development services for the Product and $10.0 million for the irrevocable license to the Assigned Assets. Any consideration related to the Co-Development Phase was not initially included in the transaction price as such amounts were subject to the variable consideration constraint. Additionally, the Company has fully constrained any transaction price that might be realized upon commercialization.

Revenue is recognized for the Cipla Agreement as the research and development services are provided using an input method, according to the ratio of costs incurred to the total costs expected to be incurred in the future to satisfy the Company’s obligations. In management’s judgment, this input method is the best measure of the transfer of control of the combined performance obligation. The amounts received that have not yet been recognized as revenue are recorded in deferred revenue on the Company’s consolidated balance sheets, with amounts expected to be recognized in the next 12 months recorded as current.

The Company concluded that the Third Amendment is a contract modification that should be accounted for as part of the existing contract. During the years ended December 31, 2025 and 2024, the Company recognized $0 and $6.9 million, respectively, in revenue related to the research and development services and irrevocable license to the Assigned Assets in the Company’s consolidated statements of operations. The revenue recognized during the year ended December 31, 2024 was primarily associated with the cumulative catch-up recorded as a result of the contract modification, that had been included in deferred revenue at the beginning of that period. As of December 31, 2025, all of the Company’s performance obligations under the Cipla Agreement have been satisfied.

Agreements with MannKind Corporation (“MannKind”)

On May 28, 2024, the Company executed certain agreements with MannKind and the Company’s landlord (collectively, the “MannKind Transaction”), all of which closed during July 2024. The agreements with MannKind included a Bill of Sale and Assignment Agreement (the “Bill of Sale”) with respect to the assignment of the Company’s rental facility at 36 Crosby Drive, Bedford, Massachusetts (the “Bedford Facility”) to MannKind along with the transfer of all leasehold improvements, laboratory equipment and other related personal property. In connection with the assignment of the Bedford Facility, the Company, MannKind and Cobalt Propco 2020, LLC (the “Landlord”) entered into an Amendment to Lease and Consent to Assignment of Lease (the “Lease Assignment Agreement”) pursuant to that certain Lease Agreement, dated as of January 7, 2022 (the “Lease Agreement”), by and between the Company and the Landlord. Pursuant to the Lease Assignment Agreement, MannKind assumed all of the Company’s obligations under the Lease Agreement, including all rent and other payments.

F-17

In connection with these transactions, the Company and MannKind entered into an Intellectual Property Cross License Agreement (the “Cross License Agreement”). Pursuant to the Cross License Agreement, the Company granted to MannKind (i) an exclusive license to develop, use, manufacture, market, offer and sell iSPERSE formulations of Clofazimine, (ii) an exclusive license to develop, use, manufacture, market, offer and sell formulations of iSPERSE with one more active pharmaceutical ingredients for the treatment of nontuberculous mycobacteria lung disease in humans, (iii) an exclusive license to develop, use, manufacture, market, offer and sell iSPERSE formulations of insulin, (iv) a non-exclusive license to develop, use, manufacture, market, offer and sell formulations of iSPERSE with one more active pharmaceutical ingredients for the treatment of endocrine disease in humans, and (v) a non-exclusive license to develop, use, manufacture, market, offer and sell formulations of iSPERSE with one more active pharmaceutical ingredients for the treatment of interstitial lung diseases (including IPF, PPF and other related lung diseases) in humans (collectively, the “Out-License”).

Additionally, pursuant to the Cross License Agreement, MannKind granted to the Company (i) the exclusive right to develop, use, manufacture, market, offer and sell its single-use disposable dry powder inhaler (including all modifications or improvement thereto made by or on behalf of the Company, the “Cricket Device”) for the inhaled delivery of dihydroergotamine in any formulation whatsoever, including the Company’s PUR3100 treatment of acute migraine and (ii) a non-exclusive license to develop, use, manufacture, market, offer and sell the Cricket Device for the inhaled delivery of one more active pharmaceutical ingredients formulated with iSPERSE for the treatment of neurological disease in humans (collectively, the “In-License”).

Additionally, pursuant to the Master Services Agreement, by and between the Company and MannKind, MannKind shall provide certain development services to the Company, including but not limited to, activities to develop a dry powder formulation of the active pharmaceutical ingredient that the Company provides to MannKind for oral inhalation using iSPERSE.

To maintain continuity of iSPERSE platform knowledge, MannKind hired certain members of the Company’s research and development staff in July 2024.

Accounting Treatment

The Company determined that the MannKind Transaction represents a combined agreement for accounting purposes, as the individual components have the same overall commercial objectives and the consideration under each component is dependent on the other components.

The consideration due to the Company in the MannKind Transaction consists solely of the non-cash consideration in the form of the In-License. The fair value of the non-cash consideration received should be allocated to the other components of the MannKind Transaction to determine the consideration received for the other components. The Company determined that the fair value of the In-License is immaterial given that adequate alternative inhaler devices are already available on the market (and indeed, the Company has already established use of another third-party inhalation device in their PUR3100 Phase 1 trial that performed well as a DHE delivery device as reported in a peer-reviewed publication), and considering optional purchases of Cricket Devices are at market prices. Accordingly, the consideration allocated to other components of the MannKind Transaction was immaterial.

During the year ended December 31, 2024, the Company accounted for the Lease Assignment Agreement upon execution as a lease modification that reduced the lease term to the assignment date in July 2024. Accordingly, the Company remeasured its operating lease liability as of the modification date to reflect the decrease in fixed lease payments, with the amount of the remeasurement, $8.4 million, adjusted by a corresponding reduction to the right-of-use asset.

The Company determined that its operating lease right-of-use asset and property and equipment subject to the Bill of Sale represented a disposal group. The Company recorded a full write-down of the disposal group’s carrying value in the amount of $2.6 million during the year ended December 31, 2025.

F-18

Concurrent with the closing of the MannKind Transaction, the Company terminated and MannKind hired the majority of the Company’s research and development employees, representing approximately two-thirds of the Company’s workforce at the time. The Company agreed to provide termination benefits to these employees, which was fully paid during the year ended December 31, 2024.

6. Common Stock

In May 2021, the Company entered into an At-The-Market Sales Agreement (the “Sales Agreement”) with H.C. Wainwright and Co., LLC (“HCW”) to act as the Company’s sales agent with respect to the issuance and sale of up to $20.0 million of the Company’s shares of common stock, from time to time in an at-the-market public offering (the “ATM Offering”). Upon filing of the Annual Report, the Company continued to be subject to General Instruction I.B.6 of Form S-3, pursuant to which in no event will the Company sell its common stock in a registered primary offering using Form S-3 with a value exceeding more than one-third of its public float in any 12 calendar month period so long as its public float remains below $75,000,000. Therefore, the amount that may be able to be raised using the ATM Offering will be significantly less than $20,000,000, until such time as the Company’s public float held by non-affiliates exceeds $75,000,000.

Sales of common stock under the Sales Agreement are made pursuant to an effective shelf registration statement on Form S-3, which was filed with the SEC on May 17, 2024, and subsequently declared effective on May 30, 2024 (File No. 333-279491), and a related prospectus. HCW acts as the Company’s sales agent on a commercially reasonable efforts basis, consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of The Nasdaq Capital Market. If expressly authorized by the Company, HCW may also sell the Company’s common stock in privately negotiated transactions. There is no specific date on which the ATM Offering will end, there are no minimum sale requirements and there are no arrangements to place any of the proceeds of the ATM Offering in an escrow, trust or similar account. HCW is entitled to compensation at a fixed commission rate of 3.0% of the gross proceeds from the sale of the Company’s common stock pursuant to the Sales Agreement.

During the years ended December 31, 2025, and 2024, no shares of common stock were sold under the Sales Agreement.

7. Warrants

The following table summarizes warrant activity for the year ended December 31, 2025:

	Number of Common Warrants	Weighted Average Exercise Price	Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding January 1, 2025	934,373	$55.01
Warrants Expired	(551,785)	79.15
Outstanding December 31, 2025	382,588	$20.20	0.82	$-

The following represents a summary of the warrants outstanding at December 31, 2025, all of which are equity-classified:

Issue Date	Adjusted Exercise Price	Expiration Date	Number of Shares Underlying Warrants
December 17, 2021	$14.99	December 15, 2026	36,538
December 17, 2021	$13.99	December 17, 2026	281,047
February 16, 2021	$49.99	February 11, 2026	65,003
Total			382,588

F-19

Warrants to purchase 535,830 shares of common stock with a contingent cash redemption feature expired during the year ended December 31, 2025. These warrants included terms that could have given rise to an obligation of the Company to pay cash to its warrant holders following a change in control. Following the execution of the Merger Agreement on November 13, 2024, the Company concluded this contingent cash redemption feature was no longer within its control and accordingly reclassified these warrants from equity to liability, remeasuring the fair value of these warrants at approximately $67 thousand as of December 31, 2024, recording a corresponding loss in the Company’s consolidated statements of operations. Since the warrants expired during the year ended December 31, 2025, prior to a change in control occurring, the Company recorded a gain of $67 thousand in the Company’s consolidated statements of operations for the year ended December 31, 2025.

Warrants to purchase 65,003 shares of common stock, with a weighted-average exercise price of $49.99, expired subsequent to December 31, 2025, but before the date these consolidated financial statements were issued.

8. Stock-based Compensation

The Company sponsored the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan (the “Incentive Plan”), which expired on June 10, 2025. No new awards may be made under the Incentive Plan after its expiration date. Awards issued under the Incentive Plan prior to its expiration remain outstanding in accordance with their terms.

No stock options were granted during the years ended December 31, 2025, and 2024. The following table summarizes stock option activity for the year ended December 31, 2025:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding — January 1, 2025	34,046	$30.55
Forfeited or expired	(188)	2,350.64
Outstanding — December 31, 2025	33,858	17.67	5.72	$-
Exercisable — December 31, 2025	30,961	18.95	5.60	$-

The Company records stock-based compensation expense related to stock options based on their grant-date fair value. As of December 31, 2025, there was an immaterial amount of unrecognized stock-based compensation expense related to unvested stock options granted under the Company’s Incentive Plan.

The following table presents total stock-based compensation expense for the years ended December 31, 2025, and 2024:

	Year Ended December 31,
	2025	2024
Research and development	$-	$149
General and administrative	25	362
Total stock-based compensation expense	$25	$511

F-20

9. Commitments and Contingencies

Research and Development Activities

The Company has contracted with various other organizations to conduct research and development activities, including clinical trials. The scope of the services under contracts for research and development activities may be modified and the contracts, subject to certain conditions, may generally be cancelled by the Company upon written notice. In some instances, the contracts, subject to certain conditions, may be cancelled by the third party. As of December 31, 2025, the Company had no material noncancellable commitments.

Legal Proceedings

In the ordinary course of its business, the Company may be involved in various legal proceedings involving contractual and employment relationships, patent or other intellectual property rights, and a variety of other matters. The Company is not aware of any pending legal proceedings that would reasonably be expected to have a material impact on the Company’s financial position or results of operations.

10. Leases

Following the closing of the MannKind Transaction in the third quarter of 2024, in which the Company assigned its former lease to MannKind, the Company has operated as a virtual company. The Company entered into a short-term agreement to maintain a corporate address at 945 Concord Street, Framingham, Massachusetts. No lease liability or right-of-use asset has been recorded for this short-term lease, and the short-term lease cost associated with this lease is immaterial.

Previous Headquarters

On May 28, 2024, as part of the MannKind Transaction (see further discussion in Note 5, Significant Agreements), the Company and the Landlord executed the Lease Assignment Agreement to assign the Lease Agreement to MannKind in July 2024. The Company accounted for the Lease Assignment Agreement as a lease modification that reduced the lease term to the assignment date in July 2024. Accordingly, during the year ended December 31, 2024, the Company remeasured its lease liability as of the modification date to reflect the decrease in fixed lease payments, with the amount of the remeasurement, $8.4 million, adjusted by a corresponding reduction to the right-of-use asset.

Following the closing of the MannKind Transaction, $1.4 million of restricted cash was released in August 2024, which had been held in a depository account at a financial institution to collateralize a conditional stand-by letter of credit related to the Lease Agreement.

The components of lease expense for the Company for the years ended December 31, 2025, and 2024 were as follows:

	Year Ended December 31,
	2025	2024
Lease cost
Fixed lease cost	$-	$678
Variable lease cost	-	214
Total lease cost	$-	$892

Other information
Cash paid for amounts included in the measurement of lease liabilities	$-	$681
Weighted-average remaining lease term	-	-
Weighted-average discount rate	-	-

F-21

11. Income Taxes

The Company had no income tax expense due to operating losses incurred for the years ended December 31, 2025 and 2024.

The Company adopted ASU 2023-09 on a prospective basis beginning with the year ended December 31, 2025. The following table presents the required disclosure pursuant to ASU 2023-09 and reconciles the U.S. federal statutory tax amount and rate to the actual effective amount and rate for the year ended December 31, 2025:

	2025
	Amount	Percent
U.S federal statutory tax rate	$(1,084)	21.0%
Changes in valuation allowances	1,018	(19.7)%
Nontaxable or nondeductible items
Stock-based compensation	63	(1.2)%
Other	3	(0.1)%
Effective tax rate	$-	-%

The following table presents the required disclosure prior to the adoption of ASU 2023-09 and reconciles the U.S. federal statutory income tax rate to the actual effective income tax rate for the years ended December 31, 2024:

2024
Income tax computed at federal statutory tax rate	21.0%
State taxes, net of federal benefit	5.5%
Research and development credits	5.8%
Expiration of stock options	(7.7)%
Permanent differences	(2.4)%
Limitations on credits and net operating losses	(1.2)%
Change in valuation allowance	(21.0)%
Effective tax rate	-

The significant components of the Company’s deferred tax assets as of December 31, 2025 and 2024 were as follows:

	2025	2024
Deferred tax assets:
Net operating loss carryforwards	$19,311	$16,116
Capitalized research and experimental costs	5,708	7,836
Research and development credit carryforwards	1,945	1,945
Capitalized start-up expenses	117	135
Stock-based compensation	108	183
Other	660	309
Total deferred tax assets	27,849	26,524
Valuation allowance	(27,849)	(26,524)
Net deferred tax assets	$-	$-

Subject to the limitations described below, as of December 31, 2025, the Company had federal net operating loss carryforwards of approximately $81.7 million available to reduce future taxable income, of which $3.8 million is subject to expiration between 2026 and 2037 and $77.9 million may be carried forward indefinitely. As of December 31, 2025, the Company had state net operating loss carryforwards of approximately $33.9 million, which is subject to expiration between 2030 and 2045. The Company also had research and development credits of approximately $1.9 million as of December 31, 2025 to offset future federal and state income taxes, which is subject to expiration at various times through 2044.

F-22

Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50 percent, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has completed several financings since its inception which it believes has resulted in changes in control as defined by Sections 382 and 383 of the Internal Revenue Code.

Management of the Company evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and determined that it is more likely than not that the Company will not recognize the benefits of the deferred tax assets. As a result, a full valuation allowance was recorded as of December 31, 2025 and 2024. The valuation allowance increased by $1.3 million during the year ended December 31, 2025, primarily due to the increase in loss carryforwards by the Company.

The One Big Beautiful Bill Act (“OBBBA”) was enacted in the U.S. on July 4, 2025. OBBBA introduced significant changes to the U.S. federal corporate tax system, including retroactive relief for certain small business taxpayers, such as reinstatement of immediate expensing for domestic research and development expenditures and modifications to the business interest expense limitation. Under U.S. GAAP, the effects of changes in tax laws are recognized in the period in which the new law is enacted. Accordingly, the provisions impacting the Company have been reflected in the financial statements for the year ended December 31, 2025, and did not have a material impact as the Company has a valuation allowance against its net deferred tax assets.

The Company is currently not under examination by the Internal Revenue Service or any other jurisdictions for any tax years. The Company files income tax returns in the United States for federal and state income taxes. In the normal course of business, the Company is subject to examination by tax authorities in the United States. Since the Company is in a loss carryforward position, the Company is generally subject to U.S. federal and state income tax examinations by tax authorities for all years for which a loss carryforward is utilized. The Company’s returns remain subject to federal and state audits for the years 2022 through 2025. However, carryforward attributes from prior years may still be adjusted upon examination by tax authorities if they are used in an open period.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions. The Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company has not recorded interest or penalties on any unrecognized tax benefits since its inception.

The roll-forward of the Company’s gross uncertain tax positions is as follows:

Gross Uncertain Tax Position
Balance — January 1, 2024	$505
Additions for current year tax positions	139
Balance — December 31, 2024	644
Additions for current year tax positions	-
Balance — December 31, 2025	$644

F-23

The Company’s total uncertain tax positions did not have any changes during the year ended December 31, 2025. None of the uncertain tax positions, if realized, would affect the Company’s effective tax rate in future periods due to a valuation allowance provided against the Company’s net deferred tax assets.

12. Net Loss Per Share

Basic net loss per share is calculated by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted-average number common shares outstanding during the period, after taking into consideration any potentially dilutive effects from outstanding stock options or warrants.

Basic and diluted net loss per share were the same for the years ended December 31, 2025, and 2024, as the effect of potentially dilutive securities would have been anti-dilutive. The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average shares outstanding, because such securities had an anti-dilutive impact:

	Year Ended December 31,
	2025	2024
Options to purchase common stock	33,858	34,046
Warrants to purchase common stock	382,588	934,373
Total potentially dilutive securities excluded	416,446	968,419

13. Segment Reporting

The Company operates in a single reportable segment. The accounting policies of the segment are the same as those described in the summary of significant accounting policies (Note 2). The measure of segment assets is reported on the balance sheet as total consolidated assets.

The Company’s chief operating decision maker (“CODM”) is its chief executive officer, who reviews financial information presented on a consolidated basis. The CODM uses net loss to assess financial performance of the Company and allocate resources, in addition to operating forecasts and clinical results.

The Company’s single segment revenue, significant segment expenses, other segment items and net loss are each presented separately on the Company’s consolidated statements of operations.

14. Subsequent Events

The Company has completed an evaluation of all subsequent events after the balance sheet date of December 31, 2025, through the date the consolidated financial statements were issued to ensure that the consolidated financial statements include appropriate disclosure of events both recognized in the consolidated financial statements as of December 31, 2025, and events which occurred subsequently but were not recognized in the consolidated financial statements. The Company has concluded that no subsequent events have occurred that require disclosure, except as disclosed within the consolidated financial statements.

F-24

PULMATRIX, INC.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,324	$4,088
Restricted cash	700	-
Prepaid expenses and other current assets	465	41
Total current assets	4,489	4,129
Long-term restricted cash	7	10
Total assets	$4,496	$4,139
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$651	$272
Accrued expenses and other current liabilities	254	57
Total current liabilities	905	329
Total liabilities	905	329
Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.0001 par value — 500,000 shares authorized; 1,100 shares designated as Series B Convertible Preferred Stock; no shares issued and outstanding at March 31, 2026, and December 31, 2025; 1,000 shares of Series B Convertible Preferred Stock issuable at March 31, 2026	950	-
Common stock, $0.0001 par value — 200,000,000 shares authorized; 3,652,285 shares issued and outstanding at March 31, 2026, and December 31, 2025	-	-
Additional paid-in capital	306,131	306,128
Accumulated deficit	(303,490)	(302,318)
Total stockholders’ equity	3,591	3,810
Total liabilities and stockholders’ equity	$4,496	$4,139

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-25

PULMATRIX, INC.

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$3	$19
General and administrative	1,289	1,828
Total operating expenses	1,292	1,847
Loss from operations	(1,292)	(1,847)
Other income (expense):
Interest income	12	53
Fair value adjustment of warrants	-	66
Other income (expense), net	108	(80)
Total other income (expense), net	120	39
Net loss	$(1,172)	$(1,808)
Net loss per share attributable to common stockholders – basic and diluted	$(0.32)	$(0.50)
Weighted average common shares outstanding – basic and diluted	3,652,285	3,652,285

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-26

PULMATRIX, INC.

Consolidated Statements of Stockholders’ Equity

(in thousands, except share data)

(unaudited)

	Series B Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance — January 1, 2026	-	$-	3,652,285	$-	$306,128	$(302,318)	$3,810
Proceeds received, net of issuance costs, for Series B Convertible Preferred Stock prior to issuance	-	950	-	-	-	-	950
Stock-based compensation	-	-	-	-	3	-	3
Net loss	-	-	-	-	-	(1,172)	(1,172)
Balance — March 31, 2026	-	$950	3,652,285	$-	$306,131	$(303,490)	$3,591

	Series B Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity
Balance — January 1, 2025	-	$-	3,652,285	$-	$306,103	$(297,156)	$8,947
Stock-based compensation	-	-	-	-	8	-	8
Net loss	-	-	-	-	-	(1,808)	(1,808)
Balance — March 31, 2025	-	$-	3,652,285	$-	$306,111	$(298,964)	$7,147

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-27

PULMATRIX, INC.

Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(1,172)	$(1,808)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	3	8
Fair value adjustment of warrants	-	(66)
Changes in operating assets and liabilities:
Accounts receivable	-	(16)
Prepaid expenses and other current assets	(424)	82
Other long-term assets	-	13
Accounts payable	379	(152)
Accrued expenses and other current liabilities	147	126
Net cash used in operating activities	(1,067)	(1,813)
Cash flows from financing activities:
Proceeds from sale of Series B Convertible Preferred Stock	1,000	-
Cash provided by financing activities	1,000	-
Net decrease in cash, cash equivalents and restricted cash	(67)	(1,813)
Cash, cash equivalents and restricted cash — beginning of period	4,098	9,531
Cash, cash equivalents and restricted cash — end of period	$4,031	$7,718

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:
Cash and cash equivalents	$3,324	$7,708
Restricted cash	700	-
Long-term restricted cash	7	10
Total cash, cash equivalents and restricted cash	$4,031	$7,718

Supplemental disclosures of non-cash financing information:
Preferred stock issuance costs not yet paid	$50	$-

The accompanying footnotes are an integral part of these condensed consolidated financial statements.

F-28

PULMATRIX, INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

(in thousands, except share and per share data)

1. Organization

Pulmatrix, Inc. (“Pulmatrix” or the “Company”) was incorporated in 2013 as a Delaware corporation. The Company is a biopharmaceutical company that has focused on the development of a novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs using its patented iSPERSE™ technology. The Company’s proprietary dry powder delivery platform, iSPERSE™, is engineered to deliver small, dense particles with highly efficient dispersibility and delivery to the airways, which can be used with an array of dry powder inhaler technologies and can be formulated with a variety of drug substances.

Agreement and Plan of Merger and Reorganization

On March 26, 2026, Pulmatrix and Eos SENOLYTIX, Inc., a Delaware corporation (“Eos”), entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), pursuant to which, among other matters, PUOS Merger Sub, Inc., a direct wholly owned subsidiary of Pulmatrix (“Merger Sub”), will merge with and into Eos, with Eos continuing as the surviving corporation and a wholly owned subsidiary of Pulmatrix (the “Merger”). In connection with the Merger, Eos and Pulmatrix entered into definitive agreements for concurrent private financings of $19 million in aggregate gross proceeds (collectively, the “Financings”), including a $1.0 million investment in Pulmatrix.

Under the Exchange Ratio formula set forth in the Merger Agreement, upon the closing of the Merger (the “Closing”), on a pro forma basis and based upon the number of shares of Pulmatrix common stock expected to be issued in the Merger, pre-Merger Eos stockholders, including investors participating in the Financings and holders of shares issued in payment of placement agent and advisory fees, will own approximately 94% of the combined company and Pulmatrix stockholders will own approximately 6% of the combined company on a fully-diluted basis (excluding any shares reserved for future grants under Pulmatrix’s equity incentive plans).

The consummation of the Merger is subject to approval by Pulmatrix stockholders and Eos stockholders, as well as other customary closing conditions, including the effectiveness of a registration statement filed with the Securities and Exchange Commission in connection with the transaction and Nasdaq’s approval of the listing of the shares of Pulmatrix common stock to be issued in connection with the Merger. If the Merger is completed, the business of Eos will continue as the business of the combined company.

The Merger Agreement contains certain termination rights of each of Pulmatrix and Eos. At the Effective Time, the board of directors of Pulmatrix is expected to consist of six members, one of which will be a director designated by Pulmatrix, and the remainder of which will be designated by Eos.

The Company’s future operations are highly dependent on the success of the Merger and there can be no assurances that the Merger will be successfully consummated. If the Merger is not consummated, the Company’s board of directors may decide to pursue a dissolution and liquidation.

2. Summary of Significant Accounting Policies and Recent Accounting Standards

Basis of Presentation

The condensed consolidated financial statements of the Company included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) have been condensed or omitted from this report, as is permitted by such rules and regulations. Accordingly, these condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on February 26, 2026 (the “Annual Report”).

F-29

The financial information as of March 31, 2026, and for the three months ended March 31, 2026 and 2025, is unaudited. In the opinion of management, all adjustments (including those which are normal and recurring) considered necessary for a fair presentation of the interim financial information have been included. The balance sheet data as of December 31, 2025, was derived from audited consolidated financial statements. The results of the Company’s operations for any interim periods are not necessarily indicative of the results that may be expected for any other interim period or for a full fiscal year.

Liquidity and going concern

The accompanying unaudited financial statements have been prepared assuming that the Company will continue as a going concern within one year after the date that the financial statements are issued. The Company’s future operations are highly dependent on the success of the Merger and there can be no assurances that the Merger will be successfully consummated. If the Merger is not consummated, the Company may seek other strategic alternatives or pursue a dissolution and liquidation.

The Company anticipates that its cash position is sufficient to fund its operations at least through the anticipated closing of the proposed Merger with Eos. However, the Company expects to incur significant costs in connection with the Merger and even if the Merger is ultimately not consummated, including legal and professional services costs related to filing registration statements with the SEC and obtaining shareholder approval.

As of March 31, 2026, the Company had $3.3 million in cash and cash equivalents, as well as $0.7 million in restricted cash that would become unrestricted following consummation of the Merger or upon any termination of the Merger Agreement in accordance with its terms. Management believes that, given the Company’s current cash position and forecasted negative cash flows from operating activities over the next twelve months, there is substantial doubt about its ability to continue as a going concern after the date that is one year from the date that these financial statements are issued without the closing of the Merger.

The accompanying financial statements do not include any adjustments that might be necessary if the Company is not able to continue as a going concern.

In order to continue development of its programs, the Company would need to secure substantial additional funding in the future, from one or more equity or debt financings, collaborations, or other sources. Additional funding may not be available to the Company on acceptable terms, or at all.

Should the Company continue development of its product candidates, the Company would be subject to risks and uncertainties. The ongoing research and development activities will be subject to extensive regulation by numerous governmental authorities in the United States. Prior to marketing in the United States, any drug developed by the Company must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process implemented by the United States Food and Drug Administration (“FDA”) under the Food, Drug and Cosmetic Act. The Company has limited experience in conducting and managing the preclinical and clinical testing necessary to obtain regulatory approval. There can be no assurance that the Company will not encounter problems in the clinical trials that will cause the Company or the FDA to delay or suspend clinical trials.

The Company’s success in developing its product candidates would depend in part on its ability to obtain patents and product license rights, maintain trade secrets, and operate without infringing on the property rights of others, both in the United States and other countries. There can be no assurance that patents issued to or licensed by the Company will not be challenged, invalidated, circumvented, or that the rights granted thereunder will provide proprietary protection or competitive advantages to the Company.

Use of Estimates

In preparing the condensed consolidated financial statements in conformity with U.S. GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, as well as the reported amounts of expenses during the reporting period. Due to inherent uncertainty involved in making estimates, actual results may differ from these estimates. On an ongoing basis, the Company evaluates its estimates and assumptions, with any changes applied prospectively.

F-30

Concentrations of Credit Risk

Cash and cash equivalents is a financial instrument that potentially subjects the Company to concentrations of credit risk. For all periods presented, substantially all of the Company’s cash was deposited in accounts at a single financial institution that management believes is creditworthy, and the Company has not incurred any losses to date. The Company is exposed to credit risk in the event of default by this financial institution for amounts in excess of the Federal Deposit Insurance Corporation insured limits.

Summary of Significant Accounting Policies

The Company’s significant accounting policies are described in Note 2, Summary of Significant Accounting Policies and Recent Accounting Standards, in the Annual Report. During the three months ended March 31, 2026, the Company did not make any changes to its significant accounting policies.

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by the Company as of the specified effective date. The Company did not adopt any new accounting pronouncements during the three months ended March 31, 2026, that had a material effect on its condensed consolidated financial statements.

In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses (“ASU 2024-03”). The guidance in ASU 2024-03 requires disclosure about the types of costs and expenses included in certain expense captions presented on the income statement. The new disclosure requirements are effective for the Company’s annual periods beginning after December 15, 2026, and interim periods beginning after December 15, 2027, with early adoption permitted. The Company is currently evaluating the impact that adoption of ASU 2024-03 may have on its consolidated financial statements.

In April 2026, the FASB issued ASU 2026-01, Equity (Topic 505): Initial Measurement of Paid-in-Kind Dividends on Equity-Classified Preferred Stock (“ASU 2026-01”). The guidance in ASU 2026-01 clarifies how issuers initially measure paid-in-kind (“PIK”) dividends on equity-classified preferred stock by requiring issuers to use the PIK dividend rate stated in the preferred stock agreement. ASU 2026-01 will be effective for the Company’s annual reporting periods beginning after December 15, 2026, and for interim reporting periods within those annual periods, with early adoption permitted. Entities may apply the amendments on either a prospective basis or a modified retrospective basis for equity-classified preferred stock instruments that are outstanding as of the initial application date. The Company is currently evaluating the impact that adoption of ASU 2026-01 may have on its consolidated financial statements.

As of March 31, 2026, there are no other new, or existing recently issued, accounting pronouncements that are of significance, or potential significance, that impact the Company’s condensed consolidated financial statements.

3. Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following:

	March 31, 2026	December 31, 2025
Insurance	$338	$3
Software and hosting costs	7	4
Other	120	34
Total prepaid expenses and other current assets	$465	$41

F-31

4. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	March 31, 2026	December 31, 2025
Legal and patents	$230	$2
Wages and incentives	14	41
Other	10	14
Total accrued expenses and other current liabilities	$254	$57

5. Preferred Stock

The Company’s amended and restated certificate of incorporation (the “Articles”) provides for a class of authorized stock known as preferred stock, consisting of 500,000 shares, $0.0001 par value per share, issuable from time to time in one or more series.

The Company previously designated 6,746 shares as Series A Convertible Preferred Stock, none of which remain issued and outstanding as of March 31, 2026 or December 31, 2025.

During the three months ended March 31, 2026, the Company designated 1,100 shares of Series B Convertible Preferred Stock, par value of $0.0001 and stated value equal to $1,000 (the “Series B Convertible Preferred Stock”).

In connection with the entry into the Merger Agreement, Pulmatrix entered into a Securities Purchase Agreement (the “Purchase Agreement”), dated as of March 26, 2026, with an affiliate of Eos (the “Buyer”), pursuant to which the Company agreed to issue and sell to the Buyer in a private placement an aggregate of 1,000 shares of Series B Convertible Preferred Stock for aggregate gross proceeds of $1.0 million, which the Company received during the three months ended March 31, 2026. The Company delivered the shares of Series B Convertible Preferred Stock to the Buyer on April 16, 2026.

The following paragraph summarizes the terms of the Series B Convertible Preferred Stock.

Conversion Price: The Series B Convertible Preferred Stock is convertible into the shares of Pulmatrix common stock at an initial conversion price of $2.20 per share (the “Conversion Price”). The Conversion Price is subject to customary adjustments for stock dividends, stock splits, reclassifications, stock combinations and the like (subject to certain exceptions). Each conversion of Series B Convertible Preferred Stock is subject to certain beneficial ownership limitations.

Optional conversion: Each share of Series B Convertible Preferred Stock is convertible at any time after the date that is 90 days following the initial date of issuance (the “Original Issuance Date”) at the election of the holder.

Automatic conversion: Effective as of 5:00 p.m. Eastern time on the fifth business day after the date that is the earlier of (i) the one-year anniversary from the Original Issuance Date (ii) the closing date of the Merger, each share of Series B Convertible Preferred Stock then outstanding shall automatically convert into shares of common stock.

Cumulative dividends: Holders of Series B Convertible Preferred Stock are entitled to receive cumulative dividends at eight percent (8.0%) per annum, payable on each conversion date (with respect only to Series B Convertible Preferred Stock being converted) in duly authorized, validly issued, fully paid and non-assessable shares of common stock at the Conversion Price then in effect. The dividends accrue daily commencing on the issuance date, April 16, 2026.

Voting rights: Holders of Series B Convertible Preferred Stock are entitled to vote upon, in the same manner and with the same effect as the holders of the Company’s common stock, voting together with the holders of the Company’s common stock as a single class. Each share of Series B Convertible Preferred Stock entitle the holder thereof to cast that number of votes per share of Series B Convertible Preferred Stock as is equal to the stated value of the Series B Convertible Preferred Stock, divided by the Conversion Price, and subject to adjustments for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions.

F-32

In connection with the Purchase Agreement, the Company and the Buyer entered into a voting agreement, pursuant to which the Buyer has agreed to vote in favor of matters as related to the proposed Merger at any annual or special meeting and other matters the Company’s board of directors of has recommended the stockholders to vote in favor of.

The Company evaluated the classification of the Series B Convertible Preferred Stock and determined equity classification was appropriate due to no mandatory or contingently redeemable redemption features. Although the preferred shares were not yet delivered to the Buyer as of March 31, 2026, the Company concluded that a firm commitment existed as of that date, and therefore the Series B Convertible Preferred Stock is reported on the balance sheet as of March 31, 2026, net of $50 thousand of issuance costs incurred in connection with the Purchase Agreement.

Pursuant to the Purchase Agreement, prior to the date of the consummation of the Merger, the Company shall be permitted to use up to $250 thousand of the net proceeds for working capital and other general corporate purposes and shall not use the remainder of the net proceeds, subject to certain exceptions. From and after the date of the consummation of the Merger, or upon any termination of the Merger Agreement in accordance with its terms, these restrictions no longer apply. Accordingly, the Company reported $700 thousand of the net proceeds as restricted cash on the accompanying balance sheet as of March 31, 2026.

6. Common Stock

In May 2021, the Company entered into an At-The-Market Sales Agreement (the “Sales Agreement”) with H.C. Wainwright and Co., LLC (“HCW”) to act as the Company’s sales agent with respect to the issuance and sale of up to $20.0 million of the Company’s shares of common stock, from time to time in an at-the-market public offering (the “ATM Offering”). Upon filing of the Annual Report, the Company continued to be subject to General Instruction I.B.6 of Form S-3, pursuant to which in no event will the Company sell its common stock in a registered primary offering using Form S-3 with a value exceeding more than one-third of its public float in any 12 calendar month period so long as its public float remains below $75,000,000. Therefore, the amount that may be able to be raised using the ATM Offering will be significantly less than $20,000,000, until such time as the Company’s public float held by non-affiliates exceeds $75,000,000.

Sales of common stock under the Sales Agreement are made pursuant to an effective shelf registration statement on Form S-3, which was filed with the SEC on May 17, 2024, and subsequently declared effective on May 30, 2024 (File No. 333-279491), and a related prospectus. HCW acts as the Company’s sales agent on a commercially reasonable efforts basis, consistent with its normal trading and sales practices and applicable state and federal laws, rules and regulations and the rules of The Nasdaq Capital Market. If expressly authorized by the Company, HCW may also sell the Company’s common stock in privately negotiated transactions. There is no specific date on which the ATM Offering will end, there are no minimum sale requirements and there are no arrangements to place any of the proceeds of the ATM Offering in an escrow, trust or similar account. HCW is entitled to compensation at a fixed commission rate of 3.0% of the gross proceeds from the sale of the Company’s common stock pursuant to the Sales Agreement.

During the three months ended March 31, 2026, and 2025, no shares of the Company’s common stock were sold under the Sales Agreement.

7. Warrants

There were no warrants issued or exercised during the three months ended March 31, 2026. During the three months ended March 31, 2026, warrants to purchase up to 65,003 shares of common stock at a weighted-average exercise price of $49.99 per share expired. The following represents a summary of the warrants outstanding and exercisable at March 31, 2026, all of which are equity-classified:

Issue Date	Adjusted Exercise Price	Expiration Date	Number of Shares Underlying Warrants
December 17, 2021	$14.99	December 15, 2026	36,538
December 17, 2021	$13.99	December 17, 2026	281,047
Total			317,585

F-33

8. Stock-based Compensation

The Company sponsored the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan (the “Incentive Plan”), which expired on June 10, 2025. No new awards may be made under the Incentive Plan after its expiration date. Awards issued under the Incentive Plan prior to its expiration remain outstanding in accordance with their terms.

No stock options were granted or exercised during the three months ended March 31, 2026. The following table summarizes stock option activity for the three months ended March 31, 2026:

	Number of Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding — January 1, 2026	33,858	$17.67
Forfeited, cancelled and expired	(1,569)	$48.53
Outstanding — March 31, 2026	32,289	$16.17	5.54	$-
Exercisable — March 31, 2026	30,136	$17.04	5.45	$-

The Company records stock-based compensation expense related to stock options based on their grant-date fair value. As of March 31, 2026, there was an immaterial amount of unrecognized stock-based compensation expense related to unvested stock options granted under the Incentive Plan. During the three months ended March 31, 2026, and 2025, the Company recognized $3 thousand and $8 thousand of stock-based compensation expense, all of which was classified within general and administrative expense.

9. Commitments and Contingencies

Research and Development Activities

The Company has contracted with various other organizations to conduct research and development activities, including clinical trials. The scope of the services under contracts for research and development activities may be modified and the contracts, subject to certain conditions, may generally be cancelled by the Company upon written notice. In some instances, the contracts, subject to certain conditions, may be cancelled by the third party. As of March 31, 2026, the Company had no material noncancellable commitments.

Legal Proceedings

In the ordinary course of its business, the Company may be involved in various legal proceedings involving contractual and employment relationships, patent or other intellectual property rights, and a variety of other matters. The Company is not aware of any pending legal proceedings that would reasonably be expected to have a material impact on the Company’s financial position or results of operations.

10. Income Taxes

The Company had no income tax expense for the three months ended March 31, 2026, and 2025 due to operating losses incurred since inception.

Management of the Company evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and determined that it is more likely than not that the Company will not recognize the benefits of the deferred tax assets. As a result, a full valuation allowance was recorded as of March 31, 2026, and December 31, 2025.

F-34

The Company applies FASB Accounting Standards Codification 740, Income Taxes, for the financial statement recognition, measurement, presentation, and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. Unrecognized tax benefits represent tax positions for which reserves have been established. A full valuation allowance has been provided against the Company’s deferred tax assets, so that the effect of the unrecognized tax benefits is to reduce the gross amount of the deferred tax asset and the corresponding valuation allowance. The Company has no material uncertain tax positions as of March 31, 2026, and December 31, 2025.

11. Net Loss Per Share

Basic and diluted net loss per share are computed using the two-class method, which is an earnings allocation method that determines earnings (loss) per share for common and participating securities, which include the Series B Convertible Preferred Stock and certain warrants. Undistributed earnings are allocated between common shares and participating securities as if all earnings had been distributed during the period. In periods of loss, no allocation is made to the participating securities.

Basic loss per share is then calculated by dividing net loss by the weighted-average number of common shares outstanding during the period. Diluted loss per share is calculated by dividing net loss by the weighted-average number common shares outstanding during the period, after taking into consideration any potentially dilutive effects from outstanding convertible instruments, stock options or warrants.

Basic and diluted net loss per share were the same for the three months ended March 31, 2026, and 2025, as the effect of potentially dilutive securities would have been anti-dilutive. The following potentially dilutive securities outstanding have been excluded from the computation of diluted weighted-average shares outstanding, because such securities had an anti-dilutive impact. The Series B Convertible Preferred Stock is not included as potentially dilutive securities because they were not yet outstanding as of March 31, 2026.

	Three Months Ended March 31,
	2026	2025
Options to purchase common stock	32,289	34,046
Warrants to purchase common stock	317,585	934,373
Total potentially dilutive securities excluded	349,874	968,419

12. Segment Reporting

The Company operates in a single reportable segment. The accounting policies of the segment are the same as those applicable to the Company. The measure of segment assets is reported on the balance sheet as total consolidated assets.

The Company’s chief operating decision maker (“CODM”) is its chief executive officer, who reviews financial information presented on a consolidated basis. The CODM uses net loss to assess financial performance of the Company and allocate resources, in addition to operating forecasts and clinical results.

The Company’s significant segment expenses and other segment items and net loss are each presented separately on the Company’s consolidated statements of operations.

13. Subsequent Events

The Company has completed an evaluation of all subsequent events after the balance sheet date of March 31, 2026, through the date the condensed consolidated financial statements were issued to ensure that the condensed consolidated financial statements include appropriate disclosure of events both recognized in the condensed consolidated financial statements as of March 31, 2026, and events which occurred subsequently but were not recognized in the condensed consolidated financial statements. The Company has determined that no events requiring recognition or disclosure exist other than those already disclosed herein.

F-35

F-36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the stockholders of
Eos SENOLYTIX, Inc.

Houston, Texas

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Eos SENOLYTIX, Inc. (the Company) as of December 31, 2025 and 2024, and the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2025 and the period October 15, 2024 (date of inception) through December 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the year ended December 31, 2025 and the period October 15, 2024 (date of inception) through December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company’s significant losses, negative cash flows from operations since inception, and lack of liquidity raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Stephano Slack LLC

We have served as the Company’s auditor since 2025.

Wayne, Pennsylvania

May 6, 2026

F-37

Eos SENOLYTIX, Inc.

Balance Sheets

	December 31, 2025	December 31, 2024
Assets
Current assets:
Cash	$-	$-
Total assets	$-	$-

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accrued expenses	$18,000	$-
Accounts payable	-	-
Total liabilities	$18,000	$-

Stockholders’ Equity (Deficit):
Preferred stock, $0.00001 par value; 2,000,000 shares authorized as of December 31, 2025 & 2024; no shares issued and outstanding as of December 31, 2025 & 2024	-	-
Class A common stock, $0.00001 par value; 10,000,000 shares authorized and 4,000,000 shares issued and outstanding as of December 31, 2025 & 2024	40	40
Class B common stock, $0.00001 par value; 1,000,000 shares authorized and 1,000,000 issued and outstanding as of December 31, 2025 & 2024	10	10
Additional paid-in capital	311,865	76,845
Contributed Capital	-	-
Accumulated deficit	(329,915)	(76,895)
Total stockholders’ equity (Deficit)	(18,000)	-

Total liabilities and stockholders’ equity (Deficit)	$-	$-

The accompanying notes are an integral part of these financial statements.

F-38

Eos SENOLYTIX, Inc.

Statements of Operations

	For the Year Ended December 31, 2025	For the period October 15, 2024 (date of inception) through December 31, 2024
Revenue	$-	$-
Operating Expenses:
Research and clinical development	35,225	8,970
General and administrative	217,795	67,925
Total operating expenses	253,020	76,895

Net loss before income tax provision (benefit)	253,020	76,895
Income tax provision (benefit)	-	-
Net loss	$(253,020)	$(76,895)

Net loss per share- basic and diluted	$(0.05)	$(0.07)
Weighted average common shares outstanding-basic and diluted	5,000,000	1,068,493

The accompanying notes are an integral part of these financial statements.

F-39

Eos SENOLYTIX, Inc.

Statements of Stockholders’ Equity

	Class A Common Stock		Class B Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Equity(Deficit)
Balances as of October 15, 2024 (Date of inception)	-	$-	-	$-	$-	$-	$-
Issuance of class A common stock in connection with stockholders’ agreement	4,000,000	40	-	-	(40)	-	-
Issuance of class B common stock in connection with stockholders’ agreement	-	-	1,000,000	10	(10)	-	-
Stock-based compensation expense	-	-	-	-	10	-	10
Expenses paid by parent on behalf of Company	-	-	-	-	76,885	-	76,885
Net Loss	-	-	-	-	-	(76,895)	(76,895)
Balances at December 31, 2024	4,000,000	40	1,000,000	10	76,845	(76,895)	-

Stock-based compensation expense	-	-	-	-	345	-	345
Expenses paid by parent on behalf of Company	-	-	-	-	234,675	-	234,675
Net Loss	-	-	-	-	-	(253,020)	(253,020)
Balances at December 31, 2025	4,000,000	$40	1,000,000	$10	$311,865	$(329,915)	$(18,000)

The accompanying notes are an integral part of these financial statements.

F-40

Eos SENOLYTIX, Inc.

Statements of Cash Flows

	For the Year Ended December 31. 2025	For the period October 15, 2024 (date of inception) through December 31, 2024
Cash flows from operating activities:
Net loss	$(253,020)	$(76,895)
Adjustments to reconcile net loss to net cash provided by operating activities:
Parent-paid expenses treated as capital contribution	234,675	76,885
Stock-based compensation expense	345	10
Changes in operating assets and liabilities:
Accrued expenses	18,000	-
Net cash provided by operating activities	-	-

Cash flows from investing activities:

Net cash provided by investing activities	-	-

Cash flows from financing activities:
Net cash provided by financing activities	-	-

Net increase in cash and cash equivalents:	-	-
Cash and cash equivalents at beginning of period	-	-
Cash and cash equivalents at end of period	$-	$-

Supplemental disclosure of operating activities
Interest paid	$-	$-
Income taxes paid	$-	$-

The accompanying notes are an integral part of these financial statements.

F-41

EOS SENOLYTIX, INC.

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

Eos SENOLYTIX, Inc. (the “Company” or “Eos” or “We”) was incorporated in the State of Delaware on October 15, 2024.

Eos is a biotechnology company focused on developing novel and differentiated gerotherapeutic peptide medicines that target the underlying biological mechanisms of aging. Eos’s lead clinical candidates, PTC-2105 and PTC-2107, are powered by the Company’s proprietary MitoXcel™ Technology, a platform designed to precisely target the universal decline in the mitochondrial membrane potential (MMP), also called the “Δψm” that occurs across all cells as they age. Both proprietary geropeptides have demonstrated the ability to rejuvenate naturally aged mice via two separate mechanisms, both via a single, aging-specific target. These two mechanisms include (1) the return of the efficiency of mitochondrial function in aging cells almost immediately back to their younger, more efficient phenotype, and (2) the profound elimination of senescent cells throughout every organ in the body, including the brain, reducing their negative systemic inflammatory effects. Extensive preclinical studies suggest the MitoXcel™ platform may be a broad gerotherapeutic that improves body composition, increasing lean muscle mass, and enhancing physical function in aging animals. By targeting fundamental processes driving aging and aging-related diseases, the Company is pursuing a unique therapeutic opportunity to intervene in the aging process in ways that were once thought impossible.

The Company’s principal office is located in Houston, Texas.

The Company is subject to risks common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and clinical development efforts, including preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

F-42

Income Taxes

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740 when accounting for income taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed at each balance sheet date for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Stock-based Payments

The Company accounts for stock-based compensation under the provisions of FASB ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair values on the grant date. The Company estimates the fair value of stock-based awards on the date of grant using the Black-Scholes model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods using the straight-line method. In accordance with Accounting Standards Update (“ASU”) No. 2018-07, Compensation – Stock Compensation (Topic 718 share-based payment transactions with nonemployees are measured and recognized in a manner consistent with employee awards, unless specific guidance requires otherwise. Consistent with the accounting requirement for employee share-based payment awards, nonemployee share-based payment awards within the scope of Topic 718 are measured at grant-date fair value of the equity instruments that an entity is obligated to issue upon satisfaction of the applicable vesting conditions.

Product Development Costs

In accordance with FASB ASC 730, research and development costs are expensed when incurred. Product development costs, which are included in research and development expense, were $35,225 and $8,970 for each of the years ended December 31, 2025 and 2024, respectively.

Loss Per Share

The Company follows FASB ASC 260 when reporting earnings (loss) per share, which requires presentation of basic and diluted earnings (loss) per share. Because the Company reported a net loss for each of the periods ended December 31, 2025 and 2024, 683,990 and 137,815 stock options were excluded from diluted loss per share because their effect would have been anti-dilutive; therefore, the amounts reported for basic and diluted loss per share were the same.

Segment Reporting

The Company manages its operations as a single operating segment and one reportable segment for the purposes of assessing performance and making operating decisions and thus reports as a single reportable segment. The Company’s focus is on developing its MitoXcel Technology platform with emphasis on PTC-2105 and PTC-2107.

Recently Adopted Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, which requires public entities to disclose significant segment expenses and other segment items on an interim and annual basis, and provide in interim periods all disclosures about a reportable segment’s profit or loss and assets that are currently required annually. The ASU does not change how a public entity identifies its operating segments, aggregates them, or applies the quantitative threshold to determine its reportable segments. The new disclosure requirements are also applicable to entities that account and report as a single operating segment entity. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and for interim periods within fiscal years beginning after December 15, 2024. The Company adopted the guidance for the reporting period ended December 31, 2024. There was no impact on the Company’s financial statements as the Company operates as a single operating segment and one reportable segment.

F-43

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures, which requires public entities to disclose specific categories in the effective tax rate reconciliation, as well as expanded disclosures on income taxes paid by jurisdictions. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The Company adopted the guidance for the reporting period ended December 31, 2024. The adoption of ASU 2023-09 had no impact on the Company’s financial position, results of operations or cash flows, other than additional required disclosures.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Topic 220), which requires disclosure in the notes to the financial statements about specific types of expenses included in the expense captions presented on the face of the statement of operations. The requirements of the ASU are effective for annual periods beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The requirements may be applied prospectively, with the option for retrospective application. The Company is currently evaluating the impact related to the adoption of ASU 2024-03 on its financial statement disclosures. The Company currently believes there are no other issued and not yet effective accounting standards that are materially relevant to its financial statements.

3.	GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and negative cash flow from operations since inception and has limited liquidity, with a cash balance of zero as of December 31, 2025. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that these financial statements are issued.

Since inception, the Company has focused on developing and implementing its business plan. The Company believes that its existing cash resources will not be sufficient to sustain operations for one year after the date that these financial statements are issued. The Company currently needs to obtain financing through the sale of debt and/or equity securities in order to sustain its operations. The issuance of additional equity would result in dilution to existing shareholders. If the Company is unable to obtain additional funds when they are needed or if such funds cannot be obtained on terms acceptable to the Company, the Company would be unable to execute upon the business plan or pay costs and expenses as they are incurred, which would have a material, adverse effect on the business, financial condition and results of operations.

As of May 6, 2026, the Company has a cash position of approximately $1.7 million. Based upon the current cash position and the Company’s planned expense run rate, management believes the Company has funds currently to finance its operations into June 2026 which is less than one year after the date these financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

4.	COMMON STOCK

On October 15, 2024, the Company filed its certificate of incorporation, which authorized the Company to issue up to 6,000,000 shares of Class A common stock, $0.00001 par value per share, 1,000,000 shares of Class B common stock, $0.00001 par value per share and 1,000 shares of preferred stock, $0.00001 par value per share.

F-44

As of December 31, 2025 and 2024, there were 4,000,000 shares of Class A common stock issued and outstanding and 1,000,000 shares of Class B common stock issued and outstanding. As of December 31, 2025 and 2024 there were no shares of preferred stock issued or outstanding.

Each share of Class A common stock entitles the holder to one vote per share. Each share of Class B common stock entitles the holder to ten votes per share. Voting is the only economic or non-economic difference between Class A and Class B common stock. Each share of preferred stock would have the same voting rights as the Class A common stock. Common stockholders are entitled to receive dividends, when and if declared by the Company’s Board of Directors, subject to the preferential dividend rights of the holders of the Company’s preferred stock. As of December 31, 2025 and 2024, no cash dividends have been declared or paid.

The Class B common stock is automatically convertible into Class A common stock upon the election of the holder or in the event of a non-permitted transfer. Unless permitted or in connection with a merger, consolidation, or other business combination with a third-party purchaser, stockholders will not, directly or indirectly, voluntarily or involuntarily, transfer any of their shares.

The definition of “transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of, any common stock or preferred stock owned by a person or any interest (including a beneficial interest) in any common stock or preferred stock owned by a person.

5.	STOCK OPTIONS AND WARRANTS

2024 Equity Incentive Plan

On October 15, 2024, the Company’s Board of Directors (the “Board of Directors”), adopted and the Company’s stockholders approved, the 2024 Equity Incentive Plan (the “2024 Plan”). The 2024 Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock awards and restricted stock units. The total number of securities reserved for issuance under the 2024 Plan is 882,353 shares of common stock.

The 2024 Plan is administered by a committee consisting of one or more members of the Board of Directors (the “Committee”). In the absence of a committee, the Board of Directors will act as the Committee. The exercise prices, vesting periods and other restrictions are determined at the discretion of the Committee, except that the exercise price per share of options may not be less than 100% of the fair market value of the common stock on the date of grant. Stock options awarded under the 2024 Plan expire 10 years after the grant date, unless the Board of Directors sets a shorter term. Awards granted to employees, officers, members of the Board of Directors and consultants typically vest upon achieving certain milestones or over a period of one to four years.

During the periods ended December 31, 2025 and December 31, 2024, the Company granted to employees, directors and consultants options to purchase 546,175 shares, with a fair value of $5,462 and 137,815 shares with a fair value of $1,378, respectively, of common stock. During the periods ended December 31, 2025 and December 31, 2024, the Company recorded stock-based compensation expense related to options granted to employees and directors of $345 and $10, respectively. Of the options to purchase 546,175 shares of common stock granted during the year ended December 31, 2025, options to purchase 505,000 shares of common stock vest over a term of four years, subject to either the closing of a Qualified Financing or the execution of a licensing or collaboration agreement whereby the majority of the Company’s board votes that such transaction is considered to be a Validating event. Upon the closing of either a Qualified Financing or Validating event, 25% of the grants will vest immediately and the remaining shares will vest ratably over the following 36 months. No compensation expense related to these options was recognized during the year ended December 31, 2025 as the closing of either event was not considered probable for accounting purposes as of December 31, 2025. Of the remaining 41,175 options granted during the year ended December 31, 2025, 23,529 options will vest over four years, and 17,646 options will vest over twelve months. Vesting for the 17,646 options will be accelerated if the Company closes on certain transactions valued at $5 million (50% vesting) and $10 million (100% vesting).

F-45

The following is a summary of stock option activity under the stock option plans for the periods ended December 31, 2025 and 2024:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Intrinsic Value
Outstanding as of October 15, 2024 (date of inception)	-	$-		$-
Granted	137,815	$0.01
Exercised	-	$-
Forfeited	-	$-
Outstanding as of December 31, 2024	137,815	$0.01	9.97	$-

Granted	546,175	$0.01
Exercised	-	$-
Forfeited	-	$-
Outstanding as of December 31, 2025	683,990	$0.01	9.14	$-
Exercisable as of December 31, 2025	34,450	$0.01	8.97	$-
Vested and expected to vest as of December 31, 2025	683,990	$0.01	9.14	$-

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the estimated fair value of the Company’s common stock of $0.01 and $0.01 as of December 31, 2025 and 2024.

As of December 31, 2025, there was $6,410 of total unrecognized stock-based compensation expense related to nonvested options which is expected to be recognized over a remaining weighted-average vesting period of 2.1 years.

As of December 31, 2024, there was $1,368 of total unrecognized stock-based compensation expense related to nonvested options which is expected to be recognized over a remaining weighted-average vesting period of 4 years.

Stock Option Valuation

The fair value of stock option grants is estimated using the Black-Scholes option-pricing model. Expected volatility is estimated based on the historical volatility of guideline public companies in the Company’s industry, as the Company is privately held and does not have its own trading history. For awards that meet the “plain vanilla” criteria, the Company may use the SEC simplified method to estimate the expected term. However, for awards whose exercisability is subject to a performance condition that was not probable as of December 31, 2025, the awards do not meet the “plain vanilla” criteria. Accordingly, the Company did not use the simplified method for those awards. In the absence of sufficient historical exercise data or supportable evidence of the milestone achievement date, management used the contractual term as the expected term for valuation purposes for such awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future. The Company estimated the fair value of the Company’s common stock on the date of grant to be $0.01, which was based primarily on the 409A valuation reports of Eos’s owner, SENOTHERAPEUTIX, Inc. (“SENOTHERAPEUTIX”), a Delaware registered company. The strike price of the options was $0.01.

F-46

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted during 2025 and 2024:

	Year Ended December 31,
	2025	2024
Risk-free interest rate	4.24%	4.41%
Expected term (in years)	9.7	6.1
Expected volatility	112.3%	113.4%
Expected dividend yield	0.00%	0.00%

6.	INCOME TAXES

The Company follows FASB ASC 740-10-10 whereby an entity recognizes deferred tax assets and liabilities for future tax consequences or events that have been previously recognized in the Company’s financial statements or tax returns. The measurement of deferred tax assets and liabilities is based on provisions of enacted tax law. The effects of future changes in tax laws or rates are not anticipated.

The income tax benefit for the periods ended December 31, 2025 and 2024 consists of the following:

	December 31,
	12/31/2025	12/31/2024
Current	$-	$-
Deferred	(64,000)	(19,000)
Change in valuation allowance	64,000	19,000
Net deferred tax assets	$-	$-

Income taxes paid (Disaggregated) 2025:

Amount
(in dollars)
U.S. Federal	$-
U.S. State	$-
Foreign	$-
Total Income Taxes Paid	$-

F-47

Enhanced Disclosures (ASU 2023-09 – 2025)

Effective Tax Rate Reconciliation

The following is a reconciliation of the statutory federal income tax rate applied to pre-tax net loss compared to the income taxes in the statement of operations for the periods ended December 31, 2025 and 2024.

In accordance with ASU 2023-09, reconciling items greater than 5% of the statutory tax rate are presented separately. Amounts below this threshold are aggregated within “Other.”

	December 31, 2025		December 31, 2024
	Amount	%	Amount	%
U.S. federal statutory tax rate	$53,000	(21.0)	$16,000	(21.0)
State taxes, net of federal benefit	11,000	(4.2)	3,000	(3.8)
Change in valuation allowance	(64,000)	25.2	(19,000)	24.8
Net	$-	0%	$-	0%

The primary component of the Company’s December 31, 2025 and 2024 deferred tax assets and related valuation allowances is its net operating loss carryforwards.

	December 31,
	2025	2024
Net operating loss carryforwards	$83,000	$19,000
Change in valuation allowance	(83,000)	(19,000)
Deferred tax asset	$-	$-

As of December 31, 2025 and 2024, the Company had net operating loss carry forwards of approximately $330,000 and $77,000, respectively, comprised entirely of net operating losses which are allowed for an indefinite carryforward period but may be subject to limitations. This amount can be used to offset future taxable income of the Company

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which the net operating losses and temporary differences become deductible. Management considered projected future taxable income and tax planning strategies in making this assessment. The value of the deferred tax assets was offset by a valuation allowance, due to the current uncertainty of the future realization of the deferred tax assets.

The timing and manner in which the Company can utilize operating loss carryforwards in any year may be limited by provisions of the Internal Revenue Code regarding changes in ownership of corporations. Such limitation may have an impact on the ultimate realization of its carryforwards and future tax deductions.

F-48

The Company follows FASB ASC 740-10, which provides guidance for the recognition and measurement of certain tax positions in an enterprise’s financial statements. Recognition involves a determination of whether it is more likely than not that a tax position will be sustained upon examination with the presumption that the tax position will be examined by the appropriate taxing authority having full knowledge of all relevant information.

The Company’s policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations. As of January 1, 2025, the Company had no unrecognized tax benefits and no charge during 2025, and accordingly, the Company did not recognize any interest or penalties during 2025 related to unrecognized tax benefits. There is no accrual for uncertain tax positions as of December 31, 2025.

The Company files U.S. income tax returns and a state income tax return. With few exceptions, the U.S. and state income tax returns filed for the tax years ending on December 31, 2024 and thereafter are subject to examination by the relevant taxing authorities.

7.	OPERATING LEASES

As of December 31, 2025 and 2024 the Company was not party to any operating leases.

8.	RELATED PARTY TRANSACTIONS

During the periods ended December 31, 2025 and 2024, SENOTHERAPEUTIX paid approximately $235,000 and approximately $77,000 in expenses on behalf of the Company. These expenses were for regulatory and clinical consultants, strategic planning fees and legal costs. Since SENOTHERAPEUTIX does not require these amounts to be repaid, the amounts were credited to additional paid in capital as capital contributions.

9.	SUBSEQUENT EVENTS

License and Service Agreement

On February 9, 2026, the Company entered into a license and service agreement (the “Agreement”) with SENOTHERAPEUTIX to develop products (other than food, cosmetics or supplements) for the diagnosis, cure, mitigation, treatment, or prevention of disease in humans, other than cancer and neoplastic diseases and use in or with gene-therapy.

Under the terms of the Agreement, SENOTHERAPEUTIX, has agreed to grant the Company a worldwide, exclusive, right and license to use certain SENOTHERAPEUTIX intellectual property to research, develop, make, use, sell, have sold, offer for sale and import products developed by the Company. Under the Agreement the Company will own all Patents, know-how and other intellectual property rights in all technical information and materials invented, authored or otherwise created in connection with the performance of the Agreement (“Eos IP”). The Company also granted SENOTHERAPEUTIX a worldwide, exclusive, right and license, under the Eos IP to practice such Eos IP for the conduct of any SENOTHERAPEUTIX development program and to make, use, sell, have sold, offer for sale and import products or processes resulting from created in or developed by such programs. The intellectual property rights granted to each party are sublicensable pursuant to a written sublicense agreement which shall be consistent with, and conform to, the terms and conditions of the Agreement.

Under the terms of the Agreement, SENOTHERAPEUTIX will provide to the Company general and administrative, research and development and other services agreed to by each party (the “Service Agreement”). The Service Agreement expires in February 2029. The Company will pay SENOTHERAPEUTIX’s fully burdened cost for providing the services plus ten percent or other such amounts agreed to by the Parties.

Pursuant to the Agreement, the Company, its affiliates or any sublicensees will pay SENOTHERAPEUTIX milestone payments upon the achievement of certain development, regulatory and commercial milestones of a product developed by the Company. The Agreement provides that the Company will pay up to $40 million in development and regulatory milestones and up to $75 million in commercial milestones. Under the terms of the Agreement the Company has also agreed to pay royalties of a mid-to-high single-digit percentage to SENOTHERAPEUTIX based on the Company, its affiliates or any sublicensees, on net sales of any product developed by the Company.

F-49

Proposed Merger Agreement and Closing of Private Placement with Pulmatrix, Inc.

On March 26, 2026, the Company and Pulmatrix, Inc. (“Pulmatrix”), a biopharmaceutical public company that has been focused on the development of novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs, announced their intent to enter into a definitive merger agreement under which Pulmatrix will acquire Eos (the “Merger”).

In connection with the Merger, the Company and Pulmatrix have entered into definitive agreements for concurrent private financings of $19 million in aggregate gross proceeds (the “Financings”), including a $1 million investment in Pulmatrix (the “Pulmatrix Investment”) from RCM Eos PIPE HOLDINGS LLC, a related party of Eos due to common control and a bridge component for the Company from RCM Eos Holdings, LLC, a related party of Eos due to common control both managed by Rapha Capital Management, LLC, a related party of Eos due to common control. The proceeds are expected to support advancement of the Company’s proprietary MitoXcel™ platform, including its lead clinical candidate, PTC-2105, for sarcopenia and sarcopenic obesity. The proposed Merger has been unanimously approved by the boards of directors of both companies and is currently expected to close in the third quarter of 2026, subject to customary closing conditions, including approval by the stockholders of each company and the effectiveness of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission. Following the closing of the proposed Merger and payment of all placement and M&A advisory fees, the pre-Merger Pulmatrix stockholders are expected to own approximately 6% of the combined company, while pre-Merger Eos stockholders, including investors participating in the Financings and holders of shares issued in payment of placement agent and M&A advisory fees, are expected to own approximately 94%.

With respect to the Financings, Eos received $1 million on April 9, 2026, and $1.5 million on May 5, 2026. In exchange for the $2.5 million, the Company expects to issue convertible notes to RCM Eos Holdings, LLC which will pay 8% interest annually, will have maturity date of 18 months following issuance of the notes and are convertible into common stock at a conversion price of $17 per share.

The Merger will be accounted for as a reverse asset acquisition in accordance with GAAP. Under this method of accounting, Eos is considered to be the accounting acquirer for financial reporting purposes since immediately following the Merger: (i) Eos’s equity holders will own a substantial majority of the voting rights in the Combined Company; (ii) Eos’s largest stockholder will retain the largest interest in the Combined Company; (iii) Eos will designate all but one of the initial members of the Combined Company board of directors; and (iv) Eos’s executive management team will become the management of the Combined Company. Accordingly, the Merger is expected to be treated for accounting purposes as the equivalent of Eos issuing stock to acquire the net assets of Pulmatrix. As a result of Eos being treated as the accounting acquirer, Eos’s assets and liabilities will be recorded at their pre-combination carrying amounts and the net assets of Pulmatrix will be allocated a portion of the purchase price and recorded based on their relative fair values at the time of closing. Upon completion of the Merger, the historical financial statements of Eos will become the historical consolidated financial statements of Pulmatrix.

Series A Preferred Stock Private Placement Offering

On April 25, 2026, the Company began offering on a “No Minimum” basis (the “Offering”) shares of the Company’s Series A Preferred Stock, par value of $0.00001 per share (the “Series A Preferred Stock” or the “Securities”) at a purchase price of $17.00 per share, for an aggregate investment of up to $25,000,000 (the “Investment Amount”). This Offering is being made on a “No Minimum” basis, meaning no minimum amount of money must be raised. Each Commitment shall be no less than $250,000 unless otherwise agreed to by the Company in its sole and absolute discretion.

F-50

Upon execution of a subscription agreement, each Investor shall fund 20% of its Commitment in exchange for the applicable amount of Series A Preferred Stock. The balance of each Investor’s Commitment shall be funded to the Company no later than (i) 30 days after the declared effective date of the registration statement on Form S-4 filed in connection with the Merger, with written notice by the Company to the Investor of such effective date, or (ii) 35 days prior to the consummation of certain Liquidity Events, as defined in the Offering with written notice by the Company to the Investor of the anticipated consummation date of such Liquidity Event. The Company may continue to accept new Investors for the financing contemplated by this Memorandum until the earliest to occur of (a) 12 months from the date of the first closing hereunder, (b) the consummation of the Merger, or (c) the consummation of a Liquidity Event.

There is no guarantee that the Company will raise all of the funds necessary to implement the business plan and investments could be lost. All net proceeds from the sale of the Securities being offered will be used to repay outstanding debt of the Company, if any, general corporate purposes and working capital including, but not limited to support of IND-enabling studies for the Company’s lead clinical candidate, PTC-2105, licensing and/or royalty fees to affiliates entities, and/or rent pursuant to market rate leases with affiliates.

In connection with the above, as of April 24, 2026, amended and restated its certificate of incorporation to authorize additional shares of common stock and preferred stock. The total number of shares that Eos is authorized to issue is 13,000,000, of which 10,000,000 shares are Class A common stock, 1,000,000 shares are Class B common stock, 2,000,000 shares are preferred stock, and of such preferred stock, 1,900,000 shares of which are designated as Series A Preferred Stock. The accompanying financial statements and related notes reflect the amended authorized share amounts.

License Agreement

In April 2026, the Company entered into a license agreement (the “License”) with K2 Biolabs, Inc., (“K2”) under which the Company will license a combination of common and dedicated office and laboratory space at K2’s premises in Houston, TX. The initial License term is approximately 13 months, commencing on April 1, 2026, and may be automatically extended at the end of the initial term or any other extension term for a 12-month period. Monthly license payments are $83,042 (plus any applicable taxes), which are subject to a 4% annual increase each year. The Company may terminate the License for convenience, and without penalty, with 60 days’ written notice prior to the License expiration date. If the Company terminates the License during the initial term or any extension term, the Company will be subject to a termination fee ranging from 10% to 80% of the remaining License term, depending on how much advance notice the Company provides to K2 prior to the then current License termination date.

K2 is partially owned by the Company’s Chairman and Chief Executive Officer Dr. Slawin. He owns (a) approximately 0.33% of K2’s outstanding equity interests personally through an option grant for serving as a board member, and (b) SENOTHERAPEUTIX, an entity controlled by Dr. Slawin, holds approximately 3.33% of K2’s outstanding equity interests. Eos obtained certain facility access through intercompany arrangements with SENOTHERAPEUTIX beginning in February 2026 with the execution of the Agreement by and between Eos and SENOTHERAPEUTIX; however, because such intercompany service arrangements terminate upon consummation of the Merger transaction with Pulmatrix, Eos entered into the K2 License Agreement to secure standalone facility access for its operations. In addition, Eos and SENOTHERAPEUTIX have arrangements relating to shared use of certain vivarium space at the K2 facility and allocation of related costs.

Stock Option Grants

In January 2026, the three members of the Board of Directors received stock options to purchase an aggregate of 129,412 shares of the Company’s common stock at an exercise price of $0.01 per share. These stock options fully vest after one year.

In March 2026, the Board of Directors granted, to two consultants, stock options to purchase an aggregate of 35,292 shares of the Company’s common stock at an exercise price of $17 per share. These stock options will vest over a four-year period, with 25% vesting on the first anniversary of the grant and the remaining 75% will vest monthly over the following 36 months.

F-51

Eos SENOLYTIX, Inc.

Condensed Balance Sheets

	March 31, 2026	December 31, 2025
Assets
Current assets:
Cash	$14,934	$-
Deferred assets	414,442
Prepaid expenses	75,000	-
Total assets	$504,376	$-

Liabilities and Stockholders’ Deficit
Current liabilities:
Accrued expenses	$672,227	$18,000
Short-term loan	100,000	-
Total liabilities	$772,227	$18,000

Stockholders’ Deficit:
Preferred stock, $0.00001 par value; 2,000,000 shares authorized as of March 31, 2026 and December 31, 2025; no shares issued and outstanding as of March 31, 2026 and December 31, 2025	-	-
Class A common stock, $0.00001 par value; 10,000,000 shares authorized and 4,000,000 shares issued and outstanding as of March 31, 2026 and December 31, 2025	40	40
Class B common stock, $0.00001 par value; 1,000,000 shares authorized and 1,000,000 issued and outstanding as of March 31, 2026 and December 31, 2025	10	10
Additional paid-in capital	644,446	311,865

Accumulated deficit	(912,347)	(329,915)
Total stockholders’ deficit	(267,851)	(18,000)

Total liabilities and stockholders’ deficit	$504,376	$-

See accompanying notes to these financial statements.

F-52

Eos SENOLYTIX, Inc.

Condensed Statements of Operations

	Three Months Ended March 31,
	2026	2025
Revenue	$-	$-
Operating Expenses:
Research and development	449,183	23,225
General and administrative	133,249	55,536
Total operating expenses	582,432	78,761

Net loss before income tax provision (benefit)	582,432	78,761
Income tax provision (benefit)	-	-
Net loss	$(582,432)	$(78,761)

Net loss per share- basic and diluted	$(0.12)	$(0.02)
Weighted average common shares outstanding-basic and diluted	5,000,000	5,000,000

See accompanying notes to these financial statements.

F-53

Eos SENOLYTIX, Inc.

Condensed Statements of Changes in Stockholders’ Deficit

Three Months Ended March 31, 2026

	Class A common stock		Class B common stock		Additional paid-in	Accumulated	Total stockholders’
	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balances at December 31, 2025	4,000,000	$40	1,000,000	$10	$311,865	$(329,915)	$(18,000)

Stock-based compensation expense	-	-	-	-	7,455	-	7,455
Expenses paid by parent on behalf of Company	-	-	-	-	325,126	-	325,126
Net Loss	-	-	-	-	-	(582,432)	(582,432)
Balances at March 31, 2026	4,000,000	$40	1,000,000	$10	$644,446	$(912,347)	$(267,851)

See accompanying notes to these financial statements.

F-54

Eos SENOLYTIX, Inc.

Condensed Statements of Changes in Stockholders’ Deficit

Three Months Ended March 31, 2025

	Class A common stock		Class B common stock		Additional paid-in	Accumulated	Total stockholders’
	Shares	Amount	Shares	Amount	capital	deficit	deficit
Balances at December 31, 2024	4,000,000	$40	1,000,000	$10	$76,845	$(76,895)	$-

Stock-based compensation expense	-	-	-	-	86	-	86
Expenses paid by parent on behalf of Company	-	-	-	-	78,675	-	78,675
Net Loss	-	-	-	-	-	(78,761)	(78,761)
Balances at March 31, 2025	4,000,000	$40	1,000,000	$10	$155,606	$(155,656)	$-

See accompanying notes to these financial statements.

F-55

Eos SENOLYTIX, Inc.

Condensed Statements of Cash Flows

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(582,432)	$(78,761)
Adjustments to reconcile net loss to net cash provided by operating activities:
Parent-paid expenses treated as capital contribution	325,126	78,675
Stock-based compensation expense	7,455	86
Changes in operating assets and liabilities:
Deferred assets	(414,442)	-
Prepaid expenses	(75,000)	-
Accrued expenses	654,227	-
Net cash provided by operating activities	(85,066)	-

Cash flows from investing activities:

Net cash provided by investing activities	-	-

Cash flows from financing activities:
Proceeds from short-term borrowings	100,000	-
Net cash provided by financing activities	100,000	-

Net increase in cash and cash equivalents:
Cash and cash equivalents at beginning of period	-	-
Cash and cash equivalents at end of period	$14,934	$-

Supplemental disclosure of operating activities
Interest paid	$-	$-
Income taxes paid	$-	$-

See accompanying notes to these financial statements.

F-56

EOS SENOLYTIX, INC.

NOTES TO FINANCIAL STATEMENTS

1.	NATURE OF THE BUSINESS AND BASIS OF PRESENTATION

Eos SENOLYTIX, Inc. (the “Company” or “Eos” or “We”) was incorporated in the State of Delaware on October 15, 2024.

Eos is a biotechnology company focused on developing first-in-class gerotherapeutic peptide medicines that target the underlying biological mechanisms of aging. Eos’s lead clinical candidates, PTC-2105 and PTC-2107, are powered by the Company’s proprietary MitoXcel™ Technology, a platform designed to precisely target the universal decline in the mitochondrial membrane potential (MMP), also called the “∆ψm” that occurs across all cells as they age. Both proprietary geropeptides have demonstrated the ability to rejuvenate naturally aged mice via two separate mechanisms, both via a single, aging-specific target. These two mechanisms include (1) the return of the efficiency of mitochondrial function in aging cells almost immediately back to their younger, more efficient phenotype, and (2) the profound elimination of senescent cells throughout every organ in the body, including the brain, reducing their negative systemic inflammatory effects. Extensive preclinical studies suggest the MitoXcel™ platform may be a broad gerotherapeutic that improves body composition, increasing lean muscle mass, and enhancing physical function in aging animals. By targeting fundamental processes driving aging and aging-related diseases, the Company is pursuing a unique therapeutic opportunity to intervene in the aging process in ways that were once thought impossible.

The Company’s principal office is located in Houston, Texas.

Risks and uncertainties

The Company is subject to risks common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Product candidates currently under development will require significant additional research and development efforts, including preclinical and clinical testing and regulatory approval, prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s product development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

Financial Statements

The accompanying unaudited interim financial statements of Eos SENOLYTIX, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, all adjustments considered necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented, consisting only of normal recurring adjustments, have been included.

The accompanying unaudited interim financial statements have been prepared on a basis consistent with the audited financial statements and related notes thereto for the year ended December 31, 2025 included elsewhere in this Registration Statement. Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to SEC rules and regulations. Accordingly, these interim financial statements should be read in conjunction with the audited financial statements and related notes thereto for the year ended December 31, 2025 included elsewhere in this Registration Statement.

The results of operations for the three months ended March 31, 2026 are not necessarily indicative of the results that may be expected for the full fiscal year ending December 31, 2026 or any other future interim or annual period.

F-57

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Income Taxes

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 740 when accounting for income taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed at each balance sheet date for temporary differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Stock-based Payments

The Company accounts for stock-based compensation under the provisions of FASB ASC 718, Compensation—Stock Compensation, which requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors based on estimated fair values on the grant date. The Company estimates the fair value of stock-based awards on the date of grant using the Black-Scholes model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods using the straight-line method. In accordance with Accounting Standards Update (“ASU”) No. 2018-07, Compensation – Stock Compensation (Topic 718) share-based payment transactions with nonemployees are measured and recognized in a manner consistent with employee awards, unless specific guidance requires otherwise. Consistent with the accounting requirement for employee share-based payment awards, nonemployee share-based payment awards within the scope of Topic 718 are measured at grant-date fair value of the equity instruments that an entity is obligated to issue upon satisfaction of the applicable vesting conditions.

Research and Development Costs

Research and development costs are expensed as incurred in accordance with ASC 730, Research and Development. Research and development expenses consist primarily of costs incurred for preclinical studies, contract research and manufacturing services, personnel-related expenses, laboratory supplies, regulatory activities and allocated facilities costs.

The Company accrues research and development expenses associated with third-party service providers, including contract research organizations, laboratories and other vendors, based on estimates of the services performed and efforts expended pursuant to contracts with such service providers. These estimates are based on information provided by the service providers regarding the progress or stage of completion of the related activities. Significant judgment and estimates are required in determining the accrued balances at each reporting date, and actual results could differ from those estimates.

F-58

Payments made in advance of the receipt of goods or services to be used in future research and development activities are recorded as prepaid expenses and recognized as expense as the related goods are delivered or services are performed.

Loss Per Share

The Company follows FASB ASC 260 when reporting earnings (loss) per share, which requires presentation of basic and diluted earnings (loss) per share. Because the Company reported a net loss for each of the periods ended March 31, 2026 and 2025, 848,694 and 666,344 stock options were excluded from diluted loss per share because their effect would have been anti-dilutive; therefore, the amounts reported for basic and diluted loss per share were the same.

Segment Reporting

Operating segments are identified as components of an enterprise for which separate discrete financial information is available and is regularly reviewed by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance.

The Company has determined that it operates as a single operating and reportable segment, as the CODM reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has one operating segment and one reportable segment.

Recently Adopted Accounting Pronouncements

There were no new accounting standards adopted during the three months ended March 31, 2026 that materially affected the Company’s financial statements or disclosures.

Recently Issued Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Topic 220), which requires disclosure in the notes to the financial statements about specific types of expenses included in the expense captions presented on the face of the statement of operations. The requirements of the ASU are effective for annual periods beginning after December 15, 2026, and for interim periods beginning after December 15, 2027, with early adoption permitted. The requirements may be applied prospectively, with the option for retrospective application. The Company is currently evaluating the impact related to the adoption of ASU 2024-03 on its financial statement disclosures.

The Company currently believes there are no other issued and not yet effective accounting standards that are materially relevant to its financial statements.

3.	GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses and negative cash flow from operations since inception and has limited liquidity, with a cash balance of $14,934 as of March 31, 2026. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that these financial statements are issued.

Since inception, the Company has focused on developing and implementing its business plan. The Company believes that its existing cash resources will not be sufficient to sustain operations for one year after the date that these financial statements are issued. The Company currently needs to obtain financing through the sale of debt and/or equity securities in order to sustain its operations. The issuance of additional equity would result in dilution to existing shareholders. If the Company is unable to obtain additional funds when they are needed or if such funds cannot be obtained on terms acceptable to the Company, the Company would be unable to execute upon the business plan or pay costs and expenses as they are incurred, which would have a material, adverse effect on the business, financial condition and results of operations.

F-59

As of June 29, 2026, the Company has a cash position of approximately $0.9 million. Based upon the current cash position and the Company’s planned expense run rate, management believes the Company has funds currently to finance its operations into August which is less than one year after the date these financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

4.	DEFERRED ASSETS

Deferred assets consisted of the following:

	March 31, 2026	December 31, 2025
Deferred asset acquisition costs	$384,288	$-
Deferred financing costs	30,154	-
	$414,442	$-

The Company has deferred certain costs relating to the proposed merger agreement and to planned future financings. See Note 13 – Proposed Merger Agreement, Note 14 – Backstop Financing Agreement and Note 15 – Subsequent Events.

5.	PREPAID EXPENSES

Prepaid expenses consisted of the following:

	March 31, 2026	December 31, 2025
Legal retainer fees	$75,000	$-
	$75,000	$-

6.	ACCRUED EXPENSES

Accrued expenses consisted of the following:

	March 31, 2026	December 31, 2025
Consultant and professional fees	$497,234	$18,000
External research and development expenses	173,993	-
Other	1,000	-
	$672,227	$18,000

7.	SHORT TERM LOAN

On February 12, 2026, the Company received $100,000 from an unrelated third-party investor in advance of negotiations regarding a larger financing. The Company ultimately entered into the Backstop Financing Agreement (Note 14) and Series A Preferred Financing (Note 15) in lieu of accepting the unrelated third-party investor’s proposed financing terms, and as a result, the Company expects to return the $100,000 to prior to the closing of the Merger, unless the investor agrees to invest such funds in the Series A Preferred Financing. The Company categorized this $100,000 as an unsecured promissory note that bears no interest and matures upon the successful closing of the proposed Merger.

F-60

8.	COMMON STOCK

On October 15, 2024, the Company filed its certificate of incorporation, which authorized the Company to issue up to 6,000,000 shares of Class A common stock, $0.00001 par value per share, 1,000,000 shares of Class B common stock, $0.00001 par value per share and 1,000 shares of preferred stock, $0.00001 par value per share.

As of March 31, 2026 and December 31, 2025, there were 4,000,000 shares of Class A common stock issued and outstanding and 1,000,000 shares of Class B common stock issued and outstanding. As of March 31, 2026 and December 31, 2025 there were no shares of preferred stock issued or outstanding.

Each share of Class A common stock entitles the holder to one vote per share. Each share of Class B common stock entitles the holder to ten votes per share. Voting is the only economic or non-economic difference between Class A and Class B common stock. Each share of preferred stock would have the same voting rights as the Class A common stock. Common stockholders are entitled to receive dividends, when and if declared by the Company’s Board of Directors, subject to the preferential dividend rights of the holders of the Company’s preferred stock. To date, no cash dividends have been declared or paid.

The Class B common stock is automatically convertible into Class A common stock upon the election of the holder or in the event of a non-permitted transfer. Unless permitted or in connection with a merger, consolidation, or other business combination with a third-party purchaser, stockholders will not, directly or indirectly, voluntarily or involuntarily, transfer any of their shares.

The definition of “transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation, or similar disposition of, any common stock or preferred stock owned by a person or any interest (including a beneficial interest) in any common stock or preferred stock owned by a person.

9.	STOCK OPTIONS AND WARRANTS

2024 Equity Incentive Plan

On October 15, 2024, the Company’s Board of Directors (the “Board of Directors”), adopted and the Company’s stockholders approved, the 2024 Equity Incentive Plan (the “2024 Plan”). The 2024 Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock awards and restricted stock units. The total number of securities reserved for issuance under the 2024 Plan is 882,353 shares of common stock.

The 2024 Plan is administered by a committee consisting of one or more members of the Board of Directors (the “Committee”). In the absence of a committee, the Board of Directors will act as the Committee. The exercise prices, vesting periods and other restrictions are determined at the discretion of the Committee, except that the exercise price per share of options may not be less than 100% of the fair market value of the common stock on the date of grant. Stock options awarded under the 2024 Plan expire 10 years after the grant date, unless the Board of Directors sets a shorter term. Awards granted to employees, officers, members of the Board of Directors and consultants typically vest upon achieving certain milestones or over a period of one to four years.

During the three months ended March 31, 2026, the Company granted to employees, directors and consultants options to purchase 164,704 shares of common stock, with a fair value of $521,322. Of the 164,704 options granted during the three months ended March 31, 2026, 129,412 will vest over 12 months and the remaining 35,292 options will vest over four years. During the three months ended March 31, 2026 and 2025, the Company recorded stock-based compensation expense related to options granted to employees, directors and consultants of $7,455 and $86, respectively.

F-61

During the three months ended March 31, 2025, the Company granted to employees, directors and consultants options to purchase 528,529 shares of common stock, with a fair value of $5,285. Of the 528,529 options granted during the three months ended March 31, 2025, 505,000 shares of common stock contain both service and performance-based vesting conditions. The options vest over a term of four years, subject to either the closing of a Qualified Financing or the execution of a licensing or collaboration agreement whereby the majority of the Company’s board votes that such transaction is considered to be a Validating event. Upon the closing of either a Qualified Financing or Validating event, 25% of the grants will vest immediately and the remaining shares will vest ratably over the following 36 months. No compensation expense related to these options was recognized during the three months ended March 31, 2026 or 2025 because the performance condition was not considered probable of achievement as of March 31, 2026 or March 31, 2025. The remaining 23,529 options granted during the three months ended March 31, 2025 will vest over a period of four years.

The following is a summary of stock option activity under the stock option plans for the three months ended March 31, 2026:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Intrinsic Value
Outstanding as of December 31, 2025	683,990	$0.01	9.14	$-
Granted	164,704	3.65
Exercised	-	-
Forfeited	-	-
Outstanding as of March 31, 2026	848,694	$0.72	9.07	$-
Exercisable as of March 31, 2026	49,435	$0.01	8.74	$-
Vested and expected to vest as of March 31, 2026	848,694	$0.72	9.07	$-

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the estimated fair value of the Company’s common stock of $17.00 and $0.01 as of March 31, 2026 and 2025, respectively.

As of March 31, 2026, there was $520,352 of total unrecognized stock-based compensation expense related to nonvested options which is expected to be recognized over a remaining weighted-average vesting period of 2.5 years.

Stock Option Valuation

The fair value of stock option grants is estimated using the Black-Scholes option-pricing model. Expected volatility is estimated based on the historical volatility of guideline public companies in the Company’s industry, as the Company is privately held and does not have its own trading history. For awards that meet the “plain vanilla” criteria, the Company may use the SEC simplified method to estimate the expected term. However, for awards whose exercisability is subject to a performance condition that was not probable as of March 31, 2026, the awards do not meet the “plain vanilla” criteria. Accordingly, the Company did not use the simplified method for those awards. In the absence of sufficient historical exercise data or supportable evidence of the milestone achievement date, management used the contractual term as the expected term for valuation purposes for such awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is zero, based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future. The weighted average grant-date fair value of options granted during the three months ended March 31, 2026 and 2025 was $3.17 and $0.01, respectively. The Company estimated the fair value of the Company’s common stock granted during the three months ended March 31, 2025 to be $0.01, which was based primarily on the 409A valuation reports of Eos’s owner, SENOTHERAPEUTIX, Inc. (“SENOTHERAPEUTIX”), a Delaware registered company. The strike price of the options was $0.01.

F-62

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted during the three months ended March 31, 2026 and 2025:

	Three Months Ended March 31,
	2026	2025
Risk-free interest rate	3.78%	4.25%
Expected term (in years)	5.62	9.83
Expected volatility	109.3%	112.3%
Expected dividend yield	0.00%	0.00%

10.	INCOME TAXES

The Company’s tax provision for interim periods is determined using an estimate of its annual effective tax rate, adjusted for discrete items, if any, that arise during the period. Each quarter, the Company updates its estimate of the annual effective tax rate and, if the estimated annual effective tax rate changes, the Company makes a cumulative adjustment in such period. No such adjustment was made as of March 31, 2026 or March 31, 2025. The Company’s effective federal and state tax rate for each of the three months ended March 31, 2026 and 2025 was 0%, and the Company did not record any income tax expense or benefit during each of the three months ended March 31, 2026 and 2025, primarily as a result of estimated net operating losses for the fiscal year to date offset by the increase in the valuation allowance against its deferred tax asset. All losses before income taxes arose in the United States.

11.	OPERATING LEASES

As of March 31, 2026 the Company was not party to any operating leases.

12.	RELATED PARTY TRANSACTIONS

License and Service Agreement

On February 9, 2026, the Company entered into a license and service agreement (the “Agreement”) with SENOTHERAPEUTIX to develop products (other than food, cosmetics or supplements) for the diagnosis, cure, mitigation, treatment, or prevention of disease in humans, other than cancer and neoplastic diseases and use in or with gene-therapy.

Under the terms of the Agreement, SENOTHERAPEUTIX, has agreed to grant the Company a worldwide, exclusive, right and license to use certain SENOTHERAPEUTIX intellectual property to research, develop, make, use, sell, have sold, offer for sale and import products developed by the Company. Under the Agreement the Company will own all Patents, know-how and other intellectual property rights in all technical information and materials invented, authored or otherwise created in connection with the performance of the Agreement (“Eos IP”). The Company also granted SENOTHERAPEUTIX a worldwide, exclusive, right and license, under the Eos IP to practice such Eos IP for the conduct of any SENOTHERAPEUTIX development program and to make, use, sell, have sold, offer for sale and import products or processes resulting from created in or developed by such programs. The intellectual property rights granted to each party are sublicensable pursuant to a written sublicense agreement which shall be consistent with, and conform to, the terms and conditions of the Agreement.

Under the terms of the Agreement, SENOTHERAPEUTIX will provide to the Company general and administrative, research and development and other services agreed to by each party (the “Service Agreement”). The Service Agreement expires in February 2029. The Company will pay SENOTHERAPEUTIX’s fully burdened cost for providing the services plus ten percent or other such amounts agreed to by the Parties.

F-63

Pursuant to the Agreement, the Company, its affiliates or any sublicensees will pay SENOTHERAPEUTIX milestone payments upon the achievement of certain development, regulatory and commercial milestones of a product developed by the Company. The Agreement provides that the Company will pay up to $40 million in development and regulatory milestones and up to $75 million in commercial milestones. Under the terms of the Agreement the Company has also agreed to pay royalties of a mid-to-high single-digit percentage to SENOTHERAPEUTIX based on the Company, its affiliates or any sublicensees, on net sales of any product developed by the Company.

Expenses Paid on Behalf of Company

During the three months ended March 31, 2026 and 2025, SENOTHERAPEUTIX paid $325,126 and $78,675, respectively, in expenses on behalf of the Company. These expenses were for regulatory, clinical and accounting consultants, payroll, rent, financial and strategic planning fees and legal costs. Since SENOTHERAPEUTIX does not require these amounts to be repaid, the amounts were credited to additional paid in capital as capital contributions.

Backstop Financing Agreement

During March 2026, the Company entered into a Backstop Financing Agreement with RCM Eos Holdings, LLC, an affiliate of the Company. See Note 14, Backstop Financing Agreement, for additional information.

License Agreement

Subsequent to March 31, 2026, the Company entered into a license agreement with K2 Biolabs, Inc., an entity in which the Company’s Chairman and Chief Executive Officer has ownership interests. See Note 15, Subsequent Events, for additional information regarding the arrangement.

13.	PROPOSED MERGER AGREEMENT

On March 26, 2026, the Company and Pulmatrix, Inc. (“Pulmatrix”), a biopharmaceutical public company that has been focused on the development of novel inhaled therapeutic products intended to prevent and treat migraine and respiratory diseases with important unmet medical needs, announced their intent to enter into a definitive merger agreement under which Pulmatrix will acquire Eos (the “Merger”).

In connection with the Merger, the Company and Pulmatrix have entered into definitive agreements for concurrent private financings of $19 million in aggregate gross proceeds (the “Financings”), including a $1 million investment in Pulmatrix (the “Pulmatrix Investment”) from RCM Eos PIPE HOLDINGS LLC, a related party of Eos due to common control and $2,500,000 in Initial Bridge Notes (the “Initial Bridge Notes”) for the Company from RCM Eos Holdings, LLC, a related party of Eos due to common control both managed by Rapha Capital Management, LLC, a related party of Eos due to common control. The proceeds are expected to support advancement of the Company’s proprietary MitoXcel™ platform, including its lead clinical candidate, PTC-2105, for sarcopenia and sarcopenic obesity. The proposed Merger has been unanimously approved by the boards of directors of both companies and is currently expected to close in the third quarter of 2026, subject to customary closing conditions, including approval by the stockholders of each company and the effectiveness of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission. Following the closing of the proposed Merger and payment of all placement and M&A advisory fees, the pre-Merger Pulmatrix common stockholders are expected to own approximately 6% of the combined company, while pre-Merger Eos stockholders, including investors participating in the Financings and holders of shares issued in payment of placement agent and M&A advisory fees, are expected to own approximately 94%.

The Merger will be accounted for as a reverse asset acquisition in accordance with GAAP. Under this method of accounting, Eos is considered to be the accounting acquirer for financial reporting purposes since immediately following the Merger: (i) Eos’s equity holders will own a substantial majority of the voting rights in the Combined Company; (ii) Eos’s largest stockholder will retain the largest interest in the Combined Company; (iii) Eos will designate all but one of the initial members of the Combined Company board of directors; and (iv) Eos’s executive management team will become the management of the Combined Company. Accordingly, the Merger is expected to be treated for accounting purposes as the equivalent of Eos issuing stock to acquire the net assets of Pulmatrix. As a result of Eos being treated as the accounting acquirer, Eos’s assets and liabilities will be recorded at their pre-combination carrying amounts and the net assets of Pulmatrix will be allocated a portion of the purchase price and recorded based on their relative fair values at the time of closing. Upon completion of the Merger, the historical financial statements of Eos will become the historical consolidated financial statements of Pulmatrix.

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14.	BACKSTOP FINANCING AGREEMENT

In connection with the entry into the Merger, Eos entered into a Securities Purchase Agreement, dated as of March 26, 2026 (as amended, the “Backstop Financing Agreement”), with RCM Eos Holdings, LLC, a Delaware limited liability company and affiliate of Eos (“RCM Eos Holdings”), for the purchase and sale of certain convertible promissory notes (the “Eos Notes”) and shares of Eos common stock for an aggregate committed investment amount of $18 million, subject to reduction based on amounts previously funded under the Initial Bridge Notes and the amount of proceeds raised in the Series A Preferred Financing (as defined below) (the “Eos Financing”). The convertible promissory notes are convertible into shares of Eos Class A Common Stock based on a pre-Merger equity valuation of $100,000,000, which in turn will be exchanged for shares of the Combined Company by virtue of the Merger at the Effective Time.

Additionally, Eos intends to initiate another private placement for further investment into Eos shortly after the signing of the Merger Agreement, but in any event prior to the closing of the Merger, pursuant to subscription agreements for the purchase of Series A Preferred Stock of Eos (the “Series A Preferred Financing”).

At the initial closing of the Eos Financing (the “Initial Closing”), RCM Eos Holdings was obligated to deliver to Eos an aggregate of $2,500,000 for the Initial Bridge Notes. However, funding did not occur until April 9, 2026, when $1,000,000 was transferred on behalf of RCM Eos Holdings to Eos and on May 5, 2026, when $1,500,000 was transferred on behalf of RCM Eos Holdings to Eos. Thus, Eos and RCM Eos Holdings entered into that certain Amended and Restated Securities Purchase Agreement with an effective date as of April 9, 2026, pursuant to which the parties thereto agreed to divide the Initial Closing into two tranches corresponding to the aforementioned dates of funding. Following the Initial Closing, the Company may deliver written notice to the purchasers requiring such purchasers to fund certain Additional Bridge Notes (as defined therein) if, prior to the date that is three months following the Initial Closing, Eos has not received aggregate proceeds of $2,500,000 or more from any closings of the Series A Preferred Financing (each, an “Additional Closing”).

The Eos Notes have a maturity date that is 18 months following the date of the issuance of the Initial Bridge Notes (the “Maturity Date”), accrue interest at a rate of 8% and are convertible into common stock at a conversion price of $17 per share. In the event that the Merger has not been consummated prior to the Maturity Date, the Company may, in its sole discretion, elect to convert the outstanding principal balance and all accrued and unpaid interest on the Eos Notes into shares of Eos common stock upon the earlier of: (a) the closing of an IPO; or (b) the closing of a Next Equity Financing (as defined in the Backstop Financing Agreement). Eos may, in its sole discretion, prepay all (but not less than all) of the outstanding principal balance and all accrued and unpaid interest on all outstanding Eos Notes, subject to proper notice. The Eos Notes contain certain customary events of default, and upon the occurrence and during the continuance of any event of default, the outstanding principal balance of the Eos Notes shall bear interest at a rate equal to 15% per annum.

Upon receipt by the purchasers of written notice from Eos that approval of the Merger has occurred, each purchaser shall fund its pro rata share of the Eos Gross Proceeds (as defined in the Backstop Financing Agreement), less the amounts funded in the Initial Closing and any Additional Closing, and less aggregate proceeds actually received by Eos from the Series A Preferred Financing as of the date of such notice; provided, however, that if, as of the date of such notice, Eos has received aggregate proceeds from the Series A Preferred Financing equal to or greater than $15,500,000, less any amounts funded by the purchasers pursuant to the Additional Bridge Notes provision of the Backstop Financing Agreement, the purchasers shall have no obligation to fund any amounts pursuant to the terms of the Backstop Financing Agreement.

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The Backstop Financing Agreement also provides for the issuance to the purchasers of shares of Eos Class A Common Stock having an aggregate value of $1,000,000 as an origination fee, subject to forfeiture and reallocation provisions.

Per the terms of the Merger, each Eos Note that is outstanding and unconverted as of immediately prior to the Effective Time shall be converted solely into the right to receive a number of shares of Pulmatrix common stock equal to (x) the number Eos Capital Stock that the holder of such Eos Note would have been entitled to had the Eos Note converted into Eos Capital Stock prior to the Effective Time, multiplied by (y) the Exchange Ratio. The Backstop Financing Agreement and Eos Notes additionally contain certain customary representations, warranties and covenants customary for transactions of such nature.
15.	SUBSEQUENT EVENTS

Series A Preferred Stock Private Placement Offering

On April 25, 2026, the Company began offering on a “No Minimum” basis (the “Offering”) shares of the Company’s Series A Preferred Stock, par value of $0.00001 per share (the “Series A Preferred Stock” or the “Securities”) at a purchase price of $17.00 per share, for an aggregate investment of up to $25,000,000 (the “Investment Amount”). This Offering is being made on a “No Minimum” basis, meaning no minimum amount of money must be raised. Each Commitment shall be no less than $250,000 unless otherwise agreed to by the Company in its sole and absolute discretion.

Upon execution of a subscription agreement, each Investor shall fund 20% of its Commitment in exchange for the applicable amount of Series A Preferred Stock. The balance of each Investor’s Commitment shall be funded to the Company no later than (i) 30 days after the declared effective date of the registration statement on Form S-4 filed in connection with the Merger, with written notice by the Company to the Investor of such effective date, or (ii) 35 days prior to the consummation of certain Liquidity Events, as defined in the Offering with written notice by the Company to the Investor of the anticipated consummation date of such Liquidity Event. The Company may continue to accept new Investors for the financing contemplated by this Memorandum until the earliest to occur of (a) 12 months from the date of the first closing hereunder, (b) the consummation of the Merger, or (c) the consummation of a Liquidity Event.

There is no guarantee that the Company will raise all of the funds necessary to implement the business plan and investments could be lost. All net proceeds from the sale of the Securities being offered will be used to repay outstanding debt of the Company, if any, general corporate purposes and working capital including, but not limited to, support of IND-enabling studies for the Company’s lead clinical candidate, PTC-2105, licensing and/or royalty fees to affiliates entities, and/or rent pursuant to market rate leases with affiliates.

In connection with the above, as of April 24, 2026, amended and restated its certificate of incorporation to authorize additional shares of common stock and preferred stock. The total number of shares that Eos is authorized to issue is 13,000,000, of which 10,000,000 shares are Class A common stock, 1,000,000 shares are Class B common stock, 2,000,000 shares are preferred stock, and of such preferred stock, 1,900,000 shares of which are designated as Series A Preferred Stock. The accompanying financial statements and related notes reflect the amended authorized share amounts.

License Agreement

In April 2026, the Company entered into a license agreement (the “License”) with K2 Biolabs, Inc., (“K2”) under which the Company will license a combination of common and dedicated office and laboratory space at K2’s premises in Houston, TX. The initial License term is approximately 13 months, commencing on April 1, 2026, and may be automatically extended at the end of the initial term or any other extension term for a 12-month period. Monthly license payments are $83,042 (plus any applicable taxes), which are subject to a 4% annual increase each year. The Company may terminate the License for convenience, and without penalty, with 60 days’ written notice prior to the License expiration date. If the Company terminates the License during the initial term or any extension term, the Company will be subject to a termination fee ranging from 10% to 80% of the remaining License term, depending on how much advance notice the Company provides to K2 prior to the then current License termination date.

K2 is partially owned by the Company’s Chairman and Chief Executive Officer Dr. Slawin. He owns (a) approximately 0.33% of K2’s outstanding equity interests personally through an option grant for serving as a board member, and (b) SENOTHERAPEUTIX, an entity controlled by Dr. Slawin, holds approximately 3.33% of K2’s outstanding equity interests. Eos obtained certain facility access through intercompany arrangements with SENOTHERAPEUTIX beginning in February 2026 with the execution of the Agreement by and between Eos and SENOTHERAPEUTIX; however, because such intercompany service arrangements terminate upon consummation of the Merger transaction with Pulmatrix, Eos entered into the K2 License Agreement to secure standalone facility access for its operations. In addition, Eos and SENOTHERAPEUTIX have arrangements relating to shared use of certain vivarium space at the K2 facility and allocation of related costs.

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Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

PULMATRIX, Inc.,

PUOS Merger Sub, Inc.,

and

EOS SENOLYTIX, INC.

March 26, 2026

Table of Contents

Section 1. Definitions and Interpretative Provisions		2

1.1	Definitions	2
1.2	Other Definitional and Interpretative Provisions	16

Section 2. Description of Transaction		17

2.1	The Merger	17
2.2	Effects of the Merger	17
2.3	Closing; Effective Time	17
2.4	Organizational Documents; Directors and Officers	17
2.5	Conversion of Company and Merger Sub Equity Securities	18
2.6	Closing of the Company’s Transfer Books	19
2.7	Surrender of Company Capital Stock	20
2.8	Further Action	21
2.9	Intended Tax Treatment	21
2.10	Withholding	21
2.11	Appraisal Rights	21

Section 3. Representations and Warranties of the Company		22

3.1	Due Organization; Subsidiaries	22
3.2	Organizational Documents	22
3.3	Authority; Binding Nature of Agreement	22
3.4	Vote Required	23
3.5	Non-Contravention; Consents	23
3.6	Capitalization.	24
3.7	Indebtedness	25
3.8	Financial Statements	26
3.9	Absence of Changes	26
3.10	Absence of Undisclosed Liabilities	26
3.11	Title to Assets	26
3.12	Real Property; Leasehold	26
3.13	Intellectual Property	26
3.14	Agreements, Contracts and Commitments	29
3.15	Compliance; Permits; Restrictions	31
3.16	Legal Proceedings; Orders	33
3.17	Tax Matters	33
3.18	Employee and Labor Matters; Benefit Plans.	34
3.19	Environmental Matters	37

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3.20	Insurance	37
3.21	No Financial Advisors	37
3.22	Transactions with Affiliates	37
3.23	Ownership of Parent Capital Stock	38
3.24	No Other Representations or Warranties	38

Section 4. Representations and Warranties of Parent and Merger Sub		38

4.1	Due Organization; Subsidiaries	38
4.2	Organizational Documents	39
4.3	Authority; Fairness Opinion; Binding Nature of Agreement	39
4.4	Vote Required	39
4.5	Non-Contravention; Consents	40
4.6	Capitalization	41
4.7	SEC Filings; Financial Statements	42
4.8	Absence of Changes	44
4.9	Absence of Undisclosed Liabilities	44
4.10	Title to Assets	44
4.11	Real Property; Leasehold	45
4.12	Intellectual Property	45
4.13	Agreements, Contracts and Commitments	47
4.14	Compliance; Permits; Restrictions	50
4.15	Legal Proceedings; Orders	52
4.16	Tax Matters	52
4.17	Employee and Labor Matters; Benefit Plans	53
4.18	Environmental Matters	56
4.19	Insurance	57
4.20	Transactions with Affiliates	57
4.21	No Financial Advisors	57
4.22	Valid Issuance	57
4.23	Privacy and Data Security	58
4.24	Sanctions and Trade Controls; AML Laws; Anti-Corruption	59
4.25	No Bankruptcy	59
4.26	No Other Representations or Warranties	59

Section 5. Certain Covenants of the Parties		60

5.1	Operation of Parent’s Business	60
5.2	Operation of the Company’s Business.	62
5.3	Access and Investigation	63

A-3

5.4	No Solicitation	64
5.5	Notification of Certain Matters	65

Section 6. Additional Agreements of the Parties		66

6.1	Registration Statement, Proxy Statement	66
6.2	Company Stockholder Written Consent	67
6.3	Parent Stockholder Meeting	69
6.4	Efforts; Regulatory Approvals.	71
6.5	Company Options	72
6.6	Employee Benefits	73
6.7	Indemnification of Officers and Directors	74
6.8	Disclosure	75
6.9	Listing	76
6.10	Registration, Listing, and Proxy Fees and Expenses	76
6.11	Tax Matters	76
6.12	Legends	77
6.13	Officers and Directors	77
6.14	Termination of Certain Agreements and Rights	78
6.15	Section 16 Matters	77
6.16	Allocation Information	78
6.17	Parent SEC Documents	78
6.18	Obligations of Merger Sub	78
6.19	Parent Warrant	78

Section 7. Conditions Precedent to Obligations of Each Party		79

7.1	Effectiveness of Registration Statement	79
7.2	No Restraints	79
7.3	Stockholder Approval	79
7.4	Listing	79
7.5	Lock-Up Agreements	79

Section 8. Additional Conditions Precedent to Obligations of Parent and Merger Sub		79

8.1	Accuracy of Representations	79
8.2	Performance of Covenants	80
8.3	Documents	80
8.4	No Company Material Adverse Effect	80
8.5	Company Stockholder Written Consent	80
8.6	Minimum Cash Condition	80
8.7	Conversion of Company Intercompany Debt	80

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Section 9. Additional Conditions Precedent to Obligation of the Company		81

9.1	Accuracy of Representations	81
9.2	Performance of Covenants	81
9.3	Documents	81
9.4	No Parent Material Adverse Effect	81
9.5	Foreign Person Status	81
9.6	Parent Charter Amendment	81
9.7	Conversion of Parent Series B	81

Section 10. Termination		82

10.1	Termination	82
10.2	Effect of Termination	83
10.3	Expenses.	84
10.4	Effect of Knowledge on Representations and Warranties	84

Section 11. Miscellaneous Provisions		84

11.1	Non-Survival of Representations and Warranties	84
11.2	Amendment	84
11.3	Waiver	84
11.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile	85
11.5	Applicable Law; Jurisdiction	85
11.6	Assignability	85
11.7	Notices	85
11.8	Cooperation	86
11.9	Severability	86
11.10	Other Remedies; Specific Performance	87
11.11	No Third-Party Beneficiaries	87

Exhibits:

Exhibit A	Form of Company Stockholder Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Certificate of Merger, including certificate of incorporation of the Surviving Corporation attached as Exhibit A thereto, incorporated by reference into this Agreement

A-5

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of March 26, 2026, by and among Pulmatrix, Inc., a Delaware corporation (“Parent”), PUOS Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Eos SENOLYTIX, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.

Recitals

A. Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

B. The Parties intend that, (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) this Agreement will constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

C. The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement, (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve this Agreement and thereby approve the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement, and, if deemed necessary by the Parties, an amendment to Parent’s certificate of incorporation to effect the Nasdaq Reverse Split, and (iv) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to authorize the issuance of the Parent Common Stock in accordance with Nasdaq Listing Rule 5635.

D. The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

E. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

F. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Parties’ willingness to enter into this Agreement, SENOTHERAPEUTIX, Inc., a Delaware corporation (“Seno”), being a holder of the majority of the issued and outstanding shares of Company Capital Stock, is executing a support agreement in favor of Parent in substantially the form attached hereto as Exhibit A (the “Company Stockholder Support Agreement”), pursuant to which Seno has, subject to the terms and conditions set forth therein, agreed to vote all of its shares of Company Capital Stock in favor of the adoption of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.

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G. Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and the Company’s willingness to enter into this Agreement, all of the stockholders of the Company or Parent listed on Section B of the Company Disclosure Letter are executing lock-up agreements in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement,” and collectively, the “Lock-Up Agreements”).

H. It is expected that within two (2) Business Days after the Registration Statement is declared effective under the Securities Act, the holders of shares of Company Capital Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and the Company’s certificate of incorporation and bylaws will either hold a vote in favor of, or execute an action by written consent adopting this Agreement, in order to obtain the Required Company Stockholder Vote.

Agreement

The Parties, intending to be legally bound, agree as follows:

Section 1. Definitions and Interpretative Provisions.

1.1 Definitions.

(a) For purposes of this Agreement (including this Section 1):

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Parent relating to a potential Acquisition Proposal on terms that are not materially less restrictive than the Confidentiality Agreement with respect to the scope of coverage and restrictions on disclosure and use shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions involving:

(a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (ii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries, or issues securities convertible into more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

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(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Affordable Care Act” means the Patient Protection and Affordable Care Act.

“AML Laws” means, to the extent applicable, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon by Parent and the Company.

“Bribery Legislation” means all and any of the following: the United States Foreign Corrupt Practices Act of 1977; the Organization For Economic Co-operation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and related implementing legislation; the relevant common law or legislation in England and Wales relating to bribery and/or corruption, including, the Public Bodies Corrupt Practices Act 1889; the Prevention of Corruption Act 1906 as supplemented by the Prevention of Corruption Act 1916 and the Anti-Terrorism, Crime and Security Act 2001; the Bribery Act 2010; the Proceeds of Crime Act 2002; any anti-bribery or anti-corruption related provisions administered by the United States Department of Treasury’s Office of Foreign Assets Control; and any anti-bribery or anti-corruption related provisions in criminal and anti-competition Laws and/or anti-bribery, anti-corruption and/or anti-money laundering Laws of any jurisdiction in which Parent or the Company operates.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“CEO RSUs” means the options, restricted stock units, restricted stock, stock appreciation rights, or other similar rights with respect to shares of Company Class A Common Stock that the Company will, on or after the date hereof, grant to the Chief Executive Officer of the Company, an entity established by or otherwise controlled by him, or a Person designated by him, pursuant to an award agreement which shall not exceed 13,000,000 Company Class A Common Stock, which shall vest in equal installments upon (a) conduct a pre-Ind meeting with the U.S. Food and Drug Administration (b) filing of an Investigational New Drug application with the U.S. Food and Drug Administration, (c) acceptance of such application by the FDA, and (d) enrollment of the first patient with Sarcopenia or Sarcopenic obesity into a Phase 1b/2a clinical trial.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Section 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Associate” means any current employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Balance Sheet Date” means December 31, 2025.

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“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a) and 3.6(d).

“Company Class A Common Stock” means the Class A common stock, $0.00001 par value per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, $0.00001 par value per share, of the Company.

“Company Common Stock” means collectively the Company Class A Common Stock and Company Class B Common Stock.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has any obligation or (c) under which the Company or any of its Subsidiaries has any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries (a) sponsors, maintains, administers, or contributes to, or (b) provides benefits under or through, or (c) has any obligation to contribute to or provide benefits under or through, or (d) may reasonably be expected to have any Liability, or (e) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Company Equity Incentive Plan” means the Eos SENOLYTIX, Inc. 2024 Equity Incentive Plan, adopted on October 15, 2024.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1(a), 3.2, 3.3, 3.4, 3.5(a)(i) and 3.21.

“Company Investor Financing” means any transaction or series of related transactions occurring after the date of this Agreement and prior to the Closing Date, which involves (a) any issuance or sale by the Company of any shares of Company Capital Stock, (b) warrants to acquire shares of Company Capital Stock which shall, as of the Effective Time, convert into warrants to acquire shares of Parent, provided that such warrants shall not include any rights or obligations of the Parent other than the right to receive Parent Common Stock (the “Investor Financing Warrants”)), (c) any issuance or sale by the Company of any instrument, note or other security that shall automatically convert into or be exchangeable for Company Capital Stock, (d) any borrowing of money or incurrence of indebtedness for borrowed money by the Company, including any loan, credit facility, promissory note, or similar arrangement, to the extent such indebtedness shall automatically convert into or be exchangeable for Company Capital Stock (the convertible notes described in foregoing clauses (c) or (d), each a “Company Convertible Note”) or (e) any combination of the foregoing, in each case, the proceeds of which are used by the Company to fund its operations, research and development activities, or other business purposes, or to satisfy the condition set forth in Section 8.6; provided that, in the case of foregoing clauses (a) through (d), any Company Capital Stock or instrument, note or other security issued shall automatically convert into Parent Common Stock at the Effective Time or in the case of the Investor Financing Warrants the right to receive Parent Common Stock on or after the Effective Time (as set forth in Section 6.5(b)).

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“Company IP Rights” means all Intellectual Property rights that are owned or purported to be owned by, assigned to, exclusively licensed to, or controlled by the Company or its Subsidiaries that are necessary for, or used or held for use in, the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights other than any confidential information provided under confidentiality agreements.

“Company Key Employee” means any executive officer of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material and sustained adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that none of the following (by itself or when aggregated) shall be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement or consummation of this Agreement or the pendency of the Contemplated Transactions, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with its suppliers, customers, business partners or vendors, (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement or to satisfy a request made by Parent, (c) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, cyberattack, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in GAAP or applicable Law or the interpretation thereof, (e) general changes in economic, financial, credit markets, capital markets or political conditions or other conditions generally affecting the industries in which the Company and its Subsidiaries operate within or without the United States, including generalized changes in interest rates, credit ratings, or exchange rates, (f) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business or in furtherance of the Contemplated Transactions, or (g) any failure by the Company or any of its Subsidiaries to meet any projections, forecasts, estimates, earnings or other financial or operating metrics for any period (except that the underlying causes of any such failure may be considered in determining whether a Company Material Adverse Effect has occurred); except in each case with respect to clauses (c), (d) and (e), to the extent materially and disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Options” means options or other rights to purchase shares of Company Capital Stock issued by the Company.

“Company Pre-Closing Budget” means the operating budget of the Company during the Pre-Closing Period, set forth on Section 1.1(a) of the Company Disclosure Letter.

“Company Preferred Stock” means the shares of the Company’s capital stock designated as preferred stock, par value $0.00001 per share.

“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

5

“Company Triggering Event” shall be deemed to have occurred if, at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote the Company Board shall have made a Company Board Adverse Recommendation Change.

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated as of January 14, 2026, by and between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger and the other transactions contemplated by this Agreement, the Parent Charter Amendment, and the Nasdaq Reverse Split (to the extent applicable and deemed necessary by Parent and the Company).

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (A) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) any other plan, program, policy or arrangement providing for stock options, stock purchases, equity-based compensation, bonuses (including any annual bonuses and retention bonuses) or other incentives, severance pay, deferred compensation, employment, compensation, change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) all other plans, programs, policies or arrangements providing compensation to employees, consultants and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other similar laws affecting or relating to creditors’ rights generally and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

6

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b),(c),(m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the ratio (rounded to four decimal places) equal to the quotient obtained by dividing (i) the Company Merger Shares by (ii) the Company Outstanding Shares, in which:

●	“Company Allocation Percentage” means 93.8144%.

●	“Company Merger Shares” means the product determined by multiplying (i) the Post-Closing Parent Shares by (ii) the Company Allocation Percentage.

●	“Company Outstanding Shares” means, without duplication, and expressly excluding the CEO RSUs, the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time, expressed on a fully diluted and as-converted-to-Company Common Stock basis assuming, without limitation or duplication the exercise of all Company Options, Investor Financing Warrants or other rights or commitments to receive shares of Company Common Stock or Company Preferred Stock (or securities convertible or exercisable into shares of Company Common Stock or Company Preferred Stock), whether conditional or unconditional, that are outstanding as of immediately prior to the Effective Time.

●	“Parent Allocation Percentage” means 6.1856%.

●	“Parent Outstanding Shares” means, without duplication, (including, without limitation, the effects of the Nasdaq Reverse Split, if completed) (a) the total number of shares of Parent Common Stock outstanding immediately prior to the Effective Time, plus (b) the underlying shares of Parent Common Stock in respect of all Parent Options and Parent Warrants that are outstanding immediately prior to the Effective Time. Parent Outstanding Shares shall not include the total number of shares of Parent Common Stock underlying Series B Convertible Preferred Stock, including any Series B Convertible Preferred Stock issue to Palladium Capital as the placement agent, or any shares issuable to Palladium Capital pursuant to that certain M&A Advisory Agreement, dated as of March 2, 2026, by and between PALLADIUM CAPITAL GROUP, LLC and Parent.

●	“Post-Closing Parent Shares” mean the quotient determined by dividing (i) the Parent Outstanding Shares by (ii) the Parent Allocation Percentage.

7

“FCPA” means the Foreign Corrupt Practices Act of 1977.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Government Official” means (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any candidate for political office, or (iii) any political party or party official.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, (e) formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (f) all United States and foreign rights arising under or associated with any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (a) with respect to an individual, that such individual is actually aware of the relevant fact or such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities, (b) with respect to Parent, the Knowledge of the individuals listed on Schedule A of the Parent Disclosure Letter as of the date of such knowledge is imputed, (c) with respect to Company, the Knowledge of the individuals listed on Schedule C of the Company Disclosure Letter as of the date of such knowledge is imputed, and (d) with respect to any Person that is an Entity (other than Parent or the Company) the Knowledge of any executive officer of such Person as of the date such knowledge is imputed. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or to have conducted or to obtain or to have obtained opinions of counsel or any Intellectual Property rights clearance searches.

8

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including requirements imposed by Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

“Merger Sub Board” means the board of directors of Merger Sub.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq” means The Nasdaq Stock Market.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its business and consistent with its past practice.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person, (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented, and (c) any amendments, amendments and restatements, restatements, or other modifications of any of the foregoing.

“Parent Associate” means any current employee, independent contractor, officer or director of Parent or any of its Subsidiaries.

“Parent Balance Sheet” means the audited balance sheet of Parent as of December 31, 2025, included in Parent’s Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC.

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“Parent Board” means the board of directors of Parent.

“Parent Capital Stock” means, the Parent Common Stock and the Parent Preferred Stock.

“Parent Capitalization Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 4.6(a) and 4.6(d).

“Parent Closing Price” means the volume weighted average closing trading price of a share of Parent Common Stock on Nasdaq for the five (5) consecutive trading days ending three (3) trading days immediately prior to the Closing Date as reported by Bloomberg L.P.

“Parent Common Stock” means the common stock, $0.0001 par value per share, of Parent.

“Parent Contract” means any Contract: (a) to which Parent is a party, (b) by which Parent or any Parent IP Rights or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation or (c) under which Parent has or may acquire any right or interest.

“Parent Employee Plan” means any Employee Plan that Parent or any of its Subsidiaries (a) sponsors, maintains, administers, or contributes to, or (b) provides benefits under or through, or (c) has any obligation to contribute to or provide benefits under or through, (d) may reasonably be expected to have any Liability, or (e) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Parent or any of its Subsidiaries (or their spouses, dependents, or beneficiaries).

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 4.1(a), 4.2, 4.3, 4.4, 4.5(a)(i) and 4.21.

“Parent IP Rights” means all Intellectual Property owned, licensed or controlled by Parent that is necessary for, or used or held for use in, the operation of the business of Parent.

“Parent IP Rights Agreement” means any Contract governing, related or pertaining to any Parent IP Rights.

“Parent Key Employee” means (i) an executive officer of Parent; and (ii) any employee of Parent that reports directly to the Parent Board or to an executive officer of Parent.

“Parent Legacy Business” means the business of Parent as conducted at any time prior to the date of this Agreement, including but not limited to business related to the assets listed on Section 1.1(a) of the Parent Disclosure Letter.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions, (b) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Parent that is required to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof or (f) general economic or political conditions or conditions generally affecting the industries in which Parent or any of its Subsidiaries operates; except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting Parent or any of its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent or any of its Subsidiaries operates. Notwithstanding the above, a delisting of Parent Common Stock on Nasdaq shall constitute a Parent Material Adverse Effect, provided that the Company has not refused or unreasonably delayed its consent to reasonable actions by Parent to maintain the listing of Parent Common Stock on Nasdaq.

10

“Parent Options” means options or other rights to purchase shares of Parent Common Stock granted by Parent, including pursuant to any Parent Stock Plan.

“Parent Preferred Stock” means the shares of Parent’s capital stock designated as preferred stock, par value $0.0001 per share of Parent.

“Parent Registered IP” means all Parent IP Rights that are owned or exclusively licensed by Parent that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all Patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Parent Restricted Stock Units” means any equity award with respect to Parent Common Stock that represents the right to receive in the future shares of Parent Common Stock pursuant to any Parent Stock Plan.

“Parent Stockholder Matters” means, collectively, (i) the issuance of Parent Common Stock in the Merger pursuant to Nasdaq Listing Rule 5635, (ii) the Parent Charter Amendment, and (iii) the Nasdaq Reverse Split (to the extent applicable and deemed necessary by Parent and the Company).

“Parent Triggering Event” shall be deemed to have occurred if, prior to the approval of this Agreement and the Contemplated Transactions by Parent’s stockholders and subject to Section 6.3(c): (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation, (b) the Parent Board or any committee thereof shall have made a Parent Board Adverse Recommendation Change or subject to Section 6.3(e), publicly proposed, endorsed or recommended any Acquisition Proposal or (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4).

“Parent Warrant” means any warrant to purchase shares of Parent Common Stock.

“Party” or “Parties” means the Company, Merger Sub and Parent.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

11

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by the appropriate proceedings and for which adequate reserves have been made on the Company Audited Financial Statements or the Parent Balance Sheet, as applicable, in accordance with GAAP, (b) minor non-monetary liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Parent, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies for amounts that are not yet due and payable, (f) liens arising under applicable securities Law, (g) zoning, building codes, land use restrictions and other similar governmental regulations affecting real property that do not materially interfere with the current use of such real property, (h) easements, covenants, conditions, restrictions, rights of way, and other similar matters of record affecting real property that do not materially impair the use or occupancy of such real property in the operation of the business conducted thereon, (i) non-exclusive licenses of Intellectual Property granted in the Ordinary Course of Business, (j) Encumbrances arising under this Agreement and (k) any Lien disclosed on Section 1.1(k) of the Company Disclosure Letter.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means any data or information that constitutes “personal information,” “personal data,” “personally identifiable information,” “protected health information,” or any analogous term under applicable Law, including any such information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with any identified or identifiable individual or household.

“Privacy Laws” mean, collectively, (a) all Laws governing privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of Personal Information, including any such legally binding requirements set forth in regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as the U.S. Federal Trade Commission, U.S. Federal Communications Commission, and state data protection authorities, including HIPAA, Section 5 of the Federal Trade Commission Act, the Telephone Consumer Protection Act and U.S. state consumer protection and data breach notification Laws, and (b) any legally binding requirements of any self-regulatory organizations governing data privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of Personal Information.

“Representatives” means with respect to a Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and other representatives.

“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (including, without limitation, as of the date of this Agreement, Cuba, Iran, North Korea, and Russia, and the Crimea, Donetsk, Luhansk, Zaporizhzhia and Kherson regions of Ukraine).

“Sanctioned Person” means (a) any Person that is listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person located, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

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“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, an Entity that such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of this Agreement, (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions, (c) with respect to which any required financing is fully committed pursuant to customary debt or equity commitment letters that contain only customary conditions, or is reasonably capable of being obtained on a timely basis and (d) is reasonably capable of being completed on the terms proposed.

“Tax” means any U.S. federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, environmental tax, excise tax, ad valorem tax, transfer tax, conveyance tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, social security tax, customs duty, licenses tax, alternative or add-on minimum or other tax or similar charge, duty, levy, fee, tariff, impost, obligation or assessment in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Trade Control Laws” means, to the extent applicable, (a) the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) similar export control, import, and antiboycott laws and regulations imposed, administered or enforced by the United Kingdom or the European Union, except to the extent inconsistent with U.S. law.

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“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Terms	Section
Agreement	Preamble
Allocation Certificate	6.16
Assumed Option	6.5(a)
Assumed Warrant	6.5(b)
Capitalization Date	4.6(a)
Certificate of Merger	2.3
Certifications	4.7(a)
Closing	2.3
Closing Date	2.3
Company	Preamble
Company 409A Plan	3.18(i)
Company Audited Financial Statements	6.1(e)
Company Board Adverse Recommendation Change	6.2(d)
Company Board Recommendation	6.2(c)
Company Disclosure Letter	3.8(a)
Company Gross Cash	8.6
Company Interim Financial Statements	6.1(e)
Company Intervening Event	6.2(d)
Company Material Contract	3.14(a)
Company Material Contracts	3.14(a)
Company Permits	3.15(b)
Company Product Candidates	3.15(d)
Company Real Estate Leases	3.12
Company Regulatory Permits	3.15(d)
Company Required S-4 Information	6.1(d)
Company Stock Certificates	2.7(b)
Company Stockholder Support Agreement	Recital
Company Stockholder Written Consents	6.2(a)
Costs	6.7(a)
D&O Indemnified Parties	6.7(a)
D&O Tail Policy	6.7(a)
Dissenting Shares	2.11(a)
DPA	9.5

14

Drug/Device Regulatory Agency	3.15(b)
Effective Time	2.3
Employment-Related Laws	3.18(j)
End Date	10.1(b)
Exchange Agent	2.7(a)
Fairness Opinion	4.3
FDA	3.15(b)
FDCA	3.15(c)
Form S-4	6.1(a)
GAAP	3.8(a)
Initial Financial Delivery Period	6.1(e)
Intended Tax Treatment	2.9
IT Systems	4.23(b)
Liability	3.10
Lock-Up Agreement	Recital
Lock-Up Agreements	Recital
Merger	Recital
Merger Consideration	2.5(a)(ii)
Merger Sub	Preamble
Nasdaq Listing Application	6.9
Notice Period	6.2(d)
Ordinary Course Agreement	3.17(g)
Parent	Preamble
Parent 409A Plan	4.17(j)
Parent Balance Sheet Date	4.9
Parent Board Adverse Recommendation Change	6.3(c)
Parent Board Recommendation	6.3(a)
Parent Disclosure Letter	Section 4
Parent Grant Date	4.6(f)
Parent Intervening Event	6.3(c)
Parent Listing Transaction	6.9
Parent Material Contract	4.13(a)
Parent Material Contracts	4.13(a)
Parent Notice Period	6.3(c)
Parent Permits	4.14(b)
Parent Product Candidates	4.14(d)
Parent Real Estate Leases	4.11
Parent Regulatory Permits	4.14(d)
Parent SEC Documents	4.7(a)
Parent Stock Plan	4.6(c)
Parent Stockholder Matters	6.3(a)
Parent Stockholder Meeting	6.3(a)
PHSA	3.15(c)

15

Post-Closing Welfare Plan	6.6(b)
Pre-Closing Period	5.1(a)
Privacy Policies	4.23(a)
Proxy Statement	6.1(a)
Registration Statement	6.1(a)
Required Company Stockholder Vote	3.4
Required Parent Stockholder Vote	4.4
SEC Documents	6.17
Seno	Recitals
Service Provider Grants	3.6(d)
Stockholder Notice	6.2(b)
Surviving Corporation	2.1
Tax Certificates	6.11(c)
Transaction Litigation	6.4(c)
WARN Act	3.18(j)

1.2 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract (except for references to any agreements or Contracts listed on the Parent Disclosure Letter or Company Disclosure Letter) are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The Exhibits to this Agreement, the Parent Disclosure Letter and the Company Disclosure Letter are integral parts of the interpretation of this Agreement, but only Exhibit C (including Exhibit A to such Exhibit) is incorporated by reference and made a part hereof for purposes of Section 251 of the DGCL. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Letter or Parent Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 or Section 4, respectively. Any reference to or in a particular section of the Company or Parent Disclosure Letter shall be deemed to be an exception to the representations and warranties of the Company or Parent (as applicable) that are contained in the corresponding Section of this Agreement. The disclosures in any section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections, whether or not an explicit reference or cross-reference is made. The words “delivered” or “made available” mean, with respect to any documentation, that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been (a) posted to and continuously made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

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Section 2. Description of Transaction

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.

2.3 Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10.1, and subject to the satisfaction or waiver of the conditions set forth in Section 7, Section 8 and Section 9, the consummation of the Merger (the “Closing”) shall take place remotely, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7, Section 8 and Section 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance attached hereto as Exhibit C and incorporated herein by reference (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4 Organizational Documents; Directors and Officers.

(a) Prior to the Effective Time, Parent will file the Parent Charter Amendment with the office of the Secretary of State of the State of Delaware.

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(b) At the Effective Time:

(i) The certificate of incorporation of the Surviving Corporation shall be amended and restated in the Merger to read as set forth on Exhibit A to the Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(ii) The bylaws of the Surviving Corporation shall be identical to the bylaws of the Company as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws;

(iii) Provided, however, that following the Effective Time (but as soon thereafter as practicable), the certificate of incorporation shall be amended to change the name of the Surviving Corporation to “EOS SENOLYTIX OPCO, INC.,” and make such other changes as are mutually agreed to by Parent and the Company,

(iv) The certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, Parent shall file an amendment to its certificate of incorporation to (i) change the name of Parent to “EOS SENOLYTIX, INC.”, (ii) effect the Nasdaq Reverse Split (to the extent applicable and necessary), (iii) increase the number of shares of Parent Common Stock that Parent is authorized to issue to a number mutually agreed between Parent and the Company, and (iv) make such other changes as are mutually agreeable to Parent and the Company (such amendment, the “Parent Charter Amendment”);

(v) The directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as set forth in Section 6.13; and

(vi) The directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of Merger Sub, shall be as set forth in Section 6.13 after giving effect to the provisions of Section 6.13, or such other persons as shall be mutually agreed upon by Parent and the Company.

2.5 Conversion of Company and Merger Sub Equity Securities.

(a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Parent:

(i) any shares of Company Capital Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(ii) subject to Section 2.5(c), each share of Company Capital Stock outstanding immediately prior to the Effective Time (excluding (x) shares of Company Capital Stock to be canceled pursuant to Section 2.5(a)(i), and (y) Dissenting Shares) shall be converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio; and

(iii) subject to Section 2.5(c), each Company Convertible Note that is outstanding and unconverted as of immediately prior to the Effective Time shall be converted solely into the right to receive a number of shares of Parent Common Stock equal to (x) the number of Company Capital Stock that the holder of such Company Convertible Note would have been entitled to had the Company Convertible Note converted into Company Capital Stock prior to the Effective Time, multiplied by (y) the Exchange Ratio.

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(b) If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Capital Stock issued in exchange for such shares of Company Capital Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Capital Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c) No fractional shares of Parent Capital Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall receive from Parent, in lieu of such fractional share and upon surrender by such holder of a letter of transmittal in accordance with Section 2.7(b) and any accompanying documents as required therein: (i) one share of Parent Common Stock if the aggregate amount of fractional shares of Parent Common Stock such holder of Company Capital Stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Common Stock if the aggregate amount of fractional shares of Parent Common Stock such holder of Company Capital Stock would otherwise be entitled to is less than 0.50, with no cash being paid for any fractional share eliminated by such rounding.

(d) Each share of common stock, $0.00001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each book entry share of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(e) If, between the date of this Agreement and the Effective Time, the outstanding Company Capital Stock or Parent Capital Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Options and Parent Capital Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Capital Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

2.6 Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such Company Capital Stock shall be made on such stock transfer books after the Effective Time.

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2.7 Surrender of Company Capital Stock.

(a) Prior to the Closing Date, Parent and the Company shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Parent Capital Stock issuable pursuant to Section 2.5(a) in exchange for Company Capital Stock.

(b) Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of physical stock certificates representing shares of Company Capital Stock (the “Company Stock Certificates”) shall be effected, and risk of loss and title shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent) and (ii) instructions for effecting the surrender of Company Stock Certificates, or uncertificated shares of Company Capital Stock, in exchange for book-entry shares of Parent Capital Stock. Upon surrender of a Company Stock Certificate or other reasonable evidence of the ownership of uncertificated Company Capital Stock to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or uncertificated shares of Company Capital Stock shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Capital Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5(a) and Section 2.5(c) and (B) the Company Stock Certificate or uncertificated shares of Company Capital Stock so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7(b), each Company Stock Certificate or uncertificated shares of Company Capital Stock shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Parent Capital Stock representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Capital Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate or any Parent Capital Stock issued in exchange therefor as Parent may reasonably request.

(c) No dividends or other distributions declared or made with respect to Parent Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Capital Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or uncertificated shares of Company Capital Stock or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d) Any shares of Parent Capital Stock deposited with the Exchange Agent that remain undistributed to holders of Company Stock Certificates as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates or uncertificated shares of Company Capital Stock in accordance with this Section 2.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Capital Stock and any dividends or distributions with respect to shares of Parent Capital Stock.

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(e) No Person shall be liable to any holder of any Company Stock Certificate or uncertificated shares of Company Capital Stock or to any other Person with respect to any shares of Parent Capital Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.8 Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.9 Intended Tax Treatment. The Parties acknowledge and agree that, for U.S. federal (and applicable state and local) income Tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

2.10 Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld from such consideration under applicable Law; provided that the Exchange Agent, Parent and the Surviving Corporation shall, other than with respect to amounts that are taxable as wages, use commercially reasonable efforts to promptly notify such Persons of any intention to withhold any portion of such consideration and cooperate with such Persons to reduce or eliminate any such withholding to the extent permitted by applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. All payments made under this agreement that constitute compensation to employees for services for Tax purposes shall be made through the payroll of the Surviving Corporation or Parent, as applicable.

2.11 Appraisal Rights.

(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders or owned by beneficial owners who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.5 attributable to such Dissenting Shares. Such stockholders or beneficial owners shall be entitled to receive payment of the fair value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders or beneficial owners fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders or owned by beneficial owners who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 2.5 and 2.7.

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(b) The Company shall give Parent prompt written notice of any demands by dissenting stockholders or beneficial owners received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and Parent shall have the right to be reasonably informed of material negotiations and proceedings with respect to such demands.

Section 3. Representations and Warranties of the Company.

Except as set forth in the written disclosure document delivered by the Company to Parent (the “Company Disclosure Letter”) concurrently with the execution of this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

3.1 Due Organization; Subsidiaries.

(a) The Company and each of its Subsidiaries is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b) The Company and each of its Subsidiaries is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c) The Company has no Subsidiaries except as set forth on Section 3.1(c) of the Company Disclosure Letter. The Company is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2 Organizational Documents. The Company has delivered to Parent accurate and complete copies of the Organizational Documents of the Company. The Company is not in breach or violation of its Organizational Documents in any material respect.

3.3 Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

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3.4 Vote Required. The affirmative vote (or written consent) of a majority of the votes (taking into account the relative voting preferences of the Company Class A Common Stock and the Company Class B Common Stock) entitled to be cast by the holders of the Company Common Stock (collectively, the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions.

3.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company, or any of the assets owned, leased or used by the Company;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

(b) Except for (i) the Required Company Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) No state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements or any of the Contemplated Transactions.

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3.6 Capitalization.

(a) As of the date hereof, the authorized capital stock of the Company consists of (i) 7,000,000 shares of Company Common Stock of which 6,000,000 have been designated Company Class A Common Stock, of which 4,000,000 have been issued and are outstanding, and of which 1,000,000 have been designated Company Class B Common Stock, 1,000,000 of which have been issued and are outstanding, and (ii) 1,000 shares of Company Preferred Stock, of which, as of the date hereof, of which 0 have been issued and are outstanding. The Company does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents of the Company or under applicable securities Laws. None of the outstanding Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Capital Stock or other securities. Section 3.6(b) of the Company Disclosure Letter sets forth all repurchase rights held by the Company with respect to Company Capital Stock (including shares issued pursuant to the exercise of stock options).

(c) Except for the Company Equity Incentive Plan, the CEO RSUs, or as set forth on Section 3.6(c) of the Company Disclosure Letter, the Company does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Except with respect to the CEO RSUs, Section 3.6(c) of the Company Disclosure Letter sets forth the following information with respect to each Company Option outstanding as of the date hereof: (i) the name of the holder, (ii) the number of shares of Company Common Stock subject to such Company Option as of the date hereof, (iii) the exercise price of such Company Option, (iv) the grant date of such Company Option, (v) the vesting commencement date of such Company Option, (vi) the applicable vesting schedule, (vii) the date on which such Company Option expires, if any, and (viii) whether such Company Option is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option. The Company has made available to Parent accurate and complete copies of equity incentive plans pursuant to which the Company has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Company Equity Incentive Plan, any amendments thereto and any awards granted thereunder.

(d) Except for the CEO RSUs, outstanding Company Options or any other equity awards issued under the Company Equity Incentive Plan (including any shares of Company Common Stock issuable upon the exercise of such Company Options or other equity awards) to non-employee directors, employees, consultants or other service providers following the date hereof but prior to the Closing (collectively, the “Service Provider Grants”), there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Company Capital Stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any Company Capital Stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

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(e) All outstanding Company Capital Stock, Company Options and other securities of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) The Company Capital Stock are uncertificated.

(g) With respect to Company Options granted pursuant to the Company Equity Incentive Plan, (i) each grant of a Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective (the “Company Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof) or duly authorized officer and any required stockholder approval by the necessary number of votes or written consents, (ii) each Company Option grant was made in accordance with the terms of the Company Equity Incentive Plan pursuant to which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each Company Option was not less than the fair market value of a share of Company Common Stock on the applicable Company Grant Date.

3.7 Indebtedness.

(a) As of the date hereof and as of the Closing, except at set forth on Section 3.7(a) of the Company Disclosure Letter, Company does not have any outstanding (a) indebtedness for borrowed money (including intercompany debt), (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations under any interest rate, currency or other hedging agreement, (d) capital lease obligations, (e) obligations for the deferred purchase price of property, goods or services (other than trade payables or accrued expenses incurred in the Ordinary Course of Business), (f) conditional sale or other title retention agreements, (g) obligations secured by an Encumbrance on Company’s assets, whether or not such obligations have been assumed, or (h) guarantees of any of the foregoing.

3.8 Financial Statements.

(a) The Company Audited Financial Statements, when delivered, (i) will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except that the Company Audited Financial Statements may not have notes thereto and other presentation items that may be required by GAAP and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (ii) fairly present, in all material respects, the financial position and operating results of the Company as of the dates and for the periods indicated therein.

(b) There have not been, and currently are not, any securitization transactions or “off balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company.

(c) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer of the Company, the Company Board or any committee thereof. Neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

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3.9 Absence of Changes. Except as set forth on Section 3.9 of the Company Disclosure Letter, since the Company Balance Sheet Date and the date of this Agreement, the Company and its Subsidiaries have, in all material respects, conducted their business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Parent pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.10 Absence of Undisclosed Liabilities. Since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), except for: (a) Liabilities disclosed, reflected or reserved against in the Company Audited Financial Statements, (b) normal and recurring current Liabilities that have been incurred by the Company since the Company Balance Sheet Date in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of the Company under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions, (e) Liabilities described in Section 3.10 of the Company Disclosure Letter and (f) those Liabilities that are not material to the Company.

3.11 Title to Assets. Except with respect to commercial-off-the-shelf software and software licenses or as would not be material to the Company, the Company owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Company Audited Financial Statements and (b) all other tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

3.12 Real Property; Leasehold. The Company does not own and has never owned any real property, nor is the Company party to any agreement to purchase or sell any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder to the Company’s Knowledge.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Company Disclosure Letter sets forth, in all material respects, an accurate, true and complete listing of all Company Registered IP as of the date hereof.

(b) Section 3.13(b) of the Company Disclosure Letter accurately identifies (i) all Company Contracts pursuant to which any Company IP Rights are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing or distribution of, any of the Company’s products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of services, equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof) and (ii) whether the license or licenses granted to the Company are exclusive or nonexclusive.

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(c) Section 3.13(c) of the Company Disclosure Letter accurately identifies, in all material respects each Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for the Company’s benefit).

(d) The Company is not bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Company IP Rights anywhere in the world.

(e) The Company exclusively owns all right, title and interest to and in Company IP Rights (other than (i) Company IP Rights licensed to the Company, or co-owned rights each as identified in Section 3.13(e) of the Company Disclosure Letter, (ii) any non-customized software that (A) is licensed to the Company solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing or distribution of, any of the Company’s products or services and (iii) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing, and except as set forth on Section 3.13(e) of the Company Disclosure Letter:

(i) All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority.

(ii) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Intellectual Property for the Company has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the Company and confidentiality provisions protecting trade secrets and confidential information of the Company.

(iii) To the Knowledge of the Company, no current or former stockholder, officer, director or employee of the Company has any claim, right (whether currently exercisable, or exercisable in the future) or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.

(iv) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company has an ownership interest, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution owning such Company IP Rights or the right to receive royalties or other remuneration for the practice of such Company IP Rights as of the date of this Agreement.

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(v) The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as confidential or a trade secret.

(vi) The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person since the Company Balance Sheet Date.

(f) The Company has delivered or made available to Parent, a complete and accurate copy of all Company IP Rights Agreements. With respect to each of the Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company and in full force and effect, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) the Company, and to the Knowledge of the Company, no other party to any such agreement, is not in breach or default thereof in any material respect.

(g) To the Knowledge of the Company, (i) the manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by the Company does not violate any license or agreement between the Company and any third party in any material respect, and does not infringe or misappropriate any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect, and (ii) no third party is infringing upon any Patents owned by Company within the Company IP Rights, or otherwise violating any Company IP Rights Agreement.

(h) As of the date of this Agreement, Company is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights. The Company has not received any written notice asserting that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that the Company has otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights in any material respect.

(i) To the Knowledge of the Company, each item of Company Registered IP is and at all times has been filed and maintained in compliance in all material respects with all applicable Law and all filings, payments and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, all Company Registered IP that is issued or granted is valid and enforceable.

(j) To the Knowledge of the Company, except as set forth on Section 3.13(j) of the Company Disclosure Letter, no trademark (whether registered or unregistered) or trade name owned, used or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person, except as would not have a Company Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired as determined by the Company in accordance with GAAP.

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(k) Except as (i) set forth in Sections 3.13(b), 3.13(c) or 3.13(k) of the Company Disclosure Letter, (ii) as contained in “off-the-shelf” license agreements entered into in the Ordinary Course of Business by the Company, or (iii) as would not be material to the Company, taken as a whole, (A) the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to the Company taken as a whole and (B) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l) The Company is not party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.14 Agreements, Contracts and Commitments.

(a) Section 3.14(a) of the Company Disclosure Letter lists the following Company Contracts in effect as of the date of this Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i) each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii) each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision, in each case other than Company Contracts that may be cancelled without any liability to the Company or its Subsidiaries upon notice of sixty (60) days or less;

(iii) each Company Contract (A) pursuant to which any Person granted the Company an exclusive license under any Intellectual Property, or (B) pursuant to which the Company granted any Person an exclusive license under any Company IP Rights;

(iv) each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(v) each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company, any of its Subsidiaries, or of a product;

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(vi) each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $100,000 after the date of this Agreement;

(vii) other than any Company Contract pertaining to Company Investor Financing, each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(viii) each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement, (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(ix) each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions and requiring payments by Company after the date in this Agreement in excess of $100,000 pursuant to its express terms;

(x) each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payments by, or annual payments to, the Company in excess of $100,000;

(xi) each Company Contract entered into in settlement of any Legal Proceeding or other dispute pursuant to which the Company or any of its Subsidiaries has outstanding obligations to pay consideration in excess of $100,000;

(xii) any other Company Contract that is not terminable at will within sixty (60) days’ notice (with no penalty or payment) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate or (B) that is material to the business or operations of the Company taken as a whole; or

(xiii) Company Real Estate Leases.

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(b) The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto, in each case to the extent in effect as of the date of this Agreement. To the Company’s Knowledge, there are no Company Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such a manner, and, if such Company Material Contract provides for a cure period, the Company or such other party fails to have cured such breach, violation or default, so that any other party or the Company, as the case may be, is permitted to modify, cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. As of the date of this Agreement, no Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

3.15 Compliance; Permits; Restrictions.

(a) The Company is, and has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order or other Legal Proceeding or action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement or Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Except for matters regarding the U.S. Food and Drug Administration (or any successor agency thereto) (“FDA”) or other comparable Governmental Authority responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug or medical device products (“Drug/Device Regulatory Agency”), the Company holds all required Governmental Authorizations that are material to the operation of the business of the Company as currently conducted (the “Company Permits”). Section 3.15(b) of the Company Disclosure Letter identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, substantially limit, suspend or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged violation by the Company of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by a Drug/Device Regulatory Agency.

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(d) The Company holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of the Company as currently conducted, and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Section 3.15(d) of the Company Disclosure Letter identifies each Company Regulatory Permit. The Company has timely maintained and is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or correspondence or, to the Knowledge of the Company, other communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has made available to Parent all information requested by Parent in the Company’s possession or control relating to material Company Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Company Product Candidates, including but not limited to complete copies of the following (to the extent there are any): (x) adverse event reports; preclinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

(e) All clinical, preclinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated, were, and, if still pending, are being conducted in accordance in all material respects with standard medical and scientific research procedures, in accordance in all material respects with the applicable protocols and in compliance in all material respects with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 312 and 812. The Company has not received any written notices, correspondence or other communications from any Drug/Device Regulatory Agency, Governmental Authority, institutional review board, ethics committee or safety monitoring committee requiring or, to the Knowledge of the Company, threatening to initiate any action to place a clinical hold order on, or otherwise terminate, delay or suspend any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated. Further, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or, to the Knowledge of the Company, on behalf of the Company has been disqualified from participating in studies involving the Company Product Candidates and, to the Knowledge of the Company, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f) The Company is not and, to the Knowledge of the Company, no contract manufacturer with respect to any Company Product Candidate, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products, including Company Product Candidates, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or by any other Drug/Device Regulatory Agency under a comparable policy. The Company has not and, to the Knowledge of the Company, no contract manufacturer, nor their respective officers, employees or agents, with respect to any Company Product Candidate, has committed any acts, made any statement or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto or a comparable policy of any other Drug/Device Regulatory Agency. None of the Company and, to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents is currently or has been debarred, convicted of any crime or is engaging or has engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company and, to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees, or agents.

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(g) All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of the Company in connection with any Company Product Candidate have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211 and 600-610 and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h) Neither the Company nor, to the Knowledge of the Company, any manufacturing site of a contract manufacturer or laboratory, with respect to any Company Product Candidate, (i) is subject to a Drug/Device Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from the FDA or other Drug/Device Regulatory Agency alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Drug/Device Regulatory Agency, and, to the Knowledge of the Company, neither the FDA nor any other Drug/Device Regulatory Agency is considering such action.

3.16 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries or any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or Company Key Employee is subject to any Order that prohibits such officer or Company Key Employee from engaging in or continuing in any conduct, activity or practice relating to the Company or any of its Subsidiaries or any material assets owned or used by the Company or any of its Subsidiaries.

3.17 Tax Matters.

(a) The Company has timely filed (or caused to be timely filed) all income Tax Returns and all other material Tax Returns required to be filed by the Company under applicable Law (taking into account any applicable extensions). All such Tax Returns were true, correct and complete in all material respects. Subject to exceptions as would not be material, no claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction.

(b) All material amounts of Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid (taking into account any applicable extensions).

(c) The Company has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

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(d) There are no Encumbrances for a material amount of Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of the Company.

(e) No deficiencies for a material amount of Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of the Company. The Company has not granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect.

(f) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five (5) years.

(g) The Company is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary commercial Contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax (an “Ordinary Course Agreement”).

(h) The Company has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). The Company has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(i) The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j) The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(k) The Company is not aware of any facts or circumstances and has not taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Intended Tax Treatment.

3.18 Employee and Labor Matters; Benefit Plans.

(a) The Company has made available to Parent a list (on an anonymized basis) setting forth, for each Company Associate who is an employee of the Company or any of its Subsidiaries, whether full- or part-time, such employee’s annual salary (or if hourly, hourly rate), most recent annual bonus received, and current annual bonus opportunity. No Company Key Employee has indicated to the Company, or any of its Subsidiaries, that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise. The Company has made available to Parent a list (on an anonymized basis) setting forth, for each Company Associate who is an individual independent contractor engaged by the Company, such contractor’s rate of compensation.

(b) The employment of the Company’s and each of its Subsidiaries’ employees is terminable by the Company and/or its applicable Subsidiary at will. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, to the extent currently effective and material.

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(c) Neither the Company nor any of its Subsidiaries is a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company.

(d) Section 3.18(d) of the Company Disclosure Letter lists all Company Employee Plans (other than employment arrangements which are terminable “at will” without any contractual obligation on the part of the Company or any of its Subsidiaries to make any severance, termination, change in control or similar payment and that are substantively identical to the employment arrangements made available to Parent).

(e) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(f) Each Company Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been timely made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law.

(g) Neither the Company nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither the Company nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA.

(h) No Company Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (1) pursuant to COBRA or an analogous state law requirement or (2) continuation coverage through the end of the month in which such termination or retirement occurs. The Company does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(i) Each Company Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the authoritative guidance thereunder) (each, a “Company 409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable authoritative guidance thereunder.

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(j) The Company and each of its Subsidiaries is, and has been, in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, retaliation and harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee and workplace safety and health, wages (including overtime wages), compensation, hours of work, “plant closings” and “mass layoffs” within the meaning of the Worker Adjustment and Retraining Act of 1988 or similar state or local law (the “WARN Act”), labor practices or disputes, restrictive covenants, employment agreements, workers’ compensation and long-term disability policies, leaves of absence and worker privacy (collectively, “Employment-Related Laws”), and in each case, with respect to employees of the Company and any of its Subsidiaries: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any material amounts of arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no material Legal Proceedings, claims, labor disputes or organizing activities, or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated against or involving the Company or any of its Subsidiaries or any trustee of the Company or any of its Subsidiaries relating to any employee, contingent worker, director, employment agreement or Employee Plan (other than routine claims for benefits) or Employment-Related Laws. To the Knowledge of the Company, there are no material pending or threatened in writing or reasonably anticipated claims or actions against the Company, any trustee or any trustee of any Subsidiary of the Company under any workers’ compensation policy or long-term disability policy. The Company is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state or local agency or Governmental Authority with respect to employment practices.

(k) Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification within the last three (3) years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages.

(l) To the Company’s Knowledge, in the last three (3) years, there has never been, nor has there been any threat of, any material strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, by or with respect to any Company Associates. No event has occurred within the past six months, and no condition or circumstance exists, that, to the Company’s Knowledge, might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such material strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(m) Neither the Company nor any of its Subsidiaries is, nor has the Company nor any of its Subsidiaries been, engaged in any material unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any current or former employee of the Company or any of its Subsidiaries including charges of unfair labor practices or discrimination complaints.

(n) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees or other service providers for any income or excise taxes paid pursuant to Section 4999 or Section 409A of the Code.

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(o) Neither the Company nor any of its Subsidiaries is a party to any Contract that as a result of the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, could (either alone or in conjunction with any other event) result in, or cause the accelerated vesting, payment, funding or delivery of any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries.

3.19 Environmental Matters. The Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material liability under any Environmental Law. The Company has made available all environmental site assessments, environmental audits and other material environmental documents in the Company’s possession or control relating to the Company, including the Company’s business and current or former facilities.

3.20 Insurance. The Company has delivered to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

3.21 No Financial Advisors. Except as set forth on Section 3.21 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.22 Transactions with Affiliates. Except with respect to Company Options or any other equity awards issued under the Company Equity Incentive Plan (including any shares of Company Common Stock issuable upon the exercise of such Company Options or other equity awards), Section 3.22 of the Company Disclosure Letter describes any material transactions or relationships between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

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3.23 Ownership of Parent Capital Stock. None of the Company or any of its directors, officers, or Affiliates or, to the knowledge of the Company or any of its controlled Affiliates, any employees of the Company or any of its controlled Affiliates (a) has owned any shares of Parent’s capital stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of Parent, in each case during the three years prior to the date hereof.

3.24 No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Parent nor any other person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Parent set forth in Section 4 (in each case as qualified and limited by the Parent Disclosure Letter)) none of the Company, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4. Representations and Warranties of Parent and Merger Sub.

Except (i) as set forth in the written disclosure document delivered by Parent to the Company (the “Parent Disclosure Letter”) concurrently with the execution of this Agreement or (ii) as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents shall be deemed to be disclosed in a section of the Parent Disclosure Letter only to the extent that is readily apparent from a reading of such Parent SEC Documents that is applicable to such section or subsection of the Parent Disclosure Letter, Parent and Merger Sub represent and warrant to the Company as follows:

4.1 Due Organization; Subsidiaries.

(a) Each of Parent and Merger Sub is a corporation duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement.

(b) Each of Parent and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

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(c) Parent has no Subsidiaries other than Merger Sub, its wholly-owned Subsidiary Pulmatrix Operating Company, Inc., the PCL Merger subs and except as set forth on Section 4.1(c) of the Parent Disclosure Letter, Parent does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any Entity other than Merger Sub. Except as set forth on Section 4.1(c) of the Parent Disclosure Letter, Parent is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Parent has not agreed and is not obligated to make, nor is Parent bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Parent has not, at any time, been a general partner or managing member of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2 Organizational Documents. Parent has delivered to the Company accurate and complete copies of Parent’s and each of its Subsidiaries’ Organizational Documents. Parent and its Subsidiaries are not in breach or violation of their respective Organizational Documents in any material respect.

4.3 Authority; Fairness Opinion; Binding Nature of Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions. The Parent Board has: (a) received an unwithdrawn written opinion from Gemini Valuation Services, LLC, to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the stockholders of Parent (it being understood and agreed that such written opinion is for the benefit of Parent and may not be relied upon by the Company for any purpose) (the “Fairness Opinion”), (b) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (c) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement and (d) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Contemplated Transactions, and, if deemed necessary by Parent and the Company, the amendment to the certificate of incorporation of Parent to (i) change the name of Parent to “EOS SENOLYTIX, INC.”, (ii) effect the Nasdaq Reverse Split, (iii) authorize the issuance of the Parent Common Stock in accordance with Nasdaq Listing Rule 5635 and (iv) make such other changes as are mutually agreeable to Parent and the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and the accuracy of the representation in Section 3.23, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4 Vote Required. Assuming the accuracy of the representation in Section 3.23, the affirmative vote of a majority of the shares of Parent Common Stock properly cast at the Parent Stockholder Meeting is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve Parent Stockholder Matters (assuming the Parent Charter Amendment is limited to clauses (i) through (iii) of the definition of the Parent Charter Amendment), this Agreement, and the Contemplated Transactions (collectively, the “Required Parent Stockholder Vote”).

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4.5 Non-Contravention; Consents.

(a) Subject to obtaining the Required Parent Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, and assuming the accuracy of the representation in Section 3.23, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or its Subsidiaries;

(ii) contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Parent or its Subsidiaries or any of the assets owned or used by Parent or its Subsidiaries, is subject;

(iii) contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or its Subsidiaries or that otherwise relates to the business of Parent, or any of the assets owned, leased or used by Parent;

(iv) contravene, conflict with or result in a violation or breach of, or result in a default (with or without notice or lapse of time, or both) under, any provision of any Parent Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Parent Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract, (C) accelerate the maturity or performance of, or any rights or benefits under, any Parent Material Contract or (D) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances).

(b) Except for (i) any Consent set forth on Section 4.5(a) of the Parent Disclosure Letter under any Parent Contract, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) compliance with any applicable requirements of the HSR Act (if applicable) and (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and assuming the accuracy of the representation in Section 3.23, neither Parent nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c) Assuming the accuracy of the representation in Section 3.23, the Parent Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

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4.6 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock of which 3,652,285 shares have been issued and are outstanding as of February 23, 2026 (the “Capitalization Date”), (ii) 500,000 shares of Parent Preferred Stock, of which 6,746 have been designated Series A Convertible Preferred Stock and of which 0 shares have been issued and are outstanding and prior to the date hereof 1,000 will have been designated Series B Convertible Preferred Stock (“Series B Convertible Preferred Stock”) and of which 1,000 shares have been issued and are outstanding. No shares of Parent Preferred Stock have been issued and are outstanding as of the Capitalization Date. Parent does not hold any shares of its capital stock in its treasury.

(b) All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents of Parent or under applicable securities Laws. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is Parent bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Section 4.6(b) of the Parent Disclosure Letter accurately and completely describes all repurchase rights held by Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options) or shares or other equity interests of any of its Subsidiaries, and specifies which of those repurchase rights are currently exercisable.

(c) Except for the Parent 2013 Employee, Director and Consultant Equity Incentive Plan, (as may be amended from time to time, the “Parent Stock Plans”) and except as set forth on Section 4.6(c) of the Parent Disclosure Letter, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. Parent does not have any employee stock purchase plan or similar program. Section 4.6(c) of the Parent Disclosure Letter sets forth the following information with respect to each Parent Option and Parent Warrant outstanding as of the Capitalization Date, as applicable: (i) the name of the holder, (ii) the number of shares of Parent Common Stock subject to such Parent Option or Parent Warrant as of the Capitalization Date, (iii) the exercise price of such Parent Option or Parent Warrant, (iv) the date on which such Parent Option or Parent Warrant was granted, (v) the applicable vesting schedule, including any acceleration provisions, (vi) the date on which such Parent Option or Parent Warrant expires, (vii) whether such Parent Option is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option and (viii) in the case of a Parent Option, the plan pursuant to which such Parent Option was granted. Parent has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Parent has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Parent Stock Plan and any amendments thereto.

(d) Except for the outstanding Parent Options, Parent Warrants or as set forth on Section 4.6(d) of the Parent Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent.

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(e) All outstanding shares of Parent Common Stock, Parent Options, Parent Warrants and other securities of Parent have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f) With respect to Parent Options granted pursuant to the Parent Stock Plan, (i) each grant of a Parent Option or Parent Restricted Stock Unit was duly authorized no later than the date on which the grant of such Parent Option was by its terms to be effective (the “Parent Grant Date”) by all necessary corporate action, including, as applicable, approval by the Parent Board (or a duly constituted and authorized committee thereof) or duly authorized officer and any required stockholder approval by the necessary number of votes or written consents, (ii) each Parent Option grant was made in accordance with the terms of the Parent Stock Plan pursuant to which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each Parent Option was not less than the fair market value of a share of Parent Common Stock on the applicable Parent Grant Date.

4.7 SEC Filings; Financial Statements.

(a) Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and as of the date hereof, each of the Parent SEC Documents complied with, as of the Closing, will comply with, in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Parent SEC Documents (excluding information in such Parent SEC Documents that is “furnished” instead of “filed” under Items 2.02 or 7.01 in the Parent’s Current Reports on Form 8-K) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. To the Knowledge of Parent, there is no fact, circumstance, event, change, effect or condition that would require Parent to file any amendment or supplement to any Parent SEC Document to correct any material misstatement or omission contained therein or to update any information disclosed therein in order for any such Parent SEC Document to comply with applicable requirements of the Securities Act or the Exchange Act. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP. The books of account and other financial records of Parent and each of its Subsidiaries are true and complete in all material respects.

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(c) Parent’s auditor has at all times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d) Except as set forth on Section 4.7(d) of the Parent Disclosure Letter, Parent has not received any comment letter from the SEC or the staff thereof, and with respect to any comment letters received by Parent from the SEC or the staff hereof prior to the date hereof, all such comment letters have been fully resolved with no outstanding or unresolved comments, and Parent has provided the Company true and complete copies of all such letters and all responses thereto. Parent has not received any correspondence from Nasdaq or the staff thereof (including, but not limited to, relating to the delisting or maintenance of listing, or threatened delisting of the Parent Common Stock on Nasdaq). Parent has not disclosed any unresolved SEC comments in the Parent SEC Documents.

(e) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq. No facts or circumstances exist that would reasonably be expected to result in the delisting of the Parent Common Stock from Nasdaq as a result of the Contemplated Transactions or otherwise.

(g) Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Parent maintains records that in reasonable detail accurately and fairly reflect Parent’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with the authorization policy and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed to Parent’s auditors and the Audit Committee of the Parent Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, Parent’s internal control over financial reporting is effective at the reasonable assurance level and Parent has not identified any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

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(h) Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Certifications and such disclosure controls and procedures are effective. Parent has carried out evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(i) As of the date hereof and as of the Closing, neither Parent nor any of its Subsidiaries has any outstanding (a) indebtedness for borrowed money, (b) obligations evidenced by bonds, debentures, notes or other similar instruments, (c) obligations under any interest rate, currency or other hedging agreement, (d) capital lease obligations, (e) obligations for the deferred purchase price of property, goods or services (other than trade payables or accrued expenses incurred in the Ordinary Course of Business), (f) conditional sale or other title retention agreements, (g) obligations secured by an Encumbrance on Parent’s or any of its Subsidiaries’ assets, whether or not such obligations have been assumed, or (h) guarantees of any of the foregoing.

4.8 Absence of Changes. Except as set forth on Section 4.8 of the Parent Disclosure Letter, between the Parent Balance Sheet Date and the date of this Agreement, Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any Parent Material Adverse Effect.

4.9 Absence of Undisclosed Liabilities. Since December 31, 2025 (the “Parent Balance Sheet Date”), neither Parent nor any of its Subsidiaries has any Liability of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts, and (d) Liabilities described in Section 4.9 of the Parent Disclosure Letter.

4.10 Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet and (b) all other tangible assets reflected in the books and records of Parent as being owned by Parent. All of such assets are owned or, in the case of leased assets, leased by Parent or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

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4.11 Real Property; Leasehold

. Neither Parent nor any of its Subsidiaries owns or has ever owned any real property, nor is Parent party to any agreement to purchase or sell any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Parent or its Subsidiaries or, to Parent’s Knowledge, the other party thereto.

4.12 Intellectual Property.

(a) Section 4.12(a) of the Parent Disclosure Letter is an accurate, true and complete listing of all Parent Registered IP.

(b) Section 4.12(b) of the Parent Disclosure Letter accurately identifies (i) all Parent Contracts pursuant to which any Parent IP Rights are licensed to Parent (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Parent products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of services, equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Parent and its employees in Parent’s standard form thereof) and (ii) whether the license or licenses granted to Parent are exclusive or nonexclusive.

(c) Section 4.12(c) of the Parent Disclosure Letter accurately identifies each Parent Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Parent IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Parent IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Parent’s benefit).

(d) Neither Parent nor any of its Subsidiaries is bound by, and no Parent IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Parent or any of its Subsidiaries to use, exploit, assert, or enforce any Parent IP Rights anywhere in the world.

(e) Parent or one of its Subsidiaries exclusively owns all right, title, and interest to and in the Parent IP Rights (other than (i) Parent IP Rights licensed to Parent, or co-owned rights each as identified in Section 4.12(e) of the Parent Disclosure Letter, (ii) any non-customized software that (A) is licensed to Parent solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing or distribution of, any of Parent or its Subsidiaries’ products or services and (iii) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i) All documents and instruments necessary to register or apply for or renew registration of Parent Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

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(ii) Each Person who is or was an employee or contractor of Parent or any of its Subsidiaries and who is or was involved in the creation or development of any Intellectual Property for Parent or any of its Subsidiaries has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to Parent or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Parent and its Subsidiaries.

(iii) To the Knowledge of Parent, no current or former stockholder, officer, director or employee of Parent or any of its Subsidiaries has any claim, right (whether currently exercisable, or exercisable in the future), or interest to or in any Parent IP Rights purported to be owned by Parent. To the Knowledge of Parent, no employee of Parent or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Parent or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Parent IP Rights purported to be owned by Parent or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Parent IP Rights purported to be owned by Parent or such Subsidiary.

(iv) No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Parent IP Rights in which Parent or any of its Subsidiaries has an ownership interest, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution owning such Parent IP Rights or the right to receive royalties or other remuneration for the practice of such Parent IP Rights as of the date of this Agreement.

(v) Parent and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Parent or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi) Parent or any of its Subsidiaries has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Parent IP Rights to any other Person.

(f) Parent has delivered, or made available to the Company, a complete and accurate copy of all material Parent IP Rights Agreements. With respect to each of the Parent IP Rights Agreements: (i) each such agreement is valid and binding on Parent and/or its Subsidiaries and in full force and effect, (ii) neither Parent nor any of its Subsidiaries has received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) Parent and its Subsidiaries are not, and to the Knowledge of Parent, no other party to any such agreement is, in breach or default thereof in any material respect.

(g) The manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Parent does not violate any license or agreement between Parent or its Subsidiaries and any third party in any material respect, and, to the Knowledge of Parent (after due inquiry), does not infringe or misappropriate any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no third party is infringing upon any Patents owned by Parent within the Parent IP Rights, or violating any Parent IP Rights Agreement.

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(h) As of the date of this Agreement, Parent is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Parent IP Rights. Parent has not received any written notice asserting that any Parent IP Rights or the proposed use, sale, offer for sale, license or disposition of any products, methods or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Parent or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the Parent IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of Parent or any of its Subsidiaries to exploit any Parent IP Rights.

(i) Each item of Parent Registered IP is and at all times has been filed and maintained in compliance in all material respects with all applicable Law and all filings, payments and other actions required to be made or taken to maintain such item of Parent Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of Parent, all Parent Registered IP that is issued or granted is valid and enforceable.

(j) To the Knowledge of Parent, no trademark (whether registered or unregistered) or trade name owned, used or applied for by Parent conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person except as would not have a Parent Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Parent has or purports to have an ownership interest has been impaired as determined by Parent in accordance with GAAP.

(k) Except as may be set forth in the Contracts listed on Section 4.12(b), 4.12(c) or 4.12(l) of the Parent Disclosure Letter or as contained in “off-the-shelf” license agreements entered into in the Ordinary Course of Business by Parent, (i) Parent is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim which is material to Parent taken as a whole and (ii) Parent has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l) Neither Parent nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Parent IP Rights, result in breach of, default under or termination of such Contract with respect to any Parent IP Rights, or impair the right of Parent or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Parent IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

4.13 Agreements, Contracts and Commitments.

(a) Section 4.13 of the Parent Disclosure Letter identifies each Parent Contract that is in effect as of the date of this Agreement (each, a “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(i) each Parent Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

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(ii) each Parent Contract requiring payments by Parent after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Parent Associate providing employment related, consulting or independent contractor services, not terminable by Parent on thirty (30) calendar days’ or less notice without liability;

(iii) each Parent Contract relating to any agreement or plan, including any option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv) each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v) each Parent Contract containing (A) any covenant limiting the freedom of Parent or any of its Subsidiaries to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of Parent’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vi) each Parent Contract (A) pursuant to which any Person granted Parent an exclusive license under any Intellectual Property, or (B) pursuant to which Parent granted any Person an exclusive license under any Parent IP Rights;

(vii) each Parent Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent, any of its Subsidiaries, or of a product;

(viii) each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $50,000 pursuant to its express terms and not cancelable without penalty;

(ix) each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity (A) in each case, involving payments in excess of $50,000 after the date of this Agreement, or (B) which has any outstanding actual or potential obligations, indemnities, or other liabilities of amounts in excess of $50,000;

(x) each Parent Contract entered into in settlement of any Legal Proceeding or other dispute pursuant to which Parent or any of its Subsidiaries has outstanding obligations to pay consideration in excess of $50,000;

(xi) each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $50,000 or creating any material Encumbrances with respect to any assets of Parent or any loans or debt obligations with officers or directors of Parent;

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(xii) each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $50,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Parent or such Subsidiary or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Parent or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Parent or any of its Subsidiaries, in each case, except for Parent Contracts entered into in the Ordinary Course of Business;

(xiii) each Parent Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the Contemplated Transactions and requiring payments by Parent after the date in this Agreement in excess of $50,000 pursuant to its express terms;

(xiv) each Parent Contract to which Parent or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound (other than Parent Real Estate Leases), which involves annual obligations of payment by, or annual payments to, Parent or such Subsidiary in excess of $50,000;

(xv) any Parent Real Estate Lease;

(xvi) a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the Parent Disclosure Letter; or

(xvii) any other Parent Contract (other than Parent Real Estate Leases) that is not terminable at will (with no penalty or payment) by Parent or any of its Subsidiaries, and (A) which involves payment or receipt by Parent or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $50,000 in the aggregate, or obligations after the date of this Agreement in excess of $50,000 in the aggregate or (B) that is material to the business or operations of Parent and its Subsidiaries taken as a whole.

(b) Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Parent has not nor, to Parent’s Knowledge as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such a manner, and, if such Parent Material Contract provides for a cure period, Parent or such other party fails to have cured such breach, violation or default, so that any other party or Parent, as the case may be, is permitted to modify, cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Parent Material Adverse Effect. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

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4.14 Compliance; Permits; Restrictions.

(a) Parent and each of its Subsidiaries is, and since January 1, 2023, has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order or other action by any Governmental Authority is pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries. There is no agreement or Order binding upon Parent or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b) Except for matters regarding the FDA or other Drug/Device Regulatory Agency, each of Parent and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Parent and Merger Sub as currently conducted (collectively, the “Parent Permits”). Section 4.14(b) of the Parent Disclosure Letter identifies each Parent Permit. Each of Parent and its Subsidiaries is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, substantially limit, suspend or materially modify any Parent Permit. The rights and benefits of each Parent Permit, if any, will be available to Parent and Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Parent and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c) There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened with respect to an alleged violation by Parent or any of its Subsidiaries of the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by a Drug/Device Regulatory Agency.

(d) Each of Parent and its Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of Parent and Merger Sub as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Parent Product Candidates”) (the “Parent Regulatory Permits”) and no such Parent Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. Section 4.14(d) of the Parent Disclosure Letter identifies each Parent Regulatory Permit. Parent has timely maintained and is in compliance in all material respects with the Parent Regulatory Permits and neither Parent nor any of its Subsidiaries has since January 1, 2023, received any written notice or correspondence or, to the Knowledge of Parent, other communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Parent Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Parent Regulatory Permit. Parent has made available to the Company all information requested by the Company in Parent’s or its Subsidiaries’ possession or control relating to material Parent Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Parent Product Candidates, including, but not limited to, complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

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(e) All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, in which Parent or its Subsidiaries or their respective product candidates, including the Parent Product Candidates, have participated were, since January 1, 2023, and, if still pending, are being conducted in accordance in all material respects with industry standard medical and scientific research procedures, in accordance in all material respects with applicable protocols and contractual arrangements, and in compliance in all material respects with applicable regulations of the Drug/Device Regulatory Agencies and other applicable Law, including but not limited to 21 C.F.R. Parts 11, 50, 54, 56, 58, 312 and 812. Since January 1, 2023, neither Parent nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug/Device Regulatory Agency, Governmental Authority, institutional review board, ethics committee or safety monitoring committee requiring or, to the Knowledge of Parent threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend any clinical studies conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries or its current product candidates, including the Parent Product Candidates, have participated and neither Parent nor any of its Subsidiaries are aware of the existence of any fact or event as of the date hereof that would reasonably be expected to lead to any of the aforementioned. Further, no clinical investigator, researcher, or clinical staff participating in any clinical study conducted by or, to the Knowledge of Parent, on behalf of Parent or any of its Subsidiaries has been disqualified from participating in studies involving the Parent Product Candidates, and to the Knowledge of Parent, no such administrative action to disqualify such clinical investigators, researchers, or clinical staff has been threatened or is pending.

(f) Neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, any contract manufacturer with respect to any Parent Product Candidate is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of its business or products, including Parent Product Candidates, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or by any other Drug/Device Regulatory Agency under a comparable policy. Neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, any contract manufacturer, nor their respective officers, employees or agents, with respect to any Parent Product Candidate has committed any acts, made any statement or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto or a comparable policy of any other Drug/Device Regulatory Agency. None of Parent, any of its Subsidiaries, and to the Knowledge of Parent, any contract manufacturer with respect to any Parent Product Candidate, or any of their respective officers, employees or agents is currently or has been debarred, convicted of any crime or is engaging or has engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Parent, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Parent, any of its Subsidiaries, and to the Knowledge of Parent, any contract manufacturer with respect to any Parent Product Candidate, or any of its officers, employees, or agents.

(g) All manufacturing operations conducted by, or to the Knowledge of Parent, for the benefit of, Parent or its Subsidiaries in connection with any Parent Product Candidate since January 1, 2023, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211 and 600-610, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

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(h) None of Parent, any of its Subsidiaries, and to the Knowledge of Parent, any manufacturing site of a contract manufacturer or laboratory, with respect to any Parent Product Candidate, (i) is subject to a Drug/Device Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from the FDA or other Drug/Device Regulatory Agency alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Drug/Device Regulatory Agency, and, to the Knowledge of Parent, neither the FDA nor any other Drug/Device Regulatory Agency is considering such action.

4.15 Legal Proceedings; Orders.

(a) There is no pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent or any of its Subsidiaries or any Parent Associate (in his or her capacity as such) or any of the material assets owned or used by Parent or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b) There is no Order to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries is subject. To the Knowledge of Parent, no officer or other Parent Key Employee or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing in any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or any material assets owned or used by Parent or any of its Subsidiaries.

4.16 Tax Matters.

(a) Each of Parent and each of its Subsidiaries has timely filed (or caused to be timely filed) all income Tax Returns and all other material Tax Returns required to be filed by it under applicable Law (taking into account any applicable extensions). All such Tax Returns were true, correct and complete in all material respects. Subject to exceptions as would not be material, no claim has been made by a Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b) All material amounts of Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid (taking into account any applicable extensions).

(c) Each of Parent and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d) There are no Encumbrances for a material amount of Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of Parent or any of its Subsidiaries.

(e) No deficiencies for a material amount of Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect.

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(f) Parent has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five (5) years.

(g) Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(h) Neither Parent nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Parent). Neither Parent nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Parent or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(i) Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j) Neither Parent nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(k) Neither Parent nor any of its Subsidiaries is aware of any facts or circumstances or has taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Intended Tax Treatment.

(l) Neither Parent nor any of its Subsidiaries is a party to any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with any Governmental Authority that would be binding on Parent, the Surviving Corporation, or any of its Subsidiaries after the Closing.

(m) All intercompany transactions between Parent and any of its Subsidiaries, and among any of its Subsidiaries, have been conducted at arm’s length and in compliance in all material respects with Section 482 of the Code and the Treasury Regulations promulgated thereunder, and any comparable provisions of state, local, or non-U.S. Law. Parent and its Subsidiaries have maintained documentation (including any applicable transfer pricing studies) in accordance with Sections 6662 and 6662A of the Code and any comparable provisions of state, local, or non-U.S. Law.

(n) Neither Parent nor any of its Subsidiaries has made or changed any Tax election that would reasonably be expected to adversely affect Parent, the Surviving Corporation or any of their respective Subsidiaries following the Closing.

4.17 Employee and Labor Matters; Benefit Plans.

(a) Parent has made available to Company a list setting forth, for each Parent Associate who is an employee of Parent or any of its Subsidiaries, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the expected return), whether exempt from the Fair Labor Standards Act and applicable state law, annual salary (or if hourly, hourly rate), most recent annual bonus received and current annual bonus opportunity. Parent has made available to Company a list setting forth, for each Parent Associate who is an individual independent contractor engaged by Parent or any of its Subsidiaries, such contractor’s name, duties and rate of compensation.

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(b) The employment of Parent’s employees is terminable by Parent at will. Parent has made available to the Company accurate and complete copies of all employee manuals and handbooks, to the extent currently effective and material.

(c) Parent is not a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent.

(d) Section 4.17(d) of the Parent Disclosure Letter lists all Parent Employee Plans (other than employment arrangements which are terminable “at will” without any contractual obligation on the part of Parent or any of its Subsidiaries to make any severance, termination, change in control or similar payment and that are substantively identical to the employment arrangements made available to the Company).

(e) Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Employee Plan or the exempt status of any related trust.

(f) Each Parent Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms and applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Parent, threatened in writing with respect to any Parent Employee Plan. All payments and/or contributions required to have been made with respect to all Parent Employee Plans either have been timely made or have been accrued in accordance with the terms of the applicable Parent Employee Plan and applicable Law.

(g) Neither Parent nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Parent nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA.

(h) No Parent Employee Plan provides for medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (1) pursuant to COBRA or an analogous state law requirement or (2) continuation coverage through the end of the month in which such termination or retirement occurs. Parent does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(i) No Parent Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

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(j) Each Parent Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the authoritative guidance thereunder) (each, a “Parent 409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable authoritative guidance thereunder. No payment to be made under any Parent 409A Plan is or, when made in accordance with the terms of the Parent 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.

(k) Parent is in material compliance with all Employment-Related Laws and in each case, with respect to the employees of Parent: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any material amounts of arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no material Legal Proceedings, claims, labor disputes or organizing activities, or grievances pending or, to the Knowledge of Parent, threatened or reasonably anticipated against or involving Parent or any trustee of Parent relating to any employee, contingent worker, director, employment agreement or Parent Employee Plan (other than routine claims for benefits) or Employment-Related Laws. To the Knowledge of Parent, there are no material pending or threatened or reasonably anticipated claims or actions against Parent, any Parent trustee or any trustee of any Subsidiary of Parent under any workers’ compensation policy or long-term disability policy. Parent is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state or local agency or Governmental Authority with respect to employment practices.

(l) Parent has no material liability with respect to any misclassification within the past three (3) years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Parent has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act (nor has Parent been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under the WARN Act that remains unsatisfied.

(m) To the Knowledge of Parent, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, with respect to any Parent Associate. No event has occurred within the past six months, and no condition or circumstance exists, that, to the Knowledge of Parent, might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(n) Neither Parent nor any of its Subsidiaries is, nor has Parent nor any of its Subsidiaries been, engaged in any material unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Parent, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any current or former employee of Parent or any of its Subsidiaries, including charges of unfair labor practices or discrimination complaints.

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(o) There is no contract, agreement, plan or arrangement to which Parent or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees or other service providers for any income or excise taxes paid pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(p) Neither Parent nor any of its Subsidiaries is a party to any Contract that as a result of the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, could (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Parent or any of its Subsidiaries.

(q) Section 4.17(q) of the Parent Disclosure Letter sets forth a complete and accurate list of (i) each employee, officer, director or other service provider of Parent or any of its Subsidiaries who is entitled to receive any change of control, severance, retention, transaction bonus or similar payment in connection with the execution and delivery of this Agreement, the Required Parent Stockholder Vote, or the consummation of the Contemplated Transactions (either alone or in conjunction with any other event, including termination of employment), (ii) the amount of each such payment, and (iii) the aggregate amount of all such payments. Parent represents and warrants that such aggregate amount of all change of control, severance, retention, transaction bonus and similar payments set forth on Section 4.17(q) of the Parent Disclosure Letter is complete and accurate as of the date hereof.

4.18 Environmental Matters.

(a) Since January 1, 2023, Parent and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received since January 1, 2023, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Parent or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with Parent’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent: (i) no current or prior owner of any property leased or controlled by Parent or any of its Subsidiaries has received since January 1, 2023, any written notice or other communication relating to property owned or leased at any time by Parent or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Parent nor any of its Subsidiaries has any material liability under any Environmental Law. Parent has made available all environmental site assessments, environmental audits and other material environmental documents in Parent’s possession or control relating to Parent and its Subsidiaries, including Parent’s and its Subsidiaries’ business and current or former facilities.

(b) Neither Parent nor any of its Subsidiaries has, except in compliance with all applicable Environmental Laws: (i) generated, used, handled, treated, stored, released, discharged, emitted or disposed of any Hazardous Materials on, at, under, in, to or from any property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries, (ii) transported or arranged for the transportation of any Hazardous Materials to or from any property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries, or (iii) arranged for the disposal, treatment or recycling of any Hazardous Materials at any other location. To the Knowledge of Parent, no Hazardous Materials are present on, at, under or migrating to or from any property currently or formerly owned, leased or operated by Parent or any of its Subsidiaries in quantities or concentrations that would reasonably be expected to give rise to any material liability under any Environmental Law or otherwise require investigation or remediation under any Environmental Law.

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4.19 Insurance. Parent has delivered to the Company accurate and complete copies of all insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and its Subsidiaries (including Merger Sub). Each of such insurance policies is in full force and effect and Parent and its Subsidiaries (including Merger Sub) are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2023, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Parent and its Subsidiaries (including Merger Sub) has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Parent or such Subsidiary for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

4.20 Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC. No (a) present or former officer or director of Parent or any of its Subsidiaries, (b) beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of 5% or more of the outstanding shares of Parent Capital Stock or (c) affiliate or “associate” or any member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any Person described in the foregoing clauses (a) or (b) is a party to any actual or proposed transaction, agreement, commitment, arrangement or understanding with Parent or any of its Subsidiaries or has engaged in any transaction therewith since January 1, 2021, excluding any employment or similar agreement, confidentiality agreement, invention assignment agreement, noncompetition agreement, indemnification agreement with any present or former officer or director of Parent or any of its Subsidiaries, Parent Employee Plan or Contract in connection therewith. Section 4.20 of the Parent Disclosure Letter identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.

4.21 No Financial Advisors. Except as set forth on Section 4.21 of the Parent Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent.

4.22 Valid Issuance. The Parent Capital Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. Upon completion of the Parent Charter Amendment, Parent has authorized for issuance, and reserved a sufficient number of the Parent Capital Stock to consummate the Contemplated Transactions.

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4.23 Privacy and Data Security.

(a) Parent and its Subsidiaries are and since January 1, 2023, have been in compliance with all applicable Privacy Laws and the applicable terms of any Parent Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, with respect to, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information (including any such information of individuals, clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists that interact with Parent or any of its Subsidiaries in connection with the operation of Parent’s and its Subsidiaries’ business), except, in each case, for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, Parent (i) has implemented and maintains reasonable written policies and procedures that materially comply with Privacy Laws and are designed to protect the privacy and security of Personal Information (“Privacy Policies”) and (ii) has complied with such Privacy Policies, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no Legal Proceeding has been asserted or threatened against Parent or any of its Subsidiaries by any Person alleging a violation of Privacy Laws, Privacy Policies, or the applicable terms of any Parent Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, with respect to, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information. To the Knowledge of Parent, there have been no data security incidents or data breaches, or other adverse events or incidents that have resulted in any unauthorized access to, or collection, use, disclosure, modification or destruction of, Personal Information or other data in the possession or control of Parent, any of its Subsidiaries, or any service provider acting on behalf of Parent, in each case, where such incident, breach, or event has resulted in a notification obligation to any Person under applicable Law or pursuant to the terms of any Parent Contract.

(b) Parent and its Subsidiaries have implemented and maintain commercially reasonable administrative, technical, and physical safeguards, security measures, and policies designed to protect (i) the operation, confidentiality, integrity, and security of their software, systems, networks, databases, websites, servers, and other information technology assets (collectively, “IT Systems”) and (ii) all data (including confidential, proprietary, trade secret information, and Personal Information) processed thereby against unauthorized access, use, modification, disclosure, or other misuse. The IT Systems are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of Parent and its Subsidiaries as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware, viruses, and other corruptants.

(c) Since January 1, 2023, there have been no material failures, breakdowns, continued substandard performance, or other adverse events affecting the IT Systems of Parent or any of its Subsidiaries that have caused any material disruption to the business of Parent or any of its Subsidiaries.

(d) Parent maintains, and has maintained since January 1, 2023, cyber liability insurance coverage, including coverage for data breaches and cybersecurity incidents, with coverage limits and terms that are reasonable and customary for companies of similar size operating in the same or similar industries. Such insurance policies are in full force and effect, and all premiums due and payable thereunder have been timely paid. Parent has not received any written notice of cancellation or non-renewal of any such policy, nor has any claim under any such policy been denied. Neither Parent nor any of its Subsidiaries has made any claims against such cyber liability insurance policy since its inception, nor has any claim thereunder been denied.

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4.24 Sanctions and Trade Controls; AML Laws; Anti-Corruption.

(a) Parent and each of its Subsidiaries has, within the last five (5) years: (i) complied with applicable Trade Control Laws and Sanctions and AML Laws in all material respects; (ii) maintained in place and implemented controls to comply with applicable Trade Control Laws and Sanctions; (iii) not knowingly engaged in a prohibited transaction or dealing, direct or indirect, with or involving a Sanctioned Country or Sanctioned Person and (iv) not been, to the Knowledge of the Parent, the subject of or otherwise involved in an investigation or enforcement action by any Governmental Authority or other legal proceeding with respect to any actual or alleged violations of Trade Control Laws or Sanctions, and has not been notified of any such pending or threatened actions.

(b) Neither Parent nor any of its Subsidiaries, nor any of its or their respective directors, offices, or to the Knowledge of Parent, employes, or agents, is: (i) a Sanctioned Person; (ii) subject to debarment or any list-based designation under any Trade Control Law; or (iii) engaged in transactions, dealings, or activities that are reasonably expected to cause such Person to become a Sanctioned Person.

(c) Except as would not, individually or in the aggregate, be material to Parent, neither the Parent nor any of its Subsidiaries, nor any of their respective directors, officers or employees, nor, to the Knowledge of the Parent, any other Person acting on behalf of the Parent or any of its Subsidiaries, has, at any time during the past five (5) years, (i) taken any action in violation of the FCPA or other applicable Bribery Legislation (in each case to the extent applicable) or (ii) been, subject to any actual, pending, or, to the knowledge of the Parent threatened Legal Proceedings, or made any voluntary disclosures to any Governmental Authority, involving Parent or any of its Subsidiaries in any way relating to applicable Bribery Legislation, including the FCPA. Parent and its Subsidiaries have made and kept books and records, accounts and other records, which, in reasonable detail, accurately and fairly reflect transactions and dispositions of their assets as required by the FCPA in all material respects. Parent and its Subsidiaries have instituted policies and procedures reasonably designed to ensure compliance in all material respects with the FCPA and other applicable Bribery Legislation and maintain such policies and procedures in force. To the Knowledge of Parent, no officer, director, or employee of Parent or any of its Subsidiaries is a Government Official.

4.25 No Bankruptcy. Neither Parent nor any of its Subsidiaries has (a) filed, or had filed against it, a petition for bankruptcy, reorganization, liquidation or similar proceeding under any federal, state or foreign bankruptcy, insolvency or similar law, (b) made an assignment for the benefit of creditors, (c) had a receiver, trustee, custodian or similar fiduciary appointed for it or for all or a substantial part of its property, (d) admitted in writing its inability to pay its debts generally as they become due, or (e) taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing.

4.26 No Other Representations or Warranties. Parent hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Merger Sub or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Letter)) none of Parent, Merger Sub nor any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

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Section 5. Certain Covenants of the Parties.

5.1 Operation of Parent’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the Parent Disclosure Letter, (iii) as required by applicable Law, or (iv) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (w) conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Parent Material Contracts, (x) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable, (y) maintain its existence in good standing pursuant to applicable Law, and (z) preserve intact (A) its material assets, properties, Contracts or other material legally binding understanding, licenses and business organizations, and (B) the services of its current officers and key employees, and (C) the current relationships with material customers, vendors, distributors, partners, lessors, licensors, licensees, creditors, contractors and other Persons with which Parent and/or any of its Subsidiaries has material business relations.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Parent Disclosure Letter, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, (except for shares of Parent Common Stock from terminated employees, directors or consultants of Parent);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent Restricted Stock Units, as applicable, in each case to the extent the underlying award agreement relating thereto was issued before the date hereof), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iv) form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment;

(vi) (A) adopt, establish or enter into any Parent Employee Plan, including, for the avoidance of doubt, any equity awards plans, except as otherwise may be necessary to fulfill Parent’s obligations hereunder (B) cause or permit any Parent Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Parent Employee Plan disclosed to the Company), or materially increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire any officer, employee or consultant;

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(vii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(viii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(ix) other than in the Ordinary Course of Business: (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment; or (F) surrender any material claim for refund;

(x) waive, settle or compromise any pending or threatened Legal Proceeding against Parent or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Parent or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Parent or any of its Subsidiaries;

(xi) delay or fail to repay when due any material obligation, including accounts payable and accrued expenses;

(xii) forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xiii) terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xiv) except in the Ordinary Course of Business (A) materially change pricing or royalties or other payments set or charged by Parent or any of Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Parent or any of Subsidiaries;

(xv) enter into, amend in a manner adverse to Parent or terminate any Parent Material Contract outside of the Ordinary Course of Business;

(xvi) except as required by applicable Law or GAAP, (A) revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable, other than in the Ordinary Course of Business; or (B) make any change in any of its accounting principles or practices; or

(xvii) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

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5.2 Operation of the Company’s Business.

(a) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the Company Disclosure Letter or on the Company Pre-Closing Budget, (iii) as required by applicable Law, (iv) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), (v) in connection with the award of the CEO RSUs, or (vi) in connection with the Company Investor Financing, during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b) Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the Company Disclosure Letter or on the Company Pre-Closing Budget, (iii) as required by applicable Law, (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), or (v) in connection with the Company Investor Financing, at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii) except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii) other than in the Ordinary Course of Business, sell, issue grant, or authorize any of the foregoing actions with respect to more than 25% of the shares of Company Capital Stock outstanding as of the date of this Agreement: (A) any capital stock or other security of the Company or any of its Subsidiaries (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iv) issue the CEO RSUs; provided, however, that Parent’s consent pursuant to the Company’s issuance of the CEO RSUs during the Pre-Closing Period shall not be unreasonably withheld, conditioned or delayed, it being understood that Parent shall not be entitled to request or impose (by virtue of conditioning or withholding its consent or otherwise) any further milestones, vesting conditions, or restrictive covenants on the CEO RSUs or in the award agreement pursuant to which such CEO RSUs will be issued, and Parent shall not be entitled to impose any limitation on the number of shares Parent Common Stock subject to the Assumed CEO RSU, except to the extent set forth in the definition of “CEO RSUs” hereunder;

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(v) other than in the Ordinary Course of Business, acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(vi) (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;

(vii) acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties, except in the Ordinary Course of Business;

(viii) sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business);

(ix) waive, settle or compromise any pending or threatened Legal Proceeding against the Company, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of the Company or any equitable relief on, or the admission of wrongdoing by the Company;

(x) enter into, amend in a manner adverse to the Company or terminate any Company Material Contract outside of the Ordinary Course of Business;

(xi) make any dividend or distribution to Seno in respect of its shares of Company Capital Stock; or

(xii) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3 Access and Investigation.

(a) Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary, and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

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(b) Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided, that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4 No Solicitation.

(a) Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry, (iv) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (v) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by a Party’s stockholders (i.e., the Required Company Stockholder Vote, in the case of the Company and its Subsidiaries, or the Required Parent Stockholder Vote in the case of Parent), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of this Agreement, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) such Party receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.

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(b) If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c) Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

(d) Notwithstanding the foregoing or anything to the contrary herein, in the event that the initial End Date has passed (without taking into account extensions provided for in Section 10.1(b)), the Parent and the Company shall be, without further action on the part of any party, released from any and all of its obligations under this Section 5.4. For the avoidance of doubt, in such a case, the Parent and the Company shall be free to pursue, solicit or otherwise participate in, without liability hereunder, any offer or transaction, whether or not it would constitute a Superior Offer or an Acquisition Proposal, without providing notice to or seeking consent or a waiver from the other Party.

5.5 Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director or officer of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7, Section 8 or Section 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Letter or the Parent Disclosure Letter for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 7, Section 8 or Section 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or Section 9.2, as applicable, unless such failure to provide such notice was knowing and intentional.

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Section 6. Additional Agreements of the Parties.

6.1 Registration Statement, Proxy Statement.

(a) As promptly as reasonably practicable after the date of this Agreement, Parent, in cooperation with and subject to the written consent of the Company, shall prepare and file with the SEC a registration statement on Form S-4 (including a prospectus) (the “Form S-4”) to vote on the approval of the Parent Stockholder Approval Matters and in which a proxy statement relating to the Parent Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued by virtue of the Contemplated Transactions. Parent shall use commercially reasonable efforts to (i) cause the Registration Statement to comply with applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, and (iii) respond promptly to any comments or requests of the SEC or its staff related to the Registration Statement. Parent shall use commercially reasonable efforts to take all actions required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Parent Capital Stock pursuant to the Contemplated Transactions. Each of the Parties shall reasonably cooperate with the other Party and furnish all information concerning itself and its Affiliates, as applicable, to the other Parties that is required by law to be included in the Registration Statement as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement.

(b) Parent covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) will (i) comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company to Parent for inclusion in the Registration Statement (including the Company Audited Financial Statements) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other Party or any of its Representatives regarding such other Party or its Affiliates for inclusion therein.

(c) Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If at any time before the Effective Time, (i) Parent, Merger Sub or the Company (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” (financial or otherwise) and new information should be disclosed in an amendment or supplement to the Registration Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Parent filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to Parent stockholders) or otherwise addressing such SEC request or comments and each Party and shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Parent shall promptly notify the Company if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Parent Capital Stock issuable in connection with the Contemplated Transactions for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

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(d) The Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement (collectively, the “Company Required S-4 Information”). Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of the Company’s independent accounting firm, dated no more than two (2) Business Days before the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, and final approval over the contents of the Registration Statement, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. If the prior consent of the Company is not obtained in contravention of this Section 6.1, then notwithstanding anything else herein, the Company makes no covenant or representation regarding the portion of such information supplied by or on behalf of the Company to Parent for inclusion in such Registration Statement that the Company reasonably identifies prior to such filing of the Registration Statement.

(e) The Company will, within forty-five (45) days following the date hereof (the “Initial Financial Delivery Period”), furnish to Parent (i) audited financial statements for each of its fiscal years required to be included in the Registration Statement, or an audited period balance sheet, as applicable (the “Company Audited Financial Statements”) and (ii) unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act or the Exchange Act (the “Company Interim Financial Statements”). Each of the Company Audited Financial Statements and the Company Interim Financial Statements shall be suitable for inclusion in the Registration Statement and prepared in accordance with GAAP as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

6.2 Company Stockholder Written Consent.

(a) Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, the Company shall obtain the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (the “Company Stockholder Written Consents”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

(b) Reasonably promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent that satisfies the requirements of Sections 228 and 262 of the DGCL.

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(c) The Company agrees that, subject to Section 6.2(d): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 6.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(d) Notwithstanding anything to the contrary contained in Section 6.2(c), and subject to compliance with Section 5.4 and Section 6.2, if at any time prior to approval and adoption of this Agreement by the Required Company Stockholder Vote, (i) the Company receives a bona fide written Acquisition Proposal that the Company Board determines, following consultation with its outside legal counsel and financial advisor, to be a Superior Offer, or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof) that affects the business, assets or operations of the Company that occurs or arises after the date of this Agreement (a “Company Intervening Event”), the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Parent (collectively, a “Company Board Adverse Recommendation Change”) if, but only if, (x) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel (oral advice to suffice), that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, during the Notice Period (as defined below), negotiated with Parent in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer and (iii) if, Parent has delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel and financial advisor, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (1) Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer (which may be redacted to the extent necessary to comply with the confidentiality obligations contained therein, or as may be necessary or advisable, as determined by the Company in its sole discretion, to remove information concerning sources of financing), (2) during any Notice Period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (3) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Parent with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there shall be no more than two (2) extensions) or (y) in the case of a Company Intervening Event, the Company promptly notifies Parent, in writing, within the Notice Period before making a Company Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Company Intervening Event and that the Company Board intends to make a Company Board Adverse Recommendation Change.

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(e) Notwithstanding the foregoing or anything to the contrary herein, in the event that the initial End Date has passed (without taking into account extensions provided for in Section 10.1(b)), the Company shall be, without further action on the part of any party, released from any and all of its obligations under this Section 6.2. For the avoidance of doubt, in such a case, the Company shall be free to pursue, solicit or otherwise participate in, without liability hereunder, any offer or transaction, whether or not it would constitute a Superior Offer, without providing notice to or seeking consent or a waiver from Parent or Merger Sub.

6.3 Parent Stockholder Meeting.

(a) Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote to approve this Agreement and thereby approve the Parent Stockholder Matters, this Agreement, and the Contemplated Transactions (such meeting, the “Parent Stockholder Meeting”). The Parent Stockholder Meeting shall be held as promptly as practicable after the date that the Registration Statement is declared effective under the Securities Act, and in any event, no later than forty five (45) days after the effective date of the Registration Statement. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not a quorum would be present, (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting or (iii) that the failure to postpone or adjourn the Parent Stockholder Meeting would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of thirty (30) days in connection with any postponements or adjournments.

(b) Parent agrees that (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters, this Agreement, and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.3(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters, this Agreement, and the Contemplated Transactions (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”).

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(c) Notwithstanding anything to the contrary contained in Section 6.3(a), and subject to compliance with Section 5.4 and Section 6.3, if at any time prior to approval and adoption of this Agreement by the Required Parent Stockholder Vote, (i) Parent receives a bona fide written Acquisition Proposal that the Parent Board determines, following consultation with its outside legal counsel and financial advisor, to be a Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof, or (B) the fact, in and of itself, that Parent meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (a “Parent Intervening Event”), the Parent Board may withhold, amend, withdraw or modify the Parent Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company (collectively, a “Parent Board Adverse Recommendation Change”) if, but only if, (x) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (i) the Parent Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) Parent has, and has caused its financial advisors and outside legal counsel to, during the Parent Notice Period (as defined below), negotiated with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if, after the Company has delivered to Parent a written offer to alter the terms or conditions of this Agreement during the Parent Notice Period, the Parent Board shall have determined in good faith, based on the advice of its outside legal counsel and financial advisor, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (1) the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least four (4) Business Days in advance of the Parent Board Adverse Recommendation Change (the “Parent Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (2) during any Parent Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (3) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration Parent’s stockholders would receive as a result of such potential Superior Offer), Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Parent Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Parent Notice Period as so extended (it being understood that there may be multiple extensions) or (y) in the case of a Parent Intervening Event, Parent promptly notifies the Company, in writing, within the Parent Notice Period before making a Parent Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Parent Intervening Event and that the Parent Board intends to make a Parent Board Adverse Recommendation Change.

(d) Parent’s obligation to call, give notice of and hold the Parent Stockholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer, Acquisition Proposal or Acquisition Inquiry, or by any Parent Board Adverse Recommendation Change.

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(e) Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Parent or the Parent Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in Section 5.4; or (iv) making any disclosure to the stockholders of Parent that the Parent Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law.

(f) Notwithstanding the foregoing or anything to the contrary herein, in the event that the initial End Date has passed (without taking into account extensions provided for in Section 10.1(b)), Parent shall be, without further action on the part of any party, released from any and all of its obligations under this Section 6.3. For the avoidance of doubt, in such a case, Parent shall be free to pursue, solicit or otherwise participate in, without liability hereunder, any offer or transaction, whether or not it would constitute a Superior Offer, without providing notice to or seeking consent or a waiver from the Company.

6.4 Efforts; Regulatory Approvals.

(a) The Parties shall use reasonable best efforts to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party: (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b) Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall prepare and file, if required, (a) the notification and report forms required to be filed under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters, no later than ten (10) Business Days after the date the Company and Parent receive notification (in writing or otherwise) from the Federal Trade Commission, the Department of Justice, any state attorney general, foreign antitrust or competition authority or other Governmental Authority that a filing is required in connection with antitrust or competition matters.

(c) Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (email being sufficient) of any litigation against Parent and/or its directors relating to this Agreement or the Contemplated Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep the Company reasonably informed with respect to the status thereof. Parent will (i) give the Company the opportunity to participate in, but not control, the defense, settlement or prosecution of any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected; provided that Parent and the Company will use commercially reasonable efforts to find alternative solutions to not undermine or adversely effect the privilege such as entering into common interest agreements, joint defense agreements or similar agreements), (ii) consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith the Company’s advice with respect to such Transaction Litigation. Parent will obtain the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim.

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6.5 Company Options; Company Warrants; CEO RSU.

(a) At the Effective Time, Parent shall assume each Company Equity Incentive Plan and each Company Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time, which shall, at the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to purchase shares of Parent Common Stock (an “Assumed Option”), on the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Company Option as of immediately prior to the Effective Time, except for administrative or ministerial changes as determined by the Company Board (or, following the Effective Time, the Parent Board or compensation committee thereof). The number of shares of Parent Common Stock subject to each such Assumed Option shall be equal to (i) the number of shares of Company Common Stock subject to the respective Company Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock, and such Assumed Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the Company Common Stock otherwise purchasable pursuant to the respective Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided, that in the case of any Company Option to which Section 421 of the Code applies as of immediately prior to the Effective Time (taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Assumed Option to which Section 409A of the Code applies as of the Effective Time, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional taxes thereunder. The Company Board shall, prior to the Effective Time, take all actions necessary to effect the foregoing.

(b) At the Effective Time, each Investor Financing Warrant, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time, will be converted into and become a warrant to purchase Parent Common Stock (each, an “Assumed Warrant”), and Parent shall assume the terms of the Investor Financing Warrant by which such Investor Financing Warrant is evidenced (but with changes to such documents as Parent and Company mutually agree are appropriate to reflect the substitution of the Investor Financing Warrant by Parent to purchase shares of Parent Common Stock). All rights with respect to Company Common Stock under the Investor Financing Warrant assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) each Investor Financing Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each Investor Financing Warrant assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such Investor Financing Warrant, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) the per share exercise price for the Parent Common Stock issuable upon exercise of each Investor Financing Warrant assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such Investor Financing Warrant, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest thousandth of a cent; and (iv) any restriction on the exercise of any Investor Financing Warrant assumed by Parent will continue in full force and effect, and the term, exercisability, method of exercise, vesting schedule, and other provisions of such Investor Financing Warrant will otherwise remain unchanged; provided, however, that to the extent provided under the terms of a Investor Financing Warrant assumed by Parent in accordance with this Section 6.5(b) will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time.

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(c) At the Effective Time, the CEO RSUs, whether vested or unvested, that are outstanding immediately prior to the Effective Time, will be converted into and become the appropriate options, restricted stock units, restricted stock, stock appreciation right, or other similar right to purchase, acquire or obtain (as applicable) Parent Common Stock (the “Assumed CEO RSUs”), and Parent shall assume the terms of the CEO RSUs by which such CEO RSUs is evidenced (but with changes to such documents as Parent and Company mutually agree (during the Pre-Closing Period) are appropriate to reflect the substitution of the CEO RSUs by Parent to purchase shares of Parent Common Stock; provided, however, that Parent shall not unreasonably withhold, condition or delay its consent or agreement to the foregoing). All rights with respect to Company Common Stock under the CEO RSUs assumed by Parent will thereupon be converted into rights with respect to Parent Common Stock. Accordingly, from and after the Effective Time: (i) if the CEO RSUs are structured as options or warrants, each of the CEO RSUs assumed by Parent may be exercised solely for shares of Parent Common Stock; (ii) the number of shares of Parent Common Stock subject to each CEO RSUs assumed by Parent will be determined by multiplying (x) the number of shares of Company Common Stock that were subject to such CEO RSUs, as in effect immediately prior to the Effective Time by (y) the Exchange Ratio and rounding the resulting number down to the nearest whole number of shares of Parent Common Stock; (iii) if the CEO RSUs are structured as options or warrants, the per share exercise price for the Parent Common Stock issuable upon exercise of each CEO RSUs assumed by Parent will be determined by dividing (x) the per share exercise price of Company Common Stock subject to such CEO RSUs, as in effect immediately prior to the Effective Time, by (y) the Exchange Ratio and rounding the resulting exercise price up to the nearest thousandth of a cent; and (iv) any restriction on the exercise (if applicable) of any CEO RSUs assumed by Parent will continue in full force and effect, and the term, exercisability, method of exercise, vesting schedule, and other provisions of such CEO RSUs will otherwise remain unchanged; provided, however, that to the extent provided under the terms of a CEO RSUs assumed by Parent in accordance with this Section 6.5(c), such Assumed CEO RSUs will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction with respect to Parent Common Stock subsequent to the Effective Time.

6.6 Employee Benefits.

(a) Parent shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.17(d) or contemplated by Section 5.1(b) of the Parent Disclosure Letter, subject to the provisions of such agreements.

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(b) From and after the Effective Time, with respect to each benefit plan maintained by Parent or the Surviving Corporation that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Post-Closing Welfare Plan”) in which any current or former employee of Parent is or becomes eligible to participate (including under COBRA), Parent and the Surviving Corporation shall use commercially reasonable efforts to cause each such Post-Closing Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Post-Closing Welfare Plan for such current or former Parent employee and his or her eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Parent Employee Plan in which such current or former Parent employee was a participant immediately prior to his or her commencement of participation in such Post-Closing Welfare Plan, and (ii) provide each such current or former Parent employee and his or her eligible dependents with credit for any co-payments and deductibles paid in the plan year that includes the Effective Time, and prior to the date that, such current or former Parent employee commences participation in such Post-Closing Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Post-Closing Welfare Plan for the applicable plan year, to the extent that such expenses were recognized for such purposes under the comparable Parent Employee Plan.

(c) Nothing in this Section 6.6, express or implied, shall (i) establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any Post-Closing Welfare Plan or other benefit plan, program, agreement or arrangement, (ii) alter or limit the ability of Parent or the Surviving Corporation to amend, modify or terminate any Post-Closing Welfare Plan or any other benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any obligation on the part of Parent or the Surviving Corporation to employ or engage any former Parent employee for any period following the Closing Date, or (iv) create any third party beneficiary rights in any current or former employee, director, consultant or other service provider of Parent.

6.7 Indemnification of Officers and Directors.

(a) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

(b) From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

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(c) From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase at its sole expense, prior to the Effective Time, a six (6) year prepaid “D&O tail policy” (the “D&O Tail Policy”) for the non-cancelable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement, or otherwise acceptable to Parent, except that Parent will not commit or spend on such D&O Tail Policy annual premiums in excess of 250% of the annual premiums paid by Parent in its last full fiscal year prior to the date hereof for Parent’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (nor, for the avoidance of doubt, shall Parent be obligated to spend any specific amount), and if such premiums for such D&O tail Policy would exceed 250% of such annual premium, then Parent shall purchase policies that provide the maximum coverage available at an annual premium equal to 250% of such annual premium. The Company shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such D&O Tail Policy.

(d) From and after the Effective Time, Parent shall pay, or shall cause the Surviving Corporation to pay, all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.7 in connection with their enforcement of the rights provided to such persons in this Section 6.7.

(e) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(f) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.7. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.7.

(g) Unless directed otherwise by the Company in writing no less than three (3) Business Days before the Closing Date, Parent shall use reasonable best efforts to take all actions as are necessary to terminate any 401(k) or other plan(s) with a cash or deferred arrangement (as defined in Section 401(k) of the Code), effective as of no later than the day immediately preceding the Closing Date. Parent shall provide the Company copies of all such corporate actions or documentation related to the same at least three (3) Business Days before their adoption or approval for the Company’s reasonable review and comment.

6.8 Disclosure. The Parties shall use their commercially reasonable efforts to agree to the text of any initial press release and Parent’s Form 8-K announcing the execution and delivery of this Agreement. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representatives to, issue any press release or make any public disclosure regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 6.8. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.2(d) or Section 6.3(e).

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6.9 Listing. Parent shall use its commercially reasonable efforts (a) maintain its listing on Nasdaq and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) prepare and timely submit to Nasdaq a notification form for the Nasdaq Reverse Split (if required) and to submit a copy of the amendment to Parent’s certificate of incorporation effecting the Nasdaq Reverse Split, certified by the Secretary of State of the State of Delaware, to Nasdaq on the Closing Date; and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist the Company in preparing and filing an initial listing application for the Parent Common Stock on Nasdaq (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations (such transactions, collectively, the “Parent Listing Transactions”). The Party not filing the Nasdaq Listing Application will cooperate with the other Party as reasonably requested by such filing Party with respect to the Nasdaq Listing Application and promptly furnish to such filing Party all information concerning itself and its members that may be required or reasonably requested in connection with any action contemplated by this Section 6.9.

6.10 Registration, Listing, and Proxy Fees and Expenses. Notwithstanding anything to the contrary in this Agreement, Parent and Company shall split equally: (a) all fees paid to the SEC in connection with the filing of the Registration Statement and any amendments or supplements thereto, (b) all fees and expenses in connection with the printing, mailing, and distribution of the Proxy Statement and any amendments or supplements thereto, and (c) all Nasdaq fees associated with any action contemplated by Section 6.9, including any fees related to the engagement of a consultant.

6.11 Tax Matters.

(a) The Parties shall use reasonable best efforts (and each shall cause its Affiliates) to cause the Merger to qualify for the Intended Tax Treatment. No Party shall take any actions, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Intended Tax Treatment. The Parties shall report the Contemplated Transactions for all applicable Tax purposes in a manner that is consistent with the Intended Tax Treatment. No Party shall take any position that is inconsistent with the Intended Tax Treatment during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code. The Parties shall comply with the recordkeeping and information reporting requirements imposed on them, including, but not limited to, those set forth in Treasury Regulation Section 1.368-3.

(b) Parent shall promptly notify the Company if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that would reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment. The Company shall promptly notify Parent if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that would reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment.

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(c) If the SEC requires that an opinion with respect to the Intended Tax Treatment be prepared and submitted in connection with the Registration Statement and Proxy Statement, (i) the Company shall use its reasonable best efforts to cause Wilk Auslander LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to the Company) to furnish an opinion (as so required and subject to customary assumptions and limitations), (ii) Parent shall use its reasonable best efforts to cause Haynes and Boone, LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to Parent) to furnish an opinion (as so required and subject to customary assumptions and limitations), and (iii) Parent and the Company shall each deliver to each of Wilk Auslander LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to the Company) and Haynes and Boone, LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to Parent) a Tax certificate, dated as of the date the Registration Statement and Proxy Statement shall have been declared effective by the SEC and signed by an officer of Parent or the Company, as applicable, containing customary representations and covenants reasonably acceptable to the Company and Parent, as applicable, in each case, as reasonably necessary and appropriate to enable such advisors to render such opinions (the “Tax Certificates”). Each of Parent and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the Tax certifications, covenants or representations included in the Tax Certificates.

(d) Parent and the Company shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Parent and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other Party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Merger.

6.12 Legends. To the extent required by applicable Law, Parent shall place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Capital Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for any such shares of Parent Capital Stock.

6.13 Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall use commercially reasonable efforts and take all necessary action so that the Persons listed on Section 6.13 of the Parent Disclosure Letter are elected or appointed, as applicable, to the positions of officers or directors of Parent and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person listed on Section 6.13 of the Parent Disclosure Letter is unable or unwilling to serve as officer or director of Parent or the Surviving Corporation, as set forth therein, the Party appointing such Person (as set forth on Section 6.13 of the Parent Disclosure Letter) shall designate a successor. The Parties shall use reasonable best efforts to have each of the Persons that will serve as directors and officers of Parent following the Closing to execute and deliver a Lock-Up Agreement prior to Closing.

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6.14 Termination of Certain Agreements and Rights. Each of Parent and the Company shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Parent or the Company and any holders of Parent Common Stock or Company Capital Stock, respectively, including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

6.15 Section 16 Matters. Prior to the Effective Time, Parent shall take all such steps as may be required to cause any acquisitions of Parent Common Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16 Allocation Information. The Company will prepare and deliver to Parent prior to the Closing a spreadsheet setting forth (as of immediately prior to the Effective Time) (a) each holder of Company Capital Stock, (b) such holder’s name and address, (c) the number or percentage and type of Company Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Parent Capital Stock to be issued to such holder pursuant to this Agreement in respect of the Company Capital Stock held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.17 Parent SEC Documents. From the date of this Agreement to the Effective Time, Parent shall use commercially reasonable efforts to timely file with the SEC all registration statements, proxy statements, Certifications, reports, schedules, exhibits, forms and other documents required to be filed by Parent with the SEC under the Exchange Act or the Securities Act (“SEC Documents”). As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each SEC Document filed by Parent with the SEC (a) shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and (b) except for information in such SEC Documents that is “furnished” instead of “filed” under Items 2.02 or 7.01 in the Parent’s Current Reports on Form 8-K, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.18 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub to, and Merger Sub shall, perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.19 Parent Warrant. If required by any applicable Parent Warrant, promptly after the date of this Agreement, and in any event within the time period as set forth in the Parent Warrant, Parent shall deliver notice to the holders of such Parent Warrants with respect to the transactions contemplated by this Agreement and the rights of the holders thereof in connection therewith, subject to the review and approval of Company (not to be unreasonably withheld). At the Effective Time, each Parent Warrant that is outstanding and unexercised immediately prior to the Effective Time, shall survive the Closing and remain outstanding in accordance with its terms.

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Section 7. Conditions Precedent to Obligations of Each Party. The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1 Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or Legal Proceeding seeking a stop order with respect to the Registration Statement that has not been withdrawn. Any material state securities laws applicable to the issuance of the shares of Parent Capital Stock in connection with the Contemplated Transactions shall have been complied with and no stop order (or similar order) shall have been issued in respect of such shares of Parent Capital Stock by any applicable state securities commissioner or court of competent jurisdiction.

7.2 No Restraints. No Order preventing the consummation of the Contemplated Transactions shall have been issued by any Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.3 Stockholder Approval. (a) Parent shall have obtained the Required Parent Stockholder Vote (but solely with respect to such items as are necessary to consummate the transactions contemplated by this Agreement) and (b) the Company shall have obtained the Required Company Stockholder Vote.

7.4 Listing. The Parent Listing Transactions shall have been approved by Nasdaq.

7.5 Lock-Up Agreements. The Lock-Up Agreements shall be in full force and effect.

Section 8. Additional Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

8.1 Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

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8.2 Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

8.3 Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 8.1, 8.2, 8.4 and 8.5 have been duly satisfied and (ii) that the information (other than emails and addresses) set forth in the Allocation Certificate delivered by the company in accordance with Section 6.16 is true and accurate in all respects as of the Closing Date;

(b) a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Parent; and

(c) the Allocation Certificate.

8.4 No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

8.5 Company Stockholder Written Consent. The Company Stockholder Written Consent executed by the stockholders of the Company shall be in full force and effect.

8.6 Minimum Cash Condition. As of the Closing, the Company shall have received, or will receive substantially simultaneously with the Closing, aggregate gross cash proceeds of at least $13,000,000 from one or more Company Investor Financings; provided, however, that any proceeds received by the Company from bridge financing transactions (including, without limitation, any bridge loans, bridge notes, or other interim financing arrangements entered into the Company in respect of operations of the Company during the Pre-Closing Period) with an aggregate amount of $5,000,000 or less shall be excluded from the foregoing calculation of aggregate gross cash proceeds received and shall not count towards the satisfaction of this condition.

8.7 Conversion of Company Intercompany Debt. All debt between the Company and any equityholder of the Company shall be converted into Company Common Stock prior to the Effective Time.

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Section 9. Additional Conditions Precedent to Obligation of the Company. The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

9.1 Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Parent Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations and the Parent Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

9.2 Performance of Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

9.3 Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a) a certificate executed by an executive officer of Parent certifying that the conditions set forth in Sections 9.1, 9.2 and 9.4 have been duly satisfied;

(b) written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Parent who are not to continue as officers or directors of Parent pursuant to Section 6.13 hereof; and

(c) a duly executed written consent of the board of directors of Parent, executed by the sole remaining director of Parent as of immediately prior to the Effective Time, in form and substance reasonably satisfactory to the Company, which shall: (i) pursuant to its authority to fill vacancies on the board in accordance with the organizational documents of Parent, appoint each of the individuals identified on Section 6.13 of the Parent Disclosure Letter to the board of directors of Parent, until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, and (ii) take all such other corporate actions as are necessary or reasonably desirable to give effect to the foregoing.

9.4 No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

9.5 Foreign Person Status. Neither the Parent nor Merger Sub is a “foreign person” or a “foreign entity,” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”).

9.6 Parent Charter Amendment. The Parent Charter Amendment shall have been duly filed with the Secretary of State of the State of Delaware, containing such amendments as are necessary to consummate the transactions contemplated by this Agreement.

9.7 Conversion of Parent Series B. All Series B Convertible Preferred Stock shall have been converted into Parent Common Stock at or prior to the Effective Time, in accordance with their terms.

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Section 10. Termination.

10.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Stockholder Matters, this Agreement, and the Contemplated Transactions by Parent’s stockholders, unless otherwise specified below):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company if the Merger shall not have been consummated by the date that is the six (6) month anniversary of the date hereof (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or Parent if such Party’s (or in the case of Parent, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement, provided further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement then either the Company or Parent shall be entitled to extend the End Date for an additional sixty (60) days;

(c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d) by Parent if the Required Company Stockholder Vote shall not have been obtained within two (2) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Company Stockholder Vote has been obtained, Parent may not terminate this Agreement pursuant to this Section 10.1(d);

(e) by Parent if the Company has failed to deliver to Parent the Company Audited Financial Statements and the Company Interim Financial Statements within the time period required by Section 6.1(e);

(f) by either Parent or the Company if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters, this Agreement, and the Contemplated Transactions and (ii) the Parent Stockholder Matters, this Agreement, and the Contemplated Transactions shall not have been approved at the Parent Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 10.1(f) shall not be available to Parent where the failure to obtain the Required Parent Stockholder Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(g) by the Company (at any time prior to the approval of the Parent Stockholder Matters, this Agreement, or the Contemplated Transactions by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(h) by Parent (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

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(i) by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided, that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) and (ii) Parent or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective); or

(j) by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(j) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(j) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(j) (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(j) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3 and Section 11 (other than Section 11.8) and the related definitions of the defined terms in such sections shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement; provided, further, that no Party shall have any liability under this Section 10.2(b) for any inaccuracy in or breach of any representation or warranty to the extent the other Party had Knowledge of such inaccuracy or breach as of the date of this Agreement.

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10.3 Expenses. Except as set forth in Section 6.10, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated.

10.4 Effect of Knowledge on Representations and Warranties. No Party shall be entitled to terminate this Agreement pursuant to Section 10.1(i) or Section 10.1(j), refuse to consummate the Closing, or assert that any condition set forth in Sections 8.1 or 9.1, as applicable, has not been satisfied, in each case, to the extent based upon any inaccuracy in or breach of any representation or warranty of another Party contained in this Agreement of which such Party had Knowledge as of the date of this Agreement. For the avoidance of doubt, no Party may rely on any such inaccuracy or breach that such Party had Knowledge of as of the date of this Agreement to (a) fail to satisfy the condition set forth in Sections 8.1 or 9.1, as applicable, or (b) exercise any termination right under Section 10.1(i) or Section 10.1(j), as applicable, based on the failure of the conditions set forth in Sections 8.1 or 9.1, as applicable. The Parties acknowledge and agree that any investigation by or on behalf of any Party, whether conducted before or after the date of this Agreement, shall not affect any representation or warranty made by any Party herein; provided, however, that this Section 10.4 shall limit a Party’s ability to assert or rely upon a known inaccuracy or breach of a representation or warranty as set forth above. Nothing in this Section 10.4 shall limit any Party’s rights or remedies with respect to any breach of any covenant or agreement contained in this Agreement (except as otherwise provided for in this Agreement).

Section 11. Miscellaneous Provisions.

11.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 11 shall survive the Effective Time.

11.2 Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

11.3 Waiver.

(a) Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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11.4 Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms; provided, further, that only Exhibit C (including Exhibit A to such Exhibit) is incorporated by reference and made a part hereof for purposes of Section 251 of the DGCL. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

11.6 Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by facsimile (with a written or electronic confirmation of delivery) or email (provided that there is no “bounce-back” email or other automatic indication of nonreceipt of such email) prior to 5:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

Pulmatrix, Inc.

945 Concord Street, Suite 1217

Framingham, MA 01701

Attention: Peter Ludlum

Email: pludlum@pulmatrix.com

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with a copy to (which shall not constitute notice):

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Attention: Rick A. Werner; Simin Sun; Alla Digilova

Email: rick.werner@haynesboone.com; simin.sun@haynesboone.com; alla.digilova@haynesboone.com if to the Company:

Eos SENOLYTIX, Inc.

K2 BioLabs

2710 Reed Road, Suite 160

Houston, TX 77051

with a copy to (which shall not constitute notice):

Wilk Auslander LLP

825 Eighth Avenue

Suite 2900

New York, New York 10019

Attention: Mark Clyman; Jonathan Bender

Email: mclyman@wilkauslander.com; jbender@wilkauslander.com

11.8 Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

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11.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy; provided, however, that in no event shall any Party be liable to another Party for any consequential, incidental, indirect, special, exemplary or punitive damages (including damages for loss of profits, loss of revenue, loss of use, or loss of business opportunity), whether based on contract, tort, strict liability, or any other theory, even if such Party had been advised of the possibility of such damages. Notwithstanding the foregoing or anything to the contrary contained in this Agreement (including Section 10.2), no Party shall be entitled to recover any damages, or to bring or maintain any claim, action, or proceeding against another Party, based upon or arising out of any inaccuracy in or breach of any representation or warranty of such other Party contained in this Agreement to the extent such Party had Knowledge of such inaccuracy or breach as of the date of this Agreement and nevertheless elected to execute and deliver this Agreement; provided that this limitation shall apply to claims for damages, whether characterized as claims for breach of contract, fraud (other than intentional fraud committed with the intent to deceive), negligent misrepresentation, or any other theory of recovery, but shall not limit any Party’s right to specific performance or injunctive relief as otherwise provided in this Section 11.10. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.11 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Signature Pages Follow]

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In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

PARENT:

Pulmatrix, Inc.

By:	/s/ Peter Ludlum
Name:	Peter Ludlum
Title:	Interim Chief Executive Officer

MERGER SUB:

PUOS Merger Sub, Inc.

By:	/s/ Peter Ludlum
Name:	Peter Ludlum
Title:	President and Secretary

Signature Page to Agreement and Plan of Merger and Reorganization

COMPANY:

EOS SENOLYTIX, INC.

By:	/s/ Kevin Slawin
Name:	Kevin Slawin
Title:	CEO

Signature Page to Agreement and Plan of Merger and Reorganization

Annex B

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PULMATRIX, INC.

Pulmatrix, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify that:

1. The Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split at a ratio of 1-for-[●], (ii) declaring such amendment to be advisable and in the best interest of the Corporation and (iii) calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

2. Upon this Certificate of Amendment becoming effective, Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by adding the following new Section F immediately following the existing Section E thereof:

“F. Reverse Stock Split.

1. Effective as of [●] p.m. (Eastern Time) on [●], 2026 (such time, the “Effective Time”), a one-for-[●] reverse stock split of the shares of Common Stock, pursuant to which every [●] shares of the Common Stock issued and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock from and after the Effective Time, without any action on the part of the Corporation or the respective stockholders thereof (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock following the Reverse Stock Split shall remain at $0.0001 per share. No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional shares, if upon aggregating all of the shares of Common Stock held by a record holder immediately following the Reverse Stock Split such holder would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, the Corporation shall pay in cash (without interest) to each such holder an amount equal to the product of such resulting fractional interest in one share of Common Stock multiplied by the closing trading price on The Nasdaq Stock Market LLC of a share of Common Stock on the last trading day immediately prior to the date on which the Effective Time occurs (with such price proportionately adjusted to give effect to the Reverse Stock Split).

2. Each stock certificate or book entry share that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate or book entry share have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each stockholder of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

3. Pursuant to the resolution of the Board of Directors, a special meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

4. This Certificate of Amendment has been duly approved by the holders of the requisite number of shares of capital stock of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware and the applicable provisions of the Amended and Restated Certificate of Incorporation.

5. This Certificate of Amendment shall become effective at [●], Eastern Time, on [●], 2026.

B-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this [●] day of [●], 2026.

PULMATRIX, INC., a Delaware corporation

By:
Name:	Peter Ludlum
Title:	Interim Chief Executive Officer

B-2

Annex C

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

PULMATRIX, INC.

Pulmatrix, Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware, by its duly authorized officer, does hereby certify that:

1. The Board of Directors of the Corporation has duly adopted resolutions (i) authorizing the Corporation to execute and file with the Secretary of State of the State of Delaware an amendment of the Corporation’s Amended and Restated Certificate of Incorporation, as amended, to effect a reverse stock split at a ratio of 1-for-[●], (ii) declaring such amendment to be advisable and in the best interest of the Corporation and (iii) calling for the consideration and approval thereof at a meeting of the stockholders of the Corporation.

2. Upon this Certificate of Amendment becoming effective, paragraph A of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

“A. Designation and Number of Shares.

The total number of shares of all classes of stock which the Corporation shall have the authority to issue is [●] shares, consisting of [●] shares of common stock, par value $0.0001 per share (the “Common Stock”), and 500,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock designation.”

3. Pursuant to the resolution of the Board of Directors, a special meeting of the stockholders of the Company was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendment.

4. This Certificate of Amendment has been duly approved by the holders of the requisite number of shares of capital stock of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware and the applicable provisions of the Amended and Restated Certificate of Incorporation.

5. This Certificate of Amendment shall become effective at [●], Eastern Time, on [●], 2026.

C-1

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer this [●] day of [●], 2026.

PULMATRIX, INC., a Delaware corporation

By:
Name:	Peter Ludlum
Title:	Interim Chief Executive Officer

C-2

Annex D

1100 Glendon Ave, 905	T: 310-696-4001
Los Angeles, CA 90024	F: 310-696-4007

Strictly Confidential

March 22, 2026

The Board of Directors

Pulmatrix Inc.

945 Concord Street, Suite 1217

Framingham MA 01701

The Board of Directors:

You have requested the opinion (the “Opinion”) of Gemini Valuation Services, LLC (“GVS” and, for the avoidance of doubt, all references to pronouns such as “we” and “our”), as to the fairness from a financial point of view, of the contemplated Transaction (defined below) to the holders of common stock (the “Shareholders”) of Pulmatrix Inc. (the “Parent” or “PULM”) without giving effect to any impact of the Transaction on any particular shareholder other than in the shareholder’s capacity as a shareholder of Pulmatrix, Inc.

As per the Agreement and Plan of Merger and Reorganization dated as of March 20, 2026, by and among PULM, Eos SENOLYTIX, Inc. (“Eos” or the “Company”), the parties are contemplating a business combination whereby Eos will become a wholly owned subsidiary of PULM at a Share Exchange Ratio of 15.8.

Our Opinion does not address the Parent’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Parent and does not constitute a recommendation to any shareholder of the Parent as to how such shareholder should vote with respect to the Transaction or any other matter. At your direction, we have not been asked to, nor do we, offer any opinion as to (i) the material terms of the Agreement or the form of the Transaction or any other contractual arrangement that the parties may enter into in connection with the Transaction or (ii) the fairness of the Transaction to, or any consideration that may be received in connection therewith by, the individual shareholders, nor do we offer any Opinion as to the relative fairness of the consideration and the consideration to be received by different shareholders.

We have assumed, with your consent, that the representations and warranties of all parties to the Agreement are true and correct, that each party to the Agreement and Plan of Merger will perform all of the covenants and agreements required to be performed by such party, that all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and that the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement, without any modifications or amendments thereto or any adjustment to the Exchange Ratio. In rendering this Opinion, we have also assumed, with your consent, that the final executed form of the Agreement does not differ in any material respect from the draft that we have examined along with the discussion on the draft. We have not been authorized to and have not solicited indications of interest in a possible transaction with the Parent from any party.

In arriving at our Opinion, we have, among other things: (i) reviewed the financial statements of the Company; (ii) reviewed certain internal information relating to the business, assets, liabilities, business plan and prospects of the Company furnished to us by the Parent; (iii) conducted discussions with members of senior management and representatives of the Company concerning the matters described in clauses (i) and (ii) of this paragraph, as well as the business and prospects of the Company generally; (iv) reviewed publicly available financial and stock market data, including valuation levels, for certain other companies in lines of business of the Company that we deemed relevant; (v) reviewed the Agreement and Plan of Merger and Reorganization, dated March 20, 2026; and (vi) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

D-1

In connection with our review, we have not assumed any responsibility for independent verification of any of the financial, legal, regulatory, tax accounting and other information supplied to, discussed with, or reviewed by us for the purpose of this Opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, at your direction we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Parent or Eos, nor have we been furnished with any such evaluation or appraisal. You have directed us to use the assumptions provided by management of Eos and the Parent for the purposes of our analysis and this Opinion.

Our Opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. In addition, you have not asked us to address, and this Opinion does not address, the fairness to, or any other consideration of, any class of creditors or other constituencies of the Parent, other than the shareholders of the Parent. We also do not express any Opinion as to the fairness of the amount or nature of any compensation to be received by any of the Parent’s officers, directors or employees, or any class of such persons, relative to the consideration or otherwise.

This Opinion is for the use and benefit of the Board of Directors of the Parent in the evaluation of the Transaction. Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the consideration for the shareholders of the Parent in the Transaction is fair from a financial point of view to the Parent.

Very truly yours,

GEMINI VALUATION SERVICES

By:
Its:	Managing Director
Date:	03/22/2026

D-2

Annex E

FORM OF LOCK-UP AGREEMENT

[●], 2026

Ladies and Gentlemen:

The undersigned signatory of this lock-up agreement (this “Lock-Up Agreement’’) understands that Pulmatrix, Inc., a Delaware corporation (“Parent”), is entering into an Agreement and Plan of Merger, dated as of [●], 2026 (as the same may be amended from time to time, the “Merger Agreement”) with PUOS Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, and Eos SENOLYTIX, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

As a condition and inducement to each of the parties to enter into the Merger Agreement and to consummate the transactions contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby irrevocably agrees that, subject to the exceptions set forth herein, without the prior written consent of Parent, the undersigned will not, during the period commencing upon the Closing and ending on the date that is 180 days after the Closing Date (the “Restricted Period”):

(1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for shares of Parent Common Stock (including without limitation, shares of Parent Common Stock or such other securities of Parent which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities of Parent which may be issued upon exercise or vesting, as applicable, of a stock option or warrant or settlement of a restricted stock unit or restricted stock award and Parent Common Stock or such other securities to be issued to the undersigned in connection with the Merger, in each case, that are currently or hereafter owned of record or beneficially (including holding as a custodian)) by the undersigned, except as set forth below (collectively, the “Undersigned’s Shares”);

(2) enter into any swap, short sale, hedge or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Shares regardless of whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of shares of Parent Common Stock or other securities, in cash or otherwise;

(3) make any demand for, or exercise any right with respect to, the registration of any shares of Parent Common Stock or any security convertible into or exercisable or exchangeable for shares of Parent Common Stock (other than such rights set forth in the Merger Agreement); or

(4) except for any support agreement entered into as of the date hereof by the undersigned with Parent and the Company, grant any proxies or powers of attorney with respect to any Parent Common Stock, deposit any Parent Common Stock into a voting trust or enter into a voting agreement or similar arrangement or commitment with respect to any Parent Common Stock; or

(5) publicly disclose the intention to do any of the foregoing.

The restrictions and obligations contemplated by this Lock-Up Agreement shall not apply to:

(a) transfers of the Undersigned’s Shares:

(i) (A) to any person related to the undersigned (or to an ultimate beneficial owner of the undersigned) by blood or adoption who is an immediate family member of the undersigned, or by marriage or domestic partnership (a “Family Member”), or to a trust formed for the benefit of the undersigned or any of the undersigned’s Family Members, (B) to the undersigned’s estate, following the death of the undersigned, by will, intestacy or other operation of Law, (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Code, or otherwise to a trust or other entity for the direct or indirect benefit of an immediate family member of a beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of the Undersigned’s Shares (D) by operation of Law, such as pursuant to a qualified domestic order or in connection with a divorce settlement or (E) to any partnership, corporation, limited liability company or other entity, in each case, the beneficial ownership interests of all of which are held by or otherwise under common control (via beneficial ownership, contract or otherwise) with the undersigned or a Family Member of the undersigned;

(ii) if the undersigned is a corporation, partnership, limited liability company or other entity, (A) to another corporation, partnership, limited liability company or other entity that is a direct or indirect affiliate (as defined under Rule 12b-2 of the Exchange Act) of the undersigned, including investment funds or other entities that controls or manages, is under common control or management with, or is controlled or managed by, the undersigned (including, for the avoidance of doubt, where the undersigned is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), (B) as a distribution or dividend to equity holders, current or former partners, members, stockholders or managers (or to the estates of any of the foregoing), as applicable, of the undersigned (including upon the liquidation and dissolution of the undersigned pursuant to a plan of liquidation approved by the undersigned’s equity holders), (C) as a bona fide gift or a charitable contribution, as such term is described in Section 501(c)(3) of the Code, or otherwise to a trust or other entity for the direct or indirect benefit of an immediate family member of a beneficial owner (as defined in Rule 13d-3 of the Exchange Act) of the Undersigned’s Shares, (D) transfers or dispositions not involving a change in beneficial ownership or (E) with prior written consent of Parent (as constituted following the Closing); or

(iii) if the undersigned is a trust, to any grantors or beneficiaries of the trust;

provided that, in the case of any transfer or distribution pursuant to this clause (a), such transfer is not for value (other than transfers pursuant to clauses (a)(i)(A), (a)(i)(E) or (a)(ii)(A) hereto) and each donee, heir, beneficiary or other transferee or distributee shall sign and deliver to Parent either a joinder hereto agreeing to be bound hereby as if he, she or it was an original party hereto, or a lock-up agreement in the form of this Lock-Up Agreement, with respect to the shares of Parent Common Stock or such other securities that have been so transferred or distributed and if a filing pursuant to Section 16(a) of the Exchange Act is required, such filing shall describe the nature of the transfer or distribution; provided, further, that the transferor pursuant to this clause (a) shall not be responsible or liable for any act or omission by its transferee or distributee in the event that such transferee or distributee signs and delivers a joinder hereto or a standalone lock-up agreement in substantially the form of this Lock-Up Agreement;

(b) the exercise of an option to purchase shares of Parent Common Stock (including a net or cashless exercise of an option to purchase shares of Parent Common Stock), and any related transfer of shares of Parent Common Stock to Parent or any other Person (to the extent permitted under applicable Law, including, for the avoidance of doubt, the Securities Act) for the purpose of paying the exercise price of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options or for paying taxes (including estimated taxes) due as a result of the exercise of such options; provided that, for the avoidance of doubt, the other underlying shares of Parent Common Stock which were subject to such option shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(c) transfers to Parent or any other Person (to the extent permitted under applicable Law, including, for the avoidance of doubt, the Securities Act) in connection with the net settlement of any other equity award that represents the right to receive in the future shares of Parent Common Stock, settled in shares of Parent Common Stock, to pay any tax withholding obligations; provided that, for the avoidance of doubt, the other underlying shares of Parent Common Stock which were subject to such right to receive future shares shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement;

(d) the establishment of a trading plan pursuant to Rule 10b5-l under the Exchange Act for the transfer of shares of Parent Common Stock; provided that such plan does not provide for any transfers of shares of Parent Common Stock during the Restricted Period;

(e) the disposition (including a forfeiture or repurchase) to Parent of any shares of restricted stock granted pursuant to the terms of any employee benefit plan or restricted stock purchase agreement;

(f) transfers, distributions, sales or other transactions by the undersigned of shares of Parent Common Stock purchased by the undersigned on the open market or in a public offering by Parent, in each case following the date of the Closing;

(g) transfers pursuant to a bona-fide third party tender offer, merger, consolidation or other similar transaction made to all holders of Parent’s capital stock involving a change of control of Parent, provided that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Undersigned’s Shares shall remain subject to the restrictions contained in this Lock-Up Agreement;

(h) transfers pursuant to an order of a court or regulatory agency;

(i) transfers by the undersigned of shares of Parent Common Stock issued pursuant to the Merger Agreement in respect of shares of the Company, if any, purchased from the Company on or about the Closing Date but prior to the Closing;

(j) transfers, distributions, sales or other transactions with the prior written consent of Parent (as constituted following the Closing);

(k) transfers, distributions sales or other transactions to any Person if the closing price on Parent Common Stock equals or exceeds 150% of the closing price on the Closing Date for any ten (10) consecutive trading days, and upon the occurrence of an event described in this clause (k), this Lock-Up Agreement shall be of no further force or effect; or

(l) pledges of the Undersigned’s Shares as collateral for a bona fide loan or margin agreement; provided that any foreclosure or other transfer of such pledged Shares shall remain subject to the restrictions of this Lock-Up Agreement;

provided, that, with respect to each of (b), (c), and (d) above, no filing by any party (including any donor, donee, transferor, transferee, distributor or distributee) under Section 16 of the Exchange Act or other public announcement shall be made voluntarily reporting a reduction in beneficial ownership of shares of Parent Common Stock or any securities convertible into or exercisable or exchangeable for Parent Common Stock in connection with such transfer or disposition during the Restricted Period (other than any exit filings) and if any filings under Section 16(a) of the Exchange Act, or other public filing, report or announcement reporting a reduction in beneficial ownership of shares of Parent Common Stock in connection with such transfer or distribution, shall be legally required during the Restricted Period, such filing, report or announcement shall clearly indicate in the footnotes therein, in reasonable detail, a description of the circumstances of the transfer and that the shares remain subject to this Lock-Up Agreement.

For purposes of this Lock-Up Agreement, “change of control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions to a person or group of affiliated persons, of the Parent’s voting securities if, after such transfer, the Parent’s stockholders as of immediately prior to such transfer do not hold a majority of the outstanding voting securities of the Parent (or the surviving entity).

Any attempted transfer in violation of this Lock-Up Agreement will be of no effect and null and void, regardless of whether the purported transferee has any actual or constructive knowledge of the transfer restrictions set forth in this Lock-Up Agreement, and will not be recorded on the share register of Parent. In furtherance of the foregoing, the undersigned agrees that Parent and any duly appointed transfer agent for the registration or transfer of the securities described herein are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Agreement. Parent may cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents, ledgers or instruments evidencing the undersigned’s ownership of Parent Common Stock; provided that Parent shall promptly remove such legend and any related stop transfer instructions upon the expiration of the Restricted Period:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE TRANSFERRED IN COMPLIANCE WITH A LOCK-UP AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement, and that upon request, the undersigned will execute any additional documents reasonably necessary to ensure the validity or enforcement of this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that if the Merger Agreement is terminated for any reason, the undersigned shall be released from all obligations under this Lock-Up Agreement. The undersigned understands that Parent and the Company are proceeding with the transactions contemplated by the Merger Agreement in reliance upon this Lock-Up Agreement.

Any and all remedies herein expressly conferred upon Parent or the Company will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity, and the exercise by Parent or the Company of any one remedy will not preclude the exercise of any other remedy. The undersigned agrees that irreparable damage for which monetary damages, even if available, may not be an adequate remedy, may occur to Parent and/or the Company in the event that any provision of this Lock-Up Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that Parent and/or the Company shall be entitled to seek an injunction or injunctions to prevent breaches of this Lock-Up Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent or the Company is entitled at Law or in equity. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

In the event that any holder of Parent’s securities that are subject to a substantially similar agreement entered into by such holder, other than the undersigned, is permitted by Parent to sell or otherwise transfer or dispose of shares of Parent Common Stock for value other than as permitted by this or a substantially similar agreement entered into by such holder (whether in one or multiple releases or waivers), the same percentage of shares of Parent Common Stock held by the undersigned on the date of such release or waiver as the percentage of the total number of outstanding shares of Parent Common Stock held by such holder on the date of such release or waiver that are the subject of such release or waiver shall be immediately and fully released on the same terms from any remaining restrictions set forth herein (the “Pro-Rata Release”); provided, however, that such Pro-Rata Release shall not be applied unless and until permission has been granted by Parent to an equity holder or equity holders to sell or otherwise transfer or dispose of all or a portion of such equity holders shares of Parent Common Stock in an aggregate amount in excess of 0.5% of the number of shares of Parent Common Stock subject to a substantially similar agreement. In the event of any Pro-Rata Release, the Company shall promptly (and in any event within two (2) Business Days of such release) inform each relevant holder of Parent Common Stock of the terms of such Pro-Rata Release.

Upon the release of any of the Undersigned’s Shares from this Lock-Up Agreement, Parent will facilitate the timely preparation and delivery of certificates or the establishment of book-entry positions at Parent’s transfer agent representing the Undersigned’s Shares without the restrictive legend above or the withdrawal of any stop transfer instructions.

This Lock-Up Agreement and any claim, controversy or dispute arising under or related to this Lock-Up Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of Laws principles thereof. In any action or proceeding between any of the parties arising out of or relating to this Lock-Up Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with foregoing clause (i) of this paragraph, (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (v) irrevocably and unconditionally waives the right to trial by jury. This Lock-Up Agreement constitutes the entire agreement between the parties to this Lock-Up Agreement and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

This Lock-Up Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Lock-Up Agreement (in counterparts or otherwise) by Parent, the Company and the undersigned by electronic transmission in .pdf format or other electronic means shall be sufficient to bind such parties to the terms and conditions of this Lock-Up Agreement.

[SIGNATURE PAGE FOLLOWS]

The undersigned understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned and the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

Print Name of Stockholder:

Signature (for individuals):

Signature (for entities):

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Accepted and Agreed
by Pulmatrix, Inc.:

By:
Name:
Title:

Accepted and Agreed
By Eos SENOLYTIX, INC.:

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

Annex F

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of March 26, 2026, is entered into by and between the undersigned stockholder (the “Stockholder”) of Pulmatrix, Inc., a Delaware corporation (the “Company”), and the Company. The Company and the Stockholder are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms that are used but not defined herein shall have the meaning ascribed to them in the Purchase Agreement (as defined below).

RECITALS

A. Concurrently with or following the execution of this Agreement, the Company has entered, or will enter, into a Securities Purchase Agreement (as the same may be amended from time to time, the “Purchase Agreement”), providing for, among other things, the issuance of the Securities (as defined therein) pursuant to the terms and conditions of the Purchase Agreement and the Transaction Documents.

B. In order to induce entry into the Purchase Agreement and the Transaction Documents, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Stockholder hereby makes certain representations, warranties, covenants and agreements as set forth in this Agreement with respect to the shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (“Preferred Stock”) Beneficially Owned (as defined below) by the Stockholder (the “Original Shares” and, together with any Underlying Shares issuable upon conversion of the Preferred Stock, the “Shares”).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.

(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the 1934 Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(b) “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

2. Representations of Stockholder. The Stockholder represents and warrants to the Company that (a) the Stockholder has requisite organizational power and authority to enter into, execute, and deliver this Agreement and to perform fully the Stockholder’s obligations hereunder (including the proxy described in Section 3(b) below). And (b) this Agreement has been duly and validly executed and delivered by the Stockholder and, when signed by the other party, constitutes the legal, valid, and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights.

3. Agreement to Vote Shares; Irrevocable Proxy.

(a) Agreement to Vote and Approve. The Stockholder irrevocably and unconditionally agrees during the term of this Agreement, at any annual or special meeting of the Company called with respect to matters the Board has recommended the stockholders of the Company vote in favor of, including but not limited to, any matters as related to the Merger and the Merger Agreement (the “Requisite Stockholder Approval”), and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of the Company stockholders with respect to such matter, to vote or cause the holder of record to vote the Shares in favor of providing the Requisite Stockholder Approval.

(b) Irrevocable Proxy. In the event and to the extent that the Stockholder fails to vote the Shares in accordance with Section 3(a) at any applicable meeting of the stockholders of the Company or pursuant to any applicable written consent of the stockholders of the Company, the Stockholder shall be deemed to have irrevocably granted to, and appointed, the Company, and any individual designated in writing by it, and each of them individually, as his, her or its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares in any action by written consent of Company stockholders or at any meeting of the Company’s stockholders called with respect to any of the matters specified in, and in accordance and consistent with, Section 3(a) of this Agreement. The Company agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement and the Stockholder affirms that the proxy set forth in this Section 3(b) is given in connection with, and granted in consideration of, and as an inducement to the parties to the Merger Agreement to enter into the Merger Agreement and that such proxy is given to secure the obligations of the Stockholder under Section 3(a). Except as otherwise provided for herein, the Stockholder hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. The irrevocable proxy and power of attorney granted herein shall survive the death or incapacity of such Stockholder and the obligations of such Stockholder shall be binding on such Stockholder’s heirs, personal representatives, successors, transferees and assigns. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement, the Merger Agreement, or the occurrence of the End Date (as defined in the Merger Agreement).

4. No Voting Trusts or Other Arrangement. The Stockholder agrees that during the term of this Agreement the Stockholder will not, and will not permit any entity under the Stockholder’s control to, deposit any of the Shares in a voting trust, grant any proxies with respect to the Shares, or subject any of the Shares to any arrangement with respect to the voting of the Shares other than agreements entered into with the Company.

5. Transfer and Encumbrance. The Stockholder agrees that for a period commencing upon the execution of the Purchase Agreement and ending at the Expiration Time, the Stockholder will not, directly or indirectly transfer, sell, offer, exchange, assign, pledge, convey any legal or Beneficial Ownership interest in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer), or encumber (“Transfer”) any of the Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of, any of the Shares or the Stockholder’s voting or economic interest therein. Any attempted Transfer of Shares or any interest therein in violation of this Section 5 shall be null and void. Notwithstanding the foregoing, neither this Section 5 nor any other provision hereof shall prohibit, limit or restrict (a) indirect Transfers by means of transferring any shares of capital stock of the Company or any other entity, other than the Shares, it being understood, for the avoidance of doubt, that any transfers of equity interests of the Stockholder or the equity interests of the Stockholder’s direct or indirect equityholders shall be expressly permitted by this Agreement without liability hereunder, nor the consent of, or notice to, any other person hereunder, or (b) a Transfer or Transfers of the Shares by the Stockholder to (i) any member of the Stockholder’s immediate family, (ii) to a trust for the benefit of the Stockholder or any member of the Stockholder’s immediate family, (iii) upon the death of the Stockholder or (iv) to an “affiliate” (as defined in Rule 144) of the Stockholder.

6. Additional Shares. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares, or the like of the capital stock of the Company affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “Shares” for all purposes of this Agreement.

7. Termination. This Agreement shall terminate upon the earliest to occur of (the “Expiration Time”): (a) the date on which the Purchase Agreement is terminated in accordance with its terms; (b) the termination of this Agreement by mutual written consent of the Parties; (c) the date on which the Requisite Stockholder Approval is obtained; and (d) the End Date (as defined in the Merger Agreement). Nothing in this Section 7 shall relieve or otherwise limit the liability of any Party for any intentional breach of this Agreement prior to such termination.

8. Further Assurances. The Stockholder agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as the Company may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

9. Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and continuing until the Expiration Time, in furtherance of this Agreement, the Stockholder hereby authorizes the Company or its counsel to notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of the Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by the Company following the Expiration Time.

10. Specific Performance. Each Party hereto acknowledges that it may be difficult to measure in money the damage to the other Party if a Party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other Party will not have an adequate remedy at law or damages. Accordingly, each Party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, may be the appropriate remedy for any such failure and will not oppose the seeking of such relief on the basis that the other Party has an adequate remedy at law.

11. Amendment; Assignment. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Stockholder. No Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other Party hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any assignment contrary to the provisions of this Section 11 shall be null and void.

12. No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

13. Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic mail (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to such recipient); or (iii) one (1) Business Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications shall be:

If to the Company:

Pulmatrix, Inc.

945 Concord Street, Suite 1217

Framingham, MA 01701

Attention: Peter Ludlum

E-mail: pludlum@Pulmatrix.com

With a copy (for informational purposes only) to:

Haynes and Boone, LLP

30 Rockefeller Plaza 26th Floor

New York, NY 10112

Attention: Rick Werner

Email: rick.werner@haynesboone.com

If to the Stockholder, to the address, email address, or facsimile number set forth for the Stockholder on the signature pages hereof.

14. Miscellaneous. The provisions of Sections 5.6, 5.9, 5.10, 5.11 and 5.12 of the Purchase Agreement shall apply to this Agreement, mutatis mutandis.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first written above.

PULMATRIX, INC.

By:
Name:
Title:

RCM EOS PIPE HOLDINGS, LLC

By:	Rapha Capital Management, LLC, its Manager

By:
Name:	Kevin Slawin
Title:	President

Street Address: 2710 Reed Road, Suite 160 Houston, TX 77051 Attention: Kevin Slawin Email:

With a copy to (which shall not constitute note):

Wilk Auslander LLP
825 Eighth Avenue
Suite 2900
New York, NY 10019
Attention: Mark Clyman; Jonathan Bender

Email:	mclyman@wilkauslander.com;
jbender@wilkauslander.com

[Signature Page to Voting Agreement]

Annex G

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights [For application of this section, see 81 Del. Laws, c. 354, § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; 83 Del. Laws, c. 377, § 22; and 84 Del. Laws, c. 98, § 16].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

8 Del. C. 1953, §  262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, §  24; 57 Del. Laws, c. 148, §§  27-29; 59 Del. Laws, c. 106, §  12; 60 Del. Laws, c. 371, §§  3-12; 63 Del. Laws, c. 25, §  14; 63 Del. Laws, c. 152, §§  1, 2; 64 Del. Laws, c. 112, §§  46-54; 66 Del. Laws, c. 136, §§  30-32; 66 Del. Laws, c. 352, §  9; 67 Del. Laws, c. 376, §§  19, 20; 68 Del. Laws, c. 337, §§  3, 4; 69 Del. Laws, c. 61, §  10; 69 Del. Laws, c. 262, §§  1-9; 70 Del. Laws, c. 79, §  16; 70 Del. Laws, c. 186, §  1; 70 Del. Laws, c. 299, §§  2, 3; 70 Del. Laws, c. 349, §  22; 71 Del. Laws, c. 120, §  15; 71 Del. Laws, c. 339, §§  49-52; 73 Del. Laws, c. 82, §  21; 76 Del. Laws, c. 145, §§  11-16; 77 Del. Laws, c. 14, §§  12, 13; 77 Del. Laws, c. 253, §§  47-50; 77 Del. Laws, c. 290, §§  16, 17; 79 Del. Laws, c. 72, §§  10, 11; 79 Del. Laws, c. 122, §§  6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17; 82 Del. Laws, c. 45, § 15; 82 Del. Laws, c. 256, § 15; 83 Del. Laws, c. 377, § 9; 84 Del. Laws, c. 98, § 9;

Annex H

EOS SENOLYTIX, INC.

2026 EQUITY INCENTIVE PLAN

1. Purpose; Eligibility.

1.1 General Purpose. The name of this plan is the Eos SENOLYTIX, Inc. 2026 Equity Incentive Plan (as amended, restated, supplemented, or otherwise modified from time to time, the “Plan”). The purposes of the Plan are to (a) enable Eos SENOLYTIX, Inc. (f/k/a Pulmatrix, Inc.), a Delaware corporation (the “Company”), and any Affiliate to attract and retain the types of Employees, Consultants, and Directors who will contribute to the Company’s long range success; (b) provide incentives that align the interests of Employees, Consultants, and Directors with those of the shareholders of the Company; and (c) promote the success of the Company’s business.

1.2 Eligible Award Recipients. The persons eligible to receive Awards are the Employees, Consultants, and Directors of the Company and/or its Affiliates, and such other individuals designated by the Committee who are reasonably expected to become Employees, Consultants, and/or Directors after the receipt of Awards.

1.3 Available Awards. Awards that may be granted under the Plan include: (a) Incentive Stock Options, (b) Non-qualified Stock Options, (c) Stock Appreciation Rights, (d) Restricted Awards, (e) Performance Share Awards, (f) Cash Awards, and (g) Other Equity Based Compensation.

2. Definitions.

“Affiliate” means a corporation, limited liability company, partnership, or other entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company.

“Applicable Laws” means the requirements related to or implicated by the administration of the Plan under applicable state corporate law, United States federal and state securities laws, the Code, any stock exchange or quotation system on which the shares of Common Stock are listed or quoted, and the applicable laws of any foreign country or jurisdiction where Awards are granted under the Plan.

“Award” means any right granted under the Plan, including an Incentive Stock Option, a Non-qualified Stock Option, a Stock Appreciation Right, a Restricted Award, a Performance Share Award, a Cash Award, or an Other Equity Based Award.

“Award Agreement” means a written agreement, contract, certificate or other instrument or document evidencing the terms and conditions of an individual Award granted under the Plan which may, in the discretion of the Company, be transmitted electronically to any Participant. Each Award Agreement shall be subject to the terms and conditions of the Plan.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” means the Board of Directors of the Company, as constituted at any time.

“Cash Award” means an Award denominated in cash that is granted under Section 10 hereof.

“Cause” means,

(a) with respect to any Employee or Consultant, unless the applicable Award Agreement states otherwise:

(i) if the Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Cause, the definition contained therein;

(ii) if no such agreement exists, or if such agreement does not define Cause:

(A) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or an Affiliate;

(B) conduct that brings or is reasonably likely to bring the Company or an Affiliate negative publicity or into public disgrace, embarrassment, or disrepute;

(C) gross negligence or willful misconduct with respect to the Company or an Affiliate;

(D) material violation of state or federal securities laws; or

(E) material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(b) with respect to any Director, unless the applicable Award Agreement states otherwise, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following:

(i) malfeasance in office;

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(ii) gross misconduct or neglect;

(iii) false or fraudulent misrepresentation inducing the director’s appointment;

(iv) willful conversion of corporate funds; or

(v) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

“Change in Control” means:

(a)	The direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries, taken as a whole, to any Person that is not a subsidiary of the Company;

(b)	The Incumbent Directors cease for any reason to constitute at least a majority of the Board;

(c)	The date which is ten (10) business days prior to the consummation of a complete liquidation or dissolution of the Company;

(d)	The acquisition by any Person (other than Kevin Slawin or SENOTHERAPEUTIX, Inc. or their respective Affiliates) of Beneficial Ownership of fifty percent (50%) or more (on a fully diluted basis) of either (i) the then outstanding shares of Common Stock of the Company, taking into account as outstanding for this purpose such Common Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Common Stock (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Plan, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Affiliate, (B) any acquisition by any employee benefit plan sponsored or maintained by the Company or any subsidiary, (C) any acquisition which complies with clauses, (i), (ii) and (iii) of subsection (e) of this definition or (D) in respect of an Award held by a particular Participant, any acquisition by the Participant or any group of persons including the Participant (or any entity controlled by the Participant or any group of persons including the Participant); or

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(e)	The consummation of a reorganization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the entity resulting from such Business Combination (the “Surviving Company”), or (B) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of sufficient voting securities eligible to elect a majority of the members of the board of directors (or the analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination; (ii) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors of the Parent Company (or the analogous governing body) (or, if there is no Parent Company, the Surviving Company); and (iii) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination.

“Code” means the Internal Revenue Code of 1986, as it may be amended from time to time. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.

“Committee” means a committee of one or more members of the Board appointed by the Board to administer the Plan in accordance with Section 3.3 and Section 3.4; provided, however, that if the Board holds authority over the administration of the Plan, the term “Committee,” as used herein, shall refer to the Board.

“Common Stock” means the common stock, $0.0001 par value per share, of the Company, or such other securities of the Company as may be designated by the Committee from time to time in substitution thereof.

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“Company” has the meaning set forth in Section 1.1, and shall include any successor thereto.

“Consultant” means any individual or entity which performs bona fide services to the Company or an Affiliate, other than as an Employee or Director, and who may be offered securities registerable pursuant to a registration statement on Form S-8 under the Securities Act.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Consultant or Director, is not interrupted or terminated. The Participant’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence shall only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from an Employee of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Committee or its delegate, in its sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal or family leave of absence. The Committee or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a termination of Continuous Service for purposes of affected Awards, and such decision shall be final, conclusive and binding.

“Deferred Stock Units (DSUs)” has the meaning set forth in Section 8.1(b) hereof.

“Director” means a member of the Board.

“Disability” means, unless the applicable Award Agreement says otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Stock Option pursuant to Section 6.10 hereof, the term Disability shall have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability shall be determined under procedures established by the Committee. Except in situations where the Committee is determining Disability for purposes of the term of an Incentive Stock Option pursuant to Section 6.10 hereof within the meaning of Section 22(e)(3) of the Code, the Committee may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Disqualifying Disposition” has the meaning set forth in Section 17.12.

“Effective Date” has the meaning set forth in Section 18.

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“Employee” means any person, including an Officer or Director, employed by the Company or an Affiliate; provided, that, for purposes of determining eligibility to receive Incentive Stock Options, an Employee shall mean an employee of the Company or a parent or subsidiary corporation within the meaning of Section 424 of the Code. Mere service as a Director or payment of a director’s fee by the Company or an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the Common Stock as determined below. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation, the Nasdaq Stock Market or the New York Stock Exchange, the Fair Market Value shall be the closing price of a share of Common Stock (or if no sales were reported the closing price on the date immediately preceding such date) as quoted on such exchange or system on the day of determination, as reported in the Wall Street Journal. In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and such determination shall be conclusive and binding on all persons.

“Free Standing Right” has the meaning set forth in Section 7.

“Fiscal Year” means the Company’s fiscal year.

“Good Reason” means, unless the applicable Award Agreement states otherwise:

(a) If an Employee or Consultant is a party to an employment or service agreement with the Company or its Affiliates and such agreement provides for a definition of Good Reason, the definition contained therein; or

(b) If no such agreement exists or if such agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within thirty (30) days of its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within ninety (90) days of the Participant’s knowledge of the applicable circumstances): (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status or reporting structure; (ii) a material reduction in the Participant’s base salary or bonus opportunity; or (iii) a geographical relocation of the Participant’s principal office location by more than fifty (50) miles.

“Grant Date” means the date on which the Committee adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in such resolution, then such date as is set forth in such resolution.

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“Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option within the meaning of Section 422 of the Code and that meets the requirements set out in the Plan.

“Incumbent Directors” means individuals who, on the Effective Date, constitute the Board, provided that any individual becoming a Director subsequent to the Effective Date whose election or nomination for election to the Board was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director without objection to such nomination) shall be an Incumbent Director. No individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to Directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Rule 16b-3.

“Non-qualified Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option granted pursuant to the Plan.

“Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

“Option Exercise Price” means the price at which a share of Common Stock may be purchased upon the exercise of an Option.

“Other Equity Based Award” means an Award that is not an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Performance Share Award that is granted under Section 10 and is payable by delivery of Common Stock and/or which is measured by reference to the value of Common Stock.

“Participant” means an eligible person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Award.

“Payments” has the meaning set forth in Section 17.21(a).

“Performance Goals” means, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon business criteria or other performance measures determined by the Committee in its discretion.

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“Performance Period” means the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Share Award or a Cash Award.

“Performance Share Award” means any Award granted pursuant to Section 9 hereof.

“Performance Share” means the grant of a right to receive a number of actual shares of Common Stock or share units based upon the performance of the Company during a Performance Period, as determined by the Committee.

“Permitted Transferee” means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Committee in connection with a program established and approved by the Committee pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non-qualified Stock Option; and (c) such other transferees as may be permitted by the Committee in its sole discretion.

“Person” means a person as defined in Section 13(d)(3) of the Exchange Act.

“Plan” has the meaning set forth in Section 1.1.

“Related Rights” has the meaning set forth in Section 7.

“Restricted Award” means any Award granted pursuant to Section 8.

“Restricted Period” has the meaning set forth in Section 8.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“SAR Exercise Price” means the price per share of Common Stock specified in a Stock Appreciation Right Award Agreement, which shall be used to determine the amount payable upon exercise of the Stock Appreciation Right.

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Appreciation Right” means the right pursuant to an Award granted under Section 7 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (b) the exercise price specified in the Stock Appreciation Right Award Agreement.

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“Stock for Stock Exchange” has the meaning set forth in Section 6.4.

“Substitute Award” has the meaning set forth in Section 4.6.

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

“Total Share Reserve” has the meaning set forth in Section 4.1.

3. Administration.

3.1 Authority of Committee. The Plan shall be administered by the Committee or, in the Board’s sole discretion, by the Board. Subject to the terms of the Plan, the Committee’s charter and Applicable Laws, and in addition to other express powers and authorization conferred by the Plan, the Committee shall have the authority:

(a) to construe and interpret the Plan and apply its provisions;

(b) to promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(c) to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

(d) to delegate its authority to one or more Officers of the Company with respect to Awards that do not involve “insiders” within the meaning of Section 16 of the Exchange Act;

(e) to determine when Awards are to be granted under the Plan and the applicable Grant Date;

(f) from time to time to select, subject to the limitations set forth in this Plan, those eligible Award recipients to whom Awards shall be granted;

(g) to determine the number of shares of Common Stock to be made subject to each Award;

(h) to determine whether each Option is to be an Incentive Stock Option or a Non-qualified Stock Option;

(i) to prescribe the terms and conditions of each Award, including, without limitation, the exercise price and medium of payment and vesting provisions (which may be based on performance or other criteria), and to specify the provisions of the Award Agreement relating to such grant;

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(j) to determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Period(s) and the number of Performance Shares earned by a Participant;

(k) to amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any such amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, such amendment shall also be subject to the Participant’s consent;

(l) to determine the duration and purpose of leaves of absences which may be granted to a Participant without constituting termination of their employment for purposes of the Plan, which periods shall be no shorter than the periods generally applicable to Employees under the Company’s employment policies;

(m) to make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(n) to interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; and

(o) to exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

The Committee also may modify the purchase price or the exercise price of any outstanding Award, provided that if the modification effects a repricing, shareholder approval shall be required before the repricing is effective.

3.2 Committee Decisions Final. All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on the Company and the Participants, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.

3.3 Delegation. The Committee or, if no Committee has been appointed, the Board may delegate administration of the Plan to a committee or committees of one or more members of the Board, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. The Committee shall have the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board or the Committee shall thereafter be to the committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan. The members of the Committee shall be appointed by and serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members or, in the case of a Committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable.

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3.4 Committee Composition. Except as otherwise determined by the Board, the Committee shall consist solely of two or more Non-Employee Directors. The Board shall have discretion to determine whether or not it intends to comply with the exemption requirements of Rule 16b-3. However, if the Board intends to satisfy such exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the Committee shall be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Within the scope of such authority, the Board or the Committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing herein shall create an inference that an Award is not validly granted under the Plan in the event Awards are granted under the Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.

3.5 Indemnification. In addition to such other rights of indemnification as they may have as Directors or members of the Committee, and to the extent allowed by Applicable Laws, the Committee shall be indemnified by the Company against the reasonable expenses, including attorney’s fees, actually incurred in connection with any action, suit or proceeding or in connection with any appeal therein, to which the Committee may be party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted under the Plan, and against all amounts paid by the Committee in settlement thereof (provided, however, that the settlement has been approved by the Company, which approval shall not be unreasonably withheld) or paid by the Committee in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within sixty (60) days after the institution of any such action, suit or proceeding, such Committee shall, in writing, offer the Company the opportunity at its own expense to handle and defend such action, suit or proceeding.

4. Shares Subject to the Plan.

4.1 Subject to adjustment in accordance with Section 14, no more than 8,000,000 shares of Common Stock shall be available for the grant of Awards under the Plan (the “Total Share Reserve”). During the terms of the Awards issued under the Plan, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.

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4.2 Shares of Common Stock available for distribution under the Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares reacquired by the Company in any manner.

4.3 Subject to adjustment in accordance with Section 14, no more than 500,000 shares of Common Stock may be issued in the aggregate pursuant to the exercise of Incentive Stock Options (the “ISO Limit”).

4.4 The maximum number of shares of Common Stock subject to Awards granted during a single Fiscal Year to any Non-Employee Director, together with any cash fees paid to such Non-Employee Director during the Fiscal Year shall not exceed a total value of $3,000,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes).

4.5 Any shares of Common Stock subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of shares of Common Stock to which the Award related will again be available for issuance under the Plan. Notwithstanding anything to the contrary contained herein: shares subject to an Award under the Plan shall not again be made available for issuance or delivery under the Plan if such shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled Stock Appreciation Right or other Awards that were not issued upon the settlement of the Award. Shares repurchased by the Company on the open market shall not again become available for issuance under the Plan.

4.6 Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards shall not be counted against the Total Share Reserve; provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the ISO limit. Subject to applicable stock exchange requirements, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect such acquisition or transaction) may be used for Awards under the Plan and shall not count toward the Total Share Reserve.

5. Eligibility.

5.1 Eligibility for Specific Awards. Incentive Stock Options may be granted only to Employees. Awards other than Incentive Stock Options may be granted to Employees, Consultants, and Directors, and those individuals whom the Committee determines are reasonably expected to become Employees, Consultants, and/or Directors following the Grant Date.

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5.2 Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Common Stock on the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

6. Option Provisions. Each Option granted under the Plan shall be evidenced by an Award Agreement. Each Option so granted shall be subject to the conditions set forth in this Section 6, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options shall be separately designated Incentive Stock Options or Non-qualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for shares of Common Stock purchased on exercise of each type of Option. Notwithstanding the foregoing, the Company shall have no liability to any Participant or any other person if an Option designated as an Incentive Stock Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

6.1 Term. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, no Incentive Stock Option shall be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Stock Option granted under the Plan shall be determined by the Committee; provided, however, no Non-qualified Stock Option shall be exercisable after the expiration of 10 years from the Grant Date.

6.2 Exercise Price of an Incentive Stock Option. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3 Exercise Price of a Non-qualified Stock Option. The Option Exercise Price of each Non-qualified Stock Option shall be not less than 100% of the Fair Market Value of the Common Stock subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Stock Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

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6.4 Consideration. The Option Exercise Price of Common Stock acquired pursuant to an Option shall be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Committee, upon such terms as the Committee shall approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Common Stock, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific shares of Common Stock that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of shares of Common Stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of Common Stock (a “Stock for Stock Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of shares of Common Stock otherwise deliverable upon exercise of such Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Committee. Unless otherwise specifically provided in the Option, the exercise price of Common Stock acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Common Stock is publicly traded (i.e., the Common Stock is listed on any established stock exchange or a national market system) an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 shall be prohibited with respect to any Award under this Plan.

6.5 Transferability of an Incentive Stock Option. An Incentive Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.6 Transferability of a Non-qualified Stock Option. A Non-qualified Stock Option may, in the sole discretion of the Committee, be transferable to a Permitted Transferee, upon written approval by the Committee to the extent provided in the Award Agreement. If the Non-qualified Stock Option does not provide for transferability, then the Non-qualified Stock Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

6.7 Vesting of Options. Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

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6.8 Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement, the terms of which have been approved by the Committee, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination) but only within such period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement; provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) shall immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option shall terminate.

6.9 Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option shall terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1 or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three (3) months after the end of the period during which the exercise of the Option would be in violation of such registration or other securities law requirements.

6.10 Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (a) the date twelve (12) months following such termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein or in the Award Agreement, the Option shall terminate.

6.11 Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date twelve (12) months following the date of death or (b) the expiration of the term of such Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option shall terminate.

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6.12 Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-qualified Stock Options.

7. Stock Appreciation Rights. Each Stock Appreciation Right granted under the Plan shall be evidenced by an Award Agreement. Each Stock Appreciation Right so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Stock Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under the Plan (“Related Rights”).

7.1 Grant Requirements for Related Rights. Any Related Right that relates to a Non-qualified Stock Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Stock Option must be granted at the same time the Incentive Stock Option is granted.

7.2 Term. The term of a Stock Appreciation Right granted under the Plan shall be determined by the Committee; provided, however, no Stock Appreciation Right shall be exercisable later than the tenth anniversary of the Grant Date.

7.3 Vesting. Each Stock Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Stock Appreciation Right may be subject to such other terms and conditions on the time or times when it may be exercised as the Committee may deem appropriate. The vesting provisions of individual Stock Appreciation Rights may vary. No Stock Appreciation Right may be exercised for a fraction of a share of Common Stock. The Committee may, but shall not be required to, provide for an acceleration of vesting and exercisability in the terms of any Stock Appreciation Right upon the occurrence of a specified event.

7.4 Exercise and Payment. Upon exercise of a Stock Appreciation Right, the holder shall be entitled to receive from the Company an amount equal to the number of shares of Common Stock subject to the Stock Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a share of Common Stock on the date the Award is exercised, over (ii) the exercise price specified in the Stock Appreciation Right or related Option. Payment with respect to the exercise of a Stock Appreciation Right shall be made on the date of exercise. Payment shall be made in the form of shares of Common Stock (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Committee in its sole discretion), cash or a combination thereof, as determined by the Committee.

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7.5 Exercise Price. The exercise price of a Free Standing Right shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of one share of Common Stock on the Grant Date of such Stock Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction therewith or in the alternative thereto shall have the same exercise price as the related Option, shall be transferrable only upon the same terms and conditions as the related Option, and shall be exercisable only to the same extent as the related Option; provided, however, that a Stock Appreciation Right, by its terms, shall be exercisable only when the Fair Market Value per share of Common Stock subject to the Stock Appreciation Right and Related Option exceeds the exercise price per share thereof and no Stock Appreciation Rights may be granted in tandem with an Option unless the Committee determines that the requirements of Section 7.1 are satisfied.

7.6 Reduction in the Underlying Option Shares. Upon any exercise of a Related Right, the number of shares of Common Stock for which any related Option shall be exercisable shall be reduced by the number of shares for which the Stock Appreciation Right has been exercised. The number of shares of Common Stock for which a Related Right shall be exercisable shall be reduced upon any exercise of any related Option by the number of shares of Common Stock for which such Option has been exercised.

8. Restricted Awards. A Restricted Award is an Award of actual shares of Common Stock (“Restricted Stock”) or hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock, which may, but need not, provide that such Restricted Award may not be sold, assigned, transferred or otherwise disposed of, pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for such period (the “Restricted Period”) as the Committee shall determine. Each Restricted Award granted under the Plan shall be evidenced by an Award Agreement. Each Restricted Award so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

8.1 Restricted Stock and Restricted Stock Units.

(a) Each Participant granted Restricted Stock shall execute and deliver to the Company an Award Agreement with respect to the Restricted Stock setting forth the restrictions and other terms and conditions applicable to such Restricted Stock. If the Committee determines that the Restricted Stock shall be held by the Company or in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Committee, if applicable and (B) the appropriate blank stock power with respect to the Restricted Stock covered by such agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Stock and, if applicable, an escrow agreement and stock power, the Award shall be null and void. Subject to the restrictions set forth in the Award, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock, including the right to vote such Restricted Stock and the right to receive dividends; provided that, any cash dividends and stock dividends with respect to the Restricted Stock shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of the cash dividends withheld at a rate and subject to such terms as determined by the Committee. The cash dividends or stock dividends so withheld by the Committee and attributable to any particular share of Restricted Stock (and earnings thereon, if applicable) shall be distributed to the Participant in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such dividends, if applicable, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends.

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(b) The terms and conditions of a grant of Restricted Stock Units shall be reflected in an Award Agreement. No shares of Common Stock shall be issued at the time a Restricted Stock Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder. The Committee may also grant Restricted Stock Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Stock Units”). At the discretion of the Committee, each Restricted Stock Unit or Deferred Stock Unit (representing one share of Common Stock) may be credited with an amount equal to the cash and stock dividends paid by the Company in respect of one share of Common Stock (“Dividend Equivalents”). Except as otherwise set forth in an Award Agreement, (i) Dividend Equivalents shall be withheld by the Company and credited to the Participant’s account, and interest may be credited on the amount of cash Dividend Equivalents credited to the Participant’s account at a rate and subject to such terms as determined by the Committee, (ii) Dividend Equivalents credited to a Participant’s account and attributable to any particular Restricted Stock Unit or Deferred Stock Unit (and earnings thereon, if applicable) shall be distributed in cash or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to the amount of such Dividend Equivalents and earnings, if applicable, to the Participant upon settlement of such Restricted Stock Unit or Deferred Stock Unit and, if such Restricted Stock Unit or Deferred Stock Unit is forfeited, the Participant shall have no right to such Dividend Equivalents.

8.2 Restrictions.

(a) Restricted Stock awarded to a Participant shall be subject to the following restrictions until the expiration of the Restricted Period, and to such other terms and conditions as may be set forth in the applicable Award Agreement: (i) if an escrow arrangement is used, the Participant shall not be entitled to delivery of a stock certificate; (ii) the shares shall be subject to the restrictions on transferability set forth in the Award Agreement; (iii) the shares shall be subject to forfeiture to the extent provided in the applicable Award Agreement; and (iv) to the extent such shares are forfeited, the stock certificates (if any) shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect to such shares shall terminate without further obligation on the part of the Company.

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(b) Restricted Stock Units and Deferred Stock Units awarded to any Participant shall be subject to (i) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals or conditions during such period, to the extent provided in the applicable Award Agreement, and to the extent such Restricted Stock Units or Deferred Stock Units are forfeited, all rights of the Participant to such Restricted Stock Units or Deferred Stock Units shall terminate without further obligation on the part of the Company and (ii) such other terms and conditions as may be set forth in the applicable Award Agreement.

(c) The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock, Restricted Stock Units and Deferred Stock Units whenever it may determine that, by reason of changes in Applicable Laws or other changes in circumstances arising after the date the Restricted Stock or Restricted Stock Units or Deferred Stock Units are granted, such action is appropriate.

8.3 Restricted Period. With respect to Restricted Awards, the Restricted Period shall commence on the Grant Date and end at the time or times set forth on a schedule established by the Committee in the applicable Award Agreement. The Committee may, but shall not be required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.

8.4 Delivery of Restricted Stock and Settlement of Restricted Stock Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock, the restrictions set forth in Section 8.2 and the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his or her beneficiary, without charge, the stock certificate (if the shares of Common Stock are certificated) evidencing the shares of Restricted Stock which have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share) and any cash dividends or stock dividends credited to the Participant’s account with respect to such Restricted Stock and the interest thereon, if any. Upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units, or at the expiration of the deferral period with respect to any outstanding Deferred Stock Units, the Company shall deliver to the Participant, or his or her beneficiary, without charge, one share of Common Stock for each such outstanding vested Restricted Stock Unit or Deferred Stock Unit (“Vested Unit”) and cash equal to any Dividend Equivalents credited with respect to each such Vested Unit in accordance with Section 8.1(b) hereof and the interest thereon or, at the discretion of the Committee, in shares of Common Stock having a Fair Market Value equal to such Dividend Equivalents and the interest thereon, if any; provided, however, that, unless otherwise explicitly provided in the applicable Award Agreement, the Committee may, in its sole discretion, elect to pay cash or part cash and part Common Stock in lieu of delivering only shares of Common Stock for Vested Units. If a cash payment is made in lieu of delivering shares of Common Stock, the amount of such payment shall be equal to the Fair Market Value of the Common Stock as of the date on which the Restricted Period lapsed in the case of Restricted Stock Units, or the delivery date in the case of Deferred Stock Units, with respect to each Vested Unit.

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8.5 Stock Restrictions. Each certificate (if any) representing Restricted Stock awarded under the Plan shall bear a legend in such form as the Company deems appropriate.

9. Performance Share Awards. Each Performance Share Award granted under the Plan shall be evidenced by an Award Agreement. Each Performance Share Award so granted shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. The Committee shall have the discretion to determine: (a) the number of shares of Common Stock or stock denominated units subject to a Performance Share Award granted to any Participant, (b) the Performance Period applicable to any Award, (c) the conditions that must be satisfied for a Participant to earn an Award, and (d) the other terms, conditions and restrictions of the Award.

9.1 Earning Performance Share Awards. The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Committee are attained within the applicable Performance Period, as determined by the Committee.

10. Other Equity Based Awards and Cash Awards. The Committee may grant Other Equity Based Awards, either alone or in tandem with other Awards, in such amounts and subject to such conditions as the Committee shall determine in its sole discretion. Each Other Equity Based Award shall be evidenced by an Award Agreement and shall be subject to such conditions, not inconsistent with the Plan, as may be reflected in the applicable Award Agreement. The Committee may grant Cash Awards in such amounts and subject to such Performance Goals, other vesting conditions, and such other terms as the Committee determines in its discretion. Cash Awards shall be evidenced in such form as the Committee may determine.

11. Securities Law Compliance. Notwithstanding any other provision of the Plan or any agreements entered into pursuant to the Plan, the Company will not be required to issue any shares of Common Stock under this Plan, and a Participant may not sell, assign, transfer or otherwise dispose of shares of Common Stock issued pursuant to Awards granted under the Plan, unless (a) there is in effect with respect to such shares a registration statement under the Securities Act and any applicable securities laws of a state or foreign jurisdiction or an exemption from such registration under the Securities Act and applicable state or foreign securities laws, and (b) there has been obtained any other consent, approval or permit from any other U.S. or foreign regulatory body which the Committee, in its sole discretion, deems necessary or advisable. The Company may condition such issuance, sale or transfer upon the receipt of any representations or agreements from the parties involved, and the placement of any legends on certificates representing shares of Common Stock, as may be deemed necessary or advisable by the Company in order to comply with such securities law or other restrictions.

12. Use of Proceeds from Stock. Proceeds from the sale of Common Stock pursuant to Awards, or upon exercise thereof, shall constitute general funds of the Company.

13. Miscellaneous.

13.1 Acceleration of Exercisability and Vesting. The Committee shall have the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

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13.2 Shareholder Rights. Except as provided in the Plan or an Award Agreement, no Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Award unless and until such Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock certificate is issued, except as provided in Section 14 hereof.

13.3 No Employment or Other Service Rights. Nothing in the Plan or any instrument executed or Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or shall affect the right of the Company or an Affiliate to terminate (a) the employment of an Employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the By-laws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

13.4 Transfer; Approved Leave of Absence. For purposes of the Plan, no termination of employment by an Employee shall be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject thereto.

13.5 Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Committee, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (a) tendering a cash payment; (b) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Participant as a result of the exercise or acquisition of Common Stock under the Award, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum or maximum, as applicable, amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered shares of Common Stock of the Company.

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14. Adjustments Upon Changes in Stock. In the event of changes in the outstanding Common Stock or in the capital structure of the Company by reason of any stock or extraordinary cash dividend, stock split, reverse stock split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under the Plan and any Award Agreements, the exercise price of Options and Stock Appreciation Rights, the Performance Goals to which Performance Share Awards and Cash Awards are subject, the maximum number of shares of Common Stock subject to all Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price or kind of a share of Common Stock or other consideration subject to such Awards to the extent necessary to preserve the economic intent of such Award. In the case of adjustments made pursuant to this Section 14, unless the Committee specifically determines that such adjustment is in the best interests of the Company or its Affiliates, the Committee shall, in the case of Incentive Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification, extension or renewal of the Incentive Stock Options within the meaning of Section 424(h)(3) of the Code and in the case of Non-qualified Stock Options, ensure that any adjustments under this Section 14 will not constitute a modification of such Non-qualified Stock Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 14 shall be made in a manner which does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

15. Effect of Change in Control.

15.1 Unless otherwise provided in an Award Agreement, notwithstanding any provision of the Plan to the contrary:

(a) In the event of a Participant’s termination of Continuous Service without Cause or for Good Reason during the twelve (12)-month period following a Change in Control, notwithstanding any provision of the Plan or any applicable Award Agreement to the contrary, all outstanding Options and Stock Appreciation Rights shall become immediately exercisable with respect to 100% of the shares subject to such Options or Stock Appreciation Rights, and/or the Restricted Period shall expire immediately with respect to 100% of the outstanding shares of Restricted Stock or Restricted Stock Units as of the date of the Participant’s termination of Continuous Service. To the extent practicable, any actions taken by the Committee under the immediately preceding sentence shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the shares of Common Stock subject to their Awards.

(b) With respect to Performance Share Awards and Cash Awards, in the event of a Participant’s termination of Continuous Service without Cause or for Good Reason, in either case, within twelve (12)-months following a Change in Control, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met as of the date of the Participant’s termination of Continuous Service.

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(c) To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) and (b) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control with respect to the shares of Common Stock subject to their Awards.

15.2 In addition, in the event of a Change in Control, the Committee may in its discretion and upon at least ten (10) days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders thereof, in cash or stock, or any combination thereof, the value of such Awards based upon the price per share of Common Stock received or to be received by other shareholders of the Company in the event. In the case of any Option or Stock Appreciation Right with an exercise price (or SAR Exercise Price in the case of a Stock Appreciation Right) that equals or exceeds the price paid for a share of Common Stock in connection with the Change in Control, the Committee may cancel the Option or Stock Appreciation Right without the payment of consideration therefor.

15.3 The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

16. Amendment of the Plan and Awards.

16.1 Amendment of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, except as provided in Section 14 relating to adjustments upon changes in Common Stock and Section 16.3, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any Applicable Laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

16.2 Shareholder Approval. The Board may, in its sole discretion, submit any other amendment to the Plan for shareholder approval.

16.3 Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible participants with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and/or to bring the Plan and/or Awards granted under it into compliance therewith.

16.4 No Impairment of Rights. Rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless the Participant consents in writing.

16.5 Amendment of Awards. The Committee at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Committee may not impair the rights under any Award unless the Participant consents in writing.

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17. General Provisions.

17.1 Forfeiture Events. The Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Such events may include, without limitation, breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company and/or its Affiliates.

17.2 Insider Trading Policy; Trading Restrictions. Notwithstanding any provision of this Plan or any Award to the contrary, all Awards granted under the Plan, including the exercise of Options, the settlement of Restricted Stock Units or other Awards, the issuance, sale, transfer or other disposition of shares of Common Stock acquired pursuant to an Award, and any election relating thereto, shall at all times be subject to the Company’s insider trading policy, securities trading guidelines, blackout periods, pre-clearance requirements, and any other policies governing the purchase, sale or other disposition of the Company’s securities, as each may be adopted or amended from time to time. The Committee may delay or suspend the exercise, settlement, issuance or delivery of shares or cash pursuant to an Award, or establish such procedures and conditions as it deems appropriate, if necessary or advisable to ensure compliance with applicable securities laws, stock exchange listing standards, or the Company’s insider trading policies. The Company shall have no liability to any Participant for any delay in, or inability to, exercise, settle, transfer or otherwise realize value from an Award resulting from the application of such laws or policies. Participants who are subject to the Company’s pre-clearance procedures or who are otherwise designated as insiders shall not exercise, settle, sell, transfer or otherwise dispose of any shares acquired pursuant to an Award except in accordance with such procedures and any applicable trading window requirements, unless the transaction is effected pursuant to a valid Rule 10b5-1 trading arrangement accepted by the Company.

17.3 Clawback. Notwithstanding any other provisions in this Plan, the Company may cancel any Award, require reimbursement of any Award by a Participant, and effect any other right of recoupment of equity or other compensation provided under the Plan in accordance with Rule 10D-1 promulgated under the Exchange Act, applicable Nasdaq listing standards, or any Company policies that may be adopted and/or modified from time to time (“Clawback Policy”). In addition, a Participant may be required to repay to the Company previously paid compensation, whether provided pursuant to the Plan or an Award Agreement, in accordance with the Clawback Policy. By accepting an Award, the Participant is agreeing to be bound by the Clawback Policy, as in effect or as may be adopted and/or modified from time to time by the Company in its discretion (including, without limitation, to comply with applicable law or stock exchange listing requirements).

17.4 Recovery of Compensation Following Financial Restatement. Notwithstanding any other provision of the Plan or any Award Agreement, all Awards granted under the Plan shall be subject to reduction, cancellation, forfeiture, reimbursement and recoupment to the extent required by Rule 10D-1 promulgated under the Exchange Act, applicable Nasdaq listing standards, and any policy adopted by the Company pursuant thereto, as each may be amended from time to time. By accepting an Award, each Participant acknowledges and agrees that the Participant is bound by any such recovery policy and agrees to take any action necessary to effectuate such policy.

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17.5 Other Compensation Arrangements. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

17.6 Sub-Plans. The Committee may from time to time establish sub-plans under the Plan for purposes of satisfying securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All sub-plans shall be deemed a part of the Plan, but each sub-plan shall apply only to the Participants in the jurisdiction for which the sub-plan was designed.

17.7 Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under an Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

17.8 Unfunded Plan. The Plan shall be unfunded. Neither the Company, the Board nor the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan.

17.9 Recapitalizations. Each Award Agreement shall contain provisions required to reflect the provisions of Section 14.

17.10 Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Common Stock or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, thirty (30) days shall be considered a reasonable period of time.

17.11 No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan. The Committee shall determine whether cash, additional Awards or other securities or property shall be issued or paid in lieu of fractional shares of Common Stock or whether any fractional shares should be rounded, forfeited or otherwise eliminated.

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17.12 Other Provisions. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, restrictions upon the exercise of Awards, as the Committee may deem advisable.

17.13 Section 409A. The Plan is intended to comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless Applicable Laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s termination of Continuous Service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code and neither the Company nor the Committee will have any liability to any Participant for such tax or penalty.

17.14 Disqualifying Dispositions. Any Participant who shall make a “disposition” (as defined in Section 424 of the Code) of all or any portion of shares of Common Stock acquired upon exercise of an Incentive Stock Option within two years from the Grant Date of such Incentive Stock Option or within one year after the issuance of the shares of Common Stock acquired upon exercise of such Incentive Stock Option (a “Disqualifying Disposition”) shall be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of such shares of Common Stock.

17.15 Section 16. It is the intent of the Company that the Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3 as promulgated under Section 16 of the Exchange Act so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of the Plan would conflict with the intent expressed in this Section 17.13, such provision to the extent possible shall be interpreted and/or deemed amended so as to avoid such conflict.

17.16 Beneficiary Designation. Each Participant under the Plan may from time to time name any beneficiary or beneficiaries by whom any right under the Plan is to be exercised in case of such Participant’s death. Each designation will revoke all prior designations by the same Participant, shall be in a form reasonably prescribed by the Committee and shall be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime.

17.17 Expenses. The costs of administering the Plan shall be paid by the Company.

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17.18 Severability. If any of the provisions of the Plan or any Award Agreement is held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

17.19 Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

17.20 Non-Uniform Treatment. The Committee’s determinations under the Plan need not be uniform and may be made by it selectively among persons who are eligible to receive, or actually receive, Awards. Without limiting the generality of the foregoing, the Committee shall be entitled to make non-uniform and selective determinations, amendments and adjustments, and to enter into non-uniform and selective Award Agreements.

17.21 Limitation on Payments under Section 280G of the Code.

(a) Notwithstanding any provision of this Plan or any Award Agreement to the contrary, if any payment, benefit or distribution to or for the benefit of a Participant pursuant to this Plan, whether alone or together with any other payment or benefit payable or provided by the Company or any Affiliate or any successor thereto (collectively, the “Payments”), would constitute a “parachute payment” within the meaning of Section 280G of the Code and would result in the imposition on the Participant of the excise tax imposed by Section 4999 of the Code (or any successor provision), then the Payments shall be either:

(i) delivered in full; or

(ii) reduced to the maximum amount that may be provided to the Participant without causing any portion of the Payments to be subject to the excise tax imposed by Section 4999 of the Code (the “Reduced Amount”) whichever alternative results in the Participant receiving the greater after-tax benefit, taking into account all applicable federal, state, local and foreign income, employment and excise taxes.

(b) Unless the applicable Award Agreement provides otherwise, any reduction required pursuant to this Section shall be made in a manner that produces the greatest economic benefit to the Participant while complying with Section 280G of the Code. Unless another order is specified by the Committee, reductions shall be made in the following order:

(i) cancellation of cash payments;

(ii) cancellation of accelerated vesting or settlement of equity awards that are not subject to Section 409A of the Code;

(iii) cancellation or reduction of equity awards that are subject to Section 409A of the Code in a manner consistent with the requirements of Section 409A; and

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(iv) reduction of any other payments or benefits.

(c) All determinations required under this Section, including whether any Payments constitute parachute payments, whether any reduction is required, the amount of any reduction, and the assumptions used in making such determinations, shall be made by an independent nationally recognized public accounting firm or nationally recognized executive compensation consulting firm selected by the Company, whose determinations shall be final and binding upon the Company and the Participant. The fees and expenses of such firm shall be paid by the Company.

(d) This Section shall be interpreted and administered in a manner intended to maximize the Participant’s after-tax benefit while complying with Sections 280G, 4999 and, to the extent applicable, Section 409A of the Code.

18. Effective Date of Plan. The Plan shall become effective at the Effective Time (as defined in that certain Agreement and Plan of Merger and Reorganization, dated March 26, 2026, by and among Pulmatrix, Inc., Eos SENOLYTIX, Inc. and PUOS Merger Sub, Inc.) (the “Effective Date”).

19. Termination or Suspension of the Plan. The Plan shall terminate automatically on tenth (10th) anniversary of the Effective Date. No Award shall be granted pursuant to the Plan after such date, but Awards theretofore granted may extend beyond that date. The Board may suspend or terminate the Plan at any earlier date pursuant to Section 16.1 hereof. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

20. Choice of Law. The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of law rules.

As adopted by the Board of Directors of Pulmatrix, Inc. (n/k/a Eos SENOLYTIX, Inc.) on [DATE].

As approved by the shareholders of Pulmatrix, Inc. (n/k/a Eos SENOLYTIX, Inc.) on [DATE].

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Annex I

Execution Version

EOS SENOLYTIX, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

[_], 2026

This Restricted Stock Unit Award Agreement is entered into in connection with that certain Agreement and Plan of Merger and Reorganization, dated as of March 26, 2026 (the “Merger Agreement”), by and among Pulmatrix, Inc., a Delaware corporation (“Parent”), PUOS Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and Eos SENOLYTIX, Inc., a Delaware corporation (the “Company”), pursuant to which, amongst other things, PUOS Meger Sub, Inc. will merge with and into the Company with the Company surviving such merger as a wholly-owned subsidiary of Parent (the “Merger”, and the time that the Merger becomes effective, the “Effective Time”) and the existing holders of the Company at such time will receive shares of common stock of Parent, $0.0001 par value per share (“Parent Common Stock”).

The Board has determined that this Agreement and the grant of Awarded Units contemplated hereby constitute a related party transaction, and the disinterested members of the Board have duly considered and approved this Agreement and the grant of Awarded Units to the Grantee in accordance with the Company’s related party transaction policy and applicable law.

1. Award of Awarded Units. Pursuant to this Restricted Stock Unit Award Agreement (this “Agreement”) and in exchange for services to be rendered to the Company and its subsidiaries, the Company hereby grants to RCM Eos RSU HOLDINGS LLC, a Delaware limited liability company (the “Grantee”) an award of a number of restricted stock units (the “Initial Awarded Units,” and as may be adjusted pursuant to Section 2, the “Awarded Units”) equal to 13,000,000 divided by 8.64 (which is, based on pro-forma calculations determined on March 26, 2026, the projected Exchange Ratio (as defined in the Merger Agreement), and hereinafter referred to as the “Estimated Exchange Ratio”), which may be converted into the number of whole shares of Common Stock (as defined below) equal to the number of vested Awarded Units (determined in accordance with Section 4 below), subject to the terms and conditions of this Agreement. The Grantee acknowledges that the services to be rendered in exchange for the Awarded Units shall be performed by Kevin Slawin (“Service Provider”), and that the Service Provider has directed that the Awarded Units be granted to the Grantee for the Service Provider’s benefit. The “Date of Grant” of this award of Awarded Units is the date first set forth above. Each Awarded Unit shall be a notional share of Common Stock, with the value of each Awarded Unit being equal to the Fair Market Value (as defined below) of a share of Common Stock at any time.

2. Adjustment to Awarded Units. The parties hereto acknowledge that the Initial Awarded Units are calculated based on the Estimated Exchange Ratio of 8.64. Immediately prior to the Effective time, the actual “Exchange Ratio” (as defined in, and as finally determined pursuant to the Merger Agreement (the “Actual Exchange Ratio”)) may differ from the Estimated Exchange Ratio. In order to ensure that the Grantee receives Awarded Units that, upon conversion at the Effective Time, would result in the issuance of exactly 13,000,000 shares of Parent Common Stock (assuming, solely for the purposes of this adjustment, that the conversion of Awarded Units to Common Stock pursuant to Section 5 had occurred) (the “Target Shares”), the number of Awarded Units shall be adjusted to equal 13,000,000 divided by the Actual Exchange Ratio which shall be affected by Section 6.5(c) of the Merger Agreement, which for the avoidance of doubt, upon the consummation of the Merger will result in the number of Awarded Units to equal 13,000,000 shares of Parent Common Stock.

3. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

a. “Applicable Laws” means all legal requirements relating to the administration of equity incentive plans and the issuance and distribution of shares of Common Stock, if any, under applicable corporate laws, applicable securities laws, the rules of any exchange or inter-dealer quotation system upon which the Company’s or Parent’s (following the Merger) securities are listed or quoted, the rules of any foreign jurisdiction applicable to incentives granted to residents therein, and any other applicable law, rule, or restriction.

b. “Board” means the Board of Directors of the Company, if prior to the Merger, or the Board of Directors of Parent, following the Merger.

c. “Code” means the United States Internal Revenue Code of 1986, as amended.

d. “Cause” means, with respect to the Service Provider, (i) the Service Provider’s conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving moral turpitude, dishonesty, fraud, or breach of trust that has a material adverse effect on the Company or Parent (following the Merger); (ii) the Service Provider’s willful misconduct or gross negligence in connection with the performance of services for or on behalf of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries (following the Merger) that is materially injurious to the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries (following the Merger); (iii) the Service Provider’s material breach of any fiduciary duty owed to the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries (following the Merger); (iv) the Service Provider’s embezzlement or misappropriation of funds or property of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries (following the Merger); or (v) the Service Provider’s material violation of any written policy of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries (following the Merger) that has been provided to the Service Provider in writing, if such violation is materially injurious to the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries (following the Merger).

e. “Common Stock” means (i) prior to the Merger, the Company’s Class A common stock, par value $0.00001 per share, or (ii) following the Merger, Parent’s common stock, par value $0.0001 per share, in each case which the Company or Parent, as applicable, is currently authorized to issue or may in the future be authorized to issue, or any securities into which or for which the common stock of the Company or Parent, as applicable, may be converted or exchanged, as the case may be, pursuant to the terms of this Agreement.

f. “Fair Market Value” means, as of a particular date, (a) if the shares of Common Stock are listed on any established national securities exchange, the closing sales price per share of Common Stock on the consolidated transaction reporting system for the principal securities exchange for the Common Stock on that date (as determined by the Board, in its discretion), or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (b) if the shares of Common Stock are not so listed, but are quoted on an automated quotation system, the closing sales price per share of Common Stock reported on the automated quotation system on that date, or, if there shall have been no such sale so reported on that date, on the last preceding date on which such a sale was so reported; (c) if the Common Stock is not so listed or quoted, the mean between the closing bid and asked price on that date, or, if there are no quotations available for such date, on the last preceding date on which such quotations shall be available, as reported by OTCQX, OTCQB or OTC Pink (Pink Open Market); or (d) if none of the above is applicable, such amount as may be determined by the Board (acting on the advice of an independent third party, should the Board elect in its sole discretion to utilize an independent third party for this purpose), in good faith, to be the fair market value per share of Common Stock. The determination of Fair Market Value shall, where applicable, be in compliance with Section 409A of the Code.

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g. “Person” means any individual, corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

h. “Securities Act” means the United States Securities Act of 1933, as amended.

i. “Subsidiary” means, with respect to any Person, (a) any corporation in an unbroken chain of corporations beginning with such Person, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing a majority of the total combined voting power of all classes of stock in one of the other corporations in the chain, (b) any limited partnership, if such Person or any corporation described in item (a) above owns a majority of the general partnership interest and a majority of the limited partnership interests entitled to vote on the removal and replacement of the general partner, and (c) any partnership or limited liability company, if the partners or members thereof are composed only of such Person, any corporation listed in item (a) above or any limited partnership listed in item (b) above. “Subsidiaries” means more than one of any such corporations, limited partnerships, partnerships, or limited liability companies.

4. Vesting; Forfeiture. Awarded Units which have become vested pursuant to the terms of this Section 4 are collectively referred to herein as “Vested Units.” All other Awarded Units are collectively referred to herein as “Unvested Units.”

a. Following the Effective Time, and subject to the occurrence of the Merger, the Awarded Units shall vest in four equal installments, each consisting of one-fourth of the total Awarded Units (each, an “Installment”), with each Installment becoming fully Vested Units independently upon the achievement of the applicable milestone event below:

i. Either (A) The occurrence of a formal meeting (whether conducted in-person or by teleconference) between representatives of the Company or Parent (following the Merger) and the United States Food and Drug Administration (the “FDA”)—before the Company or Parent (following the Merger) submits an Investigational New Drug (“IND”) application to begin conducting human clinical studies—for the purpose of discussing the pre-market pathway to develop a Company or Parent (following the Merger) product candidate for treatment of Sarcopenia or Sarcopenic Obesity, which will be deemed to have occurred upon: (1) the conclusion of such in-person or teleconference meeting with the FDA, as evidenced, in writing, by meeting minutes, a summary memorandum, or other contemporaneous record reflecting the FDA’s material comments, questions, or other feedback to the Company or Parent (following the Merger) regarding the contemplated development plan; or (2) if the FDA provides a Written Response Only (“WRO”) to the Company’s or Parent’s (following the Merger) pre-IND submission regarding the development plan for the applicable Company or Parent (following the Merger) product candidate in lieu of conducting a formal in-person or teleconference meeting, the date of receipt of such written responses by the Company or Parent (following the Merger) or (B) the occurrence of the milestone set forth in Section 4.a.ii;

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ii. The submission by or on behalf of the Company or Parent (following the Merger) to the FDA of an IND application via Form FDA 1571 and all required supplemental documents via their respective FDA forms (e.g., Form FDA 1572, Form FDA 3674, and Form FDA 3454 or 3455, as applicable) in accordance with Section 505(i) of the Federal Food, Drug, and Cosmetic Act and its applicable implementing regulations (collectively, the “FDCA”) with respect to a Company or Parent (following the Merger) product candidate targeting Sarcopenia or Sarcopenic Obesity, which will be deemed achieved upon the Company’s receipt of a written IND acknowledgement letter from the FDA; provided, that, for the avoidance of doubt, in the event that the milestone set forth in this Section 4.a.ii occurs without the occurrence of the milestone set forth in Section 4.a.i.A, the milestone in Section 4.a.i will be deemed achieved pursuant to Section 4.a.i.B upon the occurrence of the milestone set forth in this Section 4.a.ii and two Installments will, without duplication, thus be vested;

iii. Either (A) 30 calendar days after the date on which FDA receives the IND application submitted as described in Section 4.a.ii above, as indicated on the corresponding IND acknowledgement letter FDA issued to the Company or Parent (following the Merger), provided that the Company or Parent (following the Merger) does not receive any notice or correspondence from FDA indicating that the investigations described in the IND application are subject to a “clinical hold” prior to the end of such 30-day period after achievement of the milestone listed in Section 4.a.ii above, or (B) upon the Company’s or Parent’s (following the Merger) receipt of an earlier written notification from FDA that the clinical investigations outlined in the above-referenced IND application may proceed; and

iv. The enrollment of the first human patient diagnosed with Sarcopenia or Sarcopenic Obesity in a Phase 1b/2a clinical trial conducted in the United States (the “Study”) for which such patient meets the eligibility criteria, completed in accordance with (A) the IND application submitted to the FDA by or on behalf of the Company or Parent (following the Merger) in connection with the above-referenced milestone listed in Section 4.a.ii; (B) all applicable laws governing the performance of clinical investigations in the United States, including, but not limited to, the FDCA requirements set forth in 21 CFR parts 50, 56, and/or 312, any other requirements issued by any applicable governmental authority relating to the protection of human subjects or any other aspect relating to the conduct of clinical studies involving human subjects, and any other applicable law relating to the confidentiality, protection, and/or security of identifiable health information; (C) all requirements pertaining to the Study set forth by the applicable Institutional Review Board; and (D) the official written protocol for the Study and the applicable terms and conditions of any clinical trial agreement and/or other agreement between the Company or Parent (following the Merger) and any other party performing any services in relation to the Study, such as a clinical research organization, a Study site or healthcare institution, and/or any clinical investigators.

b. Any Unvested Units shall be immediately forfeited and terminated upon the occurrence of a Cause event that is directly attributable to the actions of the Service Provider. For the avoidance of doubt, no Cause event shall result in the forfeiture or termination of Unvested Units unless such Cause event arises from the direct actions or conduct of the Service Provider. Any remaining Unvested Units that have not been previously forfeited shall be terminated on December 31, 2029.

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5. Delivery of Common Stock; Forfeiture. Subject to the provisions of this Agreement, the Company or Parent (following the Merger) shall convert the Vested Units into the number of whole shares of Common Stock equal to the number of Vested Units and shall deliver to the Grantee or the Grantee’s personal representative a number of shares of Common Stock equal to the number of Vested Units credited to the Grantee solely in the 2029 calendar year and, in no event, later than December 31, 2029. In the event that the Merger Agreement is terminated pursuant to Section 10.1 thereof, all of the Awarded Units shall be automatically forfeited and cancelled for no consideration, without the necessity of action on the part of any party hereto.

6. Who May Receive Common Stock with Respect to Vested Units. The Common Stock received upon conversion of the Vested Units may only be received by the Grantee or its legal representative.

7. Rights as Shareholder. The Grantee will not have any rights as a shareholder with respect to the Awarded Units until the issuance of a certificate or certificates to the Grantee or the registration of such shares of Common Stock in the Grantee’s name. The Awarded Units shall be subject to the terms and conditions of this Agreement. If any dividends or other distributions are paid with respect to the shares of Common Stock underlying the Awarded Units while the Awarded Units are outstanding, (a) the dollar amount or Fair Market Value of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Awarded Units shall be credited to a bookkeeping account and held (without interest) by the Company or Parent (following the Merger) for the account of the Grantee until the date the Awarded Units become Vested Units and are converted and paid; and (b) such dividend equivalents withheld pursuant to clause (a) attributable to any Awarded Units shall be distributed to such Grantee in cash or, at the sole discretion of the Board, in shares of Common Stock having a Fair Market Value equal to the amount of such dividend equivalents, if applicable, upon the date such Awarded Units become Vested Units and are converted and paid. Such dividend equivalents shall be subject to the same vesting and forfeiture provisions as the Awarded Units to which they relate. Any accrued amounts with respect to Unvested Units shall be forfeited upon any forfeiture of the related Unvested Units. If the Awarded Units are issued prior to the Effective Time, the Company may require Grantee to execute a joinder to that certain Stockholders’ Agreement of the Company, dated as of October 15, 2024, in substantially the form attached as an exhibit thereto, pursuant to which, Grantee will agree to be bound by the provisions thereof.

8. No Fractional Shares. Awarded Units may be converted only with respect to full shares, and no fractional share of Common Stock shall be issued.

9. Assignment. Notwithstanding anything to the contrary in this Agreement, the Grantee agrees that it shall not directly assign, transfer, pledge, hypothecate, or otherwise dispose of the Awarded Units or any interest therein without the prior written consent of the Company or Parent (following the Merger); provided, however, that the foregoing restriction shall not apply to any assignment, transfer, pledge, hypothecation, or other disposition of membership interests or other equity interests in the Grantee, which the Grantee may freely assign, transfer, pledge, hypothecate, or otherwise dispose of without the consent of the Company or Parent (following the Merger) or any other party. For the avoidance of doubt, any change in the direct or indirect ownership of the Grantee shall not be deemed an assignment or transfer of the Awarded Units for purposes of this Agreement.

10. The Grantee’s Acknowledgments. The Grantee acknowledges that a copy of this Agreement has been made available for the Grantee’s review by the Company and represents that the Grantee is familiar with the terms and provisions thereof, and hereby accepts the Awarded Units subject to all the terms and provisions thereof.

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11. Adjustment of Number of Awarded Units and Related Matters. The number of shares of Common Stock covered by the Awarded Units shall be subject to adjustment in accordance with the following provisions:

a. Capital Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, rights offering, reorganization, merger, consolidation, split-up, spin-off, split-off, combination, subdivision, repurchase, or exchange of Common Stock or other securities of the Company or Parent (following the Merger), issuance of warrants or other rights to purchase Common Stock or other securities of the Company or Parent (following the Merger), or other similar corporate transaction or event affects the fair value of this award, then the Board shall adjust any or all of the following so that the fair value of this award immediately after the transaction or event is equal to the fair value of this award immediately prior to the transaction or event (i) the number of shares and type of Common Stock (or the securities or property) which thereafter may be made the subject of this Agreement, and (ii) the number of shares and type of Common Stock (or other securities or property) subject to this Agreement; provided, however, that the number of shares of Common Stock (or other securities or property) subject to this Agreement shall always be a whole number. Notwithstanding the foregoing, no such adjustment shall be made or authorized to the extent that such adjustment would cause this Agreement to violate Section 409A of the Code. Such adjustments shall be made in accordance with the rules of any securities exchange, stock market, or stock quotation system to which the Company is subject. Upon the occurrence of any such adjustment, the Company or Parent (following the Merger) shall provide notice to the Grantee of its computation of such adjustment which shall be final, conclusive, and binding upon the Grantee.

b. Liquidation; Dissolution. In case the Company or Parent (following the Merger) shall, at any time while this Agreement shall be in force and remain unexpired, (i) sell all or substantially all of its property, or (ii) dissolve, liquidate, or wind up its affairs, then the Grantee shall be entitled to receive, in lieu of each share of Common Stock of the Company or Parent (following the Merger) which it would have been entitled to receive under this Agreement, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company or Parent (following the Merger). If the Company or Parent (following the Merger) shall, at any time prior to the expiration of this Agreement, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) and an adjustment is determined by the Board to be appropriate to prevent the dilution of the benefits or potential benefits intended to be made available under this Agreement, then the Board shall, in such manner as it may deem equitable, make such adjustment in accordance with the provisions of Section 11(a) above.

c. Change of Control. At the Effective Time, the Awarded Units shall be adjusted as set forth in Section 2.

12. Specific Performance. The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance. The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.

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13. The Grantee’s Representations. Notwithstanding any of the provisions hereof, the Grantee hereby agrees that neither the Company nor Parent (following the Merger) will be obligated to register any shares of Common Stock in the Grantee’s name or issue any shares of Common Stock to the Grantee hereunder, if the issuance of such shares shall constitute a violation by the Grantee or the Company of any provision of any law or regulation of any governmental authority. Any determination by the Company or Parent (following the Merger) under this Section 13 shall be final, binding, and conclusive upon the Grantee and any other Person with any interests hereunder. The obligations of the Company or Parent (following the Merger) and the obligations of the Grantee are subject to all Applicable Laws, rules, and regulations.

14. Investment Representation. Notwithstanding anything herein to the contrary, the Grantee hereby represents and warrants to the Company, that:

a. The Common Stock that will be received upon the conversion of any Awarded Units are acquired for investment purposes only for the Grantee’s own account and not with a view to or in connection with any distribution, re-offer, resale, or other disposition not in compliance with the Securities Act and applicable state securities laws;

b. The Grantee, alone or together with the Grantee’s personal representatives, possesses such expertise, knowledge, and sophistication in financial and business matters generally, and in the type of transactions in which the Company or Parent (following the Merger) proposes to engage in particular, that the Grantee is capable of evaluating the merits and economic risks of acquiring Common Stock upon the conversion of any Vested Units and subsequent holding such Common Stock;

c. The Grantee has had access to all of the information with respect to the Common Stock underlying the Awarded Units that the Grantee deems necessary to make a complete evaluation thereof, and has had the opportunity to question the Company concerning the Awarded Units;

d. The decision of the Grantee to acquire the Common Stock upon the conversion of any Vested Units for investment has been based solely upon the evaluation made by the Grantee;

e. The Grantee understands that the Common Stock underlying the Awarded Units constitutes “restricted securities” under the Securities Act and has not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Grantee’s investment intent as expressed herein. The Grantee further understands that the Common Stock underlying the Awarded Units must be held indefinitely unless it is subsequently registered under the Securities Act or an exemption from such registration is available;

f. The Grantee acknowledges and understands that the Company and Parent (following the Merger) are under no obligation to register the Common Stock underlying the Awarded Units and that the certificates evidencing such Common Stock will be imprinted with a legend which prohibits the transfer of such Common Stock unless it is registered or such registration is not required in the opinion of counsel satisfactory to the Company or Parent (following the Merger) and any other legend required under applicable state securities laws; and

g. The Grantee is an “accredited investor,” as such term is defined in Section 501 of Regulation D promulgated under the Securities Act.

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15. Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

16. Exclusive Forum. Unless the Company or Parent (following the Merger) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Company or Parent (following the Merger), (b) any action asserting a claim of breach of a fiduciary duty owed by the Company or Parent (following the Merger) to the Company or the Company’s stockholders or Parent or Parent’s stockholders (following the Merger), (c) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, this Agreement, or any other agreement between the parties, or (d) any action asserting a claim governed by the internal affairs doctrine. Each party hereby irrevocably submits to the personal jurisdiction of such courts and waives any objection to the laying of venue therein. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17. Claims. The Grantee’s sole remedy for any claim shall be against the Company or Parent (following the Merger), and the Grantee shall not have any claim or right of any nature against any Subsidiary or any shareholder or existing or former director, officer, or employee of the Company, Parent or any Subsidiary.

18. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement, and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

19. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that are set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Grantee against the Company or Parent (following the Merger), whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

20. Entire Agreement. This Agreement supersedes any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter in this Agreement and constitute the only agreements between the parties with respect to the subject matter in this Agreement. All prior negotiations and agreements between the parties with respect to the subject matter in this Agreement are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party regarding the subject matter of this Agreement, which are not embodied in this Agreement and that any agreement, statement, or promise regarding the subject matter of this Agreement that is not contained in this Agreement shall not be valid or binding or of any force or effect. Except for the specific representations expressly made by the Company in this Agreement, the Grantee specifically disclaims that the Grantee is relying upon or has relied upon any communications, promises, statements, inducements, or representation(s) that may have been made, oral or written, regarding the subject matter of this Agreement. The parties represent that they are relying solely and only on their own judgment in entering into this Agreement.

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21. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

22. Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

23. Modification. No change or modification of this Agreement shall be valid or binding upon the parties unless the change or modification is in writing and signed by the parties (electronically or otherwise); provided, however, that the Company or Parent (following the Merger) may change or modify this Agreement without the Grantee’s consent or signature if the Company or Parent (following the Merger) determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.

24. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

25. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

26. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or Parent (following the Merger) or by the Grantee, as the case may be, at the addresses or email addresses (provided that, in the case of email, there is no “bounce-back” email or other automatic indication of non-delivery of such email) set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a. Notice to the Company or Parent (following the Merger) shall be addressed and delivered as follows:

Eos SENOLYTIX, Inc.

2710 Reed Road, Suite 160

Houston, TX 77051

Attention: Kevin Slawin

Email: kslawin@eossenolytix.com

b. Notice to the Grantee shall be addressed and delivered as follows:

RCM Eos RSU HOLDINGS LLC

2710 Reed Road, Suite 160

Houston, TX 77051

Attention: Kevin Slawin

Email: kslawin@eossenolytix.com

27. Clawback. The Grantee acknowledges, understands and agrees, with respect to any shares of Common Stock delivered to the Grantee (or registered in the Grantee’s name) pursuant to this Agreement, that such shares of Common Stock shall be subject to recovery by the Company or Parent (following the Merger), and the Grantee shall be required to repay such shares of Common Stock, in accordance with the Company’s or Parent’s (following the Merger) clawback policy, as in effect from time to time. The Grantee further acknowledges, understands, and agrees that the Board retains the right to modify the applicable clawback policy at any time.

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28. Tax Requirements. The Grantee is hereby advised to consult immediately with the Grantee’s own tax advisor regarding the tax consequences of this Agreement. The Grantee acknowledges and agrees that the Grantee shall be solely responsible for withholdings and payment of any and all federal, state, local, or other taxes required to be withheld or paid in connection with this award.

29. Section 409A. It is intended that this Agreement be exempt from (or if not exempt, comply with) the provisions of Section 409A of the Code so as to not subject the Grantee to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions. The Grantee agrees to cooperate in good faith with the Company or Parent (following the Merger) in connection with any restructuring, modification, or amendment of this Agreement or the Awarded Units that the Company or Parent (following the Merger) reasonably determines is necessary or advisable to achieve or maintain compliance with, or exemption from, Section 409A of the Code, including without limitation executing any documents, instruments, or agreements reasonably requested by the Company or Parent (following the Merger) in connection therewith; provided, however, that no such restructuring, modification, or amendment shall materially reduce the economic value of the Awarded Units to the Grantee without the Grantee’s prior written consent.

30. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, the Grantee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company or Parent (following the Merger) may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Company or Parent (following the Merger). Electronic delivery may be via the Company’s or Parent’s (following the Merger) electronic mail system or by reference to a location on the Company’s or Parent’s (following the Merger) intranet or third-party website to which the Grantee has access. The Grantee hereby consents to any and all procedures the Company or Parent (following the Merger) has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may be required to deliver and further agrees that the Grantee’s electronic signature is the same as, and shall have the same force and effect as, the Grantee’s manual signature.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned parties have executed this Agreement, effective as of the date first set forth above.

COMPANY:

EOS SENOLYTIX, Inc.

By:
Name:	Kevin Slawin
Title:	Chief Executive Officer

GRANTEE:

RCM EOS RSU HOLDINGS LLC

By:
Name:	Kevin Slawin
Title:

[Signature Page to CEO RSUs]

PART II

INFORMATION NOT REQUIRED IN PROXY STATEMENT/PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”), authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 of the DGCL permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 of the DGCL provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145 of the DGCL.

Pulmatrix has adopted provisions in the Pulmatrix Charter and the Pulmatrix Bylaws that limit or eliminate the personal liability of its directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to Pulmatrix or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to Pulmatrix or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

●	any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Pulmatrix Bylaws provide that:

●	Pulmatrix will indemnify its directors, officers and, in the discretion of the Pulmatrix board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

●	Pulmatrix will advance all expenses, including attorneys’ fees, to its directors and officers and, in the discretion of the Pulmatrix board of directors, any or all expenses to certain employees, in connection with legal proceedings relating to their service for or on behalf of Pulmatrix, subject to certain limitations.

Pulmatrix also maintains general liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Under the Merger Agreement, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Pulmatrix and Merger Sub agreed to indemnify and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement, or who becomes prior to the Effective Time, a director or officer of Pulmatrix or Eos, respectively, against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified officer or director is or was a director or officer of Pulmatrix or of Eos, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. From and after the Effective Time, Pulmatrix and the Combined Company will also fulfill Pulmatrix’s and Eos’s indemnity obligations, respectively, to each person who is, has been, or who becomes prior to the Effective Time, a director or officer of Pulmatrix or Eos.

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From and after the Effective Time, Pulmatrix will maintain director and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially available terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Pulmatrix. In addition, Pulmatrix will purchase at its sole expense, prior to the Effective Time, a six year “tail policy” for the non-cancelable extension of the directors’ and officers’ liability coverage of Pulmatrix’s existing directors’ and officers’ insurance policies from and after the Effective Time. Eos will in good faith cooperate with Pulmatrix prior to the Effective Time with respect to the procurement of such tail policy.

Item 21.	Exhibits and Financial Statement Schedules

(a)	Exhibit Index

A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated herein by reference.

(b)	Financial Statements

The financial statements filed with this registration statement on Form S-4 are set forth on the Financial Statement Index and is incorporated herein by reference.

Item 22.	Undertakings

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

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(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(9)	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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Exhibit Number	Description
2.1†*	Agreement and Plan of Merger, dated as of March 26, 2026, by and among Pulmatrix, Inc., PUOS Merger Sub, Inc., and Eos SENOLYTIX, Inc. (included as Annex A to this proxy statement/prospectus and incorporated herein by reference).
3.1*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Pulmatrix (included as Annex B to this proxy statement/prospectus and incorporated herein by reference).
3.2*	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Pulmatrix (included as Annex C to this proxy statement/prospectus and incorporated herein by reference).
3.3*	Amended and Restated Certificate of Incorporation of Eos SENOLYTIX, Inc., filed with the Secretary of State of the State of Delaware on April 29, 2026.
3.4*	Bylaws of Eos SENOLYTIX, Inc.
3.5	Amended and Restated Certificate of Incorporation of Pulmatrix, as amended through June 15, 2015 (incorporated by reference to Exhibit 3.1 to Pulmatrix, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36199) filed with the SEC on August 14, 2015).
3.6	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Pulmatrix, Inc., dated as of June 5, 2018 (incorporated by reference to Exhibit 3.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on June 7, 2018).
3.7	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Pulmatrix, Inc., dated as of February 5, 2019 (incorporated by reference to Exhibit 3.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on February 6, 2019).
3.8	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Pulmatrix, Inc., dated as of February 28, 2022 (incorporated by reference to Exhibit 3.7 to Pulmatrix, Inc.’s Annual Report on Form 10-K (File No. 001-36199) filed with the SEC on March 29, 2022).
3.9	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to Pulmatrix, Inc.’s Current Report on Form 8-K/A (File No. 001-36199) filed with the SEC on December 17, 2021).
3.10	Certificate of Correction to the Certificate of Designation, filed December 16, 2021 (incorporated by reference to Exhibit 3.2 to Pulmatrix, Inc.’s Current Report on Form 8-K/A (File No. 001-36199) filed with the SEC on December 17, 2021).
3.11	Restated Bylaws of Pulmatrix, Inc., as amended through June 15, 2015 (incorporated by reference to Exhibit 3.2 to Pulmatrix, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36199) filed with the SEC on August 14, 2015).
3.12	Amendment to the Restated Bylaws of Pulmatrix, Inc., dated as of April 28, 2022 (incorporated by reference to Exhibit 3.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on April 29, 2022).
3.13	Amendment to the Restated Bylaws of Pulmatrix, Inc., dated as of February 11, 2025 (incorporated by reference to Exhibit 3.1 to Pulmatrix’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on February 14, 2025).
3.14	Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock, filed on March 26, 2026 (incorporated by reference to Exhibit 3.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on March 27, 2026).
4.1	Form of Specimen Stock Certificate (incorporated by reference to Exhibit 4.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on June 16, 2015).
4.2	Form of Warrant, dated as of July 9, 2020 (incorporated by reference to Exhibit 4.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on July 9, 2020).
4.3	Form of Common Stock Purchase Warrant, dated December 17, 2021 (incorporated by reference to Exhibit 4.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on December 15, 2021).
4.4	Form of Placement Agent Warrant dated December 17, 2021 (incorporated by reference to Exhibit 4.2 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on December 15, 2021).

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Exhibit Number	Description
4.5	Form of Placement Agent Warrant dated February 16, 2021 (incorporated by reference to Exhibit 4.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on February 16, 2021).
4.6	Description of Securities (incorporated by reference to Exhibit 4.21 to Pulmatrix, Inc.’s Annual Report on Form 10-K (File No. 001-36199) filed with the SEC on March 29, 2022).
5.1**	Opinion of Haynes and Boone, LLP, counsel to Pulmatrix, Inc.
10.1*	Form of Lock-Up Agreement (included as Annex E to this proxy statement/prospectus and incorporated herein by reference).
10.2	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.3 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on November 13, 2024).
10.3#	Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on June 16, 2015).
10.4#	Pulmatrix, Inc. 2003 Employee, Director and Consultant Stock Plan (incorporated by reference to Exhibit 99.2 to Pulmatrix, Inc.’s Registration Statement on Form S-8 (File No. 333-205752) filed with the SEC on July 20, 2015).
10.5#	Pulmatrix, Inc. 2003 Employee, Director and Consultant Stock Plan (incorporated by reference to Exhibit 99.3 to Pulmatrix, Inc.’s Registration Statement on Form S-8 (File No. 333-205752) filed with the SEC on July 20, 2015).
10.6#	First Amendment to the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan, dated as of June 5, 2018 (incorporated by reference to Exhibit 10.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on June 7, 2018).
10.7#	Second Amendment to the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan, dated March 11, 2019 (incorporated by reference to Exhibit 99.3 to Pulmatrix, Inc.’s Registration Statement on Form S-8 (File No. 333-231935) filed with the SEC on June 4, 2019).
10.8#	Third Amendment to the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan, dated as of September 6, 2019 (incorporated by reference to Exhibit 10.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on June 9, 2019).
10.9#	Amended and Restated Employment Agreement, dated June 28, 2019, by and between the Company and Teofilo Raad (incorporated by reference to Exhibit 10.1 to Pulmatrix, Inc.’s Annual Report on Form 10-K/A (File No. 001-36199) filed with the SEC on June 28, 2019).
10.10	Consulting Agreement, dated November 30, 2021, by and between Pulmatrix, Inc. and Danforth Advisors, LLC (incorporated by reference to Exhibit 10.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on April 14, 2022).

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Exhibit Number	Description
10.11#	Amendment No. 3 to Consulting Agreement, dated as of July 15, 2024, by and between Pulmatrix, Inc. and Danforth Advisors, LLC (incorporated by reference to Exhibit 10.2 of Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on June 19, 2024).
10.12#	Letter Agreement, dated January 6, 2024, by and between Teofilo Raad and the Company (incorporated by reference to Exhibit 10.2 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on January 8, 2024).
10.13#	General Release and Severance Agreement, dated as of July 19, 2024, by and between Pulmatrix, Inc. and Teofilo Raad (incorporated by reference to Exhibit 10.1 of Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on June 19, 2024).
10.14#	Letter Agreement, dated as of July 15, 2024, by and between Pulmatrix, Inc. and Peter Ludlum (incorporated by reference to Exhibit 10.3 of Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on June 19, 2024).
10.15††	License, Development and Commercialization Agreement, dated June 9, 2017, by and between Pulmatrix, Inc. and Respivert Ltd. (incorporated by reference to Exhibit 10.1 to Pulmatrix, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36199) filed with the SEC on August 4, 2017).
10.16	Development and Commercialization Agreement, dated as of April 15, 2019, by and between Cipla Technologies, LLC and Pulmatrix, Inc. (incorporated by reference to Exhibit 10.4 to Pulmatrix, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36199) filed with the SEC on August 5, 2019).
10.17††	Second Amendment to Development and Commercialization Agreement, dated as of November 8, 2021, by and between Cipla Technologies, LLC and Pulmatrix, Inc. (incorporated by reference to Exhibit 10.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on November 9, 2021).
10.18†	Third Amendment to the Development and Commercialization Agreement, dated as of January 6, 2024, by and among Pulmatrix, Inc., Pulmatrix Operating Company, Inc., and Cipla Technologies LLC (incorporated by reference to Exhibit 10.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on January 8, 2024).
10.19	License, Development and Commercialization Agreement, by and between Pulmatrix, Inc. and Johnson & Johnson Enterprise Innovation, Inc., dated as of December 26, 2019 (incorporated by reference to Exhibit 10.13 to Pulmatrix, Inc.’s Annual Report on Form 10-K (File No. 001-36199) filed with the SEC on March 26, 2020).
10.20	Form of Letter Agreement, dated as of July 9, 2020 (incorporated by reference to Exhibit 10.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on July 9, 2020).
10.21	Form of Securities Purchase Agreement, dated as of December 15, 2021, by and between Pulmatrix, Inc. and the purchaser parties thereto (incorporated by reference to Exhibit 10.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on December 15, 2021).
10.22	Form of Securities Purchase Agreement, dated as of February 11, 2021, by and between Pulmatrix, Inc. and the purchaser parties thereto (incorporated by reference to Exhibit 10.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on February 16, 2021).
10.23	Bill of Sale and Assignment Agreement, dated as of May 28, 2024, by and between Pulmatrix, Inc. and MannKind Corporation (incorporated by reference to Exhibit 10.4 to Pulmatrix, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36199) filed with the SEC on August 13, 2024).
10.24	Intellectual Property Cross License Agreement, dated as of May 28, 2024, by and between Pulmatrix, Inc. and MannKind Corporation (incorporated by reference to Exhibit 10.5 to Pulmatrix, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36199) filed with the SEC on August 13, 2024).
10.25	Master Services Agreement, dated as of May 28, 2024, by and between Pulmatrix, Inc. and MannKind Corporation (incorporated by reference to Exhibit 10.6 to Pulmatrix, Inc.’s Quarterly Report on Form 10-Q (File No. 001-36199) filed with the SEC on August 13, 2024).
10.26	Form of Securities Purchase Agreement, dated as of March 26, 2026, by and between the Company and the investor named therein (incorporated by reference to Exhibit 10.1 to Pulmatrix, Inc.’s Current Report on Form 8-K (File No. 001-36199) filed with the SEC on March 27, 2026).

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Exhibit Number	Description
10.27*	Form of Voting Agreement (included as Annex F to this proxy statement/prospectus and incorporated herein by reference).
10.28*	License and Services Agreement, dated February 9, 2026, by and between SENOTHERAPEUTIX, Inc. and Eos SENOLYTIX, Inc.
10.29*	Amended and Restated Securities Purchase Agreement, effective as of April 9, 2026, by and between Eos SENOLYTIX, Inc. and RCM Eos HOLDINGS, LLC.
10.30*	License Agreement, dated April 1, 2026, by and between K2 Biolabs, Inc. and Eos SENOLYTIX, Inc.
10.31*	Stockholders’ Agreement, dated October 15, 2024, by and among Eos SENOLYTIX, Inc. and the other parties from time to time party thereto.
10.32*	Form of Subscription Agreement and Investor Questionnaire relating to the Series A Preferred Financing, including the Form of Warrant Agreement attached as an exhibit thereto.
10.33*	Form of Eos SENOLYTIX, Inc. CEO RSU (included as Annex I to this proxy statement/prospectus and incorporated herein by reference)
10.34	Termination Agreement, dated June 29, 2026, by and among Pulmatrix, Inc., EOS Senolytix, Inc. and Senotherapeutix, Inc.
21.1	List of Subsidiaries of Pulmatrix, Inc. (incorporated by reference to Exhibit 21.1 to Pulmatrix, Inc.’s Annual Report on Form 10-K (File No. 001-36199) filed with the SEC on March 28, 2024).
23.1*	Consent of Stephano Slack LLC, independent registered public accounting firm of Eos SENOLYTIX, Inc.
23.2*	Consent of CBIZ CPAs P.C., independent registered public accounting firm of Pulmatrix, Inc.
23.3*	Consent of Marcum LLP, former independent registered public accounting firm of Pulmatrix, Inc.
23.4**	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).
24.1*	Power of Attorney (included on the signature page attached hereto).
99.1*	Consent of Kevin Slawin to serve as a director of Pulmatrix, Inc., to be renamed Eos SENOLYTIX, Inc.
99.2*	Consent of Frank McGuyer to serve as a director of Pulmatrix, Inc., to be renamed Eos SENOLYTIX, Inc.
99.3*	Consent of Jerold Winograd to serve as a director of Pulmatrix, Inc., to be renamed Eos SENOLYTIX, Inc.
99.4*	Consent of Ralph Mack to serve as a director of Pulmatrix, Inc., to be renamed Eos SENOLYTIX, Inc.
99.5*	Consent of Gemini Valuation Services, LLC.
99.6**	Form of Proxy Card for the Special Meeting of Pulmatrix (included as Annex J to this proxy statement/prospectus and incorporated herein by reference).
101.INS*	Inline XBRL Instance Document
101.SCH*	Inline XBRL Taxonomy Extension Schema Document
101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	Inline XBRL Taxonomy Presentation Linkbase Document
104*	Cover Page Interactive Data File. Formatted in Inline XBRL and contained in exhibit 101.
107*	Filing Fee Table.

†	The annexes, schedules, and certain exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Pulmatrix hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

††	Portions of this exhibit (indicated by asterisks) have been omitted in accordance with the rules of the SEC.

#	Indicates a management contract or compensatory plan.

*	Filed herewith.

**	To be filed by amendment.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 9th day of July, 2026.

PULMATRIX, INC.

By:	/s/ Peter Ludlum
Name:	Peter Ludlum
Title:	Interim Chief Executive Officer and Interim Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Ludlum as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated. Pursuant to the requirements of the Securities Act, this report has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Peter Ludlum	Interim Chief Executive Officer and Interim Chief Financial Officer (Principal Executive, Financial and Accounting Officer)	July 9, 2026
Peter Ludlum

/s/ Michael J. Higgins	Chairman and Director	July 9, 2026
Michael J. Higgins

/s/ Anand Varadan	Director	July 9, 2026
Anand Varadan

/s/ Richard Batycky	Director	July 9, 2026
Richard Batycky

/s/ Christopher Cabell	Director	July 9, 2026
Christopher Cabell

/s/ Todd Bazemore	Director	July 9, 2026
Todd Bazemore

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